As filed with the Securities and Exchange Commission on June
7
, 2023.
Registration
No. 333-269760

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.
4
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIGCAPITAL5, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-1728920
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1731 Embarcadero Rd., Suite 200
Palo Alto,
CA
94303
Telephone: (650)
276-7040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Raluca Dinu
Chief Executive Officer
1731 Embarcadero Rd., Suite 200
Palo Alto,
CA
94303
Telephone: (650)
276-7040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman John F. Maselli Elena Nrtina DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, California 94105 Tel: (415) 615-6035	Dr. John C. Klock Chief Executive Officer QT Imaging, Inc. 3 Hamilton Landing, Suite 160 Novato, CA 94949 Tel: (415) 842-7250	Andrew J. Sherman Rodger D. Moss Jr. Brown Rudnick LLP 601 Thirteenth Street NW Suite 600 Washington, DC 20005 Tel: (202) 536-1700	Karen P. Ramdhanie Brown Rudnick LLP 7 Times Square New York, NY 10036 Tel: (212) 209-4800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 7, 2023.

GIGCAPITAL5, INC.

1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303

PRELIMINARY PROXY STATEMENT FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

PROSPECTUS FOR 14,807,937 SHARES OF COMMON STOCK OF GIGCAPITAL5, INC.

(WHICH WILL BE RENAMED QT IMAGING HOLDINGS, INC.)

On December 8, 2022, GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which, and subject to the approval of the stockholders of GigCapital5, Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Merger (the “Closing”), GigCapital5, which will be renamed “QT Imaging Holdings, Inc.”, will be referred to as the “Combined Company.”

Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of QT Imaging, par value $0.001 per share (the “QT Imaging Common Stock”) (excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of common stock, par value $0.0001 per share, of the Combined Company (the “Combined Company Common Stock”) calculated based on the Exchange Ratio (as defined below) and (B) the contingent right to receive a portion of additional shares of Combined Company Common Stock (“Merger Consideration Earnout Shares”) based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined in the Business Combination Agreement) divided by (b) the QT Imaging Fully Diluted Capital Stock (as defined in the Business Combination Agreement). In addition, at the Effective Time, certain warrants of QT Imaging to purchase QT Imaging Common Stock will be converted into a warrant to acquire a number of shares of Combined Company Common Stock at an adjusted exercise price per share.

The GigCapital5 public units are comprised of one share of common stock, par value $0.0001 per share, of GigCapital5 (“GigCapital5 Common Stock”), which following the Closing will constitute one share of Combined Company Common Stock, and one GigCapital5 warrant to purchase shares of GigCapital5 Common Stock, which following the Closing will constitute one Combined Company warrant to purchase shares of Combined Company Common Stock. The GigCapital5 Common Stock are currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 public units and the warrants trade at the OTC Markets Group Inc. under the symbols “GIA.U” and “GIA.WS,” respectively. We intend to apply for listing of the Combined Company Common Stock and the warrants of the Combined Company on Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, upon the Closing.

Only holders of record of GigCapital5 Common Stock, at the close of business on [●], 2023 (the “Record Date”), are entitled to notice of the Stockholders’ Meeting (as defined below) and the right to vote and have their votes counted at the Stockholders’ Meeting and any adjournments of the Stockholders’ Meeting.

In connection with the execution of the Business Combination Agreement, GigCapital5 may enter into agreements with investors for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more subscription agreements (all such subscription agreements, collectively (the “PIPE Subscription Agreements”) on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000.

The total number of shares of the Combined Company Common Stock outstanding at the Closing (and each Combined Company stockholder’s relative ownership levels) will be affected by the number of shares of GigCapital5 Common Stock that are redeemed by GigCapital5 public stockholders pursuant to their redemption rights under GigCapital5’s Amended and Restated Certificate of Incorporation, dated as of September 23, 2021 and as amended on September 23, 2022 and further amended on March 28, 2023, in connection with the Business Combination (the “Redemption Rights”).

The table below shows the relative ownership levels of holders of Combined Company Common Stock following the proposed Business Combination under varying redemption scenarios (after giving effect to the election in each of September 2022 and March 2023 of GigCapital5’s public stockholders to partially redeem their shares of GigCapital5 Common Stock pursuant to their Redemption Rights and not including additional dilutive issuances of securities from the exercise of warrants or the issuance of Merger Consideration Earnout Shares).

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming 50% Redemptions into Cash)		Scenario 3 (Assuming 75% Redemptions into Cash)		Scenario 4 (Assuming Maximum Redemptions into Cash)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and insiders	6,545,000	24.2%	6,545,000	25.6%	6,545,000	26.4%	6,545,000	27.2%
Former holders of QT Equity
Securities and holders of Aggregate Excess QT Imaging Transaction Expenses Shares	14,940,891	55.1%	14,940,891	58.3%	14,940,891	60.1%	14,940,891	62.0%
PIPE Investors	2,600,000	9.6%	2,600,000	10.2%	2,600,000	10.5%	2,600,000	10.8%

Pro Forma Combined Company
Common Stock at Closing	27,104,892	100%	25,595,391	100%	24,840,641	100%	24,085,891	100%

Upon the Closing, the Combined Company will not be a “controlled company” as defined under the relevant Nasdaq listing rules.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the 2023 annual meeting of the stockholders (the “Stockholders’ Meeting”), including following any adjournments or postponements of the Stockholders’ Meeting. Information about the Stockholders’ Meeting, the proposed Business Combination and other related business to be considered by our stockholders at the Stockholders’ Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend, we urge you to read this proxy statement/prospectus, in its entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of GigCapital5, you should keep in mind that the directors and officers of GigCapital5, as well as its largest stockholder, GigAcquisitions5, LLC (the “Sponsor”), have interests in the Business Combination that are different from or in addition to, or which may conflict with, your interests as a stockholder. See the section of the attached proxy statement/prospectus entitled “Meeting of GigCapital5 Stockholders — Recommendation of GigCapital5 Board of Directors” beginning on page 181 for a discussion of these considerations. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 65 of the attached proxy statement/prospectus.

GigCapital5’s board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that GigCapital5’s stockholders vote “FOR” the adoption and approval of the Business Combination Agreement and the other matters to be considered at the Stockholders’ Meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2023, and is expected to be first mailed or otherwise delivered to GigCapital5 stockholders on or about [●], 2023.

GIGCAPITAL5, INC.

1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303

Dear Stockholder:

On December 8, 2022, GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Merger (the “Closing”), GigCapital5, which will be renamed “QT Imaging Holdings, Inc.,” will be referred to as the “Combined Company.”

Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of QT Imaging ( the “QT Imaging Common Stock”) (including shares issued upon the exercise or conversion of options to purchase shares of QT Imaging Common Stock that are outstanding as of immediately prior to the Effective Time (the “QT Imaging Options”), warrants of QT Imaging to purchase QT Imaging Common Stock (the “QT Imaging Warrants”) and convertible notes of QT Imaging (the “QT Imaging Convertible Notes”), but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares (the “Per Share Merger Consideration”) of common stock, par value $0.0001 per share, of GigCapital5 (the “GigCapital5 Common Stock”) calculated based on the Exchange Ratio (as defined below) and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined below) divided by (b) the QT Imaging Fully Diluted Capital Stock (as defined below).

The “Aggregate Closing Merger Consideration” means a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i)(A) the sum of (I) $151,000,000, plus (II) the sum of the exercise prices of all In-the-Money Company Warrants (as defined in the Business Combination Agreement), plus (III) the cash of QT Imaging as of immediately prior to the Effective Time (the “QT Imaging Closing Cash”), plus (IV) the transaction expenses of QT Imaging which it will have paid prior to the close of business on the business day immediately preceding the Closing (the “Paid QT Imaging Transaction Expenses”), minus (B) the debt of QT Imaging as of immediately prior to the Effective Time after conversion of any QT Imaging Convertible Notes that are being converted into shares of QT Imaging Common Stock immediately prior to the Effective Time in accordance with the terms of such convertible notes (the “Converting Notes”), and which debt of QT Imaging will not exceed $4,000,000 (the total of the dollar amounts set forth in (a)(i), the “Aggregate Closing Merger Consideration Value”); divided by (ii) $10.00; minus (b) a number of shares of GigCapital5 Common Stock equal to the quotient of (i) the amount of transaction expenses of QT Imaging incurred by or on its behalf in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the transactions that the Business Combination Agreement contemplates (the “QT Imaging Transaction Expenses”), in excess of $4,000,000, if any, divided by (ii) $10.00, and rounded up to the nearest whole share, and will include all shares to be issued to two entities providing services to QT Imaging as partial payment of the QT Imaging Transaction Expenses for such entities (the number of shares set forth in (b), the “Aggregate Excess QT Imaging Transaction Shares”).

The “QT Imaging Fully Diluted Capital Stock” means, without duplication, the sum of (a) the aggregate number of shares of QT Imaging Common Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of the QT Imaging Options, the QT

Imaging Warrants and the QT Imaging Convertible Notes, in each case immediately prior to the Effective Time, but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury), and (b) the aggregate number of shares of QT Imaging Common Stock issuable upon full exercise, exchange or conversion of all In-the-Money Company Warrants outstanding as of immediately prior to the Effective Time and that will become an Assumed Warrant (the “In-the-Money Company Warrant Shares”). The “Assumed Warrants” are the In-the-Money Company Warrants that are not exercised and exchanged prior to the Effective Time but are instead, without any action on the part of the holder thereof and in accordance with the provisions of such In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share. The QT Imaging Common Stock, the In-the-Money Company Warrants, the In-The-Money Company Warrant Shares and the shares issued pursuant to the conversion of the Converting Notes (the “QT Imaging Convertible Notes Shares”) will constitute the “QT Imaging Equity Securities”.

In addition, at the Effective Time, GigCapital5 will assume the Assumed Warrants.

Further, prior to the Effective Time, QT Imaging will in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each QT Imaging Option, whether vested or unvested, including by payment or in accordance with the terms of the QT Imaging, Inc. 2021 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time (the “QT Imaging Option Plan”), without any conversion of such QT Imaging Options, and no payment or distribution will be made, and the holder of any QT Imaging Options will cease to have any rights, with respect to such QT Imaging Options.

GigAcquisitions5, LLC (the “Sponsor”) has agreed to vote its shares of GigCapital5 Common Stock, issued to it prior to GigCapital5’s initial public offering (the “GigCapital5 IPO,” and such shares, the “Founder Shares”), as well as the shares of GigCapital5 Common Stock that are a part of units purchased in a private placement simultaneous to the GigCapital5 IPO, and any Public Shares (as defined below) purchased during or after the GigCapital5 IPO, in favor of the proposed Business Combination.

In connection with the execution of the Business Combination Agreement, GigCapital5 may enter into agreements with investors (the “PIPE Investors”) for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more subscription agreements (all such subscription agreements, collectively (the “PIPE Subscription Agreements”) on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000 (the “PIPE Investment Amount”).

Our public units (the “GigCapital5 Units”) are comprised of one share of GigCapital5 Common Stock (the “Public Shares”) and one GigCapital5 warrant (the “Warrants”) to purchase shares of GigCapital5 Common Stock. The GigCapital5 Common Stock are currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and the Warrants trade at the OTC Markets Group Inc. (the “OTC”) under the symbols “GIA.U” and “GIA.WS,” respectively. We intend to apply for the listing of the common stock of the Combined Company (the “Combined Company Common Stock”) and the warrants of the Combined Company on Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, upon the Closing.

As of [●], 2023, the closing price on Nasdaq of the closing price of the Public Shares was $[●] per share, and on the OTC the closing price of the GigCapital5 Units was $[●] per unit, and the closing price of the Warrants was $[●] per warrant.

At the 2023 annual meeting of the stockholders of GigCapital5 (the “Stockholders’ Meeting”), the GigCapital5 stockholders will vote on a proposal to approve the Business Combination Agreement (the “Business Combination Proposal”) and other proposals described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to carefully read and consider.

Pursuant to the Amended and Restated Certificate of Incorporation of GigCapital5, dated as of September 23, 2021 and as amended on September 23, 2022 and further amended on March 28, 2023 (the “Existing Charter”), we are providing our public stockholders with the right to demand that GigCapital5 redeem (the “Redemption Rights”), upon the Closing, shares of GigCapital5 Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), calculated as of two business days prior to the consummation of the Merger (including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay its taxes). For illustrative purposes, based on the balance of the Trust Account of $[●] as of [●], 2023, the estimated per share redemption price would have been approximately $[●]. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of shares of GigCapital5 Common Stock, together with any affiliate of the holder or any other person with whom the holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking Redemption Rights with respect to more than 15% of the aggregate number of shares of GigCapital5 Common Stock outstanding without the consent of GigCapital5. Accordingly, all shares of GigCapital5 Common Stock in excess of 15% held by a holder of shares of GigCapital5 Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of GigCapital5. We have no specified maximum redemption threshold under our Existing Charter, other than the aforementioned 15% threshold. Each redemption of shares of GigCapital5 Common Stock by our Public Stockholders will reduce the amount in the Trust Account.

After giving effect to the proposed Business Combination (assuming no Public Shares of GigCapital5 have been redeemed and no GigCapital5 Warrants have been exercised), we expect that there will be approximately 27,104,892 shares of the Combined Company Common Stock consisting of (i) 14,940,891 shares issued in the aggregate to holders of QT Imaging securities (after giving effect to the net exercise or conversion of (A) the In-the-Money Company Warrants that are not Assumed Warrants and (B) the Converting Notes) and as the Aggregate Excess QT Imaging Transaction Shares (ii) 3,019,001 shares held by GigCapital5’s Public Stockholders, (iii) 15,000 shares in the aggregate held by GigCapital5’s Treasurer and Chief Financial Officer, Brad Weightman, and Interest Solutions, LLC, an affiliate of ICR, LLC, an investor relations firm providing services to GigCapital5 (“ICR”), [and] (iv) 6,530,000 shares held by the Sponsor [and (ii) up to 2,600,000 shares held by PIPE Investors pursuant to PIPE Subscription Agreements.]

Pursuant to the terms of the Existing Charter, in no event will we redeem shares of GigCapital5 Common Stock in an amount that would result in our failure to have net tangible assets of at least $5,000,001 after giving effect to the redemptions of shares of GigCapital5 Common Stock by the public stockholders, including as of the time either immediately prior to or upon the Closing.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Stockholders’ Meeting (including following any adjournments or postponements of the Stockholders’ Meeting). Information about the Stockholders’ Meeting, the proposed Business Combination and other related business to be considered by our stockholders at the Stockholders’ Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Stockholders’ Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the annexes and the accompanying financial statements of GigCapital5 and QT Imaging, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 65 of the attached proxy statement/prospectus.

After careful consideration, GigCapital5’s board of directors (the “GigCapital5 Board”) has determined that the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal (each as defined in the accompanying proxy statement/prospectus) are fair to and in the best interests of GigCapital5 and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Board Classification Charter Proposal, “FOR” the Additional Charter Amendments in Connection with the Business

Combination Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented at the Stockholders’ Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. In addition, in accordance with the Business Combination Agreement, the parties to the Business Combination Agreement are also requiring the affirmative vote of holders of a majority of the shares of GigCapital5 Common Stock then outstanding, voting together as a single class, for the approval of the Board Classification Charter Proposal and the Additional Charter Amendments in Connection with the Business Combination Proposal. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting.

As of [●], 2023, the record date for the Stockholders’ Meeting (the “Record Date”), the Sponsor was entitled to vote an aggregate of 6,530,000 shares of GigCapital5 Common Stock. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. The Sponsor has agreed to vote its shares of GigCapital5 Common Stock in favor of each of the proposals presented at the Stockholders’ Meeting. The Sponsor, GigCapital5 independent directors and certain of the Supporting QT Imaging Stockholders (as defined in the accompanying proxy statement/prospectus) and other stockholders of QT Imaging have, subject to limited exceptions, agreed to a lock-up following the Closing on their respective shares of Combined Company Common Stock which they already hold or will receive, pursuant to which such parties will not transfer shares of Combined Company Common Stock held by such parties for 180 days following the Closing subject to certain exceptions. The Sponsor has also agreed to a lock-up on the shares of stock that are a constituent part of its Private Placement Units, pursuant to which the Sponsor will not transfer such shares of stock for 180 days following the Closing subject to certain exceptions.

Your vote is very important. Whether or not you plan to attend the Stockholders’ Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Stockholders’ Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Stockholders’ Meeting. Unless waived by the parties to the Business Combination Agreement, consummation of the proposed Business Combination is conditioned on the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. If we fail to obtain the requisite stockholder approval for any of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal at the Stockholders’ Meeting, we will not satisfy the conditions to Closing set forth in the Business Combination Agreement and we may be prevented from closing the proposed Business Combination. The proposed Business Combination is not conditioned on approval of the Adjournment Proposal.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Stockholders’ Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholders’ Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Stockholders’ Meeting. If you are a stockholder of record and you attend the Stockholders’ Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT GIGCAPITAL5 REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST

ACCOUNT AND TENDER YOUR SHARES TO GIGCAPITAL5’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE STOCKHOLDERS’ MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE PROPOSED BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY SHARES YOU TENDERED FOR REDEMPTION WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I would like to thank you for your support of GigCapital5 and look forward to a successful completion of the proposed Business Combination.

Sincerely,

Dr. Raluca Dinu
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2023, and is expected to be first mailed or otherwise delivered to GigCapital5 stockholders on or about [●], 2023.

GIGCAPITAL5, INC.

1731 Embarcadero Rd., Suite 200, Palo Alto, California, 94303

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2023

TO THE STOCKHOLDERS OF GIGCAPITAL5, INC.:

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of the stockholders of GigCapital5, Inc., a Delaware corporation (“GigCapital5”), will be held at [●] Eastern Time, on [●], 2023, in virtual format (the “Stockholders’ Meeting”). You are cordially invited to attend the Stockholders’ Meeting, which will be held for the following purposes:

(1)    The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of December 8, 2022 (the “Business Combination Agreement”), by and among GigCapital5, QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), and QT Imaging, Inc., a Delaware corporation (“QT Imaging”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection with the Business Combination Agreement, the “Business Combination”). Following the closing of the Merger (the “Closing”), GigCapital5, which will be renamed “QT Imaging Holdings, Inc.” will be referred to as the “Combined Company.” A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A (the “Business Combination Proposal”);

(2)    The Board Classification Charter Proposal-To provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

(3)    The Additional Charter Amendments in Connection with the Business Combination Proposal-To consider and vote upon two proposals to adopt the proposed Second Amended and Restated Certificate of Incorporation of GigCapital5 (the “Proposed Charter”), in the form attached hereto as Annex B (the “Additional Charter Amendments in Connection with the Business Combination Proposal”);

(4)    The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the board of directors of the Combined Company (the “Combined Company Board”) until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors; the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors; and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors; and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(5)     The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq: (i) the issuance of shares of GigCapital5 Common Stock to QT Imaging stockholders pursuant to the Business Combination Agreement[; and (ii) the issuance of up to 2,600,000 shares of GigCapital5 Common Stock to PIPE Investors pursuant to PIPE Subscription Agreements] (the “Nasdaq Proposal”);

(6)     The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the QT Imaging Holdings, Inc. 2023 Equity Incentive Plan attached to this proxy statement/prospectus as Annex G (the “Equity Incentive Plan Proposal”);

(7)     The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business

Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of shares of GigCapital5 Common Stock at the close of business on [●], 2023, the record date for the Stockholders’ Meeting (the “Record Date”) are entitled to notice of the Stockholders’ Meeting and to vote and have their votes counted at the Stockholders’ Meeting and any adjournments or postponements of the Stockholders’ Meeting.

Pursuant to the Amended and Restated Certificate of Incorporation of GigCapital5, dated September 23, 2021 and as amended on September 23, 2022 and further amended on March 28, 2023 (the “Existing Charter”), GigCapital5 will provide holders of shares of GigCapital5 Common Stock with the opportunity to redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with GigCapital5’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $[●] on [●], 2023, the estimated per share redemption price would have been approximately $[●], excluding additional interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay taxes. Holders of GigCapital5 Common Stock may elect to redeem their shares of GigCapital5 Common Stock even if they vote for the Business Combination Proposal. A holder of shares of GigCapital5 Common Stock, together with any affiliate of the holder or any other person with whom the holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking Redemption Rights with respect to more than 15% of the aggregate number of shares of GigCapital5 Common Stock outstanding without the consent of GigCapital5. Accordingly, all shares of GigCapital5 Common Stock in excess of 15% held by a holder of shares of GigCapital5 Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of GigCapital5. Currently, GigAcquistions5, LLC, a Delaware limited liability company (the “Sponsor”) (in which certain of GigCapital5’s directors and officers are directly or indirectly members), owns approximately 68.3% of the outstanding shares of GigCapital5 Common Stock, consisting of shares of GigCapital5 Common Stock and units, purchased in a private placement, each unit consisting of one share of GigCapital5 Common Stock and one redeemable GigCapital5 warrant. The Sponsor has agreed to vote any shares of GigCapital5 Common Stock owned by it in favor of each of the Proposals presented at the Stockholders’ Meeting.

After careful consideration, GigCapital5’s board of directors (the “GigCapital5 Board”) has determined that the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal are fair to and in the best interests of GigCapital5 and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Board Classification Charter Proposal, “FOR” the Additional Charter Amendments in Connection with the Business Combination Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented at the Stockholders’ Meeting.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. In addition, in accordance with the Business Combination Agreement, the parties to the Business Combination Agreement are also requiring the affirmative vote of holders of a majority of the shares of GigCapital5 Common Stock then outstanding, voting together as a single class, for the approval of the Board Classification Charter Proposal and the Additional Charter Amendments in Connection with the Business Combination Proposal. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting.

Consummation of the proposed Business Combination is conditioned on the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. The proposed Business Combination is not conditioned on the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Stockholders’ Meeting. Please review the proxy statement/prospectus carefully.

All GigCapital5 stockholders are cordially invited to attend the Stockholders’ Meeting in virtual format. GigCapital5 stockholders may attend, vote, and examine the list of GigCapital5 stockholders entitled to vote at the Stockholders’ Meeting by visiting https://www.[●] and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Stockholders’ Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders’ Meeting physically. To ensure your representation at the Stockholders’ Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders’ Meeting or not, please sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200.

Thank you for your participation. We look forward to your continued support.

Dr. Raluca Dinu
Chief Executive Officer

[●], 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE GIGCAPITAL5 REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GIGCAPITAL5’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE STOCKHOLDERS’ MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE PROPOSED BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY SHARES YOU TENDERED WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF GIGCAPITAL5 STOCKHOLDERS-REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Annexes

A–Business Combination Agreement

B–GigCapital5 Second Amended and Restated Certificate of Incorporation

C–Sponsor Support Agreement

D–Stockholder Support Agreement

E–Form of Registration Rights Agreement

F–Form of Lock-Up Agreement

G–QT Imaging Holdings, Inc. 2023 Equity Incentive Plan

H–Form of the Amended and Restated Bylaws of QT Imaging Holdings, Inc.

ii

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Additional September 2022 Contributions” are to the amounts the Sponsor agreed to contribute as a non-interest bearing loan of $160,000 per month to GigCapital5 on a monthly basis commencing on September 28, 2022, and occurring on the 28th day of each subsequent month, up to March 28, 2023;

“Additional March 2023 Contributions” are to the amounts the Sponsor has agreed to contribute as a non-interest bearing loan of $100,000 per month to GigCapital5 on a monthly basis commencing on March 28, 2023, and occurring on the 28th day of each subsequent month, or portion thereof, up to September 28, 2023, that is needed by GigCapital5 to complete the proposed Business Combination no later than the Extended Date;

“Aggregate Closing Merger Consideration” are to a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i) the Aggregate Closing Merger Consideration Value, divided by (ii) $10.00; minus (b) the Aggregate Excess QT Imaging Transaction Expenses Shares;

“Aggregate Closing Merger Consideration Value” are to (a) the sum of (i) $151,000,000, plus (ii) the sum of the exercise prices of all In-the-Money Company Warrants, plus (iii) the QT Imaging Closing Cash, plus (iv) the Paid QT Imaging Transaction Expenses, minus (b) the debt of QT Imaging as of immediately prior to the Effective Time after conversion of any Converting Notes, and which debt of QT Imaging will not exceed $4,000,000;

“Aggregate Excess QT Imaging Transaction Expenses Shares” are to a number of shares of GigCapital5 Common Stock equal to the quotient of (a) the amount of QT Imaging Transaction Expenses, in excess of $4,000,000, if any, divided by (b) $10.00, and rounded up to the nearest whole share, and will include all shares to be issued to two entities providing services to QT Imaging as partial payment of the QT Imaging Transaction Expenses for such entities;

“Ancillary Agreements” are to the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and all other agreements, certificates and instruments executed and delivered by GigCapital5, Merger Sub or QT Imaging in connection with the transactions and specifically contemplated by the Business Combination Agreement;

“Assumed Warrants” are to each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time and that is not exercised and exchanged prior to the Effective Time but is instead, without any action on the part of the holder thereof and in accordance with the provisions of such In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share;

“Available Cash” are to, as of immediately prior the Closing, an amount of cash equal to: (a) the sum of (i) the funds in the Trust Account following the exercise of any Redemption Rights by any Public Stockholders, plus (ii) cash available to GigCapital5 from any other sources, including the PIPE Investment Amounts, plus (iii) the QT Imaging Closing Cash, minus (b) (i) the QT Imaging Transaction Expenses that are not Paid QT Imaging Transaction Expenses (other than any such QT Imaging Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock, including the Aggregate Excess QT Imaging Transaction Expenses Shares) and (ii) Unpaid GigCapital5 Transaction Expenses (other than any such Unpaid GigCapital5 Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock to the extent that the aggregate amount of such expenses exceeds $7,000,000);

“Bridge Financing” are to a financing of QT Imaging on terms and conditions previously approved in writing by GigCapital5, pursuant to which QT Imaging may (a) obtain financing in an aggregate principal amount not to exceed $4,000,000, and (b) issue to the investors QT Imaging Warrants to purchase 1,000,000 shares of QT Imaging Common Stock for an exercise price of $4.00 per share, and which QT Imaging Warrants, to the extent outstanding immediately prior to the Effective Time, shall be subject to the provisions of the Business Combination Agreement as In-the-Money Company Warrants;

“Business Combination” are to the Merger and the other transactions contemplated by the Transaction Documents;

“Business Combination Agreement” are to that certain Business Combination Agreement entered into on December 8, 2022, by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), and QT Imaging, Inc., a Delaware corporation (“QT Imaging”) , pursuant to which Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger”);

“Closing” are to the closing of the transactions contemplated by the Business Combination Agreement;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Combined Company” are to GigCapital5, which will be renamed “QT Imaging Holdings, Inc.”, following the proposed Business Combination and the other transactions contemplated by the Business Combination Agreement;

“Combined Company Board” are to the board of directors of the Combined Company;

“Combined Company Common Stock” are to shares of GigCapital5 Common Stock following the Closing;

“Combined Company Option” are to each option to purchase shares of Combined Company Common Stock following the Closing;

“Completion Window” are to the period that expires on the Extended Date, or such later date as the stockholders may approve an extension for GigCapital5 to complete its initial business combination;

“Converting Notes” are to the QT Imaging Convertible Notes that are being converted into shares of QT Imaging Common Stock immediately prior to the Effective Time in accordance with the terms of such QT Imaging Convertible Notes;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Effective Time” are to such a time when the merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by GigCapital5 and QT Imaging in writing and specified in the merger certificate;

“Equity Incentive Plan” are to the QT Imaging Holdings, Inc. 2023 Equity Incentive Plan in the form attached hereto as Annex G;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the QT Imaging Fully Diluted Capital Stock;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of GigCapital5, dated as of September 23, 2021 and as amended on September 23, 2022 and further amended on March 28, 2023;

“Extended Date” are to September 28, 2023;

“First Extension Amendment” are to the amendment to the Existing Charter approved by GigCapital5’s stockholders on September 23, 2022 to extend the date by which GigCapital5 must consummate a business combination transaction from September 28, 2022 (the date which is 12 months from the closing date of GigCapital5’s initial public offering of units) on a monthly basis up to the March 28, 2023;

“Founder Shares” are to 5,735,000 remaining shares of GigCapital5 Common Stock initially purchased by the Sponsor in a private placement prior to the GigCapital5 IPO following the forfeiture of 4,312,500 shares;

“GAAP” are to accounting principles generally accepted in the United States, as applied on a consistent basis;

“GigCapital5 Common Stock” are to shares of common stock, par value $0.0001 per share, of GigCapital5 prior to the Closing;

“GigCapital5 Board” are to the board of directors of GigCapital5 prior to the Closing;

“GigCapital5 Board Recommendation” is a recommendation of the GigCapital5 Board to the GigCapital5 stockholders that such stockholders approve the proposals included herein;

“GigCapital5 IPO” are to the initial public offering by GigCapital5, which closed on September 28, 2021;

“GigCapital5 Units” are to the public units, comprised on one share of GigCapital5 Common Stock and one redeemable GigCapital5 Warrant, issued at the closing of the GigCapital5 IPO;

“GigCapital5 Warrants” are to all outstanding warrants of GigCapital5, each whole warrant of which entitles the holder to purchase one share of GigCapital5 Common Stock at an exercise price of $11.50 per share;

“In-the-Money Company Warrants” are to (a) the Pre-Signing In-the-Money Company Warrants and (b) any additional QT Imaging Warrants issued pursuant to the Bridge Financing;

“In-the-Money Company Warrant Shares” are to the aggregate number of shares of QT Imaging Common Stock issuable upon full exercise, exchange or conversion of all In-the-Money Company Warrants outstanding as of immediately prior to the Effective Time and that will become an Assumed Warrant;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Key QT Imaging Stockholders” are to those certain stockholders of QT Imaging who are parties to the Stockholder Support Agreement;

“Lock-Up Agreement” are to that certain Lock-Up Agreement to be entered into by and between GigCapital5 and certain stockholders of QT Imaging;

“March 2023 Partial Redemption” are to the Public Stockholders’ election in March 2023 to redeem 995,049 shares at $10.50 per share for total redemption proceeds of approximately $10,449,626;

“Nasdaq” are to The Nasdaq Global Market;

“Outside Date” are to September 8, 2023, which is nine months after the date the GigCapital5 and QT Imaging executed the Business Combination Agreement;

“Paid QT Imaging Transaction Expenses” are all QT Imaging Transaction Expenses that QT Imaging will have paid prior to the close of business on the business day immediately preceding the Closing;

“PCAOB Financial Statements” are to (i) the audited consolidated financial statements of QT Imaging and its subsidiaries for the years ended December 31, 2021 and 2022, and (ii) the condensed consolidated reviewed financial statements of QT Imaging and its subsidiaries for the nine month periods ended September 30, 2022 and 2021, in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States);

“Per Share Merger Consideration” are to the right of each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes, but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio;

“PIPE Investment” are to the potential purchase of an aggregate of up to [2,600,000] shares of GigCapital5 Common Stock pursuant to the PIPE Subscription Agreements;

“PIPE Investors” are to the investors who subscribe for the purchase of GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more PIPE Subscription Agreements;

“PIPE Subscription Agreements” are to the subscription agreements for the PIPE Investment on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000;

“Pre-Signing In-the-Money Company Warrants” are to each QT Imaging Warrant disclosed by QT Imaging to GigCapital5 concurrent with the entry into the Business Combination Agreement that, to the extent such QT Imaging Warrant remains outstanding immediately prior to the Closing, would constitute an “in-the-money” QT Imaging Warrant with respect to the transactions contemplated by the Business Combination Agreement;

“Private Placement Warrants” are to the warrants sold as part of the Private Placement Units.

“Private Placement Units” are to 795,000 units sold to the Sponsor in a private placement simultaneously with the GigCapital5 IPO;

“Public Shares” are to shares of GigCapital5 Common Stock sold as part of the GigCapital5 Units (whether they were purchased in the GigCapital5 IPO or thereafter in the open market);

“Public Stockholders” are to the holders of Public Shares, including the Sponsor and GigCapital5’s management team to the extent the Sponsor and/or members of GigCapital5’s management team purchase Public Shares in the open market, provided that the Sponsor’s and each member of GigCapital5’s management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares;

“QT Imaging Board” are to the board of directors of QT Imaging;

“QT Imaging Closing Cash” are to the cash of QT Imaging as of immediately prior to the Effective Time;

“QT Imaging Common Stock” are to the shares of common stock, par value $0.001 per share, of QT Imaging;

“QT Imaging Convertible Notes” are to the convertible notes of QT Imaging;

“QT Imaging Convertible Notes Shares” are to the shares issued pursuant to the conversion of the Converting Notes;

“QT Imaging Equity Securities” are to the In-the-Money Company Warrant Shares, the QT Imaging Common Stock, the In-the-Money Company Warrants and the QT Imaging Convertible Notes Shares;

“QT Imaging Fully Diluted Capital Stock” are to, without duplication, the sum of (a) the aggregate number of shares of QT Imaging Common Stock that are issued and outstanding as of immediately prior to the Effective

Time (including shares issued upon the exercise of QT Imaging Options, the shares issued upon exercise of QT Imaging Warrants, and the QT Imaging Convertible Notes Shares, in each case immediately prior to the Effective Time, but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury), and (b) the aggregate number of In-the-Money Company Warrant Shares;

“QT Imaging Option” are to each option to purchase shares of QT Imaging Common Stock that is outstanding at the Effective Time;

“QT Imaging Option Plan” are to the QT Imaging, Inc. 2021 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time;

“QT Imaging stockholders” are to the stockholders of QT Imaging prior to the Closing;

“QT Imaging Transaction Expenses” are to the amount of transaction expenses of QT Imaging incurred by or on its behalf in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the transactions that the Business Combination Agreement contemplates;

“QT Imaging Warrant” are to each warrant to purchase shares of QT Imaging Common Stock;

“Record Date” are to [●], 2023, the record date for the Stockholders’ Meeting;

“Redemption Rights” are to the right to demand that GigCapital5 redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay taxes) upon the Closing;

“Registrant” are to GigCapital5, Inc., a Delaware corporation;

“Registration Rights Agreement” are to that certain Registration Rights Agreement to be entered into by and between GigCapital5 and certain stockholders of QT Imaging;

“Representative” are to William Blair & Company L.L.C. (“William Blair”) and Wells Fargo Securities LLC (“Wells Fargo”), the GigCapital5 IPO underwriters, and certain of their employees;

“SEC” are to the U.S. Securities and Exchange Commission;

“Second Extension Amendment” are to the amendment to the Existing Charter approved by GigCapital5’s stockholders on March 28, 2023 to extend the date by which GigCapital5 must consummate a business combination transaction from March 28, 2023 (the date which is 18 months from the closing date of GigCapital5’s initial public offering of units) on a monthly basis up to the September 28, 2023;

“Securities Act” are to the Securities Act of 1933, as amended;

“September 2022 Partial Redemption” are to the Public Stockholders’ election in September 2022 to redeem 18,985,950 shares at $10.12 per share for total redemption proceeds of approximately $193,138,312;

“Sponsor” are to GigAcquisitions5, LLC, a Delaware limited liability company;

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement to be entered into by and between the Sponsor, GigCapital5 and QT Imaging;

“Stockholders’ Meeting” are to the 2023 annual meeting of the stockholders of GigCapital5;

“Stockholder Support Agreement” are to that certain Stockholder Support Agreement to be entered into by and between GigCapital5 and certain stockholders of QT Imaging;

“Supporting QT Imaging Stockholders” are to certain stockholders of QT Imaging who, in the aggregate, hold at least a majority of the outstanding shares of QT Imaging Common Stock;

“Transaction Documents” are to the Business Combination Agreement and any other agreement executed and delivered in connection therewith;

“Trust Account” are to the trust account established by GigCapital5 in connection with the GigCapital5 IPO for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A.;

“Unpaid GigCapital5 Transaction Expenses” are to the amount of transaction expenses of GigCapital5 or Merger Sub incurred by or on its behalf in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the transactions that the Business Combination Agreement contemplates to be paid at the Closing and costs and expenses payable to the provider of a buyer-side representation and warranty insurance policy to be obtained by GigCapital5, each of which have not been paid as of the Closing;

“VWAP” are to, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) will be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the Combined Company Board at such time; and

“Warrants” are to GigCapital5 Warrants sold as part of the GigCapital5 Units (whether they were purchased in the GigCapital5 IPO or thereafter in the open market).

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

GigCapital5 and QT Imaging own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/ prospectus, including logos, artwork and other visual displays, may appear without the applicable ®, TM and SM symbols, but GigCapital5 and QT Imaging will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks. GigCapital5 and QT Imaging do not intend the use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of, any other entity.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposed Business Combination, the Stockholders’ Meeting, and the Proposals (as defined herein) to be presented at the Stockholders’ Meeting. The following questions and answers do not include all the information that is important to GigCapital5 stockholders. You are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Stockholders’ Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION

Q:	WHAT IS THE PROPOSED BUSINESS COMBINATION?

A:

GigCapital5, Merger Sub and QT Imaging have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5. In connection with the Closing, GigCapital5 will be renamed “QT Imaging Holdings, Inc.”

GigCapital5 will hold the Stockholders’ Meeting to, among other things, obtain the approvals required for the proposed Business Combination, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

GigCapital5 is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of GigCapital5 Common Stock with respect to the matters to be considered at the Stockholders’ Meeting. The proposed Business Combination cannot be completed unless GigCapital5’s stockholders approve the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Stockholders’ Meeting, the proposed Business Combination, and the other business to be considered by stockholders at the Stockholders’ Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement and a prospectus of GigCapital5. It is a proxy statement because the board of directors of GigCapital5 is soliciting proxies from its stockholders using this proxy statement/prospectus. It is a prospectus because GigCapital5, in connection with the proposed Business Combination, is offering shares of GigCapital5 Common Stock to QT Imaging stockholders in exchange for the outstanding shares of QT Imaging Common Stock and certain equity awards of QT Imaging pursuant to the terms of the Business Combination Agreement. See “The Business Combination Agreement-Merger Consideration.”

Q:	WHAT WILL QT IMAGING STOCKHOLDERS RECEIVE IN THE PROPOSED BUSINESS COMBINATION?

A:

Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of GigCapital5

Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration divided by (ii) the QT Imaging Fully Diluted Capital Stock and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable.

In addition, at the Effective Time:

•

QT Imaging will in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each QT Imaging Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, including by payment or in accordance with the terms of the QT Imaging Option Plan, and the QT Imaging Options will be terminated without any conversion of such QT Imaging Options and no payment or distribution will be made, and the holder of any QT Imaging Options will cease to have any rights, with respect to such QT Imaging Options; and

•

each outstanding In-the-Money Company Warrant that is not exercised and exchanged prior to the Effective Time will automatically, without any action on the part of the holder of an In-the-Money Company Warrant, in accordance with the provisions of an In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share. Such Assumed Warrants will be subject to the same terms and conditions as were applicable to such corresponding In-the-Money Company Warrants immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the proposed Business Combination. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant will be exercisable solely for shares of GigCapital5 Common Stock; (B) the number of shares of GigCapital5 Common Stock subject to each Assumed Warrant will be determined by multiplying the number of shares of QT Imaging Common Stock subject to such In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting number down to the nearest whole number of shares of GigCapital5 Common Stock; (C) the per share exercise price for the GigCapital5 Common Stock issuable upon exercise of each Assumed Warrant will be determined by dividing the per share exercise price for the shares of QT Imaging Common Stock subject to the In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) the holder of each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time will be entitled to the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable. Effective as of the Effective Time, each QT Imaging Warrant (other than any In-the-Money Company Warrant) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, in accordance with the provisions of such QT Imaging Warrant, be canceled without any conversion of such QT Imaging Warrant and no payment or distribution will be made, and the holder of such QT Imaging Warrant will cease to have any rights, with respect to such QT Imaging Warrant.

The merger consideration will be issued to holders of QT Imaging Equity Securities in accordance with the terms of the Business Combination Agreement. In addition, pursuant to the terms of the Business Combination Agreement, shares of Combined Company Common Stock will be issued to such other parties entitled pursuant to agreements with QT Imaging to receive shares of the Combined Company Common Stock as partial payment for compensation at the Closing. The portion of the merger consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of QT Imaging held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of GigCapital5 Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of GigCapital5 Common Stock.

Q:	WHEN DO YOU EXPECT THE PROPOSED BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the proposed Business Combination will be consummated promptly following the Stockholders’ Meeting, which is set for [●], 2023; however, such meeting could be adjourned, as described herein. Neither GigCapital5 nor QT Imaging can assure you of when or if the proposed Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the proposed Business Combination being completed at a different time or not at all. GigCapital5 must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, QT Imaging must first obtain the written consent of its stockholders for the Merger, and GigCapital5 and QT Imaging must also first obtain certain necessary regulatory approvals and satisfy other closing conditions set forth in the Business Combination Agreement. See “The Business Combination Agreement-Conditions to the Business Combination.”

Q:	WHAT HAPPENS IF THE PROPOSED BUSINESS COMBINATION IS NOT COMPLETED?

A:

If the proposed Business Combination is not completed, QT Imaging stockholders will not receive any consideration for their shares of QT Imaging Common Stock and the issued and outstanding QT Imaging Warrants will not be exercised on a cashless basis or assumed in accordance with their terms. Instead, QT Imaging will remain an independent company and GigCapital5 would search for another target business with which to complete a business combination. Further, the Existing Charter provides that GigCapital5 must complete its initial business combination by the Extended Date (unless such date is subsequently extended by the stockholders of GigCapital5), provided that the Sponsor or its designee deposits into the Trust Account for every additional month beyond 18 months (or March 28, 2023), $100,000 per month. If the proposed Business Combination is not completed, GigCapital5 may not be able to find a suitable target business and complete the initial business combination within such time period. If GigCapital5 has not completed the initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining GigCapital5 stockholders and board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to GigCapital5’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $[●] per Public Share. Furthermore, the Sponsor has no Redemption Rights with respect to its Founder Shares in the event a business combination is not effected in the Completion Window, and, accordingly, its Founder Shares will be worthless. Additionally, in the event of a liquidation of GigCapital5, there will be no distribution with respect to GigCapital5’s outstanding Warrants. Accordingly, the Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $[●] per share on the redemption of their Public Shares. See “The Business Combination Agreement-Termination” and “Risk Factors.”

Q:	HOW WILL GIGCAPITAL5 BE MANAGED AND GOVERNED FOLLOWING THE PROPOSED BUSINESS COMBINATION?

A:

GigCapital5 does not currently have any management-level executives other than, Dr. Raluca Dinu, our President, Chief Executive Officer, and Secretary, Dr. Avi S. Katz, the Executive Chairman, and Brad Weightman, our Chief Financial Officer and Treasurer. Following the Closing, the Combined Company’s executive officers are expected to be the current management team of QT Imaging. See “Management of the Combined Company Following the Business Combination” for more information.

GigCapital5 is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will increase to seven directors and will consist of Dr. Avi S. Katz, Dr. Raluca Dinu, Dorothy D. Hayes, Dr John Klock, Dan Dickson, Gerald McMorrow and [●]. Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. Other than Dr. Katz, Dr. Dinu, and Ms. Hayes, there are no existing officers or directors of GigCapital5 who will hold any post-combination employment or directorships with, or receive any benefits from, the Combined Company, and there have been no discussions of anyone doing so. See “Management of the Combined Company Following the Business Combination.”

Q:	WILL GIGCAPITAL5 OBTAIN NEW FINANCING IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:

Currently, the Sponsor and other insiders hold 68.4% of the outstanding shares of GigCapital5 Common Stock, and the Public Stockholders hold the remaining 31.6%. In connection with the execution of the Business Combination Agreement, GigCapital5 may enter into subscription agreements with PIPE Investors and may enter into additional PIPE Subscription Agreements with other investors prior to the Closing, pursuant to which such PIPE Investors, contingent upon the consummation of the proposed Business Combination, could subscribe for and purchase, if GigCapital5 agrees to issue and sell to such PIPE Investors, an aggregate of up to 2,600,000 shares of GigCapital5 Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of up to $26,000,000. The shares of GigCapital5 Common Stock to be issued pursuant to the PIPE Subscription Agreements will not be registered under the Securities Act and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. See “Other Agreements-Subscription Agreements.” If the 2,600,000 shares of GigCapital5 Common Stock that could be issued to the PIPE Investors were currently outstanding, such shares would have an aggregate market value of $[●] based upon the closing price of $[●] per share of GigCapital5 Common Stock on the Nasdaq on [●], 2023.

Q:	WHAT EQUITY STAKE WILL CURRENT GIGCAPITAL5 PUBLIC STOCKHOLDERS, THE SPONSOR, FORMER QT IMAGING EQUITYHOLDERS, AND PIPE INVESTORS HOLD IN GIGCAPITAL5 FOLLOWING THE CLOSING?

A:

The total number of shares of the Combined Company Common Stock outstanding at the Closing (and your relative ownership levels) will be affected by the number of shares of GigCapital5 Common Stock that are redeemed in connection with the Business Combination, and the number of GigCapital5 Warrants that are exercised. The Business Combination Agreement provides as a condition to closing that the Available Cash shall be equal to or greater than $15,000,000.

The table below shows the relative ownership levels of holders of Combined Company Common Stock following the proposed Business Combination under varying redemption scenarios (after giving effect to the September 2022 Partial Redemption and the March 2023 Partial Redemption).

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions into Cash)		(Assuming 50% Redemptions into Cash)		(Assuming 75% Redemptions into Cash)		(Assuming Maximum Redemptions into Cash)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and Insiders	6,545,000	24.2%	6,545,000	25.6%	6,545,000	26.4%	6,545,000	27.2%
Former holders of QT Equity Securities and holders of Aggregate Excess QT Imaging Transaction Expenses Shares	14,940,891	55.1%	14,940,891	58.3%	14,940,891	60.1%	14,940,891	62.0%
PIPE Investors	2,600,000	9.6%	2,600,000	10.2%	2,600,000	10.5%	2,600,000	10.8%

Pro Forma Combined Company Common Stock at Closing	27,104,892	100%	25,595,391	100%	24,840,641	100%	24,085,891	100%

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios (after giving effect to the September 2022 Partial Redemption and the March 2023 Partial Redemption). In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 23,000,000 Warrants and 795,000 warrants that are part of the Private Placement Units, (ii) the exercise of the Assumed Warrants, and (iii) the full issuance and exercise of shares under the Equity Incentive Plan that would be issuable upon the Closing.

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions into Cash)		(Assuming 50% Redemptions into Cash)		(Assuming 75% Redemptions into Cash)		(Assuming Maximum Redemptions into Cash)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	3,019,001	5.1%	1,509,500	2.6%	754,750	1.3%	—	0.0%
Sponsor and Insiders	6,545,000	10.9%	6,545,000	11.2%	6,545,000	11.4%	6,545,000	11.5%
Former holders of QT Equity Securities and holders of Aggregate Excess QT Imaging Transaction Expenses Shares	14,940,891	24.9%	14,940,891	25.6%	14,940,891	25.9%	14,940,891	26.2%
PIPE Investors	2,600,000	4.4%	2,600,000	4.4%	2,600,000	4.5%	2,600,000	4.6%

Additional Potential Dilution
Combined Company Common Stock issuable upon exercise of the Public Warrants	23,000,000	38.4%	23,000,000	39.4%	23,000,000	39.9%	23,000,000	40.5%
Combined Company Common Stock issuable upon exercise of the Private Placement Warrants	795,000	1.3%	795,000	1.4%	795,000	1.4%	795,000	1.4%
Merger Consideration Earnout Shares	9,000,000	15.0%	9,000,000	15.4%	9,000,000	15.6%	9,000,000	15.8%

Total Diluted Shares at Closing	59,899,892	100%	58,390,391	100%	57,635,641	100%	56,880,891	100%

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Furthermore, assuming no further redemptions (after giving effect to the September 2022 Partial Redemption and the March 2023 Partial Redemption), the pro forma amount of cash per share of GigCapital5 Common Stock, which we calculate as the amount of Available Cash divided by (a) the number of shares of GigCapital5 Common Stock outstanding immediately prior to the Closing less (b) any Public Shares for which Redemption Rights have been exercised (but without giving effect to the exercise of any warrants), is $[●] per share. Assuming maximum redemptions, the pro forma amount of cash per share of GigCapital5 Common Stock would be $[●] per share.

Q:	WHAT UNDERWRITING FEES ARE PAYABLE IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:

Pursuant to that certain Underwriting Agreement, dated September 23, 2021, by and between GigCapital5 and the Representatives, GigCapital5 paid an upfront underwriting discount of $4.6 million to the Representatives. In addition, pursuant to the underwriting agreement, the Representatives were entitled to deferred underwriting fees in the amount of $9.2 million upon the consummation of a business combination. Of this amount, Wells Fargo was entitled to $6,440,000 in deferred underwriting fees, and William Blair the other $2,760,000. On March 20, 2023, Wells Fargo formally waived in writing any entitlement to the deferred discount in respect of the proposed Business Combination. The following table illustrates the effective underwriting fees on a percentage basis for Public Shares at each redemption level identified below, taking into account that the upfront discount will not be adjusted based on redemptions and the waiver of the deferred underwriting fee by Wells Fargo:

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming 50% Redemptions into Cash)		Scenario 3 (Assuming 75% Redemptions into Cash)		Scenario 4 (Assuming Maximum Redemptions into Cash)
Unredeemed Public Shares		3,019,001		1,509,500		754,750	—
Trust Proceeds to QT Imaging Holdings	$		$		$		$—
Upfront Underwriting Discount		$4,600,000		$4,600,000		$4,600,000	$4,600,000
Deferred Underwriting Fees, pre-waiver		$9,200,000		$9,200,000		$9,200,000	$9,200,000
Deferred Underwriting Fees, post- waiver		$2,760,000		$2,760,000		$2,760,000	$2,760,000
Total Underwriting Fees, pre-waiver		$13,800,000		$13,800,000		$13,800,000	$13,800,000
Total Underwriting Fees, post- waiver		$7,360,000		$7,360,000		$7,360,000	$7,360,000
Total Underwriting Fees, pre-waiver as percentage of Trust Proceeds to QT Imaging Holdings		%		%		%	%
Effective Total Underwriting Fees, post-waiver as percentage of Trust Proceeds to QT Imaging Holdings		%		%		%	%

See “Risk Factors — One of the Representatives, Wells Fargo, without any consideration from GigCapital5 or QT Imaging, waived its entitlement to deferred underwriting fees and disclaimed any responsibility for the proposed Business Combination, but would be entitled to such compensation in connection with an alternative business combination, should the proposed Business Combination be terminated, and remains entitled to customary indemnification and contribution obligations of GigCapital5 in connection with the Business Combination” for additional information.

Q:	FOLLOWING THE PROPOSED BUSINESS COMBINATION, WILL GIGCAPITAL5’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:

Yes. Upon the Closing, we intend to change our name from “GigCapital5, Inc.” to “QT Imaging Holdings, Inc.” and we expect that following the Closing the Combined Company Common Stock and the Warrants will be listed on the Nasdaq under the symbols “QTI” and “QTI.WS,” respectively.

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDERS’ MEETING

Q:	WHEN AND WHERE IS THE STOCKHOLDERS’ MEETING?

A:

The Stockholders’ Meeting will be held at [●] a.m. Eastern Time, on [●], 2023, in virtual format. GigCapital5’s stockholders may attend, vote and examine the list of GigCapital5 stockholders entitled to vote at the Stockholders’ Meeting by visiting https://www.[●] and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Stockholders’ Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders’ Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of GigCapital5 are being asked to vote on the following:

•	A proposal to adopt the Business Combination Agreement and the transactions contemplated thereby. See “Proposal No. 1-The Business Combination Proposal.”

•

A proposal to adopt the classification of the Combined Company Board into three classes of directors with staggered terms of office and to make certain related changes in the Proposed Charter in the form attached hereto as Annex B. See “Proposal No. 2-The Board Classification Charter Proposal.”

•

A proposal to adopt additional amendments in the Proposed Charter in the form attached hereto as Annex B. See Proposal No. 3-The Additional Charter Amendments in Connection with the Business Combination Proposal.”

•

A proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors; the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors; and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See “Proposal No. 4-The Director Election Proposal.”

•

A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq [(i)] the issuance of shares of GigCapital5 Common Stock to QT Imaging stockholders pursuant to the Business Combination Agreement[; and (ii) the potential issuance of shares of GigCapital5 Common Stock to the PIPE Investors pursuant to PIPE Subscription Agreements]; See “Proposal No. 5-The Nasdaq Proposal.”

•	A proposal to approve and adopt the Equity Incentive Plan in the form attached hereto as Annex G. See “Proposal No. 6-The Equity Incentive Plan Proposal.”

•

A proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal. See “Proposal No. 7-The Adjournment Proposal.”

GigCapital5 will hold the Stockholders’ Meeting to consider and vote upon these proposals (collectively, the “Proposals”). This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Stockholders’ Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the annexes and the other documents referred to herein.

Pursuant to the Business Combination Agreement, consummation of the proposed Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Board Classification Charter

Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A GIGCAPITAL5 WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/ PROSPECTUS?

A:

Upon consummation of the Merger, the GigCapital5 Warrants will, by their terms, entitle the holders to purchase shares of the Combined Company Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about QT Imaging, the business of QT Imaging and its subsidiary, and the business of the Combined Company following consummation of the Merger. As holders of GigCapital5 Warrants, you will be entitled to purchase shares of the Combined Company Common Stock upon consummation of the Merger; GigCapital5 urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS QT IMAGING?

A:

QT Imaging is a medical device company engaged in the research, development and commercialization of innovative body imaging systems using low energy sound. QT Imaging believes that medical imaging is critical to the detection, diagnosis, monitoring and treatment of diseases, cysts, tumors, obstructions and infections, which QT Imaging believes should be made safe, affordable and accessible. The goal of QT Imaging is to improve global health outcomes by leveraging imaging device technologies to tackle critical healthcare challenges with accuracy and precision, without exposure to ionizing radiation.

Q:	WHY IS GIGCAPITAL5 PROPOSING THE PROPOSED BUSINESS COMBINATION?

A:

GigCapital5 was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. On September 28, 2021, GigCapital5 completed its initial public offering of GigCapital5 units, raising total gross proceeds of $230,000,000. On the same date, GigCapital5 also completed sales of Private Placement Units to the Sponsor, raising total gross proceeds of $7,950,000. Upon completion of the GigCapital5 IPO and the concurrent private placement, a total of $230 million was placed in the Trust Account. Since the GigCapital5 IPO, GigCapital5’s activity has been limited to the evaluation of business combination candidates. Following the September 2022 Partial Redemption and the March 2023 Partial Redemption, a total of approximately $31.8 million remains of the $230 million initially placed in the Trust Account following the GigCapital5 IPO, with a portion of interest earned on the Trust Account having been used to pay taxes incurred by GigCapital5, and a pro rata portion of the Trust Account in the amount of $10.12 per share having been used to satisfy the redeeming Public Stockholders in the September 2022 Partial Redemption, and an additional pro rata portion of the Trust Account in the amount of $10.50 per share having been used to satisfy the redeeming Public Stockholders in the March 2023 Partial Redemption.

Based on its due diligence investigations of QT Imaging and the industry in which it operates, including the financial and other information provided by QT Imaging in the course of their negotiations in connection with the Business Combination Agreement, GigCapital5 believes that consummating the Merger is advisable and in the best interests of GigCapital5 and its stockholders. See “Meeting of GigCapital5’s Stockholders-Recommendation of GigCapital5 Board of Directors” and “Background of the Business Combination-The GigCapital5 Board’s Reasons for Approval of the Business Combination.”

Q:	DID THE GIGCAPITAL5 BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE PROPOSED BUSINESS COMBINATION?

A:

The GigCapital5 Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. The directors and officers of GigCapital5 and GigCapital5’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of GigCapital5’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger. In addition, GigCapital5’s directors and officers and GigCapital5’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the GigCapital5 Board and GigCapital5’s advisors in valuing QT Imaging’s business.

Q:	WHY IS GIGCAPITAL5 PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE PROPOSED BUSINESS COMBINATION?

A:

We are seeking approval of the proposed Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination, either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (but not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO QT IMAGING’S STOCKHOLDERS NEED TO APPROVE THE PROPOSED BUSINESS COMBINATION?

A:

Yes. Concurrently with the execution of the Business Combination Agreement, certain stockholders of QT Imaging who, in the aggregate, hold at least a majority of the outstanding shares of QT Imaging Common Stock, voting together as a single class (the “Supporting QT Imaging Stockholders”) entered into a stockholder support agreement (the “Stockholder Support Agreement”) with GigCapital5, pursuant to which such stockholders agreed to vote, at any meeting of the stockholders of QT Imaging called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by QT Imaging for the purposes of approving the Merger, in favor of the approval and adoption of the Merger, the Business Combination Agreement and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Q:	WHAT MATERIAL POSITIVE FACTORS DID THE GIGCAPITAL5 BOARD CONSIDER IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:

The GigCapital5 Board considered a number of factors pertaining to the Business Combination. Among other things, the GigCapital5 Board considered that QT Imaging is well situated to act as a standalone public company and that QT Imaging has developed a broad-based, no radiation medical imaging solution which has received clearance from the Food and Drug Administration (the “FDA”) for an initial application and for which there is the opportunity for further value creation as a public company, as well as a public company comparables analysis of 10 comparable medical technology/device companies that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue to assess the value that the public markets would likely ascribe to the Combined Company following the proposed Business Combination with GigCapital5. These factors are discussed in greater detail in the sections entitled “Background of the Business Combination-The GigCapital5 Board’s Reasons for Approval of the Business Combination” and “Background of the Business Combination-Comparable Company Analysis

Q:	WHAT MATERIAL NEGATIVE FACTORS DID THE GIGCAPITAL5 BOARD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

The GigCapital5 Board considered a variety of uncertainties, risks and other potentially negative factors concerning the proposed Business Combination. Among other things, the GigCapital5 Board weighed (i) risk that GigCapital5’s Public Stockholders would vote against the Business Combination Proposal or exercise Redemption Rights, (ii) certain risks related to QT Imaging’s business including the risks that QT Imaging may not execute on its business plan, realize its projected financial performance or be able to raise additional, required funding, (iii) risk of litigation or regulatory action, (iv) challenges associated with QT Imaging being subject to the applicable disclosure and listing requirements of a publicly traded company, (v) risk associated with the minority position in QT Imaging that GigCapital5 stockholders would hold following the consummation of the proposed Business Combination, and (vi) the fees and expenses associated with completing the proposed Business Combination.

These factors are discussed in greater detail in the section entitled “Background of the Business Combination—The GigCapital5 Board’s Reasons for the Approval of the Business Combination” as well as in the section entitled “Risk Factors—Risks Related to the Business Combination.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the Redemption Rights, which are a right to demand that GigCapital5 redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay taxes) upon the Closing.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the total then outstanding Public Shares without the consent of GigCapital5. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of GigCapital5.

Under GigCapital5’s Existing Charter, the Public Shares can only be redeemed if GigCapital5 has at least $5,000,001 of net tangible assets remaining, including at the time either immediately prior to or upon the Closing.

The holders of the Warrants do not have Redemption Rights with respect to the Warrants. However, pursuant to and in accordance with the Warrant Agreement, GigCapital5 may redeem the Warrants following the Closing under certain circumstances. See “Questions and Answers - How do the Public Warrants Differ from the Private Placement Warrants and What are the Related Risks for any Public Warrant Holders Post Business Combination?”

Q:	WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your Redemption Rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares and wish to exercise your Redemption Rights, you must demand that GigCapital5 redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to GigCapital5’s transfer agent physically or electronically using Continental Stock Transfer & Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $[●], or $[●] per share, as of [●], 2023). Such amount, including interest earned on the funds held in the Trust Account and not previously released to GigCapital5 to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your Redemption Rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders’ Meeting. If you deliver your shares for redemption to GigCapital5’s transfer agent and later decide prior to the Stockholders’ Meeting not to elect redemption, you may request that GigCapital5’s transfer agent return the shares (physically or electronically). If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to GigCapital5’s transfer agent as described herein, then, if the Merger is consummated, GigCapital5 will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption Rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a GigCapital5 stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.

A GigCapital5 stockholder holding both Public Shares and Warrants may elect to redeem its Public Shares but not its Warrants. However, with respect to such holder’s Warrants, it may either sell such Warrants at any time in the open markets, or choose to retain such Warrants, which, if the proposed Business Combination closes, will become warrants of the Combined Company. If redemption occurs at an assumed $[●] per share in which all Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of 23,000,000 detachable redeemable Warrants, which have an aggregate value of approximately $[●] based on the closing price of our detachable redeemable Warrants on the OTC Markets Group Inc. (the “OTC”) of $[●] on [●], 2023. See “The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company Common Stock as consideration in the Proposed Business Combination, and will experience additional dilution following the Closing as a result of the issuance of Combined Company Common Stock (i) under the Equity Incentive Plan, (ii) pursuant to the exercise of the Assumed Warrants or (iii) pursuant to the future exercise of Warrants or Private Placement Warrants. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.” and “Warrants, Private Placement Warrants and Assumed Warrants will become exercisable for Combined Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders” for a discussion of the risks presented with respect to the Warrants.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

It is expected that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of GigCapital5 Common Stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations—Material Tax Considerations with respect to a Redemption of Public Shares.”

All holders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. This proxy statement/prospectus shall not serve as an information statement for the stockholders of QT Imaging for purposes of understanding the tax consequences of the proposed Business Combination for such stockholders. If such an information statement is to be sent to QT Imaging stockholders, QT Imaging will separately prepare such document.

Q:	HOW DO THE PUBLIC WARRANTS DIFFER FROM THE PRIVATE PLACEMENT WARRANTS AND WHAT ARE THE RELATED RISKS FOR ANY PUBLIC WARRANT HOLDERS POST BUSINESS COMBINATION?

A:

The Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and will not be redeemable by GigCapital5 so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by GigCapital5 and exercisable by the holders on the same basis as the Warrants. The Sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants, including the GigCapital5 Common Stock issuable upon exercise of such warrants (except to certain permitted transferees), until 30 days after the Closing.

Following the Closing, GigCapital5 may redeem your Warrants prior to their exercise at a time that is disadvantageous to you. GigCapital5 will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $11.50 per Warrant, provided that the closing price of GigCapital5 Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, GigCapital5 may redeem the Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by GigCapital5 so long as they are held by the Sponsor or its permitted transferees.

Historical trading prices for GigCapital5 Common Stock have varied between a low of approximately $9.80 per share on November 4, 2021 to a high of approximately $[●] per share on [●], 2023 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the Warrants would become redeemable). In the event that GigCapital5 elects to redeem all of the redeemable Warrants as described above, GigCapital5 will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement dated September 23, 2021, between GigCapital5 and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”) shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to The Depository Trust Company.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. Neither GigCapital5 stockholders nor its unit or warrant holders have appraisal rights in connection with the proposed Business Combination under the DGCL. Under the DGCL, however, holders of QT Imaging Common Stock may be entitled to appraisal rights in connection with the Business Combination. See “Meeting of GigCapital5 Stockholders- Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE PROPOSED BUSINESS COMBINATION?

A:

After the September 2022 Partial Redemption and the March 2023 Partial Redemption, a total of approximately $31.8 million remains of the $230 million in net proceeds of the GigCapital5 IPO and a portion of the amount raised from the sale of the Private Placement Units that occurred simultaneously with the consummation of the GigCapital5 IPO and which were placed in the Trust Account following the GigCapital5 IPO. Such amount in the Trust Account has been accruing interest from which GigCapital5 is entitled to make withdrawals to make tax payments. In addition, in connection with the approval of the First Extension Amendment and the Second Extension Amendment, the Sponsor has agreed to contribute the Additional September 2022 Contributions and the Additional March 2023 Contributions, respectively, to the Trust Account. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay fees and expenses incurred in connection with the proposed Business Combination and for the Combined Company’s working capital and general corporate purposes.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

As of [●], 2023, the Record Date, the Sponsor was entitled to vote an aggregate of 6,530,000 shares of GigCapital5 Common Stock, consisting of Founder Shares that were issued prior to the GigCapital5 IPO and shares that are included as a constituent part of the Private Placement Units that were issued simultaneously with the GigCapital5 IPO (“GigCapital5 Voting Shares”). Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with GigCapital5 and QT Imaging, pursuant to which the Sponsor agreed, at any meeting of GigCapital5 stockholders and in connection with any action by written consent of the stockholders of GigCapital5, to (i) appear or cause all shares or other voting securities of GigCapital5 it holds, owns, or is entitled to vote, whether as shares or as a constituent part of a unit of securities to be counted present for quorum purposes, (ii) vote (or execute an action by written consent) or cause to be voted (A) in favor of the Business Combination Agreement, the Merger, and any other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement or that would reasonably be expected to result in a failure to consummate the Merger, (C) in favor of the proposals and any other matters necessary or reasonably requested by GigCapital5 for the consummation of the proposed Business Combination, (D) against any business combination proposal other than with QT Imaging and any other action that would reasonably be expected to materially impede, delay, or adversely affect the Business Combination or result in a breach of any obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

Q:	WHAT CONSTITUTES A QUORUM AT THE STOCKHOLDERS’ MEETING?

A:

A quorum of GigCapital5 stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of GigCapital5 Common

Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns approximately 68.3% of the issued and outstanding shares of GigCapital5 Common Stock, will count towards this quorum. As of [●], 2023, the Record Date, 4,782,001 shares of GigCapital5 Common Stock would be required to achieve a quorum. Because the Sponsor holds in excess of this amount, a quorum can be achieved by the Sponsor voting its shares.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE STOCKHOLDERS’ MEETING?

A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. GigCapital5 stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Board Classification Charter Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon, voting as a single class, is required to approve the Board Classification Charter Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Board Classification Charter Proposal, will have the same effect as a vote “AGAINST” such proposal. The Closing is conditioned on the approval of the Board Classification Charter Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Board Classification Charter Proposal will not be presented to the stockholders for a vote.

The Additional Charter Amendments in Connection with the Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon, voting as a single class, is required to approve the Additional Charter Amendments in Connection with the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Additional Charter Amendments in Connection with the Business Combination Proposal, will have the same effect as a vote “AGAINST” such proposal. The Closing is conditioned on the approval of the Additional Charter Amendments in Connection with the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Additional Charter Amendments in Connection with the Business Combination Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Nasdaq Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Closing is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Equity Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Equity Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal, will have no effect on the Equity Incentive Plan Proposal. The Closing is conditioned on the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Closing is not conditioned on the approval of the Adjournment Proposal.

As of [●], 2023, the Record Date, the Sponsor was entitled to vote the GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. The Sponsor has agreed to vote all of its shares of GigCapital5 Common Stock, in favor of each of the Proposals presented at the Stockholders’ Meeting, which is a sufficient amount to approve all of the Proposals. See “Other Agreements-Sponsor Support Agreement.”

Q:	DO ANY OF GIGCAPITAL5’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE PROPOSED BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF GIGCAPITAL5’S STOCKHOLDERS?

A:

Neither the Sponsor nor any of GigCapital5’s officers or directors has any equity interest in QT Imaging as of the date of this proxy statement/prospectus. However, certain of GigCapital5’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of GigCapital5 stockholders generally.

These interests include, among other things:

•	The fact that our Sponsor has agreed not to redeem any of the GigCapital5 Voting Shares in connection with a stockholder vote to approve the proposed Business Combination.

•

If the proposed Business Combination with QT Imaging or another business combination is not consummated within the Completion Window, GigCapital5 will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the GigCapital5 Board, dissolving and liquidating. In such event, the 5,735,000 Founder Shares held by the Sponsor, which were acquired for an adjusted purchase price of approximately $0.0043592 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares had an aggregate market value of $[●] based upon the closing price of $[●] per share of GigCapital5 Common Stock on Nasdaq on [●], 2023. Dr. Avi S. Katz, the executive chairman of GigCapital5, is a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the GigCapital5 units sold in the GigCapital5 IPO and the substantial number of shares of the Combined Company Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the proposed Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Common Stock trades below the price initially paid for the GigCapital5 units in the GigCapital5 IPO and the Public Stockholders experience a negative rate of return following the completion of the proposed Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 795,000 Private Placement Units from GigCapital5 for an aggregate purchase price of $7,950,000 (or $10.00 per unit). This purchase took place on a private placement basis simultaneously with the consummation of the GigCapital5 IPO. A portion of the proceeds GigCapital5 received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per unit on the OTC on [●], 2023. The Private Placement Units will become worthless if GigCapital5 does not consummate a business combination within the Completion Window.

•

Dr. Avi S. Katz, Dr. Raluca Dinu, and Ms. Dorothy Hayes will become directors of the Combined Company after the Closing. As such, in the future they may receive any cash fees, Combined Company Options or stock awards that the Combined Company Board determines to pay to its directors.

•

GigCapital5’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. In addition, GigCapital5 has outstanding payables to GigCapital5’s directors and officers in connection with the activities of these individuals, and such amounts, to the extent that they remain outstanding at the time of a business combination, will be due at such time. If GigCapital5 fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, GigCapital5 may not be able to reimburse these expenses or pay such payables if the proposed Business Combination or another business combination is not consummated within the Completion Window. As of the date of this prospectus, there were no out-of-pocket expenses incurred by GigCapital5’s directors, officers or their affiliates that have not otherwise been reimbursed from GigCapital5’s working capital funds following the GigCapital5 IPO, but the amount of payables to GigCapital5’s directors and officers totaled $[●]. Additionally, GigManagement, LLC is entitled to $30,000 per month for office space, utilities, administrative and support services provided to GigCapital5’s management team, which commenced on September 28, 2021 and will continue through the earlier of consummation of the proposed Business Combination and GigCapital5’s liquidation, and as of the date of this proxy statement/prospectus, $[●] in such fees are due and have not been paid.

•

In connection with the approval of the First Extension Amendment and the Second Extension Amendment, the Sponsor has agreed to contribute to GigCapital5 as a loan the Additional September 2022 Contributions and Additional March 2023 Contributions, respectively. The amount of the Additional September 2022 Contributions and Additional March 2023 Contributions will not bear interest and will be repayable by GigCapital5 to the Sponsor upon Closing.

•

The Sponsor has made loans to GigCapital5 that are reflected in the Working Capital Notes (as defined below), which Working Capital Notes will be repayable by GigCapital5 upon Closing. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000.

•

Article X of the Existing Charter provides for the limited waiver, to the extent allowed by law and subject to certain exceptions, of the doctrine of corporate opportunity with respect to GigCapital5 or any of its officers, directors or their respective affiliates. While this may result in a potential conflict of interest as between the fiduciary duties or contractual obligations of our officers or directors and the interests of GigCapital5 and its stockholders, it did not impact our search for an initial business combination target, including QT Imaging.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless GigCapital5 against any and all losses, liabilities, claims, damages and expenses to which GigCapital5 may become subject as a result of any claim by (i) any third party for services rendered or products sold to GigCapital5 or (ii) a prospective target business with which GigCapital5 has entered into an acquisition agreement, provided that such indemnification of GigCapital5 by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to GigCapital5 or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of GigCapital5 Common Stock or (ii) such lesser amount per share of GigCapital5 Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GigCapital5’s indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. If GigCapital5 consummates the proposed Business Combination, on the other hand, GigCapital5 will be liable for all such claims.

•

The Sponsor has agreed not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the proposed Business Combination, (B) the date after the consummation of the proposed Business Combination on which the closing price of the Combined Company Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the proposed Business Combination, or (C) the date after the consummation of the proposed Business Combination that the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Common Stock for cash, securities or other property.

•

Subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the proposed Business Combination.

•

For a period of six years after the Closing Date, GigCapital5 shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of GigCapital5 who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of GigCapital5, or its control or ability to influence GigCapital5, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

On September 23, 2021, the Sponsor entered into a letter agreement with GigCapital5 and the underwriters of the GigCapital5 IPO, in order to induce GigCapital5 and the underwriters of the GigCapital5 IPO to enter into the underwriting agreement with respect to the GigCapital5 IPO, pursuant to which the Sponsor waived its redemptions rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it, in connection with the consummation of GigCapital5’s initial business combination.

•

On September 23, 2021, Mr. Weightman entered into a letter agreement with GigCapital5, pursuant to which GigCapital5 granted 5,000 shares of GigCapital5 Common Stock to Mr. Weightman in consideration of, among other things, Mr. Weightman providing future services as the Treasurer and Chief Financial Officer of GigCapital5 and waiving any right to redeem any shares of GigCapital5 Common Stock into funds held in the Trust Account upon the successful completion of an initial business combination of GigCapital5 (on the same date an affiliate of ICR entered into a substantially similar letter agreement with GigCapital5 with respect to 10,000 shares of GigCapital5 Common Stock granted to such affiliate of ICR in consideration of future services of ICR as an investor relations firm to GigCapital5).

There will be no finder’s fees, reimbursements or cash payments made by GigCapital5 to the Sponsor or GigCapital5’s officers or directors, or any of GigCapital5’s or its officers’ or directors’ affiliates, for services rendered to GigCapital5 prior to or in connection with the completion of the Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, and repayments of the Additional September 2022 Contributions and Additional March 2023 Contributions and any working capital loans made as a non-interest bearing note (the “Working Capital Note”) by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Note will be repayable by GigCapital5 upon Closing. GigCapital5 currently has $[●] in a Working Capital Note. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and GigCapital5’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with GigCapital5’s formation, the GigCapital5 IPO and activities on GigCapital5’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, the Sponsor had not incurred any out-of-pocket expenses in connection with the proposed Business Combination that, as of such date, had not been reimbursed by GigCapital5 from GigCapital5’s working capital funds following the GigCapital5 IPO.

As of the date of this proxy statement/prospectus, the aggregate dollar value of the GigCapital5 securities held (based upon a value of $[●] per share of GigCapital5 Common Stock and $[●] per Warrant), loans extended, fees due, and out-of-pocket expenses for which the Sponsor and its affiliates have at risk that depend on completion of GigCapital5’s initial business combination is approximately $[●].

The GigCapital5 Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the proposed Business Combination be approved by the stockholders of GigCapital5.

Q:	WHAT DO I NEED TO DO NOW?

A:

GigCapital5 urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of GigCapital5. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF GIGCAPITAL5 COMMON STOCK BEFORE THE STOCKHOLDERS’ MEETING?

A:

The Record Date for the Stockholders’ Meeting is earlier than the date that the proposed Business Combination is expected to be completed. If you transfer your shares of GigCapital5 Common Stock after the Record Date, but before the Stockholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Stockholders’ Meeting. However, you will not be able to seek redemption of your shares of GigCapital5 Common Stock because you will no longer be able to tender them prior to the Stockholders’ Meeting in accordance with the provisions described herein. If you transferred your shares of GigCapital5 Common Stock prior to the Record Date, you have no right to vote those shares at the Stockholders’ Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of GigCapital5 Common Stock on the Record Date, you may vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting or by submitting a proxy for the Stockholders’ Meeting. You may submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to GigCapital5 or by voting in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Stockholders’ Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. If you are a GigCapital5 stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Board Classification Charter Proposal and the Additional Charter Amendments in Connection with the Business Combination Proposal, but will have no effect on the vote count for such other Proposals.

Q:	WHAT IF I ATTEND THE STOCKHOLDERS’ MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Stockholders’ Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a GigCapital5 stockholder that attends the Stockholders’ Meeting virtually and fails to vote on the Board Classification Charter Proposal or the Additional Charter Amendments in Connection with the Business Combination Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are a GigCapital5 stockholder that attends the Stockholders’ Meeting virtually and fails to vote on the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the Adjournment Proposal, your failure to vote will have no effect on such Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the GigCapital5 Common Stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Stockholders’ Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	sending another proxy card with a later date;

•	notifying GigCapital5’s Secretary in writing before the Stockholders’ Meeting that you have revoked your proxy; or

•

attending the Stockholders’ Meeting and voting electronically by visiting https://www.[●] and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Stockholders’ Meeting will not, in and of itself, revoke a proxy.

If you are a stockholder of record of GigCapital5 and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to GigCapital5, 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 and it must be received at any time before the vote is taken at the Stockholders’ Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. prevailing Eastern Time on [●], 2023, or by voting at the Stockholders’ Meeting. Simply attending the Stockholders’ Meeting will not revoke your proxy. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions, and must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE STOCKHOLDERS’ MEETING?

A:

If you fail to take any action with respect to the Stockholders’ Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder or warrant holder, as applicable, of the Combined Company. Failure to take any action with respect to the Stockholders’ Meeting will not affect your ability as a stockholder to exercise your Redemption Rights prior to the Stockholders’ Meeting in accordance with the procedures set forth in this proxy statement/prospectus. If you fail to take any action with respect to the Stockholders’ Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of GigCapital5 while GigCapital5 searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of GigCapital5 Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of GigCapital5 Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of GigCapital5 Common Stock.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

c/o GigCapital5, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Secretary

Telephone: (650) 276-7040

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400 (Call Collect)

or

Call Toll-Free: (800) 662-5200

Email: GIA.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Stockholders’ Meeting.

You may also obtain additional information about GigCapital5 from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your shares of GigCapital5 Common Stock (either physically or electronically) to GigCapital5’s transfer agent at the address below prior to the vote at the Stockholders’ Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About QT Imaging

A Novel Body Imaging Technology

QT Imaging is a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. We believe that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable and accessible. Our goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.

The current QT Breast Scanner (as defined below) is a Class II device subject to premarket notification and clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”). On August 23, 2016, QT Imaging (formerly, QT Ultrasound LLC) submitted a Section 510(K) Summary of Safety and Effectiveness application for the QT Breast Scanner in accordance with 21 CFR 807.92 under 510(K) Number K162372. As part of meeting the general requirements for basic safety and essential performance of the QT Breast Scanner (formerly, QT Ultrasound Breast Scanner) pursuant to AAMI ES60601-1:2005/(R)2012 and A1:2012 Medical electrical equipment, testing was conducted by Intertek, an independent testing laboratory, located in Menlo Park, CA. Intertek also conducted applicable testing pursuant to IEC 60601-1-6 Edition 3.1 2013-10-Medical electrical equipment Part 1-6 General requirements for safety – Collateral Standard: Usability. In addition, QT Ultrasound conducted, and Intertek witnessed, all applicable testing pertaining to the requirements for the safety of ultrasonic medical diagnostic and monitoring equipment and to demonstrate compliance with the “Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment”. This test on acoustic output was pursuant to IEC 60601-2-37 Edition 2.0.2007 Medical electrical equipment – Part 2-37: Particular requirements for the basic safety and essential performance of ultrasonic medical diagnostic and monitoring equipment. Finally, system verification testing was conducted to ensure that the QT Breast Scanner met all design and other requirements including but not limited to that no new issues of safety or effectiveness compared to the predicate device, SoftVue System manufactured by Delphinus Medical Technologies, were raised.

On June 6, 2017, the FDA, in response to QT Imaging’s Section 510(K) Summary of Safety and Effectiveness premarket notification, determined that the QT Breast Scanner is substantially equivalent to the predicate device. Our use of the words “safe”, “safety”, “effectiveness”, and “efficacy” in relation to the QT Breast Scanner in this proxy statement/prospectus and all other QT Imaging related documents is limited to the context of the Section 510(K) Summary of Safety and Effectiveness that was reviewed and responded to by the FDA.

Current Products and Product Roadmap

Our QT Breast Scanner is a fixed, mechanical scanner used to evaluate the breast without the use of either ionizing radiation or compression associated with mammography, or the injections required for breast MRI. With the QT Breast Scanner, the patient lies comfortably on a table which contains an opening through which the breast is placed in a warm water bath and gently immobilized using a magnetic retention pad fixed to a magnetic rod.

Surrounding the warm water bath is a dual modality reflection and transmission ultrasound array that rotates 360 degrees around the breast to produce 3D images. The ultrasound array produces low energy, low frequency sound waves (non-radiation “pressure waves”) through the breast and reflecting from the breast, with both collecting volumetric (3D) data. Reflection data is collected on the transducer facing side, and the transmission data is collected on the back side of the breast. The transmission data quantitatively measures the velocity of these pressure waves through the breast. This information can be used to generate a true 3D image of the breast and all its tissues. The QT Breast Scanner differs from the handheld ultrasound used in breast imaging in that it utilizes reflection and transmission data from low-frequency sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the breast and acquiring in true 3D a very accurate rendering of the breast tissue. The QT Breast Scanner provides sub-millimeter, high-definition, image resolution enabling identification of normal and abnormal breast structures and the accurate depiction of the precise shape and location of findings. The technology uniquely quantifies breast density using transmission information to further personalize a patient’s management recommendations. Surface-to-volume ratios and volumetric doubling time growth rate characteristics can be calculated to determine significance of lesions and improve specificity of the ultrasound.

The QT Breast Scanner creates true 3D images of the patient’s breast viewable in the Quantitative Transmission Ultrasound Viewer (known as QTviewer®), a software product designed for healthcare professionals to view the transmission (speed of sound) and reflection images. This application can display correlated Digital Imaging and Communications in Medicine (“DICOM®”) images in multiple orientations (coronal, sagittal, and axial). QTviewer can manipulate image views and analyze pixel data with various functions. The QTviewer has additional functionality which enables the user to measure mass size and volume as well as fibroglandular tissue volume.

The current version of the QT Breast Scanner is FDA-cleared “for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The device is not intended to be used as a replacement for screening mammography.”1 The QT Breast Scanner has current applicability as a supplementary imaging device, not as a replacement for screening mammography; near-term applicability for determining breast density, measuring mass size and growth, and diagnosing lesions using artificial intelligence; and medium- to long-term applicability for breast screening.

For additional information and for a discussion of QT Imaging’s future products and services, see “Information About QT Imaging — QT Imaging Products & Product Road Map.”

Sales and Marketing

Since our inception, we have devoted substantially all our financial resources to acquiring and developing the base technology for our body imaging systems, conducting research and development activities, securing related intellectual property rights, and for general corporate operations and growth. Our first product, the QT Ultrasound Breast Scanner (which was later renamed “QT Breast Scanner”), received FDA’s 510(k) market clearance in June 2017.

We have incurred significant operating losses since our inception. Our ability to achieve profitability depends on the successful development and commercialization of our technology, products and services. We incurred a net loss of $6,256,068 for the year ended December 31, 2022. As of December 31, 2022, we had an accumulated deficit of $11,671,194. We expect to continue to incur significant expenses as we seek expanded FDA clearance of the QT Breast Scanner as an alternative to screening mammography and incur commercialization expenses related to our product manufacturing, marketing, sales and distribution efforts. In addition, we expect to continue incurring significant expenses associated with the research, development and testing of our product candidates for orthopedic and pediatric imaging using our proposed QT Orthopedic Scanner and our proposed QT Infant Scanner. Additional capital will be required to undertake these activities and commercialization efforts. We intend to raise the required

[1]	U.S Department of Health and Human Services, Food and Drug Administration, 510(k) number K162372.

capital through the proposed Merger, issuance of additional equity, borrowings and potentially strategic alliances with other companies. For additional information, see “QT Imaging’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We expect sales to hospitals, academic medical centers, cancer centers, and imaging centers to be our primary business model. We believe that effectively engaging market interest in our QT Breast Scanner device will require deploying a large number of, at least, 70 devices on commercially reasonable terms. The QT Breast Scanner is currently deployed in a limited number of cancer and other health centers, and is undergoing field testing and broad acceptance is uncertain. As a result, the success of our business plan is highly dependent on acceptance of our products, and on our ability to develop, manufacture and commercialize the technology and related products and services and our failure to do so could cause our business to fail. Successful commercialization of medical imaging devices is a complex and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. For additional information, including the risks we face, see “Risk Factors” including, among others, “ — We are highly dependent on the successful deployment, marketing and sale of our breast imaging device and on other products and product candidates which are still in the development stage.”

The process of manufacturing and deploying the QT Breast Scanner is a complex, multi-step process that depends on factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues. The manufacturing cost of the QT Breast Scanner may be higher than we expect, may increase significantly, or may increase at a higher rate than anticipated, and we may not be able to set or timely adjust our pricing to compensate for any increased costs. The manufacturing of the QT Breast Scanner may take longer than we expected, and we may have insufficient manufacturing capacity and experience delays in manufacturing and deployment, which would have a negative impact on the timing of our revenues. For additional information, including the risks we face, see “Risk Factors” including, among others, “ — The success of our business model is subject to numerous risks and uncertainties.”

The QT Breast Scanner is, and we expect will continue to be, cleared by the requisite regulatory authorities for specific indications. We intend to continue meeting all the requirements to maintain our Section 510(K) Summary of Safety and Effectiveness status as determined by the FDA since June 2017. We expect to train our marketing personnel and direct sales force to promote the safe and effective use of our devices and not to promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. QT Imaging has not had a dedicated sales team since December 2019. We intend to build-up our sales and marketing organization using some of the proceeds we receive as a result of the proposed Business Combination. We will have to compete with established and well-funded medical device companies, and companies in the healthcare sector to recruit, hire, train and retain sales and marketing personnel and the supporting infrastructure. Our ability to generate and grow revenue in the future will depend on our ability to successfully penetrate our target markets and increase sales of our products which will, in turn, depend in part on our success in growing our customer base and obtaining reorders from those customers. Our ability to become profitable and sustain profitability is highly dependent on our ability to sustain revenue growth and to successfully manage our costs. For additional information, see “Risk Factors” including, among others, “ — We may be unable to sustain revenue growth or profitability.”

We generate revenue from the sale of our products including the QT Breast Scanner, accessories and related services, which are primarily training and maintenance. For additional information, see “QT Imaging Management’s Discussion and Analysis of Financial Condition and Results of Operations — Revenue.”

Liquidity and Management’s Plan

Based on QT Imaging’s recurring losses and expectations to incur significant expenses and negative cash flows for the foreseeable future, QT Imaging’s independent registered public accounting firm has included an explanatory paragraph in its report on QT Imaging’s consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 expressing substantial doubt about QT Imaging’s ability to continue as a going concern. If the proposed Business Combination is not completed, QT Imaging will require significant additional funding to continue its operations. If QT Imaging is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its consolidated financial statements. For additional information, see “Risk Factors — QT Imaging’s independent registered public accounting firm has expressed doubt about its ability to continue as a going concern” and “QT Imaging Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Principle Offices

QT Imaging maintains its executive offices at 3 Hamilton Landing, Suite 160, Novato, CA 94949 and QT Imaging’s telephone number is (415) 842-7250.

The Proposed Business Combination and the Business Combination Agreement

The terms and conditions of the proposed Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the proposed Business Combination.

If the Business Combination Agreement is approved and adopted and the proposed Business Combination is subsequently completed, Merger Sub will merge with and into QT Imaging with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5. At the Closing, GigCapital5 will be renamed as QT Imaging Holdings, Inc. and continue as the surviving public company.

Merger Consideration

Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration divided by (ii) the QT Imaging Fully Diluted Capital Stock and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The Aggregate Closing Merger Consideration is computed as a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i) the Aggregate Closing Merger Consideration Value, divided by (ii) $10.00; minus (b) the Aggregate Excess QT Imaging Transaction Expenses Shares. The Aggregate Closing Merger Consideration Value is computed as (a) the sum of (i) $151,000,000, plus (ii) the sum of the exercise prices of all In-the-Money Company Warrants, plus (iii) the QT Imaging Closing Cash, plus (iv) the Paid QT Imaging Transaction Expenses, minus (b) the debt of QT Imaging as of immediately prior to the Effective Time after conversion of any Converting Notes, and which debt of QT Imaging will not exceed $4,000,000.

In addition, at the Effective Time:

•

QT Imaging will in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each QT Imaging Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, including by payment or in accordance with the terms of the QT Imaging Option Plan, and the QT Imaging Options will be terminated without any conversion of such QT Imaging Options and no payment or distribution will be made, and the holder of any QT Imaging Options will cease to have any rights, with respect to such QT Imaging Options; and

•

each outstanding In-the-Money Company Warrant that is not exercised and exchanged prior to the Effective Time will automatically, without any action on the part of the holder of an In-the-Money Company Warrant, in accordance with the provisions of an In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share. Such Assumed Warrants will be subject to the same terms and conditions as were applicable to such corresponding In-the-Money Company Warrants immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the proposed Business Combination. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant will be exercisable solely for shares of GigCapital5 Common Stock; (B) the number of shares of GigCapital5 Common Stock subject to each Assumed Warrant will be determined by multiplying the number of shares of QT Imaging Common Stock subject to such In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting number down to the nearest whole number of shares of GigCapital5 Common Stock; (C) the per share exercise price for the GigCapital5 Common Stock issuable upon exercise of each Assumed Warrant will be determined by dividing the per share exercise price for the shares of QT Imaging Common Stock subject to the In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) the holder of each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time will be entitled to the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable. Effective as of the Effective Time, each QT Imaging Warrant (other than any In-the-Money Company Warrant) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, in accordance with the provisions of such QT Imaging Warrant, be canceled without any conversion of such QT Imaging Warrant and no payment or distribution will be made, and the holder of such QT Imaging Warrant will cease to have any rights, with respect to such QT Imaging Warrant.

The merger consideration will be issued to holders of QT Imaging Equity Securities at the Closing in accordance with the Business Combination Agreement. In addition, pursuant to the terms of the Business Combination Agreement, shares of Combined Company Common Stock will be issued to such other parties entitled pursuant to agreements with QT Imaging to receive shares of the Combined Company Common Stock as partial payment for compensation at the Closing. The portion of the merger consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of QT Imaging held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of GigCapital5 Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of GigCapital5 Common Stock.

The total number of shares of GigCapital5 Common Stock expected to be issued to holders of QT Imaging Common Stock in connection with the Closing (after giving effect to the net exercise or conversion of QT Imaging Warrants and the Converting Notes) and as the Aggregate Excess QT Imaging Transaction Shares in the aggregate is 14,940,891 shares, which will represent approximately 55.1% of the total number of shares of the Combined Company Common Stock outstanding immediately following consummation of the Business Combination (assuming no additional redemptions, other than the September 2022 Partial Redemption and the

March 2023 Partial Redemption, by Public Stockholders, no exercises of GigCapital5 warrants and the issuance of 2,600,000 shares in the PIPE Investments).

The Earnout

After the Closing, the holders of the QT Imaging Equity Securities as of immediately prior to the Effective Time will have the contingent right to receive additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements (the “Triggering Events”) are achieved. At the Closing and immediately prior to the Effective Time, GigCapital5 will deposit, or will cause to be deposited, with a bank or trust company that will be designated by GigCapital5 and is reasonably satisfactory to QT Imaging (the “Exchange Agent”), among other shares, the sum of 9,000,000 shares of GigCapital5 Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, as a pool of shares that can constitute the “Merger Consideration Earnout Shares.” The Merger Consideration Earnout Shares will be allocated among the holders of the QT Imaging Equity Securities as described below.

Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Combined Company becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event, the Combined Company will prepare and deliver, or cause to be prepared and delivered, a written notice to the Exchange Agent (a “Release Notice”), which Release Notice will set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect to the requested release (including the number of Merger Consideration Earnout Shares to be released from the fund of shares deposited with the Exchange Agent (the “Exchange Fund”) and the identity of the person to whom they should be released). The Merger Consideration Earnout Shares that are to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities will be distributed to such holders in accordance with their respective Pro Rata Shares (as defined below). The Merger Consideration Earnout Shares will be released and delivered as follows (each of (i), (ii) and (iii) below, a Triggering Event):

(i)    promptly following the date on which the Combined Company files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2023 (the “2023 Form 10-K”) with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2023 Earnout Shares”) will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, on or prior to such filing date, QT Imaging or the Combined Company has obtained a formal FDA clearance for breast cancer screening with respect to its breast scanning systems, which remains in full force and effect as of such filing date; provided, that the 2023 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if, in addition, during calendar year 2023, QT Imaging, prior to the Closing, and the Combined Company, following the Closing, either (A) makes at least eight bona fide placements of its breast scanning systems globally or (B) achieves annual revenue of at least $4,400,000 as set forth in the financial statements included in the 2023 Form 10-K;

(ii)    promptly following the date on which the Combined Company files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2024 (the “2024 Form 10-K”) with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2024 Earnout Shares”) will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2024, (A) the Combined Company achieves annual revenue of at least $17,100,000 as set forth in the financial statements included in the 2024 Form 10-K, and (B) the Combined Company makes at least four placements of its breast scanning systems in the United States; provided, that the 2024 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved: (x) on or prior to such filing date, the Combined Company has obtained a formal FDA clearance for a new indication for use of its breast scanning systems (other than any indication obtained prior to calendar year 2024), which remains in full force and effect as of such filing date; or (y) the Combined Company achieves clinical-quality patient images with the Combined Company’s open angle scanner during the 2024 calendar year, as reported in the 2024 Form 10 K;

(iii)    promptly following the date on which the Combined Company files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2025 (the “2025 Form 10-K”), an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2025 Earnout Shares”) will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2025, (A) the Combined Company achieves annual revenue of at least $67,000,000 as set forth in the financial statements included in the 2025 Form 10-K, or (B) the VWAP of shares of the Combined Company Common Stock equals or exceeds $15 per share for twenty of any thirty consecutive trading days on the Nasdaq; provided, that the 2025 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved on or prior to such filing date: (x) the Combined Company has obtained a formal FDA clearance of its open angle scanner, which remains in full force and effect as of such filing date; or (y) the Combined Company receives net positive results in bona fide clinical trials, conducted in accordance with generally accepted industry standards, for its open angle scanner, as reported in the 2025 Form 10-K; and

(iv)    if the conditions set forth in (i), (ii) or (iii) above for any Merger Consideration Earnout Shares to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities have not been, and become incapable of being, satisfied, then promptly thereafter such Merger Consideration Earnout Shares will be automatically released to the Combined Company for cancellation and the holders of the QT Imaging Equity Securities will not have any right to receive such Merger Consideration Earnout Shares or any benefit therefrom.

The term “Pro Rata Share” means, with respect to each holder of the QT Imaging Equity Securities, a ratio calculated by dividing (i) the sum of, without duplication, (A) the total number of shares of QT Imaging Common Stock held by such holder of the QT Imaging Equity Securities as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Company Warrant Shares subject to In-the-Money Company Warrants held by such holder of the QT Imaging Equity Securities as of immediately prior to the Effective Time (to the extent such In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time), by (ii) the sum of, without duplication, (A) the total number of shares of QT Imaging Common Stock held by all holders of the QT Imaging Equity Securities as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Company Warrant Shares (to the extent the applicable In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time). Any fractional Merger Consideration Earnout Share that would otherwise be issuable to any person will be rounded up to a whole share of the Combined Company Common Stock.

Ownership of the Combined Company

As of [●], 2023, the Record Date, there were 9,564,001 shares of GigCapital5 Common Stock issued and outstanding and four holders of record of GigCapital5 Common Stock.

After giving effect to the proposed Business Combination (assuming no Public Shares of GigCapital5 have been redeemed and no GigCapital5 Warrants have been exercised), and without giving effect to the Merger Consideration Earnout Shares, we expect that there will be approximately 27,104,892 shares of Combined Company Common Stock outstanding (after giving effect to the net exercise or conversion of QT Imaging Warrants and Converting Notes) consisting of (i) 6,530,000 shares held by the Sponsor, (ii) 15,000 shares in the aggregate held by GigCapital5’s Treasurer and Chief Financial Officer, Brad Weightman, and Interest Solutions, LLC, an affiliate of ICR, LLC, an investor relations firm providing services to GigCapital5 (“ICR”), (iii) 14,940,891 shares issued in the aggregate to holders of QT Imaging Equity Securities and as the Aggregate

Excess QT Imaging Transaction Shares, [and] (iv) 3,019,001 shares held by GigCapital5’s Public Stockholders [and (v) up to 2,600,000 shares held by PIPE Investors pursuant to PIPE Subscription Agreements].

After giving effect to the proposed Business Combination (assuming that Public Stockholders holding 3,019,001 shares of outstanding GigCapital5 Common Stock exercise their Redemption Rights (representing the maximum redemptions) and no GigCapital5 warrants have been exercised), and without giving effect to the Merger Consideration Earnout Shares, we expect that there will be approximately 24,085,891 shares of Combined Company Common Stock outstanding (after giving effect to the net exercise or conversion of outstanding equity awards of QT Imaging Warrants), consisting of (i) 6,530,000 shares held by the Sponsor, (ii) 15,000 shares in the aggregate held by Mr. Weightman and ICR, [and] (iii) 14,940,891 shares issued in the aggregate to holders of QT Imaging Equity Securities and as the Aggregate Excess QT Imaging Transaction Shares. [and (iv) up to 2,600,000 shares held by PIPE Investors pursuant to PIPE Subscription Agreements]. Upon the Closing, the Combined Company will not be a “controlled company” as defined under the relevant Nasdaq listing rules.

All shares issued as merger consideration in the proposed Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers and other affiliates.

The numbers of shares set forth above are based on a number of assumptions, including that neither GigCapital5 nor QT Imaging issue any additional equity securities prior to the proposed Business Combination. If the actual facts differ from our assumptions, the numbers of shares set forth above will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Recommendation of the GigCapital5 Board

The GigCapital5 Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, GigCapital5 and its stockholders. Accordingly, the GigCapital5 Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal. See “Meeting of GigCapital5’s Stockholders-Recommendation of GigCapital5 Board of Directors” and “Background of the Business Combination-The GigCapital5 Board’s Reasons for Approval of the Business Combination.”

The Stockholders’ Meeting

The Stockholders’ Meeting of GigCapital5 stockholders will be held on [●], at, [●] a.m. Eastern Time, in virtual format. At the Stockholders’ Meeting, GigCapital5 is asking holders of GigCapital5 Common Stock to consider and vote upon the following proposals:

•	The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, in the form attached hereto as Annex A, and the proposed Business Combination;

•

The Board Classification Charter Proposal-To provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

•

The Additional Charter Amendments in Connection with the Business Combination Proposal- To consider and vote upon two proposals to adopt the proposed Second Amended and Restated Certificate of Incorporation of GigCapital5 (the “Proposed Charter”), in the form attached hereto as Annex B (the “Additional Amendments in Connection with the Business Combination Proposals”);

•

The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•

The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq: (i) the issuance of shares of GigCapital5 Common Stock to QT Imaging stockholders pursuant to the Business Combination Agreement[; and (ii) the potential issuance of shares of GigCapital5 Common Stock to PIPE Investors pursuant to PIPE Subscription Agreements];

•	The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan, in the form attached hereto as Annex G;

•

The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal.

You will be entitled to vote or direct votes to be cast at the Stockholders’ Meeting if you owned shares of GigCapital5 Common Stock at the close of business on [●], 2023, the Record Date. You are entitled to one vote for each share of GigCapital5 Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were 9,564,001 shares of GigCapital5 Common Stock outstanding, of which 3,019,001 were Public Shares, 5,735,000 were Founder Shares, 15,000 shares were held in the aggregate by Mr. Weightman, and ICR, and 795,000 were shares of GigCapital5 Common Stock issued as constituent securities of the units issued in the private placement to Sponsor simultaneously with the GigCapital5 IPO.

A quorum of GigCapital5 stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of GigCapital5 Common Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns approximately 68.3% of the issued and outstanding shares of GigCapital5 Common Stock, will count towards this quorum. As of the Record Date, 4,782,001 shares of GigCapital5 Common Stock would be required to achieve a quorum. Because the Sponsor holds in excess of this amount, a quorum can be achieved by the Sponsor voting its shares.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the Adjournment Proposal, if presented, will have no effect on such proposals.

The approval of the Board Classification Charter Proposal and the Additional Charter Amendments in Connection with the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Board Classification Charter Proposal or the Additional Charter Amendments in Connection with the Business Combination Proposal, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of GigCapital5 Common Stock entitled to vote and actually cast thereon at the Stockholders’ Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the proposed Business Combination is conditioned on the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. The proposed Business Combination is not conditioned on the approval of the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

The Sponsor has agreed to vote its shares of GigCapital5 Common Stock in favor of each of the Proposals presented at the Stockholders’ Meeting, which is a sufficient amount to approve all of the Proposals.

GigCapital5 Conflicts of Interest

Neither the Sponsor nor any of GigCapital5’s officers or directors has any equity interest in QT Imaging as of the date of this proxy statement/prospectus. However, certain of GigCapital5’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of GigCapital5 stockholders generally. These interests include, among other things:

•	The fact that our Sponsor has agreed not to redeem any of the GigCapital5 Voting Shares in connection with a stockholder vote to approve the proposed Business Combination.

•

If the proposed Business Combination with QT Imaging or another business combination is not consummated within the Completion Window, GigCapital5 will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the GigCapital5 Board, dissolving and liquidating. In such event, the 5,735,000 Founder Shares held by the Sponsor, which were acquired for an adjusted purchase price of approximately $0.0043592 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of GigCapital5 Common Stock on Nasdaq on the Record Date. Dr. Avi S. Katz, the executive chairman of GigCapital5, is a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the GigCapital5 units sold in the GigCapital5 IPO and the substantial number of shares of

Combined Company Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the proposed Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Common Stock trades below the price initially paid for the GigCapital5 units in the GigCapital5 IPO and the Public Stockholders experience a negative rate of return following the completion of the proposed Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 795,000 Private Placement Units from GigCapital5 for an aggregate purchase price of $7,950,000 (or $10.00 per unit). This purchase took place on a private placement basis simultaneously with the consummation of the GigCapital5 IPO. A portion of the proceeds GigCapital5 received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per warrant on the OTC on [●], 2023.

•

In connection with the approval of the First Extension Amendment and the Second Extension Amendment, the Sponsor has agreed to contribute to GigCapital5 as a loan the Additional September 2022 Contributions and Additional March 2023 Contributions, respectively. The amount of the Additional September 2022 Contributions and Additional March 2023 Contributions will not bear interest and will be repayable by GigCapital5 to the Sponsor upon Closing.

•

The Sponsor has made loans to GigCapital5 that are reflected in the Working Capital Notes, which Working Capital Notes will be repayable by GigCapital5 upon Closing. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000.

•

Dr. Avi S. Katz, Dr. Raluca Dinu, and Dorothy D. Hayes will each become a director of the Combined Company after the Closing. As such, in the future they may receive any cash fees, Combined Company Options or stock awards that the Combined Company Board determines to pay to its directors.

•

GigCapital5’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. In addition, GigCapital5 has outstanding payables to GigCapital5’s directors and officers in connection with the activities of these individuals, and such amounts, to the extent that they remain outstanding at the time of a business combination, will be due at such time. If GigCapital5 fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, GigCapital5 may not be able to reimburse these expenses or pay such payables if the proposed Business Combination or another business combination is not consummated within the Completion Window. As of the date of this prospectus, there were no out-of-pocket expenses incurred by GigCapital5’s directors, officers or their affiliates that have not otherwise been reimbursed from GigCapital5’s working capital funds following the GigCapital5 IPO, but the amount of payables to GigCapital5’s directors and officers totaled $[●]. Additionally, GigManagement, LLC is entitled to $30,000 per month for office space, utilities, administrative and support services provided to GigCapital5’s management team, which commenced on September 28, 2021 and will continue through the earlier of consummation of the proposed Business Combination and GigCapital5’s liquidation, and as of the date of this prospectus, $[●] in such fees are due and have not been paid.

•

Article X of the Existing Charter provides for the limited waiver, to the extent allowed by law and subject to certain exceptions, of the doctrine of corporate opportunity with respect to GigCapital5 or any of its officers, directors or their respective affiliates. While this may result in a potential conflict of interest as between the fiduciary duties or contractual obligations of our officers or directors and the interests of GigCapital5 and its stockholders, it did not impact our search for an initial business combination target, including QT Imaging.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless GigCapital5 against any and all losses, liabilities, claims, damages and expenses to which GigCapital5 may become subject as a result of any claim by (i) any third party for services rendered or products sold to GigCapital5 or (ii) a prospective target business with which GigCapital5 has entered into an acquisition agreement, provided that such indemnification of GigCapital5 by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to GigCapital5 or a target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of GigCapital5 Common Stock or (ii) such lesser amount per share of GigCapital5 Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GigCapital5’s indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. If GigCapital5 consummates the proposed Business Combination, on the other hand, GigCapital5 will be liable for all such claims.

•

The Sponsor has agreed not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the proposed Business Combination, (B) the date after the consummation of the proposed Business Combination on which the closing price of the Combined Company Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the proposed Business Combination, or (C) the date after the consummation of the proposed Business Combination that the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Common Stock for cash, securities or other property.

•

Subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the proposed Business Combination.

•

For a period of six years after the Closing Date, GigCapital5 shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of GigCapital5 who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of GigCapital5, or its control or ability to influence GigCapital5, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

On September 23, 2021, the Sponsor entered into a letter agreement with GigCapital5 and the underwriters of the GigCapital5 IPO, in order to induce GigCapital5 and the underwriters of the GigCapital5 IPO to enter into the underwriting agreement with respect to the GigCapital5 IPO, pursuant to which the Sponsor waived its redemptions rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it, in connection with the consummation of GigCapital5’s initial business combination.

•

On September 23, 2021, Mr. Weightman entered into a letter agreement with GigCapital5, pursuant to which GigCapital5 granted 5,000 shares of GigCapital5 Common Stock to Mr. Weightman in consideration of, among other things, Mr. Weightman providing future services as the Treasurer and Chief Financial

Officer of GigCapital5 and waiving any right to redeem any shares of GigCapital5 Common Stock into funds held in the Trust Account upon the successful completion of an initial business combination of GigCapital5 (on the same date an affiliate of ICR entered into a substantially similar letter agreement with GigCapital5 with respect to 10,000 shares of GigCapital5 Common Stock granted to such affiliate of ICR in consideration of future services of ICR as an investor relations firm to GigCapital5).

There will be no finder’s fees, reimbursements or cash payments made by GigCapital5 to the Sponsor or GigCapital5’s officers or directors, or any of GigCapital5 or its officers’ or directors’ affiliates, for services rendered to GigCapital5 prior to or in connection with the completion of the proposed Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, payment of outstanding payables in the amount of $[●], and repayments of the Additional September 2022 Contributions and Additional March 2023 Contributions and any Working Capital Note by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Note will be repayable by GigCapital5 upon Closing. GigCapital5 currently has $[●] in a Working Capital Note. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and GigCapital5’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with GigCapital5’s formation, the GigCapital5 IPO and activities on GigCapital5’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, the Sponsor had not incurred any out-of-pocket expenses in connection with the proposed Business Combination that, as of such date, had not been reimbursed by GigCapital5 from GigCapital5’s working capital funds following the GigCapital5 IPO.

As of the date of this proxy statement/prospectus, the aggregate dollar value of the GigCapital5 securities held (based upon a value of $[●] per share of GigCapital5 Common Stock and $[●] per Warrant), loans extended, fees due, and out-of-pocket expenses for which the Sponsor and its affiliates have at risk that depend on completion of an initial business combination of the Company is approximately $[●].

The GigCapital5 Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the proposed Business Combination be approved by the stockholders of GigCapital5. See “Meeting of GigCapital5 Stockholders- Recommendation of GigCapital5 Board of Directors.”

Appraisal Rights

Holders of GigCapital5 Common Stock and GigCapital5 warrants are not entitled to appraisal rights in connection with the proposed Business Combination.

Under the DGCL, however, holders of QT Imaging Common Stock may be entitled to appraisal rights in connection with the proposed Business Combination. QT Imaging stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of QT Imaging Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of QT Imaging Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any QT Imaging stockholder who wishes to preserve appraisal rights must so advise QT Imaging by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from QT Imaging or GigCapital5 that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Any shares of QT Imaging Common Stock held by such QT Imaging stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such QT Imaging stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such QT Imaging stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of QT Imaging Common Stock held by such QT Imaging stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, QT Imaging stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

The Business Combination Agreement

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties to the Business Combination Agreement with respect to, among other things, (i) organization and qualification, subsidiaries, (ii) company organizational documents, (iii) capitalization, (iv) authority relative to the agreement, (v) no conflicts, required filings and consents, (vi) permits, compliance, (vii) regulatory matters, (viii) financial statements, (ix) absence of changes, (x) absence of litigation, (xi) employee benefit plans, (xii) labor and employment matters, (xiii) real property, title of assets, (xiv) intellectual property, (xv) taxes, (xvi) environmental matters, (xvii) material contracts, (xviii) international trade laws, (xix) insurance, (xx) board approval, vote required, (xxi) anti-corruption laws, (xxii) interested party transactions, (xxiii) exchange act, (xxiv) health care compliance, (xxv) brokers, (xxvi) exclusivity. The Business Combination Agreement also includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy the conditions to consummation of the proposed Business Combination. Additionally, GigCapital5 agreed to include in this proxy statement/prospectus as the GigCapital5 Board Recommendation a recommendation of the GigCapital5 Board to GigCapital5 stockholders that such stockholders approve the proposals included herein.

Incentive Plans

In connection with the Merger, the parties will cooperate to establish, prior to the Closing the Equity Incentive Plan for the Combined Company with an award pool of the Combined Company Common Stock equal to (i) eleven percent of the fully diluted shares of the Combined Company Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) (the “Initial Equity Plan Pool”), which Equity Incentive Plan will include an “evergreen” provision pursuant to which such award pool will automatically increase on each January 1st that occurs within the ten year period following stockholder approval of such plan by an amount equal to five percent of the shares of the Combined Company Common Stock outstanding as of 12:01 a.m. (Pacific Time) on such date, and which Equity Incentive Plan will be effective at and after the Closing. The parties expect that up to twenty-five percent of the Initial Equity Plan Pool would be reserved for issuance of awards by the Combined Company to individuals who were employees or other service providers of QT Imaging as of the Closing and remain continuously employed or engaged by the Combined Company at the time of the issuance of such awards following the Closing.

QT Imaging Exclusivity Restrictions

Pursuant to the terms of the Business Combination Agreement, from the date of the Business Combination Agreement to the Closing or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, QT Imaging has agreed, among other things, not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of the Exchange Act, concerning (1) any sale of assets of QT Imaging, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to QT Imaging Common Stock basis) or other voting securities of QT Imaging, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.

GigCapital5 Exclusivity Restrictions

Pursuant to the terms of the Business Combination Agreement, from the date of the Business Combination Agreement to the Effective Time or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, GigCapital5 has agreed among other things, not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than QT Imaging, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “SPAC Business Combination Proposal”) other than with QT Imaging, its stockholders and their respective affiliates and representatives.

PIPE Investment

Prior to the Closing, GigCapital5 may enter into PIPE Subscription Agreements with the PIPE Investors for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of such PIPE Subscription Agreements on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000. There are not currently any PIPE Subscription Agreements in place and GigCapital5 has not yet begun to market the PIPE Investment to potential investors.

Conditions to the Merger

Mutual Conditions to Closing

Under the terms of the Business Combination Agreement, the obligations of QT Imaging, GigCapital5 and Merger Sub to consummate the proposed Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions: (i) the written consent of the stockholders of QT Imaging approving and adopting the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) will have been obtained and be in full force and effect; (ii) the Proposals will have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital5 in accordance with this proxy statement/prospectus, the DGCL, the Existing Charter, GigCapital5’s bylaws and other governing documents, and the rules and regulations of the Nasdaq; (iii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the proposed Business Combination illegal or otherwise prohibiting consummation of the proposed Business Combination; (iv) all applicable waiting periods (and any extensions of such waiting periods) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the proposed Business Combination will have expired or been terminated; (v) all consents, approvals and authorizations set forth in the Business Combination Agreement will have been obtained from and made with all governmental authorities; (vi) the registration statement containing this proxy statement/prospectus (the “Registration Statement”) will have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or threatened by the SEC; (vii) the shares of GigCapital5 Common Stock will be listed on the Nasdaq; and; (viii) upon the Closing, and after giving effect to the Redemption Rights, GigCapital5 will have net tangible assets of at least $5,000,001 (excluding assets of the Combined Company).

GigCapital5 Conditions to Closing

Additionally, under the terms of the Business Combination Agreement, the obligations of GigCapital5 to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) the representation and warranties of QT Imaging contained in the Business Combination Agreement will be true and correct in all material respects, or in all respects, as applicable; (ii) QT Imaging will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by it; (iii) QT Imaging will have delivered to GigCapital5 a certificate signed by an officer of QT Imaging certifying as to the satisfaction of certain of the conditions specified in the Business Combination Agreement; (iv) no Company Material Adverse Effect (as such term is defined in the Business Combination Agreement) will have occurred between the date of the Business Combination Agreement and the date of the Closing (the “Closing Date”); (v) other than those persons identified as continuing directors, all members of the board of directors of QT Imaging will have executed written resignations; (vi) the Stockholder Support Agreement will be in full force and effect, and no Key QT Imaging Stockholder will have attempted to repudiate or disclaim any of its or his/her obligations thereunder; (vii) all parties to the Registration Rights Agreement (as defined below) (other than GigCapital5) will have delivered, or cause to be delivered, to GigCapital5 copies of the Registration Rights Agreement duly executed by all such parties; (viii) QT Imaging will have delivered to GigCapital5 the Lock-Up Agreement (as defined below) duly executed by each holder of shares of QT Imaging Common Stock outstanding as of immediately prior to the Effective Time, other than any such holder who, as of immediately prior to the Effective Time, owns (together with his, her or its affiliates) an aggregate of less than three percent of all shares of QT Imaging Common Stock then outstanding; (ix) QT Imaging will deliver to GigCapital5 a properly executed certification that shares of QT Imaging Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the Internal Revenue Service (the “IRS”) (which will be filed by the Combined Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury regulations issued pursuant to the Code; (x) QT Imaging will have delivered to GigCapital5 the PCAOB Financial Statements; (xi) QT Imaging Warrants (other than In-the-Money Company Warrants) will have been amended such that such QT Imaging Warrants will be canceled without consideration upon the Closing and the In-the-Money Company Warrants will have been canceled, extinguished and exercised for shares of QT Imaging Common Stock in accordance with their terms, or will be capable of being assumed by GigCapital5 in accordance with their terms; (xii) the Converting Notes will have been converted into QT Imaging Common Stock immediately prior to the Effective Time and the other QT Imaging Convertible Notes will have been repaid or amended to provide that they will be assumed by the Combined Company and not be convertible into shares or other securities of any entity and will not be subject to a lien or security interest and all liens and security interests currently granted in favor of the holders of such QT Imaging Convertible Notes will be terminated as of the Closing; (xiii) the debt of QT Imaging as of immediately prior to the Effective Time after conversion of any Converting Notes will be no more than $4,000,000; and (xiv) the Transaction Documents will be in full force and effect and will not have been rescinded by QT Imaging.

QT Imaging Conditions to Closing

Additionally, under the terms of the Business Combination Agreement, the obligations of QT Imaging to consummate the proposed Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) the representation and warranties of GigCapital5 and Merger Sub contained in the Business Combination Agreement will be true and correct in all material respects, or in all respects, as applicable; (ii) GigCapital5 and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by them; (iii) GigCapital5 will have delivered to QT Imaging a certificate signed by the President of GigCapital5 certifying as to the satisfaction of certain of the conditions specified in the Business Combination Agreement; (iv) no GigCapital5 Material Adverse Effect (as such term is defined in the Business Combination Agreement) will have occurred between the date of the Business Combination Agreement and the Closing Date; (v) the Available Cash will be equal or greater than $15,000,000; (vi) GigCapital5 will have taken all such actions as reasonable required such that, immediately following the Closing, the Combined Company Board will consist of the directors identified in this proxy statement/prospectus; (vii) all current and long-term liabilities of GigCapital5 will, immediately prior to the Closing, be capable of being satisfied as part of the Unpaid GigCapital5 Transaction Expenses; (viii) a supplemental listing will have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration; (ix) GigCapital5 will have delivered a copy of the Registration Rights Agreement duly executed by GigCapital5 and the Sponsor (as defined below); (x) GigCapital5 will have delivered a copy of the Lock-Up Agreement duly executed by GigCapital5 and the Sponsor; (xi) the transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing will have been consummated; and (xii) the Transaction Documents will be in full force and effect and will not have been rescinded by GigCapital5 or Merger Sub.

Termination

The Business Combination Agreement allows the parties to terminate the agreement if certain conditions described in the Business Combination Agreement are satisfied, including (i) by mutual written consent of GigCapital5 and QT Imaging; (ii) by written notice by either GigCapital5 or QT Imaging if the Effective Time has not occurred by the Outside Date; (iii) by written notice by either GigCapital5 or QT Imaging if any governmental authority of competent jurisdiction in the United States will have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the proposed Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the proposed Business Combination or the Merger; (iv) by written notice by either GigCapital5 or QT Imaging to the other party, if any of the Proposals will fail to receive the requisite vote for approval at the Stockholders’ Meeting; (v) by written notice by GigCapital5 to QT Imaging, if QT Imaging will have failed to deliver the Written Consent to GigCapital5; (vi) by written notice by GigCapital5 to QT Imaging upon a breach of any representation, warranty, covenant or agreement on the part of QT Imaging set forth in the Business Combination Agreement, or if any representation or warranty of QT Imaging will have become untrue; (vii) by written notice by QT Imaging to GigCapital5 upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital5 or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of GigCapital5 or Merger Sub will have become untrue; or (viii) by written notice by either GigCapital5 or QT Imaging to the other party, if after giving effect to the Redemption Rights, GigCapital5 does not have net tangible assets of at least $5,000,001 (excluding assets of the Combined Company).

Effect of Termination

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto (other than liability of QT Imaging, GigCapital5 or Merger Sub, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination), other than with respect to certain exceptions contemplated by the Business Combination Agreement and the confidentiality agreement between GigCapital5 and QT Imaging (the “Confidentiality Agreement”) that will survive the termination of the Business Combination Agreement.

Other Agreements

Distribution Agreement with lnnovador Healthcare (Asia) Pte. Ltd. (“Innovador”)

Pursuant to the Distribution Agreement between QT Imaging and Innovador, dated November 2, 2022 (the “Innovador Distribution Agreement”), Innovador was appointed as QT Imaging’s distributor for much of Asia. The territory for the Innovador Distribution Agreement includes Singapore, Malaysia, Thailand, Indonesia, Philippines, Myanmar, Vietnam, Cambodia, Laos, Brunei, India, Pakistan, Sri Lanka, Bangladesh, Nepal, Mongolia, Taiwan, Hong Kong, and Macau. Under the Innovador Distribution Agreement, QT Imaging is responsible for developing and manufacturing its products and supporting Innovador’s product registration and sales and marketing efforts, and Innovador is responsible for product registration, market development, sales & marketing, distribution, and servicing of the QT Imaging products. Under the Innovador Distribution Agreement, Innovador provides QT Imaging with nonbinding forecasts of the volume of QT Imaging’s products it expects to sell each year. Innovador takes possession of any machines it purchases.

The initial term of the Innovador Distribution Agreement is three years. Either party may terminate the Innovador Distribution Agreement if the counterparty breaches the agreement, engages in fraudulent conduct, becomes insolvent or is adjudicated bankrupt, or fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

Distribution Agreement with Freedom Ventures B.V. (“Freedom Ventures”)

In December 2020, QT Imaging entered into a Distribution Agreement with Freedom Ventures (the “Freedom Ventures Distribution Agreement”). The initial territory for the Freedom Ventures Distribution Agreement included Belgium, Bulgaria, Cyprus, Denmark, Germany, Finland, France, Greece, Hungary, Ireland, Italy, Croatia, Lithuania, Luxemburg, Malta, the Netherlands, Austria, Poland, Portugal, Romania, Slovenia, Slovakia, Spain, the Czech Republic, Sweden, the United Kingdom, Bahrein, Egypt, Iraq, Iran, Israel, Yemen, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, and the United Arab Emirates. However, the Freedom Ventures Distribution Agreement stipulates that if Freedom Ventures has not purchased a machine for any country within 24 months of the entry into the agreement, that such country shall cease to be included in the territory. As of December 31, 2022, Freedom Ventures had only purchased a machine for the Netherlands. In addition, under the Freedom Ventures Distribution Agreement, Freedom Ventures committed to purchase four demonstration units by December 31, 2021 and committed to certain performance minimums which have not been met. However, QT Imaging continues to work with Freedom Ventures in Egypt, Kuwait, and the UAE and has not set up alternate distribution arrangements in the other countries.

Under the Freedom Ventures Distribution Agreement, QT Imaging appointed Freedom Ventures as the exclusive distributor of QT Imaging products in the defined territory and agreed to sell Freedom Ventures components or manufactured machines. QT Imaging has the right to set prices for such components or machines and agrees to pay Freedom Ventures a commission for machines Freedom Ventures sells in the territory. In addition, under the terms of the Freedom Ventures Distribution Agreement, Freedom Ventures agreed to market, sell, distribute, and support the QT Imaging products in the territory, as well as secure regulatory approval required to do so.

The Freedom Ventures Distribution Agreement had an initial five-year term. Each party has the right to terminate the Freedom Ventures Distribution Agreement for cause, with QT Imaging also having the right to terminate if Freedom Ventures breaches its payment obligations; and Freedom Ventures having the right to terminate if QT Imaging breaches its quality standards; and either party having the right to terminate if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or proceedings relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or the other party is merged or consolidated, sells all or substantially all of its assets, or is subject to any substantial change in management or control. Either party may terminate the Freedom Ventures Distribution Agreement if QT Imaging has not received within 18 months of entry into the Freedom Ventures Distribution Agreement the CE Mark, which has not occurred.

Sales Agent Agreement with NXC Imaging

On May 31, 2023, QT Imaging entered into a confidential Sales Agent Agreement with NXC Imaging (“NXC”), a wholly owned subsidiary of Canon Medical Systems USA, Inc. (the “NXC Agreement”), pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Under the NXC Agreement, QT Imaging has the right to set the price for its products and agreed to pay NXC a commission based on the purchase order price charged to a customer. Pursuant to the NXC Agreement, NXC is responsible for promotion and sale of the QT Imaging products and services within the designated territory, as well as servicing the QT Imaging products sold by NXC Imaging.

The initial term of the NXC Agreement is for three years. Either party may terminate the NXC Agreement if the counterparty breaches the agreement. NXC has the right to terminate the NXC Agreement if QT Imaging fails to pay commission due to NXC under the terms of the NXC Agreement, and QT Imaging has the right to terminate the NXC Agreement if NXC challenges, assists a third party in challenging or directly or indirectly aids another party in infringing QT Imaging’s intellectual property rights. QT Imaging and NXC may each terminate the NXC Agreement at any time, with or without cause, by providing a 90 day written notice to the other party.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with GigCapital5 and QT Imaging, pursuant to which the Sponsor agreed, at any meeting of GigCapital5 stockholders and in connection with any action by written consent of the stockholders of GigCapital5, to vote (or execute and return an action by written consent), or cause to be voted at the Stockholders’ Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its shares of GigCapital5 Common Stock in favor of the approval and adoption of the Business Combination Agreement and approval of the proposed Business Combination, including the Merger, and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith. Sponsor further agrees to comply with the lock-up provisions set forth in the Insider Letter Agreement, dated September 23, 2021, by and among GigCapital5, Sponsor, Wells Fargo and William Blair (the “Insider Letter Agreement”). See “Other Agreements-Sponsor Support Agreement.”

As of [●], 2023, the Record Date, the Sponsor was entitled to vote GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock.

QT Imaging Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement GigCapital5, QT Imaging and the Key QT Imaging Stockholders entered into the Stockholder Support Agreement providing that, among other things, pursuant to which such Key QT Imaging Stockholders holding at least fifty and one tenth percent of the QT Imaging Common Stock have agreed, among other things, to vote all of their shares of QT Imaging in favor of the Business Combination Agreement and the proposed Business Combination, including the Merger and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Registration Rights Agreement

GigCapital5 and certain stockholders of QT Imaging (the “Holders”) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) at the Closing. Pursuant to the terms of the Registration Rights Agreement, the Combined Company will be obligated to file one or more registration statements to register the resales of Combined Company Common Stock held by such Holders after the Closing. Holders holding at least majority in interest of the registrable securities owned by all Holders are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Holders may demand at any time or from time to time, that the Combined Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Combined Company held by such Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Company will indemnify such Holders and certain persons or entities related to such Holders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Company and certain persons or entities related to the Combined Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents. See “Other Agreements-Registration Rights Agreement.”

Lock-Up Agreement

GigCapital5 and the Holders will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) at the Closing. The Lock-Up Agreement will provide that, subject to certain exceptions, each of the Holders will not transfer any shares of Combined Company Common Stock beneficially owned or owned of record by such of the Holders until the earlier of (a) six months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of Combined Company Common Stock quoted on the Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the Closing Date; and (c) subsequent to the Closing, the date on which the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their Combined Company securities for cash, securities or other property. See “Other Agreements-Lock-Up Agreement.”

Certain Engagements in Connection with the Business Combination and Related Transactions

The Representatives, Wells Fargo and William Blair, were originally engaged by GigCapital5 to act as the underwriters for the GigCapital5 IPO and as such, were entitled to deferred underwriting fees in the amount of

$9.2 million upon the consummation of a business combination. Of this amount, Wells Fargo was entitled to $6,440,000 in deferred underwriting fees, and William Blair to the remaining $2,760,000. On March 20, 2023, Wells Fargo formally waived in writing any entitlement to the deferred underwriting fee in respect of the proposed Business Combination. Wells Fargo did not provide a reason for the fee waiver and we did not engage in any dialogue with them regarding the waiver, despite Wells Fargo having performed all its obligations under the underwriting agreement. Wells Fargo was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred underwriting fees or with respect to any agreements, arrangements or understandings between Wells Fargo and any party with respect to the waiver.

The above-noted waiver from Wells Fargo does not affect the entitlement of William Blair upon the consummation of the proposed Business Combination to a deferred underwriting fee pursuant to the terms of the underwriting agreement entered into in conjunction with the GigCapital5 IPO.

Nasdaq Listing

The GigCapital5 Common Stock are currently listed on Nasdaq under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and the Warrants trade at the OTC under the symbols “GIA.U” and “GIA.WS,” respectively. We intend to apply for the listing of the Combined Company Common Stock and the Warrants on the Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, following the Closing.

Comparison of Stockholders’ Rights

There are certain differences in the rights of GigCapital5 stockholders prior to the proposed Business Combination and after the proposed Business Combination. See “Comparison of Stockholders’ Rights.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors.” Such risks include, but are not limited to:

Risks related to QT Imaging’s business and industry, including that:

•

QT Imaging is a development-stage company with limited operating history and significant losses since inception which may make it difficult to evaluate prospects for its future viability and predict our future performance. QT Imaging, and following the Closing, the Combined Company, may never be able to effectuate its business plan or achieve any meaningful revenue or reach profitability. Therefore, at this stage of its business, potential investors have a high probability of losing their entire investment.

•	QT Imaging’s independent registered public accounting firm has expressed doubt about the company’s ability to continue as a going concern.

•	QT Imaging is highly dependent on the successful development, marketing and sale of our breast imaging device and on other products which are still in the development stage.

•

The industry that QT Imaging is a part of is highly competitive and is subject to technological change, which may result in new products or solutions that are superior to the technology or other future products QT Imaging, and following the Closing, the Combined Company, may bring to market from time to time.

•

QT Imaging, and following the Closing, the Combined Company, could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm its business reputation and financial results.

•

QT Imaging does not expect to carry any business interruption insurance or any other insurance (except for director and officer, property and product liability insurance). As a result, QT Imaging, and following the Closing, the Combined Company, may incur uninsured losses, increasing the possibility that you would lose your entire investment in the company.

•	The management team of QT Imaging has limited experience in managing a public company.

•

The Combined Company will be subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its products and services, and could cause it to incur significant costs.

•

QT Imaging, and following the Closing, the Combined Company, may not receive, or may be delayed in receiving, the necessary clearances or approvals for its future products, and failure to timely obtain necessary clearances or approvals for its future products would adversely affect its ability to grow the business.

•

QT Imaging’s products must be manufactured in accordance with federal, state and foreign regulations, and QT Imaging, and following the Closing, the Combined Company, could be forced to recall its devices or terminate production if it fails to comply with these regulations.

•

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for QT Imaging, and following the Closing, the Combined Company, to obtain regulatory clearances or approvals for its products or to manufacture, market or distribute its products after clearance or approval is obtained.

•

Claims that QT Imaging’s technology or future products or the sale or use of its future products infringe the patents or other intellectual property rights of third parties could result in costly litigation or could require substantial time and money to resolve, even if litigation is avoided.

•

The rights of QT Imaging, and following the Closing, the Combined Company, to develop and commercialize the company’s products may be subject to the terms and conditions of licenses and sublicenses granted to it by third parties.

•

The Combined Company intends to use a portion of the proceeds from the proposed Business Combination to build up the sales and marketing organization. If the Combined Company is unable to establish satisfactory sales and marketing capabilities, it may not be able to successfully commercialize the QT Breast Scanner (as defined below) or products under development.

Risks relating to the proposed Business Combination, including that:

•

The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company Common Stock as consideration in the proposed Business Combination, and will experience additional dilution following the Closing in the event of future issuances pursuant to the Equity Incentive Plan, the exercise of the Assumed Warrants, and the exercise of the Warrants and the Private Placement Warrants.

•

The market price of shares of Combined Company Common Stock after the proposed Business Combination may be affected by factors different from those currently affecting the prices of shares of GigCapital5 Common Stock.

•

GigCapital5 has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•	If the proposed Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Combined Company Common Stock may decline.

•

There can be no assurance that the Combined Company Common Stock will be approved for listing on the Nasdaq or that the Combined Company will be able to comply with the continued listing standards of the Nasdaq.

•

The consummation of the proposed Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the proposed Business Combination may not be completed.

•

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the proposed Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

•	Termination of the Business Combination Agreement could negatively impact QT Imaging and GigCapital5.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the proposed Business Combination may differ materially.

Risks relating to redemption, including that:

•

If third parties bring claims against GigCapital5, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

•

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•

Unlike some other blank check companies, GigCapital5 is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for GigCapital5 to consummate the proposed Business Combination even if a substantial number of our stockholders redeem.

Information about GigCapital5

GigCapital5 is a blank check company incorporated on January 19, 2021, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Our efforts to identify a prospective target business were focused on identifying businesses in the technology, media, and telecommunications, aerospace and defense, advanced medical equipment, intelligent automation and sustainable industries, although were not limited to a particular industry or geographic region. Prior to executing the Business Combination Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

The GigCapital5 Common Stock are currently listed on Nasdaq under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and the Warrants trade at the OTC under the symbols

“GIA.U” and “GIA.WS,” respectively. GigCapital5 currently maintains its executive offices at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 and GigCapital5’s telephone number is (650) 276-7040.

As of December 31, 2022, GigCapital5 had a working capital deficit of $3,935,695. Further, GigCapital5 has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination Agreement. GigCapital5 cannot assure you that its plans to raise capital or to consummate an initial business combination, including pursuant to the Business Combination Agreement, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the proposed Business Combination or its inability to continue as a going concern.

MARKET PRICE AND DIVIDEND INFORMATION

GigCapital5

The GigCapital5 Common Stock are currently listed on Nasdaq under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and Warrants trade at the OTC under the symbols “GIA.U” and “GIA.WS,” respectively.

On December 9, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, the closing price of shares of GigCapital5 Common Stock, GigCapital5 Units and the Warrants on the NYSE were $10.17, $10.18, and $0.0173, respectively. As of [●], 2023, the closing price of shares of GigCapital5 Common Stock on Nasdaq were $[●], and on the OTC the closing price of GigCapital 5 Units and Warrants were $[●] and $[●], respectively.

Holders of GigCapital5 Common Stock, GigCapital5 Units and Warrants should obtain current market quotations for their securities. The market prices of GigCapital5’s securities could vary at any time before the proposed Business Combination.

Holders

As of [●], 2023, the Record Date, there were 2 holders of record of GigCapital5 Units, 4 holders of record of GigCapital5 Common Stock and [●] holder of record of public GigCapital5 Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GigCapital5 Units, Public Shares and public GigCapital5 Warrants are held of record by banks, brokers, and other financial institutions.

Dividend Policy

GigCapital5 has not paid any cash dividends on the GigCapital5 Common Stock to date and does not intend to pay cash dividends prior to the completion of the proposed Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the proposed Business Combination. The payment of any cash dividends subsequent to the proposed Business Combination will be within the discretion of the Combined Company Board at such time. The Combined Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

QT Imaging

The historical market price for QT Imaging Common Stock is not provided because there is no public market for QT Imaging Common Stock.

See “QT Imaging’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GIGCAPITAL5

The following information is only a summary and should be read in conjunction with GigCapital5’s financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “GigCapital5 Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of GigCapital5’s future performance.

The summary statements of operations data for the year ended December 31, 2022 and the three months ended March 31, 2022 and 2023, and the summary balance sheet data as of December 31, 2022 and March 31, 2023 are each derived from GigCapital5’s audited financial statements and unaudited condensed financial statements appearing elsewhere in this proxy statement/prospectus. The GigCapital5 unaudited interim condensed financial statements were prepared on the same basis as its audited financial statements. The historical results are not necessarily indicative of the results to be expected in the future.

	For the year ended December 31,	Three months ended March 31
	2022	2022	2023
Statements of Operations Data:
Revenue	$—	$—	$—
Loss from operations	$(4,279,100)	$(612,883)	$(1,767,358)
Interest income	$1,630,398	$17,513	$443,280
Net loss and comprehensive loss	$(2,774,307)	$(369,935)	$(1,472,888)
Basic and diluted net income per share, common stock subject to possible redemption	$0.06	$0.00	$0.09
Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	17,954,419	23,000,000	3,969,826
Basic and diluted net loss per share, common stockholders	$(0.60)	$(0.06)	$(0.28)
Weighted average common shares outstanding - basic and diluted	6,540,000	6,540,000	6,540,000

	As of December 31, 2022	As of March 31, 2023
Balance Sheet Data:
Working capital (deficit)	$(3,935,695)	$(5,937,064)
Cash	$78,196	$356,141
Cash and marketable securities held in Trust Account	$41,561,656	$31,670,407
Total assets	$41,945,571	$32,296,352
Total liabilities	$13,418,199	$9,188,568
Common stock subject to possible redemption	$41,606,846	$31,828,698
Stockholders’ deficit	$(13,079,474)	$(8,720,914)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF QT IMAGING

The following information is only a summary and should be read in conjunction with QT Imaging’s consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “QT Imaging’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of QT Imaging’s future performance.

The summary statements of operations data for the year ended December 31, 2022 and the summary balance sheet data as of December 31, 2022 are each derived from QT Imaging’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The summary statements of operations data for the three months ended March 31, 2023 and 2022, and the summary balance sheet data as of March 31, 2023 are derived from QT Imaging’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The QT Imaging unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited consolidated financial statements. The historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31, 2022	Three Months Ended March 31,
		2022	2023
Statement of Operations Data:
Revenue	$708,244	$695,686	$7,564
Loss from operations	$(5,786,294)	$(1,250,603)	$(1,752,665)
Interest expense	$(468,174)	$(99,543)	$(130,282)
Net loss and comprehensive loss	$(6,256,068)	$(1,350,146)	$(1,882,947)
Basic and diluted net loss per share	$(0.23)	$(0.05)	$(0.07)
Basic and diluted weighted-average shares outstanding	27,364,975	27,351,290	27,754,096

	As of December 31, 2022	As of March 31, 2023
Balance Sheet Data:
Total assets	$7,748,098	$7,466,710
Total liabilities	$9,255,675	$9,692,056
Stockholders’ deficit	$(1,507,577)	$(2,225,346)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the proposed Business Combination and other events contemplated by the Business Combination Agreement as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus. On December 8, 2022, GigCapital5 executed the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, GigCapital5 will acquire QT Imaging through the statutory merger of QTI Merger Sub with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5. The Aggregate Closing Merger Consideration of 14,940,891 shares will be calculated as the Aggregate Closing Merger Consideration Value of $149.4 million divided by $10.00 per share, less the Aggregate Excess QT Imaging Transaction Expenses Shares. At the Effective Time of the proposed Business Combination, each share of QT Imaging Common Stock will be canceled and converted into the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio, calculated in accordance with the terms of the Business Combination Agreement. The Exchange Ratio is currently estimated to be approximately [●].

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because QT Imaging has been determined to be the accounting acquirer under all redemption scenarios presented. The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical audited consolidated balance sheet of QT Imaging with the historical audited balance sheet of GigCapital5 on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited consolidated statement of operations of QT Imaging for the fiscal year ended December 31, 2022 and the historical audited statement of operations of GigCapital5 for the year ended December 31, 2022, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of GigCapital5 and QT Imaging and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Merger and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Combined Company. GigCapital5 and QT Imaging have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments reflected in the selected pro forma information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Merger, the PIPE Investment and other transactions.

The following table presents the selected pro forma information after giving effect to the Merger and other events contemplated by the Business Combination Agreement and the September 2022 Partial Redemption and March 2023 Partial Redemption, presented under the following eight scenarios.

•

Assuming No Additional Redemptions and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and March 2023 Partial Redemption and assumes that no other GigCapital5 Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 50% Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and March 2023 Partial Redemption and assumes that holders of an additional 1,509,501, or 50% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $16.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 75% Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and March 2023 Partial Redemption and assumes that holders of an additional 2,264,251, or 75% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $24.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming Maximum Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and March 2023 Partial Redemption and assumes that GigCapital5 Public Stockholders holding the remaining 3,019,001 remaining shares of GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $32.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

At this time, GigCapital5 does not expect the Sponsor to exercise its right to convert Working Capital Notes into additional Private Placement Units at the Closing. However, as the Sponsor has a right to so convert up to $1,500,000 in principal of Working Capital Notes, it is providing four additional scenarios that present the effect of such a conversion if it were to occur as of March 31, 2023:

•

Assuming No Additional Redemptions plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that no other GigCapital5 Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 50% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 1,509,501, or 50% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $16.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 75% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 2,264,251, or 75% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $24.0 million. This scenario also assumes all the GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming Maximum Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that GigCapital5 Public Stockholders holding the remaining 3,019,001 remaining shares of GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $32.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

Under the 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, the pro forma financials assume a $10.61 per share redemption amount as of March 31, 2023. This amount is the result of dividing the total number of Public Shares into the balance of the Trust Account adjusted for additional extension payments deposited or expected to be deposited through the Closing, plus any accrued interest on the Trust Account, as of March 31, 2023.

The following summarizes the pro forma shares of Combined Company Common Stock issued and outstanding immediately after the Merger under the eight scenarios (after giving effect to the September 2022 Partial Redemption and March 2023 Partial Redemption):

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	23,000,000	84.9%	23,000,000	89.9%	23,000,000	92.6%	23,000,000	95.5%
Less: shares of GigCapital5 Common Stock redeemed - September 2022 Extension	(18,985,950)	(70.1)%	(18,985,950)	(74.2)%	(18,985,950)	(76.5)%	(18,985,950)	(78.9)%
Less: shares of GigCapital5 Common Stock redeemed - March 2023 Extension	(995,049)	(3.7)%	(995,049)	(3.9)%	(995,049)	(4.0)%	(995,049)	(4.1)%
Less: shares of GigCapital5 Common Stock redeemed	—	0.0%	(1,509,501)	(5.9)%	(2,264,251)	(9.1)%	(3,019,001)	(12.5)%

Total held by Public Stockholders	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and insiders	6,274,000	23.2%	6,274,000	24.5%	6,274,000	25.3%	6,274,000	26.1%
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	1.0%	271,000	1.1%	271,000	1.1%	271,000	1.1%
Shares issued in conversion of GigCapital5 Working Capital Notes	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Conversion of QT Imaging Convertible Notes	336,651	1.2%	336,651	1.3%	336,651	1.4%	336,651	1.4%
Former QT Imaging stockholders	13,995,190	51.6%	13,995,190	54.7%	13,995,190	56.3%	13,995,190	58.1%
Shares from QT Imaging bridge financing	250,725	0.9%	250,725	0.9%	250,725	1.0%	250,725	1.0%
Shares from exercise of QT Imaging Warrants	258,325	1.0%	258,325	1.0%	258,325	1.0%	258,325	1.1%
Shares issued in payment of QT Imaging Transaction Expenses	100,000	0.4%	100,000	0.4%	100,000	0.4%	100,000	0.4%
PIPE Investors	2,600,000	9.6%	2,600,000	10.2%	2,600,000	10.5%	2,600,000	10.8%

Pro Forma Combined Company Common Stock outstanding at Closing	27,104,892	100%	25,595,391	100%	24,840,641	100%	24,085,891	100%

	Scenario 5		Scenario 6		Scenario 7		Scenario 8
	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	23,000,000	84.6%	23,000,000	89.6%	23,000,000	92.3%	23,000,000	95.2%
Less: shares of GigCapital5 Common Stock redeemed - September 2022 Extension	(18,985,950)	(69.9)%	(18,985,950)	(73.9)%	(18,985,950)	(76.2)%	(18,985,950)	(78.6)%
Less: shares of GigCapital5 Common Stock redeemed - March 2023 Extension	(995,049)	(3.6)%	(995,049)	(3.9%)	(995,049)	(4.0)%	(995,049)	(4.1)%
Less: shares of GigCapital5 Common Stock redeemed	—	0.0%	(1,509,501)	(5.9)%	(2,264,251)	(9.1)%	(3,019,001)	(12.5)%

Total held by Public Stockholders	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and insiders	6,274,000	23.1%	6,274,000	24.4%	6,274,000	25.2%	6,274,000	25.9%
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	1.0%	271,000	1.1%	271,000	1.1%	271,000	1.1%
Shares issued in conversion of GigCapital5 Working Capital Notes	93,500	0.3%	93,500	0.4%	93,500	0.4%	93,500	0.4%
Conversion of QT Imaging Convertible Notes	336,651	1.2%	336,651	1.3%	336,651	1.4%	336,651	1.4%
Former QT Imaging stockholders	13,995,190	51.5%	13,995,190	54.5%	13,995,190	56.1%	13,995,190	57.9%
Shares from QT Imaging bridge financing	250,725	0.9%	250,725	0.9%	250,725	1.0%	250,725	1.0%
Shares from exercise of QT Imaging Warrants	258,325	0.9%	258,325	1.0%	258,325	1.0%	258,325	1.1%
Shares issued in payment of QT Imaging Transaction Expenses	100,000	0.4%	100,000	0.4%	100,000	0.4%	100,000	0.4%
PIPE Investors	2,600,000	9.6%	2,600,000	10.1%	2,600,000	10.4%	2,600,000	10.8%

Pro Forma Combined Company Common Stock outstanding at Closing	27,198,392	100%	25,688,891	100%	24,934,141	100%	24,179,391	100%

The following summarizes the selected pro forma information under the scenarios presented (after giving effect to the September 2022 Partial Redemption and March 2023 Partial Redemption):

	Pro Forma Combined
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Three Months Ended March 31, 2023
Revenue	$7,564	$7,564	$7,564	$7,564
Operating expenses	$1,896,073	$1,896,073	$1,896,073	$1,896,073
Loss from operations	$(1,935,086)	$(1,935,086)	$(1,935,086)	$(1,935,086)
Net loss	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Net loss per share—basic and diluted	$(0.07)	$(0.08)	$(0.08)	$(0.08)
Weighted average shares—basic and diluted	27,104,892	25,595,391	24,840,641	24,085,891
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Year Ended December 31, 2022
Revenue	$708,244	$708,244	$708,244	$708,244
Operating expenses	$17,495,344	$17,495,344	$17,495,344	$17,495,344
Loss from operations	$(17,344,025)	$(17,344,025)	$(17,344,025)	$(17,344,025)
Net loss	$(17,126,534)	$(17,126,534)	$(17,126,534)	$(17,126,534)
Net loss per share - basic and diluted	$(0.63)	$(0.67)	$(0.69)	$(0.71)
Weighted average shares - basic and diluted	27,104,892	25,595,391	24,840,641	24,085,891
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data - As of March 31, 2023
Total current assets	$51,749,048	$35,734,694	$27,727,522	$19,720,350
Total assets	$53,948,489	$37,934,135	$29,926,963	$21,919,791
Total current liabilities	$1,568,218	$1,568,218	$1,568,218	$1,568,218
Total liabilities	$32,093,482	$32,093,482	$32,093,482	$32,093,482
Total stockholders equity (deficit )	$21,855,007	$5,840,653	$(2,166,519)	$(10,173,691)

	Pro Forma Combined
	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Three Months Ended March 31, 2023
Revenue	$7,564	$7,564	$7,564	$7,564
Operating expenses	$1,896,073	$1,896,073	$1,896,073	$1,896,073
Loss from operations	$(1,935,086)	$(1,935,086)	$(1,935,086)	$(1,935,086)
Net loss	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.08)	$(0.08)
Weighted average shares - basic and diluted	27,198,392	25,688,891	24,934,141	24,179,391
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Year Ended December 31, 2022
Revenue	$708,244	$708,244	$708,244	$708,244
Operating expenses	$17,495,344	$17,495,344	$17,495,344	$17,495,344
Loss from operations	$(17,344,025)	$(17,344,025)	$(17,344,025)	$(17,344,025)
Net loss	$(17,126,534)	$(17,126,534)	$(17,126,534)	$(17,126,534)
Net loss per share - basic and diluted	$(0.63)	$(0.67)	$(0.69)	$(0.71)
Weighted average shares - basic and diluted	27,198,392	25,688,891	24,934,141	24,179,391
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data - As of March 31, 2023
Total current assets	$52,684,048	$36,669,694	$28,662,522	$20,655,350
Total assets	$54,883,489	$38,869,135	$30,861,963	$22,854,791
Total current liabilities	$1,568,218	$1,568,218	$1,568,218	$1,568,218
Total liabilities	$32,093,482	$32,093,482	$32,093,482	$32,093,482
Total stockholders equity (deficit )	$22,790,007	$6,775,653	$(1,231,519)	$(9,238,691)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND RISK FACTOR SUMMARY

This proxy statement/prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, the ability of the parties to consummate the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of GigCapital5 and/or QT Imaging, and includes statements pertaining to the Combined Company following the consummation of the proposed Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “QT Imaging’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About QT Imaging” and “Future Business of QT Imaging Holdings.” Additionally, any statements that refer to projections, forecasts and other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and other similar words or expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of GigCapital5 and QT Imaging, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurances that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks and uncertainties (including, without limitation, those factors described in “Risk Factors”), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus, may include, for example, statements about:

•	benefits from the proposed Business Combination;

•	ability to complete an initial business combination, including the proposed Business Combination;

•	satisfaction or waiver (if applicable) of the conditions of the proposed Merger;

•	future financial performance following the proposed Business Combination;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the proposed Business Combination;

•

our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	our potential ability to obtain additional financing to complete the proposed Business Combination;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	litigation and regulatory enforcement risks;

•	the delisting of our securities from Nasdaq or an inability to have our securities listed on Nasdaq or another exchange following the proposed Business Combination;

•	the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•	the Trust Account not being subject to claims of third parties;

•	factors relating to the business, operations and financial performance of the Combined Company and its subsidiaries, including without limitation:

•	the ability of the Combined Company to maintain an effective system of internal controls over financial reporting;

•	the success of the Combined Company’s products and product candidates, as well as clinical and related programs;

•

the ability to establish marketing and sales capabilities to enter into agreements with third parties to market and sell the Combined Company’s existing products and, subject to regulatory approval thereof, future product candidates;

•	the ability to adequately protect the Combined Company’s intellectual property rights;

•	the ability to maintain the confidentiality and integrity of the Combined Company’s data and other sensitive information;

•	the ability of the Combined Company to grow market share in QT Imaging’s existing markets or any new markets it may enter;

•	the ability of the Combined Company to respond to general economic conditions;

•	the ability of the Combined Company to manage its use of cash and its growth effectively;

•	the ability of the Combined Company to achieve and maintain profitability in the future; and

•	the Combined Company to access sources of capital to finance operations and growth; and

•	the impact of the COVID-19 pandemic.

The forward-looking statements contained in this proxy statement/prospectus are based on the current expectations and beliefs of the management of GigCapital5 and/or QT Imaging concerning future developments and their potential effects on the parties. There can be no assurance that future developments affecting GigCapital5 or QT Imaging will be those that GigCapital5 or QT Imaging have anticipated. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of GigCapital5 or QT Imaging) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section of this proxy statement/prospectus entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of GigCapital5 and QT Imaging prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. GigCapital5 and QT Imaging undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses. The occurrence of one of more of the events or circumstances described in these risk factors, along or in combination with other events or circumstances, may adversely affect our ability to complete or realize the benefits of the proposed Business Combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of the Combined Company following the proposed Business Combination. The following discussion should be read in conjunction with the respective financial statements of GigCapital5 and QT Imaging, and the notes to the financial statements included therein.

Risks Related to QT Imaging’s Business, Financial Condition and Need for Additional Capital

Unless the context clearly indicates otherwise, all references in this subsection to “the Company,” “we,” “us” or “our” refer to the business of QT Imaging prior to the Closing and to the business of the Combined Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of the Combined Company Common Stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Financial Condition, and Need for Additional Capital

We are a development-stage company with limited operating history and significant losses since inception which may make it difficult to evaluate prospects for our future viability and predict our future performance. We may never be able to effectuate our business plan or achieve any meaningful revenue or reach profitability.

We have a limited operating history and only a preliminary and unproven business plan upon which investors may evaluate our prospects. We have not yet demonstrated the commercial viability of our breast imaging technology platform. Although we have produced working prototypes of our product—QT Scanner 2000 Model A, (the “QT Breast Scanner”) and have devices currently deployed at facilities in the United States and abroad, we have not demonstrated scale of deployment and manufacturing necessary to achieve commercial viability despite having clearance from the FDA for breast imaging with the QT Breast Scanner. Even if we are able to do so, we may not be able to manufacture the QT Breast Scanner device at the costs needed to support our business model. Even if we are able to commercialize some of our products or product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we expand our marketing efforts to increase adoption of our products, expand existing relationships, obtain regulatory approvals for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. While we have two international distribution agreements, there is no assurance that our distribution partners will succeed in selling and servicing devices in sufficient volumes to help the company meet its business plan, revenue objectives or profitability.

Furthermore, even if our technology and product become commercially viable and deployed at scale, we may not generate sufficient revenue necessary to support our business. We estimate that effectively stimulating market interest in our QT Breast Scanner will require deploying at least 5 devices in clinical use. We may never achieve these thresholds for devices deployed in the near-to-mid-term at any level or at all, which may cause our business to fail. The Medical Scan as a Service model is based on selling the QT Breast Scanner at low or no initial cost using a per-scan pricing structure, which is pioneering for medical imaging companies and is subject to numerous risks. The medical imaging industry is also highly competitive, and our technology, products, services or business models may not achieve widespread market acceptance. If we are unable to address any issues mentioned above, or encounter other problems, expenses, difficulties, complications, and delays in connection with the starting and expansion of our business, our entire business may fail, in which case you may lose your entire investment.

We have a history of net losses and negative cash flow from operations since inception and we expect such losses and negative cash flows from operations to continue in the foreseeable future. As of March 31, 2023 and December 31, 2022, we had working capital of $3.6 million and $4.1 million, respectively, and an accumulated deficit of approximately $13.6 million and $11.7 million, respectively. For the three months ended March 31, 2023 and 2022, we incurred net losses of approximately $1.9 million and $1.4 million, respectively. For the three months ended March 31, 2023 and 2022, we used cash in operations of $1.0 million and $0.9 million, respectively. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs related to developing our business, including research and development costs, manufacturing costs, employee-related costs, costs of complying with government regulations, intellectual property development and prosecution costs, marketing and promotion costs, capital expenditures, general and administrative expenses, and costs associated with operating as a public company.

Our ability to generate revenue from our operations and ultimately achieve profitability will depend on factors including but not limited to whether we can complete the development and commercialization of our QT Breast Scanner breast imaging technology and our future products, whether we can manufacture the QT Breast Scanner and future products on a commercial scale in such amounts and at such costs as we anticipate, and whether we can achieve market acceptance of our products, services and business models. In addition, we expect our selling, general and administrative expenses to increase following the proposed Business Combination due to the additional costs associated with being a public company. The net losses that we incur may fluctuate significantly from period to period. As a result of these increased expenditures, we will need to generate significant additional revenue in order to offset our operating expenses and achieve and sustain profitability. Accordingly, we may not achieve or maintain profitability, and we may continue to incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of Combined Company Common Stock to decline.

We may not be able to successfully execute our business model.

We are a company with limited operating history and we may not have the necessary resources, expertise and experience to successfully execute our business model on a global scale, such as obtaining the necessary approvals or clearances from the regulatory agencies of our target markets. Our ability to execute our model is dependent on a number of factors, including the ability of our senior management team to execute our model, our ability to incentivize, train and support international distribution partners in different geographic regions, our ability to begin or maintain our pace of product development, manufacturing and commercialization, our ability to meet the changing needs of the medical imaging market, and the ability of our employees to perform at a high-level. If we are unable to execute our model, or if our model does not drive the growth that we anticipate, or if our market opportunity is not as large as we have estimated, it could adversely affect our business and our prospects.

We have a limited operating history. If we successfully commercially launch the QT Breast Scanner, products under development that are cleared by the FDA and other regulatory agencies, and they do not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

We have a limited operating history and have no history of successfully marketing our breast-imaging technology, the QT Breast Scanner or any other product using our 3D transmission ultrasound technology. We may fail to generate significant interest in the QT Breast Scanner, or other imaging products using our technology, or services like Medical Scan as a Service. These and other factors, including the following, may affect the rate and level of market acceptance:

•	effectiveness of the sales and marketing efforts of us, and our international distribution partners;

•

perception by medical professionals and patients of the convenience, safety, efficiency and benefits of the QT Breast Scanner or products under development using our technology, compared to competing methods of medical imaging;

•

opposition from certain industry leaders, which may limit our ability to promote the QT Breast Scanner or products under development that are cleared by the FDA and other regulatory agencies, or Medical Scan as a Service, and to penetrate into the medical imaging market in certain geographical areas;

•	the level of commitment and support that we receive from our partners, such as cloud storage providers, as well as medical professionals such as radiologists;

•	willingness of market participants to accept the Medical Scan as a Service model;

•	the changing and volatile U.S. and global economic environments, including as a result of the COVID-19 pandemic;

•	timing of market introduction of competing products, and the sales and marketing initiatives of such products;

•	press and blog coverage, social media coverage, and other publicity and public relations factors by others;

•	lack of financing or other resources to successfully develop and commercialize our technology and implement our business plan; and

•	coverage determinations and reimbursement levels of third-party payors.

If cleared or approved for marketing by the FDA or other regulatory agencies, depending on the approved clinical indication, the QT Breast Scanner and products under development will be competing with existing and future imaging products and similar offerings. The technology underlying the QT Breast Scanner may be perceived as inferior or inaccurate and patients may be unwilling to undergo medical screening using the QT Breast Scanner or other products under development using our technology. Moreover, patients and medical professionals may be unwilling to depart from the current medical imaging technology. Medical professionals tend to be slow to change their medical diagnostic practices because of perceived liability risks arising from the use of new technology or products, and they may not recommend medical imaging using the QT Breast Scanner or other products under development using our technology until there is long-term clinical evidence to convince them to alter or modify their existing imaging methods. Our efforts to educate patients, radiologists and other members of the medical community on the benefits of our products require significant resources and may not be successful. Our efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors. In particular, gaining market acceptance for our products in nascent markets, such as China, India, and certain countries in Africa and Latin America, could be challenging. Moreover, in the event that the QT Breast Scanner or other products under development using our technology are the subject of guidelines, clinical studies or scientific publications that are unfavorable or damaging, or otherwise call into question their benefits, we may have difficulty in convincing market participants to adopt our products. In addition, medical professionals, patients, providers of medical imaging services and third-party payors may not adopt or reimburse the use of the QT Breast Scanner or products under development in the near term or at all.

If we are unable to achieve or maintain an adequate level of market acceptance, we may not generate significant revenue or become profitable and our business, financial condition, results of operations and prospects would be significantly harmed.

The success of our business model is subject to numerous risks and uncertainties.

We expect sales to hospitals, academic medical centers, cancer centers, and imaging centers to be our primary business model. We also expect to develop a Medical Scan as a Service model and deploy devices that may generate no direct sales revenue, but will incur manufacturing and other deployment costs that we will have to absorb with no assurance that the Medical Scan as a Service model will generate sufficient revenues over time to recover our manufacturing and deployment costs and the cost to service and maintain the devices. Even if we are able to successfully implement our Medical Scan as a Service model, the sustainability of our general business plan depends substantially on the sustainability of direct sales of devices and sales of service and disposable products to our customers, and on the efforts of our distribution partners. We believe that effectively engaging market interest in our QT Breast Scanner device will require deploying a large number of at least 70 devices on commercially reasonable terms. The success of our Medical Scan as a Service model will also depend on each device, once deployed, performing a sufficient number of scans per day to be fully utilized. We may not be successful in achieving these goals for various reasons, including:

•

the process of manufacturing and deploying the QT Breast Scanner and our products under development is a complex, multi-step process that depends on factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues;

•

the manufacturing cost of the QT Breast Scanner and our products under development may be higher than we expect, may increase significantly, or may increase at a higher rate than anticipated, and we may not be able to set or timely adjust our Medical Scan as a Service pricing to compensate for any increased costs;

•

the manufacturing of the QT Breast Scanner and our future products may take longer than we expected, and we may have insufficient manufacturing capacity and experience delays in manufacturing and deployment, which would have a negative impact on the timing of our revenues;

•

deployment and full utilization of the QT Breast Scanner may not be achieved if insurance and other reimbursements and patient co-pays are not sufficient to defray costs incurred in providing and interpreting scans by hospital imaging centers, cancer centers or other women’s health-care centers that purchase our devices and services, and we may not be able to sustain these relationships unless our devices can be profitable to these providers;

•

a QT Breast Scanner device may perform fewer scans per day than our estimates due to a number of factors, including low market acceptance rate, technical failures and downtime, service disruptions, outages or other performance problems, which would have a negative impact on our revenues and our ability to recover costs;

•	as part of the Medical Scan as a Service model, we will be responsible for maintenance of the QT Breast Scanner devices we deploy, which may be more costly and time-consuming than we expect;

•

our customers may not be able to find or retain a sufficient number of radiologists to review the images generated by the QT Breast Scanner device especially as we deploy additional systems and the volume of scans increases;

•

our Medical Scan as a Service pricing may not be sufficient to recover our costs and may not be adjusted in a timely manner, which could negatively affect our revenues or cause our revenues and results of operations to vary significantly from period to period;

•

we have not determined a target price per scan, and when we do, we may be unsuccessful in maintaining our target price because we do not control the price charged by local operators and higher prices may adversely affect market acceptance of the QT Breast Scanner device; and

•

regulatory authorities may challenge our Medical Scan as a Service model altogether, and impose significant civil, criminal, and administrative penalties, damages, fines, and/or exclusion from government funded healthcare programs, which could adversely affect our revenues and results of operations.

Any of the above factors may negatively affect the successful commercialization and implementation of our business model, causing our business to fail.

QT Imaging’s independent registered public accounting firm has expressed doubt about its ability to continue as a going concern.

Based on QT Imaging’s recurring losses and expectations to incur significant expenses and negative cash flows for the foreseeable future, QT Imaging’s independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements as of December 31, 2022 and for the year then ended expressing substantial doubt about QT Imaging’s ability to continue as a going concern. If the proposed Business Combination is not completed, we will require significant additional funding to continue our operations. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

The proceeds received in the proposed Business Combination will only fund operations for a limited time and we will need to obtain additional financing to continue operations and execute our business plans. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our technology and our products and services.

Our operations have consumed substantial amounts of cash since inception. Our net losses were $1,882,947 and $6,256,068 for the three months ended March 31,2023 and for the year ended December 31, 2022, respectively. In addition, significant resources were invested in the development of our QT Breast Scanner breast imaging technology prior to our June 2012 acquisition of the assets of TechniScan, a currently inactive medical device company based in Utah. Following the purchase of the TechniScan assets, QT Imaging completed the clinical trials needed to obtain FDA clearance. Approximately $39 million was invested in TechniScan (including $15.2 million in grants from the U.S. National Institutes of Health). Approximately $87 million has been invested in QT Imaging since 2012 to fund asset acquisitions, product development, clinical trials, and FDA clearances.

We anticipate that our future cash requirements will continue to be significant and we will need to obtain additional financing beyond that being provided by the proposed Business Combination to implement our business plan as described in this proxy statement/prospectus. Specifically, we may need to raise additional funds to complete the manufacture, shipping, installation and deployment of the QT Breast Scanner breast imaging product, as well as to support the continued research and development of this product and the development of other imaging products and product candidates for infant and orthopedic imaging applications, and to build contingencies for unforeseen events. Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of the stockholders of the Combined Company upon the Closing. Additional funds may not be available when we need them, on terms attractive to us, or at all.

If adequate funds are not available on a timely basis, we may be required to curtail the development of our technology, products or services, or materially delay, curtail, reduce or terminate our research and development and commercialization activities. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operation and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

We are highly dependent on the successful development, marketing and sale of our breast imaging device and on other products and product candidates which are still in the development stage.

Our breast imaging technology is the basis of our business. The QT Breast Scanner is currently deployed in a limited number of cancer and other health centers, and is undergoing field testing and broad acceptance is uncertain. As a result, the success of our business plan is highly dependent on acceptance of our products, and on our ability to develop, manufacture and commercialize the technology and related products and services and our failure to do so could cause our business to fail. As part of our effort to build the sales and marketing capabilities of QT Imaging, on May 31, 2023, QT Imaging entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. There is no guarantee that the NXC Agreement will result in increased revenue or sales, and there is no guarantee that the NXC Agreement will be successful. Successful commercialization of medical imaging devices is a complex and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. Any factor that adversely impacts the development and commercialization of our imaging technology or related products and services, including the QT Breast Scanner, will have a negative impact on our business, financial condition, results of operations and prospects. Some potential factors that could adversely impact the development and commercialization of our imaging technology or related products and services include:

•

our inability to achieve sufficient market acceptance by hospitals and clinics, providers of medical imaging services, medical professionals such as radiologists, third-party payors, and others in the medical community;

•

our inability to compete with existing medical imaging technology companies with ultrasound, mammography and magnetic resonance imaging (“MRI”) systems, who have well entrenched market-share worldwide and significantly more resources than we do;

•	our inability to hire, train and retain qualified sales and marketing personnel;

•	our inability to establish, maintain and expand our sales, marketing and distribution networks;

•	our inability to obtain and/or maintain necessary regulatory approvals; and

•	our inability to effectively protect our intellectual property.

Our inability to successfully obtain additional clearances or approval from the FDA and other regulatory agencies worldwide, and commercialize the QT Breast Scanner and related products and services, and/or successfully develop, secure clearances and approvals, and commercialize additional products or any enhancements to the products which we may develop would have a material adverse effect on our business, financial condition, results of operations and prospects.

Products utilizing our technology may need to be approved or cleared by the FDA and similar regulatory agencies worldwide. We may not receive additional clearances and approvals from the FDA for the QT Breast Scanner, or may be delayed in receiving the necessary approval or clearance for our future products, which would adversely affect business, financial condition, results of operations and prospects.

On October 31, 2018, the FDA granted QT Imaging’s Breakthrough Device designation request (Q181785) for the QT Breast Scanner. Unlike traditional breast imaging modalities, the QT Imaging Breast Scanner has no radiation, no injections, and no compression, potentially offering new opportunities for earlier and more frequent screening for young women at high risk for breast cancer who have no available FDA-cleared screening options. QT Imaging has the following regulatory clearances:

•

“The QT Breast Scanner is for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The QT Breast Scanner software also calculates the breast fibroglandular volume and total breast volume. The device is not intended to be used as a replacement for screening mammography”—FDA 510k K162372 and K220933

•	“The QT Breast Scanner Model 2000A satisfies the requirements of the Certification Mark of the ECM [CE Mark Certification of the European Union]—No. 0P210730.QTUTQ02”

QT Imaging will be working with the FDA to submit an appropriate pre-market submission. If approved, the device may be legally marketed for use as a breast cancer screening device in younger patients. However, the review process is an iterative process and our initial response may result in further feedback from the FDA. As a result, efforts to achieve required governmental clearances and approvals could be costly and time consuming, and we may not be able to obtain any such required approvals in accordance with our anticipated timeline or in a cost-efficient manner. Any delay or failure to obtain necessary regulatory clearances or approvals could have a material negative impact on our ability to generate revenues. Even if the products containing our technology receive the required regulatory clearance or approval, such products will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions. Even if we obtain FDA approval of our product candidates, or new indications for our products, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors will depend on many factors, including, without limitation: our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost-effectiveness of, and patient benefits from, our products and product candidates; whether our products and product candidates are included on insurance coverage plans; the willingness and ability of patients and the healthcare community to adopt new technologies; the pricing and reimbursement of our products relative to other products; and the marketing and distribution support for our products and product candidates.

In addition, the cost of compliance with new laws or regulations governing our technology or future products could adversely affect our business, financial condition, results of operations and prospects. New laws or regulations may impose restrictions or obligations on us that could force us to redesign our technology or other future products or services, and may impose restrictions that are not possible or practicable to comply with, which could cause our business to fail. See “—Risks Related to Healthcare Industry Shifts and Government Regulation.”

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business and our financial results and could cause a disruption to the development or deployment of the QT Breast Scanner and products and services under development.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The COVID-19 pandemic has spread to most countries across the world, and all 50 states within the U.S. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The COVID-19 pandemic has adversely impacted our operations in various ways including a complete shutdown of our primary manufacturing facility and office location in California. In the future, we may not be able to complete our clinical trials and other studies in a timely manner, and our engineers may be unable to make work-related trips to supplier, customer or distribution partner locations worldwide. Our potential business partners and suppliers may be unable to make on-site visits to our facilities or attend meetings to experience improvements and enhancements in the QT Breast Scanner and other products under development and Medical Scan as a Service, which will negatively impact our business development and deployment activities. The extent to which the COVID-19 pandemic impacts our operations or those of our third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of any new outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally or other future pandemics could adversely impact our development, manufacture or deployment of the QT Breast Scanner and our Medical Scan as a Service, which could adversely affect our ability to obtain regulatory approval for and to commercialize the QT Breast Scanner and products under development and our Medical Scan as a Service, increase our operating expenses and have a material adverse effect on our financial results. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operations and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies around the world, which could impact our ability to raise the necessary capital needed to develop and commercialize the QT Breast Scanner and products under development and our Medical Scan as a Service.

Our industry is highly competitive and is subject to technological change, which may result in new products or solutions that are superior to our technology or other future products we may bring to market from time to time.

The medical imaging industry is rapidly evolving and subject to intense and increasing competition. To compete successfully and to be able to establish and maintain a competitive position in current and future technologies, we will need to demonstrate the advantages of our technology over well-established alternative solutions, products and technologies, such as Hand-Held Ultrasound (“HHUS”), Automatic Breast Ultrasound (“ABUS”), mammography and MRI, as well as newer methods of medical imaging and early detection. We believe that effectively engaging market interest for the QT Breast Scanner, our Medical Scan as a Service and products under development will require deploying at least 70 devices. To achieve this, we will need to raise or develop financial resources, technical expertise, marketing, distribution or support capabilities and we may not be successful in doing so. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we or our partners have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use and our international distributors in making sales.

Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals and marketing approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than our technology or products or that would render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify. To our knowledge at the time of filing this proxy statement/prospectus, we are not aware of any technologies approved for primary screening clearance by the FDA except for various types of technology related to X-ray mammography.

We expect to depend on third parties to manufacture the QT Breast Scanner and products under development and to supply certain component parts. Our reliance on third-party manufacturers and suppliers involves certain risks that may result in, among others, increased costs, quality or compliance issues, or failure to timely manufacture the QT Breast Scanner and products under development, any of which could materially harm our business.

If cleared, we expect to rely on third-party suppliers for the commercial production of the QT Breast Scanner and products under development. Our current ability to successfully produce the QT Breast Scanner is limited and if our attempts at commercialization and deployment are successful, we will need the resources of well-established contract manufacturers to manufacture the QT Breast Scanner and products under development at scale. We do not currently have any agreements with any contract manufacturers and our business could be materially harmed if we experience demand but are unable to enter into an agreement with a contract manufacturer. In addition, we are dependent on a number of key suppliers for components and sub-assemblies to be able to successfully manufacture the QT Breast Scanner and products under development in limited quantities, and any disruption in the supply of these components and sub-assemblies will have a material impact on our business. Our dependence on such third-party manufacturers and suppliers involves a number of risks, including:

•	insufficient capacity or delays in meeting our demand;

•	inadequate manufacturing yields, inferior quality and excessive costs;

•	inability to manufacture products that meet the agreed upon specifications;

•	inability to obtain an adequate supply of materials;

•	inability to comply with the relevant regulatory requirements for the manufacturing process;

•	limited warranties on products supplied to us;

•	inability to comply with our contractual obligations;

•	potential increases in prices; and

•	increased exposure to potential misappropriation of our intellectual property.

If any of our manufacturers or suppliers breach their agreements, are unable to meet their contractual or quality requirements, or become unwilling to perform for any reason, we may be unable, or may be unable in a timely manner, to locate alternative acceptable manufacturers or suppliers and enter into favorable agreements with them.

In addition, if we are required to change the manufacturer of a critical component of our products, we will be required to verify that the new manufacturer maintains facilities, procedures and operations that comply with our quality and applicable regulatory requirements, which could further impede our ability to manufacture our products in a timely manner. Transitioning to a new supplier could be time-consuming and expensive, may result in interruptions in our operations and product delivery, could affect the performance specifications of our products or could require that we modify the design of those systems. If the change in manufacturer results in a significant change to any product, a new clearance or approval from the FDA or similar international regulatory authorization may be necessary before we implement the change, which could cause substantial delays. The occurrence of any of these events could harm our ability to meet the demand for our products in a timely or cost-effective manner. See “—Risks Related to Healthcare Industry Shifts and Government Regulation.”

We may experience development or manufacturing problems and higher costs, or delays that could limit our revenue, if any, or increase our losses.

Developing manufacturing procedures for new products requires developing specific production processes for those products. Developing such processes could be time consuming, and any unexpected difficulty in doing so could delay the successful commercialization and deployment of the QT Breast Scanner and products under development. Moreover, difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of outside manufacturers can lead to reduced yields. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems may require cooperation between our manufacturers and us. This risk could be compounded by any future offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Manufacturing defects that we do not discover during the manufacturing or testing process may lead to costly product recalls. These risks may lead to increased costs or delayed product delivery, which would harm our profitability and customer relationships. Furthermore, our, our manufacturers’ or our suppliers’ production processes and assembly methods may have to change to accommodate any significant, future expansion of our manufacturing capacity, which may increase the manufacturing costs, delay production of our products, reduce our product margin, require supplemental filings with the FDA or other regulatory authorities, any of which may adversely impact our business. If we are unable to keep up with demand for our products by successfully manufacturing and shipping our products in a timely manner, our revenue could be impaired, and market acceptance for our products could be adversely affected.

We plan to do business globally, including in certain countries where we might have limited resources and would be subject to additional regulatory burdens and other risks and uncertainties.

We expect to do business globally, including in North America and certain countries in Asia, Europe, Africa and South America. Commercialization of the QT Breast Scanner and products under development in foreign markets, either directly or through third parties, is subject to additional risks and uncertainties, including:

•	reimbursement and insurance coverage;

•	our inability to find agencies, dealers or distributors in specific countries or regions;

•	our inability to directly control commercial activities of third parties;

•	limited resources to be deployed to a specific jurisdiction;

•	the burden of complying with complex and changing regulatory, tax, accounting and legal requirements;

•	different medical imaging practice and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing and other requirements that could impair our ability to compete in international markets or subject our company to liability if we violate such laws and regulations;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	foreign currency exchange rate fluctuations; and

•	interpretations of contractual provisions governed by foreign laws in the event of a contract dispute.

Sales of the QT Breast Scanner and products under development or Medical Scan as a Service in foreign markets could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our business, financial condition, results of operations and prospects.

If in the future we are approved for and are otherwise able to commercialize any of our products or services, but are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue, in which case we may need to obtain additional financing.

Coding and coverage determinations as well as reimbursement levels and conditions are important to the commercial success of an imaging product or offering. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain, and our future business will be greatly impacted by the level of reimbursement provided by third-party payors. In the United States, third-party payors decide which imaging products and services they will cover, how much they will pay and whether they will continue reimbursement. Third-party payors may not cover or provide adequate reimbursement for imaging services using the QT Breast Scanner, our Medical Scan as a Service or products under development, assuming we are able to fully develop and obtain all regulatory approvals and clearances to market it in the United States or other geographies. To date, we have not had any discussions with any third-party payors, including any regulatory agencies administering any government funded healthcare programs, regarding the coding, coverage or reimbursement for imaging services using the QT Breast Scanner, our Medical Scan as a Service or other products under development. Accordingly, unless government and other third-party payors provide coverage and reimbursement for the use of our products and services, patients may not use them, which would cause investors to lose their entire investment. A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products and services. Reimbursement may not be available, or continue to be available, for imaging services using the QT Breast Scanner, our Medical Scan as a Service, other products under development or any other products we may develop in the future. Even if reimbursement is available, such reimbursement may not be adequate. We also will be subject to foreign reimbursement policies in the international markets we expect to enter. Decisions by health insurers or other third-party payors in these markets not to cover, or to discontinue reimbursing, our products could materially and adversely affect our business. If such decisions are made, they could also have a negative impact on our ability to generate revenues, in which case we may need to obtain additional financing.

Recent changes in the United States related to payment policies for imaging procedures could have a negative impact on the utilization of our imaging services.

In the United States, over the past several years, the Centers for Medicare & Medicaid Services (“CMS”), the federal agency responsible for administering the Medicare program, has implemented numerous changes to payment policies for imaging procedures in both the hospital setting and non-hospital settings, which include physician offices and freestanding imaging facilities. Some of these changes have had a negative impact on utilization of imaging services. Examples of these changes include:

•	limiting payments for imaging services in physician offices and free-standing imaging facility settings based upon rates paid to hospital outpatient departments;

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reducing payments for certain imaging procedures when performed together with other imaging procedures in the same family of procedures on the same patient on the same day in the physician office and free-standing imaging facility setting;

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making significant revisions to the methodology for determining the practice expense component of the Medicare payment applicable to the physician office and free-standing imaging facility setting which results in a reduction in payment; and

•	revising payment policies and reducing payment amounts for imaging procedures performed in the hospital outpatient setting.

We also expect increased regulation and oversight of advanced diagnostic testing. One provision in the Protecting Access to Medicare Act requires CMS to develop appropriate use criteria (“AUC”) that professionals must consult when ordering advanced diagnostic imaging services MRI, CT, nuclear medicine (including position emission tomography) and other advanced diagnostic imaging services that the Secretary of the Department of Health and Human Services (“HHS”) may specify). Beginning in 2020, payment will be made to the furnishing professional for an applicable advanced diagnostic imaging service only if the claim indicates that the ordering professional consulted a qualified clinical decision support mechanism, as identified by HHS, as to whether the ordered service adheres to the applicable AUC. To the extent that these types of changes have the effect of reducing the aggregate number of diagnostic medical imaging procedures performed in the United States, our business, results of operations, financial condition and cash flows would be adversely affected.

Billing complexities associated with obtaining payment or reimbursement may negatively affect our revenue, cash flow and profitability.

Billing for imaging services is complex. Payment is provided by individual patients and from a variety of payors, such as commercial insurance carriers, managed care organizations and governmental programs. Each payor typically has different billing requirements, and the billing requirements of many payors have become increasingly stringent.

Among the factors complicating our customers’ ability to bill and receive reimbursement from third-party payors are:

•	disputes among payors as to which party is responsible for payment;

•	disparity in coverage among various payors;

•	disparity in information and billing requirements among payors; and

•	incorrect or missing billing information, which is required to be provided by the ordering physician.

In addition, we may be required to seek new billing codes for imaging services using the QT Breast Scanner, and regulatory authorities may not approve the creation of separate codes. Additionally, even if we are successful, these billing codes or the payment amounts associated with such codes may change in the future.

The impact of these factors may be compounded by our plan to offer our Medical Scan as a Service. These billing complexities, and the related uncertainty in obtaining payment for our products, could negatively affect our revenue, cash flow and profitability.

Any key supplier or distribution agreements that we have established or may establish in the future may not be successful or we may otherwise not realize the anticipated benefits from these agreements. We do not control third parties with whom we have or may have agreements, and we will rely on them to achieve results which may be significant to us. In addition, any current or future agreements may place the development and commercialization of our technology outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We have entered into certain key distribution agreements, and expect to enter into additional, key supplier and distribution agreements with respect to the research, development, manufacture and commercialization of our technology with different relevant industry participants, including, among others, manufacturers of sub-assemblies and boards, cloud storage providers, international distribution partners engaged in selling, marketing and servicing our products in their respective countries, and others as we develop our Medical Scan as a Service including integrators, radiologists, cloud storage and third-party payors. See “QT Imaging’s Business—Key Agreements.” We refer to these third parties that we have agreements with or engage with for future potential agreements as collaborators. For a discussion of QT Imaging’s Approved Supplier List and engagements with suppliers, see “Future Business of QT Imaging Holdings — Manufacturing.” Any future potential relationships with collaborators may require us to rely on external consultants, advisors, and experts for assistance in several key functions, including research and development, manufacturing, regulatory and intellectual property. We cannot and will not control these third parties, but we may rely on them to achieve results, which may be significant to us. Relying upon these collaborative arrangements for our technology subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators may devote to our technology;

•	should a collaborator fail to comply with applicable laws, rules or regulations when performing services for us, we could be held liable for such violations;

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our collaborators may have a shortage of qualified personnel, particularly radiologists who can review the medical images generated by the QT Breast Scanner and products and services under development including the Medical Scan as a Service, especially as we deploy additional devices and new products and the volume of scans increases;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing product developed either independently or in collaboration with others, including our competitors;

•	our current or future collaborators may utilize our proprietary information in a way that could expose us to competitive harm;

•	our collaborators could obtain ownership or other control over intellectual property that is material to our business; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the ability to commercialize our technology.

In addition, if disputes arise between us and any of our collaborators, it could result in the delay or termination of the development, manufacturing or commercialization of products containing our technology, lead to protracted and costly legal proceedings, or cause collaborators to act in their own interest, which may not be in our interest. As a result, the collaborative arrangements that we may enter into, may not achieve their intended goals.

If any of these scenarios materialize, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

We also may have other future products where it is desirable or essential to enter into agreements with a collaborator who has greater financial resources or different expertise than us, but for which we are unable to find an appropriate collaborator or are unable to do so on favorable terms. If we fail to enter into such collaborative agreements on favorable terms, it could materially delay or impair our ability to develop and commercialize, and increase the costs of development and commercialization of, our technology.

Even if we obtain all necessary FDA approvals, our products and product candidates may not achieve or maintain market acceptance.

Even if we obtain FDA approval of our products and product candidates, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors, will depend on many factors, including:

•	our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost-effectiveness of, and patient benefits from, our products;

•	the availability of alternative products;

•	whether our products or the use thereof are included on insurance company formularies or coverage plans;

•	the willingness and ability of patients and the healthcare community to adopt our technologies;

•	customer demand;

•	liability risks generally associated with the use of new product candidates;

•	the training required to use a new product candidates;

•	perceived inadequacy of evidence supporting clinical benefits or cost-effectiveness over existing alternatives;

•	the convenience and ease of use of our products relative to other treatment methods;

•	the pricing and reimbursement of our products relative to other treatment methods; and

•	the marketing and distribution support for our products.

Even if we obtain all necessary FDA approvals, our products may fail to achieve market acceptance. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost-effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, results of operations and prospects.

The outcome of any future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We may, from time to time, be subject to claims and may become party to litigation in the normal course of business, including class action lawsuits. Such claims and litigation proceedings may be brought by third parties, including our customers, competitors, advisors, service providers, partners or collaborators, employees, and governmental or regulatory bodies. The final outcome of these claims and litigation, including any settlements, may be significant and may differ substantially from our expectations. We may not be able to determine the amount of any potential losses and other costs we may incur due to the inherent uncertainties of litigation and settlement negotiations. In the event we are required or decide to pay amounts in connection with any claims or lawsuits, such amounts could be significant and could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to potential liability risks that are inherent in the marketing and sale of products used in patient care. We may be held liable if the QT Breast Scanner or our products and services under development causes injury or death or is found otherwise unsuitable during usage. The QT Breast Scanner and products and services currently under development incorporate sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation. Patients could allege or possibly prove defects of our products or other products that integrate our technology.

A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and divert management’s attention. Regardless of merit or eventual outcome, liability claims may result in:

•	injury to our reputation;

•	costs of related litigation and substantial monetary awards to patients and others;

•	decreased demand for our products and services;

•	loss of revenue; and

•	the inability to commercialize future products.

Any of these outcomes may have an adverse effect on our business, financial condition and results of operations, and may increase the volatility of our share price.

The coverage limits of our insurance policies we may choose to purchase to cover related risks may not be sufficient to cover future claims. If sales of the QT Breast Scanner and other products and services under development suffer future product liability claims, we may be unable to maintain product liability insurance at satisfactory rates or with adequate amounts or at all. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our relationship with our customers and partners, and have a material adverse impact on our reputation and business, financial condition, results of operations and prospects.

In addition, if the QT Breast Scanner or other products integrating our technology are defective, we, our future customers or partners may be required to notify regulatory authorities and/or to recall the products and discontinue any services See “—Risks Related to Healthcare Industry Shifts and Government Regulation—Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.” Any recall would divert management’s attention and financial resources and harm our reputation with customers, patients, medical professionals and third-party payors. A recall involving the QT Breast Scanner or our products under development, would be particularly harmful to our business. The adverse publicity resulting from any of these actions could adversely affect the perception of our customers or partners. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business, financial condition, results of operations and prospects.

We do not expect to carry any business interruption insurance or any other insurance (except for director and officer, property and product liability insurance). As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

Our products and services are in the medical imaging field and so may be subject to claims. We are not immune from product liability or other product claim risks, and we may not be able to maintain insurance on acceptable terms against such risks or that such insurance will be sufficient to protect us against potential claims or that insurance will be available in the future in amounts sufficient to protect us. A product liability claim or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends on the continued services of key members of our senior management. In particular, and to a critical extent, we are dependent on the continued efforts and services of the members of management named in the “Management of the Combined Company following the Business Combination” section. If we lose the services of such key members of our management team, we would likely be forced to expend significant time and money in the pursuit of replacement individuals, which may result in a delay in the implementation of our business plan and plan of operations. We may not be able to find satisfactory replacements on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of a member of our management team. The loss of members of our management team, or our inability to attract or retain other qualified individuals, could have a material adverse effect on our business, results of operations and financial condition.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Certain of our directors and/or officers may have interests that compete with ours.

Certain of our directors and/or officers currently own, operate and manage other entities, which may have similar or different objectives than ours. Such activities could detract from the time these people have to allocate to our affairs. Dr. John Klock, our CEO and Chief Medical Officer, owns and operates QT Imaging Center LLC, a California limited liability company that provides direct to consumer services to women wishing to undergo QT breast imaging. Dr. Klock receives no financial compensation for his work within this business.

The mishandling or the perceived mishandling of sensitive information, or the occurrence of data security breaches, could harm our business.

We expect that the QT Breast Scanner and our products under development and our Medical Scan as a Service will enable us to accumulate a significant amount of highly sensitive and/or confidential information, including medical images and other medical information. These images could be received by our customers or collaborators, such as radiologists and other professionals at cancer screening and other healthcare facilities, to increase the probability of early disease detection. While employee contracts generally contain standard confidentiality provisions, our employees, customers or collaborators may not properly handle or process sensitive or confidential data. The improper handling of sensitive or confidential data, or even the perception of such mishandling (whether or not valid), or other security lapses by us, our customers or collaborators, could reduce demand for such products or otherwise expose us to financial or reputational harm or legal liability.

In addition, any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of the sensitive or confidential information and data (including medical information), the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our systems. Any such incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. An increasing number of digital platforms have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed and our results of operations could be negatively affected. Data security breaches and other incidents may also result from non-technical means (e.g., actions by employees or contractors). Any compromise of our security could result in a violation of applicable security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. Any such compromise could also result in damage to our reputation and a loss of confidence in our security and privacy or data protection measures. Any of these effects could materially and adversely affect our business, financial condition and results of operations.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in our cyber-security.

Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our IT systems, which support our operations. Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from, among others, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization or similar disruptive problems. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. Any such security breach may compromise information stored on our networks and may result in significant data losses or theft of personally identifiable information. A cybersecurity breach could also hurt our reputation by adversely affecting the patients’ perception of the security of their information. A number of proposed and enacted federal, state and international laws and regulations obligate companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by third parties, including collaborators, vendors, contractors or other organizations with which we expect to form strategic relationships. In addition, a cybersecurity attack could result in other negative consequences, including disruption of our internal operations, increased cyber security protection costs, lost revenue, regulatory actions or litigations.

Exchange rate fluctuations between the U.S. dollar and other currencies and inflation may negatively affect our results of operations, and we may not be able to hedge our currency exchange risks successfully.

The U.S. dollar is our functional and reporting currency. Payments we receive from international distribution partners and others that purchase our products and services may be subject to currency fluctuations if the remitting party does not initiate payment in U.S. dollars. Given our general lack of currency hedging arrangements to protect us from fluctuations in the exchange rates of foreign currencies in relation to the U.S. dollar (and/or from inflation of such foreign currencies), we may be exposed to material adverse effects from such movements. Our exchange rate exposure may change over time as our business evolves and could result in increased costs or reduced revenue and could affect our actual cash flow. Changes in the relative values of currencies occur regularly and, in some instances, may have a significant impact on our operating results. The rate of inflation in countries in which we sell and service our products, or in currency exchange rates, may materially change and we might not be able to effectively mitigate these risks.

If significant tariffs or other restrictions related to “trade wars” are placed on U.S. made products or any related counter-measures are taken by any of the countries in which we operate or expect to operate, our revenue and results of operations may be materially harmed.

If we are successful in commercializing the QT Breast Scanner and other products under development and require that we contract the manufacturing of volume production to an overseas partner, we will enter into, agreements with manufacturers and/or suppliers in Asia for the volume production of components, sub-assemblies or the full assembly of the QT Breast Scanner and other products under development. If significant tariffs or other restrictions are placed by the United States government on imports or any related counter-measures are taken by the countries in which we have such manufacturing and outsourcing agreements, our business, financial condition and results of operations may be materially harmed. Alternatively, we may seek to shift production outside of the affected countries subject to tariffs or other restrictions, resulting in significant costs and disruption to our operations and business. Our business could also be impacted by retaliatory trade measures taken by other countries in response to existing or future tariffs, causing us to raise prices or make changes to our operations, any of which could materially harm our business, financial condition and results of operations.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations.

QT Imaging, Inc. will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect QT Imaging’s business, results of operations, and financial condition.

As a public company, QT Imaging, Inc. will incur significant legal, accounting and other expenses that the company did not incur as a private company, including costs associated with public company reporting requirements. The company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and the Nasdaq. These rules and regulations are expected to increase the company’s legal and financial compliance costs and to make some activities more time consuming and costly, which may adversely affect investor confidence and could cause our business or stock price to suffer.

Risks Related to Healthcare Industry Shifts and Government Regulation

We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and services, and could cause us to incur significant costs.

QT Imaging’s ultrasound imaging products and associated services are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

QT Imaging is also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of QT Imaging’s devices, labeling regulations and medical device reporting regulations. The last of these regulations requires us to report to the FDA if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. If we fail to comply with present or future regulatory requirements that are applicable, it may subject our company to enforcement action by the FDA, such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events may have a material adverse effect on QT Imaging’s business, financial condition and results of operations.

The laws and regulations to which QT Imaging, Inc. and its products are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. See “Government Regulation” for a more detailed description of laws and regulations that affect our business and operations.

Failure to comply with applicable regulation in the United States and in the countries where we will sell and distribute our products could harm our business.

QT Breast Scanner and other future products we develop are subject to extensive regulation in the U.S. and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice (the “DOJ”) and the U.S. Health and Human Services-Office of the Inspector General (the “OIG”). The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations for products like QT Breast Scanner, products under development and services like Medical Scan as a Service have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our future products, and failure to timely obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

See “Government Regulation” for a more detailed description of laws and regulations that affect our business and operations. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the FDCA or approval of a pre-market approval application (a “PMA”) from the FDA, unless an exemption applies. Clinical data are sometimes required to support a pre-market approval application. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. While we do not expect our products to be marketed under a PMA, should the FDA require we submit to a PMA approval process for any of our products, our business could suffer due to increased costs and timelines to receive such approvals.

If the FDA requires us to submit new 510(k) notifications or PMA applications for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our product candidates are safe or effective for their intended uses;

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the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

•	serious and unexpected adverse effects experienced by participants in our clinical trials;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

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the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area (“EEA”), our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene (“CE”) mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community (“EC”) Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

QT Imaging, Inc. cannot be certain that it will be successful in meeting and continuing to meet the requirements to market a medical device in the EEA under the new regulatory framework called the Medical Device Regulation (“MDR”). The MDR went into force in May 2017 but allowed a three-year transition period until May 2020 for Member States, regulatory authorities, and medical device stakeholders to come into compliance with the new requirements. A one-year delay of the compliance date of the MDR was implemented in response to the COVID-19 pandemic, and the directive entered into application on May 26, 2021. Compared to the earlier regulatory framework of Medical Device Directive (“MDD”), the MDR promotes a shift from the pre-approval stage (i.e., the path to CE Marking) to a life-cycle approach and places greater emphasis on clinical data and clinical evaluations to assure the safety and performance of new medical devices. Moreover, the MDR includes elements intended to strengthen the conformity assessment procedures, assert greater control over notified bodies and their standards, increase overall system transparency, and impose more robust device vigilance requirements on manufacturers and distributors. The new rules and procedures that have been created under the overhauled European regulations will likely result in increased regulatory oversight of all medical devices marketed in the European Union, and this may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the EEA market.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA. Approval and CE marking procedures vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE mark in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE mark in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE mark in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for QT Imaging’s future products and business.

Regulatory requirements may change in the future in a way that adversely affect QT Imaging, Inc. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to QT Imaging’s current and future products and associated services could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks, if any of QT Imaging’s products and associated services are considered susceptible to third-party tampering.

In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials. In August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on our business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a proposed rule to formalize the de novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on our ability to obtain and maintain clearance for QT Imaging products and associated services.

It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect QT Imaging’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. health care system creates the possibility of unanticipated regulatory and other potential changes to QT Imaging’s products and its overall business.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

We are subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we are required to submit periodic reports to the FDA as a condition of 510(k) clearance. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

•	untitled letters or warning letters;

•	fines, injunctions, consent decrees and civil penalties;

•	recalls, termination of distribution, administrative detention, or seizure of our products;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

•	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses, or modifications to existing products;

•	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations. In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation (“QSR”), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. As manufacturers of electron radiation-emitting products, we are also responsible for compliance with the radiological health regulations and certain radiation safety performance standards.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

We have limited experience in identifying and working with large-scale contracts with medical device manufacturers.

To achieve the levels of production necessary to commercialize the QT Breast Scanner and any other future products or product candidates, we will need to secure large-scale manufacturing agreements with contract manufacturers that comply with the manufacturing standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use. We have limited experience coordinating and overseeing the manufacturing of medical device products on a large-scale. Manufacturing and control problems could arise as we attempt to commercialize our products and manufacturing may not be completed in a timely manner or at a commercially reasonable cost. In addition, we may not be able to adequately finance the manufacturing and distribution of our products on terms acceptable to us, if at all. If we cannot successfully oversee and finance the manufacturing of our products after receiving regulatory approval, we may not generate sufficient revenue to become profitable.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our existing product, and products under development that obtain approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

The QT Breast Scanner is, and we expect will continue to be, cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

Our existing product and products under development that receive clearance or approval will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Our QT Breast Scanner technology may become obsolete.

Our QT Breast Scanner may become obsolete prior to commercialization by new scientific or technological developments, or by others with new technologies that are more efficient, precise and/or more economical than the QT Breast Scanner or our future product candidates. Any one of our competitors could develop a more effective product which would render our technology obsolete. In addition, it is possible that competitors may use similar technologies, equipment or devices to attempt to create a product similar to the QT Breast Scanner. Further, new technological and scientific developments could cause our QT Breast Scanner and future product candidates to become obsolete. Further developments and innovation in the area of medical imaging could require us to reconfigure the QT Breast Scanner or our future product candidates, which may not be commercially feasible, or cause them to become obsolete. Lastly, our ability to achieve significant and sustained growth in our key target markets will depend upon our success in market penetration, utilization, publication, our reimbursement efforts and medical education. Our products may not remain competitive with products based on new technologies. If we fail to sell products that satisfy our customers’ demands, or respond effectively to new product announcements by our competitors, then market acceptance of our products could be reduced and our business, results of operations and financial condition could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Physicians, other healthcare providers, and third-party payors will play a primary role with respect to our current products and any future products for which we obtain marketing approval. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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The U.S. federal healthcare program Anti-Kickback Statute (the “Anti-Kickback Statute”) prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration to those who prescribe, purchase, or recommend medical devices, including certain discounts, or engaging consultants as speakers or consultants, may be subject to scrutiny if they do not fit squarely within the exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants. Liability may be established without a person or entity having actual knowledge of the Anti-Kickback Statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws, including, without limitation, our Medical Scan as a Service model. QT Imaging’s compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the OIG, CMS, and the U.S. Department of Justice, or may be subject to whistleblower lawsuits under federal and state false claims laws.

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The federal civil False Claims Act prohibits, among other things, any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. In recent years, several healthcare companies have faced enforcement actions under the federal False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product or causing false claims to be submitted because of the company’s marketing the product for unapproved, and thus non-reimbursable, uses. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of tens of thousands of dollars per false claim or statement. Healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

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The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), imposes criminal and civil liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. In addition, HIPAA, as amended by HITECH, and their respective implementing regulations impose obligations, including mandatory contractual terms, on covered healthcare providers, health plans, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

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The Physician Payment Sunshine Act, implemented as the Open Payments program, requires manufacturers of certain products reimbursed by Medicare, Medicaid, or the Children’s Health Insurance Program to track and report to the federal government payments and transfers of value that they make to physicians and teaching hospitals, certain other healthcare professionals beginning in 2022, group purchasing organizations, and ownership interests held by physicians and their families, and provides for public disclosures of these data. Manufacturers are required to submit annual reports to the government and failure to do so may result in civil monetary penalties for all payments, transfers of value and ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws and regulations.

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Many states have adopted laws and regulations analogous to the federal laws cited above, including state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer. Several states have enacted legislation requiring medical device companies to, among other things, establish marketing compliance programs; file periodic reports with the state, including reports on gifts and payments to individual health care providers; make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities; and/or register their sales representatives. Some states prohibit specified sales and marketing practices, including the provision of gifts, meals, or other items to certain health care providers.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations involve substantial costs. Additionally, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any product. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We may receive health information and other highly sensitive or confidential information and data of patients and other third parties, which we may compile and analyze. Collection and use of this data might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the U.S., the European Union and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we will be subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act (“CCPA”) on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we expect to obtain health information that is subject to privacy and security requirements under HITECH and its implementing regulations. The privacy standards and security standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, (collectively referred to as “Covered Entities”), and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with privacy standards and security standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European Union’s General Data Protection Regulation (2016/679) (“GDPR”), which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance. Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act of 2018 which will remain in force, even if and when the United Kingdom leaves the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

While we are preparing to implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing. The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the MDR (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the European Economic Area (EEA) Member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The MDR, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The MDR become applicable three years after publication (in 2020). The new regulations will, among other things:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•	establish explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•	strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare reform laws could adversely affect our products and financial condition.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are ongoing at the federal and state government levels.

In March 2010, former President Obama signed into law the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), which included measures that significantly changed the way healthcare is financed by both governmental and private insurers. While a primary goal of these healthcare reform efforts was to expand coverage to more individuals, it also involved additional regulatory mandates and other measures designed to constrain medical costs. The ACA significantly impacts the medical device industry. Among other things, the ACA:

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Imposes an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, which, through a series of legislative amendments, was suspended, effective January 1, 2016 and subsequently repealed altogether on December 20, 2019;

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Establishes a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; and

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Implements Medicare payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

In addition, the ACA and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement under Medicare managed care. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for medical devices and other outcomes that could adversely impact our business and financial results.

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and congressional challenges. In addition, there have been efforts by the Trump administration to repeal or replace certain aspects of the ACA and to alter the implementation of the ACA and related laws. For example, the Tax Cuts and Jobs Act (the “TCJA”) enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the Internal Revenue Code of 1986, commonly referred to as the “individual mandate,” effective January 1, 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. This decision was subsequently appealed, and on December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit affirmed the decision of the district court that the individual mandate, as amended by the TCJA, was unconstitutional. The Fifth Circuit remanded the case to the district court to consider a remedy, including to consider and explain which provisions of the ACA are inseverable and invalid. It is unclear how this litigation, including all future hearings and appeals, and other efforts to challenge, repeal or replace the ACA, or portions thereof, will affect our future products or our business. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our future products and achieve profitability.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Risks Related to QT Imaging’s Intellectual Property

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

We rely upon a combination of patents and trade secrets to protect the intellectual property related to our proprietary technologies. Our success depends significantly on our ability to obtain and maintain intellectual property protection with respect to our technology and products. Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property for reasons including those that result from complex factual and legal issues such as those that create uncertainty as to the validity, scope and enforceability of any particular patent that we hold or for which we have applied. As a result, we may be unsuccessful in defending our patents and other proprietary rights against third-party challenges, which could have a material adverse effect on our business.

Our company uses a combination of patents, trademarks and copyrights to protect our intellectual property. Although we currently have active U.S. and European patents and patents pending with the U.S. Patent & Trademark Office, and have filed to obtain patent coverage for our technology in the UK, France, Germany, Italy, Netherlands and Spain, there are aspects of the technology for which patent coverage may never be sought or received. Additionally, we may in the future obtain, certain intellectual property related to our technology from third parties, and we cannot be certain that such third parties took the necessary actions to maintain such rights or that the transfer of such rights to us was proper and effective. We may, as a result, be subject to claims challenging the ownership or enforceability of such rights. Furthermore, we may not possess the resources to, or for other reasons may not choose to, pursue patent protection on every invention or in any or every country where we may eventually decide to sell our future products. Our ability to prevent others from making or selling duplicate or similar technologies will be impaired for those technologies with respect to which, and in those countries where, we have no patent protection. In addition, there is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or later invalidate or narrow the scope of an issued patent. Even if patents do successfully issue and even if such patents cover our technology, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of our technology.

In addition, for patents that do issue based on our applications or future applications, any issued patents may not provide us with any competitive advantages. Competitors may be able to design around our patents and develop products that provide outcomes comparable or superior to ours. Any changes we make to our product or any future products, including designs that may be required for commercialization or that cause them to have what we view as more advantageous properties, may not be covered by patents and patent applications we have licensed or own, and we may be required to file new applications and/or seek other forms of protection for any such altered products if any such protection is available. In addition, the patent prosecution process is expensive, time-consuming and complicated, and we and our current or future licensors, licensees or collaborators may not be able to prepare, file, prosecute and maintain all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current or future licensors, licensees or collaborators will fail to identify patentable aspects of inventions before it is too late to obtain patent protection for them. In addition, if we choose to and are able to secure patent protection in countries outside the U.S., the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. For instance, the legal systems of some countries, including India, China and other developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. Our efforts to seek patent protection for our technology could be negatively impacted by any such changes, which could have a material adverse effect on our existing patent rights and our ability to protect and enforce our intellectual property in the future. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements.

We may come to believe that third parties are infringing on, or otherwise violating, our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents.

In addition to patents, we rely on trade secrets to protect our technology; however, the policies we use to protect our trade secrets may not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. Litigating a trade secret claim is expensive and time consuming, and the outcome may be unexpected. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop knowledge, methods and know-how that allow them to create substantially similar products or services without misappropriating our trade secrets. If we are unable to protect our trade secrets, we may be unable to prevent competitors from using our own inventions and intellectual property to compete against us, and our business may be harmed.

Patent terms may be inadequate to protect our competitive position on our future products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our future products are obtained, once the patent life has expired, we may be open to competition from competitive products.

Given the amount of time required for the development, testing and regulatory review of new products, patents protecting our future products might expire before or shortly after we or our future partners commercialize those products. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours for a sufficient amount of time, and, as a result, we may not be able to obtain adequate protection from our patent portfolio against competition, in spite of the time and effort invested in the commercialization of our future products.

Claims that our technology or our future products or the sale or use of our future products infringe the patents or other intellectual property rights of third parties could result in costly litigation or could require substantial time and money to resolve, even if litigation is avoided.

Because our industry is characterized by competing intellectual property, we may be subject to legal actions for violating the intellectual property rights of others, including claims that former employees, collaborators or third parties have an interest in our patents, trade secrets or other intellectual property. For example, we may have inventorship or ownership disputes arising from conflicting obligations of employees, consultants or others who are involved in developing our technology or our products.

We also may be required to participate in interference, derivation or opposition proceedings that concern disputes regarding priority of inventions disclosed in our patents. Determining whether a product infringes a patent, as well as priority of inventions and other patent-related disputes, involves complex legal and factual issues and the outcome is often uncertain. We have not conducted any significant search of patents issued to third parties, and third-party patents containing claims covering our technology or methods that predate our patents may exist. Because of the number of patents issued and patent applications filed in our technical areas or fields (including some pertaining specifically to medical imaging technologies), our competitors or other third parties may assert that our technology and the methods we employ in the use of products incorporating our technology are covered by United States or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our technology or other future products would infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe.

As the number of competitors in the market for medical imaging technologies increases, and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can, including if they have substantially greater resources. Defending against such litigation is costly and time consuming, and would distract our management from our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property were upheld as valid and enforceable and we were found to infringe or violate those rights or the terms of a license to which we are a party, we could be prevented from selling any infringing products of ours unless we could obtain a license or were able to redesign the product to avoid infringement. If we were unable to obtain a license or successfully redesign, we might be prevented from selling our technology or other future products. If we are able to redesign, we may need to invest substantial resources in the redesign process. If there is an allegation or determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, or a settlement or ongoing royalties, or we may be required to enter into cross-licenses with our competitors. In any of these circumstances, we may be unable to sell our products at competitive prices or at all, and our business, financial condition, results of operations and prospects could be harmed.

In addition, we may be required to indemnify our customers and distributors against claims relating to the infringement of intellectual property rights of third parties related to our products. Third parties may assert infringement claims against our customers or distributors. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers or distributors, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or distributors, or may be required to obtain licenses for the products or services they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our distributors may be forced to stop distributing our products or services, and our customers may be forced to stop using our products or services.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during discovery. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a material adverse effect on the price of our ordinary shares. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we or our future licensors do not comply with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on a patent and patent application are due to be paid to the patent offices and agencies in several stages over the lifetime of the patent and patent application. The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, we may be required to rely on our licensing partners to take the necessary action to comply with these requirements with respect to patents or other intellectual property they have licensed to us. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance, which could include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents, can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market and compete with our products, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or advisers have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and advisers, including our senior management, were previously employed at other companies that may have proprietary rights related to our business. Some of these employees, consultants and advisers, including members of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that such individuals do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We are not aware of any such disclosures, or threatened or pending claims related to these matters, but in the future, litigation may be necessary to defend against such claims. If we fail in defending any such claims, we may lose valuable intellectual property rights or personnel, in addition to possibly paying monetary damages and being enjoined from conducting our business as contemplated. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Additionally, a licensor, collaborator, employee, consultant, adviser or other third party may dispute our or our licensor’s ownership of certain intellectual property rights. We seek to address these concerns in our contractual agreements; however, we may not have contractual arrangements with the party in question and/or such provisions may not be effective. If these provisions prove to be ineffective, we may not be able to achieve our business objectives. If we or our licensors fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered and unregistered trademarks or trade names are valuable assets and may be challenged, infringed, circumvented or declared generic or determined to infringe third party’s marks. We may not be able to protect our rights to these trademarks and trade names, which may be necessary to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. We have not conducted any registrability studies for possible future trademarks to assess whether such marks would be successfully registered. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. In addition, we may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and adversely affect our competitive position, business, financial condition, results of operations and prospects.

Our rights to develop and commercialize our products may be subject to the terms and conditions of licenses and sublicenses granted to us by third parties.

We rely on licenses and sublicenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of our products, including the software modules and cloud software that are integrated into QT Breast Scanner and products and services, including Medical Scan as a Service. These and other licenses may not provide exclusive rights to use such intellectual property in all relevant fields of use and in all territories in which we may wish to develop or commercialize our products and the underlying patents may fail to provide the intended exclusivity. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in the markets that we hope to address. Moreover, we would not own at least some of the underlying intellectual property rights related to these products, and as a result our rights would be subject to the continuation and compliance with the terms of those agreements. If such in-licenses were terminated, competitors would have the freedom to develop, seek regulatory approval of, and to market, products similar or identical to ours.

In addition, these license agreements may not grant us the right to control the preparation, filing, prosecution or maintenance of patents and patent applications covering our products. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted or maintained in a manner consistent with the best interests of our business. If our current or future licensing partners fail to file, prosecute or maintain such patents, including the payment of applicable fees, or otherwise lose rights to those patents or patent applications, the intellectual property we have licensed or exclusivity we have been granted may be reduced or eliminated, and our right to develop and commercialize any of our future products that are subject of such licensed rights, and our ability to prevent competitors from developing or commercializing such products, could be adversely affected. In addition, even where we have the right to control patent prosecution and maintenance of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Pursuant to the terms of such license agreements, the licensors may also have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity or unenforceability of these patents. Even if we are permitted to pursue the enforcement or defense of our licensed patents, we may require the cooperation of our future licensors or collaboration partners and any other applicable patent owners and we cannot be certain that such cooperation will be provided to us. We also cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If we lose any of our licensed intellectual property, our right to develop and commercialize any of our products that are subject of such licensed rights could be adversely affected.

In addition, our future licensors may rely on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technologies. In addition, if our licensors have not obtained adequate rights from these third parties, we may need to obtain additional rights from these third parties or we could be prevented from developing and commercializing the related products. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, in which event we may have to cease developing, manufacturing or marketing any product covered by these agreements and we may face other additional penalties or be required to grant our licensors additional rights. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We may be required to pay certain milestones and royalties and fulfill other obligations under our license agreements with third-party licensors.

We may be required to pay milestones and royalties related to our development or commercialization activities of our products utilizing the technologies licensed or sublicensed from third parties under license agreements we may enter into with them. These payments could adversely affect our overall profitability related to any future products that we may seek to develop or commercialize. In order to maintain our license rights under our license agreements, we may need to meet certain specified milestones or fulfill certain obligations, including to devote a certain amount of resources, in the development of our products. Failure to satisfy such obligations could result in the termination of our rights under such agreements.

If we choose to license our technology to third parties, this could result in disputes or otherwise limit our future operations.

We may also in the future, as one of our strategies, deploy our technology into the market and license patents and other intellectual proprietary rights to third parties. Disputes with our licensees may arise, including regarding the scope and content of these licenses. Additionally, a licensee may use our intellectual property without our permission, dispute our ownership of certain intellectual property rights or argue that our intellectual property does not cover our product. Regardless of whether we pursue legal action to enforce any such dispute, a dispute with a licensee or customer over intellectual property rights may damage our relationship with that licensee or customer and may also harm our reputation in the industry. Our ability to expand into additional fields with our technologies also may be restricted by licenses or other rights we may grant to third parties in the future, including if the licenses are exclusive, the licensee is assigned ownership of intellectual property that we develop or rights of first negotiation or refusal are granted.

Other General Risks Applicable to QT Imaging

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work at all or for a sufficient duration of time to prevent members of our management team from competing with us.

We may not be able to attract and retain the highly skilled employees we need to support our planned growth.

To continue to execute our business and our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense. We may not be successful in attracting and retaining qualified personnel. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, financial condition, results of operations and future growth prospects could be severely harmed.

We plan to expand our operations and may not be able to manage our growth effectively, which could strain our resources and delay or derail implementation of our business objectives.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies, including building and expanding our internal organizational infrastructure to manage the regulatory approval process with the FDA for our product candidates. We will also be required to manage and form new relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these new relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, and procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly if there are limited financial resources and skilled employees available at the time. We cannot assure that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. If we cannot manage our growth initiatives, we will be unable to commercialize our products on a large-scale in a timely manner, if at all, and our business could fail.

If we do not manage our growth or control costs related to growth, our financial condition, results of operations and future growth prospects will suffer.

Our existing systems, facilities, procedures and personnel may not be adequate to support our future growth and operations. We intend to grow our business by expanding our customer base, sales force, and product offerings. Growth could place significant strain on our management, employees, operations, financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve or information systems and procedures, and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Further, we may not succeed in our plans to accelerate or manage growth by expanding operations, personnel and other resources, or achieve results that are timely and profitable.

Industry data, projections and estimates relied upon by us are inherently uncertain, subject to interpretation and may not have been independently verified.

Information concerning our industry and the markets in which we operate and intend to operate, including industry projections and estimates, is obtained from publicly available information released by independent industry and research organizations and other third-party sources. We have not independently verified any such third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate are subject to uncertainty and risk due to a variety of factors. As a result, inaccuracies in third-party information, or in the projections, may adversely impact the assumptions that are relied upon for our internal business planning and in the analysis of investors.

We intend to use a portion of the proceeds we receive as a result of the proposed Business Combination to build-up the sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities, we may not be able to successfully commercialize QT Breast Scanner or products under development.

We intend to build-up our sales and marketing organization using some of the proceeds we receive as a result of the proposed Business Combination. We will have to compete with established and well-funded medical device companies, and companies in the healthcare sector to recruit, hire, train, and retain sales and marketing personnel and the supporting infrastructure. Many of these companies we will be competing with are well-established in the medical imaging business or in the healthcare sector, and have significantly more resources than we do and we may not be attractive to talented personnel seeking employment because of our size, newness of our products and services and a lack of established market presence. If we are unsuccessful in recruiting sales and marketing personnel, building a sales and marketing infra-structure, or entering into agreements with distribution partners that can help accelerate our penetration and market-share and brand-identity, we could adversely affect our business, operating results, and financial condition.

Factors that may inhibit our efforts to commercialize QT Breast Scanner and products under development include:

•	inability to retain adequate numbers of effective sales and marketing personnel;

•	the lack of complementary products and services to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization;

Technological change may adversely affect sales of our products and may cause our products to become obsolete.

The medical device market is characterized by extensive research and development, and rapid technological change. Technological progress or new developments in our industry could adversely affect clinical adoption of QT Breast Scanner and our other products under development, which could be rendered obsolete because of future innovations by our competitors with traditional methods like MRI, HHUS or mammography. We may be limited by resources, including qualified personnel, funds for capital investments, and other constraints from offering improvements to our products and services and our business, operating results and financial condition will suffer as a result.

If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology may become less useful or obsolete and our operating results and financial condition will suffer.

Companies offering traditional medical imaging systems, such as General Electric, Siemens, Philips, Hologic, Varian, Fuji, Toshiba and Hitachi, are better established in the market than we are, have greater corporate, financial, operational, sales and marketing resources than we do, or have more experience in research and development than we have. Successful developments by these companies using 3D ultralow frequency transmitted sound imaging or other technologies by competitors resulting in new approaches for medical imaging, including technologies, products or services that are more effective or commercially attractive, could make our technology less useful or obsolete. We may also face opposition from certain industry leaders, who may have political influence and the ability to delay deployment of QT Breast Scanner and other products under development in certain geographical areas.

Our competitive position also depends on our ability to:

•	generate widespread awareness, acceptance and adoption of our technology and future products or services;

•	develop new or enhanced technologies or features that improve the convenience, efficiency, safety or perceived safety, and productivity of our technology and future products or services;

•	properly identify customer needs and deliver new products or services or product enhancements to address those needs;

•	limit the time required from prototype development to commercial production;

•	limit the timing and cost of regulatory approvals;

•	attract and retain qualified personnel and collaborators;

•	protect our inventions with patents or otherwise develop proprietary products and processes; and

•	secure sufficient capital resources to expand both our continued research and development, and sales and marketing efforts.

If our technology is not, or our future products or services are not, competitive based on these or other factors, our business would be harmed.

We may be unable to sustain revenue growth or profitability.

Our ability to increase revenue in future periods will depend on our ability to successfully penetrate our target markets and increase sales of our products which will, in turn, depend in part on our success in growing our customer base and obtaining reorders from those customers. New products and services will also need to be developed and approved or cleared by the FDA and foreign regulatory agencies. Our ability to become profitable and sustain profitability is highly dependent on our ability to sustain revenue growth and to successfully manage our costs. We are also subject to potential headwinds—adverse economic conditions in the markets we serve, political turmoil, pandemic and disease, acts of God, and other unforeseen factors beyond our control that may affect our ability to sustain revenue and profitability.

Evolving regulations and new laws will increase our costs and expenses.

A newly passed ballot initiative in California, the California Privacy Rights Act (“CPRA”), which became operational on January 1, 2023, expands on the CCPA, creating new consumer rights and protections, including: the right to correct personal information, the right to opt out of the use of personal information in automated decision making, the right to opt out of “sharing” consumer’s personal information for cross-context behavioral advertising, and the right to restrict use of and disclosure of sensitive personal information, including geolocation data to third parties. We will need to evaluate and potentially update its privacy program to ensure compliance with the CPRA and may incur additional costs and expenses in its effort to comply.

Our marketing efforts, including any social media marketing efforts that we may implement in the future, may expose our company to additional regulatory scrutiny, including from the Federal Trade Commission (the “FTC”) and other consumer protection agencies and regulators.

In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the FTC, as well as comparable state consumer protection laws. QT Imaging’s efforts to promote its prescription products via direct-to-consumer marketing and social media initiatives may subject us to additional scrutiny of its practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products, and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and its products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefits of such high-risk medical devices.

Under the Federal Trade Commission Act (“FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which QT Imaging would be able to market services or products in the future, or criminal prosecution. Any plans to increase our advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against us would disrupt QT Imaging’s business operations, cause damage to our reputation, and result in material adverse effects on our business and financial performance.

The FDA requires that promotional labeling be truthful and not misleading, including with respect to any comparative claims made about competing products or technologies. In addition to FDA implications, the use of comparative claims also present risk of a lawsuit by the competitor under federal and state false advertising and unfair competition statutes (e.g., the Lanham Act) or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law. Further, notwithstanding the ultimate outcome of any Lanham Act or similar complaint, QT Imaging’s reputation and relationship with certain customers or distribution partners may be harmed as a result of the allegations related to its products or its business practices more generally.

Other General Risks Related to GigCapital5

Certain of GigCapital5’s warrants are accounted for as a warrant liability and were recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of GigCapital5 Common Stock.

As of [●], 2023, 795,000 Private Placement Warrants were outstanding. These warrants will become exercisable 30 days after completion of the proposed Business Combination provided that GigCapital5 has an effective registration statement under the Securities Act covering the shares of GigCapital5 Common Stock issuable upon exercise and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or GigCapital5 permits holders to exercise their warrants on a cashless basis under certain circumstances). Once these warrants become exercisable, GigCapital5 may redeem outstanding warrants in certain circumstances; provided, however, that these warrants will not be redeemable by GigCapital5 so long as they are held by the initial purchasers or any of their permitted transferees. Under GAAP, GigCapital5 is required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of GigCapital5’s equity shares and a fixed monetary amount precludes these warrants from being considered indexed to its own stock, and therefore, from being accounted for as equity. As a result of the provision that these warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by GigCapital5, the requirements for accounting for these warrants as equity are not satisfied. Therefore, GigCapital5 is required to account for these warrants as a warrant liability and record (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of GigCapital5 Common Stock.

The securities in which GigCapital5 invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $[●] in principal plus accrued interest per share.

GigCapital5’s initial public offering proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that GigCapital5 is unable to complete the proposed Business Combination or make certain amendments to its Existing Charter, GigCapital5’s Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case GigCapital5 is unable to complete the proposed Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $[●] in principal plus accrued interest per share.

GigCapital5 has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If GigCapital5 is unable to consummate a business combination, including the proposed Business Combination, its public stockholders may be forced to wait until after September 28, 2023 before receiving distributions from the Trust Account.

GigCapital5 is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. GigCapital5 currently has until September 28, 2023, to complete a business combination (unless such date is subsequently extended by the stockholders of GigCapital5). GigCapital5 has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current amended and restated certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to GigCapital5. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if GigCapital5 is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares or Warrants, potentially at a loss. In addition, if GigCapital5 fails to complete an initial business combination by September 28, 2023 (unless the time for such completion is extended), there will be no Redemption Rights or liquidating distributions with respect to the warrants, which will expire worthless, unless GigCapital5 amends its certificate of incorporation to extend its life and certain other agreements it has entered into.

GigCapital5 has no operating or financial history and its results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

GigCapital5 is a blank check company and has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Combined Company. The unaudited pro forma condensed combined statement of operations of the Combined Company combines the historical audited results of operations of GigCapital5 for the three months ended March 31, 2023 and the year ended December 31, 2022, with the historical audited consolidated results of operations of QT Imaging for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, and gives pro forma effect to the proposed Business Combination as if it had been consummated on January 1, 2022. The unaudited pro forma condensed combined balance sheet of the Combined Company combines the historical balance sheets of GigCapital5 as of March 31, 2023 and of QT Imaging as of March 31, 2023 and gives pro forma effect to the proposed Business Combination as if it had been consummated on March 31, 2023.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the proposed Business Combination and the acquisitions by QT Imaging been consummated on the dates indicated above, or the future results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $[●] in principal plus accrued interest per share on the liquidation of the Trust Account (or less than $[●] in principal plus accrued interest per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by the applicable deadline, our public stockholders may receive only approximately $[●] in principal plus accrued interest per share on the liquidation of the Trust Account (or less than $[●] in principal plus accrued interest per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

Following the consummation of the proposed Business Combination, GigCapital5’s only significant asset will be its ownership interest in the Combined Company and such ownership may not be sufficient to pay dividends or make distributions or loans to enable GigCapital5 to pay any dividends on GigCapital5 Common Stock or satisfy its other financial obligations.

Following the consummation of the proposed Business Combination, GigCapital5 will have no direct operations and no significant assets other than its ownership of the Combined Company. GigCapital5 and certain investors, the QT Imaging equity holders, and directors and officers of QT Imaging and its affiliates will become stockholders of the Combined Company at that time. GigCapital5 will depend on the Combined Company for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to GigCapital5 Common Stock. The financial condition and operating requirements of the Combined Company may limit

GigCapital5’s ability to obtain cash from the Combined Company. The earnings from, or other available assets of, the Combined Company may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on GigCapital5 Common Stock or satisfy its other financial obligations.

The ability of the Combined Company to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which the Combined Company is party from time to time, including the existing loan and security agreement described in “QT Imaging’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to us from the Combined Company will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to us from the Combined Company will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

GigCapital5’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2022, GigCapital5 had a working capital deficit of $3,935,695. Further, GigCapital5 has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the proposed Business Combination Agreement. GigCapital5 cannot assure you that its plans to raise capital or to consummate an initial business combination, including pursuant to the Business Combination Agreement, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the proposed Business Combination or its inability to continue as a going concern.

Subsequent to the consummation of the proposed Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although GigCapital5 has conducted due diligence on QT Imaging, GigCapital5 cannot assure you that this diligence revealed all material issues that may be present in QT Imaging’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Gigcapital5’s and QT Imaging’s control will not later arise. As a result, the Combined Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if GigCapital5’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the GigCapital5’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause the Combined Company to be unable to obtain future financing on favorable terms or at all.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the proposed Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that the Combined Company does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities QT Imaging has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’ status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If third parties bring claims against GigCapital5, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10 per share.

GigCapital5’s placing of funds in trust may not protect those funds from third party claims against GigCapital5. GigCapital5 has sought to have all vendors and service providers GigCapital5 engages and prospective target businesses GigCapital5 negotiated with execute agreements with GigCapital5 waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the GigCapital5’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with GigCapital5, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of the GigCapital5’s public stockholders. If GigCapital5 is unable to complete a business combination and distribute the proceeds held in trust to the GigCapital5’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by GigCapital5 for services rendered or contracted for or products sold to GigCapital5. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.10, due to such claims.

Additionally, if GigCapital5 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against GigCapital5 which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in GigCapital5’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the GigCapital5’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, GigCapital5 may not be able to return to the GigCapital5’s public stockholders at least $10.10. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of GigCapital5. GigCapital5 has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the GigCapital5’s initial business combination, including the proposed Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.

The GigCapital5 directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the GigCapital5 independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While GigCapital5 currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to GigCapital5, it is possible that GigCapital5’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.10 per share.

Risks Related to the Proposed Business Combination

The Public Stockholders will experience immediate dilution as a consequence of the issuance of the Combined Company Common Stock as consideration in the Proposed Business Combination, and will experience additional dilution following the Closing as a result of the issuance of Combined Company Common Stock (i) under the Equity Incentive Plan, (ii) pursuant to the exercise of the Assumed Warrants or (iii) pursuant to the future exercise of Warrants or Private Placement Warrants. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.

It is anticipated that, following the proposed Business Combination, (i) Public Stockholders will own approximately 11.1% of the outstanding Combined Company Common Stock, (ii) the QT Imaging stockholders will collectively own approximately 55.1% of the outstanding Combined Company Common Stock (without taking into account any Public Shares held by the QT Imaging stockholders prior to the consummation of the proposed Business Combination or purchased in a PIPE Investment), (iii) PIPE Investors may collectively own up to approximately 9.6% of the outstanding Combined Company Common Stock, and (iv) the Sponsor will own approximately 24.2% of the outstanding Combined Company Common Stock . These percentages assume (1) that no additional Public Stockholders exercise their Redemption Rights, following those who did so in the September 2022 Partial Redemption and March 2023 Partial Redemption, in connection with the proposed Business Combination, (2) 2,600,000 shares are issued to PIPE Investors pursuant to a PIPE Investment, (3) no Warrants are exercised upon the Closing of the Business Combination and (4) neither GigCapital5 nor QT Imaging issue any additional equity securities prior to the proposed Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by GigCapital5’s existing stockholders in the Combined Company will be different.

Your post-closing Combined Company Common Stock ownership may also be substantially diluted by the exercise of Warrants by other Public Stockholders, as well as the exercise of the Private Placement Warrants or the Assumed Warrants.

The issuance of additional Combined Company Common Stock will significantly dilute the equity interests of existing holders of Combined Company securities and may adversely affect prevailing market prices for the Combined Company Common Stock or Warrants. Such dilution may also reduce the influence that you may have on the management of the Combined Company through the matters that are presented for voting to the Combined Company’s stockholders.

We cannot be certain as to the number of Public Shares that will be redeemed and as to the potential impact to Public Stockholders who do elect to redeem their Public Shares. There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position.

There is no assurance as to the price at which a Public Stockholder may be able to sell its Public Shares in the future following the completion of the proposed Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the proposed Business Combination and including redemptions of Public Shares, may cause an increase or decrease in the share price and may result in a lower value realized now than a Public Stockholder might realize in the future had the Public Stockholder not redeemed its shares. Similarly, if a Public Stockholder does not redeem its shares, the Public Stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult the Public Stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Public Share on Nasdaq was $[●]. Public Stockholders should be aware that, while we are unable to predict the price per share of Combined Company Common Stock following the consummation of the Business Combination - and accordingly we are unable to predict the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming Public Stockholders - increased levels of redemptions by Public Stockholders may be a result of the price per share of GigCapital5 Common Stock falling below the redemption price. We expect that more Public Stockholders may elect to redeem their Public Shares if the share price of the GigCapital5 Common Stock is below the projected redemption price at the time of the consummation of the proposed Business Combination, and we expect that more Public Stockholders may elect not to redeem their Public Shares if the share price of the GigCapital5 Common Stock is above that projected redemption price. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Combined Company from the Trust Account and (ii) a corresponding increase in each Public Stockholder’s pro rata ownership interest in the Combined Company following the consummation of the Business Combination.

The equity value of the Combined Company is affected by the existence of the Founder Shares having been purchased by the Sponsor at a nominal purchase price, and the Sponsor may make a profit on its investment in circumstances where holders of GigCapital5’s Public Shares would not.

The offering price of GigCapital5 Units was $10.00 per unit. However, the Sponsor paid only $25,000 for the Founder Shares, or approximately $0.0043592 per share after adjustment for forfeitures. The equity value of the Combined Company will be based upon all outstanding shares of Combined Company Common Stock, including the Founder Shares. As equity value is equal to enterprise value plus net cash, the fact that the Sponsor has paid less cash for shares of GigCapital5 Common Stock than the Public Stockholders means that there is less cash resulting from the issuance of the Founders Shares for purposes of increasing the value of the Combined Company from its enterprise value to its equity value, but the equity value is equal to the sum of all Combined Company Common Stock multiplied by its stock price. As a result, the value of any non-redeemed Public Shares upon the closing of the proposed Business Combination may be significantly less than they would have been if the Sponsor had paid a purchase price for the Founder Shares similar to that paid for the purchase of GigCapital5 Units in the GigCapital5 IPO.

The following example shows the impact on equity valuation of the Founder Shares. Considering just GigCapital5 prior to the consummation of the proposed Business Combination (i.e., no shares issued as merger consideration are included in this hypothetical determination of equity valuation), if because GigCapital5 is not an operating company it is assumed that its equity value is equal to its cash and no enterprise value is attributed to it, that would result in an equity value of approximately $41.4 million at the time that GigCapital5 entered into the Business Combination Agreement. As of that same time, there were 10,559,050 shares of GigCapital5

Common Stock outstanding. This implies a per share equity value of $3.92 as of the time that GigCapital5 entered into the Business Combination Agreement, which is substantially less than either the implied purchase price for shares of GigCapital5 Common Stock at the time of the GigCapital5 IPO or the amount that would be paid to any Public Stockholder exercising its Redemption Rights. It also would represent a significant implied profit for the Sponsor, compared to what it paid for the Founder Shares.

Furthermore, even if the trading price of GigCapital5’s Public Shares declines substantially after consummation of the proposed Business Combination, the Sponsor may nonetheless make a significant profit on its investment of $7,975,000 in the aggregate for its 6,530,000 shares of GigCapital5 Common Stock, or approximately $1.22 per share if no value is attributed to the Private Placement Warrants. As a result, the Sponsor may make a substantial profit on its investment even if the proposed Business Combination is poorly received by the market and the trading price of GigCapital5’s securities declines. Moreover, if GigCapital5 fails to consummate a business combination, the Sponsor’s investment will be worthless. In contrast, GigCapital5’s Public Stockholders will suffer losses unless GigCapital5’s trading price remains at or above the price paid for such shares, which has never traded for lower than $9.87 on the NYSE or Nasdaq, and if no business combination is consummated they would receive $[●] per share from GigCapital5’s Trust Account. As a result of the foregoing, Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares. You should consider the Sponsor’s and GigCapital5 management team’s financial incentives to consummate even a weak business combination when evaluating whether to redeem your shares prior to or in connection with that business combination.

Warrants, Private Placement Warrants and Assumed Warrants will become exercisable for Combined Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the proposed Business Combination is completed, outstanding Warrants to purchase an aggregate of 23,000,000 shares of Combined Company Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities, as well as Private Placement Warrants to purchase an aggregate of up to 795,000 shares of Combined Company Common Stock, and any Assumed Warrants that exist at the Closing. These Warrants and Private Placement Warrants will become exercisable 30 days after the completion of the proposed Business Combination. The exercise price of these Warrants and Private Placement Warrants will be $11.50 per share. The Assumed Warrants will be exercisable following the Closing and will have an adjusted exercise price in accordance with the terms of the Business Combination Agreement. To the extent such Warrants, Private Placement Warrants and Assumed Warrants are exercised, additional shares of Combined Company Common Stock will be issued, which will result in dilution to the holders of Combined Company Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Warrants, Private Placement Warrants and Assumed Warrants will increase if a large number of our Public Stockholders elect to redeem their shares in connection with the proposed Business Combination. Further, the redemption of Public Shares without any accompanying redemption of Warrants will increase the dilutive effect of the exercise of Warrants and Private Placement Warrants. Sales of substantial numbers of such shares in the public market or the fact that such Warrants, Private Placement Warrants and Assumed Warrants may be exercised could adversely affect the market price of Combined Company Common Stock. However, there is no guarantee that the Warrants and Private Placement Warrants will ever be in-the-money prior to their expiration (the Assumed Warrants are in-the-money at the Closing), and the historical trading prices for shares of GigCapital5 Common Stock have varied between a low of approximately $9.80 per share on November 4, 2021 to a high of approximately $[●] per share on [●], and have not approached the $11.50 per share exercise price for the Warrants and Private Placement Warrants. As such, the Warrants and Private Placement Warrants may expire worthless.

The market price of shares of the Combined Company Common Stock after the proposed Business Combination may be affected by factors different from those currently affecting the prices of shares of GigCapital5 Common Stock.

Upon completion of the proposed Business Combination, holders of shares of QT Imaging will become holders of shares of Combined Company Common Stock. Prior to the proposed Business Combination, GigCapital5 has had limited operations. Upon completion of the proposed Business Combination, the Combined Company’s results of operations will depend upon the performance of QT Imaging’s businesses, which are affected by factors that are different from those currently affecting the results of operations of GigCapital5.

One of the Representatives, Wells Fargo, without any consideration from GigCapital5 or QT Imaging, waived its entitlement to deferred underwriting fees and disclaimed any responsibility for the proposed Business Combination, but would be entitled to such compensation in connection with an alternative business combination, should the proposed Business Combination be terminated, and remains entitled to customary indemnification and contribution obligations of GigCapital5 in connection with the Business Combination.

Pursuant to that certain Underwriting Agreement, dated September 23, 2021, by and between GigCapital5 and the Representatives, Wells Fargo was entitled to $6,440,000 in deferred underwriting fees as consideration for services rendered to GigCapital5 in connection with the GigCapital5 IPO, which were to become payable upon consummation of a business combination transaction. Following the GigCapital5 IPO, Wells Fargo did not provide any financial or merger-related advisory or other services to GigCapital5, and GigCapital5 did not request any from Wells Fargo. As a result, Wells Fargo had no role in the identification or evaluation of prospective business combination targets.

On March 20, 2023, Wells Fargo formally notified GigCapital5 in writing that it would not act in any capacity in connection with the proposed Business Combination and waived its entitlement to all deferred underwriting fees solely with respect to the proposed Business Combination. Wells Fargo did not provide a reason for the fee waiver and we did not engage in any dialogue with them regarding the waiver, despite Wells Fargo having performed all its obligations under the underwriting agreement. Wells Fargo has performed all its obligations under the underwriting agreement to obtain its fees and is therefore waiving its right to be compensated without seeking anything in return. Wells Fargo was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred underwriting fees or with respect to any agreements, arrangements or understandings between Wells Fargo and any party with respect to the waiver.

Wells Fargo has had no role in the proposed Business Combination and has affirmatively disclaimed any responsibility for it.

Because the waiver of Wells Fargo’s deferred underwriting fees is only with respect to the proposed Business Combination, Wells Fargo would be entitled to a payment of the deferred compensation in connection with an alternative business combination, should the Business Combination be terminated, as well as to other indemnification or contribution pursuant to the underwriting agreement. Investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the proposed Business Combination less attractive as a result. This may make it more difficult for GigCapital5 to complete the proposed Business Combination.

In addition, GigCapital5 continues to have obligations pursuant to the underwriting agreement to the other Representative, William Blair, for deferred underwriting fees in the amount of $2,760,000 that would become payable upon consummation of the proposed Business Combination.

Wells Fargo declined to act for GigCapital5 as an advisor in connection with the proposed Business Combination, and Wells Fargo has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the proposed Business Combination.

As described above, Wells Fargo was a Representative in the GigCapital5 IPO and was entitled to certain deferred compensation in connection with a business combination transaction. Notwithstanding, Wells Fargo chose not to be involved with the negotiation of the Business Combination Agreement or the consideration by the GigCapital5 of QT Imaging as a potential target for an initial business combination in any capacity, and on March 20, 2023, Wells Fargo formally notified GigCapital5 in writing that it would not act in any capacity in connection with the proposed Business Combination and waived its entitlement to all deferred underwriting fees solely with respect to the proposed Business Combination.

Accordingly, Wells Fargo has not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and stockholders do not have the benefit of any such involvement. Stockholders should not place any reliance on the fact that Wells Fargo was involved with the GigCapital5 IPO.

GigCapital5 has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

GigCapital5 is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for QT Imaging is fair to GigCapital5’s stockholders from a financial point of view. The fair market value of QT Imaging has been determined by the GigCapital5 Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. The GigCapital5 Board believes because of the financial skills and background of its directors, it was qualified to conclude that the proposed Business Combination was fair from a financial perspective to its stockholders and that QT Imaging’s fair market value was at least 80% of the assets held in the Trust Account (excluding the taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the proposed Business Combination. GigCapital5’s stockholders will be relying on the judgment of the GigCapital5 Board with respect to such matters.

If the proposed Business Combination’s benefits do not meet the expectations of financial analysts, the market price of the Combined Company Common Stock may decline.

The market price of the Combined Company Common Stock may decline as a result of the proposed Business Combination if we do not achieve the perceived benefits of the proposed Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the proposed Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of the Combined Company Common Stock following the consummation of the proposed Business Combination may experience a loss as a result of a decline in the market price of such Combined Company Common Stock. In addition, a decline in the market price of the Combined Company Common Stock following the consummation of the proposed Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Combined Company Common Stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, we intend to list the Combined Company Common Stock on Nasdaq under the symbol “QTI”. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the proposed Business Combination, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Combined Company’s securities;

•	reduced liquidity for the Combined Company’s securities;

•

a determination that the Combined Company Common Stock is a “penny stock” which will require brokers trading in the Combined Company Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the proposed Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the proposed Business Combination. Those conditions include: approval of the Business Combination Agreement by QT Imaging stockholders, approval of the proposals required to effect the proposed Business Combination by GigCapital5 stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the proposed Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Combined Company Common Stock to be issued to GigCapital5 stockholders for listing on Nasdaq, the resignation of specified GigCapital5 executive officers and directors, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the proposed Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or GigCapital5 or QT Imaging may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement-Termination.”

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the proposed Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of QT Imaging’s business, a request by QT Imaging to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on QT Imaging’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in our discretion, acting through the GigCapital5 Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for GigCapital5 and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to GigCapital5’s obligation to close the proposed Business Combination that QT Imaging’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Business Combination Agreement. However, if the GigCapital5 Board determines that any such breach is not material to the business of QT Imaging, then the GigCapital5 Board may elect to waive that condition and close the proposed Business Combination. The parties will not waive the condition that GigCapital5’s stockholders approve the proposed Business Combination.

As of the date of this proxy statement/prospectus, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the proposed Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the proposed Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

The Sponsor has agreed to vote in favor of each of the proposals presented at the Stockholders’ Meeting, regardless of how Public Stockholders vote.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Sponsor in favor of each of the Proposals presented at the Stockholders’ Meeting, regardless of how Public Stockholders vote. As of the Record Date, the Sponsor was entitled to vote an aggregate of 6,530,000 shares of GigCapital5 Common Stock. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. Accordingly, the agreement by the Sponsor to vote in favor of the each of the Proposals presented at the Stockholders’ Meeting means that GigCapital5 can obtain the requisite stockholder approval for the proposed Business Combination and the transactions contemplated thereby. See “Other Agreements-Sponsor Support Agreement.”

The proposed Business Combination may be completed even if every Public Stockholder votes against the Business Combination Proposal.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote all of its shares of GigCapital5 Common Stock held by it in favor of the Business Combination Proposal and indicated it intends to vote its shares of GigCapital5 Common Stock in favor of all other Proposals being presented by us at the Stockholders’ Meeting. As of the Record Date, the Sponsor was entitled to vote an aggregate of 6,530,000 shares of GigCapital5 Common Stock. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. Accordingly, each of the Proposals being submitted to GigCapital5 stockholders can be approved even if every holder of Public Shares votes against such Proposals.

Termination of the Business Combination Agreement could negatively impact GigCapital5.

If the proposed Business Combination is not completed for any reason, including as a result of QT Imaging stockholders declining to adopt the Business Combination Agreement or GigCapital5 stockholders declining to approve the proposals required to affect the Business Combination, the ongoing business of GigCapital5 may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, GigCapital5 would be subject to a number of risks, including the following:

•

GigCapital5 may experience negative reactions from the financial markets, including negative impacts on the stock price of shares of GigCapital5 Common Stock (including to the extent that the current market price reflects a market assumption that the proposed Business Combination will be completed);

•	GigCapital5 will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the proposed Business Combination is completed; and

•	since the Business Combination Agreement restricts the conduct of GigCapital5’s businesses prior to completion of the proposed Business Combination, GigCapital5 may not have been able to take certain actions during the pendency of the proposed Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement-Covenants and Agreements.”

If the Business Combination Agreement is terminated and the GigCapital5 Board seeks another merger or business combination, GigCapital5 stockholders cannot be certain that GigCapital5 will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed within the Completion Window. See “The Business Combination Agreement-Termination.”

QT Imaging will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the proposed Business Combination on employees and customers may have an adverse effect on QT Imaging and consequently on GigCapital5. These uncertainties may impair QT Imaging’s ability to attract, retain and motivate key personnel until the proposed Business Combination is completed and could cause customers and others that deal with QT Imaging to seek to change existing business relationships with QT Imaging. Retention of certain employees may be challenging during the pendency of the proposed Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the proposed Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts QT Imaging from making certain expenditures and taking other specified actions without the consent of GigCapital5 until the proposed Business Combination occurs. These restrictions may prevent QT Imaging from pursuing attractive business opportunities that may arise prior to the completion of the proposed Business Combination. See “The Business Combination Agreement-Covenants and Agreements.”

GigCapital5 directors and officers may have interests in the proposed Business Combination different from the interests of Public Stockholders.

Executive officers of GigCapital5 negotiated the terms of the Business Combination Agreement with their counterparts at QT Imaging, and the GigCapital5 Board determined that entering into the Business Combination Agreement was in the best interests of GigCapital5 and its stockholders, declared the Business Combination Agreement advisable and recommended that GigCapital5 stockholders approve the Proposals required to affect the proposed Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that GigCapital5’s executive officers and directors may have financial interests in the proposed Business Combination that may be different from, or in addition to, the interests of Public Stockholders. The GigCapital5 Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the proposed Business Combination and in recommending to GigCapital5’s stockholders that they vote to approve the proposed Business Combination. These interests include, among other things:

•	The fact that our Sponsor has agreed not to redeem any of the GigCapital5 Voting Shares in connection with a stockholder vote to approve the proposed Business Combination.

•

If the proposed Business Combination with QT Imaging or another business combination is not consummated within the Completion Window, GigCapital5 will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the GigCapital5 Board, dissolving and liquidating. In such event, the 5,735,000 Founder Shares held by the Sponsor, which were acquired for an adjusted purchase price of approximately $0.0043592 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The 5,375,000 Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of GigCapital5 Common Stock on Nasdaq on [●], 2023. Dr. Avi S. Katz, the executive chairman of the

GigCapital5 Board, is a member of the Sponsor, and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the GigCapital5 units sold in the GigCapital5 IPO and the substantial number of shares of Combined Company Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the proposed Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Common Stock trades below the price initially paid for the GigCapital5 units in the GigCapital5 IPO and the Public Stockholders experience a negative rate of return following the completion of the proposed Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 795,000 Private Placement Units from GigCapital5 for an aggregate purchase price of $7,950,000 (or $10.00 per placement unit). This purchase took place on a private placement basis simultaneously with the consummation of the GigCapital5 IPO. A portion of the proceeds GigCapital5 received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per warrant on OTC on [●], 2023. The Private Placement Units will become worthless if GigCapital5 does not consummate a business combination within the Completion Window.

•

In connection with the approval of the First Extension Amendment and Second Extension Amendment, the Sponsor has agreed to contribute to GigCapital5 as a loan the Additional September 2022 Contributions and Additional March 2023 Contributions, respectively. The amount of the Additional September 2022 Contributions and Additional March 2023 Contributions will not bear interest and will be repayable by GigCapital5 to the Sponsor upon the Closing.

•

The Sponsor has made loans to GigCapital5 that are reflected in the Working Capital Notes, which Working Capital Notes will be repayable by GigCapital5 upon Closing. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000.

•

Dr. Avi S. Katz, Dr. Raluca Dinu, and Dorothy Hayes will become directors of the Combined Company after the Closing. As such, in the future they may receive any cash fees, Combined Company Options or stock awards that the Board determines to pay to its directors.

•

GigCapital5’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. In addition, GigCapital5 has outstanding payables to GigCapital5’s directors and officers in connection with the activities of these individuals, and such amounts, to the extent that they remain outstanding at the time of a business combination, will be due at such time. If GigCapital5 fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, GigCapital5 may not be able to reimburse these expenses or pay such payables if the proposed Business Combination or another business combination is not consummated within the Completion Window. As of the date of this prospectus, there were no out-of-pocket expenses incurred by GigCapital5’s directors, officers or their affiliates that have not otherwise been reimbursed from GigCapital5’s working capital funds following the GigCapital5 IPO, but the amount of payables to GigCapital5’s directors and officers totaled $[●]. Additionally, GigManagement, LLC is entitled to $30,000 per month for office space, utilities, administrative and support services provided to GigCapital5’s management team, which commenced on September 28, 2021 and will continue through the earlier of consummation of the proposed

Business Combination and GigCapital5’s liquidation, and as of the date of this prospectus, $[●] in such fees are due and have not been paid.

•

Article X of the Existing Charter provides for the limited waiver, to the extent allowed by law and subject to certain exceptions, of the doctrine of corporate opportunity with respect to GigCapital5 or any of its officers, directors or their respective affiliates. While this may result in a potential conflict of interest as between the fiduciary duties or contractual obligations of our officers or directors and the interests of GigCapital5 and its stockholders, it did not impact our search for an initial business combination target, including QT Imaging.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless GigCapital5 against any and all losses, liabilities, claims, damages and expenses to which GigCapital5 may become subject as a result of any claim by (i) any third party for services rendered or products sold to GigCapital5 or (ii) a prospective target business with which GigCapital5 has entered into an acquisition agreement, provided that such indemnification of GigCapital5 by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to GigCapital5 or a target do not reduce the amount of funds in the Trust Account to below (a) $10.00 per share of GigCapital5 Common Stock or (b) such lesser amount per share of GigCapital5 Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GigCapital5’s indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. If GigCapital5 consummates the proposed Business Combination, on the other hand, GigCapital5 will be liable for all such claims.

•

The Sponsor has agreed not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the proposed Business Combination, (B) the date after the consummation of the proposed Business Combination on which the closing price of the Combined Company Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the proposed Business Combination, or (C) the date after the consummation of the proposed Business Combination that the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Common Stock for cash, securities or other property.

•

Subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the proposed Business Combination.

•

For a period of six years after the Closing Date, GigCapital5 shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of GigCapital5 who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of GigCapital5, or its control or ability to influence GigCapital5, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any Ancillary Agreements.

•

On September 23, 2021, the Sponsor entered into a letter agreement with GigCapital5 and the underwriters of the GigCapital5 IPO, in order to induce GigCapital5 and the underwriters of the GigCapital5 IPO to enter into the underwriting agreement with respect to the GigCapital5 IPO, pursuant to which the Sponsor waived its redemptions rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it, in connection with the consummation of GigCapital5’s initial business combination.

•

On September 23, 2021, Mr. Weightman entered into a letter agreement with GigCapital5, pursuant to which GigCapital5 granted 5,000 shares of GigCapital5 Common Stock to Mr. Weightman in consideration of, among other things, Mr. Weightman providing future services as the Treasurer and Chief Financial Officer of GigCapital5 and waiving any right to redeem any shares of GigCapital5 Common Stock into funds held in the Trust Account upon the successful completion of an initial business combination of GigCapital5 (on the same date an affiliate of ICR entered into a substantially similar letter agreement with GigCapital5 with respect to 10,000 shares of GigCapital5 Common Stock granted to such affiliate of ICR in consideration of future services of ICR as an investor relations firm to GigCapital5).

There will be no finder’s fees, reimbursements or cash payments made by GigCapital5 to the Sponsor or GigCapital5’s officers or directors, or any of GigCapital5’s or its officers’ or directors’ affiliates, for services rendered to GigCapital5 prior to or in connection with the completion of the proposed Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, payment of outstanding payables in the amount of $[●], and repayments of the Additional September 2022 Contributions and Additional March 2023 Contributions and any Working Capital Note by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Note will be repayable by GigCapital5 upon Closing. GigCapital5 currently has $[●] in a Working Capital Note. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and GigCapital5’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with GigCapital5’s formation, the GigCapital5 IPO and activities on GigCapital5’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, the Sponsor had not incurred any out-of-pocket expenses in connection with the proposed Business Combination that, as of such date, had not been reimbursed by GigCapital5 from GigCapital5’s working capital funds following the GigCapital5 IPO.

As of the date of this proxy statement/prospectus, the aggregate dollar value of the GigCapital5 securities held (based upon a value of $[●] per share of GigCapital5 Common Stock and $[●] per Warrant), loans extended, fees due, and out-of-pocket expenses for which the Sponsor and its affiliates have at risk that depend on completion of an initial business combination of the Company is approximately $[●].

See “Meeting of GigCapital5 Stockholders-Recommendation of GigCapital5 Board of Directors.”

QT Imaging directors and officers may have interests in the proposed Business Combination different from the interests of QT Imaging stockholders.

Executive officers of QT Imaging negotiated the terms of the Business Combination Agreement with their counterparts at GigCapital5, and the QT Imaging Board determined that entering into the Business Combination Agreement was in the best interests of QT Imaging and its stockholders. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that QT Imaging’s executive officers and directors may have financial interests in the proposed Business Combination that may be different from, or in addition to, the interests of QT Imaging stockholders. The QT Imaging Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the proposed Business Combination. See “The Business Combination-Interests of QT Imaging’s Directors and Executive Officers in the Business Combination.”

There are risks to GigCapital5 stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the proposed Business Combination rather than acquiring securities of QT Imaging directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the proposed Business Combination or the issuance of Combined Company Common Stock and the conversion of Assumed Warrants in connection therewith, investors will not receive the benefit of any outside independent review of GigCapital5’s and QT Imaging’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer-manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the proposed Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of GigCapital5’s executive officers and directors have interests in the proposed Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced the GigCapital5 Board in making its recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Meeting of GigCapital5 Stockholders- Recommendation of GigCapital5 Board of Directors.”

The Sponsor may have interests in the proposed Business Combination different from the interests of Public Stockholders.

When considering the GigCapital5 Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the proposed Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. See “Meeting of GigCapital5 Stockholders- Recommendation of GigCapital5 Board of Directors.”

The Sponsor and GigCapital5’s stockholders, directors, officers, advisors, and their affiliates may elect to purchase shares of GigCapital5 Common Stock or GigCapital5 Units from Public Stockholders, which may influence a vote on the proposed Business Combination and reduce the public “float” GigCapital5 Common Stock.

The Sponsor and GigCapital5’s stockholders, directors, officers, advisors or any of their affiliates may purchase shares and/or units from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination Proposal or not redeem their Public Shares. The purpose of any such transaction could be to vote such shares in favor of the proposed Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the proposed Business Combination. This may result in the completion of the proposed Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or rights owned by the Sponsor or GigCapital5’s directors or officers for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Warrants in such transactions.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Public Shares at a price lower than market and may therefore be more likely to sell the Public Shares it owns, either prior to or immediately after the Stockholders’ Meeting.

If such transactions are affected, the consequence could be to cause the proposed Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Stockholders’ Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our GigCapital5 Common Stock or Warrants may be reduced and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary and the actual financial condition and results of operations after the proposed Business Combination may differ materially.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the proposed Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that GigCapital5 and QT Imaging currently believe are reasonable. However, the final reverse recapitalization accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/ prospectus. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

GigCapital5 and QT Imaging will incur transaction costs in connection with the proposed Business Combination.

Each of GigCapital5 and QT Imaging has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the proposed Business Combination. GigCapital5 and QT Imaging may also incur additional costs to retain key employees. GigCapital5 and QT Imaging will also incur significant legal, financial advisor, accounting, banking, and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the proposed Business Combination. Some of the transaction costs are payable regardless of whether the proposed Business Combination is completed. These transaction costs will be paid from a combination of cash that each of GigCapital5 and QT Imaging has in accounts other than the Trust Account, cash that remains in the Trust Account after any redemptions of Public Shares, as well as cash proceeds from any PIPE Investment. To the extent that cash that remains in the Trust Account is used to pay these transaction costs, the net amount of the cash available to the Combined Company from the Trust Account will be reduced in the aggregate and on a per share basis per pre-existing GigCapital5 stockholder below that amount which a Public Stockholder may receive in the event such Public Stockholder exercises its Redemption Rights. See “The Business Combination-Terms of the Business Combination.”

QT Imaging’s stockholders will have their rights as stockholders governed by the Combined Company’s organizational documents.

As a result of the completion of the proposed Business Combination, holders of shares of QT Imaging Common Stock and preferred stock may become holders of shares of Combined Company Common Stock, which will be governed by the Combined Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by QT Imaging stockholders and the rights that QT Imaging stockholders who become stockholders of the Combined Company will have as stockholders of the Combined Company. See “Comparison of Stockholders’ Rights.”

GigCapital5’s and QT Imaging’s ability to consummate the proposed Business Combination may be materially adversely affected by the coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the proposed Business Combination. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. The parties will be required to consummate the Business Combination even if QT Imaging, its business, financial condition, and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if QT Imaging is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, QT Imaging’s ability to consummate the Business Combination may be materially adversely affected.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

If we identify any material weaknesses in the future, any such identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. GigCapital5’s warrants are accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of shares of GigCapital5 Common Stock or may make it more difficult for us to consummate an initial business combination.

In connection with the GigCapital5 IPO, GigCapital5 issued an aggregate of 23,795,000 GigCapital5 warrants, including Private Placement Warrants issued to the Sponsor as a part of the units in the private placement. We account for such GigCapital5 Private Placement Warrants as derivative liabilities and will record at fair value any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of shares of GigCapital5 Common Stock. In addition, potential targets may seek a SPAC that does not have warrants or that does not have warrants that are accounted for as derivative liabilities, which may make it more difficult for us to consummate an initial business combination with a target business.

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”). The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies only to repurchases that occur after December 31, 2022. Because we are a Delaware corporation and the GigCapital5 Common Stock are trading on Nasdaq, we are a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (“Treasury”) has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, Treasury issued a notice that provides interim operating rules for the excise tax, including the rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemptions in connection with the proposed Business Combination that occur after December 31, 2022 potentially would be subject to the excise tax, although our liability for the excise tax would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the proposed Business Combination, (iii) the nature and amount of the equity issued by us in connection with the proposed Business Combination, including the shares of GigCapital5 Common Stock issued to the QT Imaging stockholders in connection with the proposed Business Combination (or otherwise issued by us not in connection with the proposed Business Combination but issued within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from Treasury. As noted above, the excise tax would be payable by us, and not by the redeeming holder, and therefore, the imposition of the excise tax could cause a reduction in the cash available on hand to complete the proposed Business Combination or for effecting redemptions in connection with the proposed Business Combination. Nevertheless, because the proposed Business Combination (as currently structured) would result in the issuance of a number of shares of GigCapital5 Common Stock that exceeds the number of such shares that are currently outstanding, we would expect that any redemptions of our stock occurring in the same tax year as the proposed Business Combination would not give rise to an excise tax liability.

We may not be able to complete the proposed Business Combination with QT Imaging if the proposed Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

The Sponsor is not controlled by or has substantial ties with a non-U.S. person. Dr. Avi S. Katz, the manager of the Sponsor, and his wife, Dr. Raluca Dinu, who is GigCapital5’s Chief Executive Officer, are U.S. citizens. We do not expect GigCapital5 to be considered a “foreign person” under the regulations administered by CFIUS. However, if the proposed Business Combination with QT Imaging is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the proposed Business Combination with QT Imaging falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the proposed Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the proposed Business Combination. CFIUS may decide to block or delay the proposed Business Combination, impose conditions to mitigate national security concerns with respect to such proposed Business Combination or order us to divest all or a portion of a U.S. business of the Combined Company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing the proposed Business Combination.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete the proposed Business Combination. If we cannot complete our proposed Business Combination by September 28, 2023 because the review process drags on beyond such timeframe or because our proposed Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public stockholders may only receive an amount per share that will be determined by when we liquidate, and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

Risks Related to Ownership of Combined Company Common Stock Following the Business Combination

The price of shares of Combined Company Common Stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of shares of Combined Company Common Stock following the proposed Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “Risks Related to QT Imaging’s Business and Industry” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of Combined Company Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of Combined Company Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on shares of Combined Company Common Stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on shares of

Combined Company Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Combined Company Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that the Combined Company Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on Combined Company Common Stock. As a result, you may have to sell some or all of your shares of Combined Company Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of Combined Company Common Stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade the Combined Company Common Stock, the price of shares of Combined Company Common Stock could decline.

The trading market for shares of Combined Company Common Stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades the Combined Company Common Stock, or if our reporting results do not meet their expectations, the market price of shares of Combined Company Common Stock could decline.

Our issuance of additional shares of Combined Company Common Stock or securities into Combined Company Common Stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of Combined Company Common Stock issued or reserved for issuance under the Equity Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

From time to time in the future, we may also issue additional shares of Combined Company Common Stock or securities convertible into Combined Company Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of Combined Company Common Stock or securities convertible into Combined Company Common Stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of Combined Company Common Stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of Combined Company Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Combined Company Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of Combined Company Common Stock bear the risk that our future offerings may reduce the market price of shares of Combined Company Common Stock and dilute their percentage ownership. See “Description of Capital Stock of the Combined Company.”

Future sales, or the perception of future sales, of Combined Company Common Stock by us or our existing stockholders in the public market following the Closing could cause the market price for our Combined Company Common Stock to decline.

The sale of substantial amounts of shares of Combined Company Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Combined Company Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares issued as merger consideration in the proposed Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates, and certain other former QT Imaging stockholders.

In connection with the proposed Business Combination, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders of QT Imaging will have the right, subject to certain conditions, to require us to register the sale of their shares of Combined Company Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of shares of Combined Company Common Stock to decline. Following completion of the proposed Business Combination, the shares covered by registration rights would represent approximately [●]% of the Combined Company Common Stock (assuming no additional redemptions, other than the September 2022 Partial Redemption and March 2023 Partial Redemption) or [●]% (assuming maximum redemptions). See “Other Agreements-Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Combined Company Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of Combined Company Common Stock or other securities.

In addition, the shares of Combined Company Common Stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Equity Incentive Plan will be equal to 11% of the total number of shares of Combined Company Common Stock outstanding after the Closing after giving effect to any shares issued pursuant to the PIPE Investment. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of Combined Company Common Stock or securities convertible into or exchangeable for shares of Combined Company Common Stock issued pursuant to our equity incentive plans, including the assumed QT Imaging Options. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

QT Imaging’s management has limited experience in operating a public company.

QT Imaging’s executive officers have limited experience in the management of a publicly traded company. QT Imaging’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. QT Imaging may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting.

Upon consummation of the proposed Business Combination, QT Imaging will become part of a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things that the Combined Company establish and periodically evaluate procedures with respect to its internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on the Combined Company’s financial and management systems, processes and controls, as well as on its personnel.

In addition, as a public company, the Combined Company will be required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that its management can certify as to the effectiveness of the internal control over financial reporting. If the Combined Company’s not able to implement the requirements of Section 404, including any additional requirements once the Combined Company’s no longer an emerging growth company, in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting are effective, which may subject the Combined Company to adverse regulatory consequences and could harm investor confidence and the market price of Combined Company Common Stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following September 28, 2026, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Combined Company Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Until we cease being an emerging growth company stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. GigCapital5 has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, GigCapital5, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of GigCapital5’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Combined Company’s bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board. Among other things, the Proposed Charter and/or the Combined Company’s bylaws will include the following provisions:

•

a staggered board, which means that the Combined Company Board will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•

prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of the Proposed Charter, the Combined Company’s bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, the (i) Delaware Court of Chancery (the “Court of Chancery”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Combined Company’s bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.10 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including QT Imaging, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Morrow Sodali LLC, our proxy solicitor, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the Completion Window, or upon the exercise of a redemption right in connection with the proposed Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.10 per share.

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell shares of Combined Company Common Stock in the future following the completion of the proposed Business Combination. Certain events following the consummation of any business combination, including the proposed Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a GigCapital5 stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of shares of Combined Company Common Stock after the consummation of the proposed Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of Combined Company Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their Redemption Rights, holders are required to deliver their stock, either physically or electronically using Continental Stock Transfer & Trust Company’s DWAC System, to GigCapital5’s transfer agent two business days prior to the vote at the Stockholders’ Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the proposed Business Combination with QT Imaging is consummated, GigCapital5 will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the proposed Business Combination. See “Stockholders’ Meeting of GigCapital5 Stockholders-Redemption Rights.”

The ability of GigCapital5 stockholders to exercise Redemption Rights with respect to a large number of shares could increase the probability that the proposed Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time GigCapital5 entered into the Business Combination Agreement and related agreements for the proposed Business Combination, GigCapital5 did not know how many stockholders would exercise their Redemption Rights, and therefore GigCapital5 structured the proposed Business Combination based on its expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than initially expected, we may need to seek other sources of funding in order to complete the proposed Business Combination with enough funding for the post-closing operation of the Combined Company. Otherwise, if the proposed Business Combination is unsuccessful, stockholders would need to wait for liquidation in order to redeem their stock.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, the GigCapital5 Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

GigCapital5’s stockholders may be held liable for claims by third parties against GigCapital5 to the extent of distributions received by them.

The Existing Charter provides that GigCapital5 will continue in existence only until September 28, 2023. If GigCapital5 has not completed a business combination by such date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by GigCapital5 to pay its franchise and income taxes payable and up to $100,000 for dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GigCapital5’s remaining stockholders and the GigCapital5 Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to GigCapital5’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If GigCapital5 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against GigCapital5 which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the GigCapital5’s stockholders. Furthermore, because GigCapital5 intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time GigCapital5 has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from GigCapital5’s assets. Furthermore, the GigCapital5 Board may be viewed as having breached their fiduciary duties to GigCapital5’s creditors and/or may have acted in bad faith, and thereby exposing itself and GigCapital5 to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. GigCapital5 cannot assure you that claims will not be brought against it for these reasons.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of GigCapital5. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in GigCapital5 if you sell such excess Public Shares in open market transactions. GigCapital5 cannot assure you that the value of such excess Public Shares will appreciate over time following the proposed Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. However, GigCapital5’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of GigCapital5 Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of GigCapital5 Common Stock that exercise their Redemption Rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Combined Company Common Stock following the redemption, and if so, the total number of shares of Combined Company Common Stock treated as held by the holder both before and after the redemption relative to all shares of GigCapital5 voting stock or Combined Company voting stock, as applicable, outstanding both before and after the redemption. The redemption will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in GigCapital5 or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to how a holder who elects to exercise its Redemption Rights will be taxed in connection with the exercise of Redemption Rights. See “Material U.S. Federal Income Tax Considerations-Material Tax Considerations with respect to a Redemption of Public Shares.”

Unlike some other blank check companies, GigCapital5 is not subject to a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the proposed Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, GigCapital5 is not subject to a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 after giving effect to the redemptions of any shares of GigCapital5 Common Stock by the Public Stockholders, if any, and the PIPE Investment, including at the time either immediately prior to or upon the Closing. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the proposed Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

GigCapital5 is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

GigCapital5 is a blank check company incorporated on January 19, 2021, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. On September 28, 2021, GigCapital5 completed its initial public offering of GigCapital5 units, raising total gross proceeds of $230,000,000. On the same date, GigCapital5 also completed sales of Private Placement Units to the Sponsor, raising total gross proceeds of $7,950,000. Upon completion of the GigCapital5 IPO and the concurrent private placement, a total of $230 million was placed in the Trust Account.

QT Imaging is a medical device company engaged in the research, development and commercialization of innovative body imaging systems using low energy sound. QT Imaging believes that medical imaging is critical to the detection, diagnosis, monitoring and treatment of diseases, cysts, tumors, obstructions and infections, which QT Imaging believes should be made safe, affordable and accessible. The goal of QT Imaging is to improve global health outcomes by leveraging imaging device technologies to tackle critical healthcare challenges with accuracy and precision, without exposure to ionizing radiation.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

•	audited historical financial statements of GigCapital5 as of and for the year ended December 31, 2022.

•	unaudited historical condensed financial statements of GigCapital5 as of and for the three months ended March 31, 2023.

•	audited historical consolidated financial statements of QT Imaging as of and for the fiscal year ended December 31, 2022.

•	unaudited historical condensed consolidated financial statements of QT Imaging as of and for the three months ended March 31, 2023.

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Other information relating to GigCapital5 and QT Imaging included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of GigCapital5 and QT Imaging (See “Proposal No. 1—The Business Combination Agreement,” “GigCapital5 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “QT Imaging Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Description of the Merger

Pursuant to the Business Combination, Merger Sub will merge with and into QT Imaging with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5. At the Closing, GigCapital5 will be renamed as QT Imaging Holdings, Inc. Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration divided by (ii) the QT Imaging Fully Diluted Capital Stock and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The Aggregate Closing Merger Consideration is computed as a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i) the Aggregate Closing Merger Consideration Value, divided by (ii) $10.00; minus (b) the Aggregate Excess QT Imaging Transaction Expenses Shares. The Aggregate Closing Merger Consideration Value is computed as (a) the sum of (i) $151,000,000, plus (ii) the sum of the exercise prices of all In-the-Money Company Warrants, plus (iii) the QT Imaging Closing Cash, plus (iv) the Paid QT Imaging Transaction Expenses, minus (b) the debt of QT Imaging as of immediately prior to the Effective Time after conversion of any Converting Notes, and which debt of QT Imaging will not exceed $4,000,000. For purposes of the unaudited pro forma condensed combined financial information, the calculation of the Aggregate Closing Merger Consideration Value is (a)(i) $151,000,000 + (ii) $2,021,998 + (iii) $0 + (iv) $342,638 - (b) $3,955,731 = $149,408,905.

Following the Merger and related events, (assuming no Public Shares of GigCapital5 have been redeemed and no GigCapital5 Warrants have been exercised), and without giving effect to the Merger Consideration Earnout Shares, we expect that there will be approximately 27,104,892 shares of Combined Company Common Stock outstanding (after giving effect to the net exercise or conversion of QT Imaging Warrants and Converting Notes) consisting of (i) 6,530,000 shares held by the Sponsor, (ii) 15,000 shares in the aggregate held by Mr. Weightman, and an affiliate of ICR, (iii) 14,940,891 shares issued in the aggregate to holders of QT Imaging Equity Securities and as Aggregate Excess QT Imaging Transaction Expenses Shares, [and] (iv) 3,019,001 shares held by GigCapital5’s Public Stockholders [and (v) up to 2,600,000 shares held by PIPE Investors pursuant to PIPE Subscription Agreements].

After the Closing, the holders of the QT Imaging Equity Securities as of immediately prior to the Effective Time will have the contingent right to receive additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if Triggering Events are achieved. At the Closing and immediately prior to the Effective Time, GigCapital5 will deposit, or will cause to be deposited, with the Exchange Agent, among other shares, the sum of 9,000,000 shares of GigCapital5 Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, as a pool of shares constituting the Merger Consideration Earnout Shares. The Merger Consideration Earnout Shares will be allocated among the holders of the QT Imaging Equity Securities as described below.

Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Combined Company becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event, the Combined Company will prepare and deliver, or cause to be prepared and delivered, to the Exchange Agent a Release Notice, which Release Notice will set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect to the requested release (including the number of Merger Consideration Earnout Shares to be released from the Exchange Fund and the identity of the person to whom they should be released). The Merger Consideration Earnout Shares that are to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities will be distributed to such holders in accordance with their respective Pro Rata Shares. The Merger Consideration Earnout Shares will be released and delivered as follows (each of (i), (ii) and (iii) below, a Triggering Event):

(i) promptly following the date on which the Combined Company files the 2023 Form 10-K with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares constituting the 2023 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, on or prior to such filing date, QT Imaging or the Combined Company has obtained a formal FDA clearance for breast cancer screening with respect to its breast scanning systems, which remains in full force and effect as of such filing date; provided, that the 2023 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if, in addition, during calendar year 2023, QT Imaging, prior to the Closing, and the Combined Company, following the Closing, either (A) makes at least eight bona fide placements of its breast scanning systems globally or (B) achieves annual revenue of at least $4,400,000 as set forth in the financial statements included in the 2023 Form 10-K;

(ii) promptly following the date on which the Combined Company files the 2024 Form 10-K with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares constituting the 2024 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2024, (A) the Combined Company achieves annual revenue of at least $17,100,000 as set forth in the financial statements included in the 2024 Form 10-K, and (B) the Combined Company makes at least four placements of its breast scanning systems in the United States; provided, that the 2024 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved: (x) on or prior to such filing date, the Combined Company has obtained a formal FDA clearance for a new indication for use of its breast scanning systems (other than any indication obtained prior to calendar year 2024), which remains in full force and effect as of such filing date; or (y) the Combined Company achieves clinical-quality patient images with the Combined Company’s open angle scanner during the 2024 calendar year, as reported in the 2024 Form 10-K;

(iii) promptly following the date on which the Combined Company files the 2025 Form 10-K, an aggregate of 2,500,000 Merger Consideration Earnout Shares constituting the 2025 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2025, (A) the Combined Company achieves annual revenue of at least $67,000,000 as set forth in the financial statements included in the 2025 Form 10-K, or (B) the VWAP of shares of the Combined Company Common Stock equals or exceeds $15 per share for twenty of any thirty consecutive trading days on Nasdaq; provided, that the 2025 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved on or prior to such filing date: (x) the Combined Company has obtained a formal FDA clearance of its open angle scanner, which remains in full force and effect as of such filing date; or (y) the Combined Company receives net positive results in bona fide clinical trials, conducted in accordance with generally accepted industry standards, for its open angle scanner, as reported in the 2025 Form 10-K; and

(iv) if the conditions set forth in (i), (ii) or (iii) above for any Merger Consideration Earnout Shares to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities have not been, and become incapable of being, satisfied, then promptly thereafter such Merger Consideration Earnout Shares will be automatically released to the Combined Company for cancellation and the holders of the QT Imaging Equity Securities will not have any right to receive such Merger Consideration Earnout Shares or any benefit therefrom.

The accounting for the Earnout Shares was evaluated under Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, to determine if the Earnout Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Earnout Shares subject to vesting do not meet the criteria in ASC 815-40 to be considered indexed to the Combined Company Common Stock. As a result, the Earnout Shares will be classified as a liability. Therefore, an adjustment to recognize a liability related to the Earnout Shares has been recorded in the unaudited pro forma condensed combined financial information. The Merger Consideration Earnout Shares issuable to the holders of QT Equity Securities is expected to be recognized at fair value upon the closing of the proposed Business Combination as a liability, with subsequent changes in the fair value of the Merger Consideration Earnout Shares recognized as a gain or loss at each reporting period during the earnout period, pursuant to ASC 815, Derivatives and Hedging. The preliminary fair value of the Merger Consideration Earnout Shares is $25.4 million. In the event the Merger Consideration Earnout Shares are delivered in future periods, upon meeting various milestones, the issuance of the Merger Consideration Earnout Shares will be treated as a settlement of the corresponding liability, with an offset to permanent equity.

Pro Rata Shares is computed, with respect to each holder of the QT Imaging Equity Securities, as a ratio calculated by dividing (i) the sum of, without duplication, (A) the total number of shares of QT Imaging Common Stock held by such holder of the QT Imaging Equity Securities as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Company Warrant Shares subject to In-the-Money Company Warrants held by such holder of the QT Imaging Equity Securities as of immediately prior to the Effective Time (to the extent such In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time), by (ii) the sum of, without duplication, (A) the total number of shares of QT Imaging Common Stock held by all holders of the QT Imaging Equity Securities as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Company Warrant Shares (to the extent the applicable In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time). Any fractional Merger Consideration Earnout Share that would otherwise be issuable to any person will be rounded up to a whole share of the Combined Company Common Stock.

Net tangible assets test

The conditions to the Merger require that upon the Closing, and after giving effect to the Redemption Rights, GigCapital5 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation). The following is a calculation of the pro forma net tangible assets under each of the four scenarios.

	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
Net tangible assets as of March 31, 2023	$(8,720,914)	$(8,720,914)	$(8,720,914)	$(8,720,914)
Plus:
Funds from the Trust Account after redemptions	32,028,698	16,014,344	8,007,172	—
Proceeds from the PIPE	26,000,000	26,000,000	26,000,000	26,000,000
Less:
Incremental transaction costs incurred	(4,017,191)	(4,017,191)	(4,017,191)	(4,017,191)

Net tangible assets immediately prior to the Merger	$45,290,593	$29,276,239	$21,269,067	$13,261,895

	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
Net tangible assets as of March 31, 2023	$(8,720,914)	$(8,720,914)	$(8,720,914)	$(8,720,914)
Plus:
Funds from the Trust Account after redemptions	32,028,698	16,014,344	8,007,172	—
Proceeds from the PIPE	26,000,000	26,000,000	26,000,000	26,000,000
Less:
Incremental transaction costs incurred	(4,017,191)	(4,017,191)	(4,017,191)	(4,017,191)

Net tangible assets immediately prior to the Merger	$45,290,593	$29,276,239	$21,269,067	$13,261,895

Other related events in connection with the Merger

GigCapital5 may enter into PIPE Subscription Agreements with the PIPE Investors for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of such PIPE Subscription Agreements on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000. There are not currently any PIPE Subscription Agreements in place and GigCapital5 has not yet begun to market the PIPE Investment to potential investors. However, it is the intent of the parties for there to be a PIPE Investment because the parties do not believe that the conditions to the Closing of the Business Combination could be satisfied without a PIPE Investment.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited proforma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. GigCapital5 and QT Imaging have not had any historical relationship prior to the discussion of the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the GigCapital5 stockholders approve the Merger. Pursuant to the Existing Charter, GigCapital5 will provide the holders of GigCapital5 Common Stock the opportunity to redeem the outstanding shares of GigCapital5 Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the GigCapital5 IPO and additional extension payments, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned net of taxes) upon the Closing. As described below, the per share redemption amount was $10.12 in the September 2022 Partial Redemption, was $10.50 in the March 2023 Partial Redemption and will increase by $0.033 per share per month beginning with the Additional March 2023 Contributions that will commence being made on March 28, 2023. This pro forma analysis assumes that the holders of the redeemable GigCapital5 Common Stock would have had the option to redeem shares at $10.61 per share at the Closing if the Closing had occurred on March 31, 2023. This amount is the result of dividing the total number of Public Shares into the balance of the Trust Account adjusted for additional extension payments deposited or expected to be deposited through the Closing, plus any accrued interest on the Trust Account, as of March 31, 2023.

The following table presents the selected pro forma information after giving effect to the Merger and other events contemplated by the Business Combination Agreement and the September 2022 Partial Redemption and the March 2023 Partial Redemption, presented under the following eight scenarios.

•

Assuming No Additional Redemptions and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemptions and assumes that no other Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 50% Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemptions and assumes that holders of an additional 1,509,501, or 50% of the remaining shares outstanding held by Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $16.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 75% Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemptions and assumes that holders of an additional 2,264,251, or 75% of the remaining shares outstanding held by Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $24.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming Maximum Redemption and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemptions and assumes that Public Stockholders holding the remaining 3,019,001 remaining shares of Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $32.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

At this time, GigCapital5 does not expect the Sponsor to exercise its right to convert Working Capital Notes into additional Private Placement Units at the Closing. However, as the Sponsor has a right to so convert up to $1,500,000 in principal of Working Capital Notes, it is providing four additional scenarios that present the effect of such a conversion if it were to occur as of March 31, 2023:

•

Assuming No Additional Redemptions plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that no other GigCapital5 Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 50% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 1,509,501, or 50% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $16.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 75% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 2,264,251, or 75% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $24.0 million. This scenario also assumes all the GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming Maximum Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that GigCapital5 Public Stockholders holding the remaining 3,019,001 remaining shares of GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $32.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

Under the 50% Redemptions, 75% Redemptions and Maximum Redemptions scenarios, the pro forma financials assume a price of approximately $10.61 per share redemption amount.

The four levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants or Private Placement Warrants for the Warrants that would be included as a constituent security for any additional Private Placement Warrants that would be issued upon the conversion of any Working Capital Notes.

The following summarizes the pro forma shares of the combined Company common stock issued and outstanding immediately after the Merger on an issued and outstanding basis, presented under the eight redemption scenarios:

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders (1)	3,019,001	11.1%	3,019,001	11.8%	3,019,001	12.1%	3,019,001	12.5%
Less: shares of GigCapital5 Common Stock redeemed	—	0.0%	(1,509,501)	(5.9)%	(2,264,251)	(9.1)%	(3,019,001)	(12.5)%

Total held by Public Stockholders (2)	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and insiders (3)	6,274,000	23.2%	6,274,000	24.5%	6,274,000	25.3%	6,274,000	26.1%
Shares issued in payment of GigCapital5 Transaction Expenses (4)	271,000	1.0%	271,000	1.1%	271,000	1.1%	271,000	1.1%
Shares issued in conversion of GigCapital5 Working Capital Notes	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Conversion of QT Imaging Convertible Notes (5)(6)	336,651	1.2%	336,651	1.3%	336,651	1.4%	336,651	1.4%
Former QT Imaging stockholders (6)	13,995,190	51.6%	13,995,190	54.7%	13,995,190	56.3%	13,995,190	58.1%
Shares from QT Imaging bridge financing (5)(6)	250,725	0.9%	250,725	0.9%	250,725	1.0%	250,725	1.0%
Shares from exercise of QT Imaging Warrants (6)(7)	285,325	1.0%	285,325	1.0%	285,325	1.0%	285,325	1.1%
Shares issued in payment of QT Imaging Transaction Expenses (6)	100,000	0.4%	100,000	0.4%	100,000	0.4%	100,000	0.4%
PIPE Investors (8)	2,600,000	9.6%	2,600,000	10.2%	2,600,000	10.5%	2,600,000	10.8%

Pro Forma Combined Company Common Stock outstanding at Closing	27,104,892	100%	25,595,391	100%	24,840,641	100%	24,085,891	100%

	Scenario 5		Scenario 6		Scenario 7		Scenario 8
	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders (1)	3,019,001	11.1%	3,019,001	11.8%	3,019,001	12.1%	3,019,001	12.5%
Less: shares of GigCapital5 Common Stock redeemed	—	0.0%	(1,509,501)	(5.9)%	(2,264,251)	(9.1)%	(3,019,001)	(12.5)%

Total held by Public Stockholders (2)	3,019,001	11.1%	1,509,500	5.9%	754,750	3.0%	—	0.0%
Sponsor and insiders (3)	6,274,000	23.1%	6,274,000	24.4%	6,274,000	25.2%	6,274,000	25.9%
Shares issued in payment of GigCapital5 Transaction Expenses (4)	271,000	1.0%	271,000	1.1%	271,000	1.1%	271,000	1.1%
Shares issued in conversion of GigCapital5 Working Capital Notes	93,500	0.3%	93,500	0.4%	93,500	0.4%	93,500	0.4%
Conversion of QT Imaging Convertible Notes (5)(6)	336,651	1.2%	336,651	1.3%	336,651	1.4%	336,651	1.4%
Former QT Imaging stockholders (6)	13,995,190	51.5%	13,995,190	54.5%	13,995,190	56.1%	14,026,342	57.9%
Shares from QT Imaging bridge financing (6)	250,725	0.9%	250,725	0.9%	250,725	1.0%	250,725	1.0%
Shares from exercise of QT Imaging Warrants (6)(7)	258,325	0.9%	258,325	1.0%	258,325	1.0%	258,325	1.1%
Shares issued in payment of QT Imaging Transaction Expenses (6)	100,000	0.4%	100,000	0.4%	100,000	0.4%	100,000	0.4%
PIPE Investors (8)	2,600,000	9.6%	2,600,000	10.1%	2,600,000	10.4%	2,600,000	10.8%

Pro Forma Combined Company Common Stock outstanding at Closing	27,198,392	100%	25,688,891	100%	24,934,141	100%	24,179,391	100%

(1)	Amount is after giving effect to the redemption of 995,049 Public Shares in the March 2023 Partial Redemption.
(2)	Amount excludes 23,000,000 outstanding Warrants.
(3)

The Sponsor holds 5,735,000 Founder Shares, and an additional 795,000 shares of GigCapital5 Common Stock that are a constituent security of the Private Placement Units. There are 15,000 shares of GigCapital5 Common Stock in the aggregate held by Mr. Weightman and an affiliate of ICR. The aggregate total shares held by the Sponsor and the insiders were reduced by the required forfeiture of 271,000 shares of GigCapital5 Common Stock as defined in note 4 below.

(4)

The estimated GigCapital5 Unpaid Transaction Expenses of $9,710,000 exceed the GigCapital5 Transaction Expenses Cap of $7,000,000. The $2,710,000 overage is converted to shares of GigCapital5 Common Stock at $10.00 per share with the resulting 271,000 shares being forfeited by the Sponsor to cover the conversion in accordance with the terms of the Business Combination Agreement.

(5)	Conversion into shares of the Combined Company Common Stock of shares of QT Imaging Common Stock related to QT Imaging Convertible Notes to be converted into 657,929 shares of QT Imaging Common

Stock immediately prior to the Merger. At the Closing, the shares of QT Imaging Common Stock issued from the conversion of the QT Imaging Convertible Notes will be exchanged for 336,651 shares of the Combined Company Common Stock.
(6)

An aggregate of 14,940,891 shares based upon the calculation of the Aggregate Closing Merger Consideration Value are allocated to the QT Imaging Equity Securities and the Aggregate Excess QT Imaging Transaction Expense Shares in accordance with the Business Combination Agreement. After consummation of the proposed Business Combination, holders of QT Imaging Equity Securities will have the contingent rights to receive 9,000,000 Merger Consideration Earnout Shares. The contingently issuable Merger Consideration Earnout Shares are excluded from the expected shares issued to the holders of QT Imaging Equity Securities above as they will not be issued at the Closing due to the contingencies associated with the earnout.

(7)	Amount assumes all In-the-Money Company Warrants will be exercised for shares of QT Imaging Common Stock immediately prior to the Merger.
(8)	Assumes the PIPE Investment which consists of only shares of GigCapital5 Common Stock.

Expected Accounting Treatment for the Merger

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because QT Imaging has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting GigCapital5, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and QT Imaging which is the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of QT Imaging will become the historical financial statements of the Combined Company and GigCapital5’s assets, liabilities and results of operations will be consolidated with QT Imaging’s beginning on the acquisition date. For accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of QT Imaging with the merger being treated as the equivalent of QT Imaging issuing stock for the net assets of GigCapital5, accompanied by a recapitalization. The net assets of GigCapital5 will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Merger will be presented as those of QT Imaging in future reports of the Combined Company.

QT Imaging was determined to be the accounting acquirer under all of the redemption scenarios presented based on evaluation of the following facts and circumstances:

•	QT Imaging Equity Securityholders comprise a relative majority of greater than 50% of the voting power of the Combined Company under all redemption scenarios;

•	QT Imaging’s operations prior to the acquisition comprise the only ongoing operations of the Combined Company;

•	QT Imaging’s senior management comprise the senior management of the Combined Company; and

•	The ongoing operations of QT Imaging will become the operations of the Combined Company.

The final allocation of consideration payable to QT Imaging Equity Securityholders will be determined upon the completion of the Merger and related events and could differ materially from the eight scenarios presented.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Combined Company following the completion of the Merger. The unaudited pro forma adjustments represent GigCapital5 management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

			Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$378,057	$356,141	$32,028,698	(A)	$46,748,323	$32,028,698	(A)	$30,733,969	$32,028,698	(A)	$22,726,797	$32,028,698	(A)	$14,719,625
			130,000	(A2)		130,000	(A2)		130,000	(A2)		130,000	(A2)
			26,000,000	(B)		26,000,000	(B)		26,000,000	(B)		26,000,000	(B)
			2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)
						(16,014,354)	(C2)		(24,021,526)	(C3)		(32,028,698)	(C4)
			(935,000)	(D1)		(935,000)	(D1)		(935,000)	(D1)		(935,000)	(D1)
			(1,260,000)	(E)		(1,260,000)	(E)		(1,260,000)	(E)		(1,260,000)	(E)
			(971,571)	(F)		(971,571)	(F)		(971,571)	(F)		(971,571)	(F)
			(7,000,000)	(I3)		(7,000,000)	(I3)		(7,000,000)	(I3)		(7,000,000)	(I3)
			(4,000,000)	(I4)		(4,000,000)	(I4)		(4,000,000)	(I4)		(4,000,000)	(I4)
Restricted cash	20,000				20,000			20,000			20,000			20,000
Accounts receivable	5,840				5,840			5,840			5,840			5,840
Inventory	4,729,855				4,729,855			4,729,855			4,729,855			4,729,855
Prepaid expenses and other current assets	133,517	111,513			245,030			245,030			245,030			245,030

Total current assets	5,267,269	467,654	46,014,125		51,749,048	29,999,771		35,734,694	21,992,599		27,727,522	13,985,427		19,720,350

Cash and marketable securities held in Trust Account		31,670,407	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(31,870,407)	(A)		(31,870,407)	(A)		(31,870,407)	(A)		(31,870,407)	(A)
Property and equipment, net	427,391				427,391			427,391			427,391			427,391
Intangible assets, net	229,550				229,550			229,550			229,550			229,550
Operating lease right-of-use assets, net	1,498,350				1,498,350			1,498,350			1,498,350			1,498,350
Other assets	44,150				44,150			44,150			44,150			44,150
Interest receivable on cash and marketable securities held in Trust Account		158,291	(158,291)	(A)	—	(158,291)	(A)	—	(158,291)	(A)	—	(158,291)	(A)	—

Total assets	$7,466,710	$32,296,352	$14,185,427		$53,948,489	$(1,828,927)		$37,934,135	$(9,836,099)		$29,926,963	$(17,843,271)		$21,919,791

			Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$799,632	$357,707	(36,059)	(I3)	$589,158	(36,059)	(I3)	$589,158	(36,059)	(I3)	$589,158	(36,059)	(I3)	$589,158
			(532,122)	(I4)		(532,122)	(I4)		(532,122)	(I4)		(532,122)	(I4)
Accrued legal fees		2,902,750	603,250	(I1)	6,000	603,250	(I1)	6,000	603,250	(I1)	6,000	603,250	(I1)	6,000
			202,941	(I2)		202,941	(I2)		202,941	(I2)		202,941	(I2)
			(3,500,000)	(I3)		(3,500,000)	(I3)		(3,500,000)	(I3)		(3,500,000)	(I3)
			(202,941)	(I4)		(202,941)	(I4)		(202,941)	(I4)		(202,941)	(I4)
Accrued liabilities	391,196	164,464	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681
			4,036,958	(I2)		4,036,958	(I2)		4,036,958	(I2)		4,036,958	(I2)
			(3,413,941)	(I3)		(3,413,941)	(I3)		(3,413,941)	(I3)		(3,413,941)	(I3)
			(4,264,937)	(I4)		(4,264,937)	(I4)		(4,264,937)	(I4)		(4,264,937)	(I4)
Payable to related party		971,571	(971,571)	(F)	—	(971,571)	(F)	—	(971,571)	(F)	—	(971,571)	(F)	—
Notes payable to related party		1,003,868	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(1,203,868)	(E)		(1,203,868)	(E)		(1,203,868)	(E)		(1,203,868)	(E)
Notes payable to related party at fair value		811,442	130,000	(A2)	—	130,000	(A2)	—	130,000	(A2)	—	130,000	(A2)	—
			(941,442)	(D1)		(941,442)	(D1)		(941,442)	(D1)		(941,442)	(D1)
Other current liabilities		192,916			192,916			192,916			192,916			192,916
Current maturities of long-term debt	129,374				129,374			129,374			129,374			129,374
Operating lease liabilities	323,089				323,089			323,089			323,089			323,089

Total current liabilities	1,643,291	6,404,718	(6,479,791)		1,568,218	(6,479,791)		1,568,218	(6,479,791)		1,568,218	(6,479,791)		1,568,218
Long-term debt	2,630,914		(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878
Note payable to related party	3,343,725				3,343,725			3,343,725			3,343,725			3,343,725
Warrant liability		23,850			23,850			23,850			23,850			23,850
Earnout liability			25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000
Deferred underwriting fee payable		2,760,000	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—
Operating lease liabilities	1,338,262				1,338,262			1,338,262			1,338,262			1,338,262
Other liabilities	735,864		(460,315)	(J1)	275,549	(460,315)	(J1)	275,549	(460,315)	(J1)	275,549	(460,315)	(J1)	275,549

Total liabilities	9,692,056	9,188,568	13,212,858		32,093,482	13,212,858		32,093,482	13,212,858		32,093,482	13,212,858		32,093,482

Common stock subject to possible redemption		31,828,698	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(32,028,698)	(C1)		(32,028,698)	(C2)		(32,028,698)	(C3)		(32,028,698)	(C4)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Stockholders' Equity (Deficit)
Common Stock, $0.0001 par value		655	260	(B)	2,748	260	(B)	2,597	260	(B)	2,521	260	(B)	2,446
			302	(C1)		151	(C2)		75	(C3)
			27	(I3)		27	(I3)		27	(I3)		27	(I3)
			10	(I4)		10	(I4)		10	(I4)		10	(I4)
			1,494	(J2)		1,494	(J2)		1,494	(J2)		1,494	(J2)
Common Stock $0.001 par value	27,824		(27,824)	(H)	—	(27,824)	(H)	—	(27,824)	(H)	—	(27,824)	(H)	—
Additional paid-in capital	11,300,971	5,831,448	(200,000)	(A1)	39,704,263	(200,000)	(A1)	23,690,060	(200,000)	(A1)	15,682,964	(200,000)	(A1)	7,675,867
			25,999,740	(B)		25,999,740	(B)		25,999,740	(B)		25,999,740	(B)
			2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)
			32,028,396	(C1)		16,014,193	(C2)		8,007,097	(C3)
			(17,319,898)	(G)		(17,319,898)	(G)		(17,319,898)	(G)		(17,319,898)	(G)
			27,824	(H)		27,824	(H)		27,824	(H)		27,824	(H)
			(1,300,000)	(I1)		(1,300,000)	(I1)		(1,300,000)	(I1)		(1,300,000)	(I1)
			2,709,973	(I3)		2,709,973	(I3)		2,709,973	(I3)		2,709,973	(I3)
			999,990	(I4)		999,990	(I4)		999,990	(I4)		999,990	(I4)
			2,955,315	(J1)		2,955,315	(J1)		2,955,315	(J1)		2,955,315	(J1)
			(1,494)	(J2)		(1,494)	(J2)		(1,494)	(J2)		(1,494)	(J2)
			(25,350,000)	(J3)		(25,350,000)	(J3)		(25,350,000)	(J3)		(25,350,000)	(J3)
Accumulated deficit	(13,554,141)	(14,553,017)	17,319,898	(G)	(17,852,004)	17,319,898	(G)	(17,852,004)	17,319,898	(G)	(17,852,004)	17,319,898	(G)	(17,852,004)
			6,442	(D1)		6,442	(D1)		6,442	(D1)		6,442	(D1)
			(56,132)	(E)		(56,132)	(E)		(56,132)	(E)		(56,132)	(E)
			(2,717,191)	(I1)		(2,717,191)	(I1)		(2,717,191)	(I1)		(2,717,191)	(I1)
			(4,239,899)	(I2)		(4,239,899)	(I2)		(4,239,899)	(I2)		(4,239,899)	(I2)
			(57,964)	(J1)		(57,964)	(J1)		(57,964)	(J1)		(57,964)	(J1)

Total stockholders' equity (deficit)	(2,225,346)	(8,720,914)	32,801,267		21,855,007	16,786,913		5,840,653	8,779,741		(2,166,519)	772,569		(10,173,691)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,466,710	$32,296,352	$14,185,427		$53,948,489	$(1,828,927)		$37,934,135	$(9,836,099)		$29,926,963	$(17,843,271)		$21,919,791

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

			Scenario 5			Scenario 6			Scenario 7			Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$378,057	$356,141	32,028,698	(A)	$47,683,323	32,028,698	(A)	$31,668,969	32,028,698	(A)	$23,661,797	32,028,698	(A)	$15,654,625
			130,000	(A2)		130,000	(A2)		130,000	(A2)		130,000	(A2)
			26,000,000	(B)		26,000,000	(B)		26,000,000	(B)		26,000,000	(B)
			2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)
						(16,014,354)	(C6)		(24,021,526)	(C7)		(32,028,698)	(C8)

			(1,260,000)	(E)		(1,260,000)	(E)		(1,260,000)	(E)		(1,260,000)	(E)
			(971,571)	(F)		(971,571)	(F)		(971,571)	(F)		(971,571)	(F)
			(7,000,000)	(I3)		(7,000,000)	(I3)		(7,000,000)	(I3)		(7,000,000)	(I3)
			(4,000,000)	(I4)		(4,000,000)	(I4)		(4,000,000)	(I4)		(4,000,000)	(I4)
Restricted cash	20,000				20,000			20,000			20,000			20,000
Accounts receivable	5,840				5,840			5,840			5,840			5,840
Inventory	4,729,855				4,729,855			4,729,855			4,729,855			4,729,855
Prepaid expenses and other current assets	133,517	111,513			245,030			245,030			245,030			245,030

Total current assets	5,267,269	467,654	46,949,125		52,684,048	30,934,771		36,669,694	22,927,599		28,662,522	14,920,427		20,655,350

Cash and marketable securities held in Trust Account		31,670,407	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(31,870,407)	(A)		(31,870,407)	(A)		(31,870,407)	(A)		(31,870,407)	(A)
Property and equipment, net	427,391				427,391			427,391			427,391			427,391
Intangible assets, net	229,550				229,550			229,550			229,550			229,550
Operating lease right-of-use assets, net	1,498,350				1,498,350			1,498,350			1,498,350			1,498,350
Other assets	44,150				44,150			44,150			44,150			44,150
Interest receivable on cash and marketable securities held in Trust Account		158,291	(158,291)	(A)	—	(158,291)	(A)	—	(158,291)	(A)	—	(158,291)	(A)	—

Total assets	$7,466,710	$32,296,352	$15,120,427		$54,883,489	$(893,927)		$38,869,135	$(8,901,099)		$30,861,963	$(16,908,271)		$22,854,791

			Scenario 5			Scenario 6			Scenario 7			Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$799,632	$357,707	$(36,059)	(I3)	$589,158	$(36,059)	(I3)	$589,158	$(36,059)	(I3)	$589,158	$(36,059)	(I3)	$589,158
			(532,122)	(I4)		(532,122)	(I4)		(532,122)	(I4)		(532,122)	(I4)
Accrued legal fees		2,902,750	603,250	(I1)	6,000	603,250	(I1)	6,000	603,250	(I1)	6,000	603,250	(I1)	6,000
			202,941	(I2)		202,941	(I2)		202,941	(I2)		202,941	(I2)
			(3,500,000)	(I3)		(3,500,000)	(I3)		(3,500,000)	(I3)		(3,500,000)	(I3)
			(202,941)	(I4)		(202,941)	(I4)		(202,941)	(I4)		(202,941)	(I4)
Accrued liabilities	391,196	164,464	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681	3,413,941	(I1)	327,681
			4,036,958	(I2)		4,036,958	(I2)		4,036,958	(I2)		4,036,958	(I2)
			(3,413,941)	(I3)		(3,413,941)	(I3)		(3,413,941)	(I3)		(3,413,941)	(I3)
			(4,264,937)	(I4)		(4,264,937)	(I4)		(4,264,937)	(I4)		(4,264,937)	(I4)
Payable to related party		971,571	(971,571)	(F)	—	(971,571)	(F)	—	(971,571)	(F)	—	(971,571)	(F)	—
Notes payable to related party		1,003,868	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(1,203,868)	(E)		(1,203,868)	(E)		(1,203,868)	(E)		(1,203,868)	(E)
Notes payable to related party at fair value		811,442	130,000	(A2)	—	130,000	(A2)	—	130,000	(A2)	—	130,000	(A2)	—
			(941,442)	(D2)		(941,442)	(D2)		(941,442)	(D2)		(941,442)	(D2)
Other current liabilities		192,916			192,916			192,916			192,916			192,916
Current maturities of long-term debt	129,374				129,374			129,374			129,374			129,374
Operating lease liabilities	323,089				323,089			323,089			323,089			323,089

Total current liabilities	1,643,291	6,404,718	(6,479,791)		1,568,218	(6,479,791)		1,568,218	(6,479,791)		1,568,218	(6,479,791)		1,568,218
Long-term debt	2,630,914		(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878	(2,437,036)	(J1)	193,878
Note payable to related party	3,343,725				3,343,725			3,343,725			3,343,725			3,343,725
Note payable to related party at fair value
Warrant liability		23,850			23,850			23,850			23,850			23,850
Earnout liability			25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000	25,350,000	(J3)	25,350,000
Deferred underwriting fee payable		2,760,000	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—	(2,760,000)	(I3)	—
Operating lease liabilities	1,338,262				1,338,262			1,338,262			1,338,262			1,338,262
Other liabilities	735,864		(460,315)	(J1)	275,549	(460,315)	(J1)	275,549	(460,315)	(J1)	275,549	(460,315)	(J1)	275,549

Total liabilities	9,692,056	9,188,568	13,212,858		32,093,482	13,212,858		32,093,482	13,212,858		32,093,482	13,212,858		32,093,482

			Scenario 5			Scenario 6			Scenario 7			Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)			(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Common stock subject to possible redemption		31,828,698	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—	200,000	(A1)	—
			(32,028,698)	(C5)		(32,028,698)	(C6)		(32,028,698)	(C7)		(32,028,698)	(C8)
Stockholders' Equity (Deficit)
Common Stock, $0.0001 par value		655	260	(B)	2,757	260	(B)	2,606	260	(B)	2,530	260	(B)	2,455
			302	(C5)		151	(C6)		75	(C7)
			9	(D2)		9	(D2)		9	(D2)		9	(D2)
			27	(I3)		27	(I3)		27	(I3)		27	(I3)
			10	(I4)		10	(I4)		10	(I4)		10	(I4)
			1,494	(J2)		1,494	(J2)		1,494	(J2)		1,494	(J2)
Common Stock $0.001 par value	27,824		(27,824)	(H)	—	(27,824)	(H)	—	(27,824)	(H)	—	(27,824)	(H)	—
Additional paid-in capital	11,300,971	5,831,448	(200,000)	(A1)	40,639,254	(200,000)	(A1)	24,625,051	(200,000)	(A1)	16,617,955	(200,000)	(A1)	8,610,858
			25,999,740	(B)		25,999,740	(B)		25,999,740	(B)		25,999,740	(B)
			2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)		2,021,998	(B1)
			32,028,396	(C5)		16,014,193	(C6)		8,007,097	(C7)
			941,433	(D2)		941,433	(D2)		941,433	(D2)		941,433	(D2)
			(17,326,340)	(G)		(17,326,340)	(G)		(17,326,340)	(G)		(17,326,340)	(G)
			27,824	(H)		27,824	(H)		27,824	(H)		27,824	(H)
			(1,300,000)	(I1)		(1,300,000)	(I1)		(1,300,000)	(I1)		(1,300,000)	(I1)
			2,709,973	(I3)		2,709,973	(I3)		2,709,973	(I3)		2,709,973	(I3)
			999,990	(I4)		999,990	(I4)		999,990	(I4)		999,990	(I4)
			2,955,315	(J1)		2,955,315	(J1)		2,955,315	(J1)		2,955,315	(J1)
			(1,494)	(J2)		(1,494)	(J2)		(1,494)	(J2)		(1,494)	(J2)
			(25,350,000)	(J3)		(25,350,000)	(J3)		(25,350,000)	(J3)		(25,350,000)	(J3)
Accumulated deficit	(13,554,141)	(14,553,017)	17,326,340	(G)	(17,852,004)	17,326,340	(G)	(17,852,004)	17,326,340	(G)	(17,852,004)	17,326,340	(G)	(17,852,004)
			(56,132)	(E)		(56,132)	(E)		(56,132)	(E)		(56,132)	(E)
			(2,717,191)	(I1)		(2,717,191)	(I1)		(2,717,191)	(I1)		(2,717,191)	(I1)
			(4,239,899)	(I2)		(4,239,899)	(I2)		(4,239,899)	(I2)		(4,239,899)	(I2)
			(57,964)	(J1)		(57,964)	(J1)		(57,964)	(J1)		(57,964)	(J1)

Total stockholders' equity (deficit)	(2,225,346)	(8,720,914)	33,736,267		22,790,007	17,721,913		6,775,653	9,714,741		(1,231,519)	1,707,569		(9,238,691)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,466,710	$32,296,352	$15,120,427		$54,883,489	$(893,927)		$38,869,135	$(8,901,099)		$30,861,963	$(16,908,271)		$22,854,791

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2023

			Scenario 1				Scenario 2				Scenario 3				Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations
Revenue	$7,564	$—	$—			$7,564	$—			$7,564	$—			$7,564	$—			$7,564
Cost of revenue	46,577	—	—			46,577	—			46,577	—			46,577	—			46,577

Gross profit	(39,013)	—	—			(39,013)	—			(39,013)	—			(39,013)	—			(39,013)

Operating expenses:
Research and development	421,887	—	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573
Sales, general, and administrative	1,291,765	1,767,358	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500
			(1,376,309)	(R	)		(1,376,309)	(R	)		(1,376,309)	(R	)		(1,376,309)	(R	)

Total operating expenses	1,713,652	1,767,358	(1,584,937)			1,896,073	(1,584,937)			1,896,073	(1,584,937)			1,896,073	(1,584,937)			1,896,073

Loss from operations	(1,752,665)	(1,767,358)	1,584,937			(1,935,086)	1,584,937			(1,935,086)	1,584,937			(1,935,086)	1,584,937			(1,935,086)
Interest (expense)	(130,282)	(42,913)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)
Interest income on marketable securities held in Trust Account	—	443,280	(443,280)	(O	)	—	(443,280)	(O	)	—	(443,280)	(O	)	—	(443,280)	(O	)	—
Other income (expense)	—	(1,000)	—			(1,000)	—			(1,000)	—			(1,000)	—			(1,000)

Loss before income taxes	(1,882,947)	(1,367,991)	1,226,255			(2,024,683)	1,226,255			(2,024,683)	1,226,255			(2,024,683)	1,226,255			(2,024,683)
Income tax expense	—	104,897	(104,897)	(O	)	—	(104,897)	(O	)	—	(104,897)	(O	)	—	(104,897)	(O	)	—

Net loss	$(1,882,947)	$(1,472,888)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)

			Scenario 1		Scenario 2		Scenario 3		Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Net loss	$(1,882,947)	$(1,472,888)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)
Weighted average shares outstanding - combined Company common stock - basic and diluted	—	—	—	27,104,892	—	25,595,391	—	24,840,641	—	24,085,891
Basic and diluted net loss per share - Combined Company common stock	—	—	—	$(0.07)	—	$(0.08)	—	$(0.08)	—	$(0.08)
Weighted average shares outstanding - QT Imaging common stock - basic and diluted	27,754,096	—	—	—	—	—	—	—	—	—
Basic and diluted net loss per share - QT Imaging	$(0.07)	—	—	—	—	—	—	—	—	—
Net income attributable to common stock subject to possible redemption	—	$338,383	—	—	—	—	—	—	—	—
Weighted average shares outstanding - GigCapital5 common stock subject to possible redemption - basic and diluted	—	3,969,826	—	—	—	—	—	—	—	—
Basic and diluted net loss per share - GigCapital5 common stock subject to possible redemption	—	$0.09	—	—	—	—	—	—	—	—
Net loss attributable to common stockholders	—	$(1,811,271)	—	—	—	—	—	—	—	—
Weighted average shares outstanding - GigCapital5 common stock - basic and diluted	—	6,540,000	—	—	—	—	—	—	—	—
Basic and diluted net loss per share - GigCapital5 common stock	—	$(0.28)	—	—	—	—	—	—	—	—

			Scenario 5				Scenario 6				Scenario 7				Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations
Revenue	$7,564	$—				$7,564				$7,564				$7,564				$7,564
Cost of revenue	46,577	—				46,577				46,577				46,577				46,577

Gross profit	(39,013)	—	—			(39,013)	—			(39,013)	—			(39,013)	—			(39,013)

Operating expenses:
Research and development	421,887	—	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573	(26,314)	(P	)	395,573
Sales, general, and administrative	1,291,765	1,767,358	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500	(182,314)	(P	)	1,500,500
			(1,376,309)	(R	)		(1,376,309)	(R	)		(1,376,309)	(R	)		(1,376,309)	(R	)

Total operating expenses	1,713,652	1,767,358	(1,584,937)			1,896,073	(1,584,937)			1,896,073	(1,584,937)			1,896,073	(1,584,937)			1,896,073

Loss from operations	(1,752,665)	(1,767,358)	1,584,937			(1,935,086)	1,584,937			(1,935,086)	1,584,937			(1,935,086)	1,584,937			(1,935,086)
Interest (expense)	(130,282)	(42,913)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)	84,598	(Q	)	(88,597)
Interest income on marketable securities held in Trust Account	—	443,280	(443,280)	(O	)	—	(443,280)	(O	)	—	(443,280)	(O	)	—	(443,280)	(O	)	—
Other income (expense)	—	(1,000)				(1,000)				(1,000)				(1,000)				(1,000)

Loss before income taxes	(1,882,947)	(1,367,991)	1,226,255			(2,024,683)	1,226,255			(2,024,683)	1,226,255			(2,024,683)	1,226,255			(2,024,683)
Income tax expense	—	104,897	(104,897)	(O	)	—	(104,897)	(O	)	—	(104,897)	(O	)	—	(104,897)	(O	)	—

Net loss	$(1,882,947)	$(1,472,888)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)	$1,331,152			$(2,024,683)

			Scenario 5		Scenario 6		Scenario 7		Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Net loss	$(1,882,947)	$(1,472,888)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)	$1,331,152	$(2,024,683)
Weighted average shares outstanding - combined Company common stock - basic and diluted	—	—	—	27,198,392	—	25,688,891	—	24,934,141	—	24,179,391
Basic and diluted net loss per share - Combined Company common stock	—	—	—	$(0.07)	—	$(0.08)	—	$(0.08)	—	$(0.08)
Weighted average shares outstanding - QT Imaging common stock - basic and diluted	27,754,096	—
Basic and diluted net loss per share - QT Imaging	$(0.07)	—
Net income attributable to common stock subject to possible redemption	—	$338,383
Weighted average shares outstanding - GigCapital5 common stock subject to possible redemption - basic and diluted	—	3,969,826
Basic and diluted net loss per share - GigCapital5 common stock subject to possible redemption	—	$0.09
Net loss attributable to common stockholders	—	$(1,811,271)
Weighted average shares outstanding - GigCapital5 common stock - basic and diluted	—	6,540,000
Basic and diluted net loss per share - GigCapital5 common stock	—	$(0.28)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2022

			Scenario 1				Scenario 2				Scenario 3				Scenario 4
	Year ended December 31, 2022	Year ended December 31, 2022	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)				(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations
Revenue	$708,244	$—				$708,244				$708,244				$708,244				$708,244
Cost of revenue	556,925					556,925				556,925				556,925				556,925

Gross profit	151,319	—	—			151,319	—			151,319	—			151,319	—			151,319

Operating expenses:
Research and development	2,386,086		(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968
Sales, general, and administrative	3,551,527	4,279,100	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376
			8,177,486	(N	)		8,177,486	(N	)		8,177,486	(N	)		8,177,486	(N	)

Total operating expenses	5,937,613	4,279,100	7,278,631			17,495,344	7,278,631			17,495,344	7,278,631			17,495,344	7,278,631			17,495,344

Loss from operations	(5,786,294)	(4,279,100)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)
Interest expense	(468,174)	(23,098)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)
Interest income on marketable securities held in Trust Account		1,630,398	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—
Other income (expense)		384,108				384,108				384,108				384,108				384,108

Loss before income taxes	(6,254,468)	(2,287,692)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)
Income tax expense	1,600	486,615	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600

Net loss	$(6,256,068)	$(2,774,307)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)

			Scenario 1		Scenario 2		Scenario 3		Scenario 4
			(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Net loss	$(6,256,068)	$(2,774,307)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)

Weighted average Combined Company Common Stock shares outstanding - basic and diluted	—	—	—	27,104,892	—	25,595,391	—	24,840,641	—	24,085,891
Net loss per Combined Company Common Stock share - basic and diluted	—	—	—	$(0.63)	—	$(0.67)	—	$(0.69)	—	$(0.71)
Weighted average QT Imaging Common Stock shares outstanding - basic and diluted	27,364,975	—	—	—	—	—	—	—	—	—
Net loss per QT Imaging Common Stock share - basic and diluted	$(0.23)	—	—	—	—	—	—	—	—	—
Net income attributable to GigCapital5 Common Stock subject to possible redemption	—	$1,143,783	—	—	—	—	—	—	—	—
Weighted average GigCapital5 Common Stock subject to possible redemption shares outstanding - basic and diluted	—	17,954,419	—	—	—	—	—	—	—	—
Net income per share - GigCapital5 Common Stock subject to possible redemption - basic and diluted	—	$0.06	—	—	—	—	—	—	—	—
Net loss attributable to non-redeemable GigCapital5 common stockholders	—	$(3,918,090)	—	—	—	—	—	—	—	—
Weighted average non-redeemable GigCapital5 Common Stock shares outstanding - basic and diluted	—	6,540,000	—	—	—	—	—	—	—	—
Net loss per share - non-redeemable GigCapital5 Common Stock - basic and diluted	—	$(0.60)	—	—	—	—	—	—	—	—

			Scenario 5				Scenario 6				Scenario 7				Scenario 8
	Year ended December 31, 2022	Year ended December 31, 2022	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)				(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations	Pro Forma Adjustments			Pro Forma Statement of Operations
Revenue	$708,244	$—				$708,244				$708,244				$708,244				$708,244
Cost of revenue	556,925					556,925				556,925				556,925				556,925

Gross profit	151,319	—	—			151,319	—			151,319	—			151,319	—			151,319

Operating expenses:
Research and development	2,386,086		(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968	(142,118)	(L	)	2,243,968
Sales, general, and administrative	3,551,527	4,279,100	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376	(756,737)	(L	)	15,251,376
			8,177,486	(N	)		8,177,486	(N	)		8,177,486	(N	)		8,177,486	(N	)

Total operating expenses	5,937,613	4,279,100	7,278,631			17,495,344	7,278,631			17,495,344	7,278,631			17,495,344	7,278,631			17,495,344

Loss from operations	(5,786,294)	(4,279,100)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)	(7,278,631)			(17,344,025)
Interest expense	(468,174)	(23,098)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)	326,255	(M	)	(165,017)
Interest income on marketable securities held in Trust Account		1,630,398	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—	(1,630,398)	(K	)	—
Other income (expense)		384,108				384,108				384,108				384,108				384,108

Loss before income taxes	(6,254,468)	(2,287,692)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)	(8,582,774)			(17,124,934)
Income tax expense	1,600	486,615	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600	(486,615)	(K	)	1,600

Net loss	$(6,256,068)	$(2,774,307)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)	$(8,096,159)			$(17,126,534)

			Scenario 5		Scenario 6		Scenario 7		Scenario 8
			(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)		(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Net loss	$(6,256,068)	$(2,774,307)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)	$(8,096,159)	$(17,126,534)

Weighted average Combined Company Common Stock shares outstanding - basic and diluted	—	—	—	27,198,392	—	25,688,891	—	24,934,141	—	24,179,391
Net loss per Combined Company Common Stock share - basic and diluted	—	—	—	$(0.63)	—	$(0.67)	—	$(0.69)	—	$(0.71)
Weighted average QT Imaging Common Stock shares outstanding - basic and diluted	27,364,975	—	—	—	—	—	—	—	—	—
Net loss per QT Imaging Common Stock share - basic and diluted	$(0.23)	—	—	—	—	—	—	—	—	—
Net income attributable to GigCapital5 Common Stock subject to possible redemption	—	$1,143,783	—	—	—	—	—	—	—	—
Weighted average GigCapital5 Common Stock subject to possible redemption shares outstanding - basic and diluted	—	17,954,419	—	—	—	—	—	—	—	—
Net income per share - GigCapital5 Common Stock subject to possible redemption - basic and diluted	—	$0.06	—	—	—	—	—	—	—	—
Net loss attributable to non-redeemable GigCapital5 common stockholders	—	$(3,918,090)	—	—	—	—	—	—	—	—
Weighted average non-redeemable GigCapital5 Common Stock shares outstanding - basic and diluted	—	6,540,000	—	—	—	—	—	—	—	—
Net loss per share - non-redeemable GigCapital5 Common Stock - basic and diluted	—	$(0.60)	—	—	—	—	—	—	—	—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GigCapital5, who is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and QT Imaging, which is the legal acquiree, will be treated as the accounting acquirer.

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information of GigCapital5 and QT Imaging is presented in accordance with GAAP. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that GigCapital5 believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. GigCapital5 believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of GigCapital5 and QT Imaging.

2.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

(A)

To reflect the release of $31,870,407 held in the Trust Account, including additional extension payments deposited or expected to be deposited in the Trust Account through the Closing, and $158,291 of interest receivable by the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by the Combined Company.

(A1)	To reflect the additional proceeds of $200,000 expected to be deposited in the Trust Account prior to the Closing.

(A2)	Reflects the additional proceeds of $130,000 in advances expected to be received under the GigCapital5 Working Capital Note prior to the Closing.

(B)	To reflect the sale under a PIPE Subscription Agreement with the PIPE Investors of 2,600,000 shares of GigCapital5 Common Stock.

(B1)

To reflect exercise of In-the-Money Company Warrants into QT Imaging Common Stock prior to the Closing as if the Closing had occurred on December 31, 2022. The total reflects 494,525 Warrants exercised at $4.00 for $1,978,100 and 10,329 In-the-Money Company Warrants exercised at $4.25 for $43,898 into an aggregate total of 504,854 shares of QT Imaging Common Stock with aggregate proceeds of $2,021,998. Upon consummation of the Business Combination, the shares of QT Imaging Common Stock are converted into 258,325 shares of Combined Company Common Stock. The terms of the In-the-Money Company Warrants have not been modified.

(C1)

Scenario 1 assumes no Public Stockholders of GigCapital5 exercise their Redemption Rights and the cash settlement of the Working Capital Notes. To reflect the transfer of the remaining 3,019,001 shares of the Common Stock to permanent equity ($32,028,698).

(C2)

Scenario 2 assumes 50% of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the cash settlement of the Working Capital Notes. To reflect the redemption of 1,509,501 shares of GigCapital5 Common Stock and the transfer of the remaining 1,509,500 shares of the GigCapital5 Common Stock to permanent equity ($16,014,344).

(C3)

Scenario 3 assumes 75% of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the cash settlement of the Working Capital Notes. To reflect the redemption of 2,264,251 shares of GigCapital5 Common Stock and the transfer of the remaining 754,750 shares of the GigCapital5 Common Stock to permanent equity ($8,007,172).

(C4)

Scenario 4 assumes maximum number of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the cash settlement of the Working Capital Notes. To reflect the redemption of all 3,019,001 shares of the GigCapital5 Common Stock ($32,028,698).

(C5)

Scenario 5 assumes no Public Stockholders of GigCapital5 exercise their Redemption Rights and the conversion of all Working Capital Notes to additional Private Placement Units. To reflect the transfer of the remaining 3,019,001 shares of the GigCapital5 Common Stock to permanent equity ($32,028,698).

(C6)

Scenario 6 assumes 50% of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the conversion of all Working Capital Notes to additional Private Placement Units. To reflect the redemption of 1,509,501 shares of GigCapital5 Common Stock and the transfer of the remaining 1,509,500 shares of the GigCapital5 Common Stock to permanent equity ($16,014,344).

(C7)

Scenario 7 assumes 75% of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the conversion of all Working Capital Notes to additional Private Placement Units. To reflect the redemption of 2,264,251 shares of GigCapital5 Common Stock and the transfer of the remaining 754,750 shares of the GigCapital5 Common Stock to permanent equity ($8,007,172).

(C8)

Scenario 8 assumes maximum number of the Public Stockholders of GigCapital5 exercise their Redemption Rights and the conversion of all Working Capital Notes to additional Private Placement Units. To reflect the redemption of all 3,019,001 shares of the GigCapital5 Common Stock ($32,028,698).

(D1)	Scenarios 1 thru 4 assume the cash settlement of the Working Capital Notes. To reflect the payment of the Working Capital Notes ($935,000).

(D2)

Scenarios 5 thru 8 assume the conversion of all Working Capital Notes to additional Private Placement Units. To reflect the conversion of $935,000 of Working Capital Notes at $10.00 per Private Placement Unit for 93,500 additional Private Placement Units, which contain 93,500 shares as a constituent security.

(E)	To reflect the payment of the Extension Notes at the Closing, as if the Closing had occurred on March 31, 2023.

(F)	To reflect the payment of amounts due at the Closing to related parties of GigCapital5, as if the Closing had occurred on March 31, 2023.

(G)	To reflect the elimination of the historical accumulated deficit of GigCapital5, the accounting acquiree.

(H)	Eliminates the historical par value of QT Imaging under each of the eight scenarios. The par value of the Combined Company Common Stock will be $0.0001 per share.

(I1)

Reflects the recording of the estimated GigCapital5 Transaction Expenses not reflected in the historical statements. The accrual of $4,017,191 reflects total GigCapital5 Transaction Expenses of $9,710,000 less amounts already recorded in accounts payable of $36,059 and already accrued for legal fees $2,896,750 and deferred underwriting fees $2,760,000. Origination fees for the PIPE Investment of $1,300,000 included in the GigCapital5 Transaction Expenses are recorded to additional paid-in capital as an offset to the PIPE Investment proceeds.

(I2)

Reflects the recording of the estimated Company Transaction Expenses not reflected in the historical statements. The accrual of $4,239,899 reflects total estimated Company Transaction Expenses of $5,000,000 less amounts already recorded in accounts payable of $532,122 and accrued liabilities of $227,979.

(I3)

Reflects the payment of Unpaid GigCapital5 Transaction Expenses up to the GigCapital5 Transaction Expenses Cap of $7,000,000 with the remaining $2,710,000 paid in GigCapital5 Common Stock at $10.00 per share.

(I4)	Reflects the payment of Unpaid Company Transaction Expenses up to the Company Transaction Expenses Cap of $4,000,000 with the remaining $1,000,000 paid in Common Stock at $10.00 per share.

(J1)

Reflects the conversion of certain QT Imaging Convertible Notes, including accrued interest payable, into 657,929 shares of QT Imaging Common Stock immediately prior to the Business Combination in accordance with the terms of such QT Imaging Convertible Notes with no gain or loss recorded upon conversion. At the Closing, the shares of QT Imaging Common Stock issued from the conversion of the QT Imaging Convertible Notes will be exchanged for 336,651 shares of the Combined Company Common Stock.

(J2)

Reflects the par value of shares of GigCapital5 Capital Stock issued to the holders of the QT Imaging Equity Securities and the Aggregate Excess QT Imaging Transaction Expenses Shares for a total of 14,940,891 shares of GigCapital5 Common Stock.

(J3)	Reflects the fair value of the Merger Consideration Earnout Shares pertaining to the holders of the QT Imaging Equity Securities at the Closing, as if the Closing had occurred on March 31, 2023.

The Merger Consideration Earnout Shares will be released and delivered upon the occurrence of Triggering Events.

The fair value of the Merger Consideration Earnout shares was calculated using a Monte Carlo simulation. The simulation used as significant inputs QT Imaging management’s current assessment of placements of breast scanning systems in 2023 and 2024, likely expected values for revenues from 2023 through 2025, probabilities for regulatory approvals including FDA clearances, and probabilities of other Triggering Events related to the open angle scanner. Additional significant inputs into the simulation include the volatility of QT Imaging equity, assets, and revenue that was derived in a manner as would be common for such simulation, and published industry operating profitability metrics. A weighted average cost of capital (“WACC”) was estimated based on a modified capital asset pricing model, and a discount rate applicable to revenue was based on the WACC and published industry operating profit metrics.

The Monte Carlo simulation developed a distribution of projected revenues for 2023 through 2025 using a Geometric Brownian Motion framework based on a standard normal distribution of returns. The simulation also developed a distribution of potential daily Combined Company Common Stock prices for 2025 using a Geometric Brownian Motion framework, and the current traded market price of GigCapital5 Common Stock as the initial input. The resulting fair value is based on the average of the number of shares that will be paid out for each Triggering Event over a statistically significant number of simulations.

The significant assumptions included: An expected volatility of revenue of 21.0%; a discount rate applicable to revenue of 10.2%; a risk-free rate (revenue and equity model) of 4.0%; a risk premium of 6.2%; cost of debt of 22.0%; credit risk spread of 18.0% and; an equity volatility of 80.0%.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

(K)

Represents the elimination of investment income related to the investments in the GigCapital5 Trust Account as of the beginning of the period and the corresponding income tax expense under the eight redemption scenarios.

(L)

Reflects the reversal of stock-based compensation on QT Imaging Options and warrant expense, for other than In-The-Money Company Warrants, both of which are assumed to be cancelled as of January 1, 2022.

(M)

Reflects the reversal of interest expense and amortization of debt discount on QT Imaging Convertible Notes converted to QT Imaging Common Stock as of the beginning of the Business Combination considered effective on January 1, 2022.

(N)

Reflects the additional Unpaid GigCapital5 Transaction Expenses of $3,492,963 consisting of accrued legal fees and other accrued liabilities as reflected on the Pro Forma Condensed Combined Balance Sheet as of December 31, 2022, and Company Transaction Expenses of $4,684,523 consisting of accrued legal fees and other accrued liabilities as reflected on the Pro Forma Condensed Combined Balance Sheet as of December 31, 2022, not included in the historical numbers.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2023

(O)

Represents the elimination of investment income related to the investments in the GigCapital5 Trust Account as of the beginning of the period and the corresponding income tax expense under the eight redemption scenarios.

(P)	Reflects the reversal of stock-based compensation on QT Imaging Options and warrant expense, for other than In-The-Money Company Warrants, both of which are assumed to be cancelled as January 1, 2022.

(Q)

Reflects the reversal of interest expense and amortization of the debt discount on QT Imaging Convertible Notes converted to QT Imaging Common Stock as of the beginning of the Business Combination considered effective on January 1, 2022.

(R)

Reflects the reversal of GigCapital5 Transaction Expenses of $775,772 consisting of accrued legal fees and other accrued liabilities and Company Transaction Expenses of $600,537 consisting of accrued legal fees and other accrued liabilities as the Transaction Expenses are reflected as if the Business Combination were effective as of January 1, 2022.

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The unaudited pro forma condensed combined financial information has been prepared assuming the eight levels of redemption for the three months ended March 31, 2023.

	Three Months Ended March 31, 2023
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	No Redemptions - Cash payment of Working Capital Notes	50% Redemptions- Cash payment of Working Capital Notes	75% Redemptions- Cash payment of Working Capital Notes	Maximum Redemptions- Cash payment of Working Capital Notes
Pro forma net loss	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Pro forma weighted average shares outstanding, basic and diluted	27,104,892	25,595,391	24,840,641	24,085,891
Pro forma net loss per share, basic and diluted - common stock	$(0.07)	$(0.08)	$(0.08)	$(0.08)
Pro forma weighted average shares calculation, basic and diluted:
Public Stockholders	3,019,001	1,509,500	754,750	—
Sponsor and insiders	6,274,000	6,274,000	6,274,000	6,274,000
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	271,000	271,000	271,000
Shares issued in conversion of GigCapital5 Working Capital Notes	—	—	—	—
Conversion of QT Imaging Convertible Notes	336,651	336,651	336,651	336,651
Former QT Imaging stockholders	13,995,190	13,995,190	13,995,190	13,995,190
Shares from QT Imaging bridge financing	250,725	250,725	250,725	250,725
Shares from exercise of QT Imaging Warrants	258,325	258,325	258,325	258,325
Shares issued in payment of QT Imaging Transaction Expenses	100,000	100,000	100,000	100,000
PIPE Investors	2,600,000	2,600,000	2,600,000	2,600,000

	27,104,892	25,595,391	24,840,641	24,085,891

	Three Months Ended March 31, 2023
	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	No Redemptions - Conversion of Working Capital Notes	50% Redemptions- Conversion of Working Capital Notes	75% Redemptions- Conversion of Working Capital Notes	Maximum Redemptions- Conversion of Working Capital Notes
Pro forma net loss	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Pro forma weighted average shares outstanding, basic and diluted	27,198,392	25,688,891	24,934,141	24,179,391
Pro forma net loss per share, basic and diluted - common stock	$(0.07)	$(0.08)	$(0.08)	$(0.08)
Pro forma weighted average shares calculation, basic and diluted:
Public Stockholders	3,019,001	1,509,500	754,750	—
Sponsor and insiders	6,274,000	6,274,000	6,274,000	6,274,000
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	271,000	271,000	271,000

	Three Months Ended March 31, 2023
	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	No Redemptions - Conversion of Working Capital Notes	50% Redemptions- Conversion of Working Capital Notes	75% Redemptions- Conversion of Working Capital Notes	Maximum Redemptions- Conversion of Working Capital Notes
Shares issued in conversion of GigCapital5 Working Capital Notes	93,500	93,500	93,500	93,500
Conversion of QT Imaging Convertible Notes	336,651	336,651	336,651	336,651
Former QT Imaging stockholders	13,995,190	13,995,190	13,995,190	13,995,190
Shares from QT Imaging bridge financing	250,725	250,725	250,725	250,725
Shares from exercise of QT Imaging Warrants	258,325	258,325	258,325	258,325
Shares issued in payment of QT Imaging Transaction Expenses	100,000	100,000	100,000	100,000
PIPE Investors	2,600,000	2,600,000	2,600,000	2,600,000

	27,198,392	25,688,891	24,934,141	24,179,391

The unaudited pro forma condensed combined financial information has been prepared assuming the eight levels of redemption for the year ended December 31, 2022:

	Year Ended December 31, 2022
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	No Redemptions - Cash payment of Working Capital Notes	50% Redemptions- Cash payment of Working Capital Notes	75% Redemptions- Cash payment of Working Capital Notes	Maximum Redemptions- Cash payment of Working Capital Notes
Pro forma net loss	$(17,126,534)	$(17,126,534)	$(17,126,534)	$(17,126,534)
Pro forma weighted average shares outstanding, basic and diluted	27,104,892	25,595,391	24,840,641	24,085,891
Pro forma net loss per share, basic and diluted - common stock	$(0.63)	$(0.67)	$(0.69)	$(0.71)
Pro forma weighted average shares calculation, basic and diluted:
Public Stockholders	3,019,001	1,509,500	754,750	—
Sponsor and insiders	6,274,000	6,274,000	6,274,000	6,274,000
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	271,000	271,000	271,000
Shares issued in conversion of GigCapital5 Working Capital Notes	—	—	—	—
Conversion of QT Imaging Convertible Notes	336,651	336,651	336,651	336,651
Former QT Imaging stockholders	13,995,190	13,995,190	13,995,190	13,995,190
Shares from QT Imaging bridge financing	250,725	250,725	250,725	250,725
Shares from exercise of QT Imaging Warrants	258,325	258,325	258,325	258,325
Shares issued in payment of QT Imaging Transaction Expenses	100,000	100,000	100,000	100,000
PIPE Investors	2,600,000	2,600,000	2,600,000	2,600,000

	27,104,892	25,595,391	24,840,641	24,085,891

	Year Ended December 31, 2022
	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	No Redemptions - Conversion of Working Capital Notes	50% Redemptions- Conversion of Working Capital Notes	75% Redemptions- Conversion of Working Capital Notes	Maximum Redemptions- Conversion of Working Capital Notes
Pro forma net loss	$(17,126,534)	$(17,126,534)	$(17,126,534)	$(17,126,534)
Pro forma weighted average shares outstanding, basic and diluted	27,198,392	25,688,891	24,934,141	24,179,391
Pro forma net loss per share, basic and diluted - common stock	$(0.63)	$(0.67)	$(0.69)	$(0.71)
Pro forma weighted average shares calculation, basic and diluted:
Public Stockholders	3,019,001	1,509,500	754,750	—
Sponsor and insiders	6,274,000	6,274,000	6,274,000	6,274,000
Shares issued in payment of GigCapital5 Transaction Expenses	271,000	271,000	271,000	271,000
Shares issued in conversion of GigCapital5 Working Capital Notes	93,500	93,500	93,500	93,500
Conversion of QT Imaging Convertible Notes	336,651	336,651	336,651	336,651
Former QT Imaging stockholders	13,995,190	13,995,190	13,995,190	13,995,190
Shares from QT Imaging bridge financing	250,725	250,725	250,725	250,725
Shares from exercise of QT Imaging Warrants	258,325	258,325	258,325	258,325
Shares issued in payment of QT Imaging Transaction Expenses	100,000	100,000	100,000	100,000
PIPE Investors	2,600,000	2,600,000	2,600,000	2,600,000

	27,198,392	25,688,891	24,934,141	24,179,391

The following outstanding or potential shares of the Combined Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect for each of the three months ended March 31, 2023 and the year ended December 31, 2022.

	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	No Redemptions - Cash payment of Working Capital Notes	50% Redemptions- Cash payment of Working Capital Notes	75% Redemptions- Cash payment of Working Capital Notes	Maximum Redemptions- Cash payment of Working Capital Notes
Warrants (former GigCapital5)	23,000,000	23,000,000	23,000,00	23,000,000
Private Placement Warrants (former GigCapital5)	795,000	795,000	795,000	795,000
Warrants from the conversion of Working Capital Notes to additional Private Placement Units	—	—	—	—
Merger Consideration Earnout Shares.	9,000,000	9,000,000	9,000,000	9,000,000

	32,795,000	32,795,000	32,795,000	32,795,000

	Scenario 5	Scenario 6	Scenario 7	Scenario 8
	No Redemptions- Conversion of Working Capital Notes	50% Redemptions- Conversion of Working Capital Notes	75% Redemptions- Conversion of Working Capital Notes	Maximum Redemptions- Conversion of Working Capital Notes
Warrants (former GigCapital5)	23,000,000	23,000,000	23,000,000	23,000,000
Private Placement Warrants (former GigCapital5)	795,000	795,000	795,000	795,000
Warrants from the conversion of Working Capital Notes to additional Private Placement Units	93,500	93,500	93,500	93,500
Merger Consideration Earnout Shares.	9,000,000	9,000,000	9,000,000	9,000,000

	32,888,500	32,888,500	32,888,500	32,888,500

COMPARATIVE SHARE INFORMATION

The following tables set forth the historical comparative share information for QT Imaging and GigCapital5 on a stand-alone basis and the unaudited pro forma combined share information for the Combined Company for the year ended December 31, 2022, after giving effect to the proposed Business Combination, presented under eight scenarios. All scenarios include the September 2022 Partial Redemption and the March 2023 Partial Redemptions by Public Stockholders of 18,985,950 shares at $10.12 per share, and 995,049 shares at $10.50 per share, respectively, for total redemption proceeds of $202,587,938:

•

Assuming No Additional Redemptions and the cash payment of all Working Capital Notes: The scenario assumes that no other Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 50% Redemptions and the cash payment of all Working Capital Notes: This scenario assumes that holders of an additional 1,509,501 shares, or 50% of the remaining shares outstanding held by Public Stockholders following the September 2022 Partial Redemption and the March 2023 Partial Redemptions, will exercise their Redemption Rights for aggregate redemption proceeds, including the September 2022 Partial Redemption and the March 2023 Partial Redemptions proceeds, of $16.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming 75% Redemptions and the cash payment of all Working Capital Notes: This scenario assumes that holders of an additional 2,264,251 shares, or 75% of the remaining shares outstanding held by Public Stockholders following the September 2022 Partial Redemption and the March 2023 Partial Redemptions, will exercise their Redemption Rights for aggregate redemption proceeds, including the September 2022 Partial Redemption and the March 2023 Partial Redemptions proceeds, of $24.0 million. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

•

Assuming Maximum Redemptions and the cash payment of all Working Capital Notes: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemptions and assumes that Public Stockholders holding the remaining 3,019,001 shares outstanding of GigCapital5 common stock following the September 2022 Partial Redemption and the March 2023 Partial Redemptions will exercise their Redemption Rights for aggregate redemption proceeds, including the September 2022 Partial Redemption and the March 2023 Partial Redemptions proceeds, of $32.0 million. The Business Combination Agreement provides as a condition to closing that the Available Cash shall be equal to or greater than $15,000,000 and this scenario assumes that all Public Stockholders will exercise their Redemption Rights. This scenario also assumes all Working Capital Notes are paid off in cash at the Closing.

At this time, GigCapital5 does not expect the Sponsor to exercise its right to convert Working Capital Notes into additional Private Placement Units at the Closing. However, as the Sponsor has a right to so convert up to $1,500,000 in principal of Working Capital Notes, it is providing four additional scenarios that present the effect of such a conversion if it were to occur as of March 31,2023:

•

Assuming No Additional Redemptions plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that no other GigCapital5 Public Stockholders exercise their Redemption Rights with respect to the outstanding GigCapital5 Common Stock and that 3,019,001 shares of GigCapital5 Common Stock remain outstanding after the completion of the Merger. This scenario also assumes all Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 50% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 1,509,501, or 50% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $16.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming 75% Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that holders of an additional 2,264,251, or 75% of the remaining shares outstanding held by GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $24.0 million. This scenario also assumes all the GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

•

Assuming Maximum Redemption plus conversion of Working Capital Warrants: This scenario includes the September 2022 Partial Redemption and the March 2023 Partial Redemption and assumes that GigCapital5 Public Stockholders holding the remaining 3,019,001 remaining shares of GigCapital5 Public Stockholders, will exercise their Redemption Rights for aggregate proceeds of $32.0 million. This scenario also assumes all GigCapital5 Working Capital Notes are converted to additional Private Placement Units at the Closing.

You should read the information in the following tables in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of QT Imaging and GigCapital5 and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information for the Combined Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of QT Imaging and GigCapital5 would have been had the companies been combined during the periods presented.

			Pro Forma Combined
			Scenario 1	Scenario 2	Scenario 3	Scenario 4
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	(Assuming No Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and cash payment of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and cash payment of the Working Capital Notes)
Three Months Ended March 31, 2023
Book value per share—basic and diluted	$(0.08)	n/a	$0.81	$0.23	$(0.09)	$(0.42)
Net Loss	$(1,882,947)	$(1,472,888)	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Weighted average QT Imaging Common Stock shares outstanding—basic and diluted	27,754,096		27,104,892	25,595,391	24,840,641	24,085,891
Net loss per QT Imaging Common Stock share—basic and diluted	$(0.07)		$(0.07)	$(0.08)	$(0.08)	$(0.08)
Net loss per share—GigCapital5 Common Stock subject to possible redemption—basic and diluted		3,969,826
Net Loss attributable to non-redeemable GigCapital5 common stockholders		$0.09
Weighted average non-redeemable GigCapital5 Common Stock shares outstanding—basic and diluted		6,540,000
Net loss per share—non-redeemable GigCapital5 Common Stock—basic and diluted		$(0.28)

			Pro Forma Combined
			Scenario 5	Scenario 6	Scenario 7	Scenario 8
	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	(Assuming No Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 50% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming 75% Redemptions into Cash and conversion of the Working Capital Notes)	(Assuming Maximum Redemptions into Cash and conversion of the Working Capital Notes)
Three Months Ended March 31, 2023
Book value per share—basic and diluted	$(0.08)	n/a	$0.84	$0.26	$(0.05)	$(0.38)
Net Loss	$(1,882,947)	$(1,472,888)	$(2,024,683)	$(2,024,683)	$(2,024,683)	$(2,024,683)
Weighted average QT Imaging Common Stock shares outstanding—basic and diluted	27,754,096		27,198,392	25,688,891	24,934,141	24,179,391
Net loss per QT Imaging Common Stock share—basic and diluted	$(0.07)		$(0.07)	$(0.08)	$(0.08)	$(0.08)
Net loss per share—GigCapital5 Common Stock subject to possible redemption—basic and diluted		3,969,826
Net Loss attributable to non-redeemable GigCapital5 common stockholders		$0.09
Weighted average non-redeemable GigCapital5 Common Stock shares outstanding—basic and diluted		6,540,000
Net loss per share—non-redeemable GigCapital5 Common Stock—basic and diluted		$(0.28)

MEETING OF GIGCAPITAL5 STOCKHOLDERS

General

GigCapital5 is furnishing this proxy statement/prospectus (this “Notice”) to GigCapital5’s stockholders as part of the solicitation of proxies by the GigCapital5 Board for use at the Stockholders’ Meeting of GigCapital5 stockholders to be held on [●], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides GigCapital5’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Stockholders’ Meeting.

Date, Time and Place of Stockholders’ Meeting

The Stockholders’ Meeting of GigCapital5 stockholders will be held on [●], 2023, at, Eastern Time, in virtual format.

Registering for the Stockholders’ Meeting

Any stockholder wishing to attend the virtual meeting should register in advance at www.[●]. To vote at the Stockholders’ Meeting, please follow these instructions as applicable to the nature of your ownership of GigCapital5 Common Stock:

•

To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card before the Stockholders’ Meeting, we will vote your shares as directed.

•

To vote over the telephone, dial toll-free 1-800-[●] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on [●], 2023 to be counted.

•	To vote through the Internet before the meeting, go to www.[●] and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on [●], 2023 to be counted.

•

To vote through the Internet during the meeting, please visit www.[●] and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Stockholders’ Meeting if you owned shares of GigCapital5 Common Stock at the close of business on [●], 2023, the Record Date. You are entitled to one vote for each share of GigCapital5 Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the Record Date, there were 9,564,001 shares of GigCapital5 Common Stock outstanding.

Purpose of the Stockholders’ Meeting

At the Stockholders’ Meeting, GigCapital5 is asking holders of GigCapital5 Common Stock to consider and vote upon the following proposals:

(1)	The Business Combination Proposal-To consider and vote upon a proposal to approve the Business Combination Agreement, in the form attached hereto as Annex A, and the proposed Business Combination;

(2)

The Board Classification Charter Proposal-To provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

(3)

The Additional Charter Amendments in Connection with the Business Combination Proposal - To consider and vote upon two proposals to adopt the Proposed Charter in the form attached hereto as Annex B (the “Additional Charter Amendments in Connection with the Business Connections Proposals”);

(4)

The Director Election Proposal-To consider and vote upon a proposal to elect seven directors to serve on the Combined Company Board until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class I directors, the second annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class II directors, and the third annual meeting of stockholders following the effectiveness of the Proposed Charter, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

(5)

The Nasdaq Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq: (i) the issuance of shares of GigCapital5 Common Stock to QT Imaging stockholders pursuant to the Business Combination Agreement[;and (ii) the issuance of up to 2,600,000 shares of GigCapital5 Common Stock to PIPE Investors pursuant to PIPE Subscription Agreements];

(6)	The Equity Incentive Plan Proposal-To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan, in the form attached hereto as Annex G;

(7)

The Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, Nasdaq Proposal, or the Equity Incentive Plan Proposal.

Vote of the Sponsor

GigCapital5 has entered an agreement with the Sponsor, pursuant to which the Sponsor agreed to vote any shares of GigCapital5 Common Stock owned by it in favor of each of the Proposals presented at the Stockholders’ Meeting.

The Sponsor has waived any Redemption Rights, including with respect to any Public Shares purchased during or after the GigCapital5 IPO, in connection with an initial business combination. No consideration was received by the Sponsor for its waiver of Redemption Rights. The Founder Shares held by the Sponsor have no Redemption Rights upon our liquidation and will be worthless if no business combination is affected by us within the Completion Window. However, the Sponsor is entitled to Redemption Rights upon our liquidation with respect to any Public Shares it may own.

Quorum and Required Vote for Proposals for the Stockholders’ Meeting

A quorum of GigCapital5 stockholders is necessary to hold a valid meeting. A quorum will be present at the Stockholders’ Meeting if a majority of the voting power of all outstanding shares of GigCapital5 Common Stock entitled to vote at the Stockholders’ Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns approximately 68.3% of the issued and outstanding shares of GigCapital5 Common Stock, will count towards this quorum. As of [●], 2023, the Record Date, 4,782,001 shares of GigCapital5 Common Stock would be required to achieve a quorum. Because the Sponsor holds in excess of this amount, a quorum can be achieved by the Sponsor voting its shares.

As of the Record Date, the Sponsor was entitled to vote the GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. The Sponsor has agreed to vote all of its shares of GigCapital5 Common Stock, in favor of each of the Proposals presented at the Stockholders’ Meeting, which is a sufficient amount to approve all of the Proposals.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon and actually cast at the Stockholders’ Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, or the Adjournment Proposal, if presented, will have no effect on such proposals. GigCapital5’s Sponsor has agreed to vote its shares of GigCapital5 Common Stock in favor of each of the proposals presented at the Stockholders’ Meeting.

The approval of the Board Classification Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of GigCapital5 Common Stock entitled to vote thereon, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to the Board Classification Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of GigCapital5 Common Stock entitled to vote and actually cast thereon at the Stockholders’ Meeting. Directors are elected by a plurality of all of the votes cast by such stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon, which means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders’ Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the proposed Business Combination is conditioned on the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal at the Stockholders’ Meeting, subject to the terms of the Business Combination Agreement. The proposed Business Combination is not conditioned on the approval of the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal do not receive the requisite vote for approval, GigCapital5 will not consummate the proposed Business Combination. If GigCapital5 does not consummate the proposed Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation of GigCapital5 Board of Directors

The GigCapital5 Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, GigCapital5 and its stockholders. Accordingly, the GigCapital5 Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Board Classification Charter

Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal.

In considering the recommendation of the GigCapital5 Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and GigCapital5’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of GigCapital5 stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Stockholders’ Meeting, including the Business Combination Proposal. These interests include, among other things:

•	The fact that our Sponsor has agreed not to redeem any of the GigCapital5 Voting Shares in connection with a stockholder vote to approve the proposed Business Combination.

•

If the proposed Business Combination with QT Imaging or another business combination is not consummated within the Completion Window, GigCapital5 will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the GigCapital5 Board, dissolving and liquidating. In such event, the 5,735,000 Founder Shares held by the Sponsor, which were acquired for an adjusted purchase price of approximately $0.0043592 per share, would be worthless because holders of the Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The 5,735,000 Founder Shares held by the Sponsor had an aggregate market value of $[●] based upon the closing price of $[●] per share of GigCapital5 Common Stock on the Nasdaq on [●], 2023. Dr. Avi S. Katz, the Executive Chairman of the GigCapital5 Board is a member of the Sponsor and therefore will have an economic interest in the Founder Shares held by the Sponsor.

•

Given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the GigCapital5 units sold in the GigCapital5 IPO and the substantial number of shares of Combined Company Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the proposed Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Common Stock trades below the price initially paid for the GigCapital5 units in the GigCapital5 IPO and the Public Stockholders experience a negative rate of return following the completion of the proposed Business Combination. Thus, our Sponsor and its affiliates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by the Completion Window, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

•

The Sponsor purchased an aggregate of 795,000 Private Placement Units from GigCapital5 for an aggregate purchase price of $7,950,000 (or $10.00 per unit). This purchase took place on a private placement basis simultaneously with the consummation of the GigCapital5 IPO. A portion of the proceeds GigCapital5 received from this purchase were placed in the Trust Account. Such units had an aggregate market value of approximately $[●] based upon the closing price of $[●] per units on the OTC on [●], 2023. The Private Placement Units will become worthless if GigCapital5 does not consummate a business combination within the Completion Window.

•

Dr. Raluca Dinu, Dr. Avi S. Katz, and Dorothy D. Hayes will become directors of the Combined Company after the Closing. As such, in the future they may receive any cash fees, Combined Company Options or stock awards that the Board determines to pay to its directors.

•

GigCapital5’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. In addition, GigCapital5 has outstanding payables to GigCapital5’s directors and officers in connection with the activities of these individuals, and such amounts, to the extent that they remain outstanding at the time of a business combination, will be due at such time. If GigCapital5 fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, GigCapital5 may not be able to reimburse these expenses or pay such payables if the proposed Business Combination or another business combination is not consummated within the Completion Window. As of the date of this prospectus, there were no out-of-pocket expenses incurred by GigCapital5’s directors, officers or their affiliates that have not otherwise been reimbursed from GigCapital5’s working capital funds following the GigCapital5 IPO, but the amount of payables to GigCapital5’s directors and officers totaled $[●]. Additionally, GigManagement, LLC is entitled to $30,000 per month for office space, utilities, administrative and support services provided to GigCapital5’s management team, which commenced on September 28, 2021 and will continue through the earlier of consummation of the proposed Business Combination and GigCapital5’s liquidation, and as of the date of this prospectus, $[●] in such fees are due and have not been paid.

•

In connection with the approval of the First Extension Amendment and Second Extension Amendment, the Sponsor has agreed to contribute to GigCapital5 as a loan the Additional September 2022 Contributions and Additional March 2023 Contributions, respectively. The amount of the Additional September 2022 Contributions and Additional March 2023 Contributions will not bear interest and will be repayable by GigCapital5 to the Sponsor upon Closing.

•

The Sponsor has made loans to GigCapital5 that are reflected in the Working Capital Notes, which Working Capital Notes will be repayable by GigCapital5 upon Closing. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000.

•

Article X of the Existing Charter provides for the limited waiver, to the extent allowed by law and subject to certain exceptions, of the doctrine of corporate opportunity with respect to GigCapital5 or any of its officers, directors or their respective affiliates. While this may result in a potential conflict of interest as between the fiduciary duties or contractual obligations of our officers or directors and the interests of GigCapital5 and its stockholders, it did not impact our search for an initial business combination target, including QT Imaging.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

In the event of the liquidation of the Trust Account, the Sponsor has agreed to indemnify and hold harmless GigCapital5 against any and all losses, liabilities, claims, damages and expenses to which GigCapital5 may become subject as a result of any claim by (i) any third party for services rendered or products sold to GigCapital5 or (ii) a prospective target business with which GigCapital5 has entered into an acquisition agreement, provided that such indemnification of GigCapital5 by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to GigCapital5 or a target do not reduce the amount of funds in the Trust Account to below (a) $10.00 per share of GigCapital5 Common Stock or (b) such lesser amount per share of GigCapital5 Common Stock held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account, which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GigCapital5’s indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. If GigCapital5 consummates the proposed Business Combination, on the other hand, GigCapital5 will be liable for all such claims.

•

The Sponsor has agreed not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the proposed Business Combination, (B) the date after the consummation of the proposed Business Combination on which the closing price of the Combined

Company Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the proposed Business Combination, or (C) the date after the consummation of the proposed Business Combination that the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Common Stock for cash, securities or other property.

•

Subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the proposed Business Combination.

•

For a period of six years after the Closing Date, GigCapital5 shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action by any stockholder of GigCapital5 who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of GigCapital5, or its control or ability to influence GigCapital5, and further arising out of or pertaining to the transactions, actions, and investments contemplated by the proposed Business Combination Agreement or any Ancillary Agreements.

•

On September 23, 2021, the Sponsor entered into a letter agreement with GigCapital5 and the underwriters of the GigCapital5 IPO, in order to induce GigCapital5 and the underwriters of the GigCapital5 IPO to enter into the underwriting agreement with respect to the GigCapital5 IPO, pursuant to which the Sponsor waived its redemptions rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it, in connection with the consummation of GigCapital5’s initial business combination.

•

On September 23, 2021, Mr. Weightman entered into a letter agreement with GigCapital5, pursuant to which GigCapital5 granted 5,000 shares of GigCapital5 Common Stock to Mr. Weightman in consideration of, among other things, Mr. Weightman providing future services as the Treasurer and Chief Financial Officer of GigCapital5 and waiving any right to redeem any shares of GigCapital5 Common Stock into funds held in the Trust Account upon the successful completion of an initial business combination of GigCapital5 (on the same date an affiliate of ICR entered into a substantially similar letter agreement with GigCapital5 with respect to 10,000 shares of GigCapital5 Common Stock granted to such affiliate of ICR in consideration of future services of ICR as an investor relations firm to GigCapital5).

There will be no finder’s fees, reimbursements or cash payments made by GigCapital5 to the Sponsor or GigCapital5’s officers or directors, or any of GigCapital5’s or its officers’ or directors’ affiliates, for services rendered to GigCapital5 prior to or in connection with the completion of the proposed Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services, payment of outstanding payables in the amount of $[●], and repayments of the Additional September 2022 Contributions and Additional March 2023 Contributions and any Working Capital Note by our Sponsor or affiliates of our Sponsor to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, which Working Capital Note will be repayable by GigCapital5 upon Closing. GigCapital5 currently has $[●] in a Working Capital Note. The Sponsor, in its discretion, may in lieu of having the Working Capital Note repaid upon the Closing, instead convert the Working Capital Note into units of GigCapital5, at a price of $10.00 per unit, upon the Closing, provided that the maximum amount that may be converted is no more than $1,500,000. The Sponsor and GigCapital5’s officers and directors or any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with GigCapital5’s formation, the GigCapital5 IPO and activities on GigCapital5’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, the Sponsor had not incurred any out-of-pocket expenses in connection with the proposed Business Combination that, as of such date, had not been reimbursed by GigCapital5 from GigCapital5’s working capital funds following the GigCapital5 IPO.

As of the date of this proxy statement/prospectus, the aggregate dollar value of the GigCapital5 securities held (based upon a value of $[●] per share of GigCapital5 Common Stock and $[●] per Warrant), loans extended, fees due, and out-of-pocket expenses for which the Sponsor and its affiliates have at risk that depend on completion of an initial business combination of the Company is approximately $[●].

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Board Classification Charter Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Board Classification Charter Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Stockholders’ Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Stockholders’ Meeting.

Voting Your Shares-Stockholders of Record

GigCapital5 stockholders may vote electronically at the Stockholders’ Meeting by visiting https://www.[●] or by proxy. GigCapital5 recommends that you submit your proxy even if you plan to attend the Stockholders’ Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Stockholders’ Meeting.

If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a GigCapital5 stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Stockholders’ Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Stockholders’ Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Stockholders’ Meeting.

Abstentions will be counted for determining whether a quorum is present for the Stockholders’ Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Stockholders’ Meeting.

Voting Your Shares-Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Stockholders’ Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Stockholders’ Meeting, you will need to bring to the Stockholders’ Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank, or nominee has not already voted your shares of GigCapital5 Common Stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	sending another proxy card with a later date;

2.	notifying GigCapital5’s Secretary in writing before the Stockholders’ Meeting that you have revoked your proxy; or

3.

attending the Stockholders’ Meeting and voting electronically by visiting https://www.[●] and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Stockholders’ Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Stockholders’ Meeting has been called only to consider the approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal. Under GigCapital5’s bylaws, other than procedural matters incident to the conduct of the Stockholders’ Meeting, no other matters may be considered at the Stockholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Stockholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of GigCapital5 Common Stock, Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, at (203) 658-9400 (call collect), (800) 662-5200 (call toll-free), or by sending an e-mail to GIA.info@investor.morrowsodali.com.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that GigCapital5 redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $[●] per share as of [●], 2023), calculated as of two business days prior to the anticipated consummation of the proposed Business Combination. If a holder properly seeks redemption as described in this section and the proposed Business Combination with QT Imaging is consummated, GigCapital5 will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the proposed Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than 15% of the Public Shares without the consent of GigCapital5. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of GigCapital5.

The Sponsor and GigCapital5’s directors and officers will not have Redemption Rights with respect to any shares of GigCapital5 Common Stock owned by them, directly or indirectly in connection with the proposed Business Combination.

Public Stockholders may seek to redeem their shares of GigCapital5 Common Stock for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their shares of GigCapital5 Common Stock, either physically or electronically using Continental Stock Transfer & Trust Company’s DWAC System, to GigCapital5’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $125.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event that the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered a certificate in connection with an election of the holder’s redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the proposed Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their Redemption Rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, GigCapital5 will promptly return any shares delivered by Public Stockholders.

The closing price of GigCapital5 Common Stock on [●], 2023, was $[●]. The cash held in the Trust Account on such date was approximately $[●] million ($[●] per Public Share). Prior to exercising Redemption Rights, stockholders should verify the market price of GigCapital5 Common Stock as they may receive higher proceeds from the sale of their shares of GigCapital5 Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. GigCapital5 cannot assure its stockholders that they will be able to sell their shares of GigCapital5 Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption Rights, then it will be exchanging its shares of GigCapital5 Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for your shares of GigCapital5 Common Stock only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to GigCapital5’s transfer agent prior to the vote at the Stockholders’ Meeting, and the proposed Business Combination is consummated.

A GigCapital5 stockholder holding both Public Shares and Warrants may redeem its Public Shares but retain the Warrants, which, if the Business Combination closes, will become warrants of the Combined

Company. If redemption occurs at an assumed $[●] per share in which [●] Public Shares are redeemed, such redeeming public stockholders will retain an aggregate of [●] detachable redeemable warrants, which have an aggregate value of approximately $[●] based on the closing price of our detachable redeemable warrants on OTC of $[●] on [●], 2023.

Appraisal Rights

No stockholders, unitholders, or warrant holders of GigCapital5 will have appraisal rights in connection the proposed Business Combination.

Under the DGCL, however, holders of QT Imaging Common Stock may be entitled to appraisal rights in connection with the proposed Business Combination. QT Imaging stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise appraisal rights to seek appraisal of the fair value of their shares of QT Imaging Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of QT Imaging Common Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any QT Imaging stockholder who wishes to preserve appraisal rights must so advise QT Imaging by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from QT Imaging or GigCapital5 that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Any shares of QT Imaging Common Stock held by such QT Imaging stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such QT Imaging stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such QT Imaging stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of QT Imaging Common Stock held by such QT Imaging stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, QT Imaging stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Proxy Solicitation Costs

GigCapital5 is soliciting proxies on behalf of the GigCapital5 Board. This solicitation is being made by mail, but GigCapital5, and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

GigCapital5 will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. GigCapital5 anticipates it will pay Morrow Sodali a fee of $25,000, plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. GigCapital5 will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of GigCapital5 who solicit proxies will not be paid any additional compensation for soliciting proxies. GigCapital5 will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GigCapital5 will reimburse such persons for their reasonable expenses.

Founder Shares

As of [●], 2023, the Record Date, the Sponsor was entitled to vote the GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock. The

Sponsor has agreed to vote all its shares of GigCapital5 Common Stock in favor of each of the Proposals presented at the Stockholders’ Meeting, which is a sufficient amount to approve all of the Proposals. The GigCapital5 Voting Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by GigCapital5.

Upon consummation of the proposed Business Combination, under the Insider Letter Agreement, the GigCapital5 Voting Shares held by the Sponsor will be subject to certain lock-up restrictions. See “Certain Relationships And Related Party Transactions -Insider Letter Agreement.”

Purchases of Shares of GigCapital5 Common Stock

At any time prior to the Stockholders’ Meeting, during a period when they are not then aware of any material non-public information regarding GigCapital5 or its securities, the Sponsor, QT Imaging and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of GigCapital5 Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the proposed Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of GigCapital5 Common Stock, including the granting of put options and, with QT Imaging’s consent, the transfer to such investors or holders of shares of GigCapital5 Common Stock or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of shares of GigCapital5 Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares of GigCapital5 Common Stock the holder owns prior to or immediately after the Stockholders’ Meeting.

If such transactions are affected, the consequence could be to cause the proposed Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of GigCapital5 Common Stock by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, QT Imaging, or any of their respective affiliates. GigCapital5 will file a Current Report on Form 8-K to disclose any such arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1-THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of GigCapital5 Common Stock are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger. GigCapital5 stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see “The Business Combination” and “The Business Combination Agreement” for additional information regarding the proposed Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Merger) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The proposed Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Business Combination Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2-THE BOARD CLASSIFICATION CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the classification of the Board. The Existing Charter does not currently contemplate classification of directors.

In connection with the proposed Business Combination, our board of directors will be reconstituted and initially comprised of seven directors who will be voted upon by the stockholders at the Stockholders’ Meeting. Our board of directors believes it is in the best interests of GigCapital5 for the board of directors to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms; provided that the term of the initial Class I Directors shall expire at the annual meeting of the stockholders of GigCapital5 held in 2024, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of GigCapital5 held in 2025 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of GigCapital5 held in 2026.

Furthermore, any vacancies which occur during the year may be filled by the board of directors to serve for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendments

The classification of directors is intended to encourage experience and leadership stability on the board of directors of the post-combination company. Our board of directors believes that providing for a classified board of directors will ensure desirable continuity in leadership and policy following the proposed Business Combination.

Comparison of the Existing Charter to the Proposed Charter

The following table sets forth a summary of the change proposed to be made between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms. Capitalized terms used in the summary set forth in the table below have the meaning set forth in Existing Charter and the Proposed Charter, as applicable.

	Existing Charter	Proposed Charter
ARTICLE V	There is no applicable language in the current amended and restated certificate of incorporation.

Section 5.2(b) shall be revised and restated in its entirety as follows:

Section 5.2(b). Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the

Existing Charter	Proposed Charter
Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

The current amended and restated certificate of incorporation provides as follows:	Section 5.2(c) shall be revised and restated in its entirety as follows:

Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject,	Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her

Existing Charter	Proposed Charter
however, to such director’s earlier death, resignation, retirement, disqualification or removal.	successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 currently states that any director may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of GigCapital5 entitled to vote generally in the election of directors, voting together as a single class.	Section 5.4 shall be amended to allow for removal of a director only for cause.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Board Classification Charter Proposal will not be presented at the Stockholders’ Meeting. The Board Classification Charter Proposal will be approved and adopted only if: the holders of a majority of the then outstanding shares of GigCapital5 Common Stock, voting separately as a single class voting as a single class, vote “FOR” the Board Classification Charter Proposal.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Board Classification Charter Proposal. The proposed Business Combination is conditioned upon the approval of the Board Classification Charter Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Board Classification Charter Proposal, if the proposed Business Combination is not consummated for any reason, the actions contemplated by the Board Classification Charter Proposal will not be effected.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Board Classification Charter Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board of Directors

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BOARD CLASSIFICATION CHARTER PROPOSAL.

PROPOSAL NO. 3-THE ADDITIONAL CHARTER AMENDMENTS IN CONNECTION WITH THE BUSINESS COMBINATION PROPOSAL

CHARTER PROPOSAL A - APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Holders of GigCapital5 Common Stock are being asked to authorize the change in the authorized share capital of GigCapital5 from (i) 100,000,000 shares of common stock and (ii) 1,000,000 shares of preferred stock, to 510,000,000 total shares, consisting of (X) 500,000,000 shares of common stock, and (Y) 10,000,000 shares of preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 9,564,001 shares of GigCapital5 Common Stock issued and outstanding, and (ii) no GigCapital5 preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 23,795,000 GigCapital5 warrants issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, following the consummation of the proposed Business Combination, each GigCapital5 warrant will be exercisable for one share of GigCapital5 Common Stock at an exercise price of $11.50 per share.

Additionally, pursuant to the PIPE Investment, GigCapital5 may issue up to 2,600,000 shares of GigCapital5 Common Stock to the PIPE Investors.

In order to ensure that the Combined Company has sufficient authorized capital for future issuances, the GigCapital5 Board has approved, subject to stockholder approval, that the Proposed Charter of the Combined Company change the authorized capital stock of GigCapital5 from (i) 100,000,000 shares of common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 total shares, consisting of (X) 500,000,000 shares of common stock, and (Y) 10,000,000 shares of preferred stock.

This summary is qualified by reference to the complete text of the Proposed Charter of the Combined Company, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments

The Proposed Charter also increases the authorized number of shares because the GigCapital5 Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares provides the Combined Company adequate authorized capital to provide flexibility for future issuances of the Combined Company Common Stock if determined by the Combined Company Board to be in the best interests of the Combined Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the proposed Business Combination, the PIPE Investment, the 2022 Equity Incentive Plan, or otherwise in the ordinary course of business, the additional authorized shares of the Combined Company Common Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Combined Company’s authorized but unissued shares of the Combined Company Common Stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Vote Required for Approval

If the Business Combination Proposal is not approved, Charter Proposal A will not be presented at the Stockholders’ Meeting. Charter Proposal A will be approved and adopted only if: the holders of a majority of the then outstanding shares of GigCapital5 Common Stock, voting as a single class, vote “FOR” Charter Proposal A.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” Charter Proposal A.

The proposed Business Combination is conditioned upon the approval of Charter Proposal A, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of Charter Proposal A, if the proposed Business Combination is not consummated for any reason, the actions contemplated by Charter Proposal A will not be effected. The GigCapital5 Board shall abandon Charter Proposal A in the event the proposed Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of this Charter Proposal A and Charter Proposal B as set forth below and upon consummation of the proposed Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of Charter Proposal A. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL A.

CHARTER PROPOSAL B - APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Holders of GigCapital5 Common Stock are being asked to authorize all other changes to the Existing Charter included in the Proposed Charter in connection with the consummation of the proposed Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B), including (1) changing the corporate name from “GigCapital5, Inc.” to “QT Imaging Holdings, Inc.,” (2) making QT Imaging’s corporate existence perpetual and (3) removing certain provisions related to GigCapital5’s status as a blank check company that will no longer be applicable upon consummation of the proposed Business Combination.

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve Charter Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of the Combined Company after the proposed Business Combination.

The Proposed Charter does not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of GigCapital5’s operations should GigCapital5 not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Charter) because following the consummation of the Merger, the Combined Company will not be a blank check company.

While certain material changes between the Existing Charter and the Proposed Charter have been unbundled into distinct charter proposals or otherwise identified in this Charter Proposal B, there are other differences between the Existing Charter and Proposed Charter that will be approved (subject to the approval of the aforementioned related proposals and consummation of the proposed Business Combination) if our stockholders approve this Charter Proposal B. Accordingly, we encourage stockholders to carefully review the terms of the Proposed Charter of the Combined Company, attached hereto as Annex B as well as the information provided in the “Comparison of Stockholders’ Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “GigCapital5, Inc.” to “QT Imaging Holdings, Inc.” is desirable to reflect the proposed Business Combination with QT Imaging and to clearly identify QT Imaging, Inc. as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making the Combined Company’s corporate existence perpetual is desirable to reflect the proposed Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for the Combined Company following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to GigCapital5’s status as a blank check company is desirable because these provisions will serve no purpose following the proposed Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Company and allows it to continue as a corporate entity with perpetual existence following consummation of the proposed Business Combination. Perpetual existence is the usual period of existence for public corporations, and GigCapital5’s board of directors believes it is the most appropriate period for QT Imaging following the proposed Business Combination. In addition, certain other provisions in GigCapital5’s Existing Charter requires that proceeds from GigCapital5’s initial public offering be held in the Trust Account until a business combination or liquidation of GigCapital5 has occurred. These provisions cease to apply once the proposed Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

If the Business Combination Proposal is not approved, Charter Proposal B will not be presented at the Stockholders’ Meeting. The Additional Charter Amendments in Connection with the Business Combination Proposal will be approved and adopted only if: the holders of a majority of the then outstanding shares of GigCapital5 Common Stock, voting separately as a single class voting as a single class, vote “FOR” Charter Proposal B.

Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” Charter Proposal B.

The proposed Business Combination is conditioned upon the approval of Charter Proposal B, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of Charter Proposal B, if the proposed Business Combination is not consummated for any reason, the actions contemplated by Charter Proposal B will not be effected. The GigCapital5 Board shall abandon Charter Proposal B in the event the proposed Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of Charter Proposal A and Charter Proposal B set forth above and upon consummation of the proposed Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of Charter Proposal B. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board of Directors

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF CHARTER PROPOSAL B.

PROPOSAL NO. 4-THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal are approved at the Stockholders’ Meeting, stockholders are being asked to elect seven directors to the Combined Company Board, effective upon the Closing, with each Class I director having a term that expires at the Combined Company’s first annual meeting of stockholders following the effectiveness of the Proposed Charter, each Class II director having a term that expires at the Combined Company’s second annual meeting of stockholders following the effectiveness of the Proposed Charter and each Class III director having a term that expires at the Combined Company’s third annual meeting of stockholders following the effectiveness of the Proposed Charter, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal.

The GigCapital5 Board has nominated Dorothy D. Hayes and Gerald McMorrow to serve as the Class I directors, Dan Dickson and [●] to serve as the Class II directors and Dr. Avi S. Katz, Dr. Raluca Dinu, and Dr. John Klock to serve as the Class III directors. See “Management of the Combined Company Following the Business Combination” for more information.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the holders of GigCapital5 Common Stock present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. This means that the seven director nominees who receive the most affirmative votes from such stockholders will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the vote.

The proposed Business Combination is conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Combined Company Board as a result of the Director Election Proposal, if the proposed Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Director Election Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5-THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the proposed Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of: (i) up to 14,940,891 shares of GigCapital5 Common Stock in the aggregate to the holders of QT Imaging Equity Securities pursuant to the Business Combination Agreement and as the Aggregate Excess QT Imaging Transaction Shares [; and (ii) up to 2,600,000 shares of GigCapital5 Common Stock at $10.00 per share to any PIPE Investors pursuant to PIPE Subscription Agreements, for purposes of raising additional capital for use by the Combined Company following the Closing.

For more information, see the full text of the Business Combination Agreement, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why GigCapital5 Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, upon the consummation of the proposed Business Combination and the transactions contemplated by a PIPE Investment, we expect to issue (1) up to 14,940,891 shares of GigCapital5 Common Stock in the aggregate to the holders of QT Imaging Equity Securities in accordance with the terms and subject to the conditions of the Business Combination Agreement and as the Aggregate Excess QT Imaging Transaction Shares [and (2) up to 2,600,000 shares of GigCapital5 Common Stock to any PIPE Investor, in accordance with the terms and subject to the conditions of a PIPE Subscription Agreement]. Accordingly, the aggregate number of shares of GigCapital5 Common Stock that we will issue in connection with the proposed Business Combination and the transactions contemplated by the PIPE Investment will exceed 20% of both the voting power and the number of shares of GigCapital5 Common Stock outstanding before such issuance, and for this reason, we are seeking the approval of our stockholders for the issuance of shares of the GigCapital5 Common Stock pursuant to the Business Combination Agreement and the PIPE Investment .

The issuances of shares of GigCapital5 Common Stock described above could result in a change of control of the GigCapital5. Accordingly, GigCapital5 is seeking the approval of its stockholders for such issuances.

In the event that this proposal is not approved by GigCapital5 stockholders, the proposed Business Combination [and the transactions contemplated by the PIPE Investment] cannot be consummated. In the event that this proposal is approved by GigCapital5 stockholders, but the Business Combination Agreement is terminated (without the proposed Business Combination being consummated) prior to the issuance of shares of GigCapital5 Common Stock pursuant to the Business Combination Agreement or the PIPE Investment, such shares of GigCapital5 Common Stock will not be issued.

As described above, GigCapital5 will, in connection with the proposed Business Combination, issue shares of GigCapital5 Common Stock to QT Imaging stockholders and any PIPE Investors upon consummation of the proposed Business Combination.

Stockholder approval of the Nasdaq Proposal is a condition to the Closing under the Business Combination Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Stockholders’ Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Proposal.

The proposed Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the proposed Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Nasdaq Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6-THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are seeking stockholder approval for the QT Imaging, Inc. Equity Incentive Plan. The Equity Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The QT Imaging Option Plan will expire as of the effective date of the proposed Business Combination and no awards will be granted under the QT Imaging Option Plan following its termination. The Equity Incentive Plan, if approved by stockholders, will allow the Combined Company to provide equity awards as part of the Combined Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Company’s business and increased stockholder value. Non-approval of the Equity Incentive Plan will compel the Combined Company to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain highly talented personnel because the Combined Company would need to replace components of compensation QT Imaging previously delivered in equity awards, which would therefore reduce the Combined Company’s operating cash flow.

Both of the boards of directors of GigCapital5 and QT Imaging believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the Equity Incentive Plan will increase the Combined Company’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, will help the Combined Company to recruit, reward, motivate, and retain talented personnel. Both of the boards of directors of GigCapital5 and QT Imaging believe that the approval of the Equity Incentive Plan is essential to the Combined Company’s continued success, and in particular, the Combined Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Combined Company will compete. Such awards also are crucial to the Combined Company’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

•	The Equity Incentive Plan will continue until terminated by the Combined Company Board or its compensation committee.

•

The Equity Incentive Plan provides for the grant of Combined Company Options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and performance awards.

•

A number of shares of the Combined Company Common Stock will be authorized for issuance pursuant to awards under the Equity Incentive Plan equal to 11% of the fully-diluted shares of the Combined Company Common Stock as of immediately after the Closing (rounded up to the nearest whole share), which will be a maximum of [●] shares of the Combined Company Common Stock.

•

The Equity Incentive Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to the least of (i) 5% of the shares of the Combined Company Common Stock as of immediately after the Closing (rounded up to the nearest whole share), which will be a maximum of [●] shares, (ii) a number of shares equal to 5% of the total number of shares of all classes of the Combined Company Common Stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator of the Equity Incentive Plan. The automatic share reserve feature will cease immediately after the increase on the first day of the 2033 fiscal year.

•	The Equity Incentive Plan will be administered by the Combined Company Board or, if designated by the Combined Company Board, the compensation committee of the Combined Company Board.

Summary of the Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Equity Incentive Plan and is qualified in its entirety by the specific language of the Equity Incentive Plan. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex G.

Purposes of the Equity Incentive Plan

The purposes of the Equity Incentive Plan will be to attract and retain highly talented personnel; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Combined Company business. These incentives will be provided through the grant of Combined Company Options, stock appreciation rights, restricted stock, RSUs, and performance awards as the administrator of the Equity Incentive Plan may determine.

Eligibility

The Equity Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Combined Company’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights and performance awards to employees, directors and consultants of the Combined Company and employees and consultants of any of its parents or subsidiaries. Following the Closing, we expect the Combined Company and its subsidiaries to have, collectively, six non-employee directors and approximately 30 employees (including employee directors).

Authorized Shares

Subject to the adjustment provisions contained in the Equity Incentive Plan and the evergreen provision described below, a total of 11% of the shares of the Combined Company Common Stock as of immediately after the Closing (rounded up to the nearest whole share), which will be a maximum of [●] shares of the Combined Company Common Stock will be reserved for issuance pursuant to the Equity Incentive Plan. The number of shares available for issuance under the Equity Incentive Plan also will include an annual increase, or the evergreen feature, on the first day of each of Combined Company’s fiscal years, beginning with Combined Company’s fiscal year 2023, equal to the least of:

•

5% of the shares of the Combined Company Common Stock as of immediately after the Closing (rounded up to the nearest whole share), which will be a maximum of [●] shares of the Combined Company Common Stock;

•

a number of shares of the Combined Company Common Stock equal to 5% of the total number of shares of all classes of the Combined Company Common Stock outstanding as of the last day of the immediately preceding fiscal year; or

•

such number of shares of the Combined Company Common Stock as the administrator of the Equity Incentive Plan may determine no later than the last day of Combined Company’s immediately preceding fiscal year.

Shares issuable under the Equity Incentive Plan may be authorized, but unissued, or reacquired shares of the Combined Company Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than Combined Company Options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the Equity Incentive Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the Equity Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the Equity Incentive Plan. Shares that actually have been issued under the Equity Incentive

Plan under any award will not be returned to the Equity Incentive Plan; except if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the Equity Incentive Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the Equity Incentive Plan) will become available for future grant or sale under the Equity Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Equity Incentive Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Combined Company, or other change in the corporate structure of Combined Company affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the Equity Incentive Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the Equity Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Equity Incentive Plan.

Plan Administration

The Combined Company Board or one or more committees appointed by the Combined Company Board will have authority to administer the Equity Incentive Plan. The compensation committee of the Combined Company Board initially will administer the Equity Incentive Plan. In addition, to the extent it is desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Equity Incentive Plan, the administrator has the power to administer the Equity Incentive Plan and make all determinations deemed necessary or advisable for administering the Equity Incentive Plan, including the power to determine the fair market value of the Combined Company Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the Equity Incentive Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Equity Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the Equity Incentive Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the Equity Incentive Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and different terms, awards of a different type or cash, or by which the exercise price of an outstanding award granted under the Equity Incentive Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Stock Options

Combined Company Options may be granted under the Equity Incentive Plan. The per share exercise price of options granted under the Equity Incentive Plan generally must be equal to at least 100% of the fair market value of a share of the Combined Company Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Combined Company’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of the Combined Company Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of the Combined Company Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the Equity Incentive Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Equity Incentive Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Combined Company Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the Equity Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Combined Company Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Equity Incentive Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the Equity Incentive Plan. Restricted stock awards are grants of shares of the Combined Company Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the Equity Incentive Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of the Combined Company Common Stock. Subject to the provisions of the Equity Incentive Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the Equity Incentive Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the Equity Incentive Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the Equity Incentive Plan. The Equity Incentive Plan provides that in any given fiscal year of the Combined Company, no outside director may be granted any equity awards (including equity awards under the Equity Incentive Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including any cash retainers and fees) that in the aggregate exceed $[750,000], provided that in the Combined Company fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $[1,000,000]. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the Equity Incentive Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the Equity Incentive Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the Equity Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Combined Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The Equity Incentive Plan provides that in the event of the Combined Company’s merger or change in control, as defined in the Equity Incentive Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the Equity Incentive Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

In addition, in the event of a change in control, awards granted to a non-employee director will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy we may adopt pursuant to the listing standards of any national securities exchange or association on which the Combined Company securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to the Combined Company or reimburse the Combined Company for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of the Combined Company as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The Equity Incentive Plan will become effective upon the latest to occur of (i) its adoption by the GigCapital5 Board, (ii) approval by GigCapital5 stockholders, or (iii) the time immediately prior to the Closing and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption by the GigCapital5 Board or GigCapital5 stockholder approval of the Equity Incentive Plan, and the evergreen feature of the Equity Incentive Plan will terminate on the ten-year anniversary of the earlier of the GigCapital5 Board or GigCapital5 stockholder approval of the Equity Incentive Plan. In addition, the administrator will have the authority to amend, suspend, or terminate the Equity Incentive Plan or any part of the Equity Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of the date of this proxy statement/prospectus, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of RSUs or a performance award. A participant who is granted RSUs or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings also would apply to the shares that vest. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the Equity Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of the Combined Company Common Stock issued pursuant to awards under the Equity Incentive Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Combined Company

The Combined Company generally will be entitled to a tax deduction in connection with an award under the Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the Combined Company chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE

EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. GigCapital5 previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of shares of the Combined Company Common Stock which would have been received by or allocated to the Combined Company named executive officers; executive officers, as a group, directors who are not executive officers, as a group, and all other current employees who are not executive officers, as a group is not determinable.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Stockholders’ Meeting. The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (including by presence at a virtual meeting) or represented by proxy at the Stockholders’ Meeting. Failure to submit a proxy or to vote in person (including by presence at a virtual meeting) at the Stockholders’ Meeting, abstentions, and broker non-votes will have no effect on the Equity Incentive Plan Proposal.

The proposed Business Combination is conditioned upon the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the proposed Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Equity Incentive Plan Proposal. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7-THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the GigCapital5 Board to adjourn the Stockholders’ Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Stockholders’ Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Board Classification Charter Proposal, the Additional Charter Amendments in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal. In no event will the GigCapital5 Board adjourn the Stockholders’ Meeting or consummate the proposed Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the GigCapital5 Board may not be able to adjourn the Stockholders’ Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Additional Charter Amendment in Connection with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, or the Equity Incentive Plan Proposal, or if GigCapital5 determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If GigCapital5 does not consummate the proposed Business Combination and fails to complete an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5) (subject to the requirements of law), GigCapital5 will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Stockholders’ Meeting.

Failure to vote by proxy or to vote in person at the Stockholders’ Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The proposed Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote its GigCapital5 Voting Shares in favor of the Adjournment Proposal, if presented. See “Other Agreements-Sponsor Support Agreement” for more information.

Recommendation of the GigCapital5 Board

THE GIGCAPITAL5 BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GIGCAPITAL5 STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT GIGCAPITAL5

In this section “we,” “us,” “our” or the “Company” refer to GigCapital5 prior to the proposed Business Combination and to the Combined Company following the proposed Business Combination.

Introduction

We are a blank check company incorporated on January 19, 2021, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business were focused on identifying businesses in the technology, media, and telecommunications, aerospace and defense, advanced medical equipment, intelligent automation and sustainable industries, although were not limited to a particular industry or geographic region. Prior to executing the Business Combination Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Company History

Prior to the GigCapital5 IPO, the Sponsor purchased 10,047,500 Founder Shares for an aggregate purchase price of $25,000, or $0.0024882 per share. However, 4,312,500 shares of GigCapital5 Common Stock issued to the Sponsor were subsequently forfeited. As a result, as of the Closing, 5,735,000 Founder Shares will be outstanding and held by the Sponsor. As a result of the Merger, the Founder Shares held by the Sponsor will be modified and remain restricted until the Closing. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of GigCapital5 Common Stock upon completion of the GigCapital5 IPO.

The registration statement for the GigCapital5 IPO was declared effective on September 23, 2021. On September 28, 2021, we consummated the GigCapital5 IPO of 23,000,000 GigCapital5 Units, including 3,000,000 GigCapital5 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover over-allotments, with each GigCapital5 Unit consisting of one share of GigCapital5 Common Stock and one redeemable Warrant and the GigCapital5 Units being listed for trading on the NYSE. Each whole public Warrant entitles the holder thereof to purchase one share of GigCapital5 Common Stock at a price of $11.50 per share, subject to certain adjustments. The GigCapital5 Units were sold at a price of $10.00 per unit, generating gross proceeds to us of $230,000,000.

Simultaneously with the consummation of the GigCapital5 IPO, we consummated a private placement of an aggregate of 795,000 Private Placement Units to the Sponsor at a price of $10.00 per placement unit, generating total proceeds of $7,950,000. Of the gross proceeds received from the GigCapital5 IPO and the Private Placement Warrants, $232,300,000 was placed into the Trust Account.

On September 28, 2021, we announced that, commencing November 19, 2021, holders of the GigCapital5 Units may elect to separately trade the shares of GigCapital5 Common Stock and the Warrants included in the GigCapital5 Units. Those GigCapital5 Units not separated continued to trade at that time on the NYSE under the symbol “GIA.U” and the shares of GigCapital5 Common Stock and Warrants that were separated began trading under the symbols “GIA” and “GIA.W,” respectively. No fractional warrants were issued upon separation of the GigCapital5 Units and only whole warrants trade.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the proposed Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including any Additional September 2022 Contributions and Additional March 2023 Contributions made prior to such time and interest earned on the funds held in the Trust Account (net of taxes payable by us), divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of [●] is anticipated to be $[●] per Public Share. There will be no Redemption Rights upon the completion of the proposed Business Combination with respect to our warrants.

Limitation on Redemption Rights

Notwithstanding the foregoing Redemption Rights, if, in connection with seeking stockholder approval of the proposed Business Combination, we do not conduct redemptions in connection with the proposed Business Combination pursuant to the tender offer rules, our Existing Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. We believe this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against the proposed Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its Redemption Rights against the proposed Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a proposed Business Combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the proposed Business Combination.

Our Existing Charter also provides that in no event will we redeem shares of GigCapital5 Common Stock in an amount that would result in our failure to have net tangible assets of at least $5,000,001 after giving effect to the redemptions of shares of GigCapital5 Common Stock by the Public Stockholders, including as of the time either immediately prior to or upon the Closing.

Submission of Proposed Business Combination to a Stockholder Vote

The Stockholders’ Meeting of GigCapital5 stockholders to which this filing relates is to solicit your approval of the proposed Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the proposed Business Combination in order to exercise their Redemption Rights. If the proposed Business Combination is not completed, then Public Stockholders who elected to exercise their Redemption Rights will not be entitled to receive such payments. Our Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the GigCapital5 IPO in favor of approving the proposed Business Combination.

Permitted Purchases of Our Securities

If, in connection with seeking stockholder approval of the proposed Business Combination, we do not conduct redemptions in connection with the proposed Business Combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the proposed Business Combination. Any such purchases will be conducted in accordance with relevant SEC guidelines. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event that our Sponsor, directors, officers, advisors, or any of their affiliates determine to make any such purchases at the time of a stockholder vote relating to the approval of the Business Combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase shares in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights or submitted a proxy to vote against the proposed Business Combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the proposed Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The purpose of such purchases could be to (i) vote such shares in favor of the proposed Business Combination and thereby increase the likelihood of obtaining stockholder approval of the proposed Business Combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the proposed Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our GigCapital5 Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors and/or any of their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the proposed Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the proposed Business Combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with the proposed Business Combination. Our Sponsor, officers, directors, advisors, or any of their affiliates will be restricted from purchasing shares unless such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be restricted except to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or any of their affiliates will be restricted from making purchases of GigCapital5 Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Existing Charter provides that we will have only 24 months from the closing of the GigCapital5 IPO to complete an initial business combination (or such lesser period depending upon the number of one-month extensions which occur). If we have not completed an initial business combination within the Completion Window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the prescribed time period.

We will only redeem our Public Shares so long as (after such redemptions) our net tangible assets are not less than $5,000,001 (i) in the case of the proposed Business Combination, either prior to or upon consummation of the proposed Business Combination, or (ii) in the case of an amendment to our Existing Charter (a) to modify the substance or timing of our obligation to allow redemption in connection with the proposed Business Combination or to redeem 100% of our Public Shares if we have not consummated the proposed Business Combination by the end of the Completion Window or (b) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, upon such amendment (in each case so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is being exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible requirement described above, we would not proceed with the amendment or the related redemption of our Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds from the GigCapital5 IPO held outside the Trust Account, if any, and borrowed amounts under the Extension Note, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the GigCapital5 IPO and the sale of the PIPE Investment, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $[●] in principal plus accrued interest. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be substantially less than $[●] in principal plus accrued interest. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of GigCapital5 and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below: (i) $10.10 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest that may be withdrawn to pay our taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.10 per Public Share.

As discussed above, we seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable by us and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (i) $10.10 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay our taxes and will not be liable as to any claims under our indemnity of the underwriters of the GigCapital5 IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $[●] in principal plus accrued interest per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the GigCapital5 Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and GigCapital5 to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of an initial business combination, and then only in connection with those shares of GigCapital5 Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with a business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our Public Shares if we have not completed an initial business combination by March 28, 2023 (unless such date is subsequently extended by the stockholders of GigCapital5), subject to applicable law and as further described herein. Stockholders who do not exercise their rights to the funds held in the Trust Account in connection with such an amendment to our Existing Charter would still have rights to the funds held in the Trust Account in connection with any other applicable amendment to our Existing Charter and a subsequent business combination to the extent they are then stockholders. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must also exercise its Redemption Rights described above. Holders of warrants will not have any rights of proceeds held in the Trust Account with respect to the warrants.

Voting Restrictions in Connection with the Stockholders’ Meeting

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to vote any Founder Shares held by it and any Public Shares purchased during or after the GigCapital5 IPO in favor of each of the Proposals presented at the Stockholders’ Meeting. See “Other Agreements-Sponsor Support Agreement” for more information. The Sponsor owns approximately 68.3% of the outstanding GigCapital5 Common Stock entitled to vote thereon. The quorum and voting thresholds at the Stockholders’ Meeting and the Sponsor Support Agreement make it more likely that GigCapital5 will consummate the proposed Business Combination as the shares held by the Sponsor are sufficient to approve all of the Proposals.

Facilities

We currently maintain our executive offices at 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, and our telephone number is (650) 276-7040. Our executive offices are provided to us by GigManagement, LLC. On September 28, 2021, we began paying to GigManagement, LLC $30,000 per month for office space, utilities, administrative and support services provided to members of our management team. Upon completion of the proposed Business Combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.

There will be no finder’s fees, reimbursements or cash payments made by us to our Sponsor, officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of the proposed Business Combination, other than payment of the amount described above for office space, utilities, administrative and support services

Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with our formation, the GigCapital5 IPO and activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, the Sponsor had not incurred any out-of-pocket expenses in connection with the proposed Business Combination that, as of such date, had not been reimbursed by GigCapital5 from GigCapital5’s working capital funds following the GigCapital5 IPO.

Employees

We currently have two non-employee officers: Dr. Raluca Dinu and Brad Weightman. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the proposed Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the proposed Business Combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of the proposed Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF GIGCAPITAL5

In this section “we,” “us,” “our” or the “Company” refer to GigCapital5 prior to the proposed Business Combination and to the Combined Company following the proposed Business Combination.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Dr. Avi S. Katz	65	Executive Chairman of the Board
Dr. Raluca Dinu	49	Director, President, Chief Executive Officer and Secretary
Brad Weightman	68	Treasurer and Chief Financial Officer
Karen Rogge	68	Director
Raanan I. Horowitz	62	Director
Dorothy D. Hayes	72	Director

Dr. Avi S. Katz co-founded us together with Dr. Raluca Dinu, who is also our Chief Executive Officer and President, and has served as the Executive Chairman of the GigCapital5 Board since our inception in January 2021. Dr. Katz had also been our Chief Executive Officer and President for a short period of time before Dr. Dinu substituted for him as our Chief Executive Officer and President. Dr. Katz holds a 45% membership interest in GigFounders, LLC, and is its sole managing member, and through GigFounders, LLC, holds an indirect membership interest in our Sponsor, of which he is the sole manager (GigFounders, LLC holds 5% of the membership units of our Sponsor). Dr. Katz also holds a 45% membership interest in GigManagement, LLC, the managing company of our Sponsor, and has served as a managing member of such managing company since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fundraising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GigCapital Global’s first SPAC, GigCapital, Inc. (“GIG1”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of $143,750,000. On February 22, 2019, after intensive screening of more than 400 companies worldwide, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at a transaction enterprise value of $187,000,000 with combined cash and/or promissory note consideration of $15,000,000. Kaleyra is a global company specialized in providing secure and reliable customer communication for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. (“Kaleyra”) and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra has uplisted to the NYSE). Dr. Katz has been serving as the Chairman and Secretary of Kaleyra since the consummation of the transaction in November 2019. Prior to that time, in addition to being the Executive Chairman and Secretary, he was also the Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GigCapital2, Inc. (“GIG2”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of $172,500,000. On June 8, 2021 GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC., and the combined company changed its name to UpHealth, Inc. (“UpHealth”) and is listed on the NYSE under the new ticker symbol “UPH.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the board of UpHealth in June 2022. In February 2020, Drs. Katz and Dinu co-founded GigCapital3, Inc. (“GIG3”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200,000,000. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., a company that designs and manufactures all-electric powertrains for medium- and heavy-duty vehicles, which does business as Lightning eMotors, and the combined company retained such name. Lightning eMotors, Inc. (“Lightning eMotors”) is listed on the NYSE under the new ticker symbol “ZEV.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors, and served in that position until October 2021 when he did not stand for reelection to the board of directors. In December 2020, Drs. Katz and Dinu co-founded GigCapital4, Inc. (“GIG4”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of $358,800,000. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC, a provider of artificial intelligence, machine learning, cloud-based big data analytics, and cyber engineering solutions. The business combination between GIG4 and BigBear.ai Holdings, LLC closed on December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. (“BigBear.ai”). BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and since then, has continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. (“GigInternational1”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209,000,000. GigInternational1 listed on Nasdaq under the symbol “GIW”, but in November 2022, decided to liquidate and dissolve rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Katz has been the Executive Chairman of GigInternational1 since its inception. He is also the co-founder of Cognizer.AI, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to launching his first Private-to-Public (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak, Inc. (“GigPeak”) (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix / GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the chief executive officer and a member of the board of directors of Equator Technologies, Dr. Katz has held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, our President, Chief Executive Officer, Secretary and one of our directors.

Dr. Raluca Dinu co-founded us with Dr. Avi S. Katz, who is our Executive Chairman, and has served as a member of the GigCapital5 Board, President, Chief Executive Officer and Secretary of the Company since February 2021. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GIG2 from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GIG3 beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as Gig4, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GigInternational1, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209,000,000. Dr. Dinu has served as a director since the inception of GigInternational1 and was appointed as the Chief Executive Officer, President and Secretary of GigInternational1 in March 2021. Dr. Dinu also holds a 45% membership interest in each of GigFounders, LLC, which holds 5% of the membership units of our Sponsor, and in the managing company of our Sponsor, GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera Corporation (“Lumera”) (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021, and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, the Executive Chairman of the GigCapital5 Board.

Brad Weightman has served as our Treasurer and Chief Financial Officer since January 2021. Mr. Weightman has more than 30 years of global finance and accounting experience with a combination of large, mid-sized, and small public and private companies in the semiconductor, internet of things, hardware and software industries. Mr. Weightman has been the Chief Financial Officer of GigInternational1 since February 2021, and served as the Chief Financial Officer of GIG4 from its inception in December 2020 until its business combination with BigBear.ai closed in December 2021. Mr. Weightman was also the Chief Financial Officer of GIG1 from August 2019 to November 2019, and GIG3 from February 2020 to May 2021, and the Vice President and Chief Financial Officer of GIG2 from August 2019 to June 2021. Before then, beginning in April 2017, Mr. Weightman was senior business controller at IDT, providing strategic and financial support for the general manager and the division, prior to IDT being acquired by Renesas Electronics Corp (TSE 6723:JP) in April 2019. Prior to GigPeak being acquired by IDT in April 2017, Mr. Weightman was the corporate controller at GigPeak from September 2015 to April 2017. Before joining GigPeak, Mr. Weightman was self-employed as a financial consultant in 2015. Additionally, Mr. Weightman held various finance and accounting positions at Echelon Corporation, an early developer of the internet of things market, supporting company growth from early stages to a mid-sized public company, as well as large corporations such as Advanced Micro Devices, Inc. and Xerox Holdings Corporation. Mr. Weightman received a Bachelor of Science degree in Accounting from San Jose State University, and is a Certified Public Accountant in California (inactive).

Karen Rogge joined our board of directors in February 2023. Ms. Rogge is a board director of Onto Innovation, a semiconductor equipment company, and Rambus, Inc., a semiconductor IP services and device company, since 2021. She is president of the RYN Group LLC, a management consulting business, which she founded in 2010. Previously, she was a board director at Kemet Corporation, an electronic components company, acquired by Yageo, from 2018 to 2020. In addition, Ms. Rogge served on the board of directors of AeroCentury, an aircraft leasing company, from 2017 to 2018. She served as the interim vice president and chief financial officer of Applied Micro Circuits Corporation, a semiconductor company, from 2015 to 2016. Previously, Ms. Rogge served as the senior vice president and chief financial officer of Extreme Networks, a computer network company, from 2007 to 2009. Earlier in her career, she held executive financial and operations management positions at Hewlett Packard Company and Seagate Technology. Ms. Rogge holds an MBA degree from Santa Clara University, and a B.S. degree in business administration from California State University, Fresno. She maintains an NACD Board Leadership Fellow credential and has attended the Stanford Directors College.

Raanan I. Horowitz joined the GigCapital5 Board in February 2021. He has also served as a member of the board of directors of GigInternational1 since March 2021. Mr. Horowitz was also named to the board of directors of BigBear.ai Holdings, Inc. in December 2021 following its business combination with GIG4, serving as the chair of the Nominations and Governance Committee. Mr. Horowitz is the President, Chief Executive Officer and a member of the board of directors of Elbit Systems of America, LLC, a leading provider of high-performance products and systems solutions for the defense, homeland security, commercial aviation, and medical instrumentation markets. He was appointed to such positions in 2007. Elbit Systems of America, LLC is a wholly owned subsidiary of Elbit Systems Ltd., a global source of innovative, technology-based systems for diverse defense and commercial applications with more than 19,500 employees in 15 countries. Prior to being appointed to lead Elbit Systems of America, LLC, Mr. Horowitz served as the Executive Vice President and General Manager of EFW, Inc., a subsidiary of Elbit Systems of America, from 2003 to 2007. In 2014, 2015, 2018, 2022 and 2023, The Ethisphere Institute named Elbit Systems of America one of the “World’s Most Ethical Companies.” In addition, Mr. Horowitz is active in the Aerospace & Defense industry, serving on the Board of Governors of the Aerospace Industries Association since 2008, the board of directors for the National Defense Industrial Association since 2015, as a member of Business Executives for National Security since 2014, and as a member of the Wall Street Journal CEO Council since 2018. Previously, he served on the National Board of Directors for one of the nation’s largest volunteer health organizations, the Leukemia & Lymphoma Society, from 2009 to 2018. Mr. Horowitz earned a Master of Business Administration degree from the Seidman School of Business (1993) at Grand Valley State University in Allendale, Michigan. He was also awarded a Master of Science degree in Electrical Engineering (1991) and a Bachelor of Science degree in Mechanical Engineering (1981) from Tel-Aviv University in Israel.

Dorothy D. Hayes joined the GigCapital5 Board as a director in February 2021. Ms. Hayes has also served as a member of the board of directors of GIG4 since December 2020 and has continued in that role following its business combination with BigBear.ai Holdings, Inc., serving as the Chair of the audit committee. She has also served as a member of the board of directors of GigInternational1 since March 2021, where she also is the Chair of the audit committee. Ms. Hayes was appointed as a director of Intevac, Inc. in June 2019. Ms. Hayes currently serves as the Chair of the audit committee and as a member of the compensation committee of Intevac, Inc. Ms. Hayes served from 2003 until her retirement in 2008 as Corporate Controller and Chief Accounting Officer and later as Chief Audit Executive at Intuit, Inc., a business and financial software company. From 1999 until 2003, Ms. Hayes served as Vice President, Corporate Controller and Chief Accounting Officer of Agilent Technologies, a public research, development and manufacturing company. From 1989 until 1999, Ms. Hayes served as Assistant Corporate Controller, financial executive of the Measurement Systems Organization and Chief Audit Executive of Hewlett Packard, a multinational information technology company. From 1980 until 1989, Ms. Hayes served in various management functions including Vice President, Corporate Controller of Apollo Computer, a computer hardware and software company. Ms. Hayes currently serves on the board of directors at First Tech Federal Credit Union, a cooperative financial institution. She previously chaired the board of First Tech Federal Credit Union from 2016 until April 2022. Ms. Hayes previously chaired the Audit Committee of the Vantagepoint Funds, a captive mutual fund series of ICMA Retirement Corporation, and the Audit Committee for Range Fuels, a privately held biofuels company. Ms. Hayes currently serves as a board member of CoGenerate (formerly Encore.org) and Center for Excellence in Nonprofits, non-profit and philanthropic organizations. She also served on the board of trustees of the Computer History Museum from 2006 to April 2023. Ms. Hayes holds an M.S. in Finance from Bentley University (1987) and received both an MS in Business Administration (1976) and a B.A. in Elementary Education (1972) from the University of Massachusetts, Amherst. Ms. Hayes maintains the NACD Board Leadership Fellow credential and has been a several-time attendee at Stanford Directors College. Ms. Hayes participates actively in Women Corporate Directors (WCD), the National Association of Corporate Directors (NACD), Financial Executives International (FEI), and the Athena Alliance. Ms. Hayes is a Senior Fellow of the American Leadership Forum—Silicon Valley, was a recipient of the YWCA TWIN award (1986) and was named to AGENDA Magazine’s Diversity 100—Top Diverse Board Candidates (2010).

In addition, Dr. Sharmila Makhija was a member of the board of directors from December 31, 2021 until her resignation on February 4, 2023.

Number and Terms of Office of Officers and Directors

We have five directors. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on a national stock exchange.

Our officers are appointed by the GigCapital5 Board and serve at the discretion of the GigCapital5 Board, rather than for specific terms of office. The GigCapital5 Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of an Executive Chairman, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the GigCapital5 Board.

Director Independence

Nasdaq requires that a majority of the GigCapital5 Board must be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the GigCapital5 Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Ms. Rogge, Ms. Hayes and Mr. Horowitz are our independent directors. Prior to her resignation, Dr. Makhija served as an independent director. Our independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Compensation of Our Executive Officers and Directors

Commencing on the date that GigCapital5’s securities were first listed on the NYSE through the earlier of consummation of GigCapital5’s initial business combination or its liquidation, GigCapital5 has agreed to pay GigManagement, LLC a total of $30,000 per month for office space and general and administrative services. GigManagement, LLC is an affiliate of GigCapital5’s Executive Chairman and GigCapital5’s Chief Executive Officer. It agreed to this arrangement for GigCapital5’s benefit and is not intended to provide such affiliate of GigCapital5’s Executive Chairman and GigCapital5’s Chief Executive Officer with compensation in lieu of a salary. GigCapital5 believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services.

On September 23, 2021, GigCapital5 entered into a Strategic Services Agreement with Mr. Weightman, its Treasurer and Chief Financial Officer, who holds 5,000 shares of GigCapital5 Common Stock. Mr. Weightman initially received $2,500 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided, as may be mutually agreed by the parties. The Company will pay Mr. Weightman for services rendered since September 23, 2021 and on a monthly basis thereafter for all services rendered after the consummation of the IPO.

In accordance with what was provided for in the prospectus for the GigCapital5 IPO, on September 28, 2021, the GigCapital5 Board approved the payment by GigCapital5 of advisory fees to directors in connection with certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations as well as pertaining to the GigCapital5 Board committee service and administrative and analytical services. These advisory fees will be paid quarterly, and include payments to Dr. Avi Katz, the Executive Chairman of the GigCapital5 Board and Dr. Raluca Dinu, the President and Chief Executive Officer. The quarterly amounts approved are as follows, of which one quarterly payment was made in 2021 and no payments have been made in 2022, with $348,000 in payments in the aggregate remaining as outstanding and to be paid upon the consummation of the proposed Business Combination:

Director	Quarterly Compensation	Compensation from 1/1/2022 to 12/31/2022	Paid as of 12/31/2022	Unpaid as of 12/31/2022
Dr. Avi S. Katz	$30,000.00	$120,000.00	$—	$120,000.00
Dr. Raluca Dinu	$30,000.00	$120,000.00	$—	$120,000.00
Dorothy D. Hayes	$15,000.00	$60,000.00	$—	$60,000.00
Raanan I. Horowitz	$12,000.00	$48,000.00	$—	$48,000.00
Karen Rogge	$—	$—	$—	$—

Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Company. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the Combined Company will be responsible for determining officer and director compensation.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Dr. Avi S. Katz, Executive Chairman of the Board of Directors (Principal Executive Officer)	January 1, 2022 through December 31, 2022	$—	$—	$—	$—	$—	$—	$120,000	$120,000
Dr. Raluca Dinu, Director, President, Chief Executive Officer and Secretary (Principal Executive Officer)	January 1, 2022 through December 31, 2022	$—	$—	$—	$—	$—	$—	$120,000	$120,000
Brad Weightman, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 1, 2022 through December 31, 2022	$120,000	$—	$—	$—	$—	$—	$—	$120,000

(1)

Advisory fees to be paid to directors for board committee service and administrative and analytical services, including certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. All such amounts were unpaid as of December 31, 2022.

Independent Director Compensation

Name	Fees earned or paid in cash	Stock Awards	Option Awards	Nonequity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation (1)	Total
Dorothy D. Hayes, Independent Director and Chairwoman of the Audit Committee	$—				$—	$60,000	$—
Raanan I. Horowitz, Independent Director and Chairman of the Nominating and Corporate Governance Committee	$—				$—	$48,000	$—
Dr. Sharmila Makhija, MD, Independent Director and Chairwoman of the Compensation Committee (2)	$—				$—	$—	$—

(1)

Advisory fees to be paid to directors for board committee service and administrative and analytical services, including certain activities on GigCapital5’s behalf, such as identifying and investigating possible business targets and business combinations. All such amounts were unpaid as of December 31, 2022.

(2)	Dr. Sharmila Makhija resigned from the GigCapital5 board of directors on February 4, 2023.

Except as set forth above, no compensation will be paid to the GigCapital5’s Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination with the target business. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GigCapital5’s independent directors review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or their affiliates. GigCapital5 is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The GigCapital5 Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of our audit committee, our compensation committee and our nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a charter that is approved by the GigCapital5 Board and has the composition and responsibilities described below. The committee assignments set forth below were in effect as of December 31, 2021.

Audit Committee

GigCapital5 has established an audit committee of the GigCapital5 Board. Ms. Rogge, Ms. Hayes and Mr. Horowitz serve as members of our audit committee. Ms. Hayes serves as Chair of the audit committee. Under Nasdaq’s listing standards and applicable SEC rules, GigCapital5 is required to have three members of the audit committee all of whom must be independent. Ms. Rogge, Ms. Hayes and Mr. Horowitz are independent.

Each member of the audit committee is financially literate and the GigCapital5 Board has determined that Ms. Hayes qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

GigCapital5 has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting the GigCapital5 Board in the oversight of (1) the accounting and financial reporting processes of GigCapital5 and the audits of the financial statements of GigCapital5, (2) the preparation and integrity of the financial statements of GigCapital5, (3) the compliance by GigCapital5 with financial statement and regulatory requirements, (4) the performance of GigCapital5’s internal finance and accounting personnel and its independent registered public accounting firm, and (5) the qualifications and independence of GigCapital5’s independent registered public accounting firm;

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reviewing with each of the internal auditors and independent registered public accounting firm the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation.

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reviewing and discussing with management and internal auditors GigCapital5’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

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reviewing and discussing with management, internal auditors and the independent registered public accounting firm GigCapital5’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (1) all critical accounting policies and practices to be used in the independent registered public accounting firm’s audit of GigCapital5’s financial statements, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of GigCapital5 prior to the filing of GigCapital5’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in GigCapital5’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving GigCapital5 and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between GigCapital5 and related parties or affiliates of the officers of GigCapital5 requiring disclosure under Item 404 of Regulation S-K prior to the GigCapital5 entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by GigCapital5 regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with GigCapital5’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding GigCapital5’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Compensation Committee

GigCapital5 has established a compensation committee of the GigCapital5 Board. The members of our compensation committee are Ms. Rogge, Ms. Hayes and Mr. Horowitz. Ms. Rogge serves as Chair of the compensation committee. GigCapital5 has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the GigCapital5 Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the GigCapital5 Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the GigCapital5 Board the adoption of or changes to the compensation of GigCapital5’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and provide an appropriate report to the GigCapital5 Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the GigCapital5 Board, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for GigCapital5’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to GigCapital5’s personnel appointments and practices;

•	assisting management in complying with GigCapital5’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the compensation committee on executive compensation for GigCapital5’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the committee’s performance and the committee’s charter and recommending to the GigCapital5 Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharge all further responsibilities imposed upon the committee from time to time by the GigCapital5 Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

GigCapital5 has established a nominating and corporate governance committee of the GigCapital5 Board. The members of our nominating and corporate governance are Ms. Rogge, Ms. Hayes and Mr. Horowitz. Mr. Horowitz serves as Chair of the nominating and corporate governance committee. GigCapital5 has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	developing and recommending to the GigCapital5 Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the GigCapital5 Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the GigCapital5 Board and election by the stockholders at the next annual meeting.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

GigCapital5 has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the GigCapital5 Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of the Public Shares will not have the right to recommend director candidates for nomination to the GigCapital5 Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have filed a copy of our form of Code of Ethics and our board committee charters as exhibits to the registration statement for the GigCapital5 IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us, or may accessed on our Company website at https://www.gigcapitalglobal.com/investors. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.” It is anticipated that the Combined Company Board will adopt a new Code of Business Conduct and Ethics that replaces our current Code of Ethics.

Limitation on Liability and Indemnification of Officers and Directors

The Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

GIGCAPITAL5 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “us,” “our” or “GigCapital5” refer to GigCapital5. References to our “management” or our “management team” refer to our officers and directors. References to the “Sponsor” refer to GigAcquisitions5, LLC. References to “Founder Shares” refer to the initial shares of GigCapital5 Common Stock purchased by the Sponsor. References to “Private Placement Units” refer to the units sold to the Sponsor in a private placement. The following discussion and analysis of GigCapital5’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On December 8, 2022, we entered into a Business Combination Agreement with QT Imaging, a medical device company engaged in the research, development and commercialization of innovative body imaging systems using low energy sound, for our initial business combination. Upon consummation of the proposed Business Combination with QT Imaging, we expect to change our name and be known as QT Imaging Holdings, Inc.

We seek to capitalize on the significant experience and contacts of our management team to complete the proposed Business Combination. We believe our management team’s distinctive background and record of acquisition and operational success could have a transformative impact on the business of QT Imaging.

Our management team has significant hands-on experience helping companies optimize their existing and new growth initiatives. We intend to apply a unique “Mentor-Investor” philosophy to partner with QT Imaging where we will offer financial, operational and executive mentoring in order to accelerate its growth and development from a privately held entity to a publicly traded company. Further, we intend to share best practices and key learnings, gathered from our management team’s operating and investing experience, as well as strong relationships in the advanced medical equipment industries to help shape corporate strategies. Additionally, our management team has operated and invested in leading global advanced medical equipment companies across their corporate life cycles, and has developed deep relationships with key large multi-national organizations and investors. We believe that these relationships and our management team’s know-how present a significant opportunity to help drive strategic dialogue, access new customer relationships and achieve global ambitions following the completion of our initial business combination. We believe that we are providing an interesting alternative investment opportunity that capitalizes on key trends impacting the capital markets for advanced medical equipment companies.

We intend to effectuate our initial business combination using cash from the proceeds from the sale of the GigCapital5 Units in the GigCapital5 IPO, the sale of the Private Placement Units to our Sponsor, the sale of Founder Shares to our Sponsor, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The GigCapital5 Units sold in the GigCapital5 IPO each consisted of one share of GigCapital5 Common Stock, and one redeemable Warrant to purchase GigCapital5 Common Stock (no fractional shares will be issued upon exercise of the Warrants). The Private Placement Units were substantially similar to the GigCapital5 Units sold in the GigCapital5 IPO, but for certain differences in the Private Placement Warrants included in each of them. For clarity, the Warrants included in the GigCapital5 Units are referred to herein as the “Warrants,” and the warrants included in the Private Placement Units are referred to herein as the “Private Placement Warrants”.

The issuance of additional shares of GigCapital5 Common Stock or the creation of one or more classes of preferred stock during our initial business combination:

•	may significantly dilute the equity interest of investors in the GigCapital5 IPO who would not have pre-emption rights in respect of any such issue;

•

may subordinate the rights of holders of GigCapital5 Common Stock if the rights, preferences, designations and limitations attaching to the preferred shares are senior to those afforded our shares of GigCapital5 Common Stock;

•

could cause a change in control if a substantial number of shares of GigCapital5 Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our shares of GigCapital5 Common Stock.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after our initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if any document governing such debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our shares of GigCapital5 Common Stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on GigCapital5 Common Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

The prospectus for the GigCapital5 IPO and the Existing Charter provided that we initially had until September 28, 2022 (the date which was 12 months after the consummation of the GigCapital5 IPO) to complete our initial business combination. On September 23, 2022, our stockholders approved the First Extension Amendment that extended the date by which we must consummate our initial business combination from September 28, 2022 up to March 28, 2023 in one-month extensions upon the contribution to the Trust Account of the amount of $160,000 for each such monthly extension. On March 28, 2023, our stockholders approved our

Second Extension Amendment that extends the date by which we must consummate our initial business combination from March 28, 2023 up to September 28, 2023 in one-month extensions upon the contribution to the Trust Account of the amount of $100,000 for each such monthly extension.

In connection with the September 2022 extension of the Completion Window as approved by our stockholders, on a monthly basis and with a required deposit in the amount of $160,000 as the Additional September 2022 Contributions each month beginning September 28, 2022 up to February 28, 2023, on September 26, 2022, we issued a non-convertible, non-interest bearing, unsecured promissory note to the Sponsor, which prior to December 31, 2022, was subsequently amended and restated three more times on October 26, 2022, November 28, 2022, and December 27, 2022 (the “Extension Note”) (and has since been amended three additional times during 2023), respectively, for a collective principal amount of $640,000 as of December 31, 2022. The Extension Note is expected to be paid back upon the completion of the proposed Business Combination.

We further amended and restated the Extension Note to reflect additional principal amounts of $160,000 each on January 25, 2023 and February 27, 2023. In conjunction with each of these extensions, the Sponsor deposited the additional principal amount of $160,000 into the Trust Account. Furthermore, in conjunction with the Second Extension Amendment, on March 28, 2023, we further amended and restated the Extension Note to reflect the initial Additional March 2023 Contribution of an additional principal amount of $100,000 which was deposited into the Trust Account by the Sponsor to extend the Completion Window to April 28, 2023. As of March 31, 2023, the Extension Note has a collective principal amount of $1,060,000. Additional March 2023 Contributions were made on April 27, 2023 and May 25, 2023, each in a principal amount of $100,000, which were also deposited into the Trust Account by the Sponsor to extend the Completion Window to June 28, 2023.

On September 23, 2022, our stockholders elected to redeem 18,985,950 shares of GigCapital5 Common Stock, which represented approximately 82.5% of the shares that were part of the GigCapital5 Units sold in the GigCapital5 IPO. Following such redemptions, $192,138,312 was withdrawn from the Trust Account on September 27, 2022.

On March 24, 2023, in conjunction with the approval of the Second Extension Amendment, our stockholders elected to redeem 995,049 shares of GigCapital5 Common Stock, which represented approximately 4.3% of the shares that were part of the GigCapital5 Units sold in the GigCapital5 IPO. Following such redemptions, and after the deposit of the initial Additional March 2023 Contribution principal amount of $100,000, approximately $31.8 million remained in the Trust Account following the March 2023 Partial Redemption.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. For the period from January 19, 2021 (date of inception) through March 31, 2023, our only activities have been organizational activities, those necessary to prepare for the GigCapital5 IPO and to search for a target business for the business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account at Oppenheimer & Co., Inc. in New York, New York with Continental Stock Transfer & Trust Company acting as trustee, which was funded after the GigCapital5 IPO to hold an amount of cash and marketable securities equal to that raised in the GigCapital5 IPO. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements as of and for the year ended December 31, 2022 as filed with the SEC on March 31, 2023. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2023, we had a net loss of $1,472,888, which consisted of operating expenses of $1,767,358, interest expense of $42,913, a provision for income taxes of $104,897, and other expense from the change in fair value of the warrant liability and fair value of Working Capital Note of $1,000, that were partially offset by interest income on marketable securities held in the Trust Account of $443,280.

For the three months ended March 31, 2022, we had a net loss of $369,935, which consisted of operating expenses of $612,883 and a provision for income taxes of $5,115, that were partially offset by interest income on marketable securities held in the Trust Account of $17,513 and other income from the change in fair value of the warrant liability of $230,550.

For the year ended December 31, 2022, we had a net loss of $2,774,307, which consisted of operating expenses of $4,279,100, a provision for income taxes of $486,615, and interest expense of $23,098, that were partially offset by other income from the change in fair value of warrant liability of $381,600 and note payable of $2,508, and interest income on marketable securities held in the Trust Account of $1,630,398.

For the period from January 19, 2021 (date of inception) through December 31, 2021, we had a net loss of $1,107,730, which consisted of operating expenses of $1,081,298, a provision for income taxes of $1,783 and other expense from the change in fair value of warrant liability of $30,627, that were partially offset by interest income on marketable securities held in the Trust Account of $5,978.

Liquidity and Capital Resources

On September 28, 2021, GigCapital5 consummated the GigCapital5 IPO of 23,000,000 GigCapital5 Units, including the issuance of 3,000,000 GigCapital5 Units as a result of the underwriters’ exercise in full of their over-allotment option. The GigCapital5 Units were sold at a price of $10.00 per GigCapital5 Unit, generating gross proceeds to GigCapital5 of $230,000,000.

Simultaneously with the closing of the GigCapital5 IPO, GigCapital5 consummated the closing of the private placement to the Sponsor of 795,000 Private Placement Units, at a price of $10.00 per Private Placement Unit. The private placement generated aggregate gross proceeds of $7,950,000.

Following the closing of the GigCapital5 IPO, net proceeds in the amount of $225,400,000 from the sale of the GigCapital5 Units and proceeds in the amount of $6,900,000 from the sale of Private Placement Units, for a total of $232,300,000, were placed in the Trust Account.

Transaction costs for the GigCapital5 IPO amounted to $13,193,740, consisting of $4,600,000 of underwriting fees, $9,200,000 of deferred underwriting fees for the two Representatives, William Blair and Wells Fargo, and $843,740 of offering costs, of which $25,000 remains in accounts payable as of December 31, 2022, partially offset by the reimbursement of $1,450,000 of offering expenses by the Representatives. On March 20, 2023, one of the Representatives, Wells Fargo, waived all of its portion of the deferred underwriting fees totaling $6,440,000. Our remaining cash after payment of the GigCapital5 IPO costs will be held outside of the Trust Account for working capital purposes.

As of March 31, 2023, we held cash and marketable securities in the amount of $31,670,407 in the Trust Account. In addition, there was interest receivable to the Trust Account of $158,291. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. As of December 31, 2022, taxes payable relating to interest earned on the Trust Account totaled $88,021.

For the three months ended March 31, 2023, cash used in operating activities was $546,879, consisting of a net loss of $1,472,888 and interest earned on marketable securities held in the Trust Account of $443,280, that were partially offset by the increases in the fair value of the warrant liability and related party note of $1,000, amortization on debt discount on notes to related party of $42,913, payable to related parties of $190,010, accounts payable of $162,643, accrued legal fees of $745,713, accrued liabilities of $61,120, and other current liabilities of $104,895, and the decreases in prepaid expenses and other current assets of $60,995.

For the three months ended March 31, 2022, cash used in operating activities was $229,451, consisting of a net loss of $369,935 and interest earned on marketable securities held in the Trust Account of $17,513, a decrease in the fair value of the warrant liability of $230,550, and a decrease in accrued liabilities of $228,440, that were partially offset by the increases in payable to related parties of $189,363, accounts payable of $180,130, accrued legal fees of $52,525, and other current liabilities of $5,115, and the decreases in other long-term assets of $165,230 and prepaid expenses and other current assets of $24,624.

For the three months ended March 31, 2023, cash provided by investing activities was $10,309,449, consisting of cash withdrawn from the Trust Account of $10,729,449 that was partially offset by an investment of cash in Trust Account of $420,000.

For the three months ended March 31, 2022, there were no investing activities.

For the three months ended March 31, 2023, cash used in financing activities was $9,484,625, consisting of cash paid for the redemption of public units of $10,449,625, that were partially offset by cash proceeds from a related party borrowing of $420,000 on the Extension Note and $545,000 on the Working Capital Note.

For the three months ended March 31, 2022, there were no financing activities.

For the year ended December 31, 2022, cash used in operating activities was $1,261,550, consisting of a net loss of $2,774,307, interest received on marketable securities held in the Trust Account of $1,630,398, and a decrease in the fair value of the warrant liability of $381,600, debt of $2,508, and a decrease in accrued liabilities of $117,411, that were partially offset by the decrease in prepaid expenses and other current assets of $567,733 and a decrease in other long-term assets of $165,230, plus an increase in accounts payable of $166,964, payable to related parties of $708,704, accrued legal fees of $1,931,891, other current liabilities of $86,238, and amortization on debt discount on notes to related party of $17,914.

For the period from January 19, 2021 (date of inception) through December 31, 2021, cash used in operating activities was $1,369,711, consisting of a net loss of $1,107,730, interest received on marketable securities held in the Trust Account of $5,978, plus an increase in prepaid expenses and other current assets of $740,241 and an increase in other long-term assets of $165,230, that were partially offset by the increase in accounts payable of $3,100, payable to related parties of $72,857, accrued legal fees of $225,146, accrued liabilities of $220,755, and other current liabilities of $1,783, plus an increase in the fair value of the warrant liability of $30,627 and stock-based compensation of $95,200.

For the year ended December 31, 2022, cash provided by investing activities was $192,241,509, consisting of cash withdrawn from the Trust Account of $192,881,509 that was partially offset by an investment of cash in Trust Account of $640,000.

For the period from January 19, 2021 (date of inception) through December 31, 2021, cash used in investing activities was $232,300,000, consisting of a cash investment in Trust Account of $232,300,000.

For the year ended December 31, 2022, cash used in financing activities was $191,323,312, consisting of cash paid for the redemption of GigCapital5 Units of $192,138,312 and the payment of offering costs of $85,000, that were partially offset by cash proceeds from a related party borrowing of $640,000 on the Extension Note and $260,000 on the Working Capital Note.

For the period from January 19, 2021 (date of inception) through December 31, 2021, financing activities provided cash of $234,091,260 due to the proceeds from the sale of common stock to Founders of $25,000, from the sale of Public Units, net of underwriting discounts paid, of $226,850,000, from the sale of Private Placement Units to Founders of $7,950,000, and from the borrowing from related parties of $133,465, that were partially offset by the repayment of borrowing from related parties of $133,465 and the payment of offering costs of $733,740.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us). We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations to be approximately $161,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that our capital stock is used in whole or in part as consideration to affect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of March 31, 2023 and December 31, 2022, we had cash of $356,141 and $78,196, respectively, held outside the Trust Account. From September 2022 to April 2023, we obtained working capital loans from the Sponsor to ensure the proceeds not held in the Trust Account will be sufficient to allow us to operate for at least 24 months from the closing date of the GigCapital5 IPO, assuming that a business combination will be consummated during that time. Over this time period, we intend to use these funds primarily for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In order to finance operating and/or transaction costs in connection with a business combination, our Sponsor, executive officers, directors, or their affiliates may, but are not obligated to, loan us funds. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

If we are unable to consummate our initial business combination by September 28, 2023, we shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the GigCapital5 Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

As of March 31, 2023, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2023, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $30,000 for office space, administrative services and secretarial support. We began incurring these fees on September 24, 2021, and will continue to incur these fees monthly until the earlier of the completion of the proposed Business Combination or our liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Our statements of operations and comprehensive loss include a presentation of income per share for GigCapital5 Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for GigCapital5 Common Stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, by the weighted-average number of GigCapital5 Common Stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to GigCapital5 Common Stock subject to possible redemption, net of tax, by the weighted-average number of non-redeemable common stock outstanding for the period, basic and diluted.

When calculating our diluted net loss per share, we have not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the GigCapital5 IPO and private placement, as calculated using the treasury stock method and (ii) the shares issued to Mr. Weightman subject to forfeiture representing 5,000 shares of GigCapital5 Common Stock underlying a restricted stock award for the period it was outstanding. Since we were in a net loss position during the period after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

In accordance with the two-class method, our net loss is adjusted for net income that is attributable to GigCapital5 Common Stock subject to redemption, as these shares only participate in the income of the Trust Account and not our losses. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Three Months Ended March 31,
	2023	2022
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to redemption
Interest earned on marketable securities held in Trust Account, net of taxes	$338,383	$12,398

Net income attributable to common stock subject to possible redemption	$338,383	$12,398

Denominator: Weighted average common shares subject to redemption
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,969,826	23,000,000

Basic and diluted net income per share, common stock subject to possible redemption	$0.09	$0.00

Non-Redeemable common stock
Numerator: Net loss minus net earnings—Basic and diluted
Net loss	$(1,472,888)	$(369,935)
Less: net income attributable to common stock subject to redemption	(338,383)	(12,398)

Net loss attributable to non-redeemable common stock	$(1,811,271)	$(382,333)

Denominator: Weighted average non-redeemable common shares
Weighted-average non-redeemable common shares outstanding, basic and diluted	6,540,000	6,540,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.28)	$(0.06)

GigCapital5 Common Stock subject to possible redemption

GigCapital5 Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. GigCapital5 Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, GigCapital5 Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets.

Warrant Liability

GigCapital5 accounts for warrants for shares of GigCapital5 Common Stock that are not indexed to its own stock as liabilities at fair value on the balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) on the statements of operations and comprehensive loss. GigCapital5 will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Private Placement Warrants. At that time, the portion of the warrant liability related to the Private Placement Warrants will be reclassified to additional paid-in capital.

Convertible Promissory Note—Related Party

GigCapital5 accounts for its Working Capital Note under ASC 815, Derivatives and Hedging. Under ASC 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments. GigCapital5 has made such election for its Working Capital Note. Using the fair value option, the Working Capital Note is required to be recorded at its initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the Working Capital Note and fair value at each drawdown date are recognized as either an expense in the statements of operations and comprehensive loss (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Working Capital Note are recognized as non-cash gains or losses in the statements of operations and comprehensive loss.

Recent Accounting Pronouncements

GigCapital5 does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on GigCapital5’s financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GIGCAPITAL5 AND THE COMBINED COMPANY

The following table and accompanying footnotes set forth information known to GigCapital5 regarding (i) the actual beneficial ownership of GigCapital5 Common Stock, as of [●], 2023 and (ii) expected beneficial ownership of the Combined Company immediately following consummation of the proposed Business Combination (assuming no Public Shares of GigCapital5 are redeemed, and, alternatively, that all Public Shares of GigCapital5 are redeemed) by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of GigCapital5 Common Stock or the Combined Company Common Stock, as applicable;

•	each of GigCapital5 current directors and executive officers;

•	each person who will become a director or executive officer of the Combined Company; and

•	all directors and officers of GigCapital5, as a group, and the Combined Company, as a group.

The beneficial ownership of GigCapital5 Common Stock is based on [●] shares of GigCapital5 Common Stock issued and outstanding as of [●], 2023.

The expected beneficial ownership of shares of the Combined Company Common Stock, assuming no additional Public Shares of GigCapital5 are redeemed (after giving effect to the September 2022 Partial Redemption and the March 2023 Partial Redemption), has been determined based upon the following: [(i) [●] shares have been issued pursuant to the PIPE Subscription Agreements and (ii) inclusive of (i),] there will be an aggregate of [●] shares of the Combined Company Common Stock issued and outstanding immediately following consummation of the proposed Business Combination.

The expected beneficial ownership of shares of the Combined Company Common Stock, assuming maximum redemptions by Public Stockholders, has been determined based on the following: [(i) [●] shares have been issued pursuant to the PIPE Subscription Agreements and (ii) inclusive of (i),] there will be an aggregate of [●] shares of the Combined Company Common Stock issued and outstanding immediately following consummation of the proposed Business Combination

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

After the Business Combination
	Before the Business Combination			Assuming No Additional Redemption				Assuming Maximum Redemption
	Number of Shares		Approximate %(2)	Number of Shares		Approximate %		Number of Shares		Approximate %
Name and Address of Beneficial Owner(1)
Dr. Avi Katz(3)	6,530,000	(4)	68.3%	7,325,000	(4)	26.3%		7,325,000	(4)	29.5%
Dr. Raluca Dinu	—		—	—		—		—		—
Raanan I. Horowitz	—		—	—		—		—		—
Dorothy D. Hayes	—		—	—		—		—		—
Karen Rogge	—		—	—		—		—		—
Brad Weightman	5,000		*	5,000		*		5,000		*
GigAcquisitions5, LLC(3)	6,530,000	(4)	68.3%	7,325,000	(4)	26.3%		7,325,000	(4)	29.5%
Dr. John Klock	—		—				%				%
Daniel Dickson	—		—				%				%
Gerald McMorrow	—		—				%				%
Mikel Ann Price	—		—				%				%
	—		—				%				%
All directors and officers as a group prior to the business combination (6 individuals)	6,535,000		68.3%			26.3%		7,330,000		29.5%
All directors and officers as a group following the business combination (8 individuals)	6,535,000		68.3%				%				%

*	Less than one percent.
(1)

Unless otherwise indicated, the business address of each of the individuals is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The address for the individuals affiliated with QT Imaging, Inc. who will become officers or directors of the Combined Company is 3 Hamilton Landing, Suite 160, Novato, CA 94949.

(2)	Based on 9,564,001 shares of GigCapital5 Common Stock outstanding as of [●].
(3)

Represents shares held by our Sponsor. The shares held by our Sponsor are beneficially owned by Dr. Avi S. Katz, our Executive Chairman, and the manager of our Sponsor, who has sole voting and dispositive power over the shares held by our Sponsor.

(4)	Includes 795,000 shares of Common Stock underlying warrants.

As of [●], 2023, the Record Date, the Sponsor owns approximately 68.3% of the outstanding shares of GigCapital5 Common Stock, and including the 795,000 Private Placement Warrants that are exercisable within 60 days of the closing of the proposed Business Combination, beneficially owns, approximately 70.7%. As a result, the Sponsor will be able to effectively exercise influence on the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the proposed Business Combination. The Sponsor has agreed to vote its shares of GigCapital5 Common Stock in favor of each of the Proposals presented at the Stockholders’ Meeting, which is a sufficient amount to approve all of the Proposals.

After the consummation of the proposed Business Combination, the Sponsor would be deemed to own 6,530,000 shares of the Combined Company Common Stock assuming no additional redemptions (after giving effect to the September 2022 Partial Redemption and the March 2023 Partial Redemption) and assuming maximum redemptions, respectively, which constitutes 24.1% of the Combined Company Common Stock outstanding assuming no additional redemptions, or 27.1% of the Combined Company Common Stock outstanding assuming maximum redemptions. In addition, after the consummation of the proposed Business Combination, and including the 795,000 Private Placement Warrants that are exercisable within 60 days of the closing of the proposed Business Combination, the Sponsor would beneficially own approximately 26.3% of the Combined Company Common Stock outstanding assuming no additional redemptions, and 29.5% of the Combined Company Common Stock outstanding assuming maximum redemptions.

INFORMATION ABOUT QT IMAGING

The following discussion reflects the business of QT Imaging, Inc. In this section, “we,” “our,” “the Company” or “QT Imaging” generally refers to QT Imaging, Inc. in the present tense. Any future tense references are to QT Imaging Holdings, Inc. or the Combined Company from and after the Closing of the proposed Business Combination. For more details on the planned business of QT Imaging Holdings Inc. please refer to the section “Future Business of QT Imaging Holdings” below.

Overview

A Novel Body Imaging Technology

QT Imaging—with the support of nearly $17.82 million in financial support from the U.S. National Institutes of Health—has developed a novel, comprehensive body imaging technology that has high resolution, high sensitivity, high specificity, high positive and negative predictive values and is safe and inexpensive. The technology is based on ultra-low frequency transmitted sound and uses a one-of-a-kind novel sound back-scatter design and inverse-scattering reconstruction to create its images.

QT Imaging is a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. We believe that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable and accessible. Our goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.

The current QT Breast Scanner is a Class II device subject to premarket notification and clearance under Section 510(k) of the FDCA. On August 23, 2016, QT Imaging (formerly, QT Ultrasound LLC) submitted a Section 510(K) Summary of Safety and Effectiveness application for the QT Breast Scanner in accordance with 21 CFR 807.92 under 510(K) Number K162372. As part of meeting the general requirements for basic safety and essential performance of the QT Breast Scanner (formerly, QT Ultrasound Breast Scanner) pursuant to AAMI ES60601-1:2005/(R)2012 and A1:2012 Medical electrical equipment, testing was conducted by Intertek, an independent testing laboratory, located in Menlo Park, CA. Intertek also conducted applicable testing pursuant to IEC 60601-1-6 Edition 3.1 2013-10-Medical electrical equipment Part 1-6 General requirements for safety - Collateral Standard: Usability. In addition, QT Ultrasound conducted, and Intertek witnessed, all applicable testing pertaining to the requirements for the safety of ultrasonic medical diagnostic and monitoring equipment and to demonstrate compliance with the “Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment”. This test on acoustic output was pursuant to IEC 60601-2-37 Edition 2.0.2007 Medical electrical equipment - Part 2-37: Particular requirements for the basic safety and essential performance of ultrasonic medical diagnostic and monitoring equipment. Finally, system verification testing was conducted to ensure that the QT Breast Scanner met all design and other requirements including but not limited to that no new issues of safety or effectiveness compared to the predicate device, SoftVue System manufactured by Delphinus Medical Technologies, were raised.

On June 6, 2017, the FDA, in response to QT’s Section 510(K) Summary of Safety and Effectiveness premarket notification, determined that the QT Breast Scanner is substantially equivalent to the predicate device. Our use of the words “safe”, “safety”, “effectiveness”, and “efficacy” in relation to the QT Breast Scanner in this proxy statement/prospectus and all other documents related to QT Imaging is limited to the context of the Section 510(K) Summary of Safety and Effectiveness that was reviewed and responded to by the FDA.

[2]

This is comprised of previous grants including grants to the University of Utah ($811,000) and the current five year grant 1RO1CA273700 from the U.S. National Institute of Health for $2.58 million (Quantitative Ultrasound Monitoring of Breast Cancer Therapies), which was awarded to 3 institutions: University of Illinois, University of Toronto (Sunnybrook) and QT Imaging, which received $1.08 million of the $2.58 million grant.

The Cost and Accessibility of Healthcare

Medical imaging is an essential part of clinical diagnosis and is a requirement for making the best treatment decisions and improving a person’s health. Most people in the world live in low-resource environments (“LREs”) and do not have access to advanced medical imaging—thus the absence of high-quality medical imaging in LREs is a significant obstacle to providing basic health care.

Even in advanced health care facilities in the U.S., where adequate medical imaging is available, the cost of this medical imaging is very high—driving up healthcare costs and limiting accessibility to many people with limited income, high insurance deductibles or those in LREs or rural areas.

The Purpose of QT Imaging

Most conventional imaging technologies—X-ray computed tomography (“CT”), MRI and positron-emission tomography (“PET”)—used in tertiary care require high energy, protective shielding of the patient, trained medical staff to operate the equipment, the administration of chemical agents to the patient to increase contrast and optimize visualization and specialized trained technicians to operate the equipment and ensure patient safety. Furthermore, the imaging procedures using these technologies are cumbersome, time-consuming and expensive. In addition, these conventional imaging technologies or modalities are not amenable to direct-to-consumer (“DTC”) or point-of-care (“POC”) settings or available in LRE. QT Imaging believes that its new technology can address the issues presented by these conventional imaging technologies with its accurate, safe, less expensive and easily deployable imaging systems.

The Clinical Problem

The current medical imaging technologies—CT, MRI and PET—are commonly used in advanced health care facilities in North America, Europe, Japan and South Korea, with more limited deployment in selected tertiary care facilities in other countries—usually large urban areas. These current technologies are based on advanced engineering solutions that use high energy (X-rays, positrons or nuclear magnetic resonance signals) to see inside of the human body. These technologies require large capital investments, are limited to specialized facilities and require advanced certifications for the machines and their operators to insure safe operation. These machines are also expensive to purchase and maintain. All these factors combine to restrict their deployment to advanced clinical centers and tertiary care institutions.

A Solution to Increasing the Quality of Health Care and Lowering Costs

Advances in technology offer an opportunity to provide: 1) a means for obtaining better image quality in medical images, 2) access to DTC or direct-to-practitioner (“DTP”) medical imaging, 3) lower cost medical imaging, 4) reduced inconvenience and risk for patients by providing a safe alternative to high-energy imaging and 4) a lower cost solution for making a medical diagnosis. QT Imaging believes that its technology is ideal for DTC, DTP and POC use because of its high performance, safety and relatively low cost. Furthermore, we believe that providing increased patient access to safe medical imaging is one important solution to increasing access and lowering the costs of medical care.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	The world-wide market for medical imaging is large and it has a potential to expand in the areas where QT Imaging has differentiation:

•	A non-ionizing, non-injection imaging modality;

•	A lower price point than conventional high-energy imaging equipment;

•	QT Imaging technology can be deployed to LREs because of its low power, no shielding, no injection, and automation;

•	QT Imaging technology is portable and can be used in POC settings such as LREs; and

•	QT Imaging technology is deployable in outdoor settings such as sports, military, and naval settings.

•	The QT Imaging technology is well-suited for lowering health care costs by being affordable and easily accessed.

•	The QT Imaging technology is well-suited for DTC and DTP applications, that are outside traditional tertiary care hospitals.

•	QT Imaging technology is uniquely proprietary, disruptive and a one-of-a kind product that can address a variety of unmet medical needs in the medical marketplace.

•	QT Imaging products have potential strong revenue growth, with capital purchase or subscription-based recurring revenues supporting substantial long-term gross margin.

Our Strategies

We believe that our strategies include the following:

•	Create disruptive innovation—a dedication to using technology (siliconization, software, artificial intelligence, and smart physics) to improve medical imaging and thus health care quality and access.

•

Introduce the first comprehensive body-safe imaging technology into the marketplace, enabling for the first-time well-person body imaging health screening, and the first health screening medical imaging for infants.

•

Provide DTC and DTP approaches to de-centralize medical imaging from the large, comprehensive medical centers; enabling the ability to lower health care costs and increase access via personal medical imaging.

•

Provide a new social and economic opportunity for consumers to take control of some aspects of their own health care—such as imaging for minor injuries or medical conditions without needing a healthcare “gate-keeper.”

•	Enable more patient and practitioner control—or “democratization” of healthcare using technology.

•	Focus on patient-outcomes and customer success by using novel multi- channel go-to-market approaches.

•	Focus our intellectual capabilities and ethical framework to become unified in our mission to improve the quality and lower the cost of health care world-wide . . . “It’s about time.”

Industry & Market Opportunity

Doctors and hospitals are increasingly turning to medical imaging to screen for and diagnose cancer, support and monitor ongoing cancer treatment (drugs, radiation, and surgery), and offer non-invasive surgical options for patients. This has resulted in a major market opportunity—the annual worldwide medical imaging market currently is estimated to be $40 billion, with $10 billion coming from the United States.3 Global cancer screening, with an approximately $150 billion market size in 2022, is expected to grow at a CAGR of 12% and reach approximately $472 billion in 2033.4

[3]

See, Fortune Business Insight, Medical Imaging Market Size, Share & COVID-19 Impact Analysis, Type (Magnetic Resonance Imaging, Computer Tomography, X-ray, Ultrasound, and Molecular Imaging), By Application (Cardiology, Neurology, Orthopedics, Gynecology, Oncology, and Others), by End User (Hospitals, Specialty Clinics, Diagnostic Imaging Centers, and Others), and Regional Forecast, 2021-2028 (Jan. 2022), available at https://www.fortunebusinessinsights.com/industry-reports/medical-imaging-equipment-market-100382.

[4]

See, Market.us, Global Cancer Screening Market by Type, by Application (Medical, and Biology), by Region, and Key Companies - Industry Segment Outlook, Market Assessment, Competition Scenario, Trends and Forecasts 2023-2033 (Jan. 2023), available at https://market.us/report/cancer-screening-market/.

Breast Imaging

Breast cancer detection and diagnostic technologies (including mammography, MRI, and ultrasound, as well as genetic testing and image guided breast biopsy) are a significant part of the medical imaging market and are estimated to represent a $4.6 billion global market in 2023 with an ongoing CAGR of 8%.5 The market is segmented by technology, primarily between ionizing breast imaging (e.g., mammography) and non-ionizing breast imaging, which includes ultrasound and MRI. The non-ionizing segment is expected to grow at a faster rate6 than the ionizing segment due to technological advances such as better segmentation of anatomical detail, higher sensitivity to small breast lesions in women with dense breast tissue7, and fewer false positives.

The current standard of care for imaging in breast cancer screening, diagnosis, and treatment is far from satisfactory and may involve certain side effects. There are adverse effects to the use of medical imaging methods such as ionizing radiation, mammography, and MRI. Generally, the process starts with X-ray mammography, the primary screening tool for women. Mammography uses radiation, which in sufficient cumulative doses can increase the risk of cancer; and is uncomfortable or too painful for patients as it involves breast compression. Another adverse effect is the inefficiency of mammography in detection of cancer in women with dense breasts. There is a psychological adverse effect of callbacks for adjunct screening and diagnosis include ultrasound, MRI, and may include biopsies. This process is expensive, time consuming, and can be mentally and physically trying for women. Also, the use of three imaging modalities in the process speaks to the weakness of any one in adequately screening for breast cancer. MRI may take place in a closed environment which may cause claustrophobia, require sedation or general anesthesia and may require injection of a heavy-metal contrast agent. The use of sedation or anesthetic drugs risks severe compromise of respiratory and cardiac function.

Regarding CT, the harmful effects of radiation used in ionizing radiation exposure raises the risk of cancer, including leukemia, breast cancer, thyroid cancer and brain cancer. These issues make MRI preferred to CT for all but trauma evaluation.

The QT Breast Scanner has no reports of adverse effects from the 15,000 scans performed to date. Similar to other ultrasound devices including handheld devices, there are no known significant risks reported in general clinical practice. The QT Breast Scanner does not require potentially harmful ionizing radiation or anesthesia and is done in an open environment thereby decreasing stress and the necessity of sedation. As a result, there is the potential for increased imaging efficacy. The QT Breast Scanner does not cause breast implant displacement or rupture.

QT Imaging’s opportunity in breast imaging is to speed the time to diagnosis for women with cancer, and to provide assurance for women who do not have the disease with a better patient experience and lower cost than the current standard of care.

[5]

See, ReportLinker, Global Breast Imaging Technologies Market to Reach $5.8 Billion by 2030 (Feb. 2, 2023), available at https://finance.yahoo.com/news/global-breast-imaging-technologies-market-192600736.html?guccounter=1&guce_referrer=aHR0cHM6Ly9kdWNrZHVja2dvLmNvbS8&guce_referrer _sig=AQAAAJGTUiAxSng9741aF3B3-AT5uFrtLSoqRIo_b38QWPbYdAjvx0aejvhKoF-p3Yvh4jZ41GAPV6VDMPuYjtfUAHqMdEQhdA5buqzcGISJDID04pNvYySjQ92AlaTPNAa99CWcRem UxEbDmGEKPetyTskvCpwcWKRA8ZIWA_2Nb3mh.

[6]

See, GrandViewResearch, Magnetic Resonance Imaging Market Size, Share & Trends Analysis by Architecture, by Field Strength, by Application (Brain & Neurological, Vascular), by End Use, by Region, and Segment Forecasts, 2022-2030, available at https://www.grandviewresearch.com/industry-analysis/magnetic-resonance-imaging-market (last visited Feb. 10, 2023).

[7]

NIH, National Cancer Institute, Dense Breasts: Answers to Commonly Asked Questions (“Breasts contain glandular tissue, fibrous connective tissue, and fatty breast tissue. Breast density is a term that describes the relative amount of these different types of breast tissue as seen on a mammogram. Dense breast tissue has relatively high amounts of glandular tissue and fibrous connective tissue and relatively low amounts of fatty breast tissue.”), available at https://www.cancer.gov/types/breast/breast-changes/dense-breasts (Mar. 29, 2023).

There are three primary technologies within this non-ionizing segment: Automated Breast Ultrasound Systems or ABUS; Breast Ultrasound Tomography Systems; and Photoacoustic Imaging.

Automated Breast Ultrasound Systems (ABUS)

The ABUS segment is the largest and is expected to grow at a CAGR of 16% worldwide over the next five years, with more than 2,000 installations in place and a market value of $850 million by 2024.8 This growth will be driven by the advantages inherent in ABUS: quick turnaround time, affordability of devices, ease of device deployment, accurate diagnostic results, and operations without continuous operator monitoring. In addition, contextual factors including rising health awareness, government advocacy for breast cancer awareness, and an increasing prevalence of breast cancer will contribute to the expansion of this market.

ABUS technologies typically use a reflection transducer9 (5-15 MHz) in a “motorized” arrangement. The major developers of such systems include: 1) the Acuson S2000 ABVS (sold by Siemens); 2) the Invenia System (sold by GE Healthcare); 3) a manual video loop AWBS System (sold by Sono-Cine); and 4) a motorized single transducer Sofia System (sold by Hitachi.). All of these systems produce B-mode reflection images10.

Breast Ultrasound Tomography Systems

These technologies use traditional reflection transducers11 in an “array” configuration around the breast: 1) Mastoscopia (Greece); 2) the KIT system (research only) from Karlsruhe University in Germany; and 3) the Delphinus System.

[8]

See, MarketResearch, Automated Breast Ultrasound System Market Size Outlook in 2023 and Beyond: Market Trends, Insight, Growth Opportunities, Market Share and Forecasts by Types, Applications, Countries and Companies to 2023 (Feb. 2023), available at https://www.marketresearch.com/VPA-Research-v4245/Automated-Breast-Ultrasound-System-Size-33347813/.

[9]

A medical reflection transducer, also known as an ultrasound transducer, is a device that converts electrical energy into sound waves, and the back again into electrical energy. It is used in medical imaging to produce images of internal organs and tissues in the body, and it is used in various medical imaging techniques such as ultrasound, echocardiography and Doppler imaging. See, e.g., ECG & ECHO Learning, The Ultrasound Transducer, available at https://ecgwaves.com/topic/the-ultrasound-transmitter-probe/ (last visited Apr. 4, 2023); see also, FDA, Ultrasound Imaging Sept. 28, 2022), https://www.fda.gov/radiation-emitting-products/medical-imaging/ultrasound-imaging.

[10]

B-mode ultrasound, also known as 2D ultrasound, is a type of ultrasound imaging where “a linear array of transducers simultaneously scans a plane through the body that can be viewed as a two-dimensional image on screen.” See, NIH, National Library of Medicine, Carovac A., Smajlovic F., Junuzovic D., Application of Ultrasound in Medicine, 19(3) Acta Inform Med. 168-171 (Sept. 2011), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3564184/.

[11]

Medical reflection transducer, also known as an ultrasound transducer, is a device that converts electrical energy into sound waves, and the back again into electrical energy. It is used in medical imaging to produce images of internal organs and tissues in the body, and it is used in various medical imaging techniques such as ultrasound, echocardiography and Doppler imaging. See, e.g., ECG & ECHO Learning, The Ultrasound Transducer, available at https://ecgwaves.com/topic/the-ultrasound-transmitter-probe/ (last visited Apr. 4, 2023); see also, FDA, Ultrasound Imaging Sept. 28, 2022), https://www.fda.gov/radiation-emitting-products/medical-imaging/ultrasound-imaging.

Photoacoustic Imaging

Photoacoustic imaging systems utilize lasers to excite tissues and produce acoustic energy that subsequently create images of the breast vasculature.12 Such systems include both photoacoustic tomography (“PAT”) and photoacoustic imaging (“PAI”) systems. While the PAT systems allow volumetric imaging by reconstructing stacks of 2D images, the PAI systems only allow superimposition of photoacoustic signal information on top of conventional B-mode ultrasound. Note that in comparison to ultrasound, photoacoustic imaging systems inherently lack the ability to image the tissue anatomy and essentially only image the vasculature (i.e., blood, which is a strong absorber of light). For PAT systems, there is no clinical trial data available (to our knowledge) and no PAT systems have been approved for clinical use. For PAI systems, the Imagio Breast Imaging has been used in clinical trials and is FDA cleared to be used as an adjunct to conventional handheld breast ultrasound.

All of these technologies face challenges to expansion, including FDA clearances and insurance reimbursement. However, the shortcomings of other imaging methods such as ionized radiation exposure, high costs and deployment challenges of MRI, and the inefficiency of mammography in detection of cancer in women with dense breasts, are sufficiently compelling for industry to address these obstacles, and these shortcomings will continue to create an opportunity for development and commercialization of advanced screening systems such as QT Imaging’s.

To our knowledge at the time of filing this proxy statement/prospectus, we are not aware of any technologies approved for primary screening clearance by the FDA except for various types of technology related to X-ray mammography.

Future Market Opportunities

While QT Imaging’s short-to-medium term focus will be on breast scanning, future products will open additional markets. QT Imaging’s Open Partial Angle Scanner concept, which is currently under development, is expected to provide entry into the global orthopedic medical imaging market, which is estimated to be $7.3 billion by 202513.

[12]

Breast vasculature refers to the blood vessels that supply and drain blood from the breast tissue. The breast is a highly vascularized organ, and the blood supply comes from a network of arteries and veins that run throughout the breast tissue. See, NIH, National Library of Medicine, Yusuf S. Khan, Hussain Sajjad, Anatomy, Thorax, Mammary Gland, available at https://www.ncbi.nlm.nih.gov/books/NBK547666/ (last updated July 25, 2022).

[13]

See, MarketWatch, Orthopedic Medical Imaging Market Size Analysis between Two International Players through Business Aspects Way 2026 (Feb. 6, 2023), available at https://www.marketwatch.com/press -release/orthopedic-medical-imaging-market-size-analysis-between-top-international-players-through -business-aspects-way-2026-2023-02-06.

QT Imaging Products & Product Road Map

QT Imaging Current Products

QT Imaging Proposed Products Under Development

QT Breast Scanner

The Need: A safe, painless imaging device that provides conclusive breast health assessment

Background:

Breast cancer is the most commonly diagnosed women’s cancer in the United States, according to the National Cancer Institute. The American Cancer Society estimates that in 2022, 287,850 women in the United States have been diagnosed with invasive and in situ (early stage) breast cancer, and breast cancer has claimed the lives of 40,920 women. 14 The American Cancer Society further estimates that one out of every eight women will develop breast cancer at some point during her life and one in every 42 women who turns 50 today will have a diagnosis of breast cancer before she turns 60.

There are several dominant screening and diagnostic technologies that are used both independently and dependently to locate cancers at an early stage and improve treatment outcomes. Each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations. Screening methods and technologies include: (i) breast self-examination and clinical breast examination; (ii) mammography, including screening mammography, diagnostic mammography, and mammography with computer aided detection; (iii) HHUS and (iv) MRI.

Mammography is the dominant imaging modality in today’s standard of care. The American Cancer Society recommends that women of average risk have the option to begin mammography at age 40, get mammograms every year from age 45-54, and have mammography every other year starting at age 55.15 Despite those recommendations, only 65% of women over 40 in the United States have had a mammogram in the previous two years, and only 58% of women between 40 and 49 had a mammogram in the previous two years,16 even though screening mammography is 100% covered under the Affordable Care Act. This is in part due to the limitations of mammography, both in terms of sensitivity and reliability for dense breast tissue, where 10-15% of cases have inconclusive results requiring further testing, as well as concerns about safety. Mammography is also problematic in women who have breast implants. For these women, problems include painful mammograms, delayed detection of cancer from interference in imaging breast tissue, and an unwillingness to perform mammograms due to fear of implant rupture, dislocation or capsular contracture.

QT Imaging’s goal is to provide highly accurate, 100% safe and painless breast imaging that can be used to:

1) identify cancer early to minimize invasiveness and increase effectiveness of treatment; and

2) eliminate unnecessary intervention (additional imaging and biopsies) for women with benign breast conditions, most notably cysts.

The Product, QT Breast Scanner

The QT Breast Scanner is a fixed, mechanical scanner used to evaluate the breast without the use of either ionizing radiation or compression associated with mammography, or the injections required for breast MRI. With the QT Breast Scanner, the patient lies comfortably on a table which contains an opening through which the breast is placed in a warm water bath (see Image 1) and gently immobilized using a magnetic retention pad fixed to a magnetic rod.

[14]	See, American Cancer Society, Breast Cancer Facts & Figures, available at https://www.cancer.org/research/cancer-facts-statistics/breast-cancer-facts-figures.html (last visited Feb. 10, 2023).
[15]

See, American Cancer Society, American Cancer Society Recommendations for the Early Detection of Breast Cancer, available at https://www.cancer.org/content/cancer/en/research/infographics-gallery/breast-cancer-screening-guideline.html (last visited Feb. 10, 2023).

[16]	U.S. Department of Health and Human Services, “Health, United States, 2016”, Table 70.

The QT Breast Scanner

Image 1

Surrounding the warm water bath is a dual modality reflection and transmission ultrasound array that rotates 360 degrees around the breast (see Image 2 & Image 3) to produce 3D images. The ultrasound array produces low energy, low frequency sound waves (non-radiation “pressure waves”) through the breast and reflecting from the breast, with both collecting volumetric (3D) data. Reflection data is collected on the transducer facing side, and the transmission data is collected on the back side of the breast. The transmission data quantitatively measures the velocity of these pressure waves through the breast. This information can be used to generate a true 3D image of the breast and all its tissues. The QT Breast Scanner differs from the handheld ultrasound used in breast imaging in that it utilizes reflection and transmission data from low-frequency sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the breast and acquiring in true 3D a very accurate rendering of the breast tissue. The QT Breast Scanner provides sub-millimeter, high-definition, image resolution enabling identification of normal and abnormal breast structures and the accurate depiction of the precise shape and location of findings. The technology uniquely quantifies breast density using transmission information to further personalize a patient’s management recommendations. Surface-to-volume ratios and volumetric doubling time growth rate characteristics can be calculated to determine significance of lesions and improve specificity of the ultrasound.

The transducer array in the water bath Image 2	Schematic of rotating ultrasound transmitter Image 3

The QT Breast Scanner creates true 3D images of the patient’s breast viewable in the Quantitative Transmission Ultrasound Viewer (known as QTviewer®), a software product designed for healthcare professionals to view the transmission (speed of sound) and reflection images. This application can display correlated Digital Imaging and Communications in Medicine (“DICOM®”) images in multiple orientations (coronal, sagittal, and axial). QTviewer can manipulate image views and analyze pixel data with various functions. The QTviewer has additional functionality which enables the user to measure mass size and volume as well as fibroglandular tissue volume.17

Image 4 below is a still image of the viewer for a patient with a cyst. The transmission (top 3 panels) and reflection (bottom 3 panels) images as seen in coronal, axial, and sagittal representations.

Image 4

The QT Breast Scanner is the current version of the QT Breast Scanner and is FDA-cleared “for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The device is not intended to be used as a replacement for screening mammography.”18

The QT Breast Scanner has current applicability as a supplementary imaging device (not as a replacement for screening mammography); near-term applicability for determining breast density, measuring mass size and growth, and diagnosing lesions using artificial intelligence; and medium- to long-term applicability for breast screening as shown in Table 1.

Use of the QT Breast Scanner	Value it Adds	QT Timeframe*
Supplementary imaging	Adjunct to screening mammography (not a replacement), particularly for women with dense breasts to identify masses missed by mammography or provide additional information on masses seen, with the potential to reduce unnecessary procedures	Current

Fibroglandular Tissue Volume & the Ratio of Fibroglandular Tissue Volume to Total Breast Volume	Ability to quantify this ratio (a risk factor for breast cancer), without compression or radiation of mammography	Current

[17]

See, American Association for Cancer Research, R. Natesan, J. Wiskin, S. Lee, B. H. Malik, Quantitative Assessment of Breast Density: Transmission Ultrasound is Comparable to Mammography with Tomosynthesis (Dec. 3, 2019), available at https://aacrjournals.org/cancerpreventionresearch/article/12/12/871/47203/Quantitative-Assessment-of-Breast-Density.

[18]	U.S Department of Health and Human Services, Food and Drug Administration, 510(k) number K162372.

Use of the QT Breast Scanner	Value it Adds	QT Timeframe*

Mass Size and Growth	Ability to measure response to treatment and assess mass stability	Short term

A.I.-Based Mass Diagnostics	Reduce unnecessary procedures (biopsies, additional imaging) by identifying lesion type	Short term

Screening for High-Risk Young Women	Provide young women a safe, comfortable, accurate method to screen for breast cancer	Medium term

Alternative to Screening Mammography	Provide all women a safe, comfortable, accurate method to screen for breast cancer	Long term

Table 1

*

Note: the foregoing is based on QT Imaging’s current estimates and the timeframe is subject to change due to various factors, including those described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus.

Breast Scanner Clinical Images

The images below (Image 5 and Image 6) compare an artist’s depiction of the normal breast anatomic features (top) and images rendered by the QT Breast Scanner known as a QTscan® image of a normal human breast (below) showing the skin, fat, breast duct and glandular (terminal) units of the living breast. The Cooper’s ligaments, ducts, and glandular structures are not visible in conventional breast screening imaging.

Schematic anatomy of the breast

Image 5

Transmission (left) and reflection tomograms of the breast. The white and black squares in the speed of sound image (left) mark fat and glandular tissue, respectively. Single and double black arrows mark ductal tissue and skin, respectively. Reflection image (right): Single white arrows mark the connective tissue identified as Cooper’s ligaments.

Image 6

Two key metrics in breast imaging are sensitivity and specificity. Mammography has well-recognized challenges with sensitivity in dense breasts. Image 7 below compares the same breast across different imaging modalities. In addition to demonstrating differences in image quality across modalities, it represents a case where a mass was not visible on mammography but is visible on the MRI and QTscan.

Image 7

QT Imaging recently conducted a mini study looking specifically at the ability of its technology to identify masses in dense breasts compared to mammography. Forty cases were selected in which there was a finding on the QTscan. The cases were selected from a “Case Collection Study to Determine the Accuracy, Call Back and Cancer Detection Rates of QT Ultrasound in Breast Imaging (ACCRUE)” sponsored by QT Ultrasound LLC. This is available at ClinicalTrials.gov Identifier: NCT03052166. Two cases were subsequently excluded as there was not a corresponding mammogram, leaving 38 cases for comparison. The ACCRUE study was a prospective, multicenter, multi-arm case collection study which followed an adaptive design with an initially planned total enrollment of approximately 600 cases to include both benign and malignant cases, representative of all tissue densities. The study type was observational with an actual enrolment of 755 participants starting in April 2017. The end date was initial December 31, 2019, but actual completion date was January 1, 2020. There were three cohort groups: Cohort A- The group of asymptomatic subjects who have been given BI-RADS 1 or 2 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Cohort B- The group of asymptomatic women who have been given BIRADS categories 4 or 4a, 4b, 4c or 5 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Cohort C - The group of women who have been given BI-RADS categories 1, 2, 3, 4 or (4a, 4b, 4c), 5 or 6 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Subjects are assigned to Cohort C when it has been determined they cannot be assigned to Cohort A or Cohort B. The mammograms were interpreted by board-certified breast radiologists. In 32 of those cases, abnormalities identified using the QTscan were not identified on the mammogram. Image 8 (following) is one of those cases, where a solid mass was identified on the QTscan but not visible on the mammogram. The scope, size and design of these clinical studies are conducted in accordance with the provisions of the International Conference on Harmonization Guidelines for Good Clinical Practice and the Declaration of Helsinki. In some instances, QT Imaging or one of its affiliates sponsored or designed the clinical studies and QT Imaging employees analyzed or authored the results, findings, or articles. This was an exploratory study of limited scope in order to determine if further studies were warranted. The study was not powered for statistical analysis, but provided information to support a broader study. The full studies are available at www.qtultrasound.com/dense-breast-mass/.

Example of a QT imaging mass (right) not seen on x-ray mammography (left)

Image 8

Some of the following additional studies were not conducted by QT Imaging or specifically related to the QTscan. However, QT Imaging or one of its affiliates sponsored or designed the clinical studies or QT Imaging employees analyzed or authored the results, findings, or articles which are generally applicable to QT Imaging or the QTscan.

1.

M.P. Andre, C Barker, N Sekhon, J Wiskin, D Borup, K. Callahan: Pre-clinical experience with full-wave inverse scattering for breast imaging: Sound speed sensitivity, Acoustical Imaging 29:73-80, Springer, Dordrecht, 2009.

The Andre et al study was a pilot clinical study not conducted by QT Imaging and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

2.

J. Wiskin; D. Borup; S. Johnson; M. Berggren; D. Robinson; J. Smith; J. Chen; Y. Parisky; John Klock, ‘Inverse scattering and refraction corrected reflection for breast cancer imaging’, Jan D’hooge; Stephen A. McAleavey, Eds., Proc. SPIE, 7629, 2010.

The Wiskin et al study was a pilot clinical study involving the participation of Dr. Klock. There is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

3.

Pellegretti, P, S Dellepiane, M. Vicari, M. Zani, M. Weigel, D. Borup, J. Wiskin, U. Saueressig, E. Kotter, and M. Langer A Clinical Experience of a Prototype Automated Breast Ultrasound System Combining Transmission and Reflection 3D Imaging, UFFC 2011-IEEE International Ultasonics Symposium Oct. 18-21, 2011, Session P3Ab, b Tomography.

The Pellegretti et al study was a pilot clinical study not conducted by QT Imaging and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

4.

Andre, M. PhD, James Wiskin, PhD, Haydee Ojeda-Fournier, MD, Linda Olson, MD, David Borup, PhD, Melissa Ledgerwood, B.S., Steven Johnson, PhD, “Quantitative 3D Whole Breast Imaging with Transmission and Reflection Ultrasound” AAPM Ultrasound Imaging Symposium Breast Imaging and Guidance of Interventions

This Andre et al study was a pilot clinical study not conducted by QT Imaging and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

5.	J. Wiskin, D. Borup, K. Callahan, Y. Parisky, J. Smith, M. André, S. Johnson, Inverse scattering Results, Acoustical Imaging 30, pp. 61-68, Springer, Dordrecht, 2011.

This Wiskin et al study was a pilot clinical study not conducted by QT Imaging and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

6.

Andre, M, J. Wiskin et al., AIUM Annual Convention, New York, 2011, “Quantitative 3-Dimensional Whole-Breast Imaging With Transmission and Reflection Ultrasound”, Advanced Breast Imaging Symposium, Moderators: M. Andre and P. Carson, Ph.D.

This Andre et al study was a pilot clinical study not conducted by QT Imaging and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

7.

John C. Klock, Elaine Iuanow, BilalMalik, Nancy A. Obuchowski, JamesWiskin, and Mark Lenox. Anatomy-Correlated Breast Imaging and Visual Grading Analysis Using Quantitative Transmission Ultrasound. International Journal of Biomedical Imaging Volume 2016, Article ID 7570406, 9 pages http://dx.doi.org/10.1155/2016/7570406

This Klock et al study was a comparative clinical study of QT Breast Imaging vs standard X-ray mammography done at the request of the FDA, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

8.

Bilal Malik Ph.D.*, John Klock M.D., James Wiskin Ph.D., and Mark Lenox Ph.D. Objective breast tissue image classification using Quantitative Transmission ultrasound tomography. Nature Sci. Rep. 6, 38857; doi: 10.1038/srep38857 (2016). https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5146962/

This Malik et al study was a comparative clinical study of QT Imaging vs standard tissue pathological analysis to determine the precise structure/image correlations of QT Breast Imaging. The study was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

9.

Elaine Iuanow, MD, Kathleen Smith, MBA, Nancy A. Obuchowski PhD†, Jennifer Bullen MS† and John C. Klock, MD. Accuracy of Cyst vs. Solid Diagnosis in the Breast Using Quantitative Transmission (QT) Ultrasound. Academic Radiology 2017 Vol 24:1148-1153; doi: 10.1016/j.acra.2017.03.024. Epub 2017 May 23; PubMed ID 28549870. Academic Radiology has posted the study in full for free. http://www.healthimaging.com/topics/womens-health/breast-imaging/and-coming-ultrasound-technology-shows-prowess-mammography-adjunct.

This Iuanow et al study was a comparative clinical study of QT Imaging vs standard tissue biopsy analysis to validate the structure/image correlations of QT Breast Imaging, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

10.

John C Klock, Elaine Iuanow, Kathleen Smith, Nancy A and Obuchowski Visual Grading Assessment of Quantitative Transmission Ultrasound Compared to Digital X-ray Mammography and Hand-held Ultrasound in Identifying Ten Breast Anatomical Structures. BAOJ Clinical Trials 3: 015. (2017). https://bioaccent.org/clinical-trials/clinical-trials15.pdf

This Klock et al study was a comparative clinical study of QT Breast Imaging vs standard X-ray mammography and breast examination using handheld ultrasound done at the request of the FDA, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

11.

Bilal Malik, Alyson Terry, John Klock and Mark Lenox. Sensitivity of Quantitative Transmission ultrasound to detection of microcalcifications. SPIE (International Society for Optics and Photonics) Meeting Houston Texas February 20, 2018.

This Malik et al study was a pilot clinical study involving the participation of Dr. Klock. There is no comparator. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

12.

Malik B, Klock JC. Breast Cyst Fluid Analysis Correlations with Speed of Sound Using Transmission Ultrasound , Academic Radiology 26:76-85, Jan 2019 https://www.sciencedirect.com/science/article/pii/S1076633218301788

This Malik et al study was a comparative clinical study of QT Imaging vs standard tissue biopsy chemical and cytological analysis to validate the structure/image correlations of QT Breast Imaging,

therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

13.	J Wiskin, B Malik, R Natesan, M Lenox. Quantitative Assessment of Breast Density Using Transmission Ultrasound Tomogaphy. Medical Physics VolXXX https://doi.org/10.1002/mp.13503

This Wiskin et al study was a comparative clinical study of QT Imaging vs standard breast density measurements using X-ray mammography to validate the software used to determine breast fibroglandular volumes in women. It was not a clinical outcome study. The number of participants was fewer than 30. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

14.

Natesan R, Wiskin JW, Lee S, Malik B. Quantitative assessment of breast density: transmission ultrasound is comparable to mammography with tomosynthesis. Cancer Prevention Research 12:871-826 2019. Doi: 10.1158/1940-6207.CAPR-19-068 https://cancerpreventionresearch.aacrjournals.org/content/early/2019/10/23/1940-6207.CAPR-19-0268

This Natesan et al study was a comparative clinical study of QT Imaging vs standard breast density measurements using X-ray mammography to validate the software used to determine breast fibroglandular volumes in women. It was not a clinical outcome study. The number of participants was fewer than 50. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and the statistical analysis was a Pearson Correlation Coefficient of QT fibroglandular volume versus the Volpara breast volume as shown below:

15.

Wiskin, J., Malik, B., Borup, D. et al. Full wave 3D inverse scattering transmission ultrasound tomography in the presence of high contrast. Sci Rep 10, 20166 (2020). https://doi.org/10.1038/s41598-020-76754-3.

This Wiskin et al study was a comparative clinical study of QT Imaging vs standard MRI imaging of human knees. to validate the performance of QT Imaging to standard orthopedic MRI imaging. It was not a clinical outcome study. The number of participants was fewer than 30. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

16.

Wiskin J, Malik B, Ruoff C, Pirshaffiey N, Klock J. Whole body imaging using low frequency transmission ultrasound. Academic Radiology 2023 https://www.academicradiology.org/article/S1076-6332(23)00033-8/fulltext.

This Wiskin et al study was a comparative clinical study of QT Imaging vs standard 3-Tesla MRI imaging of 4 neonatal piglets as surrogates for human newborn infants. This study was done to validate the performance of QT Imaging to standard MRI imaging. It was not a clinical outcome study. This was a piglet study. No statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images and with MRI images.

17.

Bilal Malik, PhD, Elaine Iuanow, MD, John Klock, MD. An Exploratory Multi-reader, Multi-case Study Comparing Transmission Ultrasound to Mammography on Recall Rates and Detection Rates for Breast Cancer Lesions. Academic Radiology Vol 29 – Supplement 1 S10-S18, Jan 1, 2022 . doi:https://doi.org/10.1016/j.acra.2020.11.0.11 and https://www.academicradiology.org/article/S1076-6332(20)30646-2/fulltext

In this Malik et al study, three-dimensional Quantitative Transmission (QT) ultrasound imaging was used for the detection and diagnosis of breast cancer. QT ultrasound has high resolution and high contrast to noise ratio, making it effective in evaluating breast tissue. This study compared radiologists’ performance of noncancer recall rates and lesion detection rates using QT Ultrasound versus full-field digital mammography (FFDM) in a cross section of female subjects. In this multi-reader multi-case (MRMC) study, we examined retrospective data from two clinical trials conducted at five sites. All subjects received FFDM and QT scans within 90 days. Data were analyzed in a reader study with full factorial design involving 22 radiologists and 108 breast cases (42 normal, 39 pathology-confirmed benign, and 27 pathology-confirmed cancer cases). The main results used a random-reader random-case analysis adjusted for location bias performed after a primary predefined random-reader fixed-case analysis. The readers’ mean rate of detecting lesions of any type was 4% higher (p-value > 0.05) with QT imaging. The mean non-cancer recall rate improved significantly, showing a decrease of 16% with QT (p-value > 0.03), at the expense of a 2% decrease in the mean cancer recall rate (p-value > 0.05) in comparison to FFDM. Combining performance on cancer and noncancer recall rates, the mean area under the receiver operator curve of confidence scores improved significantly by 10% with QT (p-value = 0.01). This MRMC study indicated that QTscan improves non-cancer recall rates without substantially affecting cancer recall rates.

STATISTICAL ANALYSIS - The data were analyzed for the entire cohort of 108 breast cases (42 normal, 39 pathology-confirmed benign, and 27 pathology-confirmed cancer cases) using two general approaches: a random-reader fixed-cases (RRFC) analysis and a random-readers random cases (RRRC) analysis. RRFC analysis generalizes to the population of readers, but is specific to the particular case set and is termed random-reader fixed-cases analysis. In comparison, RRRC analysis generalizes both the case set and the population of readers. The RRRC analysis was expected to provide results more generalizable to new readers reading new cases, but with wider confidence levels compared to the RRFC analysis.

For both approaches, performance comparisons between QT and FFDM were summarized in terms of mean differences between readers and 95% confidence intervals (CI) for these differences with p-values determining the degree of statistical significance. The performance metrics included non-cancer and cancer recall rates and detection rates for all lesions. In addition, the study analyzed the mean area under the receiver operator curve (ROC-AUC) based on the readers’ confidence scores as a statistically efficient approach to evaluating the cancer and noncancer performance metrics combined into a single measurement. These analyses were performed according to the method of Obuchowski &

Rockette with Hillis adjustment to the degrees of freedom. The RRRC analysis of ROC-AUC was performed with the software package ORDBM MRMC 2.5, written by Stephen L, Kevin M. Schwartz, and Kevin S. Berbaum. The trapezoidal/Wilcoxon method for curve fitting and jackknifing for the covariance estimation were used in the analysis. All other statistical analyses were performed in the statistical computing environment R version 3.4.0 or higher. No statistical adjustments were made for multiple analyses. The ground truth was established by one-year follow-up mammogram results for the normal cases and pathology results for the benign and cancer cases. All RRFC and RRRC results were adjusted post-hoc for location bias, considering recalls as correct only when the decisions were based on the correct ground-truth lesions. This adjustment is indicated because the severity of location bias is dissimilar for the two imaging modalities. Therefore, the study was adjusted for location bias to avoid favoring the modality with higher false-positive rates.

Leveraging the speed of sound attribute of transmission ultrasound, the QTscan offers advantages in specificity as well. Image 9 below compares the same breast on mammography and the QTscan. While the mass may be visible in mammography, mammography cannot be specific about whether the mass is malignant or benign. The QTscan identifies the mass as a benign cyst based on speed of sound as well as morphology.19

Example of a cyst visible on the QTscan (right) not sees on x-ray mammography (left)

Image 9

[19]

See, HealthImaging, Up-and-coming Ultrasound Technology Shows Prowess as Mammography Adjunct (May 24, 2017), available at https://healthimaging.com/topics/medical-imaging/womens-imaging/and-coming-ultrasound-technology-shows-prowess-mammography (providing a link to Academic Radiology, through which the study is accessible free of charge at https://www.academicradiology.org/article/S1076-6332(17)30207-6/fulltext).

Image 10 below is a case of lobular carcinoma. As with the previous cases, note that the QTscan offers comparable image quality and diagnostic information as an MRI, but without the high cost associated with MRI or patient experience issues associated with claustrophobia or injection.

Example of a cancer not seen on x-ray mammography (far left), hand-held ultrasound (middle left) and non-enhancing on MRI with gadolinium injection (middle right) is clearly visible in the QTscan (far right).

Image 10

While the preceding cases describe and demonstrate certain advantages of the QTscan, due to limitations in print quality, case studies are best viewed on a high-quality monitor. Please visit the QT Imaging website to view additional case studies and image comparisons—https://www.qtultrasound.com/casestudies/.

Description of Future Products and Services

QT Imaging believes that its Open Partial Angle Scanner concept, under development, will provide entry into the global orthopedic and infant medical imaging markets as described below. The following discussion and description of product candidates and their respective potential applications and uses is a discussion of QT Imaging’s future products and product candidates, all of which are still in development stages and QT Imaging can provide no assurance regarding when, if ever, these products and product candidates may be brought to market, or when, if ever, QT Imaging would seek FDA premarket clearance or approval of a PMA application. As such, the discussion below contains information that is forward-looking in nature and investors are cautioned not to place undue reliance on these forward-looking statements.

Proposed QT Orthopedic Scanner

The Need—In-office orthopedic and extremity imaging joint and internal soft tissue diagnosis

Background:

QT Imaging believes musculoskeletal conditions are the most common reasons for doctor visits, lost productivity, and disability in the United States. Among these, arthritis (osteoarthritis and rheumatoid arthritis) and back or spinal problems are the first and second leading causes of disability among adults. As the U.S. adult population ages, the prevalence of these conditions appears to be increasing, resulting in concomitant increases in healthcare resource utilization. According to the American Productivity Audit, pain of musculoskeletal origin (including back-pain, arthritis-related pain, and pain due to other musculoskeletal conditions) was reported by

7.2% of the workforce as having occurred over the previous two weeks.20 The knee is the most commonly injured joint by adolescent athletes with an estimated 2.5 million sports-related injuries presenting to emergency departments (“EDs”) annually.21 Additionally, there are more than one million joint replacements per year in the U.S. with over 790,000 knee replacements done by physicians.

The differential diagnosis of nonspecific musculoskeletal complaints is challenging, and the use of imaging modalities is often required to establish a diagnosis, guide treatment, or monitor disease progression. MRI is a widely used medical technology and is often employed as the preferred imaging tool for disorders of the musculoskeletal system, as it can better delineate soft tissue structures than either plain X rays or CT despite being costlier and having a longer procedural time compared with CT. Currently there is no optimal imaging technology for imaging implanted orthopedic prosthetic devices. MRI and CT scanners produce confounding artifacts that make these devices less than satisfactory for this application. As previously discussed, CT employs ionizing radiation and MRI frequently requires heavy-metal injection. In addition, the closed environment of an MRI is challenging for many patients and intolerable for others.

Ultrasonography is a noninvasive imaging modality used for the assessment of the musculoskeletal system. It can provide clinically useful information on a wide range of pathologic conditions affecting components of the knee joint, including the tendons, ligaments, muscles, synovial space, articular cartilage, and surrounding soft tissues. Color and power Doppler techniques can be used to measure neovascularization within the synovial lining of the joints, tendons, and soft-tissue masses. The advantages of ultrasound include low cost, portability, real-time assessment, no radiation and facilitated side-by-side comparisons. Its major disadvantage is its operator-dependence: it requires trained experienced hands with appropriate high-resolution equipment. Ultrasound examinations of the knee joint are usually performed using a high-frequency linear transducer (7.5–12 MHz). It is mostly used to diagnose tendon, ligament or muscle injury and cartilage and meniscal lesions.

The Proposed Products—QT Imaging Platform for extremity, infant, and whole-body imaging

The proposed QT Orthopedic Scanner for Extremity Imaging (Image 11 and Image 12) will use the open, partial angle configuration with the same platform technology as the QT Breast Scanner. Using transmission and reflection ultrasound, the system generates high definition (sub-millimeter) extremity images that provide unique visual information about the physical structures within the human musculoskeletal system. The new image information is expected to provide a safe (no radiation or injection), effective, inexpensive, and non-invasive diagnostic imaging tool for assessing musculoskeletal health. With the QT Orthopedic Scanner, the patient sits comfortably on a chair in front of the scanner that contains an opening through which the arm or leg is placed. The extremity is gently immobilized using an inflatable rubber cuff. On the other side of the rubber cuff there is a warm water bath with an ultrasound armature that rotates 325 degrees around the extremity to produce 3D images. The QT Orthopedic Scanner will differ from conventional ultrasound in that it will utilize reflection and transmission data from sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the bones and muscles and any prosthetic devices and generating a true 3D rendering of the extremity. The QT Orthopedic Scanner will provide sub-millimeter image resolution called a QTscan which will enable identification of normal and abnormal structures and the accurate depiction of the precise shape and location of findings.

[20]	See, JAMA, Lost Productive Time and Cost Due to Common Pain Conditions in the US Workforce (Nov. 12, 2003), available at https://jamanetwork.com/journals/jama/fullarticle/197628.
[21]

See, American College of Rheumatology, Joint Replacement Surgery, available at https://www.rheumatology.org/I-Am-A/Patient-Caregiver/Treatments/Joint-Replacement-Surgery#:~:text=Approximately%20790%2C000%20total%20knee%20replacements,in%20any%20area %20of%20medicine (last visited Feb. 10, 2023).

The proposed QT Orthopedic Scanner being applied to hip imaging

Image 11

The proposed QT Orthopedic Scanner being applied to shoulder imaging

Image 12

Image reconstruction of the ultrasound data is done with proprietary partial-angle segmentation software that uses the quantitative speed of sound data to highlight specific tissues for 3D visualization called a QTscan as shown in Image 13.

Volume reconstructions of the knee from QTScan data

Image 13

Clinical Images

In response to a request by the FDA to include Visual Grading Analysis studies in our applications, QT Imaging has conducted an analysis comparing the image quality of the QTScan to MRI in which readers independently scored the image quality of 10 anatomical knee structures with MRI and the QTscan. In this Visual Grading Analysis, readers scored the transmission ultrasound images as equivalent or better than the MRI imaging in more than 90% of knees structure images reviewed. Image 14 below shows the QTScan of the knee (left) next to the MRI imaging of the knee (right). Note the higher contrast in the QTscan compared to the MRI. This exercise was conducted as part of our FDA application process and has not been published.

QTScan (left) and MRI imaging (right) of a human knee

Image 14

The following, Image 15 shows QTScan of the same knee from different views. Note the high contrast and detail in the QTScan image.

Image 15

Image 16 below shows QTScan of a human knee (left) compared with MRI views of the same knee (right). Note the higher contrast and detail in the QT image.

QTScan (left) and MRI imaging (right) of a human knee

Image 16

Image 17 below is another set of QTScan views of the same knee. Note the meniscus and cartilage detail in the QTscan images, which cannot be seen on an MRI.

QTscan of a human knee

Image 17

QT Imaging has conducted partial-angle reconstruction studies comparing the image quality of 325-degree rotation (open angle) to 360-degree (full rotation) reconstructions (Image 18). The image quality is maintained in the partial-angle reconstruction.

360-degree rotation view (left) vs partial angle reconstruction (right) of the human knee

Image 18

Advantages of proposed QT Orthopedic Scanner

Compared to existing orthopedic imaging systems such as MRI and CT, the proposed QT Orthopedic Scanner will offer the following advantages:

•	The QT Orthopedic Scanner may be faster at image acquisition, resulting in quicker diagnosis and treatment.

•	In-office and same day orthopedic imaging

•	The QT Orthopedic Scanner would not require build-out of a dedicated facility with magnetic field shielding and liquid helium supply (where needed).

•

The QT Orthopedic Scanner may be less expensive to deploy than an MRI or CT device and may be less costly to maintain because the technology is simpler in design, has less components, does not utilize ionizing radiation, helium, and we anticipate will be less expensive to manufacture and maintain.

Proposed QT Infant Scanner—Whole Body Imaging

The Need: Currently there are very limited techniques for imaging infants. The QT Infant Scanner is in the development phase.

Background:

Medical imaging is an extremely valuable tool in diagnosing infants and children but poses specific challenges that the proposed QT Infant Scanner would address. At present neonatal and pediatric imaging is severely limited as described below.

CT uses ionizing radiation, which poses greater risk for the pediatric than adult population. The risk associated with ionizing radiation is “higher than in adults. Also, children have longer life expectancy; therefore, they have a greater potential for manifestation of possible harmful effects of radiation.”22 Ionizing radiation exposure in childhood in particular raises risk of cancer, including leukemia, breast cancer, thyroid cancer and brain cancer, where higher risk is associated with exposure any time before age two23. This makes MRI preferred to CT for all but trauma evaluation.

MRI requires sedation or general anesthesia and may require injection of a heavy-metal contrast agent. The use of sedation or anesthetic drugs risks severe compromise of respiratory and cardiac function and injection of contrast is usually contraindicated in seriously ill children due to the high risk of organ failure from the administration of these contrast agents.

Finally, pediatric patients are particularly sensitive to environment given an infant or child’s inability to fully comprehend the nature and purpose of medical imaging. The presence of a parent or caregiver can increase imaging efficacy, but is limited in a closed environment (e.g., MRI) or an unsafe environment (e.g., any modality using ionizing radiation).

The proposed QT Infant Scanner will address all three of these issues as it will not require ionizing radiation or anesthesia and the open environment would allow a trusted adult to be present, decreasing the necessity of sedation and increasing imaging efficacy.

Although prior literature from QT Imaging may have indicated a specific timeframe for proof of concept and rollout, there is currently no specific timeframe for the submission of premarket notification to the FDA for approval of the QT Infant Scanner. Our submission to the FDA for all products and product candidates may depend upon a number of factors and variables, including the proposed Business Combination providing the full funding capital; the completion of the clinical prototype scanner; the results from the initial pre-clinical imaging studies and comparisons with MRI; the development of an FDA-strategy-for-submission, including but not limited to pre-sub-meetings with the FDA; determining the appropriate device classification and whether it meets criteria for a 510(k) pathway, and final preparation of the FDA application.

[22]	See, National Library of Medicine, Problems and Preferences in Pediatric Imaging (Oct. 2015), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4693383/.
[23]

WHO, Ionizing Radiation, Health Effects and Protective Measures (Apr. 29, 2016), available at https://www.who.int/news-room/fact-sheets/detail/ionizing-radiation-health-effects-and-protective-measures.

The Proposed Product—QT Infant Scanner

The imaging from the proposed QT Infant Scanner (the “Open Partial Angle Scanner”) Imaging (Image 19) will be based on the same platform transmission ultrasound technology as the breast and extremity scanners, and uses QT Imaging’s Open Partial Angle Scanner concept.

The Open Partial Angle Scanner will be applied to infant body imaging in the proposed QT Infant Scanner (concept drawing)

Image 19

Clinical Images

QT Imaging has not imaged infants but has demonstrated its ability to image the body through imaging of neonatal pigs. Comparative images for QTscan vs MRI are shown below for a neonatal pig (Image 20). Note the higher contrast and more detail in the QTscan (left).

Whole Body QTscan	Whole Body MRI Scan

Newborn piglet whole body imaging using the QT Imaging technology.

Image 20

Other anatomic detail in the newborn pig’s heart and lungs are shown in Images 21, 22, 23 and 24 using QT Imaging’s technology.

Image 21 (left), Image 22 (center) and Image 23 (right)

Piglet Lung Imaging

Image 24

QT Imaging has done partial-angle image reconstruction internal studies comparing the image quality of 325-degree rotation (open angle) to 360-degree (full rotation) reconstructions of a piglet’s pelvis (Image 25). We believe the image quality is maintained in the partial-angle reconstruction.

All views (left) vs partial angle reconstruction (right) of the piglet pelvis

Image 25

QT Imaging’s Image Guided Procedures

The Need: In addition to using the Open Partial Angle Scanner as the proposed QT Infant Scanner, it can also be used for a variety of other image guided procedures including:

•	Breast biopsy of small lesions (<5mm)

•	Orthopedic biopsy of bones, joints, muscle or connective tissues

•	Orthopedic injections

•	Stem cell injections

•	Soft tissue ablation

•	Real-time non-radiation imaging of vascular procedures

•	Angiography without radiation

•	Cryoablation for early-stage breast cancer.

Cryoablation—An example of QT Imaging’s potential contribution

Cryoablation24 is currently approved for treatment of benign and malignant soft tissue tumors by the FDA. Currently, there are no specific technologies that have FDA approval for breast tumors, although there are over 100,000 such procedures done in the U.S. annually.25,26 Eighty-five percent of breast cancer is localized at the

[24]	Cryoablation is a process that uses extreme cold to destroy abnormal tissue. According to the Mayo Clinic:

During cryoablation, a thin, wandlike needle called a cryoprobe is inserted through the skin. The cryoprobe is placed directly into the cancer. A gas is pumped into cryoprobe to freeze the tissue. Then the tissue is allowed to thaw. The freezing and thawing process is repeated several times.

Cryoablation for cancer is typically used when surgery isn’t an option. Cryoablation is sometimes used as a treatment for many types of cancer, including:

•	Bone cancer.

•	Breast cancer.

•	Cervical cancer.

•	Eye cancer.

•	Kidney cancer.

•	Liver cancer.

•	Lung cancer.

•	Prostate cancer.

Cryoablation also is used to relieve the pain and other symptoms caused by cancer that spreads to the bone, other organs or lymph nodes. It can be used to treat large tumors that can’t be treated by surgery.

See, Mayo Clinic, Cryoablation for Cancer (Dec. 22, 2022), available at https://www.mayoclinic.org/tests-procedures/cryoablation-for-cancer/about/pac-20385216

[25]	See, National Library of Medicine, Office-Based Cryoablation of Breast Fibroadenomas with Long-term Follow-up (Sept. 15, 2005), available at https://pubmed.ncbi.nlm.nih.gov/16174156/.
[26]

See, the American Society of Breast Surgeons, Consensus Guideline on the Use of Transcutaneous and Percutaneous Ablation for the Treatment of Benign and Malignant Tumors of the Breast (Oct. 16, 2018), available at https://www.breastsurgeons.org/docs/statements/Consensus-Guideline-on-the-Use-of-Transcutaneous-and-Percutaneous-Methods-for-the-Treatment-of-Benign-and-Malignant-Tumors-of-the-Breast.pdf.

time of diagnosis (62% have early stage confined to the breast and 23% have pre-cancerous In Situ carcinoma).27 Mastectomy has no advantage over local removal of breast cancer in terms of survival28 and the trend is towards less invasive or disfiguring treatments for treating the primary tumor in the breast. Cryoablation is an emerging modality of treatment with a number of different indications for use.29 Systems such as the Galil Cryoablation System30 are used in clinical practice for a variety of applications. In one study cancer recurred in only one of 180 women treated with cryoablation for low-risk breast cancers.31 There are a number of ongoing trials in this area32, and cryoablation is offered for low-risk breast cancers at more than 20 tertiary cancer centers in the U.S.33

Cryoablation of early-stage breast cancer is an exciting opportunity unique to QT Imaging. Breast cancer cells are about 20 microns wide. A 1-cm cancer has about 100 million cells, a 0.5-cm cancer has about 10 million cells, and a 1-mm cancer has about 100 thousand cells.34 QT Imaging’s imaging can see the glandular structure of the breast and can see as few as a couple of thousand cells. These cancers of several hundred thousand cells are very low risk to the woman and are also easily eliminated35. There are currently limited ways to treat these small cancers using image guided procedures. QT Imaging could offer a solution to this problem.

[27]	See, ASCO, Breast Cancer: Statistics (Jan. 2022), available at https://www.cancer.net/cancer-types/breast-cancer/statistics.
[28]

See, JAMA Network, Use of and Mortality After Bilateral Mastectomy Compared with Other Surgical Treatments for Breast Cancer in California, 1998-2011 (Sept. 3, 2014), available at https://jamanetwork.com/journals/jama/fullarticle/1900512.

[29]

See, DovePress, Cryoablation in the Management of Breast Cancer: Evidence to Date (July 23, 2019), available at https://www.dovepress.com/cryoablation-in-the-management-of-breast-cancer-evidence-to-date-peer-reviewed-fulltext-article-BCTT.

[30]	See, Boston Scientific, Cryoablation available at https://www.bostonscientific.com/en-US/products/cryoablation.html.
[31]	InterventionalNews, Cryoablation Shows Promise in Treating Low-Risk Breast Cancer (Jan. 8, 2019), available at https://interventionalnews.com/cryoablation-breast-cancers/.
[32]

U.S. National Library of Medicine, Cryoablation Therapy in Treating Patients with Invasive Ductal Breast Cancer, available at https://clinicaltrials.gov/ct2/show/NCT00723294 (last visited Feb. 10, 2023).

[33]

Healio, Cryoablation May be Promising Alternative to Surgery for Low-Risk Breast Cancer (Mar. 4, 2019), available at https://www.healio.com/hematology-oncology/breast-cancer/news/online/%7Be2c51338-c13b-44f6-8690-b01307340d21%7D/cryoablation-may-be-promising-alternative-to-surgery-for-low-risk-breast-cancer.

[34]	National Library of Medicine, Disappearing Breast Cancers (Apr. 2012), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3320224/.
[35]

See, AJR, Robert C. Ward, Ana P. Lourenco & Martha B. Mainiero, Ultrasound-Guided Breast Cancer Cryoablation, 213 Am. J. Roentgenol. 3, 716-722 (2019), available at https://www.ajronline.org/doi/10.2214/AJR.19.21329.

The Product

The product for image-guided procedures would be the Open Partial Angle Scanner augmented with enhanced software. The Open Breast Scanner is shown in Image 26 below (concept drawing).

The Open Partial Angle Scanner for Breast Imaging

Image 26

The Open Partial Angle Scanner or Open Breast Scanner will be able to operate with the same accuracy as the full 360º rotation all views breast scan, as shown below (Image 27):

All views breast reconstruction (left) vs open angle breast reconstruction (right) of the same human breast

Image 27

Furthermore, the images reconstructed of scans performed on the open-angle scanner do not show any significant artifacts in the presence of an intervening device (e.g., a needle) (Image 28).

Top view (left panel) and frontal view (right panel)

An ablation needle shown in a human cadaver breast using the QT Imaging platform

Image 28

Our People

John C. Klock, MD—Founder, Chief Executive Officer, and Chief Medical Officer

•	QT Imaging CEO, Director, and Founder of the Company

•	Co-Founder and President of BioMarin Pharmaceutical (current market cap $20 billion), which has successfully commercialized five FDA-approved drugs;

•	Scientific Founder and Vice President of Research of Glycomed (now Ligand Pharmaceutical);

•	Founding investor in Ultragenyx Pharmaceutical (current market cap $3 billion);

•	Author of 70+ peer-reviewed medical and scientific publications and eight granted patents;

•	B.S. from Louisiana State University; MD from Tulane University.

Mikel Ann “Mikie” Price—Chief Financial Officer

•	CPA (inactive);

•	Worked for 21 years at Lucasfilm Ltd. in the corporate accounting group where she was the Assistant Controller;

•

While there she was responsible for all the day-to-day accounting as well as annual audits, consolidation of 20+ legal entities, foreign production audits, system implementations and inventory of Star Wars costumes;

•	Worked for 2.5 years at Ernst & Young in the audit practice in San Francisco, where she obtained her CPA license (now inactive);

•	Graduate from UCLA with a B.S. in Mathematics and a Specialization in Computing.

Nasser C. Pirshafiey—Chief Product Officer

•	Over three decades developing products and businesses for domestic and multinational firms;

•	Creativity, innovative problem-solving skills, and entrepreneurial mindset lends to his professional, technical, and business solutions for many startups and mature companies;

•

Founded and managed two companies with the mission to provide sustainable practices to industries such as medical devices, automotive, aerospace, high-tech, consumer products, and robotics (brief client list: Johnson & Johnson, Siemens, Edwards Life Sciences, Autoliv, TRW);

•

14 granted patents and 5 patent applications filed with the U.S. patent office (of which, 3 granted patents and 1 patent application relate to the business of QT Imaging), holds a B.S. in Aeronautical Engineering from St. Louis University, Missouri, and an MBA from Northcentral University, Arizona with specialization in Entrepreneurship

•	Granted Patents related to QT Imaging:

US20190053789A1—Color coding an image for identifying anatomy using quantitative transmission ultrasound tomography

US20170143304A1—Automatic laterality identification for ultrasound tomography systems

US11170544B2—Application of machine learning to iterative and multimodality image reconstruction

•	Patent Application related to QT Imaging:

US20200170618A1—Retention and stabilization of anatomy for ultrasound imaging

Sales and Marketing

QT Imaging has undertaken some marketing initiatives outside the U.S. It currently has distribution relationships with two partners: Innovador, based in Singapore; and Freedom Ventures, a Dutch limited liability company, based in the Netherlands (see more information in “Future Business of QT Imaging Holdings—Overview of Sales and Marketing—Selectively Consider Offshore Marketing Opportunities” and “Future Business of QT Imaging Holdings—Key Agreements” below). QT Imaging will assess future sales and distribution opportunities outside of the U.S., but there can be no guarantees that QT Imaging will find additional partners on terms acceptable to QT Imaging, if at all.

QT Imaging entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Based on the successes and limitations of QT Imaging’s past and current sales and marketing strategy, QT Imaging as the Combined Company will implement in the future a sales and marketing strategy as discussed below in “Future Business of QT Imaging Holdings.”

Corporate Information

QT Imaging, Inc. was incorporated under the laws of the State of Delaware on December 31, 2020. The corporate office is located at 3 Hamilton Landing, Suite 160, Novato, CA 94949 and its telephone number is (415) 842-7250.

Employees

As of January 1, 2023, QT Imaging had 14 employees. Of these, 10 are full-time employees, 11 work in research, development, manufacturing, regulatory and operations, and 3 work in general and administrative capacities. All employees are located in Novato, CA. None of QT Imaging’s employees are represented by a labor union or are subject to a collective bargaining agreement.

Legal Proceedings

As of January 1, 2023, QT Imaging was not a party to any material legal proceedings.

FUTURE BUSINESS OF QT IMAGING HOLDINGS

The following discussion reflects the business of QT Imaging Holdings, Inc., as currently embodied by QT Imaging, Inc. In this section, “we”, “the Company” or “QT Imaging” generally refers to QT Imaging, Inc. in the present tense or to QT Imaging Holdings, Inc. or the Combined Company from and after the consummation of the proposed Business Combination.

Overview

Sales and Marketing

QT Imaging’s primary sales and marketing efforts, as QT Imaging Holdings, in the short-to-medium term will be to focus on the $3 billion breast imaging market, building up and out the orthopedic and pediatric markets, seeking FDA clearance for those QT Imaging devices being developed and launching the sales and marketing programs to support those products and initiatives.

Breast Imaging

The current standard of care for imaging in breast cancer screening, diagnosis, and treatment is far from satisfactory.

Generally, the process starts with X-ray mammography, the primary screening tool for women. Mammography uses radiation, which in sufficient cumulative doses can increase the risk of cancer; is uncomfortable to painful for patients as it involves breast compression.

Callbacks for adjunct screening and diagnosis include ultrasound, MRI, and may include biopsies. This process is expensive, time consuming, and can be trying for women. Also, the use of three imaging modalities in the process speaks to the weakness of any one in adequately screening for breast cancer.

QT Imaging’s opportunity in breast imaging is to speed the time to diagnosis for women with cancer, and to provide assurance for women who do not have the disease with a better patient experience and lower cost than the current standard of care.

While QT Imaging believes women will embrace its technology, the Company is focused on achieving clinical adoption through the medical community, which requires continuing research on the clinical efficacy of the QTscan and development of key opinion leaders (“KOLs”) who can speak to the clinical value of its machines in practice. In addition, QT Imaging must navigate the economics and price controls of the U.S. reimbursement system, as well as the economics and price controls of any foreign country in which QT Imaging’s products and product candidates may receive regulatory approval. QT Imaging is also working to expand its clearances to support marketing the device as a primary screening tool, initially for high-risk younger women and eventually for all women. Finally, even given the achievement of all of these objectives, there must be a “critical mass” of installed scanners – patients must be able to access the machines.

The Company intends to follow a staged entry into the market, beginning with clearances already in place which support its use as an adjunct to mammography and to monitor treatment. It will then use these placements as footholds from which to build presence in the medical community and acquire the data needed for additional FDA clearances and insurance reimbursement. In parallel with these efforts, the Company will explore offshore opportunities as a means of further increasing market presence and generating additional revenues.

Leverage Current Clearances to Build Presence and Awareness in the Medical Community

The current QT Breast Scanner is a Class II device subject to premarket notification and clearance under Section 510(k) of the FDCA. The QT Breast Scanner is currently cleared by the FDA under Section 5.10(k)

(which clearance was granted in June 2017) for breast imaging but not as a replacement for screening mammography – currently, the device has FDA approval and can be reimbursed in cases where additional breast imaging is necessary. This includes women who need adjunctive screening, such as: women with dense breasts or where there is a finding; high risk women below the recommended age for mammography; and women who would benefit from more frequent breast imaging, such as women undergoing treatment or women on prophylactic medication to prevent breast cancer.

A particular opportunity for QT Imaging under its current clearance is to provide a backup option for women who are recommended for a breast MRI but are unwilling or unable to have it for cost or accessibility reasons. With additional clinical data comparing the clinical efficacy of the QT Breast Scanner to MRIs, the QT Breast Scanner may become a less expensive, more patient-friendly alternative to MRIs.

Achieving clinical adoption requires building awareness and acceptance in the medical community. The first step will be to place machines with early adopters who see the benefits of the QT Imaging technology, are interested in using the device in their practice, are willing to collect data on its use, and will publish results or speak to their peers about its clinical value.

An example of this strategy in practice is the National Cancer Institute grant received in 2022 in partnership with the University of Chicago – Urbana whereby QT Imaging will place a QT Breast Scanner at St. Margaret’s Hospital in Toronto, Canada. The objective is to evaluate and measure the effectiveness of the QTscan in evaluation and monitoring cancer treatment. The results of the study will be published and would represent an independent validation of the clinical value of the QTscan with the imprimatur of a respected university, hospital, and the National Cancer Institute. QT Imaging intends to establish similar peer-review partnerships with respected medical organizations, practices and practitioners in the future.

Medical Advisory Board

QT Imaging intends to assemble a medical advisory board of respected, high-profile members of the medical community, with emphasis on radiologists, orthopedic surgeons and breast health professionals. QT Imaging will select candidates for the medical advisory board based on their professional qualifications and experience. This medical advisory board will serve two purposes:

•	Provide guidance as to how to optimize the products and services and position them to the market; and

•	Reinforce the marketing message to the medical community (e.g., “Doctors like you helped design this product.”).

The medical advisory board shall meet periodically in person or by telephone with the management of QT Imaging and/or the Combined Company Board to advise on scientific, product development and marketing matters. QT Imaging intends to enter into confidentiality and advisory agreements with members of our medical advisory board. As of the date of this proxy statement/prospectus, the management of QT Imaging and/or the Combined Company Board has not determined if there would be a medical advisory board or any compensation would be paid to the medical advisory board.

QT Imaging expects that Mammography Quality Standards Act and Program (“MQSA”) centers will be an attractive market for QT Imaging once QT Imaging has received primary screening clearance from the FDA for high-risk young women. As of October 1, 2022, there are 8,790 of these facilities across the United States.36 QT Imaging believes that QT Breast Scanners placed at these MQSA centers would offer these centers an opportunity to expand their available market by specifically appealing to younger women with dense breast tissue, while also providing an alternative for adjunctive screening.

[36]	See, U.S. Food & Drug Administration, MQSA National Statistics (Feb. 1, 2023), available at https://www.fda.gov/radiation-emitting-products/mqsa-insights/mqsa-national-statistics.

Pricing Model as Part of Sales and Marketing Strategy

QT Imaging intends to enable an institution or center obtaining a QT Breast Scanner to minimize its financial risk. QT Imaging is building into the pricing model for the QT Breast Scanner that in addition to an outright purchase of a machine, that there will be two “pay as you go” pricing models that reduce upfront cash outlay and allow an institution or center to spread costs over an extended time.

QT Imaging Current Pricing Model

MSaaS (Medical Scan as a Service)/”Per Click” Charge

•  $50,000 initial fee

•  $125/scan fee (minimum 1,000 scans after first year)

Turnkey Model (Includes Scan Interpretation)

•  $50,000 initial fee

•  $250/scan fee (minimum 1,000 scans after first year)

Note that all pricing tiers will require an annual service contract, which includes maintenance of hardware/software. In addition, purchasing custom disposables is required.

QT Imaging’s sales efforts will be supported by a direct sales organization within QT Imaging that will scale in parallel with scanner placements. Initially, the Company believes that this will be comprised of a small team of individuals with direct experience in breast imaging and with existing contacts in the industry. These individuals will not only serve to sell QT Breast Scanners but will also provide ongoing feedback on the market’s acceptance of QT Imaging’s value proposition and allow the Company to optimize its strategy on a real-time basis.

Use an Installed Base as a Platform to Expand Awareness and Produce Additional Data for Clinical Acceptance, Reimbursement, and Additional FDA Clearances

Part of the challenge of achieving clinical acceptance and adoption of QT Imaging’s technology is data that proves the efficacy of the QTscan relative to the current standard of care for breast imaging in screening, diagnosis and treatment. The rollout of QT Breast Scanners as described in the previous section will provide multiple means of collecting this data for clinicians, which can also be used to support reimbursement and expanded FDA clearances of the QT Breast Scanner as an alternative to screening mammography.

Data collection and analysis, support reimbursement and expanding FDA clearances are time-consuming, but with the help of the installations that will be accelerated through the placement programs detailed above, QT Imaging believes that it can achieve these objectives with maximum efficiency.

Selectively Consider Offshore Marketing Opportunities

QT Imaging has had some success with marketing initiatives outside the U.S. As discussed above, QT Imaging currently has distribution relationships with two partners: Innovador, based in Singapore; and Freedom Ventures, based in the Netherlands.

Innovador intends to initially market the QT Breast Scanner throughout Asia (with the exception of China, Japan and Korea, which will be marketed to under separate distribution arrangements with other companies). The

Asia market is attractive as the incidence of dense breast tissue in Asian women37 is higher than that in the U.S. women38. QT Imaging’s relationship with Innovador is a model to its future placements since Innovador is run by a medical doctor, who understands the benefits of the QT Imaging scanning technologies, as well as the challenges of bringing it to market.

Freedom Ventures intends to target Europe, the Middle East, and North Africa, based on relationships between its founder and potential customers. As the demand for QT Imaging technology in these markets matures, QT Imaging may elect to create additional relationships targeted at specific geographic areas.

These ventures may supply additional short- to medium-term revenue, and potentially may have fewer barriers than the U.S. market. While QT Imaging intends to support and grow these offshore marketing initiatives, its primary sales and marketing focus will remain on the U.S.

Market Segments

As the installed base for QT Breast Scanners expands, and as discussed above, QT Imaging intends to tailor its marketing efforts towards three segments as it builds awareness and acceptance for its imaging technology. All are important for success, and each requires its own strategy and messaging.

•

Patients. This is the end-user/consumer – the women who are dissatisfied with the current scanning model. QT Imaging intends to approach patients through multiple channels, beginning with outreach efforts to recruit key influencers and opinion leaders. These individuals would be recruited through networking and education via targeted interest groups and would become advocates of the benefits of the QT Imaging technology to their respective groups.

•

Medical Professionals/Radiologists. In addition to marketing to women, QT Imaging intends to launch an intensive campaign aimed at the medical community. This will actually be a more difficult effort than that aimed at women – from the provider perspective, the need for multiple scans and callbacks that are a negative for patients are actually seen as an economic positive as additional patient visits generate a significant amount of revenue. This is true for both institutions and radiologists, and neither have a great incentive to deviate from the current status quo.

QT Imaging has identified multiple tactics for penetrating this potential resistance in the provider group:

•	Recruit KOLs in the medical community who believe in the benefits of QT Imaging’s technology and are willing to speak out on its behalf.

•

QT Imaging has demonstrated through multiple trials that its breast scanning technology has advantages over other solutions. It intends to promote this message directly to the radiology community through seminars and trade shows.

•

In any product development and marketing effort, it is critical to involve the individuals who will actually be using the product. To this end, QT Imaging intends to enlist a board of advisors from the radiology community, specifically the breast health community. These individuals will not only provide valuable insight into how to market, and if necessary, “tweak” the QT Breast Scanner to best suit the needs of the users, but also will serve as emissaries to the medical community.

[37]

See, American Journal of Roentgenology, Mammographic Breast Density and Race (Apr. 2007), Table 1, available at https://www.ajronline.org/doi/10.2214/AJR.06.0619#:~:text=This%20study%20shows%20that%20Asians, that%20among%20Caucasians%20%5B19%5D.

[38]	See, CDC, What does it Mean to Have Dense Breasts, available at https://www.cdc.gov/cancer/breast/basic_info/dense-breasts.htm (last visited Feb. 10, 2023).

•

Teaching hospitals. In conjunction with the outreach to medical providers, QT Imaging intends to drive the acceptance of its imaging technology by introducing the QT Breast Scanner into teaching hospitals. Much like the tactics for penetrating the overall medical community, this will entail enlisting a key set of high-profile opinion leaders who are members of, or affiliated with, these institutions. This will not only allow the Company to introduce and demonstrate its superior imaging capabilities but familiarize medical students with the technology as a standard method of care to be incorporated into the breast screening regimen.

Comparison with currently available devices

[39]

A medical device articulating arm is a mechanical arm or support structure used in medical procedures to position or hold surgical instruments, cameras, or other medical equipment. The arm typically consists of several articulated segments or joints that can be adjusted and locked in place to achieve a specific position or orientation. Medical device articulating arms are commonly used in minimally invasive surgeries, such as laparoscopy or endoscopy, where precise control and positioning of instruments are essential for successful outcomes.

Differences between QT Imaging and other ultrasound technology devices

There are several differences between QT Imaging’s current and proposed devices and HHUS, ABUS, BUST, PAI, and PAT devices.

Other devices use Piezo-electric transducers that provide primarily “B-mode” poor resolution data. There is no valid true “transmission mode” since they use shear wave. Their images have reflection and compounding artifacts. Furthermore, their images are compounded 2D slices and they do not acquire the data in 3D. The resolution of their “3D” mode, “speed” images and specificity for masses is poor and their contrast-to-noise ratios are low. Their images cannot differentiate calcifications so in our opinion at least 20% of all cancers, mainly DCIS and non-invasive cancers, are missed. They have no “functional” imaging features such as doubling time to diagnose slow-growing cancers, tissue identification and specific tissue volume segmentations. There is poor reproducibility of their measurement and volume data thus they cannot follow cancer treatments or do breast density measurements.

Very few companies undertake or sponsor comparative clinical trials and what data is produced lacks clinical usefulness in terms of sensitivity and specificity. Other than Delphinus’ secondary screening trial that we are aware of, many companies have failed to do head-to-head trials against mammography for primary screening. In their current iterations their technologies are not able to do body or orthopedic imaging for future growth and development.

Of critical importance in comparing QT Imaging’s devices against other devices are factors such as their lack of FDA clearances for general screening, their lack of comparative trials for primary breast cancer screening, and the fact that their clinical resolution, presence of artifacts, and sensitivity and specificity data are not clinically useful.

Manufacturing

QT Imaging products are manufactured in Novato, California (San Francisco Bay Area). The products are designed under the FDA’s design control guidelines and manufactured in accordance with QT Imaging’s quality management system.

The QT Imaging devices are made up of custom designed components and off-the-shelf components, both of each are supplied by QT Imaging’s approved vendors in the U.S.

Currently all subassemblies are manufactured at QT Imaging and verified prior to the final assembly of the device. The controls software and image reconstruction software are loaded on the imaging devices at QT Imaging’s facility in Novato. Prior to shipping, 100% of the products are verified for functionality, performance, and safety.

QT Imaging intends to scale up its production by initially using contract manufacturers (“CM”) for building subassemblies. To further increase production throughput, QT Imaging intends to engage CMs to build complete units, where QT Imaging personnel will be responsible for final software loading (at the CM site) and verification of the completed system.

The suppliers that QT Imaging purchases from and engages with are limited to those that are approved by our Quality Assurance department, which maintains an Approved Supplier List. QT Imaging categorizes suppliers into three groups: (i) non-critical, (ii) important, and (iii) critical. For example, our “non-critical” suppliers include general distributors and/or suppliers of commercially available “off-the-shelf” items such as mechanical and electrical standard hardware, blank label stock, seals and labeling pouches, and our “important” suppliers include custom component suppliers, test facility providers and consultants.

Before a supplier is classified as “critical,” QT Imaging assesses the supplier’s: (a) specific or proprietary core competencies, (b) tooling costs and lead time, and (c) product delivery lead time. Any supplier whose processes or products are required by QT Imaging to be validated are classified as “critical.” Another factor that QT Imaging considers is the lead time to approve an alternative supplier. As of the date of this proxy statement/ prospectus, although there are various suppliers in the U.S. and abroad that can produce high quality ultrasound transducers for QT Imaging, QT Imaging has only engaged in the supplier validation and approval process with one such supplier which manufactures ultrasound transducer subcomponents in accordance with QT Imaging’s specifications. Because QT Imaging has validated this supplier, but has not undertaken the significant commitment of resources to validate and approve other such suppliers of ultrasound transducers, despite the fact that QT Imaging could choose to do so, it considers this supplier as being “critical” on our Approved Supplier List but not a principal supplier. In addition, as of the date of this proxy statement/prospectus, QT Imaging does not have written agreements in place with this critical supplier, and is operating under an individual purchase order platform, on an as-needed-basis; however, QT Imaging may enter into such agreements in the future.

Key Agreements

Distribution Agreement with lnnovador Healthcare (Asia) Pte. Ltd.

Pursuant to the Innovador Distribution Agreement between QT Imaging and Innovador, dated November 2, 2022, Innovador was appointed as QT Imaging’s distributor for much of Asia. The territory for the Innovador Distribution Agreement includes Singapore, Malaysia, Thailand, Indonesia, Philippines, Myanmar, Vietnam, Cambodia, Laos, Brunei, India, Pakistan, Sri Lanka, Bangladesh, Nepal, Mongolia, Taiwan, Hong Kong, and

Macau. Under the Innovador Distribution Agreement, QT Imaging is responsible for developing and manufacturing its products and supporting Innovador’s product registration and sales and marketing efforts, and Innovador is responsible for product registration, market development, sales & marketing, distribution, and service of the QT Imaging products. Under the Innovador Distribution Agreement, Innovador provides QT Imaging with nonbinding forecasts of the volume of QT Imaging’s products it expects to sell each year. Innovador takes possession of any machines it purchases.

The initial term of the Innovador Distribution Agreement is three years. Either party may terminate the Innovador Distribution Agreement if the counterparty breaches the agreement, engages in fraudulent conduct, becomes insolvent or is adjudicated bankrupt, or fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

Distribution Agreement with Freedom Ventures B.V.

In December 2020, QT Imaging entered into a Freedom Ventures Distribution Agreement with Freedom Ventures. The initial territory for the Freedom Ventures Distribution Agreement included Belgium, Bulgaria, Cyprus, Denmark, Germany, Finland, France, Greece, Hungary, Ireland, Italy, Croatia, Lithuania, Luxemburg, Malta, the Netherlands, Austria, Poland, Portugal, Romania, Slovenia, Slovakia, Spain, the Czech Republic, Sweden, the United Kingdom, Bahrein, Egypt, Iraq, Iran, Israel, Yemen, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, and the United Arab Emirates. However, the Freedom Ventures Distribution Agreement stipulates that if Freedom Ventures has not purchased a machine for any country within 24 months of the entry into the agreement, that such country shall cease to be included in the territory. As of December 31, 2022, Freedom Ventures had only purchased a machine for the Netherlands. In addition, under the Freedom Ventures Distribution Agreement, Freedom Ventures committed to purchase four demonstration units by December 31, 2021 and committed to certain performance minimums which have not been met. However, QT Imaging continues to work with Freedom Ventures in Egypt, Kuwait, and the UAE and has not set up alternate distribution arrangements in the other countries.

Under the Freedom Ventures Distribution Agreement, QT Imaging appointed Freedom Ventures as the exclusive distributor of QT Imaging products in the defined territory and agreed to sell Freedom Ventures components or manufactured machines. QT Imaging has the right to set prices for such components or machines and agrees to pay Freedom Ventures a commission for machines Freedom Ventures sells in the territory. In addition, under the terms of the Freedom Ventures Distribution Agreement, Freedom Ventures agreed to market, sell, distribute, and support the QT Imaging products in the territory, as well as secure regulatory approval required to do so.

The Freedom Ventures Distribution Agreement had an initial five-year term. Each party has the right to terminate the Freedom Ventures Distribution Agreement for cause, with QT Imaging also having the right to terminate if Freedom Ventures breaches its payment obligations; and Freedom Ventures having the right to terminate if QT Imaging breaches its quality standards; and either party having the right to terminate if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or the other party is merged or consolidated, sells all or substantially all of its assets, or is subject to any substantial change in management or control. Either party may terminate the Freedom Ventures Distribution Agreement if QT Imaging has not received within 18 months of entry into the Freedom Ventures Distribution Agreement the CE Mark, which has not occurred.

Sales Agent Agreement with NXC Imaging

On May 31, 2023, QT Imaging entered into the NXC Agreement with NXC, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Under the NXC Agreement, QT Imaging has the right to set the price for its products and agreed to pay NXC a commission based on the purchase order price charged to a customer. Pursuant to the NXC Agreement, NXC is responsible for promotion and sale of the QT Imaging products and services within the designated territory, as well as servicing the QT Imaging products sold by NXC Imaging.

The initial term of the NXC Agreement is for three years. Either party may terminate the NXC Agreement if the counterparty breaches the agreement. NXC has the right to terminate the NXC Agreement if QT Imaging fails to pay commission due to NXC under the terms of the NXC Agreement, and QT Imaging has the right to terminate the NXC Agreement if NXC challenges, assists a third party in challenging or directly or indirectly aids another party in infringing QT Imaging’s intellectual property rights. QT Imaging and NXC may each terminate the NXC Agreement at any time, with or without cause, by providing a 90 day written notice to the other party.

Intellectual Property, Patents & Trademarks

Under its former name QT Ultrasound LLC, QT Imaging has multiple U.S. and European patents and 6 registered U.S. trademarks. QT Imaging does not disclose its proprietary reconstruction algorithm technology. The details regarding this intellectual property is shown below.

IP AND PATENT CATALOG

The table below shows our utility patents and utility patent applications:

JURISDICTION	NUMBER	TITLE	DATE FILED	DATE GRANTED	EXPIRATION DATE	OWNER

US	US8827908B2	APPARATUS FOR ULTRASOUND IMAGING	6/30/2011	9/9/2014	6/29/2032	QT Imaging, Inc. and Esaote SpA

US	US9392994B2	APPARATUS AND METHOD FOR ULTRASOUND IMAGING WITH CONTRAST AGENTS	4/5/2011	7/19/2016	11/19/2034	QT Imaging, Inc.

US	US7771360B2	BREAST SCANNING SYSTEM	4/8/2004	8/10/2010	6/10/2029	QT Ultrasound LLC

US	US8366617B2	BREAST SCANNING SYSTEM	5/14/2008	2/5/2013	11/18/2031	QT Ultrasound LLC, CVUS Clinical Trials LLC

US	US7699783B2	METHOD FOR IMAGING AND TREATING A BREAST	6/15/2005	4/20/2010	1/23/2027	QT Ultrasound LLC

EP DE FR GB	EP1765176B1	METHOD OF IMAGING AND APPARATUS FOR IMAGING AND TREATING A BREAST	6/16/2005	12/19/2012	6/16/2025	Biotex Pharma Investments LLC

EP DE FR GB ES IT NL	EP2148612B1	BREAST SCANNING SYSTEM	5/14/2008	1/6/2021	5/14/2028	QT Ultrasound LLC

EP DE FR GB	EP1610687B1	BREAST SCANNING SYSTEM	4/9/2004	1/23/2019	4/9/2024	QT Ultrasound LLC

US	US10765402B2	AUTOMATIC LATERALITY IDENTIFICATION FOR ULTRASOUND TOMOGRAPHY SYSTEMS	11/23/2016	9/8/2020	12/1/2038	QT Ultrasound LLC

US	US8246543B2	IMAGING METHOD UTILIZING ATTENUATION AND SPEED PARAMETERS IN INVERSE SCATTERING TECHNIQUES	5/14/2008	8/21/2012	3/8/2031	QT Ultrasound LLC, CVUS Clinical Trials LLC

EP	EP3843627A4	APPLICATION OF MACHINE LEARNING TO ITERATIVE AND MULTIMODALITY IMAGE RECONSTRUCTION	8/30/2019	PENDING		QT Imaging, Inc.

JURISDICTION	NUMBER	TITLE	DATE FILED	DATE GRANTED	EXPIRATION DATE	OWNER

US	US11170544B2	APPLICATION OF MACHINE LEARNING TO ITERATIVE AND MULTIMODALITY IMAGE RECONSTRUCTION	8/30/2019	11/9/2021	8/30/2039	QT Imaging, Inc.

US	US10433818B2	COLOR CODING AN IMAGE FOR IDENTIFYING ANATOMY USING QUANTITATIVE TRANSMISSION ULTRASOUND TOMOGRAPHY	12/8/2017	10/8/2019	6/12/2038	QT Ultrasound LLC

TRADEMARKS	SERIAL NO	REGISTRATION	FILING DATE	Published for Opposition	Registration date
QT ULTRASOUND	86295291	4729168	5/29/2014	10/21/2014	4/28/2015	QT Imaging, Inc.
QT IMAGING	97112372	In the publication period	11/7/2021	9/27/2022		QT Imaging, Inc.
QT VIEWER	5586707	87067439	6/10/2016	5/16/2017	10/16/2018	QT Imaging, Inc.
QTSCAN	87129339	5851942	8/5/2016	5/23/5017	9/3/2019	QT Imaging, Inc.
QTBREASTHEALTH	88059928	5991966	7/31/2018	9/24/2019	2/18/2020	QT Imaging, Inc.
VOLOGRAPHY	90329042	In the publication period	11/19/2020	6/8/2021		QT Imaging, Inc.

QT Imaging is not aware of any research laboratories, commercial companies or universities developing ultra-low frequency transmitted sound imaging using inverse scattering image reconstruction. Therefore, QT Imaging believes that its patent and proprietary position is currently substantial and a very valuable asset.

Government Regulation

Our existing product, the QT Breast Scanner, products under development, and our operations will be subject to extensive regulation by the FDA, and other federal and state authorities in the U.S., as well as comparable authorities in foreign jurisdictions. Our products do not emit radiation, but are subject to regulation as medical devices in the U.S. under the FDCA and as implemented and enforced by the FDA, and under comparable regulatory schemes in foreign jurisdictions.

FDA Regulation of Medical Devices

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed within the U.S. are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Subject to certain exceptions, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification, or approval of a PMA application. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of QSR, facility registration and product listing, reporting of adverse medical events and truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed.

510(k) Clearance Marketing Pathway

The current QT Breast Scanner is a Class II device, and we expect products under development such as the QT Infant Scanner and the QT Orthopedic Scanner will also be Class II devices subject to premarket notification and clearance under section 510(k) of the FDCA. To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device), and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees and for medical device establishments. For fiscal year 2023, the small business user fee for a 510(k) premarket notification application is $4,967. If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), a de novo request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or until PMA approval is obtained or a de novo request is granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, the FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.

PMA Approval Pathway

If any of our products are classified as Class III, they will be subject to a PMA approval process. At this time, we believe, but cannot be certain, that our devices will be approved under Class II, thus avoiding the time consuming and expensive PMA approval pathway. Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA devices are also subject to the payment of user fees, which for fiscal year 2023 includes a standard small business application fee of $110,387 and an annual establishment registration fee of $6,493.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. We do not currently expect any of our products to be marketed pursuant to a PMA.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the Company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits

Post-Market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;

•

QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•	requirements related to promotional activities;

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•

the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we will be subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	recalls, withdrawals or administrative detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export approvals for our products; or

•	criminal prosecution.

Healthcare Regulatory Laws

Within the U.S., our products and our customers will be subject to extensive regulation by a wide range of federal and state agencies that govern business practices in the medical device industry. These laws include federal and state anti-kickback, fraud and abuse, false claims, transparency and anti-corruption statutes and regulations. Internationally, other governments also impose regulations in connection with their healthcare reimbursement programs and the delivery of healthcare items and services.

U.S. federal healthcare fraud and abuse laws will generally apply to our activities, among other reasons because we expect that our products will be covered under federal healthcare programs such as Medicare and Medicaid. The Anti-Kickback Statute is particularly relevant because of its broad applicability. Specifically, the Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for, or to induce, either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Almost any financial interaction with a healthcare provider, patient or customer will implicate the Anti-Kickback Statute. Statutory exceptions and regulatory safe harbors protect certain interactions if specific requirements are met. However, only those interactions that represent fair market value exchanges generally are protected by a safe harbor or exception. The government can exercise enforcement discretion in taking action against unprotected activities. Further, a person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties statute. Penalties for Anti-Kickback Statute violations may include both criminal penalties such as imprisonment and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion would mean that diagnostic tests using our products would no longer be eligible for reimbursement under federal healthcare programs.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only federal healthcare programs. Insurance companies may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act.

Another development affecting the healthcare industry is the increased use of the federal Civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the Civil False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

HIPAA, among other things, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statutes or specific intent to violate them in order to have committed a violation.

Laws and regulations have also been enacted by the federal government and various states to regulate the sales and marketing practices of medical device and pharmaceutical manufacturers. The laws and regulations generally limit financial interactions between manufacturers and healthcare providers, require pharmaceutical and medical device companies to comply with voluntary compliance standards issued by industry associations and the relevant compliance guidance promulgated by the U.S. federal government and/or require disclosure to the government and/or public of financial interactions (so-called “sunshine laws”). Many of these laws and regulations contain ambiguous requirements or require administrative guidance for implementation. Manufacturers must adopt reasonable interpretations of requirements if there is ambiguity and those interpretations could be challenged. Given the lack of clarity in laws and their implementation, our activities could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

Coverage and Reimbursement

Over the past few years, the growth rate of advanced imaging volumes has slowed in part due to additional patient-related cost-sharing programs and an increasing trend of third-party payors intensifying their utilization management efforts, for example, through benefit managers who require prior authorizations to control the growth rate of imaging services generally. We expect that these trends will continue.

By way of example, in the U.S., the Protecting Access to Medicare Act of 2014 required CMS, in conjunction with medical specialty societies, to adopt AUC for certain advanced diagnostic imaging services, including MRI, CT, nuclear medicine (including PET). Beginning in 2020, payment is made to the furnishing professional for an applicable advanced diagnostic imaging service only if the claim indicates that the ordering professional consulted a qualified clinical decision support mechanism, as identified by HHS, as to whether the ordered service adheres to the applicable AUC. Applicable settings include physician offices, hospital outpatient departments, including emergency departments, ambulatory surgical centers and independent diagnostic testing facilities. Advanced imaging services ordered by certain physicians identified as having outlier-ordering partners will be subject to prior authorization for applicable imaging services provided to Medicare beneficiaries. The outlier methodology used by CMS will be subject to future notice and comment rulemaking before the prior authorization component is implemented. We cannot predict the full impact of this project.

Third-party payors may impose limits on coverage or reimbursement for diagnostic imaging services, including denying reimbursement for tests that do not follow recommended diagnostic procedures or can only be billed using an unlisted or miscellaneous code. To the extent our customers will depend on third-party payors, unfavorable coding, coverage and reimbursement policies may constrict the profit margins of our provider customers, which may force us to lower our fees to attract and retain customers. If we are required to request new billing codes that more precisely identify and describe our imaging services, coverage is limited or reimbursement rates are inadequate, a healthcare provider might find it financially unattractive to own diagnostic imaging systems. It is possible that third-party payor coding, coverage and reimbursement policies will affect the need or prices for our products in the future, which could significantly affect our financial performance and our ability to conduct our business.

Healthcare Reform

In the U.S. and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the ACA was signed into law and substantially changed the way healthcare is financed by both governmental and private insurers in the United States. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and fraud and abuse changes. Additionally, the ACA imposed, among other things, a new federal excise tax on the sale of certain medical devices, which, through a series of legislative amendments, was suspended, effective January 1, 2016, and subsequently repealed altogether on December 20, 2019, provided incentives to programs that increase the federal government’s comparative effectiveness research and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. By way of example, in 2017, Congress enacted the TCJA, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a Texas U.S. District Court Judge ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. However, the decision of the U.S. Court of Appeals for the 5th Circuit was appealed to the U.S. Supreme Court. On June 17, 2021, the U.S. Supreme Court held that the states that initially commenced the challenge to the ACA didn’t have standing to challenge the law, effectively ending this challenge. But it remains possible that future challenges to the ACA may be brought, and it is unclear how any future decisions and other efforts to repeal and replace the ACA will impact the ACA.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. We believe the overall escalating cost of medical products and services being paid for by the government and private health insurance has led to, and will continue to lead to, increased pressures on the healthcare and medical device industry to reduce the costs of products and services.

Data Privacy and Security

Medical device companies may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the U.S., HIPAA imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HIPAA and its respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information (“PHI”), a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. The Health Information Technology and Clinical Health Act also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule.

In addition, certain state and non-U.S. laws, such as the GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Further, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, are also subject to certain HIPAA privacy and security standards. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for PHI maintained by a covered entity or business associate, it may regulate or impact our expected processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The State of Israel has also implemented data protection laws and regulations, including the Israeli Protection of Privacy Law of 1981.

Foreign Regulation

As we plan to market and deploy the QT Breast Scanner and products under development broadly across the globe, we will be subject to regulations applicable to medical and radiation-emitting devices in the jurisdictions in which we operate, which regulations vary among countries. While some countries’ regulations may not impose barriers to marketing and selling our products or only require certain notification, others may require that we obtain the clearance, registration or approval of a specified regulatory body. The process for obtaining such clearance, registration or approvals may involve additional testing and time. Furthermore, complying with foreign regulatory requirements can be expensive and time-consuming, and we will need to seek for regulatory clearances or approvals in each country in which we plan to market our products. In addition, depending on the country, if we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. Also, for maintaining our authorizations in a particular country, we will need to continue meeting quality and safety standards required in such country. QT Imaging may seek additional regulatory approvals outside of the U.S. but as of the date of this proxy statement/prospectus, we do not have sufficient information to determine when, if ever, QT Imaging will receive regulatory approval from any other jurisdictions.

Finally, while regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, registration or regulatory clearance or approval in one country, or denial thereof, may have effects on the regulatory process in others.

QT IMAGING MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that the management of QT Imaging believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of QT Imaging. The discussion should be read in conjunction with the “Summary Historical Financial Information of QT Imaging” and QT Imaging’s audited consolidated financial statements and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus.

This discussion contains forward-looking statements based upon QT Imaging management’s current beliefs and expectations that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made or implied in the forward-looking statements. QT Imaging’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and those set forth under “Risk Factors” and elsewhere in this proxy statement/ prospectus. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which reflect QT Imaging management’s analysis only as of the date hereof.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Condition and Results of Operations of QT Imaging” to “we,” “our,” “us,” “QT Imaging,” and the “Company” refer to the business and operations of QT Imaging and its subsidiary prior to the proposed Merger.

Overview

We are a medical device company engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. We believe that medical imaging is critical to the detection, diagnosis, monitoring and treatment of diseases, and we believe that it should be made safe, affordable and accessible. Our goal is to improve global health outcomes by leveraging imaging device technologies to tackle critical healthcare challenges with accuracy and precision without exposure to ionizing radiation.

With nearly $18 million in grants committed by the U.S. National Cancer Institute (part of the U.S. National Institutes of Health) to support the development of the QT Breast Scanner, QT Imaging has developed a body imaging technology that has a comparatively high resolution, sensitivity, specificity, and positive and negative predictive values. The technology is based on ultra-low frequency transmitted sound and uses a sound back- scatter design and inverse-scattering reconstruction to create its images.

Since our inception, we have devoted substantially all our financial resources to acquiring and developing the base technology for our body imaging systems, conducting research and development activities, securing related intellectual property rights, and for general corporate operations and growth. Our first product, the QT Breast Scanner, received FDA’s 510(k) market clearance in 2017.

We have incurred significant operating losses since our inception. Our ability to achieve profitability depends on the successful development and commercialization of our technology and products. We incurred a net loss of $1,882,947 for the three months ended March 31, 2023. As of March 31, 2023, we had an accumulated deficit of $13,554,141. We expect to continue to incur significant expenses as we seek expanded FDA clearance of the QT Breast Scanner as an alternative to screening mammography and incur commercialization expenses related to our product manufacturing, marketing, sales and distribution efforts. In addition, we plan to continue to incur significant expenses associated with the research, development and testing of our product candidates for orthopedic and pediatric imaging. Additional capital will be required to undertake these activities and commercialization efforts. We intend to raise the required capital through the proposed Merger, issuance of additional equity, borrowings and potentially strategic alliances with other companies.

Upon consummation of the proposed Merger, we expect to incur additional recurring administrative expenses associated with becoming a publicly traded company, including costs associated with compliance under the Exchange Act, annual and quarterly reports to shareholders, transfer agent fees, audit fees, incremental director and officer liability insurance costs, Sarbanes-Oxley Act compliance readiness, and director and officer compensation.

Components of Our Results of Operations

Revenue

Revenue consists of revenue from the sale of our products including the QT Breast Scanner, accessories, and related services, which are primarily training and maintenance. For sales of products (which include the QT Breast Scanner and any accessories), revenue is recognized when a customer obtains control of the promised goods. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods. Service revenue is generally related to maintenance and training the customer. Service revenue is recognized at the time the related performance obligation is satisfied, in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

Cost of Revenue

Cost of revenue consists of our product costs, including manufacturing costs, personnel costs and benefits, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs and inventory obsolescence and write-offs. We expect our cost of revenue to increase in absolute dollars and decrease as a percentage of revenues over time as we shift to new manufacturing processes and vendors that we anticipate will result in greater efficiency and lower per unit costs.

We expect we will continue to invest additional resources into our products to expand and further develop our offerings. The level and timing of investment in these areas could affect our cost of revenue in the future.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of our products, which include payroll and payroll related expenses, facilities costs, depreciation expense, materials and supplies, and consultant costs.

We expense all research and development costs in the periods in which such costs are incurred. Research and development activities are central to our business. We expect that our research and development expenses will increase substantially for the foreseeable future as we continue to invest in the development of the QT Breast Scanner and devote significant resources to the research and development of the full-body scanner product candidate intended for orthopedic and pediatric use.

As of the date of this proxy statement/prospectus, we cannot reasonably determine the nature, timing and costs of the efforts that will be necessary to complete the enhancements of the QT Breast Scanner, or estimate the nature, timing and costs that will be necessary to complete the development of, and obtain regulatory approval for, the full-body scanner product candidate. The process of conducting the necessary research and development to obtain regulatory approval of a product candidate is costly and time-consuming, and the successful development of our product candidates is highly uncertain. Our research and development expenses may vary significantly based on factors such as, without limitation:

•	The timing and progress of development activities;

•	Our ability to maintain our current research and development programs and to establish new ones;

•	The receipt of regulatory approvals from applicable regulatory authorities without the need for independent clinical trials or validation;

•	Duration of subject participation in any trials and follow-ups;

•	The countries and jurisdictions in which the trials are conducted;

•	Length of time required to enroll eligible subjects and initiate trials;

•	Per trial subject costs;

•	Number of trials required for regulatory approval;

•	The timing, receipt, and terms of any marketing approvals from applicable regulatory authorities;

•	The success of our international distribution arrangements, and our ability to establish new licensing or collaboration arrangements;

•	Establishing scale commercial manufacturing abilities or making arrangements with third-party manufacturers;

•	The hiring and retention of research and development personnel;

•	Obtaining, maintaining, defending, and enforcing intellectual property rights; and

•	The phases of development of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our products or product candidates could significantly change the costs and timing associated with the development of these products and product candidates.

Selling and Marketing

Selling and marketing expenses include consulting expenses and costs for conferences, meetings, and other events. We expect our sales and marketing expenses to increase in absolute dollars in the long term as we continue to increase the size of our direct sales force and sales support personnel and expand into new products and markets. Our sales and marketing expenses are also anticipated to increase in the near term as we promote our brand through marketing and advertising initiatives, expand market presence and hire additional personnel to drive penetration and generate leads.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, costs related to maintenance and filings related to intellectual property, and other expenses for outside professional services, including legal, consulting, investor relations, audit and accounting services. Our personnel costs consist of salaries, benefits and stock-based compensation expenses. General and administrative expenses also include facilities, depreciation and other expenses, which include direct or allocated expenses for rent and maintenance of facilities and insurance.

We anticipate that our general and administrative expenses will increase to support our expanding headcount and operations, increased costs of operating as a public company following the completion of the proposed Merger, the development of a commercial infrastructure to support commercialization of our products and product candidates, and the use of outside service providers such as insurers, consultants, lawyers, and accountants.

Results of Operations

Comparison of the three months ended March 31, 2023 and 2022

The table below summarizes the results of operations for the three months ended March 31, 2023 and 2022 together with the changes in those items in dollars and percent:

	Three Months Ended March 31,		Change
	2023	2022	$	%
Revenue	$7,564	$695,686	$(688,122)	(99)%
Cost of revenue	46,577	494,709	(448,132)	(91)%

Gross profit (loss)	(39,013)	200,977	(239,990)	(119)%

Operating expenses:
Research and development	421,887	686,208	(264,321)	(39)%
Selling and marketing	925	—	925	100%
General and administrative	1,290,840	765,372	525,468	69%

Total operating expenses	1,713,652	1,451,580	262,072	18%

Loss from operations	(1,752,665)	(1,250,603)	(502,062)	40%
Interest expense	(130,282)	(99,543)	(30,739)	31%

Net loss and comprehensive loss	$(1,882,947)	$(1,350,146)	$(532,801)	39%

Revenue

Revenue decreased by $688,122 to $7,564 for the three months ended March 31, 2023 from $695,686 for the three months ended March 31, 2022. The decrease in revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with no scanners sold in 2023.

Cost of Revenue

Cost of revenue decreased by $448,132 to $46,577 for the three months ended March 31, 2023 from $494,709 for the three months ended March 31, 2022. The decrease in cost of revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with no scanners sold in 2023. During the three months ended March 31, 2023, we recorded a write off of $45,410 to record certain inventory to its net realizable value.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased by $264,321 to $421,887 for the three months ended March 31, 2023 from $686,208 for the three months ended March 31, 2022. The decrease in research and development expenses was primarily attributable to a decrease in professional services of $130,137 as we paused a component redesign of the QT Breast Scanner to preserve cash, a decrease of $35,484 in stock-based compensation expense, and a decrease of $69,610 in depreciation and amortization.

Selling and Marketing Expenses

Selling and marketing expenses was not significant for the three months ended March 31, 2023 and 2022.

General and Administrative Expenses

General and administrative expenses increased by $525,468 to $1,290,840 for the three months ended March 31, 2023 from $765,372 for the three months ended March 31, 2022. The increase was due primarily to an increase in legal, audit, tax and consulting expenses of $498,432 related to the business combination process.

Comparison of the years ended December 31, 2022 and 2021

	Year Ended December 31,		Change
	2022	2021	$	%
Revenue	$708,244	$365,148	$343,096	94%
Cost of revenue	556,925	260,568	296,357	114%

Gross profit	151,319	104,580	46,739	45%

Operating expenses:
Research and development	2,386,086	2,162,719	223,367	10%
Selling and marketing	6,098	24,871	(18,773)	100%
General and administrative	3,545,429	4,960,790	(1,415,361)	(29)%

Total operating expenses	5,937,613	7,148,380	(1,210,767)	(17)%

Loss from operations	(5,786,294)	(7,043,800)	1,257,506	(18)%
Gain on forgiveness of PPP loans	—	1,820,042	(1,820,042)	100%
Interest expense	(468,174)	(192,960)	(275,214)	143%

Loss before income tax expense (benefit)	(6,254,468)	(5,416,718)	(837,750)	15%
Income tax expense (benefit)	1,600	(1,592)	3,192	(201)%

Net loss and comprehensive loss	$(6,256,068)	$(5,415,126)	$(840,942)	16%

Revenue

Revenue increased by $343,096 to $708,244 for the year ended December 31, 2022 from $365,148 for the year ended December 31, 2021. The increase in revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with one unit sold in 2021.

Cost of Revenue

Cost of revenue increased by $296,357 to $556,925 for the year ended December 31, 2022 from $260,568 for the year ended December 31, 2021. The increase in cost of revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with one QT Breast Scanner sold in 2021.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $223,367 to $2,386,086 for the year ended December 31, 2022 from $2,162,719 for the year ended December 31, 2021. The increase in research and development expenses was primarily attributable to an increase of $501,742 in employee compensation and professional services as we pursued a component redesign of the QT Breast Scanner to reduce manufacturing costs and reduce product complexity, partially offset by a decrease of $278,535 in depreciation and amortization.

Selling and Marketing Expenses

Selling and marketing expenses decreased by $18,773 to $6,098 for the year ended December 31, 2022 from $24,871 for the year ended December 31, 2021. The decrease was due to the Company not participating in a conference that it had previously attended in 2021.

General and Administrative Expenses

General and administrative expenses decreased by $1,415,361 to $3,545,429 for the year ended December 31, 2022 from $4,960,790 for the year ended December 31, 2021. The decrease was due primarily to a decrease in stock-based compensation expense of $1,727,763, and a decrease in audit and tax service fees of $134,471 that was partially offset by an increase in legal and consulting expenses of $421,815 related to the timing of the due diligence process in connection with the proposed Business Combination.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities, issuances of convertible notes, grants from the U.S. government, and other debt. Since our inception, we have incurred significant operating losses and negative cash flows. As of March 31, 2023 and December 31, 2022, we had an accumulated deficit of $13,554,141 and $11,671,194, respectively. As of March 31, 2023 and December 31, 2022, we had cash and restricted cash and cash equivalents of $398,057 and $475,076, respectively. Our primary uses of cash are for general working capital requirements, and capital expenditures. Cash flows from operations have been historically negative as we invested in product development, clinical trials, and manufacturing. We expect to be cash flow negative for the foreseeable future, although we may have quarterly results where cash flows from operations are positive.

We expect to continue to incur net losses in the near term, as we continue to invest in research and development of our products and product candidates, seek additional FDA clearances, and invest in sales and marketing efforts. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our operations, financial condition and operating results. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to, and volatility in, the credit and financial markets in the United States and worldwide. Insufficient liquidity may also require us to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. We cannot assure you that we will ever be profitable or generate positive cash flow from operations.

We have concluded that these circumstances raise substantial doubt about our ability to continue as a going concern for at least 12 months from the date of this proxy statement/prospectus. While we anticipate that the estimated net proceeds from the proposed Business Combination will be sufficient to fund our operations and capital expenditures needs for at least 12 months, we expect to require additional funding to continue our operations following the initial 12-month period after the Closing of the proposed Merger. We expect to use the proceeds from the proposed Business Combination to scale our sales and marketing capabilities, develop new product candidates and services, and for working capital and general corporate purposes. For more information on the Business Combination refer to “The Business Combination Proposal” included elsewhere in this proxy statement/prospectus.

Paycheck Protection Program Loan

On February 24, 2021 and May 5, 2020, the Company received loans (“PPP Loans”) from US Bank to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). The Company received partial forgiveness on the PPP Loans during fiscal year 2021. The remaining balances on the PPP Loans are being repaid on a monthly basis, with interest of 1% per annum and the final payment due in February 2026.

As of March 31, 2023, the total principal outstanding under the PPP Loans was $323,252, of which $129,374 was current and $193,878 was noncurrent. As of December 31, 2022, the total principal outstanding under the PPP Loans was $355,405, of which $129,057 was current and $226,348 was noncurrent.

Convertible Notes Payable

In July 2020, the Company issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in November 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of QT Imaging Common Stock at the lower of $5.00 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. Management assessed whether the embedded features in the 2020 Notes should have been bifurcated from the debt host and concluded that none of the features were required to be accounted for separately from the debt instruments. As of March 31, 2023 and December 31, 2022, the outstanding amount of the 2020 Notes was $3,343,725.

In June 2021, the Company entered into a convertible promissory note agreement (the “Note”) with US Capital Global QT Imaging LLC (“USCG”) for advances of up to $10,000,000. Advances on the Note can be made to the Company up to six months after the inception of the Note unless extensions for advances to be made is mutually agreed between both parties. The Note bears interest at 12% per annum on any amounts drawn and matures on July 6, 2024. The Note is collateralized by all assets of the Company and is guaranteed by QT Labs. The terms of the Note include non-financial covenants and, as of March 31, 2023 and December 31, 2022, the Company was in compliance with those covenants. Through March 31, 2023, the Company issued warrants to purchase a total of 10,329 shares of QT Imaging Common Stock at an exercise price of $4.25 per share in connection with the Note. The fair value of the warrants, along with financing fees, were recorded as debt issuance costs and presented in the consolidated balance sheets as a deduction from the carrying amount of the Note.

As of March 31, 2023, the outstanding amount of the Note was $2,437,036, net of unamortized debt issuance costs of $57,964. As of December 31, 2022, the outstanding amount of the Note was $2,426,263, net of unamortized debt issuance costs of $68,737.

Cash Flows

The following table provides information regarding our cash flows for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(992,716)	$(940,030)	$(3,861,735)	$(2,699,565)
Net cash used in investing activities	—	(3,645)	(22,600)	(18,372)
Net cash provided by financing activities	915,697	750,567	2,779,729	3,666,791

Net increase (decrease) in cash and restricted cash and cash equivalents	$(77,019)	$(193,108)	$(1,104,606)	$948,854

Net Cash Used by Operating Activities

Operating activities used $992,716 for the three months ended March 31, 2023 as compared to $940,030 for the three months ended March 31, 2022. The primary use of our cash was to fund research and development and general and administrative expenses. Net cash used for the three months ended March 31, 2023 consisted of a net loss of $1,882,947, adjusted for non-cash expenses primarily including depreciation and amortization of $116,826, stock-based compensation of $208,628, amortization of debt issuance costs of $10,773, and the net change in operating assets and liabilities of $556,066. The net change in operating assets and liabilities was primarily due to an increase in accounts payable of $392,219, accrued expenses of $31,530, and other liabilities of $118,747 and a decrease in inventory of $49,051, partially offset by an increase in prepaid expenses and other current assets of $34,641.

During the three months ended March 31, 2022, net cash used in operating activities primarily consisted of a net loss of $1,350,146, adjusted for non-cash income and expenses primarily including depreciation and amortization of $188,912, stock-based compensation of $211,291, amortization of debt issuance costs of $8,870 and the net change in operating assets and liabilities of $108. The net change in operating assets and liabilities was primarily due to a decrease in deferred revenue of $693,436, partially offset by a decrease in inventory of $498,684 and increases in accounts payable of $80,891, accrued expenses of $38,436 and other liabilities of $89,490.

Operating activities used $3,861,735 for the year ended December 31, 2022 as compared to $2,699,565 for the year ended December 31, 2021. The primary use of our cash was to fund research and development and general and administrative expenses. Net cash used for the year ended December 31, 2022 consisted of a net loss of $6,256,068, adjusted for non-cash expenses including depreciation and amortization of $651,750, stock-based compensation of $790,755, fair value of warrants issued in exchange for services of $108,100, amortization of debt issuance costs of $39,923, and non-cash operating lease expense of $4,603, and the net change in operating assets and liabilities of $799,202. The net change in operating assets and liabilities was primarily due to a decrease in inventory of $553,999, an increase in accounts payable of $338,554, an increase in accrued expenses of $178,868 and an increase in other liabilities of $424,040, partially offset primarily by a decrease in deferred revenue of $693,436.

During the year ended December 31, 2021, net cash used in operating activities primarily consisted of a net loss of $5,415,126, adjusted for non-cash income and expenses including a gain on forgiveness of PPP loans of $1,820,042, depreciation and amortization of $950,731, stock-based compensation of $2,448,140, fair value of warrants issued in exchange for services of $65,800, and the amortization of debt issuance costs of $14,650 and the net change in operating assets and liabilities of $1,040,233. The net change in operating assets and liabilities was primarily due to a decrease in inventory of $209,592, an increase in deferred revenue of $693,436 and in accrued expenses and other liabilities of $277,510, partially offset primarily by a decrease in accounts payable of $110,449.

Net Cash used in Investing Activities

During the three months ended March 31, 2023 and 2022, net cash used in investing activities was zero and $3,645, respectively. The cash used in investing activities for the three months ended March 31, 2022 was due to the purchase of property and equipment.

During the year ended December 31, 2022 and 2021, net cash used in investing activities was $22,600 and $18,372, respectively, primarily due to the purchase of property and equipment.

Net Cash provided by Financing Activities

During the three months ended March 31, 2023, net cash provided by financing activities was $915,697, primarily due to $947,850 of net proceeds from the sale of QT Imaging Common Stock and QT Imaging Warrants, offset by repayments against the PPP loans of $32,153.

During the three months ended March 31, 2022, net cash provided by financing activities was $750,567, primarily due to net proceeds received of $782,400 from the issuance of convertible notes to stockholders and a third-party financial institution, offset by repayments against the PPP loans of $31,833.

During the year ended December 31, 2022, net cash provided by financing activities was $2,779,729, primarily due to $915,000 of net proceeds from the sale of QT Imaging Common Stock and QT Imaging Warrants and net proceeds received of $1,992,485 from the issuance of convertible notes to stockholders and a third-party financial institution, offset by repayments against the PPP loans of $127,756.

During the year ended December 31, 2021, net cash provided by financing activities was $3,666,791, primarily due to cash received of $1,158,265 from the PPP loan and net proceeds received of $2,538,500 from the issuance of convertible notes to stockholders and a third-party financial institution.

Future Funding Requirements

We expect to incur increased significant expenses in connection with our ongoing activities, particularly as we continue the research and development of our products and product candidates, seek expanded regulatory clearances for the QT Breast Scanner, and build a U.S. sales and marketing team. As part of the effort to build the sales and marketing capabilities in the United States, QT Imaging entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. In addition, upon consummation of the proposed Merger, we expect to incur additional costs associated with operating as a public company. Our future funding requirements, both short- and long-term, will depend on many factors, including, without limitation:

•	Our ability to successfully complete the proposed Business Combination;

•	The progress and results of our trials and interpretation of those results by the FDA (and other regulatory authorities, as required);

•	Expand our current manufacturing operations;

•	Seek regulatory clearances for product candidates and expanded regulatory clearance for the QT Breast Scanner;

•	Establish a sales, marketing, medical affairs, and distribution infrastructure;

•

The cost of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq; and

•	The costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending our intellectual property-related claims.

We plan to continue to incur substantial costs in order to conduct research and development activities necessary to develop a commercialized product. Additional capital will be needed to undertake these activities and commercialization efforts. We intend to raise such capital through the proposed Business Combination, issuance of additional equity, borrowings and potential strategic alliances with other companies. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If such financing is not available at adequate levels or on acceptable terms, we could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of our development programs or our commercialization efforts, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the foregoing, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis, or at all.

Because of the numerous risks and uncertainties associated with manufacturing, research, development and commercialization of products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including, without limitation:

•	The timing, receipt and amount of revenues from the sales of the QT Breast Scanner and related products and services, or any future approved or cleared products and product candidates, if any;

•	The cost of future activities, including product sales, medical affairs, marketing, manufacturing and distribution for the QT Breast Scanner;

•	The costs, timing, and outcomes of regulatory review of applications for expanded clearances for the QT Breast Scanner and clearance for other products;

•	The scope, progress, results and costs of researching, developing and manufacturing our product candidates or any future product candidates, and conducting studies and clinical trials;

•	The timing of, and the costs involved in, obtaining regulatory approvals or clearances for our product candidates or any future product candidates;

•

The cost of manufacturing our product candidates or any future product candidates and any products we successfully commercialize, including costs associated with building out our manufacturing capabilities;

•	The cost and time needed to attract and retain skilled personnel to support our continued growth;

•	Our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into; and

•	The costs associated with being a public company following the completion of the proposed Merger.

Additionally, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for future trials and other research and development activities. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as an ordinary shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in increased fixed payment obligations.

If we raise funds through collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to us.

If we are unable to raise additional funds when needed, we may be required to delay, reduce, or eliminate our product development or future commercialization efforts, or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and attain profitable operations. If we are unable to obtain adequate capital, we could be forced to cease operations. See the section of the proxy statement/prospectus titled “Risk Factors” for additional factors and risks associated with our capital requirements.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Contractual Obligations

The Company leases its operating facilities in Novato, California, under a non-cancelable operating lease through May 31, 2027. There are no options or rights to extend the term of this lease.

Contingencies

The Company is subject to occasional lawsuits, investigations, and claims arising out of the normal conduct of business. Management is not aware of any pending claims that will have a material impact on the Company’s consolidated financial statements.

Emerging Growth Company

We expect to be an emerging growth company (“EGC”), as defined in the JOBS Act, following the consummation of the proposed Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of this offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Exchange Act, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Critical Accounting and Estimates

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, and assumptions, including those related to revenue, provisions for credit losses, inventories, stock-based compensation and income taxes, among others. Our estimates are derived from historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates. In addition, any change in these estimates or their underlying assumptions could have a material adverse effect on our operating results.

We believe that the accounting policies discussed below are critical to the understanding of our historical and future performance, and these accounting policies involve a significant degree of judgment and complexity. For further information, see the notes to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods or services.

The Company determines revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer:

The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2.	Identification of the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3.	Determination of the transaction price:

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

4.	Allocation of the transaction price to the performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5.	Recognition of revenue when, or as a performance obligation is satisfied:

For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted- average cost method. The Company periodically reviews the value of items in inventory and provides write-offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.

Leases

The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an arrangement is or contains a lease at inception. The Company accounts for leases by recording right-of-use (“ROU”) assets and lease liabilities on the consolidated balance sheets in the captions operating lease right-of-use assets, net and operating lease liabilities, respectively. The lease term includes the non-cancelable period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. The Company’s leases do not include substantial variable payments based on index or rates. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities in current liabilities in the accompanying consolidated balance sheets. The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the consolidated statements of cash flows.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets be reduced by a valuation allowance if it is more-likely-than-not that some or all of the deferred tax asset will not be realized. The Company annually evaluates the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award. The Company values stock options using a Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/ clarifying ASUs (collectively, “ASC 326”). ASC 326 requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity debt securities and loans. The Company adopted ASC 326 on January 1, 2023. This standard did not have a material impact on the Company’s condensed consolidated financial statements.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us,” and “the Company” generally refer to the Combined Company and Its consolidated subsidiaries after giving effect to the proposed Business Combination. The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of QT Imaging Holdings, Inc. following the consummation of the proposed Business Combination.

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The following sets forth certain information, as of February 13, 2023, concerning the persons who are expected to serve as executive officers of the Combined Company and members of the Combined Company Board following the consummation of the Business Combination. Other than Dr. Avi S. Katz, Dr. Raluca Dinu, and. Dorothy D. Hayes, there are no existing officers or directors of GigCapital5 who will hold any post-combination employment or directorships with, or receive any benefits from, the Combined Company, and there have been no discussions of anyone doing so.

Name	Age	Title
Dr. John Klock	78	Chief Executive Officer and Director Nominee (Class III)
Mikel Ann Price	53	Chief Financial Officer
[•]	[•]	Chief Operating Officer
Dr. Avi S. Katz (2)(3)(4)	65	Chairman of the Board of Directors (Class III)
Dr. Raluca Dinu (1)(2)	49	Director (Class III)
Dorothy D. Hayes (1)(3)	72	Director (Class I)
Daniel Dickson (2)	71	Director Nominee (Class II)
Gerald McMorrow (1)	74	Director Nominee (Class I)
[Class II Director] (3)	[•]	Director Nominee (Class II)

(1)	Member of the audit committee, effective upon consummation of the proposed Business Combination.
(2)	Member of the compensation committee, effective upon consummation of the proposed Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon consummation of the proposed Business Combination.
(4)	Chair of the Combined Company Board, effective upon consummation of the proposed Business Combination.

Executive Officers

Dr. John Klock, President, Chief Executive Officer, and Director.

Dr. Klock has served as the Chief Executive Officer of QT Imaging since 2014 and as a Director and Founder of QT Imaging since 2011. Prior to serving in these positions with QT Imaging, Dr. Klock was involved in the start-up of five medical companies, including as Co-Founder and President of BioMarin Pharmaceutical, Inc., which successfully commercialized five FDA drugs; and Scientific Founder and Vice President of Research of Glycomed, Inc., which was acquired by Ligand Pharmaceuticals, Inc. He also personally brought to market a novel cancer treatment, the first rapid AIDS test, comprehensive tests for detecting metabolic diseases in children, and several drugs for treating pediatric genetic conditions. Dr. Klock has authored over 70 peer-reviewed medical and scientific publications and has been granted eight patents.

We believe Dr. Klock is qualified to serve on the Combined Company’s Board due to his intimate knowledge of the business and operations of QT Imaging, including the scientific basis, regulatory requirements, sales and marketing channels of QT Imaging’s products, as well as Dr. Klock’s extensive medical experience.

Mikel Ann “Mikie” Price — Chief Financial Officer

Ms. Price has served as the Chief Financial Officer of QT Imaging since January 2020. After Ms. Price initially worked as a contractor at QT Imaging between February 2016 and June 2016, she joined QT Imaging on June 27, 2016, as the Director of Finance and Accounting. In August 2017 she was promoted to Senior Director. She has been the Treasurer of QT Imaging since January 2019 and the Secretary since January 2021. Prior to joining QT Imaging, Ms. Price worked for over 21 years at Lucasfilm Ltd. in the corporate accounting group, where started as a Senior Accountant and worked her way up to a promotion to Assistant Controller. As Assistant Controller, Ms. Price was responsible for all the day-to-day accounting as well as annual audits, consolidation of over 20 legal entities, cash and investment management, foreign production audits, system implementations, and inventory of Star Wars costumes. Prior to working for Lucasfilm Ltd., Ms. Price worked for two and a half years at Ernst & Young in its audit practice in San Francisco where she obtained her CPA license, which is currently inactive. Ms. Price received a B.S. degree in Mathematics with a Specialization in Computing from UCLA. We believe that Ms. Price is qualified to serve in the capacity of the Combined Company’s Chief Financial Officer based on her thirty years of accounting and finance experience.

[•], Chief Operating Officer. [•].

Directors

Dr. Avi S. Katz co-founded GigCapital5 together with Dr. Raluca Dinu, who is also the Chief Executive Officer and President of GigCapital5, and has served as the Executive Chairman of the GigCapital5 Board since the inception of GigCapital5 in January 2021. Dr. Katz had also been GigCapital5’s Chief Executive Officer and President for a short period of time before Dr. Dinu substituted for him as GigCapital5’s Chief Executive Officer and President. Dr. Katz holds a 45% membership interest in GigFounders, LLC, and is its sole managing member, and through GigFounders, LLC, holds an indirect membership interest in GigCapital5’s Sponsor, of which he is the sole manager (GigFounders, LLC holds 5% of the membership units of GigCapital5’s Sponsor). Dr. Katz also holds a 45% membership interest in GigManagement, LLC, the managing company of GigCapital5’s Sponsor, and has served as a managing member of such managing company since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fundraising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GigCapital Global’s first SPAC, GigCapital, Inc. (“GIG1”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of $143,750,000. On February 22, 2019, after intensive screening of more than 400 companies worldwide, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at a transaction enterprise value of $187,000,000 with combined cash and/or promissory note consideration of $15,000,000. Kaleyra is a global company specialized in providing secure and reliable customer communication for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra has uplisted to the NYSE). Dr. Katz has been serving as the Chairman and Secretary of Kaleyra since the consummation of the transaction in November 2019. Prior to that time, in addition to being the Chairman and Secretary, he was also the Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GigCapital2, Inc. (“GIG2”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of $172,500,000. On

June 8, 2021, GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC., and the combined company changed its name to UpHealth, Inc. and is listed on the NYSE under the new ticker symbol “UPH.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the board of UpHealth in June 2022. In February 2020, Drs. Katz and Dinu co-founded GigCapital3, Inc. (“GIG3”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200,000,000. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., a company that designs and manufactures all-electric powertrains for medium- and heavy-duty vehicles, which does business as Lightning eMotors, and the combined company retained such name. Lightning eMotors, Inc. is listed on the NYSE under the new ticker symbol “ZEV.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors, and served in that position until October 2021 when he did not stand for reelection to the board of directors. In December 2020, Drs. Katz and Dinu co-founded GIG4, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of $358,800,000. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC, a provider of artificial intelligence, machine learning, cloud-based big data analytics, and cyber engineering solutions. The business combination between GIG4 and BigBear.ai Holdings, LLC closed in December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and since then, has continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209,000,000. GigInternational1 listed on Nasdaq under the symbol “GIW,” but in November 2022, decided to liquidate and dissolve rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Katz has been the Executive Chairman of GigInternational1 since its inception. He is also the co-founder of Cognizer, Cognizer.AI, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to launching his first Private-to-Public (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix / GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the chief executive officer and a member of the board of directors of Equator Technologies. Dr. Katz has held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the

Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, GigCapital5’s President, Chief Executive Officer, Secretary and one of its directors.

We believe that Dr. Katz is qualified to serve as Chairman of the Combined Company Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Dr. Raluca Dinu co-founded GigCapital5 with Dr. Avi S. Katz, who is GigCapital5’s Executive Chairman, and has served as a member of the GigCapital5 Board, President, Chief Executive Officer and Secretary of the GigCapital5 since February 2021. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GIG2 from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GIG3 beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as Gig4, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GigInternational1, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209,000,000. Dr. Dinu has served as a director since the inception of GigInternational1 and was appointed as the Chief Executive Officer, President and Secretary of GigInternational1 in March 2021. Dr. Dinu also holds a 45% membership interest in each of GigFounders, LLC, which holds 5% of the membership units of GigCapital5’s Sponsor, and in the managing company of GigCapital5’s Sponsor, GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021, and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, the Executive Chairman of the GigCapital5 Board.

We believe Dr. Dinu is qualified to serve on the Combined Company Board based on her business experience as a board member of a publicly-listed company and her investing experience.

Dorothy D. Hayes joined the GigCapital5 Board as a director in February 2021. Ms. Hayes has also served as a member of the board of directors of GIG4 since December 2020 and has continued in that role following its business combination with BigBear.ai Holdings, Inc., serving as the Chair of the audit committee. She has also served as a member of the board of directors of GigInternational1 since March 2021, where she also is the Chair of the audit committee. Ms. Hayes was appointed as a director of Intevac, Inc. in June 2019. Ms. Hayes currently serves as the Chair of the audit committee and as a member of the compensation committee of Intevac, Inc. Ms. Hayes served from 2003 until her retirement in 2008 as Corporate Controller and Chief Accounting Officer and later as Chief Audit Executive at Intuit, Inc., a business and financial software company. From 1999 until 2003, Ms. Hayes served as Vice President, Corporate Controller and Chief Accounting Officer of Agilent Technologies, a public research, development and manufacturing company. From 1989 until 1999, Ms. Hayes served as Assistant Corporate Controller, financial executive of the Measurement Systems Organization and Chief Audit Executive of Hewlett Packard, a multinational information technology company. From 1980 until 1989, Ms. Hayes served in various management functions including Vice President, Corporate Controller of Apollo Computer, a computer hardware and software company. Ms. Hayes currently serves on the board of directors at First Tech Federal Credit Union, a cooperative financial institution. She previously chaired the board of First Tech Federal Credit Union from 2016 until April 2022. Ms. Hayes previously chaired the Audit Committee of the Vantagepoint Funds, a captive mutual fund series of ICMA Retirement Corporation, and the Audit Committee for Range Fuels, a privately held biofuels company. Ms. Hayes currently serves as a board member of CoGenerate (formerly Encore.org) and Center for Excellence in Nonprofits, non-profit and philanthropic organizations. She also served on the board of trustees of the Computer History Museum from 2006 to April 2023. Ms. Hayes holds an M.S. in Finance from Bentley University (1987) and received both an MS in Business Administration (1976) and a B.A. in Elementary Education (1972) from the University of Massachusetts, Amherst. Ms. Hayes maintains the NACD Board Leadership Fellow credential and has been a several-time attendee at Stanford Directors College. Ms. Hayes participates actively in Women Corporate Directors (WCD), the National Association of Corporate Directors (NACD), Financial Executives International (FEI), and the Athena Alliance. Ms. Hayes is a Senior Fellow of the American Leadership Forum—Silicon Valley, was a recipient of the YWCA TWIN award (1986) and was named to AGENDA Magazine’s Diversity 100—Top Diverse Board Candidates (2010).

We believe that Ms. Hayes is qualified to serve on the Combined Company Board based on her business experience and her financial expertise.

Mr. Daniel Dickson joined the QT Imaging Board in November 2022. Mr. Dickson began his executive management career in 1980, when he joined General Electric Company. From 1980 until 1987, he held a number of strategic and operational roles and had responsibility for a $300 million business in the company’s consumer electronics division. In 1987, Mr. Dickson left GE to join a startup company that brought advanced technology to consumer products retailing. As SVP Marketing, he helped grow revenue to $12 million and was a key player in the company’s IPO in 1989. In 1990, Mr. Dickson moved to California, where he became President and COO of a privately held data management company located in Santa Monica, CA. After repositioning the company to take advantage of the growing trend toward personalized marketing and internet-based market research, he was brought to San Francisco by the venture capital firm Draper Fisher Jurvetson in 1996 to serve as President and CEO of one of their early-stage internet companies. Based on this experience, he joined The Brenner Group, Inc., in 1998 where he built that company’s interim CEO practice. During that period, he also served as a “parachute” CEO and was retained by multiple San Francisco Bay Area venture firms to manage and reposition their portfolio companies, including Armus Corporation, a data management firm that focused on medical outcomes (acquired by Health Catalyst Capital Management in 2022), and Vital Transport, a start-up company involved in organ transport. In 2003, Mr. Dickson returned to the East Coast where he became President and CEO of Best Cellars, Inc., an innovative wine retailer with operations in five states. After doubling sales and creating a significant internet business, he negotiated the company’s acquisition by the $9 billion publicly held Great Atlantic & Pacific Grocery chain in 2007. After the acquisition, Mr. Dickson was retained as a “virtual COO” for the company’s $200 million wine, beer, and spirits operation, where he remained until 2011. From 2011 to 2018, he served as a board member and later advisor to the board of The Winebow Group, an $800 million fine wine distributor with locations in 19 states across the country. From 2018 until 2021 he acted as CFO of the Latin American Auto Group, an initiative led by automotive industry pioneer Marshall S. Cogan. He currently maintains an independent consulting practice focusing on executive coaching and strategic analysis, and is an executive coach affiliated with SUMMi7 LLC in Dallas, TX. Mr. Dickson holds an M.B.A., with Distinction, from Harvard’s Graduate School of Business Administration (1980), and a B.S. in Public Communication, Summa Cum Laude, from Boston University (1974), and is a registered Agile Product Owner and Scrum Master.

We believe Mr. Dickson is qualified to serve on the Combined Company’s Board because of his more than 30 years of C-level experience and expertise working in companies ranging from startups to Fortune 50 and his experience in industries from consumer products to enterprise software, as well as his proven ability to focus and scale a company.

Mr. Gerald McMorrow has a proven track record for spotting and commercializing medical scanning and imaging technology that can make a difference in the lives of physicians and their patients worldwide. Serial entrepreneur Gerald McMorrow is Founder and CEO of VerAvanti Inc. Previously, McMorrow founded and led Verathon Inc., to soaring heights as Chief Executive Officer and Chairman, responsible for guiding the company’s transformation from basement start-up to a $100 million plus international medical device corporation and then steering its eventual sale to Roper Industries in 2009. A recognized industry powerhouse, McMorrow was named Ernst & Young Entrepreneur of The Year (2006, Pacific Northwest, Health Services category) and leveraged his early engineering experience and career into the high reaches of corporate management. McMorrow worked his way through school with the aid of the G.I. Bill and has Bachelor’s and Master’s degrees cum laude in Electrical Engineering from the University of Washington, Seattle. Mr. McMorrow was employed by his start-up firm, Verathon, from April 1984 to October 2012, which became a subsidiary of Roper Industries as part of the sale in December 2009. From October 2012 to April 2013, Mr. McMorrow operated McMorrow Research LLC. In May 2013, Mr. McMorrow founded VerAvanti Inc. and has been employed by VerAvanti since then.

We believe Mr. McMorrow is qualified to serve on the Combined Company’s Board based on his leadership, business and medical device expertise.

[ Director Name]. [ Director Bio].

We believe [•] is qualified to serve on the Combined Company Board because of [•].

Board Composition and Classification

The Combined Company Board will consist of seven members. In accordance with the Existing Charter, the GigCapital5 Board is not classified.

As discussed above, in connection with the Business Combination, the Combined Company Board will be reconstituted and initially be comprised of seven individuals who will be voted upon by the stockholders at the Stockholders’ Meeting. The GigCapital5 Board believes it is in the best interests of the Combined Company for the Combined Company Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms, and only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. If Proposal No. 2 is approved at the Stockholders’ Meeting, the Combined Company’s directors will be divided among the three classes as follows:

•	the Class I directors will be Gerald McMorrow and Dorothy D. Hayes and their terms will expire at the annual meeting of stockholders to be held in 2024;

•	the Class II directors will be Daniel Dickson, and [•] and their terms will expire at the annual meeting of stockholders to be held in 2025; and

•	the Class III directors will be Dr. Avi S. Katz, Dr. Raluca Dinu and Dr. John Klock and their terms will expire at the annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified, in accordance with the Proposed Charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Combined Company’s directors.

This classification of the Combined Company’s directors may have the effect of delaying or preventing changes in control of the Combined Company.

Director Independence

Upon the consummation of the Business Combination, the Combined Company Board is expected to undertake a review of the independence of each director. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the Combined Company Board is expected to determine that Dr. Avi S. Katz, Dr. Raluca Dinu, Dorothy D. Hayes, Daniel Dickson, Gerald McMorrow and [•] do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.

In making these determinations, the Combined Company Board will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances that the Combined Company Board deems relevant in determining their independence, including the beneficial ownership of the Combined Company’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Other than that Drs. Katz and Dinu are married to each other, there are no family relationships among any of the proposed directors or executive officers of Combined Company.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, the Combined Company Board expects to have an active role, as a whole and also at the committee level, in overseeing the management of the Combined Company’s risks. The Combined Company Board anticipates being responsible for general oversight of risks and regular review of information regarding the Combined Company’s risks, including credit risks, liquidity risks, and operational risks. The compensation committee will be responsible for overseeing the management of risks relating to the Combined Company’s executive compensation plans and arrangements. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee will be responsible for overseeing the management of risks associated with the independence of the Combined Company Board. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Combined Company Board will be regularly informed through discussions from committee members about such risks.

Board Committees

The Combined Company Board will have an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and the responsibilities described below. Additionally, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific matters.

Audit Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s audit committee will be Dr. Raluca Dinu, Dorothy D. Hayes, and Gerald McMorrow. Ms. Hayes will be the Chair of the audit committee and will be the “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of

Nasdaq. The Combined Company’s audit committee will oversee the Combined Company’s corporate accounting and financial reporting process and will assist the Combined Company Board in monitoring the Combined Company’s financial systems. The Combined Company’s audit committee will also:

•

assist the Combined Company Board in the oversight of (1) the accounting and financial reporting processes of the Combined Company and the audits of the financial statements of the Combined Company, (2) the preparation and integrity of the financial statements of the Combined Company, (3) the compliance by the Combined Company with financial statement and regulatory requirements, (4) the performance of the Combined Company’s internal finance and accounting personnel and its independent registered public accounting firm, and (5) the qualifications and independence of the Combined Company’s independent registered public accounting firm;

•

review with each of the internal auditors and independent registered public accounting firm the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation.

•

review and discuss with management and internal auditors the Combined Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

review and discuss with management, internal auditors and the independent registered public accounting firm the Combined Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receive and review reports of the independent registered public accounting firm discussing (1) all critical accounting policies and practices to be used in the independent registered public accounting firm’s audit of the Combined Company’s financial statements, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of the Combined Company prior to the filing of the Combined Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

review, or establish, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discuss with management and the independent registered public accounting firm any changes in the Combined Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	review material pending legal proceedings involving GigCapital5 and other contingent liabilities;

•

meet periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

review and approving all transactions between the Combined Company and related parties or affiliates of the officers of the Combined Company requiring disclosure under Item 404 of Regulation S-K prior to the Combined Company entering into such transactions;

•

establish procedures for the receipt, retention and treatment of complaints received by the Combined Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

review periodically with the Combined Company’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Combined Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establish policies for the hiring of employees and former employees of the independent registered public accounting firm.

The Combined Company’s audit committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s compensation committee will be Dr. Avi S. Katz, Dr. Raluca Dinu, and Daniel Dickson. Dr. Dinu will be the Chair of Combined Company’s compensation committee. The Combined Company’s compensation committee will oversee the Combined Company’s compensation policies, plans, and benefits programs. The compensation committee will also:

•	review the performance of the Chief Executive Officer and executive management;

•	assist the Combined Company Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);

•

review and approve goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the company philosophy;

•	approve the salaries, bonus and other compensation for all executive officers;

•	review and approve compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	review and discuss with the Combined Company Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	review and make recommendations concerning executive compensation policies and plans;

•	review and recommend to the Combined Company Board the adoption of or changes to the compensation of the Combined Company’s directors;

•	review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the Combined Company Board;

•

review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the m Combined Company Board, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

•	approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Combined Company’s executive officers and employees;

•	review periodic reports from management on matters relating to the Combined Company’s personnel appointments and practices;

•	assist management in complying with the Combined Company’s proxy statement and annual report disclosure requirements;

•	issue an annual report of the compensation committee on executive compensation for the Combined Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the committee’s performance and the committee’s charter and recommending to the Combined Company Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharge all further responsibilities imposed upon the committee from time to time by the Combined Company Board, the federal securities laws or the rules and regulations of the SEC.

The Combined Company’s compensation committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s nominating and corporate governance committee will be Dr. Avi S. Katz, Dorothy D. Hayes, and [•]. Dr. Katz will be the Chair of the Combined Company’s nominating and corporate governance committee. The Combined Company’s nominating and corporate governance committee oversees and assists the Combined Company Board in reviewing and recommending nominees for election as directors. Specifically, the nominating and corporate governance committee will:

•	develop and recommend to the Combined Company Board the criteria for appointment as a director;

•	identify, consider, recruit and recommend candidates to fill new positions on the Combined Company Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommend director nominees for approval by the Combined Company Board and election by the stockholders at the next annual meeting.

The Combined Company’s nominating and corporate governance committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Communications with the Combined Company Board

Following the completion of the Business Combination, interested parties wishing to communicate with the Combined Company Board or with an individual member or members of the Combined Company Board may do so by writing to the Combined Company Board or to the particular member or members of the Combined Company Board, and mailing the correspondence to QT Imaging Holdings, Inc., 3 Hamilton Landing, Suite 160, Novato, CA 94949, Attention: Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of the Combined Company Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of the Combined Company Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Post-Combination Company Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Klock is the only individual who will be a member of the Combined Company Board and has been an employee during 2022. See the section titled “Executive Compensation of QT Imaging” for additional information about Dr. Klock’s compensation.

Outside Director Compensation Policy

The Combined Company Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the Combined Company’s named executive officers following the completion of the Business Combination.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing of the Business Combination, the Combined Company intends to develop an executive compensation program that is consistent with QT Imaging’s existing compensation policies and philosophies, which are designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, motivate and retain individuals who contribute to the long-term success of the Combined Company.

Decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board, which will be established at the Closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement the compensation policies and philosophies by linking a significant portion of the Combined Company’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for the Combined Company’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

It is expected that the Combined Company will enter into new employment agreements with the named executive officers, subject to the terms of any existing employment agreements or severance agreements with QT Imaging, and that these employment agreements will be reviewed annually by the compensation committee to the extent recommended upon advice and counsel of its advisors.

Annual Bonuses

The Combined Company intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Combined Company expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2023, it is expected that the Combined Company will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

Equity-Based Awards

If the Equity Incentive Plan Proposal is approved, the Combined Company intends to use equity-based awards to reward long-term performance of the named executive officers. The Combined Company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed in the section entitled “—Compensation Philosophy and Objectives Following the Business Combination,” including the recommendations of management relating thereto. See “Proposal No. 6—The Equity Incentive Plan Proposal.”

Other Compensation

The Combined Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The Combined Company also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code and applicable guidance denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer and certain “covered employees.” We expect the policy of the Combined Company will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Combined Company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and the Combined Company may do so.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has been an officer or employee of the Combined Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on the Combined Company Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have filed a copy of our form of Code of Ethics and our board committee charters as exhibits to the registration statement for the GigCapital5 IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us, or may accessed on our company website at https://

www.gigcapitalglobal.com/investors. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.” It is anticipated that the Combined Company Board will adopt a new Code of Business Conduct and Ethics that replaces our current Code of Ethics and that will apply to the Combined Company’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. Following the Business Combination, the Combined Company’s Code of Business Conduct and Ethics will be available on the investor relations section of our website at www.[•]. We intend to disclose any amendments to or waivers of our Code of Business Conduct and Ethics in a Current Report on Form 8-K on our website identified above. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

EXECUTIVE COMPENSATION OF QT IMAGING

Overview

This section discusses the material components of the executive compensation program for QT Imaging’s executive officers who are named in the “2022 Summary Compensation Table” below. As an “emerging growth company,” as such term is defined under the JOBS Act, QT Imaging is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to an emerging growth company. Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” and “the Company” refer to QT Imaging prior to the consummation of the proposed Business Combination and to QT Imaging Holdings, Inc. and its subsidiaries after the proposed Business Combination. This discussion may contain forward-looking statements that are based on QT Imaging’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that QT Imaging Holdings, Inc. will adopt may differ materially from the current or the currently planned programs that are summarized in this discussion.

2022 Compensation of Named Executive Officers of QT Imaging

QT Imaging’s named executive officers for the year ended December 31, 2022, which consisted of QT Imaging’s principal executive officer, chief operating officer and chief financial officer, were:

•	John Klock, M.D., QT Imaging’s President and Chief Executive Officer & Chief Medical Officer;

•	Margaret Donigan, QT Imaging’s Chief Operating Officer; and

•	Mikel Ann Price, QT Imaging’s Chief Financial Officer.

2022 Summary Compensation Table

The following table sets forth information regarding the compensation of QT Imaging’s named executive officers for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (2)	Bonus ($)	All Other Compensation ($)	Total ($)
John Klock, M.D., President and Chief Executive Officer & Chief Medical Officer	2022	—	—	—	—	0
Margaret Donigan (1) Chief Operating Officer	2022	320,000	113,938	—	—	433,938
Mikel Ann Price Chief Financial Officer	2022	227,117	78,333	—	—	305,450

(1)	Effective January 28, 2023, Margaret Donigan has resigned from her full-time position as Chief Operating Officer and is serving QT Imaging in a part-time role as a Senior Advisor.
(2)

Amounts reflect the grant date fair value of options granted to QT Imaging’s named executive officers calculated in accordance with FASB ASC Topic 718. QT Imaging’s named executive officers will only have a benefit to the extent the fair market value of QT Imaging Common Stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 10 to QT Imaging’s 2021 audited financial statements appearing in this proxy statement/prospectus. Ms. Donigan received a stock option to purchase 59,716 shares of QT Imaging Common Stock and Ms. Price received a stock option to purchase 41,055 shares of QT Imaging Common Stock under the 2021 Stock Incentive Plan during fiscal year 2022. The options vest with respect to (i) twenty-five percent (25%) of the shares on grant date February 1, 2022, and (ii) the balance of the shares subject to the option in a series of (3) successive equal annual installments upon completion of each additional year of service over the three (3) year period measured from February 1, 2022, and expire February 1, 2032, subject to the terms of the award agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of QT Imaging’s named executive officers as of December 31, 2022.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Klock, M.D.	01/01/2021	103,300		$10.00	01/01/2031
	01/01/2021	543,081		$8.50	01/01/2031
Margaret Donigan	01/01/2021	300,000		$10.00	01/01/2031
	09/08/2021	93,750	206,250	$8.50	09/08/2031
	02/01/2022	14,929	44,787	$6.50	02/01/2032
Mikel Ann Price	01/01/2021	7,900		$10.00	01/01/2031
	01/01/2021	38,044		$8.50	01/01/2031
	09/08/2021	46,875	103,125	$8.50	09/08/2031
	02/01/2022	10,264	30,791	$6.50	02/01/2032

Narrative Disclosure to 2022 Summary Compensation Table

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with other components of the executive compensation program. In general, QT Imaging seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the “—2022 Summary Compensation Table” for the base salary amounts received by the named executive officers of QT Imaging in 2022.

Long-Term Equity Incentive Awards

To focus QT Imaging’s named executive officers on the long-term performance of the Company, QT Imaging has historically granted equity compensation in the form of stock options for QT Imaging Common Stock that are subject to time-based vesting requirements. Stock options were granted to John Klock, Margaret Donigan and Mikel Ann Price. For more information, see “—2022 Summary Compensation Table,” “—Outstanding Equity Awards at December 31, 2022,” and “—Narrative Disclosure to 2022 Summary Compensation Table—Employee Benefit and Equity Compensation Plans.”

Employee Benefit and Equity Compensation Plans

The principal features of QT Imaging’s existing employee benefit and equity incentive plans are summarized below.

2021 Stock Incentive Plan

On September 8, 2021, the Board of Directors approved and the Company adopted the QT Imaging, Inc. 2021 Stock Incentive Plan (the “Plan”). Stockholder approval was obtained via proxy as part of the annual meeting of stockholders held on December 9, 2021. The maximum aggregate number of shares of QT Imaging Common Stock that the Company may award under the Plan is 7,000,000. The term of the Plan is 10 years. The

Plan is administered by a committee of the QT Imaging Board (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified stock options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of QT Imaging Common Stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of QT Imaging Common Stock and a term that does not exceed five years.

Upon the Closing of the proposed Business Combination, the 2021 Stock Incentive Plan will be terminated and the Combined Company will not grant any further awards under such Plan. All outstanding awards will be cancelled when the Plan terminates.

Health, Welfare and Retirement Plans

All QT Imaging full-time employees are eligible to participate in its health and welfare plans, including medical, dental, vision, basic group life insurance, voluntary life insurance, voluntary short-term and long-term disability insurance, and employee assistance program benefits made available to its employees through Insperity PEO Services. Insperity also sponsors a 401(k) defined contribution plan.

Non-Employee Director Compensation of QT Imaging

The following table presents the total compensation that each of our non-employee directors received during the year ended December 31, 2022. Other than as set forth in the table below, and except for the reimbursement of expenses associated with attending meetings of our board of directors and its committees, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2022.

Directors	Fees earned or paid in cash ($)	Stock options ($)		Total ($)
Daniel H. Dickson	—	—		—
Christian Fong	—	100,000	(1)	—
Randall Mackey	—	—		—
Gerald McMorrow	—	—		—
Richard Stanley	—	—		—

(1)	Represents stock options granted to Christian Fong on September 15, 2022 in a total of 100,000 options with an exercise price of $6.50. The 2022 GAAP expense for these options is $90,647.

THE BUSINESS COMBINATION

The following is a discussion of the proposed Business Combination and certain material terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about Business Combination Agreement and the terms of the proposed Business Combination that may be important to you. This section is not intended to provide you with any factual information about GigCapital5 or QT Imaging. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Proposed Business Combination

Transaction Structure

The GigCapital5 Board and the QT Imaging Board have approved the Business Combination Agreement and the proposed Business Combination. The Business Combination Agreement provides for the Merger of Merger Sub with and into QT Imaging, with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5. At the Closing and in connection with the filing of the Proposed Charter, GigCapital5 will be renamed as “QT Imaging Holdings, Inc.”

Merger Consideration

Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and extinguished and converted into (A) the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration divided by (ii) the QT Imaging Fully Diluted Capital Stock and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable.

In addition, at the Effective Time:

•

QT Imaging will in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each QT Imaging Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, including by payment or in accordance with the terms of the QT Imaging Option Plan, and the QT Imaging Options will be terminated without any conversion of such QT Imaging Options and no payment or distribution will be made, and the holder of any QT Imaging Options will cease to have any rights, with respect to such QT Imaging Options; and

•

each outstanding In-the-Money Company Warrant that is not exercised and exchanged prior to the Effective Time will automatically, without any action on the part of the holder of an In-the-Money Company Warrant, in accordance with the provisions of an In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share. Such Assumed Warrants will be subject to the same terms and conditions as were applicable to such corresponding In-the-Money Company Warrants immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the proposed Business Combination. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant will be exercisable solely for shares of GigCapital5 Common Stock;

(B) the number of shares of GigCapital5 Common Stock subject to each Assumed Warrant will be determined by multiplying the number of shares of QT Imaging Common Stock subject to such In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting number down to the nearest whole number of shares of GigCapital5 Common Stock; (C) the per share exercise price for the GigCapital5 Common Stock issuable upon exercise of each Assumed Warrant will be determined by dividing the per share exercise price for the shares of QT Imaging Common Stock subject to the In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) the holder of each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time will be entitled to the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable. Effective as of the Effective Time, each QT Imaging Warrant (other than any In-the-Money Company Warrant) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, in accordance with the provisions of such QT Imaging Warrant, be canceled without any conversion of such QT Imaging Warrant and no payment or distribution will be made, and the holder of such QT Imaging Warrant will cease to have any rights, with respect to such QT Imaging Warrant.

The merger consideration will be issued to holders of QT Imaging Equity Securities at the Closing in accordance with the Business Combination Agreement. In addition, pursuant to the terms of the Business Combination Agreement, shares of Combined Company Common Stock will be issued to such other parties entitled pursuant to agreements with QT Imaging to receive shares of the Combined Company Common Stock as partial payment for compensation at the Closing. The portion of the merger consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of QT Imaging held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of GigCapital5 Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of GigCapital5 Common Stock.

The total number of shares of GigCapital5 Common Stock expected to be issued to holders of QT Imaging Common Stock in connection with the Closing (after giving effect to the net exercise or conversion of QT Imaging Warrants and the Converting Notes) is [●] shares, which will represent approximately [●]% of the total number of shares of the Combined Company Common Stock outstanding immediately following consummation of the proposed Business Combination (assuming no additional redemptions, other than the September 2022 Partial Redemption, by Public Stockholders and no exercises of GigCapital5 warrants).

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality that is different from what may be viewed as material by stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, investors are not third-party beneficiaries under the Business Combination Agreement and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of GigCapital5, QT Imaging or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement. To the extent that prior to the effective date of this proxy statement/prospectus, material information that contradicts the representations, warranties, and covenants in the Business Combination Agreement has come to our attention, we have provided corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent to the effective date of this proxy statement/prospectus, material information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement comes to our attention and such information has not been previously disclosed in our public filings, our public filings will be updated to include any material information necessary to provide our stockholders with a materially complete understanding of the disclosures in the Business Combination Agreement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about GigCapital5, QT Imaging or any other matter.

Structure of the Merger

On December 8, 2022, GigCapital5, Merger Sub and QT Imaging entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into QT Imaging, with QT Imaging as the surviving company in the Merger (the “Surviving Corporation”), and after giving effect to the Merger, the Surviving Corporation will be a wholly owned subsidiary of GigCapital5, which will be renamed as “QT Imaging Holdings, Inc.”

In connection with the Merger, the Ancillary Agreements have been, or will be, entered into at or prior to the Closing. See “Other Agreements.”

Merger Consideration

Subject to the terms of the Business Combination Agreement, at the Effective Time, each issued and outstanding share of QT Imaging Common Stock (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes but excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and extinguished and converted into (A) the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration divided by (ii) the QT Imaging Fully Diluted Capital Stock and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable.

In addition, at the Effective Time:

•

QT Imaging will in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each QT Imaging Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, including by payment or in accordance with the terms of the QT Imaging Option Plan, and the QT Imaging Options will be terminated without any conversion of such QT Imaging Options and no payment or distribution will be made, and the holder of any QT Imaging Options will cease to have any rights, with respect to such QT Imaging Options; and

•

each outstanding In-the-Money Company Warrant that is not exercised and exchanged prior to the Effective Time will automatically, without any action on the part of the holder of an In-the-Money Company Warrant, in accordance with the provisions of an In-the-Money Company Warrant (for the avoidance of doubt, as may be amended following the date of the Business Combination Agreement with the written approval of GigCapital5), be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share. Such Assumed Warrants will be subject to the same terms and conditions as were applicable to such corresponding In-the-Money Company Warrants immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the proposed Business Combination. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant will be exercisable solely for shares of GigCapital5 Common Stock; (B) the number of shares of GigCapital5 Common Stock subject to each Assumed Warrant will be determined by multiplying the number of shares of QT Imaging Common Stock subject to such In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting number down to the nearest whole number of shares of GigCapital5 Common Stock; (C) the per share exercise price for the GigCapital5 Common Stock issuable upon exercise of each Assumed Warrant will be determined by dividing the per share exercise price for the shares of QT Imaging Common Stock subject to the In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) the holder of each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time will be entitled to the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable. Effective as of the Effective Time, each QT Imaging Warrant (other than any In-the-Money Company Warrant) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, in accordance with the provisions of such QT Imaging Warrant, be canceled without any conversion of such QT Imaging Warrant and no payment or distribution will be made, and the holder of such QT Imaging Warrant will cease to have any rights, with respect to such QT Imaging Warrant.

The merger consideration will be issued to holders of QT Imaging Equity Securities at the Closing in accordance with the Business Combination Agreement. In addition, pursuant to the terms of the Business Combination Agreement, shares of Combined Company Common Stock will be issued to such other parties entitled pursuant to agreements with QT Imaging to receive shares of the Combined Company Common Stock as partial payment for compensation at the Closing. The portion of the merger consideration issuable to any person by virtue of the Merger will be calculated on an aggregate basis with respect to all shares of capital stock of QT Imaging held of record by such person immediately prior to the Effective Time, and after such aggregation, any fractional share of GigCapital5 Common Stock that would otherwise be issuable to such person following such aggregation will be rounded up to a whole share of GigCapital5 Common Stock.

The total number of shares of GigCapital5 Common Stock expected to be issued to holders of QT Imaging Common Stock in connection with the Closing (after giving effect to the net exercise or conversion of QT Imaging Warrants and the Converting Notes) is [●] shares, which will represent approximately [●]% of the total number of shares of the Combined Company Common Stock outstanding immediately following consummation of the proposed Business Combination (assuming no additional redemptions, other than the September 2022 Partial Redemption, by Public Stockholders and no exercises of GigCapital5 warrants).

The Closing

The Closing will occur as promptly as practicable, but in no event later than three (3) Business Days (as defined in the Business Combination Agreement), after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement.

The Earnout Shares

After the Closing, the holders of the QT Imaging Equity Securities as of immediately prior to the Effective Time will have the contingent right to receive additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if the Triggering Events are achieved. At the Closing and immediately prior to the Effective Time, GigCapital5 will deposit, or will cause to be deposited, with the Exchange Agent, among other shares, the sum of 9,000,000 shares of GigCapital5 Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination, as a pool of shares that can constitute the Merger Consideration Earnout Shares. The Merger Consideration Earnout Shares will be allocated among the holders of the QT Imaging Equity Securities as described below.

Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Combined Company becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event, the Combined Company will prepare and deliver, or cause to be prepared and delivered, a Release Notice, which Release Notice will set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect to the requested release (including the number of Merger Consideration Earnout Shares to be released from the Exchange Fund and the identity of the person to whom they should be released). The Merger Consideration Earnout Shares that are to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities will be distributed to such holders in accordance with their respective Pro Rata Shares. The Merger Consideration Earnout Shares will be released and delivered as follows (each of (i), (ii) and (iii) below, a Triggering Event):

(i)    promptly following the date on which the Combined Company files the 2023 Form 10-K with the SEC, the 2023 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, on or prior to such filing date, QT Imaging or the Combined Company has obtained a formal FDA clearance for breast cancer screening with respect to its breast scanning systems, which remains in full force and effect as of such filing date; provided, that the 2023 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if, in addition, during calendar year 2023, QT Imaging, prior to the Closing, and the Combined Company, following the Closing, either (A) makes at least eight bona fide placements of its breast scanning systems globally or (B) achieves annual revenue of at least $4,400,000 as set forth in the financial statements included in the 2023 Form 10-K;

(ii)    promptly following the date on which the Combined Company files the 2024 Form 10-K with the SEC, the 2024 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2024, (A) the Combined Company achieves annual revenue of at least $17,100,000 as set forth in the financial statements included in the 2024 Form 10-K, and (B) the Combined Company makes at least four placements of its breast scanning systems in the United States; provided, that the 2024 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved: (x) on or prior to such filing date, the Combined Company has obtained a formal FDA clearance for a new indication for use of its breast scanning systems (other than any indication obtained prior to calendar year 2024), which remains in full force and effect as of such filing date; or (y) the Combined Company achieves clinical-quality patient images with the Combined Company’s open angle scanner during the 2024 calendar year, as reported in the 2024 Form 10 K;

(iii)    promptly following the date on which the Combined Company files the 2025 Form 10-K, the 2025 Earnout Shares will be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2025, (A) the Combined Company achieves annual revenue of at least $67,000,000 as set forth in the financial statements included in the 2025 Form 10-K, or (B) the VWAP of shares of the Combined Company Common Stock equals or exceeds $15 per share for twenty of any thirty consecutive trading days on the Nasdaq; provided, that the 2025 Earnout Shares will increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved on or prior to such filing date: (x) the Combined Company has obtained a formal FDA clearance of its open angle scanner, which remains in full force and effect as of such filing date; or (y) the Combined Company receives net positive results in bona fide clinical trials, conducted in accordance with generally accepted industry standards, for its open angle scanner, as reported in the 2025 Form 10-K; and

(iv)    if the conditions set forth in (i), (ii) or (iii) above for any Merger Consideration Earnout Shares to be released from the Exchange Fund and distributed to the holders of the QT Imaging Equity Securities have not been, and become incapable of being, satisfied, then promptly thereafter such Merger Consideration Earnout Shares will be automatically released to the Combined Company for cancellation and the holders of the QT Imaging Equity Securities will not have any right to receive such Merger Consideration Earnout Shares or any benefit therefrom.

Covenants and Agreements

The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the proposed Business Combination and efforts to satisfy the conditions to the consummation of the Business Combination, as described below.

Conduct of Business by QT Imaging

QT Imaging will, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as expressly contemplated by any other provision of the Business Combination Agreement or any of the Ancillary Agreements, as set forth on the applicable schedule of the Business Combination Agreement, or as required by applicable law (including COVID-19 measures as may be requested or compelled by any Governmental Authority (as defined in the Business Combination Agreement)), unless GigCapital5 shall otherwise consent in writing (which consent will not be unreasonably conditioned, withheld or delayed), conduct QT Imaging’s business in the ordinary course of business, and in a manner consistent with past practice (with any COVID-19 action taken prior to the date of the Business Combination Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of the Business Combination Agreement are in the ordinary course of business consistent with past practice), use its commercially reasonable efforts to preserve substantially intact QT Imaging’s business organization, to keep available the services of QT Imaging’s current officers, key employees and key

Contingent Workers (as defined in the Business Combination Agreement), and to preserve its current relationships with customers, suppliers and other persons with which QT Imaging has significant business relations. On May 31, 2023, QT Imaging entered into the NXC Agreement with NXC, pursuant to which QT Imaging appointed NXC as the nonexclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement. Prior to signing the NXC Agreement, QT Imaging notified GigCapital5, to which GigCapital5 agreed and did not otherwise object.

During the Interim Period, QT Imaging will not, except as expressly contemplated by the Business Combination Agreement or any of the Ancillary Agreements, as set forth on the applicable schedule of the Business Combination Agreement, and as required by law (including COVID-19 measures as may be requested or compelled by any Governmental Authority), directly or indirectly, do any of the following without the prior written consent of GigCapital5 (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change QT Imaging’s certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of QT Imaging, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of QT Imaging, subject to customary exceptions; or (B) any material assets of QT Imaging;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of QT Imaging’s capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of QT Imaging’s capital stock, other than redemptions of equity securities from former employees of QT Imaging upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any person, corporation, partnership, other business organization or any division thereof in an amount in excess of $50,000; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(vi) (A) other than increases in base compensation of employees in the ordinary course of business that do not exceed 5% of base compensation, individually or in the aggregate, and increases required by the terms of a Plan (as defined in the Business Combination Agreement) or applicable Law, grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of QT Imaging as of the date of the Business Combination Agreement, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, other than in the ordinary course, consistent with past practice, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $200,000, or (E) hire any new employee whose individual compensation would exceed $150,000;

(vii) take any action where such action could reasonably be expected to prevent or impede the proposed Business Combination from qualifying for the Intended Tax Treatment (as defined in the Business Combination Agreement);

(viii) other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected on the disclosure schedules or that QT Imaging is not prohibited from entering into after the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of QT Imaging, other than in the ordinary course of business consistent with past practice;

(ix) adopt, amend, and/or terminate any Plan except as may be required by applicable law, is necessary in order to consummate the proposed Business Combination, or health and welfare plan renewals in the ordinary course of business;

(x) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi) make, change or revoke any tax election, amend any tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability fail to pay any material tax when due (including estimated taxes), surrender any claim for a refund of a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, or prepare any material tax return in a manner inconsistent in any material aspect with past practices;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of QT Imaging’s material rights thereunder, in each case in a manner that is materially adverse to QT Imaging, except in the ordinary course of business;

(xiii) make any material alterations or improvements to QT Imaging’s owned real property or its leased real property, or amend any written or oral agreements affecting such owned real property or leased real property;

(xiv) intentionally permit any material item of the intellectual property rights owned by, purported to be owned by, or licensed to QT Imaging (collectively, “QT Imaging IP”) to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect QT Imaging’s interest in each and every material item of QT Imaging IP, except in the ordinary course of business; or

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing;

Conduct of Business of GigCapital5 and Merger Sub

During the Interim Period, GigCapital5 will, and will cause Merger Sub to, except as expressly contemplated by any other provision of the Business Combination Agreement or any of the Ancillary Agreements, and except as required by applicable law (including any COVID-19 measures or as maybe requested or compelled by any Governmental Authority), unless QT Imaging otherwise consents in writing (which consent will not be unreasonably conditioned, withheld or delayed), operate the businesses of GigCapital5 and Merger Sub in the ordinary course of business and in a manner consistent with past practice.

During the Interim Period, GigCapital5 will not, and will cause Merger Sub not to, except as expressly contemplated by any other provision of the Business Combination Agreement or any of the Ancillary Agreements, as set forth on the applicable schedule of the Business Combination Agreement, and as required by applicable law (including any COVID-19 measures as may be requested or compelled by any Governmental Authority), directly or indirectly, do any of the following without the prior written consent of QT Imaging (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation or bylaws of GigCapital5 or Merger Sub or the Trust Agreement (as defined hereinafter) (collectively, the “GigCapital5 Organizational Documents”) or certificate of incorporation and bylaws of Merger Sub, or form any subsidiary of GigCapital5 other than Merger Sub;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of GigCapital5’s capital stock, other than redemptions from the Trust Account that are required pursuant to the GigCapital5 Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of GigCapital5 Common Stock or GigCapital5 Warrants except for redemptions from the Trust Account that are required pursuant to the GigCapital5 Organizational Documents;

(iv) other than pursuant to the Sponsor Support Agreement, (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital5 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of GigCapital5 or Merger Sub or (ii) amend any term of any GigCapital5 Warrants;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or in the ordinary course of business;

(vi) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the proposed Business Combination);

(vii) except for such indebtedness as is necessary to amend GigCapital5’s Existing Charter to extend the period to consummate an initial business combination of GigCapital5 set forth in GigCapital5’s Existing Charter and to provide working capital to GigCapital5 through such period, including for such payables as have been incurred but not paid by GigCapital5 as reported in the GigCapital5 SEC reports, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital5, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by GigCapital5’s independent accountants;

(ix) make any material tax election, amend any tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

(x) take any action where such action could reasonably be expected to prevent or impede the proposed Business Combination from qualifying for the Intended Tax Treatment;

(xi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital5 or Merger Sub;

(xii) amend the Investment Management Trust Agreement, dated as of January 28, 2021 (the “Trust Agreement”), between GigCapital5 and Continental Stock Transfer & Trust Company (the “Trustee”) or any other agreement related to the Trust Account;

(xiii) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against GigCapital5 or Merger Sub, (B) any stockholder litigation or dispute against GigCapital5 or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the proposed Business Combination, in each case, if the amount of such settlement, litigation, investigation, arbitration, dispute or other proceeding exceeds $1,000,000 individually or in the aggregate;

(xiv) amend the Trust Agreement or any other agreement related to the Trust Account;

(xv) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director ; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements of QT Imaging

Pursuant to the Business Combination Agreement, QT Imaging covenants and agrees, among other things, to take certain actions as set forth below:

•

QT Imaging shall provide GigCapital5 with such assistance and cooperation with preparing and filing the Proxy Statement as reasonably requested by GigCapital5, and shall furnish all information concerning QT Imaging as GigCapital5 may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement;

•

QT Imaging shall not, during the Interim Period, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of the Exchange Act, concerning any Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.

•

At any time prior to the Effective Time, QT Imaging shall not have any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to the business relationship between QT Imaging on the one hand, and GigCapital5 on the other hand, the Business Combination Agreement, or any other agreement or any other matter, and regardless of whether such claim is based on contract, tort, equity or any other theory of legal liability.

•

At any time prior to the Effective Time, QT Imaging shall promptly inform GigCapital5 of any event or circumstance relating to QT Imaging or its officers or directors which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement.

•

As soon as reasonably practicable after the Registration Statement becomes effective, but no later than 10 business days prior to the Stockholders’ Meeting, QT Imaging shall seek the irrevocable written consent, in form and substance reasonably acceptable to GigCapital5, of the requisite stockholders of QT Imaging to approve and adopt the Business Combination Agreement and the proposed Business Combination, including the Merger; provided, that the Stockholders’ Meeting is not held less than 10 business days after the Registration Statement is declared effective. QT Imaging shall not send the Registration Statement prior to it being declared effective by the SEC to the stockholders of QT Imaging, other than QT Imaging’s key stockholders which may be provided drafts of the Registration Statement by QT Imaging.

•

QT Imaging shall give prompt notice to GigCapital5 of any event which it becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions to consummation of the proposed Business Combination, including the Merger, set forth in the Business Combination Agreement to fail to be satisfied at the Closing.

•

QT Imaging shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the proposed Business Combination, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the QT Imaging and its subsidiaries necessary for the consummation of the proposed Business Combination and to fulfill the conditions to the Merger.

•

QT Imaging shall keep GigCapital5 apprised of the status of matters relating to the proposed Business Combination, including promptly notifying GigCapital5 of any communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the Business Combination Agreement and permitting GigCapital5 to review in advance, and to the extent practicable consult about, any proposed communication by such party to any governmental authority in connection with the proposed Business Combination.

•

QT Imaging shall use reasonable best efforts to deliver: (a) not later than 30 days from the date of the proposed Business Combination, true and complete copies of (i) the audited consolidated financial statements QT Imaging and its subsidiaries for the twelve (12) month periods ended December 31, 2021, and (ii) (a) the reviewed financial statements of QT Imaging and its subsidiaries for the nine (9) month period ended September 30, 2022, and (b) as soon as possible but in any event not later than March 15, 2023, true and complete copies of the audited consolidated financial statements of the QT Imaging and its subsidiaries for the twelve (12) month period ended December 31, 2022.

•

Prior to the Closing, pursuant to GigCapital5 informing QT Imaging that all out-of-the-money QT Imaging Warrants would not be assumed by the Combined Company and should be canceled as a condition to the consummation of the proposed Business Combination, QT Imaging shall use reasonable best efforts pursuant to Sections 3(c) and (d) of the QT Imaging Warrant agreement to (a) comply with all notice and other provisions of the QT Imaging Warrants and (b) take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of QT Imaging Warrants, in order to cause (i) the QT Imaging Warrants (other than In-the-Money Company Warrants) to be cancelled without consideration upon the Closing pursuant to the provisions of the Business Combination Agreement, and (ii) the In-the-Money Company Warrants to be exercised for shares of QT Imaging Common Stock prior to the Closing, or assumed by GigCapital5 upon the Closing pursuant to the provisions of the Business Combination Agreement.

•

Prior to the Closing, QT Imaging shall use reasonable best efforts to comply with all notice and other provisions of the QT Imaging Convertible Notes. Furthermore, prior to the Closing, QT Imaging shall take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of the Converting Notes, in order to cause (a) the Converting Notes to be converted into QT Imaging Common Stock and (b) for all liens and security interests granted in favor of the holders of such Converting Notes to be terminated, each immediately prior to the Effective Time.

•

QT Imaging shall, and shall cause its representatives to, cooperate with the representation and warranty insurance provider and GigCapital5 and provide all information or take such other action as the representation and warranty insurance provider or GigCapital5 may reasonably request in connection with finalizing, binding or issuing the representation and warranty insurance policy, including by participating in any due diligence bring down call requested by the representation and warranty insurance provider.

•

QT Imaging shall use its reasonable best efforts to cooperate with and assist GigCapital5 in arranging and obtaining, up to $26,000,000 of equity and/or debt financing for GigCapital5, including in the form of convertible promissory notes to be issued by GigCapital5 at the Closing, on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed).

Additional Agreements of GigCapital5

Pursuant to the Business Combination Agreement, GigCapital5 covenants and agrees, among other things, to take certain actions as set forth below:

•

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Financial Statements, GigCapital5 shall prepare and file with the SEC a joint information statement/proxy statement (the “Proxy Statement”) to be sent to the stockholders of GigCapital5 and from which QT Imaging may derive an information statement that it can send to the stockholders of QT Imaging relating to (i) with respect to QT Imaging’s stockholders, the action to be taken by certain stockholders of QT Imaging pursuant to the Written Consent and (ii) with respect to GigCapital5’s stockholders, the Stockholders’ Meeting to be held to consider approval and adoption of the Proposals.

•

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Financial Statements, GigCapital5 shall prepare and file with the SEC this Registration Statement in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GigCapital5 Common Stock to be issued to the stockholders of QT Imaging pursuant to the Business Combination Agreement.

•

At any time prior to the Effective Time, GigCapital5 shall promptly inform QT Imaging of any event or circumstance relating to GigCapital5 or Merger Sub, or their respective officers or directors, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement.

•

GigCapital5 shall call and hold the Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and GigCapital5 shall use its reasonable best efforts to hold the Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GigCapital5).

•

GigCapital5 shall use its reasonable best efforts to obtain the approval of the Proposals at the Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

•	The GigCapital5 Board shall recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement.

•

Promptly following the execution of the Business Combination Agreement, GigCapital5 shall approve and adopt the Business Combination Agreement and approve the Merger as the sole stockholder of Merger Sub.

•

During the Interim Period, GigCapital5 shall not, among other things, take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than QT Imaging, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any SPAC Business Combination Proposal other than with QT Imaging, its stockholders and their respective affiliates and representatives.

•

The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of QT Imaging, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of QT Imaging, unless such modification shall be required by applicable law.

•

After the Closing Date, the Combined Company shall maintain director and officer insurance policies on behalf of its then current directors and officers of the Combined Company, the Surviving Corporation and

their subsidiaries, and the Combined Company shall timely pay or cause to be paid all premiums with respect to such director and officer insurance policies.

•

On the Closing Date, the Combined Company shall enter into customary indemnification agreements reasonably satisfactory to each of QT Imaging and GigCapital5 with the post-Closing directors and officers of GigCapital5, QT Imaging and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

•

On and after the Closing Date, for a period of no less than six years, the Combined Company shall maintain public company directors’ and officers’ liability insurance with full, continuous prior acts coverage for pre-Closing acts, errors, omissions, or claims based on the status, of GigCapital5’s directors and officers. Such coverage shall be at least the equivalent, including with respect to amount and coverage terms, as that provided under GigCapital5’s public company D&O insurance just prior to Closing.

•

On and after the Closing Date, for a period of no less than six years, the Combined Company shall, with regard to pre-Closing acts, errors, omissions of GigCapital5 and QT Imaging’s directors and officers, respectively, maintain certificates of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificates of incorporation or bylaws of GigCapital5 and QT Imaging, respectively, just prior to Closing.

•

On and after the Closing Date, for a period of no less than six years, the Combined Company shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions, actions, and investments contemplated by the Business Combination Agreement or any of the Ancillary Agreements, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable law).

•

GigCapital5 shall give prompt notice to QT Imaging of any event which it becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions to the consummation of the proposed Business Combination, including the Merger, set forth in the Business Combination Agreement to fail to be satisfied at the Closing.

•

GigCapital5 shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the proposed Business Combination, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the QT Imaging and its subsidiaries necessary for the consummation of the proposed Business Combination and to fulfill the conditions to the Merger.

•

GigCapital5 shall keep QT Imaging apprised of the status of matters relating to the proposed Business Combination, including promptly notifying QT Imaging of any communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the Business Combination Agreement and permitting QT Imaging to review in advance, and to the extent practicable consult about, any proposed communication by such party to any governmental authority in connection with the proposed Business Combination.

•

GigCapital5 will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the proposed Business Combination to be approved for listing on the Nasdaq, as applicable, at Closing.

•

As of the Effective Time, the obligations of GigCapital5 to dissolve or liquidate within a specified time period as contained in GigCapital5’s Existing Charter will be terminated and GigCapital5 shall have no obligation whatsoever to dissolve and liquidate the assets of GigCapital5 by reason of the consummation of the Merger or otherwise, and no stockholder of GigCapital5 shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GigCapital5 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GigCapital5 (to be held as available cash on the balance sheet of GigCapital5, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

•

Prior to the Closing, GigCapital5 shall take all such steps as may be required (to the extent permitted under applicable law and no-action letters issued by the SEC) to cause any acquisition of GigCapital5 Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act.

•

GigCapital5 will pay the required fees, costs and expenses of the representation and warranty insurance provider at such times as required by the representation and warranty insurance policy and the conditional binder (and all such fees, costs, and expenses shall be considered Unpaid GigCapital5 Transaction Expenses).

•

From and after the execution and delivery of the Business Combination Agreement through the Closing, GigCapital5 shall use its reasonable best efforts to arrange and obtain up to $26,000,000 of equity and/or debt financing for GigCapital5, including in the form of convertible promissory notes to be issued by GigCapital5 at the Closing, on terms and conditions mutually agreeable to GigCapital5 and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed).

Joint Covenants and Agreements of QT Imaging and GigCapital5

In addition, each of QT Imaging and GigCapital5 covenant and agree, among other things, to take certain actions as set forth below:

•

GigCapital5 and QT Imaging each shall use its reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the proposed Business Combination.

•	As promptly as practicable after the Registration Statement is declared effective, each of QT Imaging and GigCapital5 shall mail the Proxy Statement to their respective stockholders.

•

Each of GigCapital5 and QT Imaging shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

•

No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GigCapital5 or QT Imaging without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GigCapital5 and QT Imaging each will advise the other of the filing of any supplement or amendment, the issuance of any stop order, the suspension of the qualification of GigCapital5 Common Stock, any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GigCapital5 and QT Imaging shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

•

During the Interim Period, QT Imaging and GigCapital5 shall (and shall cause their respective subsidiaries to) (i) provide to the other party (and its representatives) reasonable access at reasonable times upon reasonable prior notice to the officers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request, in each case subject to customary exceptions. All information obtained by QT Imaging and GigCapital5 pursuant to the foregoing shall be kept confidential in accordance with the Confidentiality Agreement.

•

During the Interim Period, following the release of the initial press release relating to the proposed Business Combination Agreement, unless otherwise prohibited by applicable law or Nasdaq, as applicable, each of GigCapital5 and QT Imaging shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to the Business Combination Agreement, or the proposed Business Combination, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as otherwise prohibited by applicable law or Nasdaq.

•

Each of GigCapital5, Merger Sub and QT Imaging shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

•

To the extent that the SEC or any other governmental authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the tax consequences of the proposed Business Combination, each of GigCapital5 and the QT Imaging will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to GigCapital5 or QT Imaging of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of GigCapital5 or QT Imaging, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

•

Each of GigCapital5, Merger Sub and QT Imaging agrees to promptly make required filing or application under antitrust laws, to respond promptly to request for additional information as may be required by antitrust laws, and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to eliminate impediments under any antitrust law so as to enable the parties to consummate the proposed Business Combination, including to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable.

•	QT Imaging and GigCapital5 shall cooperate to establish the Equity Incentive Plan, which plan shall become effective upon, or as soon as practicable following, the Closing.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of GigCapital5, Merger Sub and QT Imaging, certain of which are subject to materiality and material adverse effect qualifiers and may be further modified and limited by the disclosure letters. See “Material Adverse Effect.” The representations and warranties of GigCapital5 are also qualified by information included in GigCapital5’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of QT Imaging

QT Imaging has made representations and warranties relating to, among other things, organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority, no conflict, required filings and consents, permits, compliance, regulatory matters, financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, labor and employment matters, real property, title to assets, intellectual property, taxes, environmental matters, material contracts, international trade laws, insurance, board approval, stockholder approval, compliance with anti-corruption laws , interested party transactions, Exchange Act, health care compliance, brokers, and exclusivity of representations and warranties.

Representations and Warranties of GigCapital5 and Merger Sub

GigCapital5 and Merger Sub have made representations and warranties relating to, among other things, corporate organization, certificate of incorporation and bylaws, capitalization, authority, no conflict, required filings and consents, compliance, SEC filings, financial statements, Sarbanes-Oxley, absence of certain changes or events, absence of litigation, Board approval, stockholder approval, no prior operations of Merger Sub, brokers, Trust Account, employees, taxes, listing, private placements, investigation and reliance.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of QT Imaging are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of GigCapital5 are qualified in whole or in part by a material adverse effect on the ability of GigCapital5 to enter into and perform its obligations under the Business Combination Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement: (a) “QT Imaging Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence that, individually or in the aggregate with all other Effects (as defined in the Business Combination Agreement), (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of QT Imaging and its subsidiaries taken as a whole or (ii) prevents, materially delays or materially impedes the performance by QT Imaging of its obligations under the Business Combination Agreement or the consummation of the proposed Business Combination or any of the other transactions, subject to certain customary qualifications and exceptions; and (b) “GigCapital5 Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence individually or in the aggregate with all other events, circumstances, changes, developments, effects or occurrences , (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of GigCapital5; or (ii) would prevent, materially delay or materially impede the performance by GigCapital5 or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the proposed Business Combination or any of the other transactions, subject to certain customary qualifications and exceptions.

Non-Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate upon Closing, except (i) the sole purpose of recovery under the representation and warranty insurance policy, (ii) those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (iii) any rights of GigCapital5 to seek and obtain recovery of damages arising out of or relating to fraud.

Conditions to the Merger

The consummation of the proposed Business Combination, including the Merger, is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied in accordance with their terms in the Business Combination Agreement or waived by the applicable parties to the Business Combination Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement if their terms cannot be satisfied at or prior to the Closing.

Conditions to Obligations of GigCapital5, Merger Sub and QT Imaging

The obligations of GigCapital5, Merger Sub and QT Imaging to consummate the proposed Business Combination, including the Merger, are subject to the satisfaction or written waiver (where permissible) by QT Imaging and GigCapital5 at or prior to the Closing of the following conditions:

(a) the requisite approval of the QT Imaging stockholders as set forth in the Business Combination Agreement will have been obtained and delivered to GigCapital5;

(b) The Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital5 in accordance with the Proxy Statement, the DGCL, the GigCapital5 Organizational Documents and the rules and regulations of Nasdaq;

(c) No governmental authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the proposed Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the proposed Business Combination, including the Merger;

(d) All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the proposed Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

(e) All consents, approvals and authorizations set forth on the disclosure schedule shall have been obtained from and made with all governmental authorities;

(f) The Registration Statement shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

(g) The shares of GigCapital5 Common Stock shall be listed on Nasdaq as of the Closing Date; and

(h) Upon the Closing, and after giving effect to the Redemption Rights under the Existing Charter GigCapital5, GigCapital5 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

Conditions to Obligations of GigCapital5 and Merger Sub

The obligations of GigCapital5 and Merger Sub to consummate the proposed Business Combination, including the Merger, are subject to the satisfaction or written waiver by GigCapital5 (where permissible) at or prior to the Closing of the following additional conditions:

(a) The representations of QT Imaging (disregarding any limitation contained therein relating to materiality, material adverse effect or any similar limitation) will be true and correct either in all material respects (for those representations and warranties with respect to organization and qualification, subsidiaries, capitalization, authority relative to the Business Combination Agreement, and brokers) or in all respects (for all other representations and warranties except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in an QT Imaging Material Adverse Effect), as of the Closing Date or as of the specific date set forth in the representation, as applicable;

(b) QT Imaging shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) QT Imaging has delivered to GigCapital5 a certificate of an officer of QT Imaging, dated the date of the Closing, that the representations and warranties meet the standards described above, that the agreements and covenants have been performed in all material respects, and that no QT Imaging Material Adverse Effect has occurred during the Interim Period;

(d) No QT Imaging Material Adverse Effect shall have occurred during the Interim Period;

(e) Other than those persons identified as continuing directors in the applicable schedule to the Business Combination Agreement, all members of the QT Imaging Board and the board of directors of QT Imaging’s subsidiaries shall have executed written resignations effective as of the Effective Time;

(f) The Stockholder Support Agreement shall be in full force and effect on the Closing Date, and no Key QT Imaging Stockholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder;

(g) All parties to the Registration Rights Agreement (other than GigCapital5) shall have delivered, or cause to be delivered, to GigCapital5 copies of the Registration Rights Agreement duly executed by all such parties;

(h) QT Imaging has delivered, or has caused to be delivered, to GigCapital5 the Lock-Up Agreement duly executed by each holder of shares of QT Imaging Common Stock outstanding as of immediately prior to the Effective Time, other than any such holder who, as of immediately prior to the Effective Time, owns (together with his, her or its affiliates) an aggregate of less than three percent (3%) of all shares of QT Imaging Common Stock then outstanding;

(i) QT Imaging has delivered to GigCapital5 a certificate certifying that shares of QT Imaging Common Stock are not “U.S. real property interests” within the meaning of Sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(j) QT Imaging shall have delivered to GigCapital5 the PCAOB Financial Statements;

(k) The QT Imaging Warrants (other than In-the-Money Company Warrants) shall have been amended such that such QT Imaging Warrants shall be canceled without consideration upon the Closing pursuant to the Business Combination Agreement, and the In-the-Money Company Warrants shall have been canceled, extinguished and exercised for shares of QT Imaging Common Stock in accordance with their terms, or shall be capable of being assumed by GigCapital5 in accordance with their respective terms and the provisions of the Business Combination Agreement;

(l) The Converting Notes shall have been converted into QT Imaging Common Shares immediately prior to the Effective Time and the Surviving Notes (as defined in the Business Combination Agreement) shall have been repaid or amended consistent with the Business Combination Agreement and otherwise in form and substance reasonably satisfactory to GigCapital5;

(m) Company Closing Debt (as defined in the Business Combination Agreement) shall be no more than $4,000,000; and

(n) The Business Combination Agreement and the other Transaction Documents shall be in full force and effect and shall not have been rescinded by QT Imaging.

Conditions to Obligations of QT Imaging

The obligations of QT Imaging to consummate the proposed Business Combination, including the Merger, are subject to the satisfaction or written waiver by QT Imaging (where permissible) at or prior to the Closing of the following additional conditions:

(a) The representations and warranties of GigCapital5 and Merger Sub (disregarding any limitation contained therein relating to materiality, material adverse effect or any similar limitation) will be true and correct either in all material respects (for those representations and warranties with respect to corporation organization, capitalization, authority relative to the Business Combination Agreement, and brokers) or in all respects (for all other representations and warranties except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a GigCapital5 Material Adverse Effect), as of the Closing Date or as of the specific date set forth in the representation, as applicable;

(b) GigCapital5 and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with, by it on or prior to the Effective Time;

(c) GigCapital5 has delivered to QT Imaging a certificate of an officer of GigCapital5, dated the date of the Closing, that the representations and warranties meet the standards described above, that the agreements and covenants have been performed in all material respects, and that no GigCapital5 Material Adverse Effect occurred in the Interim Period which is continuing and uncured;

(d) There has not occurred a GigCapital5 Material Adverse Effect after the date of the Business Combination Agreement that is continuing and uncured;

(e) The Available Cash shall be equal to or greater than $15,000,000;

(f) GigCapital5 shall have taken all such actions as reasonably required such that, immediately following the Closing, the Combined Company Board shall consist of the directors as indicated in the applicable schedule to the Business Combination Agreement;

(g) All current and long-term liabilities of GigCapital5 shall, immediately prior to the Closing, be capable of being satisfied as part of the Unpaid GigCapital5 Transaction Expenses;

(h) A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration;

(i) GigCapital5 shall have delivered a copy of the Registration Rights Agreement duly executed by GigCapital5 and the Sponsor;

(j) GigCapital5 shall have delivered a copy of the Lock-Up Agreement duly executed by GigCapital5 and the Sponsor;

(k) The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement; and

(l) The Business Combination Agreement and the other Transaction Documents shall be in full force and effect and shall not have been rescinded by GigCapital5.

Termination

The Business Combination Agreement may be terminated and the proposed Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the

Business Combination Agreement and the proposed Business Combination by the stockholders of QT Imaging or GigCapital5, as follows:

(a) By mutual written consent of GigCapital5 and QT Imaging;

(b) By written notice by either GigCapital5 or QT Imaging if the Effective Time shall not have occurred prior to September 8, 2023, provided that neither party will be entitled to exercise such termination right if such party is directly or indirectly through its affiliates in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to such date;

(c) By written notice by either GigCapital5 or QT Imaging if any U.S. governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the proposed Business Combination, including the Merger, illegal or otherwise preventing or prohibiting the consummation of the proposed Business Combination, including the Merger;

(d) By written notice by either GigCapital5 or QT Imaging to the other party, if any of the Proposals shall fail to receive the requisite vote for approval at the Stockholders’ Meeting;

(e) By written notice by GigCapital5 to QT Imaging, if QT Imaging shall have failed to deliver the Written Consent to GigCapital5;

(f) By written notice by GigCapital5 to QT Imaging upon a breach of any representation, warranty, covenant or agreement on the part of QT Imaging set forth in the Business Combination Agreement, or if any representation or warranty of QT Imaging shall have become untrue, in each case such that certain conditions set forth in the Business Combination Agreement would not be satisfied; provided that GigCapital5 has not waived such breach and GigCapital5 and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement, and subject to certain cure rights of QT Imaging;

(g) By written notice by QT Imaging to GigCapital5 upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital5 or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of GigCapital5 or Merger Sub shall have become untrue, in each case such that certain conditions set forth in the Business Combination Agreement would not be satisfied; provided that QT Imaging has not waived such breach and QT Imaging is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement, subject to certain cure rights of GigCapital5 and Merger Sub; or

(h) By written notice by either GigCapital5 or QT Imaging to the other party if, upon the Closing, and after giving effect to the Redemption Rights, GigCapital5 does not have net tangible assets of at least $5,000,001.

Effect of Termination

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void, and there shall be no liability under the Business Combination Agreement on the part of any party thereto, and all rights and obligations of each party shall cease, other than with respect to certain exceptions contemplated by the Business Combination Agreement that will survive the termination of the Business Combination Agreement.

Appraisal Rights

Under the DGCL, QT Imaging stockholders have appraisal rights in connection with the Merger. QT Imaging stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of QT Imaging Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of QT Imaging Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any QT Imaging stockholder who wishes to preserve appraisal rights must so advise QT Imaging by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from QT Imaging or GigCapital5 that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Any shares of QT Imaging Common Stock held by such QT Imaging stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such QT Imaging stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such QT Imaging stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of QT Imaging Common Stock held by such QT Imaging stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, QT Imaging stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Amendments

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

Stock Market Listing

The GigCapital5 Common Stock are currently listed on Nasdaq under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and the Warrants trade at the OTC under the symbols “GIA.U” and “GIA.WS,” respectively. GigCapital5 will prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by the Business Combination Agreement, if required under Nasdaq rules, covering the shares of GigCapital5 Common Stock to be issued in connection with the Merger, and will seek to obtain approval for the listing of such shares of the Combined Company Common Stock on Nasdaq and the change of GigCapital5’s trading ticker for the Combined Company Common Stock and the Warrants on Nasdaq to “QTI” and “QTI.WS,” in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event as of immediately prior to the effective time.

Fees and Expenses

Except as otherwise set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the proposed Business Combination shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction (as defined in the Business Combination Agreement) is consummated, except that GigCapital5 and QT Imaging shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act.

OTHER AGREEMENTS

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the Stockholder Support Agreement, the Registration Rights Agreement and the Lock-Up Agreement are attached hereto as Annex C, Annex D, Annex E and Annex F, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Stockholders’ Meeting.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with GigCapital5 and QT Imaging, pursuant to which the Sponsor agreed, at any meeting of GigCapital5 stockholders and in connection with any action by written consent of the stockholders of GigCapital5, to (i) appear or cause all shares or other voting securities of GigCapital5 it holds, owns, or is entitled to vote, including the GigCapital5 Voting Shares, whether as shares or as a constituent part of a unit of securities to be counted present for quorum purposes, (ii) vote (or execute an action by written consent) or cause to be voted (A) in favor of the Business Combination Agreement, the Merger, and any other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement or that would reasonably be expected to result in a failure to consummate the Merger, (C) in favor of the proposals and any other matters necessary or reasonably requested by GigCapital5 for the consummation of the proposed Business Combination, and (D) against any SPAC Business Combination Proposal other than with QT Imaging and any other action that would reasonably be expected to materially impede, delay, or adversely affect the proposed Business Combination or result in a breach of any obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

As of the Record Date, the Sponsor was entitled to vote the GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock.

Except as otherwise contemplated in the Business Combination Agreement or the Sponsor Support Agreement, Sponsor agreed that it will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber 6,530,000 shares of GigCapital5 Common Stock held of record by Sponsor (“Sponsor Shares”) or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any Sponsor Shares that is inconsistent with the Sponsor Support Agreement, or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares. Sponsor further agrees to comply with the lock-up provisions set forth in the Insider Letter Agreement.

Prior to the earlier of the termination of the Business Combination Agreement or the Sponsor Support Agreement, Sponsor agreed not to, directly or indirectly, solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Business Combination Agreement, or participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowing assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a SPAC Business Combination Proposal or other transaction in violation of the Business Combination Agreement. If the Sponsor receives any inquiry or proposal with respect to a SPAC Business Combination Proposal, then Sponsor shall promptly notify such person that GigCapital5 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

The Sponsor Support Agreement will terminate on the earlier of (i) the Closing of the Merger, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the time the Sponsor Support Agreement is terminated upon the mutual written agreement of GigCapital5, QT Imaging and the Sponsor.

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Key QT Imaging Stockholders entered into the Stockholder Support Agreement with GigCapital5, pursuant to which such Key QT Imaging Stockholders holding at least fifty and one tenth percent of the QT Imaging Common Stock agreed, severally and not jointly, to vote, (a) at any meeting of the stockholders of QT Imaging called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by QT Imaging for the purposes of approving the Merger, in favor of or consent to the Merger, the Business Combination Agreement and all other transactions contemplated thereby, and (b) at any meeting of the stockholders of QT Imaging, and in connection with any action by written consent of the stockholders of QT Imaging, as applicable, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of QT Imaging under the Business Combination Agreement or that would reasonably be expected to prevent the Merger from being consummated.

Each Key QT Imaging Stockholder, severally and not jointly, agrees that, subject to customary exceptions, such stockholder will not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any shares of QT Imaging Common Stock or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement or to another stockholder of QT Imaging that is a party to the Stockholder Support Agreement and bound by the terms and obligations thereof, (b) deposit any shares of QT Imaging Common Stock into a voting trust or enter into a voting arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Stockholder Support Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any such shares, except as set forth in the Business Combination Agreement or the Stockholder Support Agreement.

Each Key QT Imaging Stockholder, severally and not jointly, agrees that such stockholder will not, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Business Combination Agreement, or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the Business Combination Agreement. If any Key QT Imaging Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Key QT Imaging Stockholder shall promptly notify such person in writing that QT Imaging is subject to an exclusivity agreement with respect to the sale of QT Imaging that prohibits such Key QT Imaging Stockholder from considering such inquiry or proposal.

The Stockholder Support Agreement and the obligations and liabilities of the Key QT Imaging Stockholders under the Stockholder Support Agreement will terminate on the earlier of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, (iii) the effective date of a written agreement of GigCapital5 and the Key QT Imaging Stockholders terminating the Stockholder Support Agreement and (iv) any material breach by GigCapital5 of the Business Combination Agreement that is not fully cured within the time permitted by the Business Combination Agreement.

Registration Rights Agreement

GigCapital5 and the Holders will enter into the Registration Rights Agreement at the Closing. Pursuant to the terms of the Registration Rights Agreement, the Combined Company will be obligated to file one or more registration statements to register the resales of the Combined Company Common Stock held by such Holders after the Closing. Holders holding at least majority in interest of the registrable securities owned by all Holders are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Holders may demand at any time or from time to time, that the Combined Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Combined Company held by such Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Company will indemnify such Holders and certain persons or entities related to such Holders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Company and certain persons or entities related to the Combined Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Lock-Up Agreement

GigCapital5 and the Holders will enter into the Lock-Up Agreement at the Closing. The Lock-Up Agreement will provide that, subject to certain exceptions, each of the Holders will not transfer any shares of the Combined Company Common Stock beneficially owned or owned of record by such of the Holders until the earlier of (a) six months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of the Combined Company Common Stock quoted on Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the Closing Date; and (c) subsequent to the Closing, the date on which the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their Combined Company securities for cash, securities or other property.

BACKGROUND OF THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination are the result of negotiations among the representatives of GigCapital5 and QT Imaging and their related parties. The following is a brief description of the background of these negotiations and the resulting agreement to consummate the Business Combination on the terms, and subject to the conditions, set forth in the Business Combination Agreement.

GigCapital5 is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with a business with high growth potential in the U.S. or internationally. We have identified QT Imaging as our initial business combination target. Upon consummation of the Business Combination with QT Imaging, we expect to change our name and be known as QT Imaging Holdings, Inc.

On September 28, 2021, we consummated the GigCapital5 IPO of 23,000,000 GigCapital5 Units at a price of $10.00 per unit, including 3,000,000 over-allotment units, generating gross proceeds of $230,000,000. Each GigCapital5 Unit issued in the GigCapital5 IPO was comprised of one Public Share and one Warrant. Each Warrant is exercisable for one share of GigCapital5 Common Stock at a price of $11.50 per full share and will become exercisable 30 days after the Closing.

Simultaneously with the closing of the GigCapital5 IPO, we consummated the private placement to the Sponsor of 795,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Private Placement Units are substantially similar to the units issued in the GigCapital5 IPO, except for certain differences in the Private Placement Warrants included in the Private Placement Units. Unlike the Warrants, if held by the original holder or its permitted transferees, the Private Placement Warrants (i) may be exercised for cash or on a cashless basis at such time as they become exercisable, (ii) are not redeemable by us, and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the Closing. If the Private Placement Warrants are held by holders other than their initial holder or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by holders on the same basis as the Warrants.

Upon the closing of the GigCapital5 IPO and the private placement, approximately $232.3 million of the net proceeds from the combined sale of the GigCapital5 Units in the GigCapital5 IPO and the Private Placement Units in the private placement was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, which invests only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination, (ii) the redemption of 100% of the Public Shares if we do not complete a business combination within 24 months from the closing of the GigCapital5 IPO, or September 28, 2023, provided that the Sponsor or its designee must deposit into the Trust Account for every additional month beyond 18 months (or March 28, 2023) for up to 6 months, funds equal to $100,000 (the first extension payment of $100,000 was made in conjunction with the last special meeting of the stockholders held on March 28,2023), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the GigCapital5 Amended and Restated Certificate of Incorporation relating to our pre-business combination activity and related stockholders’ rights. In September 2022, the GigCapital5 Amended and Restated Certificate of Incorporation was amended to extend the date for consummation of our initial business combination for up to 6 months to March 28, 2023, and in connection with the stockholder approval of this amendment, certain Public Stockholders effectuated the September 2022 Partial Redemption. In March 2023, the GigCapital5 Amended and Restated Certificate of Incorporation was amended a second time to extend the date for consummation of our initial business combination for up to 6 months to September 28, 2023, and in connection with the stockholder approval of this amendment, certain Public Stockholders effectuated the March 2023 Partial Redemption. Following the September 2022 Partial Redemption and the March 2023 Partial Redemption, approximately $31.8 million remained in the Trust Account. Prior to the consummation of the GigCapital5 IPO, neither GigCapital5, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with GigCapital5.

Following the closing of the GigCapital5 IPO, the GigCapital5 management team began engaging with its network of contacts to look for prospective businesses or assets to acquire in our initial business combination. We believe that the GigCapital5 management team, the GigCapital5 Board and the Sponsor have extensive experience in identifying, investing in, and operating businesses that focus on anticipating and exploiting macro trends in a variety of technology industries, with a particular focus on companies in the technology, media, and telecommunications (“TMT”), aerospace and defense (“A&D”), advanced medical equipment, intelligent automation and sustainable industries. We believe in the ability of the GigCapital5 management team to lead rigorous sourcing and due diligence processes, utilizing the proprietary network of the GigCapital5 management team and GigCapital5 Board. We determined to use the following criteria and guidelines in evaluating acquisition opportunities, but we were also of the view that we may decide to enter into our initial business combination with a target business that does not meet these criteria and guidelines.

The general criteria and guidelines that we had determined would be used by the GigCapital5 Board and management in evaluating prospective target businesses includes the following:

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Companies that embrace today’s digital transformation and intelligent automation. GigCapital5 and its management will seek TMT, A&D, advanced medical equipment, intelligent automation and sustainable companies anywhere in the world that embrace today’s digital transformation and intelligent automation as a competitive advantage. Being conscientious corporate citizens, GigCapital5 and its management will focus on sustainable technology companies that can shape a better society and healthier environment. GigCapital5 believes that such an approach enables both organic and inorganic fast-paced growth, creating new strategic, operational and business opportunities fueled by the emerging cloud, analytics, big data and cognitive technologies. Businesses who rethink their current and future capabilities amid disruption will be better positioned for growth in the digital age. GigCapital5 seeks to combine with the best available U.S. private or overseas private or foreign listed companies.

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Companies that will benefit from a public listing. GigCapital5 and its management primarily will seek companies with entrepreneurial owners and leadership that they believe will benefit from being publicly traded, and that will be able to effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company in furtherance of growth. A public status is designed to enhance organic and strategic growth opportunities and accelerate execution of business ideas in dynamic and competitive growth markets.

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Companies that will benefit from GigCapital5’s management’s industry expertise and relationships. GigCapital5 and its management will seek companies that will be best positioned to leverage their industry expertise, insights and relationships to create opportunities for value creation, whether acquisitions, capital investments inorganic growth opportunities, generating greater operating efficiencies or significantly improving financial performance.

•	Companies that are market-leading participants. GigCapital5 and its management will seek a target that has an established business and market position or technology proposition.

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Companies that are mid-sized businesses. GigCapital5 and its management believe targeting companies in the mid-market will provide the greatest number of opportunities for investment and will maximize the benefits of the collective network of our management team and its affiliates.

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Companies with strong management. GigCapital5 and its management will prioritize entities with well-established, proven and talented management teams that wish to continue to drive their companies to growth by leveraging a public market platform and are eager to succeed with support from an interactive and hands-on board of directors.

Consistent with the general criteria and guidelines above, the GigCapital5 management team and GigCapital5 Board set out to consider a variety of factors in evaluating prospective target businesses, including the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or methods;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates;

•	macro competitive dynamics in the industry within which the company competes; and

•	fit, cooperation and coachability of management team.

These criteria are not intended by us to be an exhaustive list of our guidelines, or the factors that we considered when considering QT Imaging as a business combination target. Any evaluation relating to the merits of a particular initial business combination, including with respect to QT Imaging, may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that the GigCapital5 management team and GigCapital5 Board may deem relevant.

Since the completion of the GigCapital5 IPO, GigCapital5 considered a large number of potential target businesses with the objective of consummating a business combination. Representatives of GigCapital5 contacted, and were contacted by, an extensive list of individuals, investment banks, private equity and venture capital firms, and companies in, among others, the A&D, semiconductor, cyber and cloud connectivity software and advanced medical equipment sectors. GigCapital5 primarily considered businesses that it believed could benefit from the substantial expertise, experience, network of the GigCapital5 management team, and relationship with its sponsor affiliate, that GigCapital5 determined have a scientific or other competitive advantage in the markets in which they operate and have attractive growth prospects.

In the process that led to identifying QT Imaging as an attractive business combination opportunity, the GigCapital5 management team evaluated over 200 different potential business combination targets. Our management team conducted preliminary business due diligence on more than 50 potential business combination targets. Additional due diligence was undertaken with respect to more than 10 potential business combination targets, and identification of business, legal, financial and other risks to the target’s business. In connection with its evaluation, GigCapital5 or its management company, GigManagement, entered into over 30 non-disclosure agreements. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. In addition to QT Imaging, we delivered and undertook discussions regarding non-binding indications of interest or letters of intent with respect to more than 10 other prospective business combination targets (each of whom we undertook additional due diligence efforts). Of these 10 other prospective business combination targets, only one resulted in an executed term sheet. With respect to the other 9 prospective business combination targets, notwithstanding discussions with such prospective targets regarding non-binding indications of interest or letters of intent, the parties were either unable to agree upon potential terms for a transaction, GigCapital5 decided to move away from the process due to further information collected or the potential targets pursued an alternative transaction, and as a result, GigCapital5 did not continue to pursue a potential business combination with the other 9.

Of these 9 other prospective business combination targets, 1 was in the industrial space, 3 were medical technology or pharmaceutical companies (“Medtech/Pharma”), 4 were in A&D sector, and the last was a crossover between the A&D sector and pharmaceutical industry. The management of GigCapital5 identified and initiated the discussions with each of these companies.

For the company in the industrial space, discussions began shortly after the GigCapital5 IPO in the Fall of 2021, and proceeded as far as GigCapital5 initiating discussions of and presenting an initial draft of a potential non-binding letter of intent in January 2022 at a valuation for the company of approximately $400 million, with the potential combined company to be financed with a minimum of $80 million in convertible notes that the parties would have to raise. Following the delivery of the draft of a potential non-binding letter of intent, the parties over a few days discussed both the proposed valuation and the type of financing that would result from a proposed transaction, as the potential business combination target was not desirous of a transaction that would result in only debt being added to its balance sheet and sought a valuation of at least $450 million. The management of GigCapital5 raised to the potential business combination target that the market for equity financing of business combinations was becoming more challenging than it had been a year earlier, which was why it was proposing a convertible note financing. The potential business combination target took this under consideration as it evaluated the proposal from GigCapital5. Eventually after a few weeks of its consideration of a possible business combination with GigCapital5, the potential business combination target decided not to proceed further with discussions and the discussions terminated in February 2022.

The management of GigCapital5 commenced discussions in the Fall of 2021 with 3 other potential targets – 1 in the A&D sector and the other 2 in the Medtech/Pharma space. One of the Medtech/Pharma companies, the management of GigCapital5 in October 2021 proposed commencing discussions around a potential transaction with that company being verbally provided a valuation of approximately $200 million. Those discussions did not proceed beyond the presentation of that valuation, with GigCapital5 deciding not to continue the discussions based upon its initial discussion of valuation with the potential business combination target. A similar situation arose with the A&D company, with GigCapital5 proposing in November 2021 a potential transaction with the company that valued the company at approximately $500 million. However, those discussions also did not proceed beyond that point. With the second of the Medtech/Pharma companies that the management of GigCapital5 first started speaking with in the Fall of 2021, in February 2022, it presented a draft of a potential non-binding letter of intent to that potential business combination target that provided for a proposed valuation of approximately $364 million, with financing to be provided both by a minimum of $45 million in convertible notes and the potential business combination target securing commitments of at least $20 million aggregate financing from its strategic and inside investors. After the presentation of this draft potential non-binding letter of intent, the discussions terminated when these terms were not accepted.

In January 2022, the management of GigCapital5 had initial discussions with 2 different A&D companies regarding a potential business combination with GigCapital5. However, in both of these situations, the management of GigCapital5 did not propose a potential valuation to the potential business combination targets, with both of those companies choosing to consider an alternative to a business combination. Similarly, in March 2022, the management of GigCapital5 had initial discussions with another Medtech/Pharma company, but those discussions also did not proceed to a potential valuation even being presented to that company.

In February 2022, the management of GigCapital5 commenced discussions with another A&D company, and verbally presented it with a proposed valuation of approximately $150 million. Those discussions did not proceed beyond the presentation of that valuation, with GigCapital5 deciding not to continue the discussions based upon its initial discussion of valuation with the potential business combination target. And in March 2022, the management of GigCapital5 also discussed a potential business combination with the company that was a crossover between the A&D sector and pharmaceutical industry. The management of GigCapital5 verbally presented that company with a proposed valuation of approximately $100 million. Those discussions also did not proceed beyond the presentation of that valuation.

In June 2022, we executed a term sheet with a potential business combination target that the management of GigCapital5 first met in March 2022 and that was engaged in quantum computing, conducted extensive due diligence (including legal, financial, regulatory, commercial and intellectual property matters) of the target, and undertook numerous discussions regarding terms of a potential business combination (including valuation), but decided in August 2022, after conducting due diligence regarding the prospective business combination target and extensive discussions, together with such prospective business combination target to terminate those discussions, including any exclusivity of discussions, and not to proceed with that prospective business combination target for a variety of reasons, including after considering the above discussed criteria and determining that the parties would not be able to successfully negotiate a business combination on terms that each of the parties would find acceptable and in the interests of their respective stockholders.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute, (ii) the target pursued an alternative transaction or strategy, or (iii) our decision to pursue a Business Combination with QT Imaging.

The following describes how the proposed Business Combination with QT Imaging resulted from the activities of the GigCapital5 management team and GigCapital5 Board.

On August 28, 2022, GigCapital5 was approached by an advisor to QT Imaging, Arun Batavia of Exit Strategy Partners, LLC, to inquire of its interest in exploring the possibility of a business combination between the companies.

On August 30, 2022, a non-disclosure agreement was mutually executed by GigCapital5 and QT Imaging. This nondisclosure agreement did not contain any standstill or “don’t ask, don’t waive” provisions (nor did any other nondisclosure agreements that either GigCapital5, or GigManagement, for the purpose of considering a company for an initial business combination for GigCapital5, entered into contain any standstill or “don’t ask, don’t waive” provision).

On August 31, 2022, Dr. Avi Katz and Dr. Raluca Dinu, Executive Chairman of the Board and Chief Executive Officer, respectively, of GigCapital5, were provided with an investor presentation for and introduction to QT Imaging. The GigCapital5 management team, together with some of the members of the GigCapital5 Board, reviewed the investor presentation, which presented a company with a developed medical imaging technology that had begun being placed into commercial settings following initial FDA-clearance and had in part been funded with over $15 million in grants from the National Institute of Health. They also reached out to some third-party advisors to discuss QT Imaging as a potential business combination target.

On September 6, 2022, Dr. Katz and Dr. Dinu met in person with Dr. John Klock, the founder and Chief Executive Officer of QT Imaging at QT Imaging’s facilities. They were able to experience a scan conducted using the QT Breast Scanner and a comparison of this scan to a mammogram result. They also engaged in initial due diligence of QT Imaging and discussed the possibility of a business combination between GigCapital5 and QT Imaging with Dr. Klock. The parties began discussing the initial contours of a transaction, including valuation, a three-year earnout based upon milestones and financial deliveries by QT Imaging, minimum cash needed and a potential PIPE or convertible note financing to supplement the Trust Account for supplying such minimum cash.

Following this meeting, the GigCapital5 management team continued to conduct research on QT Imaging and discuss the company with various advisors. The GigCapital5 management team also began to consider a possible valuation for QT Imaging.

On September 6, 2022, Mr. Batavia sent to the GigCapital5 management team a draft of a non-binding term sheet for a potential business combination between GigCapital5 and QT Imaging. This initial term sheet contained terms that the parties had discussed, contemplated that QT Imaging would merge with a subsidiary of GigCapital5 that would be formed for the purpose of GigCapital5 acquiring QT Imaging, and included a pre-transaction enterprise valuation for QT Imaging previously proposed by the GigCapital5 management team of $150 million on a fully-diluted basis which would be adjusted at closing of a potential business combination based on final cash and debt on the closing balance sheet of QT Imaging, with the consideration to be paid to be entirely shares of GigCapital5 Common Stock or assumed securities for holders of equity compensation securities, using a divider of 10 for the enterprise valuation to determine the number of shares of GigCapital5 Common Stock to be issued, plus an earn-out of up to 7.5 million shares that could be issued in equal grants of 2.5 million shares a year over three years upon achievement of certain milestones. GigCapital5 management, relying on their management and industry experience, proposed this pre-transaction enterprise valuation after taking into consideration the size of the breast imaging market, which was estimated in the 2019 Breast Imaging Market Report by Allied Market Research at $3 billion, and the potential for QT Imaging’s technology, which is intended to replace existing technologies, to capture a portion of this market, as well their financial due diligence investigation to that date into QT Imaging and its business, and consideration of a list of various market comparable valuations of similar size and stage of evolution medical equipment companies that went public over the previous 6 months that the GigCapital5 management team had put together.

On September 8, 2022, Dr. Katz sent to Dr. Klock and Mr. Batavia a revised term sheet that in addition to what was specified in the term sheet provided on September 6, 2022, also contemplated that (i) GigCapital5 and QT Imaging would, and would cause their affiliates and representatives to, negotiate exclusively with each other in connection with a proposed business combination, (ii) a seven person board of directors would be appointed to GigCapital5 following the consummation of the proposed business combination, of which three directors would be nominated by the Sponsor, three directors would be nominated by QT Imaging, and one director would be jointly nominated by the other six directors, (iii) the parties would pursue up to $25,000,000 in convertible notes or other financing vehicle in GigCapital5 to be issued at the closing of the proposed business combination, and QT Imaging would secure up to $2 million in equity and/or debt financing from strategic, financial and inside investors, a portion of which could be used as a bridge financing of QT Imaging prior to the closing of the proposed business combination, (iv) the shares issued to holders of greater than 5% QT Imaging equityholders would be subject to a 6-month lock-up, (v) the shares issued in the Merger would be listed on the NYSE, (vi) the parties would discuss and mutually agree upon a post-closing management equity compensation plan with a stock pool equal to 10% of the outstanding shares of GigCapital5 at the closing of the proposed business combination and a 5% annual evergreen feature, (vii) that transaction expenses would be limited to $10 million and (viii) the closing of the Merger would be subject to several closing conditions, including a condition of QT Imaging that GigCapital5 would have aggregate cash proceeds available at the closing of the proposed business combination in immediately available funds from the Trust Account and the proposed financing of no less than $15 million (after giving effect to redemptions by existing GigCapital5 public stockholders), net of the parties’ transaction expenses as of the closing of the proposed Business Combination.

On September 10, 2022, Dr. Klock provided to Dr. Katz initial questions and comments of QT Imaging to the September 8, 2022 term sheet, including with respect to the composition of the post-combination board, the capitalization table following the closing of a business combination, and the capital for the payment of the transaction expenses. QT Imaging also requested that its board of directors be able to meet with GigCapital5 management.

On September 11, 2022, Dr. Katz responded to the comments provided by Dr. Klock, providing information that responded to the inquiries of QT Imaging in an effort to generate revisions to the term sheet from QT Imaging.

On September 13, 2022, Dr. Klock sent Dr. Katz and Dr. Dinu a revised term sheet. Among other things, this revision increased the number of shares that were subject to the proposed earn-out to 9 million at equal grants of 3 million a year, and provided greater detail regarding the milestones for achieving the earnout, provided that QT Imaging would nominate four of the seven directors of the post-combination company, and provided that transaction expenses would be limited to $11 million, with $7 million for GigCapital5 and $4 million for QT Imaging. It also allowed QT Imaging to continue to pursue bridge financing for its operations prior to a closing of the proposed business combination without violating an exclusivity provision.

Later that day, Dr. Katz sent the management team of QT Imaging and Mr. Batavia a further revised term sheet that made minor revisions to the provisions regarding the earnout and the transaction expenses. Dr. Katz also discussed a meeting of the parties on September 15, 2022.

On September 14, 2022, Mr. Batavia sent another revision to the term sheet to Dr. Katz and Dr. Dinu, and told them that this revision, which made additional minor edits to the earnout provision, remained subject to review by counsel to QT Imaging. Dr. Katz responded that, subject to any changes that QT Imaging’s counsel sought, GigCapital5 was ok with the edits that Mr. Batavia had sent.

On September 15, 2022, Dr. Katz and Dr. Dinu met with members of the board of directors of QT Imaging and answered questions regarding the proposed business combination.

Over the next week, GigCapital5 management continued to engage in discussions regarding a potential business combination with QT Imaging with various advisors.

On September 19, 2022, Dr. Klock met in GigCapital5’s offices to present to the GigCapital5 Board and a representative of GigCapital5’s legal counsel, DLA Piper LLP (US) (“DLA Piper”). Following that presentation, Dr. Klock, Dr. Katz, Dr. Dinu and the representative of DLA Piper discussed the term sheet. Dr. Klock asked questions regarding the proposed board composition of the post-combination company.

After that meeting ended, on September 19, 2022, Mr. Batavia sent to Dr. Katz and Dr. Dinu a revised term sheet that made further revisions to the earnout provision and the proposed board composition of the post-combination company.

On September 23, 2022, GigCapital5 held a special meeting of its stockholders. At this special meeting, GigCapital5’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation that extended the date by which GigCapital5 must consummate a business combination transaction from September 28, 2022 on a monthly basis up to March 28, 2023.

On September 25, 2022, Dr. Klock sent to Dr. Katz and Dr. Dinu a revised term sheet that reflected revisions proposed by counsel to QT Imaging. The revisions included, among other things, edits to the merger consideration, earnout and transaction fee provisions, that the entirety of the $2 million in financing to be raised by QT Imaging would be a bridge financing invested into QT Imaging prior to the closing of the proposed business combination, and provided for how the term sheet could be terminated by the parties.

Over the next two days, the parties discussed these revisions to the term sheet. On September 27, 2022, Dr. Katz sent to Dr. Klock and Mr. Batavia a revised term sheet that reflected what the parties had discussed, which primarily consisted of a proposed capitalization table following the closing of the proposed business combination and minor edits to the revisions made by counsel to QT Imaging.

On September 28, 2022, the parties executed this revised term sheet. The parties then prepared a press release for issuance on October 3, 2022 to announce the execution of the non-binding term sheet.

On September 29, 2022, Dr. Dinu sent to Dr. Klock, Mr. Batavia, and the Chief Operating Officer of QT Imaging, Meg Donigan, a due diligence request list for business, financial and legal due diligence of QT Imaging.

On October 3, 2022, before the opening of trading on the NYSE, GigCapital5 and QT Imaging announced that they had entered into an exclusive, non-binding term sheet for a proposed term sheet.

Beginning the week of October 3, 2022, GigCapital5 began to engage in due diligence of QT Imaging, which continued through the date that the Business Combination Agreement was entered into. Representatives of GigCapital5 and DLA Piper conducted an extensive due diligence investigation of QT Imaging, which focused on, among other things, QT Imaging’s (i) products and technology, (ii) capitalization, (iii) corporate and organizational matters, (iv) suppliers, distributors and customers, (v) sales and marketing, (vi) real and personal property, (vii) intellectual property, (viii) debt and financing, (ix) financial and tax matters, (x) regulatory compliance, (xi) management, employees consultants and benefit plans, (xii) commercial and government contracts, and (xiii) privacy and data security matters, and included (a) a detailed review of material due diligence materials provided in the virtual data room or otherwise by representatives of QT Imaging, (b) numerous written follow-up questions and requests by representatives of GigCapital5 and DLA Piper submitted to and addressed by representatives of QT Imaging and counsel to QT Imaging, Seyfarth Shaw LLP (“Seyfarth”), (c) conference calls among QT Imaging management and representatives of GigCapital5 and DLA Piper during which QT Imaging management answered questions and provided information regarding QT Imaging and its business, and (d) conference calls between representatives of GigCapital5 and representatives of medical providers using QT Imaging’s products during which such representatives discussed the business relationship between QT Imaging, on the one hand, and such providers, on the other hand, as well as the technology.

On October 8, 2022, Dr. Katz began discussions with Northland Securities, Inc. (“Northland Securities”) regarding it acting as a financial and capital markets advisor to GigCapital5, including with respect to the financing contemplated by the term sheet.

On October 10, 2022, the GigCapital5 management team, the QT Imaging management team, representatives of DLA, representatives of Seyfarth Shaw, and a representative of an advisor to QT Imaging, ARC Group Limited, met to discuss the process for proceeding with the proposed business combination.

Between October 10, 2022 and October 13, 2022, Dr. Katz continued discussions with Northland Securities regarding its potential engagement. Dr. Katz and a representative of Northland Securities also discussed the bridge financing to be raised by QT Imaging pursuant to the executed term sheet and assistance that Northland Securities could provide in that financing, as well as what terms of a bridge financing might look like. Northland Securities agreed to and on October 13, 2022, provided to Dr. Katz a proposed term sheet for a bridge financing of QT Imaging that proposed that QT Imaging issue convertible notes that would convert into shares of preferred stock of QT Imaging immediately prior to the closing of the proposed business combination.

On October 13, 2022, the GigCapital5 management team, the QT Imaging management team, representatives of DLA Piper and representatives of Northland Securities met and Dr. Klock and Ms. Donigan gave a presentation regarding QT Imaging to the representatives of Northland Securities.

Also on October 13, 2022, representatives of DLA Piper began their legal due diligence of QT Imaging on behalf of GigCapital5.

On October 14, 2022, Northland Securities sent to Dr. Katz and Dr. Dinu an executed engagement letter for Northland Securities to serve as financial advisor to GigCapital5 with respect to the proposed business combination with QT Imaging, and also to serve as exclusive placement agent to GigCapital5 with respect to a private placement of equity or convertible debt securities of GigCapital5. The engagement letter provided that GigCapital5 would pay to Northland Securities a financial advisory fee of $750,000 if the proposed business combination is consummated, and also a placement agent fee of 5% of the price of the sale of any securities that are sold in a private placement. Northland Securities was not engaged to provide a fairness opinion. Dr. Dinu executed the engagement letter with Northland Securities on behalf of GigCapital5 on October 18, 2022.

As provided for under the executed term sheet for the proposed business combination, QT Imaging engaged in a bridge financing which was conducted under terms different than that proposed by Northland Securities on October 13, 2022. On November 7, 2022, a representative of Seyfarth Shaw wrote to representatives of DLA Piper to describe the details of QT Imaging’s contemplated bridge financing, stating that it would be for a unit of shares and warrants of QT Imaging, and would be made pursuant to an exemption from the registration requirements of the Securities Act.

On November 15, 2022, a representative of DLA Piper sent the initial draft of the Business Combination Agreement to the QT Imaging management team and representatives of Seyfarth Shaw.

Following the delivery of the initial draft of the Business Combination Agreement, Ms. Donigan and the Chief Financial Officer of QT Imaging, Mikel Ann Price, wrote to representatives of DLA and GigCapital5 management, to inquire about the organization and capitalization of the post-combination company and the proposed merger consideration under the terms of the initial draft of the Business Combination Agreement. These inquiries were intended to seek information for the understanding of Ms. Donigan and Ms. Price, and not for the purpose of renegotiating the terms specified in the executed term sheet or in the initial draft of the Business Combination Agreement.

On November 19, 2022, a representative of DLA Piper provided to the QT Imaging management team a spreadsheet intended to address the questions raised by Ms. Donigan with respect to the proposed merger consideration under the terms of the initial draft of the Business Combination Agreement.

On November 21, 2022, a representative of DLA Piper sent to representatives of Seyfarth and representatives of the management team of QT Imaging, drafts of the Lock-Up Agreement and the Registration Rights Agreement.

On November 22, 2022, a representative of DLA Piper sent to representatives of Seyfarth and representatives of the management team of QT Imaging, drafts of the Stockholder Support Agreement, the Sponsor Support Agreement and the Proposed Charter.

On November 22, 2022 and November 23, 2022, representatives of DLA Piper, Dr. Katz, Dr. Dinu, Ms. Donigan and Ms. Price discussed the spreadsheet provided on November 19, 2022 and the calculation of the proposed merger consideration. On November 23, 2022, there was also a discussion regarding QT Imaging’s capitalization table, and its equity compensation, which consisted of option grants which had exercise prices that were higher than the value of shares of QT Imaging Common Stock in light of the proposed merger consideration, and were therefore considered “out-of-the-money.” In light of this, the parties discussed whether these options should be assumed or cancelled as part of the proposed Business Combination.

On November 25, 2022, representatives of Seyfarth Shaw sent a revised draft of the Business Combination Agreement to representatives of DLA Piper.

On November 26, 2022, Ms. Donigan wrote to a representative of DLA Piper with respect to the calculation of the proposed merger consideration. The representative of DLA Piper responded to Ms. Donigan on November 27, 2022, and asked as an additional due diligence inquiry for clarification of some of the points raised by Ms. Donigan as well as for information with respect to the outstanding equity compensation of QT Imaging and the convertible securities of QT Imaging. Ms. Donigan provided further information to the representative of DLA Piper and the GigCapital5 management team in response to this request. Following this, Dr. Katz wrote to Dr. Klock with respect to the issues being raised regarding the calculation of the proposed merger consideration.

On November 28, 2022, the parties engaged in further communications regarding the calculation of the proposed merger consideration and the outstanding equity compensation of QT Imaging and the convertible securities of QT Imaging. It was agreed that all of the outstanding equity compensation of QT Imaging would, rather than be assumed, as previously contemplated, would instead be cancelled prior to the closing of the proposed business compensation as such outstanding equity compensation was “out-of-the-money” and that further, in light of such cancellation, that the pre-transaction enterprise valuation of QT Imaging would be increased by $1 million from $150 million to $151 million. The parties further discussed and agreed upon the handling of transaction expenses.

On November 29, 2022, a representative of DLA Piper sent an updated draft of the Business Combination Agreement to representatives of Seyfarth that reflected the discussions and agreements reached on the prior day.

On November 30, 2022, a representative of Seyfarth sent minor revisions to the Sponsor Support Agreement to representatives of DLA Piper.

On December 1, 2022, a representative of Seyfarth sent an updated draft of the Business Combination Agreement to representatives of DLA Piper.

On December 2, 2022, a representative of Seyfarth sent minor revisions to the Registration Rights Agreement to representatives of DLA Piper.

On December 2, 2022, Dr. Katz requested that Northland Securities provide publicly available information with respect to comparable medical technology/device companies that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue. Northland Securities provided such information to the GigCapital5 management team later that day. Dr. Katz provided this information to the GigCapital5 Board.

On December 3, 2022, Ms. Price sent to representatives of the GigCapital5 management team and representatives of DLA Piper, a revised draft of the Business Combination Agreement.

On December 4, 2022, the GigCapital5 Board met, along with representatives of DLA Piper. The GigCapital5 Board was told that the purpose of the meeting was to consider approving the Business Combination Agreement and the proposed business combination. A presentation was made to the GigCapital5 Board regarding the acquisition criteria of GigCapital5 and how those supported the proposed transaction with QT Imaging, the proposed transaction terms of the Business Combination Agreement, and the results of the business, financial and legal due diligence conducted of QT Imaging. In addition, GigCapital5 management determined that because QT Imaging was a pre-revenue medical technology/device company, that an appropriate set of public company comparable companies would consist of medical technology/device companies that had an FDA approved technology and had revenue of no more than $25 million and which had become public companies since 2020 (with no underlying assumptions other than that the companies satisfy these criteria), and GigCapital5 management had Northland Securities obtain limited information consisting solely of market capitalization at the time that the companies became public, the enterprise valuations at such time and the last twelve months’ revenue (no multiples information was sought or obtained as the GigCapital5 management team and GigCapital5

Board were not considering the revenue (current or projected) of QT Imaging in determining the valuation of QT Imaging) for such companies with respect to all such companies that satisfied the specified criteria. There were 10 such medical technology/device companies that satisfied this criteria that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue, and GigCapital5 management deemed all of these as comparable companies, and a report of the above-specified information obtained with respect to these companies was also presented to the GigCapital5 Board to enable it to assess the value that the public markets would likely ascribe to the Combined Company following the proposed Business Combination with GigCapital5. Dr. Katz reviewed the proposed valuation of QT Imaging in light of the information pertaining to these other comparable medical technology/device companies, and stated that the GigCapital5 management team believed that the comparable company information made QT Imaging an attractive business combination target at the proposed pre-transaction enterprise valuation of $151 million as the GigCapital5 management team considered the proposed pre-transaction enterprise valuation was a lower enterprise valuation than the mean and the median of the comparable companies. The GigCapital5 management team also presented an assessment of general market conditions. A representative of DLA Piper, also in attendance at the meeting, then provided a summary of the GigCapital5 Board’s fiduciary duties in connection with the review and approval of the Business Combination and identified that if and when the proposed transaction is finalized, the GigCapital5 Board would be asked to present information to the GigCapital5 stockholders that would enable such stockholders to decide whether to redeem their shares or to instead remain as a stockholder in the Combined Company after the Closing. Following this presentation, the GigCapital5 Board approved the Business Combination and authorized the execution and delivery of the Business Combination Agreement, subject to such immaterial changes and modifications as the GigCapital5 management may consider necessary or appropriate, the ancillary agreements and the transactions contemplated thereby.

Following the GigCapital5 Board meeting, a representative of DLA Piper communicated to representatives of the QT Imaging management team and representatives of Seyfarth that the GigCapital5 Board had approved the proposed Business Combination and the Business Combination and ancillary agreements. In addition, Dr. Dinu sent to Dr. Klock a draft of the public announcement of the proposed Business Combination.

On December 5, 2022, a representative of Seyfarth sent to representatives of DLA Piper and representatives of the GigCapital5 management team the initial draft of the disclosure schedules to the Business Combination Agreement.

On December 6, 2022, the QT Imaging Board met to discuss the Business Combination Agreement and the proposed Business Combination. At this meeting, the QT Imaging Board approved the proposed Business Combination and the entry by QT Imaging into the Business Combination Agreement.

On December 6, 2022 and December 7, 2022, the parties and their respective legal counsel corresponded regarding the disclosures made in the initial draft of the disclosure schedule to the Business Combination Agreement.

On December 6, 2022, a representative of DLA Piper sent to representatives of Seyfarth and the QT Imaging management team a revised draft of the Business Combination Agreement, with minor revisions intended to make clarifications with respect to the disclosure schedules.

On December 7, 2022, a representative of DLA Piper sent to representatives of Seyfarth and the QT Imaging management team an updated draft of the disclosure schedules to the Business Combination Agreement. During the course of the day, the parties finalized the disclosure schedules.

On December 8, 2022, the parties executed the Business Combination Agreement, Sponsor Support Agreement, and Stockholder Support Agreement.

After the market open on December 12, 2022, GigCapital5 filed with the SEC on a Current Report on Form 8-K the entry into the Business Combination Agreement, and the parties publicly announced the proposed

Business Combination and the execution of the Business Combination Agreement and other ancillary agreements.

The GigCapital5’s Board of Directors’ Reasons for the Approval of the Business Combination

The GigCapital5 Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the GigCapital5 Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The GigCapital5 Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the GigCapital5 Board may have given different weight to different factors. This explanation of the reasons for the GigCapital5 Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.”

Before reaching its decision, the GigCapital5 Board reviewed the results of the due diligence conducted by the GigCapital5 management and advisors. The GigCapital5 management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the GigCapital5 Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of GigCapital5’s executive officers and directors is included in the section entitled “Management of GigCapital5”. The due diligence which was conducted included:

•	meetings and calls with the management team and advisors of QT Imaging regarding operations and clinical studies;

•	calls with medical practitioners using the QT Breast Scanner;

•

calls with and professional evaluation of the QT Breast Scanner technology and performance by international medical practitioner experts to explore the use of the QT Breast Scanner at their institute and to which neither GigCapital5 nor QT Imaging engaged or agreed to make any payments;

•	physical scanning of two members of the GigCapital5 management team and submission of the images and results to their primary physicians;

•	research on 10 comparable medical technology/device companies that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue;

•	review of intellectual property matters;

•

GigCapital5 reaching out to third parties that it did not engage or agree to pay any fees and which third parties did not conduct any direct diligence of QT Imaging or the QT Imaging scanning technology, for the purpose of GigCapital5 discussing GigCapital5’s findings with respect to such technology, and the competitive position and scanning equipment and receiving general feedback of what the market might consider with respect to acceptance of various scanning technologies;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts; and

•	the financial information of QT Imaging.

As noted above, we identified various criteria and guidelines to use in evaluating acquisition opportunities, but we were also of the view that we may decide to enter into our initial business combination with a target business that did not meet these criteria and guidelines. The criteria and guidelines we identified above include, among others, that we would choose to enter into a business combination with a company that is well situated to act as a standalone public company, that has a novel platform with the potential to exploit macro trends and for which there is the opportunity for further value creation as a public company, through organic and inorganic growth. The GigCapital5 Board considered each of these factors in its evaluation of QT Imaging, and determined that QT Imaging was an attractive business combination target taking these criteria and guidelines into consideration. Furthermore, in light of the due diligence conducted of QT Imaging and the evaluation of these factors with regard to QT Imaging, the GigCapital5 Board’s decision to pursue a Business Combination with QT Imaging resulted in the GigCapital5 Board deciding not to forego this Business Combination and to discontinue looking for an alternative acquisition target.

In approving the Business Combination, the GigCapital5 Board, having obtained a comparable company analysis and other materials and information as part of its due diligence as described above, determined not to obtain a fairness opinion. The officers and directors of GigCapital5 have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

In the course of its deliberations, the GigCapital5 Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following which are based upon our diligence:

•	that QT Imaging is an early-stage, small and lean, pre-revenue medical device company and may never be successful in commercializing its products and services;

•

certain risks related to QT Imaging’s business including the risks that QT Imaging may not execute on its business plan, realize its projected financial performance or be able to raise additional, required funding

•	the risk of macroeconomic uncertainty;

•	the risk of attainability of professional experts to join QT Imaging;

•	cost assumption risks;

•	competitive risks;

•	the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	the risks that are associated with being a publicly traded company that is in its early, developmental stage;

•	the risk that larger competitors will prevent QT Imaging from introducing the QT Breast Scanner to potential major customers;

•

the risk that a significant number of GigCapital5 stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Charter, which would potentially reduce the amount of cash available to the Combined Company to execute on its business plan following the Closing;

•	the risk of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	the risk of other litigation or regulatory actions;

•	the risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GigCapital5’s control;

•	the risk that GigCapital5 did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	challenges associated with QT Imaging being subject to the applicable disclosure and listing requirements of a publicly traded company;

•	that GigCapital5 stockholders will hold a minority position in the Combined Company;

•	the fees and expenses associated with completing the proposed Business Combination; and

•	various other risks about QT Imaging described in the section entitled “Risk Factors”.

In addition to considering the factors described above, the GigCapital5 Board also considered that some officers and directors of GigCapital5 may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of other GigCapital5 stockholders. GigCapital5’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the GigCapital5 Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “Meeting of GigCapital5 Stockholders-Recommendation of GigCapital5 Board of Directors.”

The GigCapital5 Board concluded that the potential benefits that it expects GigCapital5 and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the GigCapital5 Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination, Merger, and the other transactions contemplated by the Business Combination Agreement, are just and equitable and fair as to GigCapital5 and its stockholders, and that it is advisable and in the best interests of GigCapital5 and its stockholders to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Business Combination Agreement and transactions contemplated thereby and (c) recommended that the stockholders of GigCapital5 approve each of the Proposals.

The above discussion of the material factors considered by the GigCapital5 Board is not intended to be exhaustive but does set forth the principal factors considered by the GigCapital5 Board.

Comparable Public Company Analysis

GigCapital5 management primarily relied upon a public company comparables report consisting of information about 10 comparable medical technology/device companies which GigCapital5 selected with the assistance of GigCapital5’s financial advisor that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue to assess the value that the public markets would likely ascribe to the Combined Company following the proposed Business Combination with GigCapital5. However, the GigCapital5 Board realized that no company was identical in nature to QT Imaging.

As discussed above, GigCapital5 management determined that because QT Imaging was a pre-revenue medical technology/device company, that an appropriate set of public company comparable companies would consist of medical technology/device companies that had an FDA approved technology and had revenue of no more than $25 million and which had become public companies since 2020 (with no underlying assumptions other than that the companies satisfy these criteria), and GigCapital5 management had Northland Securities obtain limited information consisting solely of market capitalization at the time that the companies became public, the enterprise valuations at such time and the last twelve months’ revenue (no multiples information was sought or obtained as the GigCapital5 management team and GigCapital5 Board were not considering the revenue (current or projected) of QT Imaging in determining the valuation of QT Imaging) for such companies with respect to all such companies that satisfied the specified criteria. There were 10 such medical technology/device companies that satisfied this criteria that became publicly traded companies between 2020 and 2022 with an FDA approved technology and less than $25 million in revenue, and GigCapital5 management deemed all of these as comparable companies.

The GigCapital5 Board reviewed, among other things, the market cap at the time of the initial public offerings of these companies, the enterprise value of these companies at such time and the last twelve months’

revenue of these companies. The mean and median information, as well as the first and third quartile information, for these 10 companies considered by the GigCapital5 Board are as follows:

Selected Precedent Transactions Summary

Selected Precedent Transactions	MEAN	MEDIAN
Number of Selected Precedent Transactions	10
Market Cap at Offering	$277	$264
EV at Offering	$256	$232
LTM Revenue	$5	$1

Note: $ in USD Millions

Note: Public market data as of December 2, 2022

Source: S&P Capital IQ, SEC Filings

	Market Cap at Offering	EV at Offering	LTM Revenue
Min	$20.6	$21.1	$0.0
1st Quartile	$33.5	$38.1	$0.2
Mean	$276.6	$256.4	$5.2
Median	$264.0	$232.3	$1.0
3rd Quartile	$410.9	$381.5	$6.4
Max	$892.8	$789.9	$21.0

The proposed valuation of $151,000,000 of QT Imaging was arrived at based on the comparable company information obtained by GigCapital5 management and reviewed by the GigCapital5 Board, meaningfully discounted to accommodate the various risks mentioned above, and which also took into account the amount of revenue of QT Imaging, and the state of valuations of both private and public companies throughout 2022, and in particular in the second half of the year which generally saw a decrease in valuations of many companies from the period considered in the comparable company analysis. The following economic and market factors which were present in the second half of 2022 affected valuations of private and public companies and were known to the GigCapital5 Board as it considered the proposed valuation of QT Imaging:

•

Concerns about the strength of the global economy surfaced amid heightened geopolitical risk, an oil price shock, supply chain disruptions, and inflationary pressures. Furthermore, central banks raised interest rates, in some cases aggressively, to reduce elevated and persistent inflation, which led to fears of a potential economic recession. Combined, these events resulted in significant pressures and instability in the financial markets.

•

The Standard & Poor’s 500 index (S&P 500) entered bear market territory in June 2022 – the first time since 2020— and dipped back into that territory in October 2022 after recovering modestly from its initial decline; the Dow Jones Industrial Average (DJIA) was down as much as 21% in late September; and the Nasdaq average was hit even harder, having declined as much as 34% in early November 2022.

•

To tame inflation, the U.S. Federal Reserve raised the federal funds rate seven times throughout 2022, including four consecutive 75 basis points (bps) increases in June, July, September and November 2022 — the largest interest rate increases since 1994.

•

The 10-year U.S. government bond yield reached a high of 4.25% in October, its highest level since June 2008, following the U.S. Federal Reserve’s hawkish stance and significant market volatility. U.S. mortgage rates, which are closely tied to the U.S. 10-year Treasury yield, saw increased, with the 30-year fixed U.S. mortgage rate at 6.61% at the end of November—the highest in over a decade and more than double what it was in October 2021.

As noted above, the officers and directors of GigCapital5 have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries which they concluded enabled them to value QT Imaging’s business in the context of the economic and market circumstances in existence and known to them at that time.

The GigCapital5 management team also considered the cash needs of QT Imaging with respect to furthering the FDA clearance of the QT Breast Scanner and the advancement of the commercialization of this product, and as a result, what amount of cash would be necessary following the exercise of any Redemption Rights and as a result of the PIPE Investment, and what would be the enterprise value of the Combined Company following the Closing of the proposed Business Combination in comparison with the enterprise valuations of the comparable companies considered in the comparable company analysis. In the event the assumptions made about the cash needs of the Combined Company are not accurate, there would be less cash available to fund the Combined Company’s operations after Closing, necessitating additional financing efforts by the Combined Company or delays in product development or operations. These assumptions are subject to several risks, including a reduction in the amount of cash remaining in the trust at Closing due to redemptions by GigCapital5’s stockholders, higher transaction expenses than anticipated, the QT Breast Scanner FDA-clearance process taking longer or costing more than anticipated, scaled-up manufacturing presenting challenges, delays in the further development of some or all of QT Imaging’s products and the Combined Company’s inability to raise additional funds in order to offset any of the foregoing setbacks. See also “Risk Factors—Risks Related to ST Imaging’s Business, Financial Condition, and Need for Additional Capital.” Current QT Imaging stockholders are expected to own [●]% of the outstanding shares of Combined Company Common Stock at the Closing if there are no redemptions.

Based on the review of these selected comparable publicly traded companies, the GigCapital5 Board concluded that the pre-transaction equity valuation for QT Imaging of $151,000,000 made QT Imaging an attractive business combination target for GigCapital5 at the proposed pre-transaction enterprise valuation of $151,000,000 as the proposed pre-transaction enterprise valuation was a lower enterprise valuation than the mean and the median of the comparable companies. This analysis supported the GigCapital5 Board’s determination, based on a number of factors, that the terms of the Business Combination were fair to and in the best interests of GigCapital5 and its stockholders.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and the NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. On December 8, 2022, there was approximately $41.4 million in the Trust Account, and 80% of that amount was therefore approximately $33.1 million. The fair market value of the target or targets had to be determined by the GigCapital5 Board based upon one or more standards generally accepted by the financial community, such as value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although GigCapital5 was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, GigCapital5 determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act. Furthermore, and for the reasons discussed above, GigCapital5 has determined that the fair market value of QT Imaging exceeds $33.1 million, and therefore, that the requirement that the business or assets in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account has been satisfied.

Certain Engagements in Connection with the Business Combination and Related Transactions

The Representatives, Wells Fargo and William Blair, were originally engaged by GigCapital5 to act as the underwriters for the GigCapital5 IPO and as such, were entitled to deferred underwriting fees in the amount of $9.2 million upon the consummation of a business combination. Of this amount, Wells Fargo was entitled to $6,440,000 in deferred underwriting fees, and William Blair the other $2,760,000. On March 20, 2023, Wells Fargo formally waived in writing any entitlement to the deferred underwriting fee in respect of the proposed Business Combination. Wells Fargo did not provide a reason for the fee waiver and we did not engage in any dialogue with them regarding the waiver. Wells Fargo was not provided, and will not be provided, from any source, any consideration in exchange for its waiver of its entitlement to the payment of the deferred underwriting fees or with respect to any agreements, arrangements or understandings between Wells Fargo and any party with respect to the waiver.

The above-noted waiver from Wells Fargo does not affect the entitlement of William Blair upon the consummation of the proposed Business Combination to a deferred underwriting fee pursuant to the terms of the underwriting agreement entered into in conjunction with the GigCapital5 IPO.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the proposed Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. QT Imaging has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) QT Imaging’s stockholders will have majority of the Combined Company voting rights under both the no redemption and maximum redemption scenarios; (ii) the proposed Business Combination will be effectuated through an exchange of equity interests rather than cash; (iii) QT Imaging will appoint four of the seven directors of the initial Combined Company Board; (iv) QT Imaging’s existing senior management will comprise the senior management; (v) QT Imaging will comprise the ongoing operations of the Combined Company; (vi) the Combined Company will assume QT Imaging’s name, (vii) the ongoing operations of QT Imaging will become the operations of the Combined Company and (viii) QT Imaging’s headquarters will become the Combined Company’s headquarters.

Under this method of accounting, GigCapital5 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the proposed Business Combination will be treated as the equivalent of QT Imaging issuing stock for the net assets of GigCapital5, accompanied by a recapitalization. The net assets of GigCapital5 will be stated at historical cost, with no goodwill or other intangible assets recorded.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following sets forth the material U.S. federal income tax considerations of the exercise by holders of Public Shares of their Redemption Rights in connection with the proposed Business Combination. This section is based upon the Code, applicable U.S. Department of Treasury regulations (“Treasury Regulations”) promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax considerations as described herein. This section does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax considerations or any estate, gift or other non-income tax considerations of a redemption of Public Shares. This section does not address any tax considerations for holders of Founder Shares.

No ruling from the IRS, has been or will be sought regarding any tax matter discussed herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Each holder is urged to consult its tax advisor with respect to the application of U.S. federal tax laws to its particular situation, as well as any tax considerations arising under the laws of any state, local or foreign jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares, as applicable, that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax treatment of such partnership and a person treated as a partner in such partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares and the partners in a partnership holding Public Shares should consult their tax advisors about the U.S. federal income tax considerations of redeeming Public Shares.

ALL HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS WITH RESPECT TO A REDEMPTION OF PUBLIC SHARES OR THE MERGER, AS APPLICABLE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

U.S. Federal Income Tax Considerations for Holders of Public Shares

The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Public Shares in light of their particular facts and circumstances. The following applies only to holders that hold their Public Shares as a capital asset for U.S. federal income tax purposes. This section does not describe all of the tax considerations that may be relevant to the particular circumstances of holders of Public Shares, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply to holders of Public Shares that are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own 5% or more of the outstanding stock of GigCapital5;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Public Shares;

•	persons holding Public Shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any shares of QT Imaging Common Stock;

•	U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar;

•	holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	subchapter S corporations (and investors therein);

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	passive foreign investment companies; and

•	tax-exempt entities.

Material Tax Considerations with respect to a Redemption of Public Shares

Tax Considerations for U.S. Holders

The discussion contained under this heading “—Material Tax Considerations with respect to a Redemption of Public Shares—Tax Considerations for U.S. Holders” constitutes the opinion of DLA Piper LLP (US), United States tax counsel to GigCapital5, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of GigCapital5 stockholders as a result of the exercise of redemption rights, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

In the event that a U.S. Holder’s Public Shares are redeemed pursuant to the redemption provisions described in this proxy statement above under “Meeting of GigCapital5 Stockholders -Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Public Shares under Section 302(b) of the Code. If the redemption qualifies as a sale or exchange of Public Shares, the U.S. Holder will be treated as described under “U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax considerations described below under “U.S. Holders—Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of GigCapital5 Common Stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder, including as a result of owning GigCapital5 warrants) relative to all of the shares of GigCapital5 Common Stock outstanding both before and after the redemption. The redemption of Public Shares will be treated as a sale or exchange of Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in GigCapital5 or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Public Shares actually owned by the U.S. Holder, but also shares of GigCapital5 Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would include Public Shares which could be acquired pursuant to the exercise of GigCapital5 warrants. In order to meet the substantially disproportionate test, the percentage of outstanding GigCapital5 voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of outstanding GigCapital5 voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of GigCapital5 Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of GigCapital5 Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of GigCapital5 Common Stock (including any GigCapital5 Common Stock constructively owned by the U.S. Holder as a result of owning GigCapital5 warrants). The redemption of Public Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in GigCapital5. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in GigCapital5 will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of GigCapital5 Common Stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of GigCapital5 Common Stock (including pursuant to the PIPE Investment). A U.S. Holder should consult with its tax advisors as to the tax considerations of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public

Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its GigCapital5 warrants (if any) or possibly in other stock constructively owned by it.

U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares

If the redemption of a U.S. Holder’s Public Shares is treated as a sale or exchange, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in Public Shares treated as sold. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for Public Shares so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights with respect to Public Shares described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. Holder’s adjusted tax basis in its Public Shares so redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares will equal the U.S. Holder’s acquisition cost.

U.S. Holders-Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s Public Shares is treated as a distribution, such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from GigCapital5’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or exchange of Public Shares and will be treated as described under “U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” above. Dividends received by a U.S. Holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the Redemption Rights with respect to Public Shares described in this proxy statement may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the proceeds of the redemption of Public Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders of Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares pursuant to the redemption provisions described in this proxy statement above under “Meeting of GigCapital5 Stockholders-Redemption Rights” will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “U.S. Holders” above, and the considerations of the redemption to the Non-U.S. Holder will be as described below under “Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” and “Non-U.S. Holders-Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Public Shares, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares

If the redemption of a Non-U.S. Holder’s Public Shares is treated as a sale or exchange, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

•

GigCapital5 is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Public Shares, and, in the case where GigCapital5 Common Stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of GigCapital5 Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Public Shares. There can be no assurance that GigCapital5 Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder in connection with a redemption treated as a sale or exchange of Public Shares will be subject to tax at applicable U.S. federal income tax rates. In addition, U.S. federal income tax may be required to be withheld at a rate of 15% of the amount realized upon such redemption. GigCapital5 does not believe it currently is or has been at any time since its formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the proposed Business Combination is completed. However, such determination is factual in nature, and no assurance can be provided that GigCapital5 will not be treated as a U.S. real property holding corporation in a future period.

Non-U.S. Holders-Taxation of Redemption of Public Shares Treated as a Distribution

If the redemption of a Non-U.S. Holder’s Public Shares is treated as a distribution, such a distribution, to the extent paid out of GigCapital5’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or exchange of Public Shares, which will be treated as described under “Non-U.S. Holders-Taxation of Redemption Treated as a Sale or Exchange of Public Shares” above.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302(b) tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with the proceeds from a redemption of Public Shares. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”)

impose withholding at a rate of 30% on payments of dividends on Public Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements ( relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from Public Shares. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Holders should consult their tax advisors regarding the effects of FATCA on the redemption of Public Shares.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSIDERATIONS RELEVANT TO HOLDERS OF PUBLIC SHARES. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS TO THEM OF A REDEMPTION OF PUBLIC SHARES AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF PUBLIC SHARES OR THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

THIS PROXY STATEMENT/PROSPECTUS SHALL NOT SERVE AS AN INFORMATION STATEMENT FOR THE STOCKHOLDERS OF QT IMAGING FOR PURPOSES OF UNDERSTANDING TAX CONSEQUENCES OF THE PROPOSED BUSINESS COMBINATION FOR SUCH STOCKHOLDERS. IF SUCH AN INFORMATION STATEMENT IS TO BE SENT TO THE STOCKHOLDERS OF QT IMAGING, QT IMAGING WILL SEPARATELY PREPARE SUCH DOCUMENT.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

GigCapital5 is incorporated under the laws of the State of Delaware and the rights of GigCapital5 stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and GigCapital5’s bylaws. As a result of the proposed Business Combination, GigCapital5 stockholders who continue to hold shares of the Combined Company Common Stock will become Combined Company stockholders. The Combined Company will remain incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the proposed Business Combination, the rights of GigCapital5 stockholders who become Combined Company stockholders as a result of the proposed Business Combination will continue to be governed by Delaware law but will no longer be governed by the Existing Charter and GigCapital5’s bylaws and instead will be governed by the Proposed Charter and the Combined Company’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of GigCapital5 stockholders under the Existing Charter and GigCapital5’s bylaws (left column), and the rights of Combined Company stockholders under forms of the Proposed Charter and the Combined Company bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of GigCapital5’s Existing Charter and GigCapital5’s bylaws, the form of the Proposed Charter, which is attached as Annex B and the Combined Company `bylaws, as well as the relevant provisions of the DGCL.

GigCapital5	Combined Company
Authorized Capital

GigCapital5’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.	The Combined Company’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Issuance of Preferred Stock

GigCapital5’s Existing Charter provides that the GigCapital5 Board may issue the preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock.	The Combined Company’s Proposed Charter provides that the Combined Company Board may issue the preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock.

Voting Rights

GigCapital5’s Existing Charter provides that the holders of shares of GigCapital5’s common stock are entitled to one vote on any matter submitted to a vote at a meeting of stockholders.	The Combined Company’s Proposed Charter provides that the holders of shares of the Combined Company’s common stock will be entitled to one vote on any matter submitted to a vote at a meeting of stockholders.

Cumulative Voting

No holder of GigCapital5’s capital stock is permitted to cumulate votes at any election of directors.	No holder of the Combined Company’s capital stock will be permitted to cumulate votes at any election of directors.

GigCapital5	Combined Company

Number of Directors

The number of directors of GigCapital5 is fixed from time to time by resolution of the GigCapital5 Board. There is no classification of the directors contemplated by the Existing Charter. A director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	The number of directors of the Combined Company will be fixed from time to time by resolution of the Combined Company’s Board. The directors will be divided into three classes, Class I, Class II, and Class III, as nearly equal in size as is practicable, with each class being elected to a staggered three-year term. A director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Election of Directors

GigCapital5’s existing bylaws require that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The Combined Company bylaws will require that the election of directors be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Removal of Directors

GigCapital5’s Existing Charter provides that any director may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of GigCapital5 entitled to vote generally in the election of directors, voting together as a single class.	The Combined Company’s Proposed Charter allows for removal of a director only for cause.

Nomination of Director Candidates

GigCapital5’s existing bylaws provides that nominations of persons for election to the GigCapital5 Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in GigCapital5’s notice of such special meeting, may be made only (i) by or at the direction of the GigCapital5 Board or (ii) by any stockholder of GigCapital5 (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice of such meeting and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in GigCapital5’s existing bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of GigCapital5. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of GigCapital5 not later than the 90th day nor	The Combined Company bylaws will provide that nominations of persons for election to the Combined Company Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting as determined by two thirds of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships or unfilled newly created directorships (the “Whole Board”), in such Whole Board’s sole discretion as provided for in Combined Company bylaws, may be made (i) by or at the direction of the Combined Company Board or (ii) by any stockholder of the Combined Company (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice of such meeting and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth

GigCapital5	Combined Company
earlier than the 120th day before the one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. To be in proper written form, a stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of GigCapital5 that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on GigCapital5’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of GigCapital5 that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies	in the Combined Company bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Combined Company. To be timely, a stockholder’s notice to the Secretary must be received by the secretary at the principal executive offices of the Combined Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Combined Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Combined Company. To be in proper written form, a stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the proposed nominee, (B) the principal occupation or employment of the proposed nominee, (C) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially or of record by the proposed nominee, (D) a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such proposed nominee acknowledging that such person: (x) consents to being named in the proxy statement as a nominee and to serving as a director if elected, (y) intends to serve as a director for the full term for which such person is standing for election and (z) makes the following representations: (1) that the proposed nominee has

GigCapital5	Combined Company
for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.	read and agrees to adhere to the Combined Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, any other of the Combined Company’s policies or guidelines applicable to directors, including with regard to (A) reporting related party transactions for approval pursuant to the Combined Company Board’s audit committee charter and (B) securities trading, and (2) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Combined Company, will act or vote on any nomination or other business proposal, issue or question (a “Voting Commitment”) that has not been disclosed to the Combined Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Combined Company, with such person’s fiduciary duties under applicable law, and (3) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Combined Company with respect to any direct or indirect compensation, reimbursement or indemnification (“Compensation Arrangement”) that has not been disclosed to the Combined Company in connection with such person’s nomination for director or service as a director and (E) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Combined Company’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and a representation that such stockholder will notify the Combined Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting

GigCapital5	Combined Company
within 5 business days after the record date for such meeting, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names) acting in concert with any of the foregoing, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Combined Company, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five 5 business days after the record date for such meeting, (E) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Combined Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (F) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the nomination, and to the extent known, the class and number of all shares of the Combined Company’s capital stock owned beneficially or of record by such other stockholders, (G) a representation that such stockholder is a holder of record of shares of the Combined Company entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (H) any other information relating to

GigCapital5	Combined Company
such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Combined Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Combined Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, including any relationships, whether of a personal or business nature, with any of the officers or directors of the Combined Company or its subsidiaries that such proposed nominee has or is planning to have.

Business Proposals by Stockholders

GigCapital5’s existing bylaws provides that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in GigCapital5’s notice of meeting given by or at the direction of the GigCapital5 Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the GigCapital5 Board or (iii) otherwise properly brought before the annual meeting by a stockholder who (A) was a stockholder of record at the time of the giving of the notice, (B) was a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting and (C) has complied with the notice procedures set forth in GigCapital5’s existing bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of GigCapital5 and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of GigCapital5 not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of	The Combined Company bylaws will provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Combined Company’s notice of meeting given by or at the direction of the Combined Company Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Combined Company Board or (iii) otherwise properly brought before the annual meeting by a stockholder who (A) was a stockholder of record at the time of the giving of the notice, (B) was a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting and (C) has complied with the notice procedures set forth in the Combined Company’s bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Combined Company and such business must otherwise be a proper matter for stockholder action. To be timely, even if such matter is already the subject of any notice to the stockholders or public announcement from the Combined Company Board, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced

GigCapital5	Combined Company
business on the 120th day prior to such annual meeting and later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. To be in proper written form, a stockholder’s notice to the secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the GigCapital5 bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of GigCapital5 that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.	by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. To be in proper written form, a stockholder’s notice to the secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Combined Company bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and a representation that such stockholder will notify the Combined Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within 5 business days after the record date for such meeting, (D) a description of all agreements, arrangements or understandings between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) acting in concert with any of the foregoing in connection with the proposal of such business by such stockholder, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (E) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of,

GigCapital5	Combined Company
the stockholder or the beneficial owner, if any, on whose behalf the business proposal is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Combined Company, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal of such business is made and any other person or persons (including their names) acting in concert with any of the foregoing, (G) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the proposal, and to the extent known, the class and number of all shares of the Combined Company’s capital stock owned beneficially or of record by such other stockholders and (H) a representation that such stockholder is a holder of record of shares of the Combined Company entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Quorum for Meetings of Stockholders

GigCapital5’s existing bylaws provide that he holders of shares of capital stock representing a majority of the voting power of all outstanding shares of capital stock of GigCapital5 entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting.	The Combined Company bylaws will provide that the holders of shares of capital stock representing a majority of the voting power of all outstanding shares of capital stock of Combined Company entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting.

Special Meetings of the Stockholders

GigCapital5’s existing bylaws provide that special meetings of the stockholders, for any purpose or purposes, may be called only by (i) the chairperson of the GigCapital5 Board, (ii) the chief executive officer of GigCapital5, or (iii) the GigCapital5 Board pursuant to a resolution adopted by a majority of the GigCapital5 Board.	The Combined Company bylaws will provide that special meetings of the stockholders, for any purpose or purposes, may be called only by (i) the chairperson of the Combined Company Board, (ii) the chief executive officer of Combined Company, or (iii) the Combined Company Board pursuant to a resolution adopted by a majority of the Combined Company Board. Any special meeting previously called may be cancelled upon the affirmative vote of two-thirds of the Whole Board.

GigCapital5	Combined Company
Manner of Acting by Stockholders

GigCapital5’s existing bylaws provide that all matters other than the election of directors will be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, GigCapital5’s Existing Charter, the existing bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Combined Company bylaws will provide that all matters other than the election of directors will be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Combined Company’s Proposed Charter, the Combined Company bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Stockholder Action without Meeting

GigCapital5’s Existing Charter provides that any action required or permitted to be taken by the stockholders of GigCapital5 must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	The Combined Company’s Proposed Charter provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

State Anti-Takeover Statutes

GigCapital5’s Existing Charter does not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.	The Combined Company’s Proposed Charter does not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

Indemnification of Directors and Officers

GigCapital5’s Existing Charter provides that, to the fullest extent permitted by applicable law, GigCapital5 will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that they are or were a director or officer of GigCapital5 or, while a director or officer of GigCapital5, is or was serving at the request of GigCapital5 as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such	The Combined Company’s Proposed Charter provides that, to the fullest extent permitted by applicable law, the Combined Company will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that they are or were a director or officer of the Combined Company or, while a director or officer of Combined Company, is or was serving at the request of the Combined Company as an indemnitee, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer,

GigCapital5	Combined Company
proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Except for proceedings to enforce rights to indemnification and advancement of expenses, GigCapital5 will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the GigCapital5 Board.	employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Except for proceedings to enforce rights to indemnification and advancement of expenses, the Combined Company will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Combined Company Board.

Limitation on Liability of Directors

GigCapital5’s Existing Charter provides that a director of GigCapital5 will not be personally liable to GigCapital5 or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to GigCapital5 or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	The Combined Company’s Proposed Charter provides that a director of the Combined Company will not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Combined Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

Exclusive Forum Provisions

GigCapital5’s Existing Charter provides that unless GigCapital5 consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of GigCapital5, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GigCapital5 to GigCapital5 or GigCapital5’s stockholders, (iii) any action asserting a claim against GigCapital5, its directors, officers or employees arising pursuant to any provision of the DGCL or GigCapital5’s Existing Charter or existing bylaws, or (iv) any action asserting a claim against GigCapital5, its directors, officers or employees governed by the internal affairs doctrine. The foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange	The Combined Company’s Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Combined Company’s Existing Charter or existing bylaws, or (iv) any action asserting a claim against the Combined Company, its directors,

GigCapital5	Combined Company
Act or any other claim for which the federal courts have exclusive jurisdiction. The Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction for any action arising under the Securities Act of 1933, as amended.	officers or employees governed by the internal affairs doctrine. The foregoing will not apply to (a) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or (b) any action asserting a cause of action arising under the Securities Act for which the federal courts, to the fullest extent permitted by law, shall be the sole and exclusive forum for resolution.

Amendment of Certificate of Incorporation

GigCapital5’s Existing Charter provides that GigCapital5 may at any time and from time to time to amend, alter, change or repeal any provision contained in GigCapital5’s Existing Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by GigCapital5’s Existing Charter and the DGCL; provided, however, that Article IX – Business Combination Requirements; Existence of GigCapital5’s Existing Charter may be amended only by the vote of the holders of at least a majority of all then outstanding shares of GigCapital5’s common stock prior to the consummation of GigCapital5’s initial business combination.	The Combined Company’s Proposed Charter provides that the Combined Company may at any time and from time to time to amend, alter, change or repeal any provision contained in the Combined Company’s Proposed Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Combined Company’s Proposed Charter and the DGCL.

Amendment of Bylaws

GigCapital5’s Existing Charter provides that GigCapital5’s Board has the power to adopt, amend, alter or repeal the GigCapital5 bylaws by the affirmative vote of a majority of GigCapital5’s Board. The bylaws also may be adopted, amended, altered or repealed by the stockholders holding at least a majority of the voting power of all then outstanding shares.	The Combined Company’s Proposed Charter provides that the Combined Company’s Board has the power to adopt, amend, alter or repeal the Combined Company bylaws by the affirmative vote of a majority of the Combined Company’s Board. The bylaws also may be adopted, amended, altered or repealed by the stockholders holding at least a majority of the voting power of all then outstanding shares.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Combined Company’s securities following the proposed Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. We urge you to read Proposed Charter in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the proposed Business Combination.

Common Stock

Holders of shares of the Combined Company Common Stock will be entitled to one vote for each share held of record on all matters on which holders of record of Combined Company Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the proposed Second Amended and Restated Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of the Combined Company Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Combined Company Board out of funds legally available therefor.

The GigCapital5 Board is currently elected each year at our annual meeting of stockholders. If our stockholders approve the Second Amended and Restated Certificate of Incorporation at the stockholders’ meeting, the Combined Company Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the Combined Company after the proposed Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Combined Company Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the GigCapital5 Common Stock, except that we will provide our Public Stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us) upon the completion of the proposed Business Combination, subject to the limitations described in this proxy statement/prospectus.

Our stockholders have no conversion, preemptive or other subscription rights. Public Stockholders who sell or convert their stock into their share of the Trust Account still have the right to exercise the warrants that they may hold.

As of [●], 2023, the Record Date, there were 9,564,001 shares of GigCapital5 Common Stock issued and outstanding and 4 holders of record of GigCapital5 Common Stock. After giving effect to the proposed Business Combination (assuming no Public Shares of GigCapital5 have been redeemed and no GigCapital5 warrants have been exercised), we expect that there will be approximately 27,104,892 shares of the Combined Company Common Stock outstanding, consisting of (i) 6,530,000 shares held by the Sponsor, (ii) 15,000 shares in the aggregate held by Mr. Weightman and ICR, (iii) 14,940,891 shares issued in the aggregate to holders of QT Imaging Equity Securities, [and] (iv) 3,019,001 shares held by GigCapital5’s Public Stockholders and as the Aggregate Excess QT Imaging Transaction Shares [and (v) up to 2,600,000 shares held by PIPE Investors pursuant to PIPE Subscription Agreements].

Preferred Stock

There are no shares of preferred stock outstanding. The Proposed Charter authorizes the issuance of 10,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Combined Company Board. No shares of preferred stock are being issued or registered in connection with the proposed Business Combination. Accordingly, the Combined Company Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Combined Company Common Stock. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that the Combined Company will not do so in the future.

The purpose of authorizing the Combined Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of the Combined Company Common Stock by restricting dividends on the Combined Company Common Stock, diluting the voting power of the Combined Company Common Stock or subordinating the liquidation rights of the Combined Company Common Stock. As a result of these or other factors, the issuance of Combined Company preferred stock could have an adverse impact on the trading price of the Combined Company Common Stock.

Warrants

There are 23,795,000 GigCapital5 Warrants outstanding, of which 23,000,000 are Warrants and 795,000 are Private Placement Warrants. Each GigCapital5 Warrant entitles the registered holder to purchase one share of GigCapital5 Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after the completion of the proposed Business Combination. Only whole warrants are exercisable. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption.

No Warrants will be exercisable for cash unless the Combined Company has an effective and current registration statement covering the shares of the Combined Company Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of the Combined Company Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of the Combined Company Common Stock issuable upon exercise of the Warrants is not effective within 90 days from the Closing, Warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis.

The Private Placement Warrants are identical to the Warrants except that such Private Placement Warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such Private Placement Warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Sponsor or its affiliates.

Once the GigCapital5 Warrants become exercisable, the Combined Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Combined Company refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of the Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Combined Company sends the notice of redemption to the warrant holders.

The Combined Company will not redeem the Warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the Warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by the Combined Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Combined Company issues a notice of redemption, each warrant holder may exercise his, her or its Warrants prior to the scheduled redemption date. However, the price of the shares of the Combined Company Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If the Combined Company calls the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding Warrants. In such event, the holder would pay the exercise price by surrendering the Warrants for that number of shares of the Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Combined Company Common Stock underlying the Warrants to be so exercised, and the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value.

A holder of a Warrant may notify the Combined Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of the Combined Company Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Combined Company Common Stock is increased by a stock dividend payable in shares of the Combined Company Common Stock, or by a split-up of shares of the Combined Company Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of the Combined Company Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of the Combined Company Common Stock. A rights offering to holders of the Combined Company Common Stock entitling holders to purchase shares of the Combined Company Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of the Combined Company Common Stock equal to the product of (i) the number of shares of the Combined Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Combined Company Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of the Combined Company Common Stock paid in such rights offering divided by (y) the fair market value of such share. For these purposes (i) if the rights offering is for securities convertible into or exercisable for the Combined Company Common Stock, in determining the price payable for the Combined Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Combined Company Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of the Combined Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the GigCapital5 Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Combined Company Common Stock on account of such shares of the Combined Company Common Stock (or other shares of our capital stock into which the GigCapital5 Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of GigCapital5 Common Stock in connection with the proposed Business Combination, (d) as a result of the repurchase of shares of GigCapital5 Common Stock if the proposed Business Combination is presented to the stockholders of GigCapital5 for approval, or (e) in connection with the redemption of our Public Shares upon our failure to complete the proposed Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Combined Company Common Stock in respect of such event.

If the number of outstanding shares of the Combined Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Combined Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Combined Company Common Stock issuable on exercise of each GigCapital5 Warrant will be decreased in proportion to such decrease in outstanding shares of the Combined Company Common Stock.

Whenever the number of shares of the Combined Company Common Stock purchasable upon the exercise of the GigCapital5 Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Combined Company Common Stock purchasable upon the exercise of the GigCapital5 Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Combined Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of the Combined Company Common Stock (other than those described above or that solely affects the par value of such shares of the Combined Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Combined Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Combined Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Combined Company is dissolved, the holders of the GigCapital5 Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the GigCapital5 Warrants and in lieu of the shares of the Combined Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the GigCapital5 Warrants would have received if such holder had exercised their GigCapital5 Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each GigCapital5 Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Combined Company in connection with redemption rights held by Combined Company stockholders as provided for in the Proposed Charter or as a result of the repurchase of shares of the Combined Company Common Stock by us if the proposed Business Combination is presented to the stockholders of the Combined Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of the Combined Company Common Stock, the holder of a GigCapital5 Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the GigCapital5 Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Combined Company Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of the Combined Company Common Stock in such a transaction is payable in the form of the Combined Company Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the GigCapital5 Warrant properly exercises the GigCapital5 Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the GigCapital5 Warrant in order to determine and realize the option value component of the GigCapital5 Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the GigCapital5 Warrant due to the requirement that the warrant holder exercise the GigCapital5 Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The GigCapital5 Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the GigCapital5 Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

Dividends

We have not paid any cash dividends on GigCapital5 Common Stock to date and we do not intend to pay cash dividends prior to the completion of the proposed Business Combination. In addition, the GigCapital5 Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. The payment of any dividends subsequent to the proposed Business Combination will be within the discretion of the Combined Company Board at such time. Dividends may be payable in cash, stock or property of the Combined Company. The time and amount of dividends will be dependent upon, among other things, the Combined Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Combined Company Board may regard as relevant. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith. The Combined Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on the Combined Company Common Stock in the foreseeable future.

Election of Directors

The Combined Company Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 4 — The Director Election Proposal, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Anti-Takeover Provisions

The Proposed Charter and the Combined Company bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Combined Company Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Combined Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of the Combined Company Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of the Combined Company Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Combined Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Combined Company Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Combined Company Board.

Stockholder Action; Stockholders’ Meetings

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Combined Company capital stock would not be able to amend the Combined Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Combined Company’s bylaws. Further, the Combined Company’s bylaws will provide that special meetings of the stockholders, for any purpose or purposes, may be called only by (i) the chairperson of the Combined Company Board, (ii) the chief executive officer of Combined Company, or (iii) the Combined Company Board pursuant to a resolution adopted by a majority of the Combined Company Board, and that any special meeting previously called may be cancelled upon the affirmative vote of two-thirds of the Whole Board. Thus, a Combined Company stockholder will be prohibited from calling a Stockholders’ Meeting. These provisions might delay the ability of the Combined Company’s stockholders to force consideration of a proposal or for the Combined Company’s stockholders controlling a majority of the Combined Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Combined Company Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Combined Company Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Combined Company Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Combined Company Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Combined Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Combined Company Bylaws. To be timely, even if such matter is already the subject of any notice to the stockholders or public announcement from the Combined Company Board, a stockholder’s notice must be received by the secretary at the principal executive offices of the Combined Company not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made (such notice within such time periods, “Timely Notice”).

To be in proper written form, a stockholder’s notice to the secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Combined Company bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and a representation that such stockholder will notify the Combined Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within 5 business days after the record date for such meeting, (D) a description of all agreements, arrangements or understandings between or among such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) acting in concert with any of the foregoing in connection with the proposal of such business by such stockholder, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (E) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the business proposal is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Combined Company, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal of such business is made and any other person or persons (including their names) acting in concert with any of the foregoing, (G) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the proposal, and to the extent known, the class and number of all shares of the Combined Company’s capital stock owned beneficially or of record by such other stockholders and (H) a representation that such stockholder is a holder of record of shares of the Combined Company entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

For a director nomination to be in proper written form, a stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the proposed nominee, (B) the principal occupation or employment of the proposed nominee, (C) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially or of record by the proposed nominee, (D) a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such proposed nominee acknowledging that such person: (x) consents to being named in the proxy statement as a nominee and to serving as a director if elected, (y) intends to serve as a director for the full term for which such person is standing for election and (z) makes the following representations: (1) that the proposed nominee has read and agrees to adhere to the Combined Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, any other of the Combined Company’s policies or guidelines applicable to directors, including with regard to (A) reporting related party transactions for approval pursuant to the Combined Company Board’s audit committee charter and (B) securities trading, and (2) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any Voting Commitment that has not been disclosed to the Combined Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Combined Company, with such person’s fiduciary duties under applicable law, and (3) that the proposed nominee is not and will not become a party to any Compensation Arrangement that has not been disclosed to the Combined Company in connection with such person’s nomination for director or service as a director and (E) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Combined Company’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Combined Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and a representation that such stockholder will notify the Combined Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within 5 business days after the record date for such meeting, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names) acting in concert with any of the foregoing, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within 5 business days after the record date for such meeting, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any other person or persons (including their names), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any other person or persons (including their names) with respect to shares of stock of the Combined Company, and a representation that such stockholder will notify the Combined Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five 5 business days after the record date for such meeting, (E) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Combined Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (F) the names and addresses of other stockholders (including beneficial and record owners) known by such stockholder to support the nomination, and to the extent known, the class and number of all shares of the Combined Company’s capital stock owned beneficially or of record by such other stockholders, (G) a representation that such stockholder is a holder of record of shares of the Combined Company entitled to vote at the meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (H) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Combined Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Combined Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, including any relationships, whether of a personal or business nature, with any of the officers or directors of the Combined Company or its subsidiaries that such proposed nominee has or is planning to have.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Combined Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Combined Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the proposed Business Combination, the Proposed Charter provides the Combined Company Board has the power to adopt, amend, alter or repeal the GigCapital5 bylaws by the affirmative vote of a majority of GigCapital5’s Board. The bylaws also may be adopted, amended, altered or repealed by the stockholders holding at least a majority of the voting power of all then outstanding shares. The Proposed Charter can be amended in accordance with the DGCL which requires approval by the Combined Company Board and stockholders of the Combined Company.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter provides that, to the fullest extent permitted by applicable law, the Combined Company will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that they are or were a director or officer of the Combined Company or, while a director or officer of the Combined Company, is or was serving at the request of Combined Company as an indemnitee, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Except for proceedings to enforce rights to indemnification and advancement of expenses, the

Combined Company will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Combined Company Board.

The Combined Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Combined Company will be required to indemnify each of the Combined Company’s directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Combined Company or any of its subsidiaries or was serving at the request of the Combined Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by Delaware law, the Proposed Charter also provides that a director of the Combined Company will not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Combined Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision is to restrict the Combined Company’s rights and the rights of the Combined Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any Combined Company stockholder may bring an action in the Combined Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Charter provides that that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Combined Company’s Proposed Charter or existing bylaws, or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine. The foregoing will not apply to (a) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or (b) any action asserting a cause of action arising under the Securities Act for which the federal courts, to the fullest extent permitted by law, shall be the sole and exclusive forum for resolution.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company Common Stock is Continental Transfer & Trust Company, LLC.

Trading Symbol and Market

We intend to apply for the listing of the Combined Company Common Stock and Warrants on Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, upon the consummation of the proposed Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK

Pursuant to Rule 144, a person who has beneficially owned restricted Combined Company Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company Common Stock shares for at least six months but who are affiliates of Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Combined Company Common Stock then outstanding; or

•	the average weekly reported trading volume of the Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the proposed Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions-GigCapital5

Insider Letter Agreement

The Sponsor has entered into the Insider Letter Agreement with us, pursuant to which it has agreed: (1) to waive its redemption rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it in connection with the consummation of our initial business combination; and (2) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares, and the shares that are included in the Private Placement Units if we fail to complete our initial business combination within the Completion Window, although it will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it holds if we fail to complete our initial business combination within the prescribed time frame. The Sponsor has also agreed in the Insider Letter Agreement not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the proposed Business Combination, (B) the date after the consummation of the proposed Business Combination on which the closing price of the Combined Company Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the proposed Business Combination, or (C) the date after the consummation of the proposed Business Combination that the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Common Stock for cash, securities or other property. In addition, subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the proposed Business Combination.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with GigCapital5 and QT Imaging, pursuant to which the Sponsor agreed, at any meeting of GigCapital5 stockholders and in connection with any action by written consent of the stockholders of GigCapital5, to vote (or execute and return an action by written consent), or cause to be voted at the Stockholders’ Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its shares of GigCapital5 Common Stock in favor of the approval and adoption of the Business Combination Agreement and approval of the proposed Business Combination, including the Merger, and any other transactions contemplated thereby or under any other agreements executed and delivered in connection therewith. Sponsor further agrees to comply with the lock-up provisions set forth in the Insider Letter Agreement. See “Other Agreements-Sponsor Support Agreement.”

As of [●], 2023, the Record Date, the Sponsor was entitled to vote GigCapital5 Voting Shares. Such shares currently constitute approximately 68.3% of the outstanding shares of GigCapital5 Common Stock.

Insider Registration Rights Agreement

On September 23, 2021, GigCapital5 entered into a Registration Rights Agreement with the Sponsor, Mr. Weightman and Interest Solutions, LLC. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Combined Company register all of the shares of the Combined Company Common Stock, as well as the Private Placement Warrants, and the shares of the Combined Company Common Stock issued or issuable upon the exercise of any Private Placement Warrants, for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Combined Company. The Combined Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under such registration rights agreement.

Registration Rights Agreement

GigCapital5 and the Holders will enter into the Registration Rights Agreement at the Closing. Pursuant to the terms of the Registration Rights Agreement, the Combined Company will be obligated to file one or more registration statements to register the resales of the Combined Company Common Stock held by such Holders after the Closing. Holders holding at least majority in interest of the registrable securities owned by all Holders are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Holders may demand at any time or from time to time, that the Combined Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Combined Company held by such Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Company will indemnify such Holders and certain persons or entities related to such Holders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Company and certain persons or entities related to the Combined Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents. See “Other Agreements-Registration Rights Agreement.”

Lock-Up Agreement

GigCapital5 and the Holders will enter into the Lock-Up Agreement at the Closing. The Lock-Up Agreement will provide that, subject to certain exceptions, each of the Holders will not transfer any shares of the Combined Company Common Stock beneficially owned or owned of record by such of the Holders until the earlier of (a) six months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of the Combined Company Common Stock quoted on Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the Closing Date; and (c) subsequent to the Closing, the date on which the Combined Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their Combined Company securities for cash, securities or other property. See “Other Agreements-Lock-Up Agreement.”

Founder Shares

Prior to the GigCapital5 IPO, the Sponsor purchased 10,047,500 Founder Shares for an aggregate purchase price of $25,000, or $0.0024882 per share. However, 4,312,500 shares of GigCapital5 Common Stock issued to the Sponsor were subsequently forfeited. As a result, the Sponsor purchased a net of 5,735,000 Founder Shares for an adjusted aggregate purchase price of $25,000, or $0.0043592 per share. As of the Closing, 5,735,000 Founder Shares will be outstanding and held by the Sponsor. Prior to the initial investment in GigCapital5 of $25,000 by our Sponsor, GigCapital5 had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to GigCapital5 by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of GigCapital5 Common Stock upon completion of the GigCapital5 IPO.

If the proposed Business Combination with QT Imaging or another business combination is not consummated within the Completion Window, GigCapital5 will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the GigCapital5 Board, dissolving and liquidating. In such event, the 5,735,000 Founder Shares held by the Sponsor, which were acquired for an adjusted purchase price of approximately $0.0043592 per share, and the 795,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such shares.

GigCapital5 IPO Private Placement Units

Simultaneously with the consummation of the GigCapital5 IPO, we consummated a private placement of an aggregate of 795,000 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $7,950,000. Of the gross proceeds received from the GigCapital5 IPO and the Private Placement Units, $232,300,000 was placed into the Trust Account. If we do not complete an initial business combination by the Extended Date (unless such date is subsequently extended by the stockholders of GigCapital5), a portion of the proceeds of the sale of the Private Placement Units will be used to fund the redemption of GigCapital5 Common Stock, subject to the requirements of applicable law, and the Private Placement Units will be worthless.

Strategic Services Agreements

On September 23, 2021, GigCapital5 entered into a Strategic Services Agreement with Mr. Weightman, its Treasurer and Chief Financial Officer. Mr. Weightman initially received $2,500 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided, as may be mutually agreed by the parties. Commencing with the first month after the consummation of the IPO, GigCapital5 has paid Mr. Weightman for services rendered since September 23, 2021 and on a monthly basis thereafter for all services rendered after the consummation of the GigCapital5 IPO. In addition, prior to the consummation of the GigCapital5 IPO, GigCapital5 issued 5,000 shares of GigCapital5 Common Stock, in consideration of future services to it, to Mr. Weightman.

Administrative Services Agreement

GigCapital5 agreed in an Administrative Services Agreement, dated September 23, 2021, to pay $30,000 per month to GigManagement, LLC for office space, utilities, administrative and support services provided to GigCapital5’s management team, which commenced on September 28, 2021 and will continue through the earlier of consummation of the proposed Business Combination and GigCapital5’s liquidation.

Trust Extension Payments.

The GigCapital5 IPO prospectus and the initial GigCapital5 Amended and Restated Certificate of Incorporation provided that GigCapital5 initially had until September 28, 2022 (or March 28, 2023, if GigCapital5 extended the period of time to consummate the initial business combination in accordance with the terms of the initial GigCapital5 Amended and Restated Certificate of Incorporation). The stockholders of GigCapital5 on September 23, 2022 adopted an amendment to the GigCapital5 Amended and Restated Certificate of Incorporation, and changed the terms for GigCapital5 to be able to extend the period of time to consummate GigCapital5’s initial business combination to March 28, 2023 through the Additional September 2022 Contributions. In connection with the extension, the Sponsor, or its designees, has agreed to loan the Additional September 2022 Contributions to GigCapital5, commencing on September 26, 2022, and by the 28th day of each subsequent month, that is needed by GigCapital5 to complete the proposed Business Combination until March 28, 2023. The Existing Charter was then adopted by the stockholders of GigCapital5 on March 28, 2023, and changed the terms for GigCapital5 to be able to extend the period of time to consummate GigCapital5’s initial business combination to September 28, 2023 through the Additional March 2023 Contributions. In connection with the extension, the Sponsor, or its designees, has agreed to loan the Additional March 2023 Contributions to GigCapital5, commencing on March 28, 2023, and by the 28th day of each subsequent month, or portion thereof, that is needed by GigCapital4 to complete the proposed Business

Combination until the Extended Date. The amount of the Additional September 2022 Contributions and the Additional March 2023 Contributions will not bear interest and will be repayable by the Combined Company to the Sponsor or its designees upon consummation of the proposed Business Combination. The Sponsor or its designees will have the sole discretion whether to continue extending for additional calendar months until the Extended Date and if the Sponsor determines not to continue extending for additional calendar months, its obligation to make Additional March 2023 Contributions will terminate. On September 26, 2022, October 26, 2022, November 28, 2022, December 27, 2022, January 26, 2023, February 27, 2023, March 28, 2023, April 27, 2023 and May 25, 2023, GigCapital5 extended the period of time to consummate the initial business combination in accordance with the terms of the Existing Charter when it received loans of the Additional September 2022 Contributions or the Additional March 2023 Contributions from the Sponsor.

As a result of such extensions, GigCapital5 issued a non-convertible unsecured promissory note to the Sponsor on September 26, 2022, which was subsequently amended and restated on October 26, 2022, November 28, 2022, December 27, 2022, January 26, 2023, February 27, 2023, March 28, 2023, April 27, 2023 and May 25, 2023 (the “Extension Note”), for a collective principal amount of $1,260,000.00.

In addition, on September 26, 2022, GigCapital5 issued the Working Capital Note as an unsecured convertible promissory note to the Sponsor, which was subsequently amended and restated on October 26, 2022, November 28, 2022, December 27, 2022, January 26, 2023, February 27, 2023, March 28, 2023 and April 27, 2023, for a collective principal amount of $870,000. The Working Capital Note was issued to provide GigCapital5 with additional working capital through the Extended Date and will not be deposited into the Trust Account. GigCapital5 issued the Working Capital Note in consideration for an additional loan from the Sponsor to fund GigCapital5’s working capital requirements. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial business combination. Upon such election, the convertible note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the GigCapital5 IPO. The Working Capital Note bears no interest and, subject to the conversion right discussed above, is repayable in full upon the consummation of a business combination by GigCapital5.

Certain Relationships and Related Person Transactions-QT Imaging

See Note 13 “Related Party Transactions” to condensed consolidated financial statements of QT Imaging.

Combined Company Related Person Transaction Policy

Effective upon the Closing of the proposed Business Combination, the Combined Company Board expects to adopt a related person transaction policy that will set forth the Combined Company’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy is expected to become effective upon approval by the Combined Company Board following the consummation of the proposed Business Combination. The Combined Company’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of the Combined Company’s audit committee will provide that the audit committee will review and approve in advance any related party transaction.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, between the Combined Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Combined Company as an employee or director are not expected to be covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

It is expected that under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent committee of the Combined Company Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct and Ethics that the Combined Company expects the Combined Company Board to adopt following the closing of the proposed Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, it is expected that the Combined Company’s audit committee, or other independent committee of the Combined Company Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Combined Company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

It is also expected that the policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent committee of the Combined Company Board, will consider, in light of known circumstances, whether or not the transaction is consistent with the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent committee of the Combined Company Board, determines in the good faith exercise of its discretion.

PUBLIC TRADING MARKETS

The GigCapital5 Common Stock are currently listed on Nasdaq under the symbol “GIA,” and from now until the Closing of the Merger, the GigCapital5 Units and the Warrants trade at the OTC under the symbols “GIA.U” and “GIA.WS,” respectively. Following the proposed Business Combination, the Combined Company Common Stock (including common stock issuable in the proposed Business Combination) is expected to be listed on Nasdaq under the symbol “QTI,” and the Warrants will be listed on Nasdaq under the symbol “QTI.WS.”

EXPERTS

The financial statements of GigCapital5, Inc. as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from January 19, 2021 (date of inception) through December 31, 2021, included in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to GigCapital5, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of QT Imaging, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to QT Imaging, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of shares of GigCapital5 Common Stock offered by this proxy statement/prospectus will be passed upon for GigCapital5 by DLA Piper LLP (US).

OTHER MATTERS

As of the date of this proxy statement/prospectus, the GigCapital5 Board does not know of any matters that will be presented for consideration at the Stockholders’ Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Stockholders’ Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of GigCapital5 Common Stock and GigCapital5 warrants are not entitled to appraisal rights in connection with the proposed Business Combination.

Under the DGCL, however, holders of QT Imaging Common Stock may be entitled to appraisal rights in connection with the proposed Business Combination. QT Imaging stockholders who neither vote in favor of nor consent in writing to the Merger and who otherwise comply with Section 262 and other applicable provisions of the DGCL will be entitled to exercise rights to seek appraisal of the fair value of their shares of QT Imaging

Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such dissenting shares of QT Imaging Common Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Any QT Imaging stockholder who wishes to preserve appraisal rights must so advise QT Imaging by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from QT Imaging or GigCapital5 that appraisal rights are available, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Any shares of QT Imaging Common Stock held by such QT Imaging stockholder immediately prior to the Effective Time who shall have properly demanded appraisal for his, her or its shares in accordance with the DGCL will not be converted into the merger consideration, unless such QT Imaging stockholder fails to perfect, withdraws, or otherwise loses his, her or its right to appraisal and payment under the DGCL. If such QT Imaging stockholder fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each share of QT Imaging Common Stock held by such QT Imaging stockholder will be deemed to have been converted as of the Effective Time into a right to receive the merger consideration. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, QT Imaging stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, unless we have received contrary instructions, we are permitted to send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o GigCapital5, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 Attention: Secretary or by telephone at (650) 276-7040, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2023 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2023 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2023 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2023 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

GigCapital5 has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to GigCapital5 and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of GigCapital5’s or QT Imaging’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

GigCapital5 files reports, proxy statements and other information with the SEC as required by the Exchange Act and, following the consummation of the proposed Business Combination, the Combined Company will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read GigCapital5 or the Combined Company’s SEC filings, including GigCapital5’s registration statement and this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the proposed Business Combination or the Proposals to be presented at the Stockholders’ Meeting, you should contact GigCapital5 by telephone or in writing:

GigCapital5, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Tel: (650) 276-7040

You may also obtain these documents by requesting them in writing or by telephone from GigCapital5’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400 (Call Collect)

or

Call Toll-Free: (800) 662-5200

Email: GIA.info@investor.morrowsodali.com

If you are a stockholder of GigCapital5 and would like to request documents, please do so no later than five business days before the Stockholders’ Meeting in order to receive them before the Stockholders’ Meeting. If you request any documents from GigCapital5, GigCapital5 will mail them to you by first-class mail, or another equally prompt means.

This document is a proxy statement of GigCapital5 for GigCapital5’s Stockholders’ Meeting. Neither QT Imaging nor GigCapital5 has authorized anyone to give any information or make any representation about the proposed Business Combination, QT Imaging or GigCapital5 that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that GigCapital5 has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
GIGCAPITAL5, INC. FINANCIAL STATEMENTS
Unaudited Financial Statements of GigCapital5, Inc. as of and for the three months ended March 31, 2023

Page
Condensed Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-2
Condensed Statements of Operations and Comprehensive Loss for the three months ended March 31, 2023 and 2022 (unaudited)	F-3
Condensed Statements of Stockholders’ Deficit for the three months ended March 31, 2023 and 2022 (unaudited)	F-4
Condensed Statements of Cash Flows for the three months ended March 31, 2023 and 2022 (unaudited)	F-5
Notes to Unaudited Condensed Financial Statements (unaudited)	F-6

Audited Financial Statements of GigCapital5, Inc. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from January 19, 2021 (inception) to December 31, 2021
Page
Report of Independent Registered Public Accounting Firm (PCAOB ID: 207)	F-23
Balance Sheets as of December 31, 2022 and 2021	F-24
Statements of Operations and Comprehensive Loss for the year ended December 31, 2022 and the period from January 19, 2021 (inception) to December 31, 2021	F-25
Statements of Stockholders’ Deficit for the year ended December 31, 2022 and the period from January 19, 2021 (inception) to December 31, 2021	F-26
Statements of Cash Flows for the year ended December 31, 2022 and the period from January 19, 2021 (inception) to December 31, 2021	F-27
Notes to Financial Statements	F-28
QT IMAGING, INC. CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Financial Statements of QT Imaging, Inc. as of and for the three months ended March 31, 2023

G
IG
C
APITAL
5, I
NC
.

C
ONDENSED
 F
INANCIAL
 S
TATEMENTS
(unaudited)
For the three months ended March 31, 2023

F-1

GigCapital5, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$356,141	$78,196
Prepaid expenses and other current assets	111,513	172,508

Total current assets	467,654	250,704
Cash and marketable securities held in Trust Account	31,670,407	41,561,656
Interest receivable on cash and marketable securities held in Trust Account	158,291	133,211

TOTAL ASSETS	$32,296,352	$41,945,571

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$357,707	$195,064
Accrued legal fees	2,902,750	2,157,037
Accrued liabilities	164,464	103,344
Payable to related parties	971,571	781,561
Notes payable to related party	1,003,868	603,880
Note payable to related party at fair value	811,442	257,492
Other current liabilities	192,916	88,021

Total current liabilities	6,404,718	4,186,399
Warrant liability	23,850	31,800
Deferred underwriting fee payable	2,760,000	9,200,000

Total liabilities	9,188,568	13,418,199

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 3,019,001 shares, at a redemption value of $10.54 per share, and 4,014,050 shares, at a redemption value of $10.37 per share, as of March 31, 2023 and December 31, 2022, respectively	31,828,698	41,606,846

Stockholders’ deficit
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 6,545,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	655	655
Additional paid-in capital	5,831,448	—
Accumulated deficit	(14,553,017)	(13,080,129)

Total stockholders’ deficit	(8,720,914)	(13,079,474)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$32,296,352	$41,945,571

The accompanying notes are an integral part of these condensed financial statements.

F-
2

GigCapital5, Inc.
Condensed Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$—	$—
General and administrative expenses	1,767,358	612,883

Loss from operations	(1,767,358)	(612,883)
Other income (expense)
Other income (expense)	(1,000)	230,550
Interest expense	(42,913)	—
Interest income on cash and marketable securities held in Trust Account	443,280	17,513

Loss before provision for income taxes	(1,367,991)	(364,820)
Provision for income taxes	104,897	5,115

Net loss and comprehensive loss	$(1,472,888)	$(369,935)

Net income attributable to common stock subject to possible redemption	$338,383	$12,398

Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	3,969,826	23,000,000

Basic and diluted net income per share, common stock subject to possible redemption	$0.09	$0.00

Net loss attributable to common stockholders	$(1,811,271)	$(382,333)

Weighted-average common shares outstanding, basic and diluted	6,540,000	6,540,000

Net loss per share common share, basic and diluted	$(0.28)	$(0.06)

The accompanying notes are an integral part of these condensed financial statements.

F-
3

GigCapital5, Inc.
Condensed Statements of Stockholders’ Deficit
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Three Months Ended March 31, 2023	Shares	Amount
Balance as of December 31, 2022	6,545,000	$655	$—	$(13,080,129)	$(13,079,474)
Debt discount on note payable to related party	—	—	62,925		62,925
Shares subject to redemption	—	—	(671,477)	—	(671,477)
Adjustment to deferred underwriting fees	—	—	6,440,000	—	6,440,000
Net loss	—	—	—	(1,472,888)	(1,472,888)

Balance as of March 31, 2023	6,545,000	$655	$5,831,448	$(14,553,017)	$(8,720,914)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Three Months Ended March 31, 2022	Shares	Amount
Balance as of December 31, 2021	6,545,000	$655	$—	$(8,918,893)	$(8,918,238)
Shares subject to redemption	—	—	(12,398)	—	(12,398)
Reclass of negative additional paid-in capital to accumulated deficit	—	—	12,398	(12,398)	—
Net loss	—	—	—	(369,935)	(369,935)

Balance as of March 31, 2022	6,545,000	$655	$—	$(9,301,226)	$(9,300,571)

The accompanying notes are an integral part of these condensed financial statements.

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GigCapital5, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(1,472,888)	$(369,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability and related party note	1,000	(230,550)
Interest earned on cash and marketable securities held in Trust Account	(443,280)	(17,513)
Amortization on debt discount on note payable to related party	42,913	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	60,995	24,624
Other long-term assets	—	165,230
Payable to related parties	190,010	189,363
Accounts payable	162,643	180,130
Accrued legal fees	745,713	52,525
Accrued liabilities	61,120	(228,440)
Other current liabilities	104,895	5,115

Net cash used in operating activities	(546,879)	(229,451)

INVESTING ACTIVITIES
Investment of cash in Trust Account	(420,000)	—
Cash withdrawn from Trust Account	10,729,449	—

Net cash provided by investing activities	10,309,449	—

FINANCING ACTIVITIES
Borrowings from related parties	420,000	—
Borrowings from related parties at fair value	545,000	—
Redemption of Public Units	(10,449,625)	—

Net cash used in financing activities	(9,484,625)	—

Net increase in cash during period	277,945	(229,451)
Cash, beginning of period	78,196	421,549

Cash, end of period	$356,141	$192,098

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$671,477	$12,398

Waiver of deferred underwriting fees	$6,440,000	$—

Debt discount on note payable to related party	$62,925	$—

The accompanying notes are an integral part of these condensed financial statements.

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GigCapital5, Inc.
Notes to Unaudited Condensed Financial Statements
(Unaudited)
1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization a
n
d General
GigCapital5, Inc. (the “Company”) was incorporated in the state of Delaware on January 19, 2021. The Company was founded as a blank check company or special purpose acquisitions company (“SPAC”), formed by an affiliate of the serial SPAC issuer GigCapital Global, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of March 31, 2023, the Company had not commenced any operations. All activity for the period from January 19, 2021 (date of inception) through March 31, 2023 relates to the Company’s formation, the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.
On September 23, 2021, the registration statement on Form
S-1
(File
No. 333-254038),
as amended, relating to the Offering of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The Company entered into an underwriting agreement with Wells Fargo Securities, LLC (“Wells Fargo”) and William Blair & Company, L.L.C. (“William Blair” and collectively with Wells Fargo the “Underwriters”) on September 23, 2021 to conduct the Offering of 20,000,000 units (the “Public Units”) in the amount of $200.0 million in gross proceeds, with a
45-day
option provided to the Underwriters to purchase up to 3,000,000 additional Public Units solely to cover over-allotments, if any, in the amount of up to $30.0 million in additional gross proceeds. Each Public Unit consists of one share of the Company’s common stock (a “Public Share”), $0.0001 par value, and one redeemable warrant (a “Public Warrant”). Each Public Warrant is exercisable for one Public Share at a price of $11.50 per full share.
On September 28, 2021, the Company consummated the Offering of 23,000,000 Public Units, including the issuance of 3,000,000 Public Units as a result of the Underwriters exercise in full of their over-allotment option. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to the Company of $230,000,000.
Simultaneously with the closing of the Offering, the Company consummated the closing of a private placement sale (the “Private Placement”) to the Company’s sponsor GigAcquisitions5, LLC, a Delaware limited liability company (the “Founder” or “Sponsor”), of 795,000 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit. The Private Placement generated aggregate gross proceeds of $7,950,000.
Following the closing of the Offering, net proceeds in the amount of $225,400,000 from the sale of the Public Units and proceeds in the amount of $6,900,000 from the sale of Private Placement Units, for a total of $232,300,000, were placed in a trust account (the “Trust Account”), which is described further below.
Transaction costs amounted to $13,193,740, consisting of $4,600,000 of underwriting fees, $9,200,000 of deferred underwriting fees and $843,740 of Offering costs, of which $25,000 remains in accounts payable as of March 31, 2023, partially offset by the reimbursement of $1,450,000 of Offering expenses by the Underwriters. On March 20, 2023, one of the Underwriters, Wells Fargo, without any consideration from the Company, waived
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all of their portion of the deferred underwriting fees totaling $6,440,000 and disclaimed any responsibility for the proposed business combination (see Note 2), but would be entitled to such compensation in connection with an alternative Business Combination, should the proposed business combination (see Note 2) be terminated, and remains entitled to customary indemnification and contribution obligations of the Company in connection with the proposed business combination (see Note 2). The Company’s remaining cash after payment of the Offering costs will be held outside of the Trust Account for working capital purposes.
Extensions
The Company’s Offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initially had until September 28, 2022 (the date which was 12 months after the consummation of the Offering) to complete its initial Business Combination (the “Combination Period”). On September 23, 2022, the Company held a special meeting of its stockholders and the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from September 28, 2022 up to March 28, 2023 in one-month extensions (the “First Extension”). The Company’s stockholders elected to redeem 18,985,950 Public Shares. Following such redemptions, $192,138,312 was withdrawn from the Trust Account on September 27, 2022.
On September 26, 2022, the Company issued an unsecured,
non-interest-bearing,
non-convertible
promissory note (the “Extension Note”) to the Sponsor for a principal amount of $160,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Extension Note was subsequently amended and restated five times on October 26, 2022, November 28, 2022, December 27, 2022, January 25, 2023, and February 27, 2023, respectively, for a collective principal amount of $960,000. The Sponsor deposited such funds into the Company’s Trust Account with Continental Stock Transfer & Trust Company. The Extension Note is expected to be paid back upon the completion of its initial Business Combination.
On March 28, 2023, the Company held the 2023 special meeting of stockholders. At the special meeting, the stockholders approved two proposals: (A) to amend the Company’s Amended and Restated Certificate of Incorporation, giving the Company the right to extend the date by which it has to consummate a Business Combination up to six (6) times for an additional one (1) month each time, from March 28, 2023 to September 28, 2023 provided that the Sponsor (or its designees) must deposit into the Trust Account for each one-month
extension funds equal to $100,000 (the “Second Extension”); (B) to amend the Company’s investment management trust agreement, dated as of September 23, 2021, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to extend the Combination Period up to six (6) times for an additional one
(1) month each time from March 28, 2023 to September 28, 2023 by depositing into the Trust Account for each one-month
extension, the sum of
$100,000.
On March 28, 2023, the Extension Note was further amended to increase the principal amount to $1,060,000 to reflect the additional $100,000 deposited into the Trust Account. Also in conjunction with the special meeting, the stockholders elected to redeem 995,049 Public Shares. Following such redemptions, $10,449,625 was withdrawn from the Trust Account. As a result of this redemption, our Founder and management team beneficially own approximately 68.4% of our issued and outstanding common stock.
Working Capital Loans
On September 26, 2022, the Company issued a convertible,
non-interest
bearing, unsecured promissory note (the “Working Capital Note”) to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated seven times on October 26, 2022, November 28, 2022, December 27, 2022,
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and January 25, 2023 to add additional principal amounts of $65,000 per month for each respective month, February 27, 2023 to add an additional principal amount of $350,000, and March 28, 2023 for an additional principal amount of $130,000, for an aggregate principal amount outstanding as of March 31, 2023 under the Working Capital Note of $805,000. The Working Capital Note was issued to provide the Company with additional working capital during the First Extension and Second Extension and was not deposited into the Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial Business Combination. Upon such election, the Working Capital Note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Offering. Each Private Placement Unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one redeemable warrant. The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.
The Trust Account
The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.
The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of a Business Combination; (2) the redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination within 24 months from the closing of the Offering; or (3) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the Company’s pre-business
combination activity and related stockholders’ rights.
Business Combination
The Company has 24 months from September 28, 2021, the closing date of the Offering, to complete its initial Business Combination, provided that the extension payment for each one-month
extension through March 28, 2023 equal to $160,000 and the extension payment for each one-month
extension from March 28, 2023 through September 28, 2023 equal to $100,000 is deposited into the Trust Account on or prior to the date of the same applicable deadline. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founder, Brad Weightman, the Company’s Treasurer and Chief Financial Officer, and Interest Solutions, LLC, a Connecticut limited liability company and an affiliate of ICR, LLC, an investor relations firm providing services to the Company (“ICR”) (the “Insiders” as it relates to Mr. Weightman and ICR) entered into letter agreements with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their founder shares, insider shares and private shares, and the Founder waived
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its redemption right with respect to any Public Shares purchased during or after the Offering. However, if the Founder, the Underwriters or the Insiders or any of the Company’s officers, directors or affiliates acquire units or shares of common stock, previously included in the Public Units, in or after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s liquidation (and in case of the Underwriters and Insiders, upon the Company’s redemption) in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Offering price per Public Unit in the Offering.
Going Concern Consideration
As of March 31, 2023, the Company had $356,141 in cash and a working capital deficit of $5,937,064. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem its shares of common stock. Further, the Company has no present revenue, its business plan is dependent on the completion of a Business Combination and it expects to continue to incur significant costs in pursuit of its Business Combination plans.
In connection with the Company’s assessment of going concern considerations, management has determined that the liquidity condition and the potential mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination by the liquidation date up to September 28, 2023, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 28, 2023.
If the proceeds not held in the Trust Account become insufficient to allow the Company to operate up to September 28, 2023 if all one-month
extensions are exercised prior to the consummation of a Business Combination, assuming that a Business Combination is not consummated during that time, the Company intends to manage its cash flow through the timing and payment of expenses or, if necessary, raising additional funds from the Sponsor to ensure the proceeds not held in the Trust Account will be sufficient to allow it to operate for the remaining available extension periods. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. Over this time period, the Company intends to use these funds primarily for consummating the Business Combination.
2. BUSINESS COMBINATION AND RELATED AGREEMENT
On December 8, 2022, the Company and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which, and subject to the approval of the stockholders of the Company, Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Following the closing of the Merger (the “Closing”), the Company, which will be renamed “QT Imaging Holdings, Inc.,” will be referred to as the “Combined Company.”
Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of QT Imaging, par value $0.001 per share (the “QT Imaging Common Stock”) (excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of common stock, par value $0.0001 per share, of the Company (the “GigCapital5 Common Stock”) calculated based on the Exchange Ratio (as defined below) and (B) the contingent right to

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receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined in the Business Combination Agreement) divided by (b) the QT Imaging Fully Diluted Capital Stock (as defined in the Business Combination Agreement). In addition, at the Effective Time, certain warrants of QT Imaging to purchase QT Imaging Common Stock will be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share.
The shares of the Company common stock are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GIA,” and from now until the Effective Time, the Public Units and the warrants trade at the OTC Markets Group Inc. under the symbols “GIA.U” and “GIA.WS,” respectively. The Company intends to apply for listing of the common stock of the Combined Company and the warrants of the Combined Company on the Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, at the Effective Time.
In connection with the execution of the Business Combination Agreement, the Company may enter into agreements with investors (the “PIPE Investors”) for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more subscription agreements (all such subscription agreements, collectively (the “PIPE Subscription Agreements”) on terms and conditions mutually agreeable to the Company and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000 (the “PIPE Investment Amount”).
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the accompanying condensed financial statements. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form
10-K
for the year ended December 31, 2022, which was filed with the SEC on March 31, 2023. The condensed balance sheet as of December 31, 2022, has been derived from the audited financial statements but does not include all disclosures required by GAAP. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results for the year ending December 31, 2023 or any future interim period.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

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Net Loss Per Share of Common Stock
The Company’s condensed statements of operations and comprehensive loss include a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income per share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held in the Trust Account, net of tax, by the weighted-average number of common stock subject to possible redemption outstanding.
Net loss per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, net of tax, by the weighted-average number of non-redeemable
common stock outstanding for the period, basic and diluted.
When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method, (ii) the shares issued to Mr. Weightman subject to forfeiture representing 5,000 shares of common stock underlying a restricted stock award for the period it was outstanding and (iii) the potential shares issued to the Sponsor if the Working Capital Note is converted. Since the Company was in a net loss position during the period after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.
Reconciliation of Net Loss Per Common Share
In accordance with the
two-class
method, the Company’s net loss is adjusted for net income that is attributable to common stock subject to redemption, net of tax, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Three Months Ended March 31,
	2023	2022
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to redemption
Interest earned on marketable securities held in Trust Account, net of taxes	$338,383	$12,398

Net income attributable to common stock subject to possible redemption	$338,383	$12,398

Denominator: Weighted average common shares subject to redemption
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,969,826	23,000,000

Basic and diluted net income per share, common stock subject to possible redemption	$0.09	$0.00

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	Three Months Ended March 31,
	2023	2022

Non-Redeemable common stock
Numerator: Net loss minus net earnings—Basic and diluted
Net loss	$(1,472,888)	$(369,935)
Less: net income attributable to common stock subject to redemption	(338,383)	(12,398)

Net loss attributable to non-redeemable common stock	$(1,811,271)	$(382,333)

Denominator: Weighted average non-redeemable common shares
Weighted-average non-redeemable common shares outstanding, basic and diluted	6,540,000	6,540,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.28)	$(0.06)

Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions. There were no cash equivalents as of March 31, 2023 and December 31, 2022.
Cash and Marketable Securities Held in Trust Account
As of March 31, 2023 and December 31, 2022, the assets held in the Trust Account consisted of money market funds investing in U.S. Treasury Bills and cash.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Convertible Promissory Note — Related Party
The Company accounts for its Working Capital Note under Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”). Under ASC
815-15-25,
an election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments. The Company has made such election for its Working Capital Note. Using the fair value option, the Working Capital Note is required to be recorded at its initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the Working Capital Note and fair value at each drawdown date are recognized as either an expense in the condensed statements of operations and comprehensive loss (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Working Capital Note are recognized as non-cash
gains or losses in the condensed statements of operations and comprehensive loss. The Extension Note is not included in the calculation as it does not have a conversion feature.

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Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the condensed balance sheets primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
Offering costs in the amount of $13,193,740 consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Offering. Offering costs were charged to stockholders’ deficit and recorded in additional paid-in
capital as a reduction to the gross proceeds received upon completion of the Offering.
Common Stock Subject to Possible Redemption
Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets. As of March 31, 2023 and December 31, 2022, 3,019,001 and 4,014,050 shares of common stock were issued and outstanding that are subject to possible redemption, respectively.
Stock-based Compensation
Stock-based compensation related to restricted stock awards is based on the fair value of common stock on the grant date. The shares underlying the Company’s restricted stock award to Mr. Weightman are subject to forfeiture if he resigns or is terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to

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be recognized, a tax position must be
more-likely-than-not
to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the condensed balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense) on the condensed statements of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in
capital.
Recent Accounting Pronouncements
The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
4. OFFERING
On September 28, 2021, the Company completed the closing of the Offering whereby the Company sold 23,000,000 Public Units at a price of $10.00 per Public Unit. Each Public Unit consists of one Public Share and one Public Warrant. Each whole Public Warrant is exercisable for one share of common stock at a price of $11.50 per full share. The exercise price of the Public Warrants may be adjusted in certain circumstances as discussed in Note 7. Under the terms of the warrant agreement (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination.
Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the
24-month
period allotted to complete a Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.
On November 1, 2021, the Company announced that the holders of the Company’s Public Units may elect to separately trade the securities underlying such Public Units which commenced on November 4, 2021. Any Public Units not separated will continue to trade at the OTC Markets Group Inc. under the symbol “GIA.U.” Any underlying shares of common stock that are separated will trade on the Nasdaq under the symbol “GIA.” Any underlying warrants that are separated will trade at the OTC Markets Group Inc under the symbol “GIA.WS.”

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5. RELATED PARTY TRANSACTIONS
Founder Shares
During the period from January 19, 2021 (date of inception) to December 31, 2021, the Founder purchased 5,735,000 shares of common stock (the “Founder Shares”), after giving effect to the forfeiture on September 23, 2021 of 4,312,500 Founder Shares, for an aggregate purchase price of $25,000, or $0.0043592 per share. The Company also issued 5,000 shares of common stock, solely in consideration of future services, to Mr. Weightman, its Treasurer and Chief Financial Officer, pursuant to the Insider Shares Grant Agreements dated September 23, 2021 between the Company and Mr. Weightman. The 5,000 shares granted to Mr. Weightman are subject to forfeiture and cancellation if he resigns or the services are terminated for cause prior to the completion of the Business Combination. The Founder Shares are identical to the common stock included in the Public Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
Private Placement
The Founder purchased from the Company an aggregate of 795,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a Private Placement that occurred simultaneously with the completion of the closing of the Offering. Each Private Placement Unit consists of one share of the Company’s common stock and one warrant (a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable for $11.50 per share, and the exercise price of the Private Placement Warrants may be adjusted in certain circumstances as described in Note 7. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination.
Each Private Placement Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the
24-month
period allotted to complete the Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Private Placement Warrants during the exercise period, there will be no net cash settlement of these Private Placement Warrants and the Private Placement Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Private Placement Warrants become exercisable, the Company may redeem the outstanding Private Placement Warrants in whole and not in part at a price of $0.01 per Private Placement Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Private Placement Warrant holders.
The Company’s Founder, Insiders and Underwriters have agreed not to transfer, assign or sell any of their respective Founder Shares, shares held by the Insiders, Private Placement Units, shares or other securities underlying such Private Placement Units that they may hold until the date that is (i) in the case of the Founder Shares or shares held by the Insiders, the earlier of (A) six months after the date of the consummation of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) the date on which the last sale price of the Company’s common stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 90 days after the Company’s initial Business Combination, or (y) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the

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case of the Private Placement Units and shares or other securities underlying such Private Placement Units, until 30 days after the completion of the Company’s initial Business Combination.
Unlike the Public Warrants included in the Public Units sold in the Offering, if held by the original holder or its permitted transferees, the Private Placement Warrants are not redeemable by the Company and, subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of a Business Combination. If the Private Placement Warrants are held by holders other than the initial holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants.
If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.
Administrative Services Agreement and Other Agreements
The Company agreed to pay $30,000 a month for office space, administrative services and secretarial support to an affiliate of the Founder, GigManagement, LLC. Services commenced on September 24, 2021, the date the securities were first listed on the New York Stock Exchange (“NYSE”), and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
On September 23, 2021, the Company entered into a Strategic Services Agreement with Mr. Weightman, its Treasurer and Chief Financial Officer, who holds 5,000 Insider shares. Mr. Weightman is initially receiving $2,500 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided, as may be mutually agreed by the parties. The Company will pay Mr. Weightman for services rendered since September 23, 2021 and on a monthly basis thereafter for all services rendered after the consummation of the Offering.
Working Capital Loans
On September 26, 2022, the Company issued the Working Capital Note to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated on October 26, 2022, November 28, 2022, December 27, 2022, and January 25, 2023 to add additional principal amounts of $65,000 per month for each respective month, February 27, 2023 to add an additional principal amount of $350,000, and March 28, 2023 for an additional principal amount of $130,000, for an aggregate principal amount outstanding as of March 31, 2023 under the Working Capital Note of $805,000. The Working Capital Note was issued to provide the Company with additional working capital during the extension period. The Working Capital Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. Upon consummation of a Business Combination and any time prior to the payment of the Working Capital Note, the Sponsor, at its option, may convert all or a portion of the principal into units of the post-Business Combination entity at a conversion price of $10.00 per unit. Each unit shall have the same terms and conditions as the Private Placement Units, which are discussed further above. An aggregate of 80,500 Private Placement Units of the Company would be issued if the entire principal balance of the Working Capital Note is converted. Each Private Placement Unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one redeemable warrant. The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the Warrant Agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.
The Company has determined that the Working Capital Note contains only one embedded feature, which is the conversion option. The conversion option is an embedded derivative that would require bifurcation pursuant

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to ASC
815-15-25-1,
so the instrument qualifies for the fair value option. The Company has elected to value the Working Capital Note under the fair value option at $811,442 as of March 31, 2023. The change in the fair value of the Working Capital Note was $8,950 for the three months ended March 31, 2023 and was recorded in other income (expense) on the condensed statements of operations and comprehensive loss.
Extension Notes
On September 26, 2022, the Company issued the Extension Note to the Sponsor for a principal amount of $160,000. The Extension Note was subsequently amended and restated on October 26, 2022, November 28, 2022, December 27, 2022, January 25, 2023, February 27, 2023, and March 28, 2023 to add additional monthly funding installments at $160,000 per month until February 27, 2023, and $100,000 on March 28, 2023, for a collective principal amount outstanding as of March 31, 2023 under the Extension Note of $1,060,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Company imputed interest on the Extension Note using the equivalent average market discount rate for an unsecured loan (26.60% for the period from September 26, 2022 to December 31, 2022, and 23.4% for the period from January 1, 2023 to March 31, 2023), resulting in an aggregate debt discount of $116,959 recorded as a reduction to the carrying principal amount of the Extension Note with a corresponding increase to additional paid-in
capital. As of March 31, 2023, the outstanding principal on the Extension Note, net of the debt discount, was $1,003,868 and the remaining unamortized debt discount was $56,132. For the three months ended March 31, 2023, interest expense related to the Extension Note was $42,913.
6. COMMITMENTS AND CONTINGENCIES
Registration Rights
On September 23, 2021, the Company entered into a registration rights agreement with its Founder and Insiders. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.
Underwriters Agreement
The Company granted the Underwriters a
45-day
option to purchase up to 3,000,000 additional Public Units to cover any over-allotments, at the Offering price less underwriting discounts and commissions. On September 28, 2021, the over-allotment was exercised in full by the Underwriters.
The Company paid an underwriting discount of $0.20 per Public Unit to the Underwriters at the closing of the Offering. The underwriting discount was paid in cash. In addition, the Company has agreed to pay deferred underwriting commissions of $0.40 per Public Unit, or $9,200,000 in the aggregate, including the Underwriters’ over-allotment option which was exercised in full. The deferred underwriting commission will become payable to the Underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services described therein.
On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of its portion of the deferred underwriting fees totaling $6,440,000.

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The Underwriters will use their commercially reasonable efforts to provide the Company with the following services: 1) originating and introducing the Company to potential targets for a Business Combination; 2) arranging non-deal
roadshows on behalf of the Company in connection with a proposed Business Combination; 3) assisting the Company in meeting its securities exchange listing requirements following the closing of the Offering; and 4) providing capital markets advice and liquidity to the Company following the closing of the Offering. If the Company uses its best efforts (and the Underwriters use commercially reasonable efforts) to obtain financing in private placements or privately negotiated transactions, but notwithstanding such efforts, the Company does not have sufficient cash necessary to consummate a Business Combination and pay the deferred underwriting commission, the Company and the Underwriters will cooperate in good faith to come to a mutually-satisfactory solution with respect to the payment of the deferred underwriting commission so as to ensure that the Company’s obligation to pay the deferred underwriting commission shall not impede the closing of a Business Combination.
7. STOCKHOLDERS’ DEFICIT
Common Stock
The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of March 31, 2023 and December 31, 2022, there were 6,545,000 shares of common stock issued and outstanding and not subject to possible redemption. There were 3,019,001 and 4,014,050 shares of common stock subject to possible redemption issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.
As of March 31, 2023, common stock reserved for future issuance was 23,875,500, which included warrants to purchase 23,795,000 shares of common stock and 80,500 potential shares of common stock to be issued if the Working Capital Note is converted in full.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued and outstanding.
Warrants (Public Warrants and Private Placement Warrants)
Warrants will be exercisable at $11.50 per share, and the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day
period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Each warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the

8

completion of the Company’s initial Business Combination or earlier upon redemption. However, if the Company does not complete its initial Business Combination on or prior to the
24-month
period allotted to complete its initial Business Combination, (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.
Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the warrants included in the Public Units and Private Placement Units.
As of March 31, 2023 and December 31, 2022, there were 23,795,000 warrants outstanding.
Stock-based Compensation
Included in the outstanding shares of common stock are 15,000 Insider shares, of which 5,000 Insider shares were issued to Mr. Weightman, the Company’s Treasurer and Chief Financial Officer, and 10,000 Insider shares were issued to ICR solely in consideration of future services pursuant to the Insider Shares Grant Agreements dated September 23, 2021, between the Company and each of the Insiders. The 5,000 Insider shares issued to Mr. Weightman are subject to forfeiture as described in Note 5 while the 10,000 Insider shares issued to ICR are not subject to forfeiture. The grant date fair value of the 10,000 shares was expensed upon issuance. If an initial Business Combination occurs and the 5,000 shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation in the Company’s statements of operations and comprehensive loss when the completion of a Business Combination becomes probable.
8. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

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The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	March 31, 2023	December 31, 2022
Assets:
Cash and marketable securities held in Trust Account	1	$31,670,407	$41,561,656

Liabilities:
Warrant liability	2	$23,850	$31,800

Note payable to related party at fair value	3	$811,442	$257,492

The marketable securities held in the Trust Account are considered trading securities as they are generally used with the objective of generating profits on short-term differences in price and therefore, the realized and unrealized gain and loss are recorded in the condensed statements of operations and comprehensive loss for the period presented.
Additionally, there was $158,291 and $133,211 of interest accrued, but not yet credited to the Trust Account, which was recorded in the condensed balance sheets in interest receivable on cash and marketable securities held in Trust Account as of March 31, 2023 and December 31, 2022, respectively.
The Company has determined that the Private Placement Warrants are subject to treatment as a liability, as the transfer of the warrants to anyone other than the purchasers or their permitted transferees would result in these warrants having substantially the same terms as the Public Warrants. The Public Warrants did not start trading separately until November 4, 2021, so the Company initially determined the fair value of each warrant using a Black-Scholes option-pricing model, which requires the use of significant unobservable market values. Accordingly, the Private Placement Warrants were initially classified as Level 3 financial instruments. After the Public Warrants started trading separately, the Company determined that the fair value of each Private Placement Warrant approximates the fair value of a Public Warrant. Accordingly, the Private Placement Warrants are valued upon observable data and have been classified as Level 2 financial instruments.
The Working Capital Note was valued using a combination of Black-Scholes option pricing model and present value methods, which is considered to be a Level 3 fair value measurement. The estimated fair value of the Working Capital Note was based on the following ranges of significant inputs at issuance and for the three months ended March 31, 2023:

Assumptions	At Issuance	As of March 31, 2023
Expected Term	0.7 - 0.8	0.7
Volatility	65.0%	65.0%
Risk free rate	4.5% - 5.0%	4.7%
Discount rate	21.2% - 25.8%	22.1% - 28.7%
Probability of conversion	55.0%	55.0%

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0

The following table presents information about the fair value of the Company’s Working Capital Note at Level 3 for the three months ended March 31, 2023.

Three Months Ended March 31, 2023
Fair value - beginning of period	$257,492
Additions	545,000
Change in fair value	8,950

Fair value - end of period	$811,442

9. SUBSEQUENT EVENTS
On April 6, 2023, the units, common stock and warrants of the Company were delisted from NYSE. Following the redemptions that occurred in March 2023, GigCapital5 had fallen below the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000.
On April 11, 2023, the Company announced that it is moving the listing of its common stock from the NYSE to the Nasdaq. GigCapital5 Common Stock commenced trading on Nasdaq on April 26, 2023 under the symbol “GIA.” While the GigCapital5 Common Stock will be listed for trading at Nasdaq, the units and warrants of GigCapital5 will trade at the OTC Markets Group Inc.
On April 13, 2023 and April 27, 2023, the Company filed amended registration statements on Form
S-4
with the SEC related to the proposed Business Combination Agreement. As set forth on the Form
8-K
filed with the SEC dated December 12, 2022, the Company executed the Business Combination Agreement on December 8, 2022 with Merger Sub and QT Imaging. If the Business Combination Agreement is approved and adopted and the proposed Business Combination Agreement is subsequently completed, Merger Sub will merge with and into QT Imaging with QT Imaging surviving the Merger as a wholly owned subsidiary of the Company. At the closing, the Company will be renamed as QT Imaging Holdings, Inc. There are no guarantees that the registration statement on Form
S-4
will be declared effective by the SEC, and even if the registration statement on Form
S-4
is declared effective by the SEC, the stockholders of the Company will have to vote for and approve the proposed Business Combination Agreement.
On April 27, 2023, the Company further amended and restated the Extension Note (the “Seventh Restated Extension Note”) to reflect an additional principal amount of $100,000 extended by the Sponsor to the Company for a collective principal amount under the Seventh Restated Extension Note of $1,160,000.00. The Sponsor deposited the additional principal amount of $100,000 into the Trust Account with Continental Stock Transfer & Trust Company. The Seventh Restated Extension Note was issued in connection with the extension of the initial Business Combination period from April 28, 2023 to May 28, 2023.
On April 27, 2023, the Company further amended and restated the Working Capital Note (the “Seventh Restated Working Capital Note”) to reflect an additional principal amount of $65,000 extended by the Sponsor to the Company for a collective principal amount under the Seventh Restated Working Capital Note of $870,000. The Seventh Restated Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial Business Combination. Upon such election, the convertible note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Company’s Offering. An aggregate of 87,000 Private Placement Units of the Company would be issued if the entire principal balance of the Seventh Restated Working Capital Note is converted.

1

G
IG
C
APITAL
5, I
NC
.

F
INANCIAL
S
TATEMENTS
For the year ended December 31, 2022 and the period from January 19, 2021 (inception) to December 31, 2021

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of GigCapital5, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of GigCapital5, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the year ended December 31, 2022 and the period from January 19, 2021 (date of inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from January 19, 2021 (date of inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that GigCapital5, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2021.
San Jose, California
March 31, 2023

GigCapital5, Inc.
Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$78,196	$421,549
Prepaid expenses and other current assets	172,508	740,241

Total current assets	250,704	1,161,790
Cash and marketable securities held in Trust Account	41,561,656	232,304,005
Interest receivable on cash and marketable securities held in the Trust Account	133,211	1,973
Other long-term assets	—	165,230

TOTAL ASSETS	$41,945,571	$233,632,998

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$195,064	$28,100
Accrued legal fees	2,157,037	225,146
Accrued liabilities	103,344	305,755
Payable to related parties	781,561	72,857
Note payable to related party	603,880	—
Note payable to related party at fair value	257,492	—
Other current liabilities	88,021	1,783

Total current liabilities	4,186,399	633,641
Warrant liability	31,800	413,400
Deferred underwriting fee payable	9,200,000	9,200,000

Total liabilities	13,418,199	10,247,041

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 4,014,050 shares, at a redemption value of $10.37 per share, and 23,000,000 shares, at a redemption value of $10.10 per share, as of December 31, 2022 and 2021, respectively	41,606,846	232,304,195

Stockholders’ deficit
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 6,545,000 shares issued and outstanding as of December 31, 2022 and 2021	655	655
Additional paid-in capital	—	—
Accumulated deficit	(13,080,129)	(8,918,893)

Total stockholders’ deficit	(13,079,474)	(8,918,238)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$41,945,571	$233,632,998

The accompanying notes are an integral part of these financial statements.

F-
2
4

GigCapital5, Inc.
Statements of Operations and Comprehensive Loss

	Year Ended December 31, 2022	Period from January 19, 2021 (Inception) through December 31, 2021
Revenues	$—	$—
General and administrative expenses	4,279,100	1,081,298

Loss from operations	(4,279,100)	(1,081,298)
Other income (expense)
Other income (expense)	384,108	(30,627)
Interest expense	(23,098)	—
Interest income on cash and marketable securities held in Trust Account	1,630,398	5,978

Loss before provision for income taxes	(2,287,692)	(1,105,947)
Provision for income taxes	486,615	1,783

Net loss and comprehensive loss	$(2,774,307)	$(1,107,730)

Net income attributable to common stock subject to possible redemption	$1,143,783	$4,195

Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	17,954,419	6,296,830

Basic and diluted net income per share, common stock subject to possible redemption	$0.06	$0.00

Net loss attributable to common stockholders	$(3,918,090)	$(1,111,925)

Weighted-average common shares outstanding, basic and diluted	6,540,000	8,185,533

Net loss per share common share, basic and diluted	$(0.60)	$(0.14)

The accompanying notes are an integral part of these financial statements.

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GigCapital5, Inc.
Statements of Stockholders’ Deficit

	Common Stock		Additional
	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance as of January 19, 2021 (Inception)	—	$—	$—	$—	$—
Sale of common stock to Founder at $0.0024882 per share	10,047,500	1,005	23,995	—	25,000
Sale of common stock to Founder in private placement at $10 per share	795,000	80	7,949,920	—	7,950,000
Issuance of common stock to insider for no consideration	5,000	—	—	—	—
Issuance of common stock to consultant	10,000	1	95,199	—	95,200
Sale of common stock in initial public offering, including over-allotment, net of offering costs	23,000,000	2,300	216,803,960	—	216,806,260
Surrender of common stock by Founder	(4,312,500)	(431)	431	—	—
Fair value of warrants	—	—	(382,773)	—	(382,773)
Shares subject to redemption	(23,000,000)	(2,300)	(232,301,895)	—	(232,304,195)
Reclass of negative additional paid-in capital to accumulated deficit	—	—	7,811,163	(7,811,163)	—
Net loss	—	—	—	(1,107,730)	(1,107,730)

Balance as of December 31, 2021	6,545,000	655	—	(8,918,893)	(8,918,238)
Debt discount on note payable to related party	—	—	54,034	—	54,034
Shares subject to redemption	—	—	(1,440,963)	—	(1,440,963)
Reclass of negative additional paid-in capital to accumulated deficit	—	—	1,386,929	(1,386,929)	—
Net loss	—	—	—	(2,774,307)	(2,774,307)

Balance as of December 31, 2022	6,545,000	$655	$—	$(13,080,129)	$(13,079,474)

The accompanying notes are an integral
pa
rt of these financial statements.

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GigCapital5, Inc.
Statements of Cash Flows

	Year Ended December 31, 2022	Period from January 19, 2021 (Inception) through December 31, 2021
OPERATING ACTIVITIES
Net loss	$(2,774,307)	$(1,107,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability and related party note	(384,108)	30,627
Stock-based compensation	—	95,200
Interest earned on cash and marketable securities held in Trust Account	(1,630,398)	(5,978)
Amortization on debt discount on note payable to related party	17,914	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	567,733	(740,241)
Other long-term assets	165,230	(165,230)
Payable to related parties	708,704	72,857
Accounts payable	166,964	3,100
Accrued legal fees	1,931,891	225,146
Accrued liabilities	(117,411)	220,755
Other current liabilities	86,238	1,783

Net cash used in operating activities	(1,261,550)	(1,369,711)

INVESTING ACTIVITIES
Investment of cash in Trust Account, net	(640,000)	(232,300,000)
Cash withdrawn from Trust Account	192,881,509	—

Net cash provided by (used in) investing activities	192,241,509	(232,300,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	—	25,000
Proceeds from sale of Public Units, net of underwriting discounts paid	—	226,850,000
Proceeds from sale of Private Placement Units to Founders	—	7,950,000
Borrowings from related parties	640,000	133,465
Borrowings from related parties at fair value	260,000	—
Repayment of borrowings from related parties	—	(133,465)
Redemption of Public Units	(192,138,312)	—
Payment of offering costs	(85,000)	(733,740)

Net cash provided by (used in) financing activities	(191,323,312)	234,091,260

Net increase (decrease) in cash during period	(343,353)	421,549
Cash, beginning of period	421,549	—

Cash, end of period	$78,196	$421,549

SUPPLEMENTAL DISCLOSURES
Cash paid for income taxes	$400,377	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$1,440,963	$15,497,935

Deferred underwriting fee payable upon business combination	$—	$9,200,000

Offering costs included in accounts payable	$—	$25,000

Offering costs included in accrued liabilities	$—	$85,000

Fair value of warrant liability	$—	$382,773

Debt discount on note payable to related party	$54,034	$—

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GigCapital5, Inc.
Notes to Financial Statements
1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
GigCapital5, Inc. (the “Company”) was incorporated in Delaware on January 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 19, 2021 (date of inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.
On September 23, 2021, the registration statement on Form
S-1
(File
No. 333-254038),
as amended, relating to the Offering of the Company was declared effective by the U.S. Securities and Exchange Commission. The Company entered into an underwriting agreement with Wells Fargo Securities, LLC (“Wells Fargo”) and William Blair & Company, L.L.C. (collectively, the “Underwriters”) on September 23, 2021 to conduct the Offering of 20,000,000 units (the “Public Units”) in the amount of $200.0 million in gross proceeds, with a 45-day
option provided to the Underwriters to purchase up to 3,000,000 additional Public Units solely to cover over-allotments, if any, in the amount of up to $30.0 million in additional gross proceeds. Each Public Unit consists of one share of the Company’s common stock (a “Public Share”), $0.0001 par value, and one redeemable warrant (a “Public Warrant”). Each Public Warrant is exercisable for one share of common stock at a price of $11.50 per full share.
On September 28, 2021, the Company consummated the Offering of 23,000,000 Public Units, including the issuance of 3,000,000 Public Units as a result of the Underwriters exercise in full of their over-allotment option. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to the Company of $230,000,000.
Simultaneously with the closing of the Offering, the Company consummated the closing of a private placement sale (the “Private Placement”) to the Company’s sponsor GigAcquisitions5, LLC, a Delaware limited liability company (the “Founder” or “Sponsor”), of 795,000 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit. The Private Placement generated aggregate gross proceeds of $7,950,000.
Following the closing of the Offering, net proceeds in the amount of $225,400,000 from the sale of the Units and proceeds in the amount of $6,900,000 from the sale of Private Placement Units, for a total of $232,300,000, were placed in a trust account (the “Trust Account”), which is described further below.
Transaction costs amounted to $13,193,740, consisting of $4,600,000 of underwriting fees, $9,200,000 of deferred underwriting fees for the Underwriters, and $843,740 of offering costs, of which $25,000 remains in accounts payable as of December 31, 2022, partially offset by the reimbursement of $1,450,000 of offering expenses by the Underwriters. On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of their portion of the deferred underwriting fees totaling $6,440,000. The Company’s remaining cash after payment of the offering costs will be held outside of the Trust Account for working capital purposes.

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Extensions
The Company’s initial public offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initially had until September 28, 2022 (the date which was 12 months after the consummation of the Offering) to complete the Business Combination. On
September 23, 2022, the Company held a special meeting of its stockholders and the Company’s stockholders approved an amendment to the
Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from September 28, 2022 up to March 28, 2023 in one-month
extensions (the “Extension”). The Company’s stockholders elected to redeem 18,985,950 shares of the Company’s common stock, par value $0.0001 per share. Following such redemptions, $192,138,312 was withdrawn from the Trust Account on September 27, 2022.
On September 26, 2022, the Company issued an unsecured,
non-interest-bearing,
non-convertible
promissory note (the “Extension Note”) to the Sponsor for a principal amount of $160,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Extension Note was subsequently amended and restated three more times on October 26, 2022, November 28, 2022, and December 27, 2022, respectively, for a collective principal amount of $640,000. The Sponsor deposited such funds into the Company’s Trust Account with Continental Stock Transfer & Trust Company. The Extension Note is expected to be paid back upon the completion of the Business Combination.
Working Capital Loans
On September 26, 2022, the Company issued a convertible,
non-interest
bearing, unsecured promissory note (the “Working Capital Note”) to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated three more times on October 26, 2022, November 28, 2022, and December 27, 2022, respectively, for a collective principal amount of $260,000. The Working Capital Note was issued to provide the Company with additional working capital during the extension and was not deposited into the Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial Business Combination. Upon such election, the Working Capital Note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Offering. Each Private Placement Unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one redeemable warrant. The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.
The Trust Account
The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five
(185) days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.
The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes none of the funds held in the Trust Account will be released until the earlier of: (1) the

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completion of the Business Combination; (2) the redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination within 24 months from the closing of the Offering; or (3) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the Company’s pre-business
combination activity and related stockholders’ rights.
Business Combination
The Company will have 24 months from September 28, 2021, the closing date of the Offering, to complete its initial Business Combination, provided that the extension payment for each one-month extension
through March 28, 2023 equal to $160,000 and the extension payment for each one-month
extension from March 28, 2023 through September 28, 2023 equal to $100,000 is deposited into the Trust Account on or prior to the date of the same applicable deadline. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founder, Brad Weightman, the Company’s Treasurer and Chief Financial Officer, and Interest Solutions, LLC, a Connecticut limited liability company and an affiliate of ICR, LLC, an investor relations firm providing services to the Company (“ICR”) (the “Insiders” as it relates to Mr. Weightman and ICR) entered into letter agreements with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their founder shares, insider shares and private shares, and the Founder waived its redemption right with respect to any Public Shares purchased during or after the Offering. However, if the Founder, the Underwriters or the Insiders or any of the Company’s officers, directors or affiliates acquire units or shares of common stock, previously included in the Public Units, in or after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s liquidation (and in case of the Underwriters and Insiders, upon the Company’s redemption) in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Offering price per Public Unit in the Offering.
Going Concern Consideration
As of December 31, 2022, the Company had $78,196 in cash and a working capital deficit of $3,935,695. Further, the Company has no present revenue, its business plan is dependent on the completion of a Business Combination and it expects to continue to incur significant costs in pursuit of its Business Combination acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
2. BUSINESS COMBINATION AND RELATED AGREEMENT
On December 8, 2022, the Company and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which, and subject to the approval of the stockholders of the Company, Merger Sub will merge with and into QT

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Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Merger (the “Closing”), the Company, which will be renamed “QT Imaging Holdings, Inc.”, will be referred to as the “Combined Company.”
Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of QT Imaging, par value $0.001 per share (the “QT Imaging Common Stock”) (excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of common stock, par value $0.0001 per share, of the Company (the “GigCapital5 Common Stock”) calculated based on the Exchange Ratio (as defined below) and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined in the Business Combination Agreement) divided by (b) the QT Imaging Fully Diluted Capital Stock (as defined in the Business Combination Agreement). In addition, at the Effective Time, certain warrants of QT Imaging to purchase QT Imaging Common Stock will be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share.
The Public Units, shares of common stock and warrants of the Company, are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “GIA.U,” “GIA” and “GIA.WS,” respectively. We intend to apply for listing of the common stock of the Combined Company and the warrants of the Combined Company on the NYSE under the symbols “QTI” and “QTI.WS,” respectively, at the Effective Time.
In connection with the execution of the Business Combination Agreement, the Company may enter into agreements with investors (the “PIPE Investors”) for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more subscription agreements (all such subscription agreements, collectively (the “PIPE Subscription Agreements”) on terms and conditions mutually agreeable to the Company and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000 (the “PIPE Investment Amount”).
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

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Net Loss Per Share of Common Stock
The Company’s statements of operations and comprehensive loss include a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income per share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held in the Trust Account by the weighted-average number of common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted-average number of non-redeemable
common stock outstanding for the period, basic and diluted. When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method and (ii) the shares issued to Mr. Weightman subject to forfeiture representing 5,000 shares of common stock underlying a restricted stock award for the period it was outstanding. Since the Company was in a net loss position during the period after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

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Reconciliation of Net Loss Per Common Share
In accordance with the
two-class
method, the Company’s net loss is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year Ended December 31, 2022	Period from January 19, 2021 (Inception) through December 31, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to redemption
Interest earned on marketable securities held in Trust Account, net of taxes	$1,143,783	$4,195

Net income attributable to common stock subject to possible redemptions	$1,143,783	$4,195

Denominator: Weighted-average common shares subject to redemption
Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	17,954,419	6,296,830

Basic and diluted net income per share, common stock subject to possible redemption	$0.06	$0.00

Non-Redeemable common stock
Numerator: Net loss minus net earnings—Basic and diluted
Net loss	$(2,774,307)	$(1,107,730)
Less: net income attributable to common stock subject to redemption	(1,143,783)	(4,195)

Net loss attributable to non-redeemable common stock	$(3,918,090)	$(1,111,925)

Denominator: Weighted-average non-redeemable common shares
Weighted-average non-redeemable common shares outstanding, basic and diluted	6,540,000	8,185,533

Net loss per share, non-redeemable common stock, basic and diluted	$(0.60)	$(0.14)

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Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions. There were no cash equivalents as of December 31, 2022 and 2021.
Cash and Marketable Securities Held in Trust Account
As of December 31, 2022 and 2021, the assets held in the Trust Account consisted of money market funds investing in U.S. Treasury Bills and cash.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Convertible Promissory Note — Related Party
The Company accounts for its Working Capital Note under Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”). Under ASC
815-15-25,
an election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments. The Company has made such election for its Working Capital Note. Using the fair value option, the Working Capital Note is required to be recorded at its initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the Working Capital Note and fair value at each drawdown date are recognized as either an expense in the statements of operations and comprehensive loss (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Working Capital Note are recognized as non-cash
gains or losses in the statements of operations and comprehensive loss. The Extension Note is not included in the calculation as it does not have a conversion feature.
Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
Offering costs in the amount of $13,193,740 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ deficit and recorded in additional paid-in
capital as a reduction to the gross proceeds received upon completion of the Offering.

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Common Stock Subject to Possible Redemption
Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets. As of December 31, 2022 and 2021, 4,014,050 and 23,000,000 shares of common stock, respectively, were issued and outstanding and subject to possible redemption.
Stock-based Compensation
Stock-based compensation related to restricted stock awards is based on the fair value of common stock on the grant date. The shares underlying the Company’s restricted stock award to Mr. Weightman is subject to forfeiture if he resigns or is terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other expense on the statements of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in
capital.

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Reclassifications
Certain reclassifications have been made to the 2021 financial statements to conform to the 2022 presentation. The reclassifications had no impact on net loss, total assets, total liabilities, or stockholders’ deficit.
Recent Accounting Pronouncements
The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
4. OFFERING
On September 28, 2021, the Company completed the closing of the Offering whereby the Company sold 23,000,000 Public Units at a price of $10.00 per Public Unit. Each Public Unit consists of one Public Share and one Public Warrant. Each whole Public Warrant is exercisable for one share of common stock at a price of $11.50 per full share. The exercise price of the Public Warrants may be adjusted in certain circumstances as discussed in Note 7. Under the terms of the warrant agreement (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s Business Combination.
Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the 24-month
period allotted to complete the Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.
On November 1, 2021, the Company announced that the holders of the Company’s Public Units may elect to separately trade the securities underlying such Public Units which commenced on November 4, 2021. Any Public Units not separated will continue to trade on the NYSE under the symbol “GIA.U.” Any underlying shares of common stock and warrants that are separated will trade on the NYSE under the symbols “GIA”, and “GIA.WS”, respectively.
5. RELATED PARTY TRANSACTIONS
Founder Shares
During the period from January 19, 2021 (date of inception) to December 31, 2021, the Founder purchased 5,735,000 shares of common stock (the “Founder Shares”), after giving effect to the forfeiture on September 23, 2021 of 4,312,500 Founder Shares, for an aggregate purchase price of $25,000, or $0.0043592 per share. The Company also issued 5,000 shares of common stock, solely in consideration of future services, to Mr. Weightman, its Treasurer and Chief Financial Officer, pursuant to the Insider Shares Grant Agreements dated September 23, 2021 between the Company and Mr. Weightman. The 5,000 shares granted to Mr. Weightman are subject to forfeiture and cancellation if he resigns or the services are terminated for cause prior to the completion of the Business Combination. The Founder Shares are identical to the common stock included in the Public Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

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6

Private Placement
The Founder purchased from the Company an aggregate of 795,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a Private Placement that occurred simultaneously with the completion of the closing of the Offering. Each Private Placement Unit consists of one share of the Company’s common stock and one warrant (a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable for $11.50 per share, and the exercise price of the Private Placement Warrants may be adjusted in certain circumstances as described in Note 7. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s Business Combination.
Each Private Placement Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the
24-month
period allotted to complete the Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Private Placement Warrants during the exercise period, there will be no net cash settlement of these Private Placement Warrants and the Private Placement Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Private Placement Warrants become exercisable, the Company may redeem the outstanding Private Placement Warrants in whole and not in part at a price of $0.01 per Private Placement Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Private Placement Warrant holders.
The Company’s Founder, Insiders and Underwriters have agreed not to transfer, assign or sell any of their respective Founder Shares, shares held by the Insiders, Private Placement Units, shares or other securities underlying such Private Placement Units that they may hold until the date that is (i) in the case of the Founder Shares or shares held by the Insiders, the earlier of (A) six months after the date of the consummation of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) the date on which the last sale price of the Company’s common stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 90 days after the Company’s initial Business Combination or (y) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Private Placement Units and shares or other securities underlying such Private Placement Units, until 30 days after the completion of the Company’s Business Combination.
Unlike the Public Warrants included in the Public Units sold in the Offering, if held by the original holder or its permitted transferees, the Private Placement Warrants are not redeemable by the Company and, subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the Private Placement Warrants are held by holders other than the initial holders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants.
If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.

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7

Administrative Services Agreement and Other Agreements
The Company agreed to pay $30,000 a month for office space, administrative services and secretarial support to an affiliate of the Founder, GigManagement, LLC. Services commenced on September 24, 2021, the date the securities were first listed on the NYSE, and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
On September 23, 2021, the Company entered into a Strategic Services Agreement with Mr. Weightman, its Treasurer and Chief Financial Officer, who holds 5,000 Insider shares. Mr. Weightman is initially receiving $2,500 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided, as may be mutually agreed by the parties. The Company will pay Mr. Weightman for services rendered since September 23, 2021 and on a monthly basis thereafter for all services rendered after the consummation of the Offering.
Working Capital Loans
The Company entered into a promissory note agreement with the Founder under which $125,000 was loaned to the Company for the payment of expenses related to the Offering. The promissory note was non-interest
bearing, unsecured and was repaid in full on September 28, 2021.
In August 2021, the Company entered into a promissory note agreement with GigManagement, LLC, an affiliate of the Founder, under which $8,465 was loaned to the Company as a general working capital loan. The promissory note was non-interest
bearing, unsecured and was repaid on September 29, 2021.
On September 26, 2022, the Company issued the Working Capital Note to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated on October 26, 2022, November 28, 2022, and December 27, 2022 to add additional monthly funding installments at $65,000 per month for a collective principal amount outstanding as of December 31, 2022 under the Working Capital Note of $260,000. The Working Capital Note was issued to provide the Company with additional working capital during the extension period. The Working Capital Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. Upon consummation of the Business Combination and any time prior to the payment of the Working Capital Note, the Sponsor, at its option, may convert all or a portion of the principal into units of the post-Business Combination entity at a conversion price of $10.00 per unit. Each unit shall have the same terms and conditions as the Private Placement Units, which are discussed further above. An aggregate of 26,000 Private Placement Units of the Company would be issued if the entire principal balance of the Working Capital Note is converted. Each Private Placement Unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one redeemable warrant. The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.
The Company has determined that the Working Capital Note contains only one embedded feature, which is the conversion option. The conversion option is an embedded derivative that would require bifurcation pursuant to ASC
815-15-25-1,
so the instrument qualifies for the fair value option. The Company has elected to value the Working Capital Note under the fair value option at $257,492 as of December 31, 2022. The change in the fair value of the Working Capital Note was $2,508 for the year ended December 31, 2022 and was recorded in other income (expense) on the statements of operations and comprehensive loss.

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Extension Notes
On September 26, 2022, the Company issued the Extension Note to the Sponsor for a principal amount of $160,000. The Extension Note was subsequently amended and restated on October 26, 2022, November 28, 2022, and December 27, 2022 to add additional monthly funding installments at $160,000 per month for a collective principal amount outstanding as of December 31, 2022 under the Extension Note of $640,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Company imputed interest on the Extension Note using the equivalent average market discount rate for an unsecured loan (26.60%), resulting in a debt discount of $54,034 that was recorded as a reduction to the carrying principal amount of the Extension Note with a corresponding increase to additional paid-in
capital. As of December 31, 2022, the outstanding principal on the Extension Note, net of the debt discount, was $603,880 and the remaining unamortized debt discount was $36,120. During the year ended December 31, 2022, interest expense related to the Extension Note was $17,914.
6. COMMITMENTS AND CONTINGENCIES
Registration Rights
On September 23, 2021, the Company entered into a registration rights agreement with its Founder and Insiders. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.
Underwriters Agreement
The Company granted the underwriters
a 45-day
option to purchase up to 3,000,000 additional Public Units to cover any over-allotments, at the Offering price less underwriting discounts and commissions. On September 28, 2021, the over-allotment was exercised in full by the Underwriters.
The Company paid an underwriting discount of $0.20 per Public Unit to the Underwriters at the closing of the Offering. The underwriting discount was paid in cash. In addition, the Company has agreed to pay deferred underwriting commissions of $0.40 per Public Unit, or $9,200,000 in the aggregate, including the Underwriters’ over-allotment option which was exercised in full. The deferred underwriting commission will become payable to the Underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services described therein.
On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of their portion of the deferred underwriting fees totaling $6,440,000.
The Underwriters will use their commercially reasonable efforts to provide the Company with the following services: 1) originating and introducing the Company to potential targets for a Business Combination; 2) arranging non-de
al
roadshows on behalf of the Company in connection with a proposed Business Combination; 3) assisting the Company in meeting its securities exchange listing requirements following the closing of the Offering; and 4) providing capital markets advice and liquidity to the Company following the closing of the Offering. If the Company uses its best efforts (and the Underwriters use commercially reasonable efforts) to obtain financing in private placements or privately negotiated transactions, but notwithstanding such efforts, the Company does not have sufficient cash necessary to consummate the Business Combination and pay the deferred underwriting commission, the Company and the Underwriters will cooperate in good faith to come to a mutually-
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satisfactory solution with respect to the payment of the deferred underwriting commission so as to ensure that the Company’s obligation to pay the deferred underwriting commission shall not impede the closing of the Business Combination.
7. STOCKHOLDERS’ DEFICIT
Common Stock
The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2022 and 2021, there were 6,545,000 shares of common stock issued and outstanding and not subject to possible redemption. There were 4,014,050 and 23,000,000 shares of common stock subject to possible redemption issued and outstanding as of December 31, 2022 and 2021, respectively.
As of December 31, 2022, common stock reserved for future issuance was 23,821,000, which included warrants to purchase 23,795,000 shares of common stock and 26,000 potential shares of common stock to be issued if the Working Capital Note is converted in full.
Preferred Stock
The Company is aut
ho
rized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2022 and 2021, there were no
 shares of preferred stock issued and outstanding.
Warrants (Public Warrants and Private Placement Warrants)
Warrants will be exercisable at $11.50 per share, and the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day
period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Each warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption. However, if the Company does not complete its initial Business Combination on or prior to the 24-month
period allotted to complete the Business Combination, (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last

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sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.
Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the warrants included in the Public Units and Private Placement Units.
As of December 31, 2022 and 2021, there were 23,795,000 warrants outstanding.
Stock-based Compensation
Included in the outstanding shares of common stock are 15,000 Insider shares, of which 5,000 Insider shares were issued to Mr. Weightman, the Company’s Treasurer and Chief Financial Officer, and 10,000 Insider shares were issued to ICR solely in consideration of future services pursuant to the Insider Shares Grant Agreements dated September 23, 2021, between the Company and each of the Insiders. The 5,000 Insider shares issued to Mr. Weightman are subject to forfeiture as described in Note 5 while the 10,000 Insider shares issued to ICR are not subject to forfeiture. The grant date fair value of the 10,000 shares was expensed upon issuance. If an initial Business Combination occurs and the 5,000 shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation in the Company’s statements of operations and comprehensive loss when the completion of the Business Combination becomes probable.
8. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

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The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2022	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$41,561,656	$232,304,005

Liabilities:
Warrant liability	2	$31,800	$413,400

Note payable to related party at fair value	3	$257,492	$—

The marketable securities held in the Trust Account are considered trading securities as they are generally used with the objective of generating profits on short-term differences in price and therefore, the realized and unrealized gain and loss are recorded in the statements of operations and comprehensive loss for the periods presented.
Additionally, there was $133,211 and $1,973 of interest accrued, but not yet credited to the Trust Account, which was recorded in the balance sheets in interest receivable on cash and marketable securities held in Trust Account as of December 31, 2022 and 2021, respectively.
The Company has determined that the Private Placement Warrants are subject to treatment as a liability, as the transfer of the warrants to anyone other than the purchasers or their permitted transferees would result in these warrants having substantially the same terms as the Public Warrants. The Public Warrants did not start trading separately until November 4, 2021, so the Company initially determined the fair value of each warrant using a Black-Scholes option-pricing model, which requires the use of significant unobservable market values. Accordingly, the Private Placement Warrants were initially classified as Level 3 financial instruments. After the Public Warrants started trading separately, the Company determined that the fair value of each Private Placement Warrant approximates the fair value of a Public Warrant. Accordingly, the Private Placement Warrants are valued upon observable data and have been reclassified as Level 2 financial instruments.
The change in the fair value of the Level 3 warrant liability during the period from January 19, 2021 (date of inception) through November 4, 2021, was as follows:

Period from January 19, 2021 (Inception) through November 4, 2021
Fair value—beginning of period	$—
Additions	382,773
Change in fair value	125,023
Transfers out of level 3 to level 2	(507,796)

Fair value—end of period	$—

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2

The Working Capital Note was valued using a combination of the Black-Scholes option pricing model and present value method, which is considered to be a Level 3 fair value measurement. The estimated fair value of the Working Capital Note was based on the following ranges of significant inputs:

Assumptions	At Issuance	As of December 31, 2022
Expected term	0.8 -1.0	0.9
Volatility	65.0%	65.0%
Risk free rate	4.0% - 4.7%	4.7%
Discount rate	24.8% - 29.6%	24.4% - 29.4%
Probability of conversion	65.0% - 75.0%	65.0%
The following table presents information about the change in fair value of the Company’s Level 3 Working Capital Note during the year ended December 31, 2022:

Year Ended December 31, 2022
Fair value - beginning of period	$—
Additions	260,000
Change in fair value	(2,508)

Fair value - end of period	$257,492

9. INCOME TAX
The sources of loss before provision for income taxes are as follows for the year ended December 31, 2022 and the period from January 19, 2021 (inception) through December 31, 2021:

	Year Ended December 31, 2022	Period from January 19, 2021 (Inception) through December 31, 2021
Domestic	$(2,287,692)	$(1,105,947)
Foreign	—	—

Total	$(2,287,692)	$(1,105,947)

The provision for income taxes was comprised of the following for the year ended December 31, 2022 and the period from January 19, 2021 (inception) through December 31, 2021:

	Year Ended December 31, 2022	Period from January 19, 2021 (Inception) through December 31, 2021
Current:
Federal	$342,216	$1,255
State and local	144,399	528
Foreign	—	—

Total current	486,615	1,783
Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred	—	—

Total provision for income taxes	$486,615	$1,783

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Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year Ended December 31, 2022	Period from January 19, 2021(Inception) through December 31, 2021
Statutory income tax benefit	$(480,415)	$(232,249)
State income taxes, net of federal	(184,760)	(75,096)
Warrant and note payable revaluation	(75,812)	6,431
Valuation allowance on start-up costs	1,227,602	302,697

Provision for income taxes	$486,615	$1,783

For the year ended December 31, 2022 and the period from January 19, 2021 (inception) through December 31, 2021, the effective tax rate differs from the U.S. statutory rate primarily due to the valuation allowance on the start-up
costs.
The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Deferred Tax Assets:
Start-up costs	$1,530,299	$302,697
Valuation allowance	(1,530,299)	(302,697)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2022 and 2021, the Company has recorded a valuation allowance of $1,530,299 and $302,697, respectively, to offset deferred tax assets related to its start-up
costs. The valuation allowance increased by $1,227,602 for the year ended December 31, 2022. As of December 31, 2022 and 2021, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of December 31, 2022 and 2021, the Company has not accrued interest or penalties on unrecognized tax benefits, as there are no positions recorded as of 2022 or 2021. No changes to the uncertain tax positions balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.
10. SUBSEQUENT EVENTS
On January 25, 2023 and February 27, 2023, the Extension Note was amended to increase the principal amount to $
960,000
 to cover the two additional month extensions. The fifth and sixth monthly installments of $
160,000
 each were deposited in the Trust Account by the Sponsor. Additionally, the Working Capital Note was amended to increase the principal amount to $
805,000
, reflecting a $
65,000
additional installment on January 25, 2023, an additional principal amount of $
350,000
 extended by the Sponsor of the Company on February 27, 2023 and two additional installments of $
65,000
 each in cash proceeds received from the Sponsor for working capital purposes on March 24, 2023 and March 27, 2023.
On February 14, 2023, the Company filed a registration statement on
Form S-4 with
the Securities and Exchange Commission (“SEC”) related to the proposed Business Combination. As set forth on the Form
8-K
filed with the SEC dated December 12, 2022, the Company executed the Business Combination Agreement on December 8, 2022 with Merger Sub and QT Imaging. If the Business Combination Agreement is approved and adopted and the proposed Business Combination is subsequently completed, Merger Sub will merge with and

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into QT Imaging with QT Imaging surviving the Merger as a wholly owned subsidiary of the Company. At the closing, the Company will be renamed as QT Imaging Holdings, Inc. There are no guarantees that the registration statement on
Form S-4 will
be declared effective by the SEC, and even if the registration statement on
Form S-4 is
declared effective by the SEC, the stockholders of the Company will have to vote for and approve the proposed Business Combination.
On February 23, 2023, the Company engaged IB Capital LLC as its financial advisor and marketing agent in connection with its proposed Business Combination for a total service charge of $850,000. The contract was amended on March 15, 2023 to increase the total service charge to $950,000. The first installment in the amount of $350,000 was paid on February 27, 2023. The remaining balance in the amount of $600,000 will be paid upon closing of the Business Combination from the flow of funds.
On March 14, 2023, the Company filed Schedule 14A with the SEC which announced that the 2023 special meeting of stockholders of the Company will be held on March 28, 2023. At the special meeting, the stockholders approved two proposals: (A) to amend the Company’s Amended and Restated Certificate of Incorporation, giving the Company the right to extend the date by which it has to consummate a Business Combination up to six (6) times for an additional one (1) month each time, from March 28, 2023 to September 28, 2023 provided that GigAcquisitions5, LLC (or its designees) must deposit into the Trust Account for each one-month
extension funds equal to $
100,000
(the “Charter Amendment Proposal”); (B) to amend the Company’s investment management trust agreement, dated as of September 23, 2021, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to extend the Combination Period up to six (6) times for an additional one (1) month each time from March 28, 2023 to September 28, 2023 by depositing into the Trust Account for each one-month
extension, the sum of $100,000 (the “Trust Amendment Proposal”).
On March 20, 2023, one of the Company’s Underwriters, Wells Fargo, issued an underwriting fee waiver letter to the Company which stated that Wells Fargo waived its entitlement to the payment of any deferred underwriting fees to be paid under the terms of the Underwriting Agreement in respect of any Business Combination involving the Company or its affiliates and QT Imaging or its affiliates. As a result of this waiver, the total deferred underwriting fee balance due to Wells Fargo in the amount of $6,440,000 was waived as of March 20, 2023.
On March 28, 2023, at a special meeting of stockholders of the Company, the stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from March 28, 2023 to September 28, 2023, provided that the sum of $100,000 is deposited into the Trust Account for each one-month
extension. On March 28, 2023, the Extension Note was further amended to increase the principal amount to $1,060,000 to reflect the additional $100,000 deposited into the Trust Account. Also in conjunction with the special meeting, the stockholders elected to redeem 995,049 shares of the Company’s common stock. Following such redemptions, $10,449,626 is being withdrawn from the Trust Account. As a result of this redemption, our Founder and management team beneficially own approximately 68.4% of our issued and outstanding common stock.

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5

QT I
MAGING
, I
NC
.

C
ONDENSED
C
ONSOLIDATED
F
INANCIAL
S
TATEMENTS
(unaudited)
For the three months ended March 31, 2023

QT I
MAGING
, I
NC
.
T
ABLE
OF
C
ONTENTS

Page(s)

QT I
MAGING
, I
NC
.
C
ONDENSED
C
ONSOLIDATED
B
ALANCE
S
HEETS
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$378,057	$455,076
Restricted cash and cash equivalents	20,000	20,000
Accounts receivable	5,840	—
Inventory	4,729,855	4,778,906
Prepaid expenses and other current assets	133,517	98,876

Total current assets	5,267,269	5,352,858
Property and equipment, net	427,391	497,747
Intangible assets, net	229,550	276,020
Operating lease right-of-use assets, net	1,498,350	1,572,323
Other assets	44,150	49,150

Total assets	$7,466,710	$7,748,098

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$799,632	$407,413
Accrued expenses	391,196	368,366
Current maturities of long-term debt	129,374	129,057
Operating lease liabilities, current	323,089	313,448

Total current liabilities	1,643,291	1,218,284
Long-term debt	2,630,914	2,652,611
Related party notes payable	3,343,725	3,343,725
Operating lease liabilities	1,338,262	1,423,938
Other liabilities	735,864	617,117

Total liabilities	9,692,056	9,255,675

Contingencies (Note 8)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,823,790 and 27,580,040 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	27,824	27,580
Additional paid-in capital	11,300,971	10,136,037
Accumulated deficit	(13,554,141)	(11,671,194)

Total stockholders’ deficit	(2,225,346)	(1,507,577)

Total liabilities and stockholders’ deficit	$7,466,710	$7,748,098

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT I
MAGING
, I
NC
.
C
ONDENSED
C
ONSOLIDATED
S
TATEMENTS
OF
O
PERATIONS
AND
C
OMPREHENSIVE
L
OSS
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$7,564	$695,686
Cost of revenue	46,577	494,709

Gross profit (loss)	(39,013)	200,977

Operating expenses:
Research and development	421,887	686,208
Selling and marketing	925	—
General and administrative	1,290,840	765,372

Total operating expenses	1,713,652	1,451,580

Loss from operations	(1,752,665)	(1,250,603)
Interest expense	(130,282)	(99,543)

Net loss and comprehensive loss	$(1,882,947)	$(1,350,146)

Net loss per share - basic and diluted	$(0.07)	$(0.05)

Weighted-average number of common shares used in computing net loss per common share	27,754,096	27,351,290

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT I
MAGING
, I
NC
.
C
ONDENSED
C
ONSOLIDATED
S
TATEMENTS
OF
S
TOCKHOLDERS
’ E
QUITY
(D
EFICIT
)
(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2023	27,580,040	$27,580	$10,136,037	$(11,671,194)	$(1,507,577)
Sale of common stock and warrants in private offering, net	243,750	244	956,306	—	956,550
Stock-based compensation	—	—	208,628	—	208,628
Net loss	—	—	—	(1,882,947)	(1,882,947)

Balance, March 31, 2023	27,823,790	$27,824	$11,300,971	$(13,554,141)	$(2,225,346)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2022	27,351,290	$27,351	$8,326,045	$(5,415,126)	$2,938,270
Stock-based compensation	—	—	211,291	—	211,291
Fair value of warrants	—	—	4,278	—	4,278
Net loss	—	—	—	(1,350,146)	(1,350,146)

Balance, March 31, 2022	27,351,290	$27,351	$8,541,614	$(6,765,272)	$1,803,693

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT I
MAGING
, I
NC
.
C
ONDENSED
C
ONSOLIDATED
S
TATEMENTS
OF
C
ASH
F
LOWS
(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,882,947)	$(1,350,146)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116,826	188,912
Stock-based compensation	208,628	211,291
Amortization of debt issuance costs	10,773	8,870
Non-cash operating lease expense	(2,062)	1,151
Changes in operating assets and liabilities:
Accounts receivable	(5,840)	119
Inventory	49,051	498,684
Prepaid expenses and other current assets	(34,641)	(14,292)
Other assets	5,000	—
Accounts payable	392,219	80,891
Accrued expenses	31,530	38,436
Deferred revenue	—	(693,436)
Other liabilities	118,747	89,490

Net cash used in operating activities	(992,716)	(940,030)

Cash flows from investing activities:
Purchases of property and equipment	—	(3,645)

Net cash used in investing activities	—	(3,645)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net of issuance costs	947,850	—
Proceeds from long-term debt, net of issuance costs	—	282,400
Payments on long-term debt	(32,153)	(31,833)
Proceeds from related party notes payable	—	500,000

Net cash provided by financing activities	915,697	750,567

Net decrease in cash and restricted cash and cash equivalents	(77,019)	(193,108)
Cash and restricted cash and cash equivalents, beginning of year	475,076	1,579,682

Cash and restricted cash and cash equivalents, end of year	$398,057	$1,386,574

Supplemental disclosures of noncash financing activities:
Fair value of warrants issued with long-term debt	$—	$4,278

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT I
MAGING
, I
NC
.
N
OTES
TO
C
ONDENSED
C
ONSOLIDATED
F
INANCIAL
S
TATEMENTS

1.	The Company and Summary of Significant Accounting Policies
Nature of Operations
QT Imaging, Inc. (together with its subsidiary, the “Company”) was incorporated on December 31, 2020, changing its name from QT Ultrasound LLC and revoking its limited liability company (“LLC”) election status. The Company is in the business of developing and commercializing medical ultrasound imaging systems. The Company’s initial product is a breast imaging system.
On December 8, 2022, the Company entered into a definitive business combination agreement with GigCapital5, Inc., a publicly traded special purpose acquisition company (“SPAC”), that would result in the Company becoming a publicly listed company subject to closing. Upon closing of the transaction, the combined company will be named QT Imaging Holdings, Inc. and will be traded on the Nasdaq Global Market under the new ticker symbol “QTI.” The transaction is expected to be completed in the first half of 2023.
Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results.
The results of the unaudited interim condensed consolidated statements of operations and comprehensive loss are not necessarily indicative of results to be expected for the year ending December 31, 2023 or for any future interim period. The unaudited interim condensed consolidated financial statements do not include all of the disclosures required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated balance sheet as of December 31, 2022 has been derived from audited consolidated financial statements at that date, but does not include all disclosures required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2022 and notes thereto.
Principles of Consolidation
The unaudited interim condensed consolidated financial statements include the accounts of QT Imaging, Inc. and its wholly-owned subsidiary, QT Ultrasound Labs, Inc. (“QT Labs”). QT Labs provides personnel and staffing services for the Company. All intercompany balances and transactions are eliminated in consolidation.
Liquidity and Management’s Plans
The accompanying unaudited interim condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of March 31, 2023, the Company had cash and cash equivalents, including restricted cash, of $398,057 and an accumulated deficit of $13,554,141. The Company incurred operating losses and has used cash in operating activities during the three months ended March 31, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is actively pursuing a transaction with a SPAC. Management expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying unaudited interim condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on the Company’s operating results.
Business Risk and Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash is invested in U.S. dollar deposits with a reputable bank in the United States. Management believes that minimal credit risk exists with respect to the financial institution that holds the Company’s cash. At times, such cash may be in excess of insured limits established by the Federal Deposit Insurance Corporation.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms range from cash in advance to 30 days from delivery of products or services but may fluctuate depending on the terms of each specific contract. During the three months ended March 31, 2023, two customers represented 100% of revenue. During the three months ended March 31, 2022, one customer represented 99% of revenue. As of March 31, 2023, two customers represented 100% of accounts receivable. As of December 31, 2022, there were no customer concentrations in accounts receivable.
The Company’s products require approvals from the Food and Drug Administration and international regulatory agencies prior to commercialized sales. The Company’s future products may not receive required approvals. If the Company was denied such approvals, or if such approvals were delayed, it would have a material adverse impact on the Company’s business, results of operations and financial condition.
Certain components and services used to manufacture and develop the Company’s products are presently available from only one or a limited number of suppliers or vendors. The loss of any of these suppliers or vendors would potentially require a significant level of hardware and/or software development efforts to incorporate the products or services into the Company’s product.
Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents of $20,000 as of March 31, 2023 and December 31, 2022. The cash equivalents were included in restricted cash and cash equivalents on the condensed consolidated balance sheets.

Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents are comprised of cash held in an account subject to a collateral agreement to be used for the Company’s corporate credit card program.
Accounts Receivable
Accounts receivable are carried at the amount due. Accounts receivable are written off when management deems all realistic efforts to collect the amount outstanding have been exhausted. A provision for credit losses is estimated by management based on evaluations of its historical and current collection experience. As of March 31, 2023 and December 31, 2022, a provision for credit losses was not required.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. The Company periodically reviews the value of items in inventory and provides write-offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.
Property and Equipment, Net
Property and equipment, net is recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.
Leases
The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an arrangement is or contains a lease at inception. The Company accounts for leases by recording right-of-use
(“ROU”) assets and lease liabilities on the condensed consolidated balance sheets in the captions operating lease right-of-use
assets, net and operating lease liabilities, respectively. The lease term includes the non-cancelable
period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. The Company’s leases do not include substantial variable payments based on index or rates. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.
The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities, current on the condensed consolidated balance sheets. The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the condensed consolidated statements of cash flows.
The Company did not have any finance leases as of March 31, 2023 or December 31, 2022.
Intangible Assets
The Company’s intangible assets are comprised of patents with a useful life of 12 years. Patents are amortized on a straight-line basis over their useful life.

Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of an asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Management has reviewed the Company’s long-lived assets and recorded no impairment charge for the three months ended March 31, 2023 and 2022.
Fair Value Measurements
The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.
The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial assets measured on a recurring basis included certificates of deposit totaling $20,000 as of March 31, 2023 and December 31, 2022, and were classified as Level 2 financial assets. The Company did not have any financial liabilities measured on a recurring basis as of March 31, 2023 and December 31, 2022.
Convertible Debt
The Company evaluates its financial instruments to determine if they are freestanding financial instruments. The Company also evaluates its convertible debt for embedded derivatives. Embedded provisions (like conversion options) are assessed to determine if they qualify as embedded derivatives that require separate accounting.
Debt issuance costs are recorded as a reduction to the carrying amount of the convertible debt and are amortized to interest expense using the effective interest method. The convertible debt is classified as short-term or long-term based on the term of the note.
Revenue Recognition
Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods or services.
The Company determines revenue recognition through the following steps:

1)	Identification of the contract, or contracts, with a customer

The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2)	Identification of the performance obligations in the contract
Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3)	Determination of the transaction price
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

4)	Allocation of the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5)	Recognition of revenue when, or as a performance obligation is satisfied
For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.
All of the revenue recognized by the Company during the three months ended March 31, 2023 and 2022 was recognized at a point in time.
Revenue recognized and disaggregated during the three months ended March 31:

	2023	2022
Product	$3,064	$695,686
Service	4,500	—

	$7,564	$695,686

Revenue recognized by geography during the three months ended March 31:

	2023	2022
United States	$7,564	$2,250
International	—	693,436

	$7,564	$695,686

The Company had no contract assets or liabilities as of March 31, 2023 and December 31, 2022.
Shipping and Handling Costs
Shipping and handling activities are typically performed before the customer obtains control of the goods, and the related costs are therefore expensed as incurred. Shipping and handling costs are included in cost of revenue in the condensed consolidated statements of operations and comprehensive loss. Shipping and handling costs incurred for inventory purchases are expensed in cost of revenue when sold.
Product Warranty
The Company’s products sold to customers are generally subject to warranties between one and two years, which provides for the repair or replacement of products, at the Company’s option, which fail to perform with stated specifications. The Company estimates future warranty obligations related to those products. To date, product warranty claims have not been significant.
Research and Development Costs
Research and development costs incurred by the Company include salaries, purchased services, operating materials and supplies, depreciation, and amortization, and are expensed as incurred. These costs for the three months ended March 31, 2023 and 2022, amounted to $421,887 and $686,208, respectively.
Advertising
Advertising and promotion costs are expensed as incurred. Advertising expenses were not significant for the three months ended March 31, 2023 and 2022.
Grant Income
Periodically, the Company is awarded grants on a cost reimbursement basis. Costs are expensed when incurred and reimbursable on a monthly or quarterly basis with the offset booked as a contra-expense to the applicable functional area in the condensed consolidated statements of operations and comprehensive loss.
Income Taxes
Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance if it is more-likely-than-not
that some or all of the deferred tax assets will not be realized. The Company annually evaluates the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not
sustain the position following an audit. For tax positions

meeting the
more-likely-than-not
threshold, the amount recognized in the condensed consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit. There were no accrued interest and penalties as of March 31, 2023 and December 31, 2022.
Stock-Based Compensation
Stock-based compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award.
The Company values stock options using the Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.
Comprehensive Loss
Comprehensive loss is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. Comprehensive loss was equal to net loss for the three months ended March 31, 2023 and 2022.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted
methods. For purposes of the diluted net loss per share calculation, common stock equivalents are considered to be potentially dilutive securities.
The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive for the three months ended March 31:

	2023	2022
Common stock warrants	1,153,745	626,391
Options outstanding	3,940,536	3,636,126
Potential shares from convertible notes	723,855	463,433

	5,818,136	4,725,950

Fair Value of Financial Instruments
The fair value of the Company’s financial instruments, including cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values because of the relatively short maturity of these instruments. The carrying value of the Company’s borrowings approximates fair value based on current rates offered to the Company for instruments with similar terms.
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”)
No. 2016-13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on

Financial Instruments
, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity
debt securities, and loans. The Company adopted ASC 326 on January 1, 2023. This standard did not have a material impact on the Company’s condensed consolidated financial statements.

2.	Inventory
Inventory consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Raw materials	$2,568,116	$2,567,311
Work in process	1,634,385	1,683,341
Finished goods	527,354	528,254

Total	$4,729,855	$4,778,906

3.	Property and Equipment, Net
Property and equipment, net consisted of the following as of March 31, 2023 and December 31, 2022:

	Useful Life	March 31, 2023	December 31, 2022
Scanners	5 Years	$3,047,841	$3,047,841
Computer and lab equipment	3-5 Years	1,346,726	1,346,726
Leasehold improvements	Various	421,266	421,266
Software	3 Years	40,599	40,599
Furniture and fixtures	7 Years	82,336	82,336

		4,938,768	4,938,768
Less: accumulated depreciation		(4,511,377)	(4,441,021)

		$427,391	$497,747

Depreciation expense was $70,356 and $142,442 for the three months ended March 31, 2023 and 2022, respectively.

4.	Intangible Assets, Net
Intangible assets, net consisted of the following as of March 31, 2023:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$2,001,020	$229,550	1.25 Years
Intangible assets, net consisted of the following as of December 31, 2022:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$1,954,550	$276,020	1.50 Years
Amortization expense was $46,470 for each of the three-month periods ended March 31, 2023 and 2022.

As of March 31, 2023, future amortization is as follows:

Year ending December 31:
2023 (remaining)	$139,411
2024	90,139

Total	$229,550

5.	Accrued Expenses
Accrued expenses consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Accrued legal	$224,507	$79,691
Accrued vacation	81,785	91,125
Accrued wages	37,866	80,904
Other	47,038	116,646

Total	$391,196	$368,366

6.	Long-Term Debt
Paycheck Protection Program Loan
On February 24, 2021, and May 5, 2020, the Company received loans (“PPP Loans”) from US Bank to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). The Company received partial forgiveness on the PPP Loans during fiscal year 2021. The remaining balances on the PPP Loans are being repaid on a monthly basis, with interest of 1% per annum and the final payment due in February 2026.
As of March 31, 2023, the total principal outstanding under the PPP Loans was $323,252, of which $129,374 was current and $193,878 was noncurrent. As of December 31, 2022, the total principal outstanding under the PPP Loans was $355,405, of which $129,057 was current and $226,348 was noncurrent.
Interest expense for the PPP Loans for the three months ended March 31, 2023 and 2022 was $863 and $1,182, respectively.
Convertible Notes Payable
In June 2021, the Company entered into a convertible promissory note agreement (the “Note”) with US Capital Global QT Imaging LLC (“USCG”) for advances of up to $10,000,000. Advances on the Note can be made to the Company up to six months after the inception of the Note unless extensions for advances to be made is mutually agreed between both parties. The Note bears interest at 12% per annum on any amounts drawn and matures on July 6, 2024. The Note is collateralized by all assets of the Company and is guaranteed by QT Labs. The terms of the Note include non-financial
covenants and, as of March 31, 2023 and December 31, 2022, the Company was in compliance with those covenants. Through March 31, 2023, the Company issued warrants to purchase a total of 10,329 shares of common stock at an exercise price of $4.25 per share in connection with the Note. The fair value of the warrants, along with financing fees, were recorded as debt issuance costs and presented in the condensed consolidated balance sheets as a deduction from the carrying amount of the Note.
As of March 31, 2023, the outstanding amount of the Note was $2,437,036, net of unamortized debt issuance costs of $57,964. As of December 31, 2022, the outstanding amount of the Note was $2,426,263,

net of unamortized debt issuance costs of $68,737. Interest expense, including amortization of debt issuance costs, for the three months ended March 31, 2023 and 2022 was $84,597 and $74,114, respectively.
The Note is convertible, at the Company’s option, before the Note matures upon the closing of a single transaction or a series of transactions with a minimum of $15,000,000 of cash proceeds raised in the aggregate. If elected, the conversion price would be 90% of the price per share in the qualified financing. Management assessed whether the embedded features in the Notes should have been bifurcated from the debt host and concluded that none of the features required to be accounted for separately from the debt instrument.
Future principal payments on the long-term debt as of March 31, 2023, are as follows:

Year ending December 31:
2023 (remaining)	$96,904
2024	2,625,366
2025	86,784
2026	9,198

Total payments	2,818,252
Less: unamortized debt issuance costs	(57,964)
Less: current maturities of long-term debt	(129,374)

Long-term debt	$2,630,914

7.	Leases
The Company leases its operating facilities in Novato, California, under a non-cancelable
operating lease through May 31, 2027. There are no options or rights to extend the term of this lease.
The following table reflects the Company’s ROU assets and lease liabilities as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Assets:
Operating lease ROU assets, net	$1,498,350	$1,572,323

Liabilities:
Operating lease liabilities, current	$323,089	$313,448
Operating lease liabilities	1,338,262	1,423,938

	$1,661,351	$1,737,386

The following table presents supplemental cash flow information related to the Company’s operating leases for the three months ended March 31:

	2023	2022
Operating cash flows from operating leases	$110,278	$107,066

As of March 31, 2023, the maturity of operating lease liabilities was as follows:

Year ending December 31:
2023 (remaining)	$330,833
2024	462,295
2025	476,164
2026	490,449
2027	206,864

Total payments	1,966,605
Less: interest	(305,254)

Present value of obligations	$1,661,351

The operating lease expense for the three months ended March 31, 2023 and 2022, was $113,283, of which $5,067 was related to leases with a term of less than 12 months, and $113,045, of which $4,828 was related to leases with a term of less than 12 months, respectively.
The weighted-average remaining lease term was approximately 4.2 years as of March 31, 2023. The weighted-average discount rate for the three months ended March 31, 2023 was 8%.

8.	Contingencies
The Company is subject to occasional lawsuits, investigations, and claims arising out of the normal conduct of business. As of the date the condensed consolidated financial statements were available to be issued, management is not aware of any pending claims that will have a material impact on the Company’s condensed consolidated financial statements.

9.	Stockholders’ Deficit
Common Stock
The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.001. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of March 31, 2023 and December 31, 2022, there were 27,823,790 and 27,580,040 shares of common stock issued and outstanding, respectively.
Future dividends may be paid on the outstanding shares of common stock as and when declared by the Board of Directors out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the common stock until any preferential dividends required to be paid or set apart for any shares of preferred stock have been paid or set apart.
Common stock reserved for future issuance as of March 31, 2023 is as follows:

Common stock warrants	1,153,745
Options outstanding	3,940,536
Options available under the Plan	3,059,464
Potential shares from convertible notes	723,855

8,877,600

Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued and outstanding.

Private Placement
In November 2022, the Company initiated an offering to sell to a select group of accredited investors only, on a private placement basis, 1,000,000 units for a purchase price of $4.00 per unit (the “Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock with an exercise price of $4.00 (the “2022 Offering”). As of December 31, 2022, 228,750 Units were issued for net proceeds of $906,300. During the three months ended March 31, 2023, the Company sold an additional 243,750 Units for total net proceeds of $956,550.
Warrants for Common Stock
At the option of the warrant holders, the warrants can be fully settled in shares of common stock, or converted via net share settlement, in which the warrant holder will receive shares equal to the number of shares purchasable under the warrants multiplied by the difference between the fair market value of the shares and the exercise price, divided by the fair market value of the shares.
The following table represents the warrant activity as follows:

Number of Warrants
Outstanding, January 1, 2023	905,470
Granted	248,275

Outstanding, March 31, 2023	1,153,745

The fair value of the warrants issued as part of the 2022 Offering and included in stockholders’ deficit in the condensed consolidated balance sheets was $431,438 for the three months ended March 31, 2023. The fair value of the remaining warrant granted during the three months ended March 31, 2023 was $15,317 and was recorded as issuance costs against the proceeds received from the 2022 Offering.
As of March 31, 2023, outstanding warrants to purchase shares of common stock by exercise price are as follows:

Exercise Price	Exercisable For	Expiration Date(s)	Number of Shares Outstanding Under Warrants
$10.00	Common Stock	March 2025	516,391
$8.50	Common Stock	August 2030	150,000
$4.25	Common Stock	July 2027 to September 2028	10,329
$4.00	Common Stock	November 2027 to March 2029	477,025

			1,153,745

10.	Stock Incentive Plan
In September 2021, the Board of Directors approved and the Company adopted the 2021 Stock Incentive Plan (the “Plan”). The maximum aggregate number of shares of common stock that the Company may award under the Plan is 7,000,000. The term of the Plan is 10 years. The Plan is administered by a committee of the Company’s Board of Directors (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified
stock options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. Vesting is subject to the option holder’s continued service to the Company, ranging up to a four-year
period. Unvested options are subject to forfeiture upon termination of employment. As of March 31, 2023, the Company had 3,059,464 shares of common stock available for grant under the Plan.
The following table summarizes information regarding activity in the Plan during the three months ended March 31, 2023:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding, January 1, 2023	3,940,536	$8.46	8.4
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding, March 31, 2023	3,940,536	$8.46	8.1

Vested and exercisable and expected to vest, March 31, 2023	3,940,536	$8.46	8.1

Vested and exercisable, March 31, 2023	3,059,637	$8.65	8.0

The options outstanding and exercisable as of March 31, 2023 were as follows:

Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$6.50	541,208	9.1	$6.50	222,809	$6.50
8.50	2,791,400	8.0	8.50	2,228,900	8.50
10.00	607,928	7.8	10.00	607,928	10.00

	3,940,536	8.1	$8.46	3,059,637	$8.65

The determination of the fair value of options granted during the three months ended March 31, 2022 was computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected option term (years)	5.95
Expected volatility	67.80%
Risk-free rate of return	1.70%
Expected annual dividend yield	—
The weighted-average grant date fair value of options granted was $1.97 per share for the three months ended March 31, 2022.

Option pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on the analysis of volatilities of the Company’s selected public peer group over a period commensurate with the expected term of the options. The expected term of the employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the contractual terms, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term in consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and do not anticipate issuing any dividends in the future.
The following table shows stock-based compensation expense by functional area in the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31:

	2023	2022
Research and development	$26,314	$61,798
General and administrative	182,314	149,493

	$208,628	$211,291

No stock-based compensation expense was capitalized to inventory for the three months ended March 31, 2023 and 2022.
As of March 31, 2023, there was $1,194,839 of total unrecognized compensation cost related to non-vested
stock-based compensation awards under the Plan which will be recognized over a weighted-average period of 2.0 years.

11.	National Institutes of Health Subaward
On August 18, 2022, the Company was awarded a grant of up to $1,078,347 as a subaward through the Board of Trustees of the University of Illinois for the purpose of developing a quantitative ultrasound breast scanner for identifying early response of breast cancer to chemotherapy. The grant is a cost reimbursement subaward that is allocated annually over five years, subject to the availability of funds and satisfactory progress of the project. The award expires July 31, 2027 and may be terminated by either party with 30 days written notice. Any grant proceeds received do not require repayment. During the three months ended March 31, 2023, $12,235 of costs have been incurred against the year one allocation of $351,994, of which $11,123 of grant income was recognized as an offset to research and development expense and $1,112 was recognized as an offset to general and administrative expense in the condensed consolidated statements of operations and comprehensive loss. The grant receivable as of March 31, 2023 and December 31, 2022 was $43,013 and $30,778, respectively, and is included in prepaid expenses and other current assets on the condensed consolidated balance sheets.

12.	Income Taxes
For interim periods, the Company estimates its annual effective income tax rate and applies the estimated rate to the year-to-date
income or loss before income taxes. The Company also computes the tax provision or benefit related to items reported separately and recognizes the items net of their related tax effect in the interim periods in which they occur. The Company also recognizes the effect of changes in enacted tax laws or rates in the interim periods in which the changes occur.
The Company’s effective tax rate is 0% for the three months ended March 31, 2023 and 2022. The Company expects that its effective tax rate for the full year 2023 will be 0%.

13.	Related Party Transactions
In July 2020, the Company issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in November 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of common stock of the Company at the lower of $5.00 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. Management assessed whether the embedded features in the 2020 Notes should have been bifurcated from the debt host and concluded that none of the features were required to be accounted for separately from the debt instruments. As of March 31, 2023 and December 31, 2022, the outstanding amount of the 2020 Notes was $3,343,725. Interest expense for the three months ended March 31, 2023 and 2022 was $44,923 and $24,247, respectively.
In September 2020, the Company entered into a Management Services Agreement (the “Agreement”) and a Business Associate Agreement with John C. Klock, M.D., a California sole proprietorship (the “Practice”). John C. Klock, M.D. is the Chief Executive Officer of the Company, serves on its Board of Directors, and is the largest single stockholder of the Company. The Practice provides medical imaging to patients using the QT Breast Scanner. Under the terms of the Agreement, the Company agreed to provide business services to the Practice including use of the facility which formerly operated as the Marin Breast Health Trial Center, including furniture and medical equipment, as well as use of certain personnel. In exchange for those services, the Practice agreed to pay the Company a management fee. Fees paid to the Company during the three months ended March 31, 2023 and 2022 were $12,000 each period, and were recorded as a reduction to general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. Additionally, during the three months ended March 31, 2023 and 2022, the Practice made product purchases from the Company of $2,700 and $2,250, respectively. As of March 31, 2023 and December 31, 2022, there was $976 and zero, respectively, due from the Practice and included in accounts receivable on the condensed consolidated balance sheets and no amounts were due to the Practice.

14.	Subsequent Events
Subsequent events were evaluated through May 19, 2023, which is the date the condensed consolidated financial statements were available to be issued.
As part of the 2022 Offering initiated in November 2022, the Company issued an additional 17,500 Units for total gross proceeds of $70,000 between April 2023 and the date the condensed consolidated financial statements were available to be issued.
In May 2023, the Company received proceeds of $250,000 through the issuance of a promissory note to a stockholder.

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Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders of
QT Imaging, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of QT Imaging, Inc. (a Delaware corporation) and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss
,
stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2022.
San Jose, California
April 12, 2023

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HEETS
As of December 31, 2022 and 2021

	2022	2021
ASSETS
Current assets:
Cash	$455,076	$1,529,682
Restricted cash and cash equivalents	20,000	50,000
Accounts receivable	—	7,753
Inventory	4,778,906	5,332,905
Prepaid expenses and other current assets	98,876	88,300

Total current assets	5,352,858	7,008,640
Property and equipment, net	497,747	941,016
Intangible assets, net	276,020	461,901
Operating lease right-of-use assets, net	1,572,323	—
Other assets	49,150	49,150

Total assets	$7,748,098	$8,460,707

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$407,413	$68,859
Accrued expenses	368,366	195,678
Current maturities of long-term debt	129,057	127,756
Deferred revenue	—	693,436
Operating lease liabilities, current	313,448	—

Total current liabilities	1,218,284	1,085,729
Long-term debt	2,652,611	2,398,051
Related party notes payable	3,343,725	1,700,000
Operating lease liabilities	1,423,938	—
Other liabilities	617,117	338,657

Total liabilities	9,255,675	5,522,437

Contingencies (Note 8)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,580,040 and 27,351,290 shares issued and outstanding as of December 31, 2022 and 2021, respectively	27,580	27,351
Additional paid-in capital	10,136,037	8,326,045
Accumulated deficit	(11,671,194)	(5,415,126)

Total stockholders’ equity (deficit)	(1,507,577)	2,938,270

Total liabilities and stockholders’ equity (deficit)	$7,748,098	$8,460,707

The accompanying notes are an integral part of these consolidated financial statements.

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OMPREHENSIVE
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For the years ended December 31, 2022 and 2021

	2022	2021
Revenue	$708,244	$365,148
Cost of revenue	556,925	260,568

Gross profit	151,319	104,580

Operating expenses:
Research and development	2,386,086	2,162,719
Selling and marketing	6,098	24,871
General and administrative	3,545,429	4,960,790

Total operating expenses	5,937,613	7,148,380

Loss from operations	(5,786,294)	(7,043,800)
Gain on forgiveness of PPP loans	—	1,820,042
Interest expense, net	(468,174)	(192,960)

Loss before income tax expense (benefit)	(6,254,468)	(5,416,718)
Income tax expense (benefit)	1,600	(1,592)

Net loss and comprehensive loss	$(6,256,068)	$(5,415,126)

Net loss per share - basic and diluted	$(0.23)	$(0.20)

Weighted-average number of common shares used in computing net loss per common share	27,364,975	27,276,355

The accompanying notes are an integral part of these consolidated financial statements.

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EFICIT
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For the years ended December 31, 2022 and 2021

	Class A Voting Units		Class B Nonvoting Units		Profits Interest Nonvoting Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount
Balance, January 1, 2021	24,743,035	$5,743,922	366,286	$85,031	4,290,951	$—	—	$—	$—	$—	$5,828,953
Units vested	—	—	—	—	193,870	—	—	—	—	—	—
Effect of conversion from LLC to a corporation	(24,743,035)	(5,743,922)	(366,286)	(85,031)	(4,484,821)	—	27,351,290	27,351	5,801,602	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	2,448,140	—	2,448,140
Fair value of warrants	—	—	—	—	—	—	—	—	76,303	—	76,303
Net loss	—	—	—	—	—	—	—	—	—	(5,415,126)	(5,415,126)

Balance, December 31, 2021	—	—	—	—	—	—	27,351,290	27,351	8,326,045	(5,415,126)	2,938,270
Sale of common stock and warrants in private offering, net	—	—	—	—	—	—	228,750	229	906,071	—	906,300
Stock-based compensation	—	—	—	—	—	—	—	—	790,755	—	790,755
Fair value of warrants	—	—	—	—	—	—	—	—	113,166	—	113,166
Net loss	—	—	—	—	—	—	—	—	—	(6,256,068)	(6,256,068)

Balance, December 31, 2022	—	$—	—	$—	—	$—	27,580,040	$27,580	$10,136,037	$(11,671,194)	$(1,507,577)

The accompanying notes are an integral part of these consolidated financial statements.

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LOWS
For the years ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net loss	$(6,256,068)	$(5,415,126)
Adjustment to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of PPP loans	—	(1,820,042)
Depreciation and amortization	651,750	950,731
Stock-based compensation	790,755	2,448,140
Fair value of warrants issued in exchange for services	108,100	65,800
Amortization of debt issuance costs	39,923	14,650
Non-cash operating lease expense	4,603	—
Loss on disposal of assets	—	16,049
Changes in operating assets and liabilities:
Accounts receivable	7,753	(7,753)
Inventory	553,999	209,592
Prepaid expenses and other current assets	(10,576)	(22,103)
Accounts payable	338,554	(110,449)
Accrued expenses	178,868	88,607
Deferred revenue	(693,436)	693,436
Other liabilities	424,040	188,903

Net cash used in operating activities	(3,861,735)	(2,699,565)

Cash flows from investing activities:
Proceeds from sale of property and equipment	—	1,130
Purchases of property and equipment	(22,600)	(19,502)

Net cash used in investing activities	(22,600)	(18,372)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	915,000	—
Proceeds from long-term debt, net of issuance costs	348,760	3,196,765
Payments on long-term debt	(127,756)	(29,974)
Proceeds from related party notes payable	1,643,725	500,000

Net cash provided by financing activities	2,779,729	3,666,791

Net increase (decrease) in cash and restricted cash and cash equivalents	(1,104,606)	948,854
Cash and restricted cash and cash equivalents, beginning of year	1,579,682	630,828

Cash and restricted cash and cash equivalents, end of year	$475,076	$1,579,682

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,600	$1,168

Cash paid for interest	$4,305	$6,483

Supplemental disclosures of noncash financing activities:
Conversion from an LLC to a corporation	$—	$5,828,953

Fair value of warrants issued with long-term debt	$5,066	$10,503

Equity financing issuance costs included in accrued expenses	$8,700	$—

The accompanying notes are an integral part of these consolidated financial statements.

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For the years ended December 31, 2022 and 2021

1.	The Company and Summary of Significant Accounting Policies
Nature of Operations
QT Imaging, Inc. (together with its subsidiary, the “Company”) was incorporated on December 31, 2020, changing its name from QT Ultrasound LLC and revoking its limited liability company (“LLC”) election status. The Company is in the business of developing and commercializing medical ultrasound imaging systems. The Company’s initial product is a breast imaging system.
On December 8, 2022, the Company entered into a definitive business combination agreement with GigCapital5, Inc., a publicly traded special purpose acquisition company, that would result in the Company becoming a publicly listed company subject to closing. Upon closing of the transaction, the combined company will be named QT Imaging Holdings, Inc. and will be traded on the New York Stock Exchange under the new ticker symbol “QTI.” The transaction is expected to be completed in the first half of 2023.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the consolidated financial statements contain all adjustments necessary for a fair presentation of the Company’s financial position as of the date reported.
Principles of Consolidation
The consolidated financial statements include the accounts of QT Imaging, Inc. and its wholly-owned subsidiary, QT Ultrasound Labs, Inc. (“QT Labs”). QT Labs provides personnel and staffing services for the Company. All intercompany balances and transactions are eliminated in consolidation.
Liquidity and Management’s Plans
The consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2022, the Company had cash, including restricted cash, of $475,076 and an accumulated deficit of $11,671,194. The Company incurred operating losses and has used cash in operating activities during the years ended December 31, 2022 and 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
The Company is actively pursuing a transaction with a special purpose acquisition company (“SPAC”). Management expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Reclassification
Certain reclassifications have been made to the prior year consolidated statement of operations and comprehensive loss to conform to the current year presentation. The reclassification had no impact on the previously reported consolidated balance sheet, statement of stockholders’ equity (deficit) or cash flows.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on the Company’s operating results.
Business Risk and Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash is invested in U.S. dollar deposits with a reputable bank in the United States. Management believes that minimal credit risk exists with respect to the financial institution that holds the Company’s cash. At times, such cash may be in excess of insured limits established by the Federal Deposit Insurance Corporation.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms range from cash in advance to 30 days from delivery of products or services but may fluctuate depending on the terms of each specific contract. During the year ended December 31, 2022, one customer represented 98% of revenue. During the year ended December 31, 2021, one customer represented 88% of revenue. As of December 31, 2022, there were no customer concentrations in accounts receivable. As of December 31, 2021, two customers represented 96% of accounts receivable.
The Company’s products require approvals from the Food and Drug Administration and international regulatory agencies prior to commercialized sales. The Company’s future products may not receive required approvals. If the Company was denied such approvals, or if such approvals were delayed, it would have a material adverse impact on the Company’s business, results of operations and financial condition.
Certain components and services used to manufacture and develop the Company’s products are presently available from only one or a limited number of suppliers or vendors. The loss of any of these suppliers or vendors would potentially require a significant level of hardware and/or software development efforts to incorporate the products or services into the Company’s product.
Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents of $20,000 and zero as of December 31, 2022 and 2021, respectively. The cash equivalents were included in restricted cash on the consolidated balance sheets.
Restricted Cash
Restricted cash is comprised of cash held in an account subject to a collateral agreement to be used for the Company’s corporate credit card program.

Accounts Receivable
Accounts receivable are carried at the amount due. Accounts receivable are written off when management deems all realistic efforts to collect the amount outstanding have been exhausted. An allowance for doubtful accounts is estimated by management based on evaluations of its historical bad debt and current collection experience. As of December 31, 2022 and 2021, an allowance for doubtful accounts was not required.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. The Company periodically reviews the value of items in inventory and provides write-offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.
Property and Equipment, Net
Property and equipment, net are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.
Leases
The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an arrangement is or contains a lease at inception. The Company accounts for leases by recording right-of-use
(“ROU”) assets and lease liabilities on the consolidated balance sheets in the captions operating lease right-of-use
assets, net and operating lease liabilities, respectively. The lease term includes the non-cancelable
period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. The Company’s leases do not include substantial variable payments based on index or rates. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.
The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities, current on the consolidated balance sheets. The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the consolidated statements of cash flows.
The Company did not have any finance or capital leases as of December 31, 2022 or 2021.
Intangible Assets
The Company’s intangible assets are comprised of patents with a useful life of 12 years. Patents are amortized on a straight-line basis over their useful life.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of an asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Management has reviewed the Company’s long-lived assets and recorded no impairment charge for the years ended December 31, 2022 and 2021.
Fair Value Measurements
The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.
The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial assets measured on a recurring basis included certificates of deposit totaling $20,000 as of December 31, 2022 and were classified as Level 2 financial assets. The Company did not have any financial liabilities measured on a recurring basis as of December 31, 2022. The Company did not have any financial assets or liabilities measured on a recurring basis as of December 31, 2021.
Convertible Debt
The Company evaluates its financial instruments to determine if they are freestanding financial instruments. The Company also evaluates its convertible debt for embedded derivatives. Embedded provisions (like conversion options) are assessed to determine if they qualify as embedded derivatives that require separate accounting.
Debt issuance costs are recorded as a reduction to the carrying amount of the convertible debt and are amortized to interest expense using the effective interest method. The convertible debt is classified as short-term or long-term based on the term of the note.
Revenue Recognition
Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods or services.
The Company determines revenue recognition through the following steps:

1)	Identification of the contract, or contracts, with a customer
The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2)	Identification of the performance obligations in the contract
Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3)	Determination of the transaction price
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

4)	Allocation of the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5)	Recognition of revenue when, or as a performance obligation is satisfied
For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.
All of the revenue recognized by the Company during the years ended December 31, 2022 and 2021 was recognized at a point in time.
Revenue recognized during the years ended December 31, 2022 and 2021 is disaggregated as follows:

	2022	2021
Product	$701,092	$251,723
Service	7,152	113,425

	$708,244	$365,148

Revenue recognized by geography during the years ended December 31, 2022 and 2021 is as follows:

	2022	2021
United States	$7,200	$42,886
International	701,044	322,262

	$708,244	$365,148

The Company had no contract assets as of December 31, 2022 and 2021. The Company had no contract liabilities as of December 31, 2022. The Company had contract liabilities of $693,436 as of December 31, 2021, all of which were recognized as revenue during the year ended December 31, 2022.
Shipping and Handling Costs
Shipping and handling activities are typically performed before the customer obtains control of the goods, and the related costs are therefore expensed as incurred. Shipping and handling costs are included in cost of revenue in the accompanying consolidated statements of operations and comprehensive loss. Shipping and handling costs incurred for inventory purchases are expensed in cost of revenue when sold.
Product Warranty
The Company’s products sold to customers are generally subject to warranties between one and two years, which provides for the repair or replacement of products, at the Company’s option, that fail to perform with stated specifications. The Company estimates future warranty obligations related to those products. To date, product warranty claims have not been significant.
Research and Development Costs
Research and development costs incurred by the Company include salaries, purchased services, operating materials and supplies, depreciation, and amortization, and are expensed as incurred. These costs for the years ended December 31, 2022 and 2021, amounted to $2,386,086 and $2,162,719, respectively.
Advertising
Advertising and promotion costs are expensed as incurred. Advertising expenses were not significant for the years ended December 31, 2022 and 2021.
Grant Income
Periodically, the Company is awarded grants on a cost reimbursement basis. Costs are expensed when incurred and reimbursable on a monthly or quarterly basis with the offset booked as a contra-expense to the applicable functional area in the consolidated statements of operations and comprehensive loss.
Income Taxes
Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance if it is more-likely-than-not
that some or all of the deferred tax asset will not be realized. The Company annually evaluates the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not
sustain the position following an audit. For tax positions meeting the more-likely-than-not
threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit. There were no accrued interest and penalties during the years ended December 31, 2022 and 2021.
Stock-Based Compensation
Stock-based compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award.
The Company values stock options using the Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.
Comprehensive Loss
Comprehensive loss is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. Comprehensive loss was equal to net loss for the years ended December 31, 2022 and 2021.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted
methods. For purposes of the diluted net loss per share calculation, common stock equivalents are considered to be potentially dilutive securities.
The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive as of December 31:

	2022	2021
Common stock warrants	905,470	624,508
Options outstanding	3,940,536	3,421,724
Potential shares from convertible notes	714,870	358,584

	5,560,876	4,404,816

Fair Value of Financial Instruments
The fair value of the Company’s financial instruments, including cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values because of the relatively short maturity of these instruments. The carrying value of the Company’s borrowings approximates fair value based on current rates offered to the Company for instruments with similar terms.

Recently Adopted Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2016-02,
Leases (Topic 842)
, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 842”). This new guidance primarily differs from current U.S. GAAP by adding a requirement for lessees to recognize lease assets and lease liabilities in their balance sheets for those leases classified as operating leases. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. The modified retrospective approach provides a method for recording existing leases at the beginning of the period of adoption. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to carry forward the historical lease classification and elect the hindsight practical expedient to determine the lease term for existing leases. The Company has lease agreements with lease and non-lease
components, which it has elected to not combine for all asset classes. Additionally, the Company elected not to record leases with a term of twelve months or less on the consolidated balance sheets. Adoption of the new standard resulted in the recording of operating lease ROU assets of $1,867,472 and operating lease liabilities of $2,027,933, as of January 1, 2022. The standard did not have a material impact on the Company’s consolidated results of operations, cash flows or stockholders’ equity (deficit).
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity
debt securities, and loans. This ASU is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of the adoption of this ASU.

2.	Inventory
Inventory consisted of the following as of December 31:

	2022	2021
Raw materials	$2,567,311	$2,642,116
Work in process	1,683,341	1,680,916
Finished Goods	528,254	1,009,873

Total	$4,778,906	$5,332,905

3.	Property and Equipment, Net
Property and equipment, net consisted of the following as of December 31:

	Useful Life	2022	2021
Scanners	5 Years	$3,047,841	$3,047,841
Computer and lab equipment	3-5 Years	1,346,726	1,329,790
Leasehold improvements	Various	421,266	421,266
Software	3 Years	40,599	109,313
Furniture and fixtures	7 Years	82,336	82,336

		4,938,768	4,990,546
Less: accumulated depreciation		(4,441,021)	(4,049,530)

		$497,747	$941,016

Depreciation expense was $465,869 and $764,850 for the years ended December 31, 2022 and 2021, respectively.

4.	Intangible Assets, Net
Intangible assets, net consisted of the following as of December 31, 2022:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$1,954,550	$276,020	1.50 Years
Intangible assets, net consisted of the following as of December 31, 2021:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$1,768,669	$461,901	2.50 Years
Amortization expense was $185,881 for each of the years ended December 31, 2022 and 2021.
As of December 31, 2022, future amortization is as follows:

Year ending December 31:
2023	$185,881
2024	90,139

Total	$276,020

5.	Accrued Expenses
Accrued expenses consisted of the following as of December 31:

	2022	2021
Accrued vacation	$91,125	$92,078
Accrued wages	80,904	78,335
Accrued legal	79,691	—
Other	116,646	25,265

Total	$368,366	$195,678

6.	Long-Term Debt
Paycheck Protection Program Loan
On February 24, 2021, and May 5, 2020, the Company received loans (“PPP Loans”) from US Bank in the amounts of $1,158,265 (“Loan 2”) and $1,158,266 (“Loan 1”), respectively, to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). Original loan terms were revised by the PPP Flexibility Act of 2020. Under the terms of the PPP, up to 100% of the loan and related interest was forgivable if the proceeds were used for covered expenses and certain other requirements related to wage rates were met. For Loan 1, the Company applied for forgiveness on June 7, 2021, and received forgiveness of $873,151 in principal and $9,823 in interest from the Small Business Administration (“SBA”) on June 14, 2021. For Loan 2, the Company applied for forgiveness on November 9, 2021, and received forgiveness of $930,246 in principal and $6,822 in interest on November 15, 2021. The total amount of loan forgiveness is included in “Gain on forgiveness of PPP loans” on the consolidated statements of operations and comprehensive loss.

The remaining balance of Loan 1 of $285,115 is payable in monthly installments of $6,400, including interest at 1%, beginning August 5, 2021, with the final payment due May 5, 2025. As of December 31, 2022, the total principal outstanding under Loan 1 was $183,273, of which $75,294 was current and $107,979 was noncurrent. As of December 31, 2021, the total principal outstanding under Loan 1 was $257,808, of which $74,535 was current and $183,273 was noncurrent.
The remaining balance of Loan 2 of $228,019 is payable in monthly installments of $4,605, including interest at 1%, beginning December 27, 2021, with the final payment due February 27, 2026. As of December 31, 2022, the total principal outstanding under Loan 2 was $172,132, of which $53,763 was current and $118,369 was noncurrent. As of December 31, 2021, the total principal outstanding under Loan 2 was $225,353, of which $53,221 was current and $172,132 was noncurrent.
Interest expense for Loan 1 and Loan 2 for the years ended December 31, 2022 and 2021 was $4,305 and $15,481, respectively.
The SBA may undertake a review of a loan of any size during the six-year
period following forgiveness or repayment of the loan. The review may include the loan forgiveness application, as well as whether the Company received the proper loan amount. The timing and outcome of any SBA review is not known.
Convertible Notes Payable
In June 2021, the Company entered into a convertible promissory note agreement (the “Note”) with US Capital Global QT Imaging LLC (“USCG”) for advances of up to $10,000,000. Advances on the Note can be made to the Company up to six months after the inception of the Note unless extensions for advances to be made is mutually agreed between both parties. The Note bears interest at 12% per annum on any amounts drawn and matures on July 6, 2024. The Note is collateralized by all assets of the Company and is guaranteed by QT Labs. The terms of the Note include non-financial
covenants and, as of December 31, 2022, the Company was in compliance with those covenants. Through December 31, 2022, the Company issued warrants to purchase a total of 10,329 shares of common stock at an exercise price of $4.25 per share in connection with the Note. The fair value of the warrants, along with financing fees, were recorded as debt issuance costs and presented in the consolidated balance sheets as a deduction from the carrying amount of the Note.
As of December 31, 2022, the outstanding amount of the Note was $2,426,263, net of unamortized debt issuance costs of $68,737. As of December 31, 2021, the outstanding amount of the Note was $2,042,646, net of unamortized debt issuance costs of $82,354. Interest expense, including amortization of debt issuance costs, for the years ended December 31, 2022 and 2021 was $326,255 and $114,808, respectively.
The Note is convertible, at the Company’s option, before the Note matures upon the closing of a single transaction or a series of transactions with a minimum of $15,000,000 of cash proceeds raised in the aggregate. If elected, the conversion price would be 90% of the price per share in the qualified financing. Management assessed whether the embedded features in the Note should have been bifurcated from the debt host and concluded that none of the features required to be accounted for separately from the debt instrument.
Future principal payments on the long-term debt as of December 31, 2022 are as follows:

Year Ending December 31:
2023	$129,057
2024	2,625,366
2025	86,784
2026	9,198

Total Payments	2,850,405
Less: Unamortized debt issuance costs	(68,737)
Less: Current maturities of long-term debt	(129,057)

Long-term debt	$2,652,611

7.	Leases
The Company leases its operating facilities in Novato, California, under a non-cancelable
operating lease through May 31, 2027. There are no options or rights to extend the term of this lease.
The following table reflects the Company’s ROU assets and lease liabilities as of December 31, 2022 and January 1, 2022:

	December 31, 2022	January 1, 2022
Assets:
Operating lease ROU assets, net	$1,572,323	$1,867,472

Liabilities:
Operating lease liabilities, current	$313,448	$290,547
Operating lease liabilities	1,423,938	1,737,386

	$1,737,386	$2,027,933

The following table presents supplemental cash flow information related to the Company’s operating leases for the year ended December 31, 2022:

Operating cash flows from operating leases	$428,263

As of December 31, 2022, the maturity of operating lease liabilities was as follows:

Year Ending December 31:
2023	$441,111
2024	462,295
2025	476,164
2026	490,449
2027	206,864

Total Payments	2,076,883
Less: Interest	(339,497)

Present value of obligations	$1,737,386

The operating lease expense for the year ended December 31, 2022 was $452,894, of which $20,029 was related to leases with a term of less than 12 months. Rent expense was $451,697 for the year ended December 31, 2021.
The weighted-average remaining lease term was approximately 4.4 years as of December 31, 2022. The weighted-average discount rate for the year ended December 31, 2022 was 8%.

8.	Contingencies
The Company is subject to occasional lawsuits, investigations, and claims arising out of the normal conduct of business. As of the date the consolidated financial statements were available to be issued, management is not aware of any pending claims that will have a material impact on the Company’s consolidated financial statements.

9.	Conversion from an LLC to a Corporation
On December 31, 2020, the Company revoked its LLC election status and changed its legal structure to a
C-corporation
(the ”Conversion”). On January 1, 2021, the first day the Company operated as a
C-corporation,
the following occurred:

1)	24,743,035 Class A units and 366,286 Class B units of the LLC were converted into common stock at a rate of one share of common stock for each outstanding Class A and Class B unit;

2)
All vested and unvested Profit Interest Units (“PIUs”) outstanding prior to the Conversion were converted into a combination of 2,241,969 shares of common stock and stock options to purchase 2,242,852 shares of common stock as determined by the Board of Managers. The vesting of 193,870 previously unvested PIUs was accelerated resulting in the immediate recognition of $596,168 in equity compensation expense. The stock options were issued from the newly created QT Imaging, Inc. 2021 Stock Incentive Plan (the “Plan”). See Note 11. Stock Incentive Plan for additional information on the Plan; and

3)
Outstanding warrants to purchase an aggregate of 516,391 Class A units at an exercise price of $10.00 per unit and 50,000 Class A units at a price of $8.50 were converted into warrants to purchase a total of 566,391 shares of common stock. The converted warrants retained their main original terms including the exercise price and term.

10.	Stockholders’ Equity (Deficit)
Common Stock
The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.001. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2022 and 2021, there were 27,580,040 and 27,351,290 shares of common stock issued and outstanding, respectively.
Future dividends may be paid on the outstanding shares of common stock as and when declared by the Board of Directors out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the common stock until any preferential dividends required to be paid or set apart for any shares of preferred stock have been paid or set apart.
Common stock reserved for future issuance as of December 31, 2022 is as follows:

Common stock warrants	905,470
Options outstanding	3,940,536
Options available under the Plan	3,059,464
Potential shares from convertible notes	714,870

8,620,340

Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.
Private Placement
In November 2022, the Company initiated an offering to sell to a select group of accredited investors only, on a private placement basis, 1,000,000 units for a purchase price of $4.00 per unit (the “Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock with an exercise price of $4.00 (the “2022 Offering”). As of December 31, 2022, 228,750 Units were issued for net proceeds of $906,300.
Warrants for Common Stock
In addition to the warrants sold as part of the Units in the 2022 Offering, the Company also issued warrants to consultants and to placement agents in association with debt issuances and past private offerings. At the option of the warrant holders, the warrants can be fully settled in shares of common stock, or converted via net share settlement, in which the warrant holder will receive shares equal to the number of shares purchasable under the warrants multiplied by the difference between the fair market value of the shares and the exercise price, divided by the fair market value of the shares.
The following table represents the warrant activity as follows:

Number of Warrants
Outstanding, January 1, 2021	566,391
Granted	58,117

Outstanding, December 31, 2021	624,508
Granted	280,962

Outstanding, December 31, 2022	905,470

As of December 31, 2022, outstanding warrants to purchase shares of common stock by exercise price are as follows:

Exercise Price	Exercisable For	Expiration Date(s)	Number of Shares Outstanding Under Warrants
$10.00	Common Stock	March 2025	516,391
$8.50	Common Stock	August 2030	150,000
$4.25	Common Stock	July 2027 to September 2028	10,329
$4.00	Common Stock	November 2027 to December 2027	228,750

			905,470

The determination of the fair value of warrants to purchase common stock issued during the years ended December 31, 2022 and 2021 is computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2022	2021
Expected warrant term (years)	5.6	8.7
Expected volatility	62.3%	66.0%
Risk-free rate of return	3.6%	1.4%
Expected annual dividend yield	—	—
The fair value of warrants issued as part of the 2022 Offering and included in stockholders’ equity (deficit) in the consolidated balances sheets was $404,888 for the year ended December 31, 2022. The fair value of the warrants granted to USCG in connection with the convertible debt described in Note 6. Long-Term Debt, which was included as part of debt issuance costs, was $5,066 and $10,503 for the years ended December 31, 2022 and 2021, respectively. The fair value of the remaining warrants granted during the years ended December 31, 2022 and 2021 in exchange for services was $108,100 and $65,800, respectively, and was included in general and administrative expenses on the consolidated statements of operations and comprehensive loss.

11.	Stock Incentive Plan
In September 2021, the Board of Directors approved and the Company adopted the Plan. The maximum aggregate number of shares of common stock that the Company may award under the Plan is 7,000,000. The term of the Plan is 10 years. The Plan is administered by a committee of the Company’s Board of Directors (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified
stock options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. Vesting is subject to the option holder’s continued service to the Company, ranging up to a four-year
period. Unvested options are subject to forfeiture upon termination of employment.
The following table represents the shares activity and the total number of shares available for grant under the Incentive Plan:

Available for Grant
Plan inception	7,000,000
Granted	(3,421,724)

Balance as of December 31, 2021	3,578,276
Granted	(541,208)
Cancelled	22,396

Balance as of December 31, 2022	3,059,464

The following table summarizes information regarding activity in the Plan during the years ended December 31, 2022 and 2021:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding, January 1, 2021	—	$—	—
Granted	3,421,724	8.77
Exercised	—	—
Cancelled	—	—

Outstanding, December 31, 2021	3,421,724	8.77	9.2
Granted	541,208	6.50
Exercised	—	—
Cancelled	(22,396)	8.50

Outstanding, December 31, 2022	3,940,536	$8.46	8.4

Vested and exercisable and expected to vest, December 31, 2022	3,940,536	$8.46	8.4

Vested and exercisable, December 31, 2022	2,892,625	$8.72	8.2

The options outstanding and exercisable as of December 31, 2022 were as follows:

Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$6.50	541,208	9.4	$6.50	135,485	$6.50
8.50	2,791,400	8.3	8.50	2,149,212	8.50
10.00	607,928	8.0	10.00	607,928	10.00

	3,940,536	8.4	$8.46	2,892,625	$8.72

The determination of the fair value of options granted during the years ended December 31, 2022 and 2021 is computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2022	2021
Expected option term (years)	7.4	5.8
Expected volatility	69.1%	66.0%
Risk-free rate of return	2.5%	0.6%
Expected annual dividend yield	—	—
The weighted-average grant date fair value of options granted was $2.27 and $0.83 per share for the years ended December 31, 2022 and 2021, respectively.
Option pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on the analysis of volatilities of the Company’s selected public peer group over a period commensurate with the expected term of the options. The expected term of the employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the contractual terms, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term in consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and do not anticipate issuing any dividends in the future.
The following table shows stock-based compensation expense by functional area in the consolidated statements of operations and comprehensive loss for the years ended December 31:

	2022	2021
Research and development	$142,118	$25,521
General and administrative	648,637	1,826,451

	$790,755	$1,851,972

For 2021, the above table excludes $596,168 of equity compensation from the vesting of previously unvested PIUs in connection with the conversion from an LLC to a
C-corporation
as discussed in Note 9.
No stock-based compensation expense was capitalized to inventory for the years ended December 31, 2022 and 2021.
As of December 31, 2022, there was $1,403,467 of total unrecognized compensation cost related to non-vested
stock-based compensation awards under the Plan which will be recognized over a weighted-average period of 2.2 years.

12.	National Institutes of Health Subaward
On August 18, 2022, the Company was awarded a grant of up to $1,078,347 as a subaward through the Board of Trustees of the University of Illinois for the purpose of developing a quantitative ultrasound breast scanner for identifying early response of breast cancer to chemotherapy. The grant is a cost reimbursement subaward that is allocated annually over five years, subject to the availability of funds and satisfactory progress of the project. The award expires July 31, 2027 and may be terminated by either party with 30 days written notice. Any grant proceeds received do not require repayment. During the year ended December 31, 2022, $30,778 of costs have been incurred against the year one allocation of $351,994 and $30,778 of grant income was recognized as an offset to research and development expense in the consolidated statements of operations and comprehensive loss. The grant receivable as of December 31, 2022 was $30,778 and is included in prepaid expenses and other current assets on the consolidated balance sheets.

13.	Income Taxes
Loss before income tax expense (benefit) consisted of the following for the years ended December 31:

	2022	2021
United States	$(6,254,468)	$(5,416,718)
International	—	—

Total loss before income tax expense (benefit)	$(6,254,468)	$(5,416,718)

Income tax expense (benefit) consisted of the following for the years ended December 31:

	2022	2021
Current:
Federal	$—	$(2,760)
State	1,600	1,168
Foreign	—	—

Total current tax benefit	1,600	(1,592)
Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred tax expense	—	—

Total income tax benefit	$1,600	$(1,592)

Income tax expense (benefit) differed from the amount computed by applying the federal statutory income tax rate to pretax income as a result of the following for the years ended December 31:

	2022	2021
Federal tax at statutory rate	$(1,313,438)	$(1,137,500)
State taxes	(542,562)	(576,080)
Change in valuation allowance	1,846,087	2,228,893
Other	11,513	—
Stock-based compensation	—	125,195
Effect of conversion to C-corp	—	(259,891)
Forgiveness of debt	—	(382,209)

Total income tax expense (benefit)	$1,600	$(1,592)

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are related to the following as of December 31:

	2022	2021
Deferred tax assets:
Net operating losses	$2,280,097	$1,332,494
Stock-based compensation	784,932	549,965
Operating lease liabilities	516,031	—
Section 174 expenses, net	476,842	—
Accruals and reserves	227,221	217,322
Intangible assets	214,100	111,092
Property and equipment	44,128	8,955
Other	—	9,065

Gross deferred tax assets	4,543,351	2,228,893
Valuation allowance	(4,074,980)	(2,228,893)

Net deferred tax assets	468,371	—

Deferred tax liabilities:
Operating lease right-of-use assets	(468,371)	—

Net deferred tax assets	$—	$—

As of December 31, 2022, based on the Company’s recent history of losses and its forecasted losses, management believes on the more-likely-than-not
basis that a full valuation allowance is required. Accordingly, the Company provided a full valuation allowance on its federal and state deferred tax assets. During the years ended December 31, 2022 and 2021, the valuation allowance increased by $1,846,087 and $2,228,893. As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $1,610,489 and $669,608, respectively. The federal NOL will not expire and the state NOL will begin to expire in 2042.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is a follows as of December 31:

	2022	2021
Balance as the beginning of the year	$—	$—
Increases related to prior year tax positions	47,882	—
Increases related to current year tax positions	1,373	—

Balance as the end of the year	$49,255	$—

The unrecognized tax benefits for the year ended December 31, 2022, if recognized, would not affect the effective income tax rate due to the valuation allowance that currently offsets the deferred tax assets. It is reasonably possible that the unrecognized tax benefits balance will change within twelve months by a range of zero to $49,255 due to the Company’s intent to file a tax accounting method change.
The Company files income tax returns in the federal and California state jurisdictions. The Company’s tax years for 2021 and forward are subject to examination by the federal and California tax authorities.

14.	Related Party Transactions
In July 2020, the Company issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in March 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of common stock of the Company at the lower of $5.00 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. Management assessed whether the embedded features in the 2020 Notes should have been bifurcated from the debt host and concluded that none of the features were required to be accounted for separately from the debt instruments. As of December 31, 2022 and 2021, the outstanding amount of the 2020 Notes was $3,343,725 and $1,700,000, respectively. Interest expense for the years ended December 31, 2022 and 2021 was $137,709 and $62,671, respectively.
In September 2020, the Company entered into a Management Services Agreement (the “Agreement”) and a Business Associate Agreement with John C. Klock, M.D., a California sole proprietorship (the “Practice”). John C. Klock, M.D. is the Chief Executive Officer of the Company, serves on its Board of Directors, and is the largest single shareholder of the Company. The Practice provides medical imaging to patients using the QT Breast Scanner. Under the terms of the Agreement, the Company agreed to provide business services to the Practice including use of the facility which formerly operated as the Marin Breast Health Trial Center, including furniture and medical equipment, as well as use of certain personnel. In exchange for those services, the Practice agreed to pay the Company a management fee. Fees paid to the Company during the years ended December 31, 2022 and 2021 were $48,000 each year, and were recorded as a reduction to general and administrative expenses on the consolidated statements of operations and comprehensive loss. Additionally, during the years ended December 31, 2022 and 2021, the Practice made product purchases from the Company of $7,200 and $5,400, respectively. As of December 31, 2022 and 2021, there were no amounts due to or due from the Practice.

15.	Subsequent Events
Subsequent events were evaluated through April 12, 2023, which is the date the consolidated financial statements were available to be issued.
As part of the 2022 Offering initiated in November 2022, the Company issued an additional 243,750 Units for total gross proceeds of $975,000 between January 2023 and the date the consolidated financial statements were available to be issued.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

GIGCAPITAL5, INC.,

QTI MERGER SUB, INC.,

and

QT IMAGING, INC.

Dated as of December 8, 2022

A-i

(continued)

A-ii

(continued)

EXHIBIT A	Sponsor Support Agreement
EXHIBIT B	Stockholder Support Agreement
EXHIBIT C	Registration Rights Agreement
EXHIBIT D	Lock-Up Agreement
EXHIBIT E	Surviving Corporation Amended and Restated Certificate of Incorporation
EXHIBIT F	GigCapital5 Second Amended and Restated Certificate of Incorporation

SCHEDULE 1.01	Company Knowledge Parties
SCHEDULE 2.05	Initial Post-Closing QTI Holdings Directors
SCHEDULE 3.04(g)	Certain Unpaid Company Transaction Expenses
SCHEDULE 6.01	Conduct of Business by the Company Pending the Merger
SCHEDULE 7.03	Key Company Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT, dated as of December 8, 2022 (this “Agreement”), by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), QTI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and QT Imaging, Inc., a Delaware corporation (the “Company”). GigCapital5, Merger Sub and the Company are sometimes referred to herein individually as a “party” and, collectively, as the “parties.”

WHEREAS, Merger Sub is a wholly-owned direct Subsidiary of GigCapital5;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), GigCapital5 and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, privately-held subsidiary of GigCapital5, and GigCapital5 will change its name to QT Imaging Holdings, Inc., which will continue as the surviving public corporation after the Closing (“QTI Holdings”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company once the Registration Statement (as defined below) has been declared effective;

WHEREAS, the Board of Directors of GigCapital5 (the “GigCapital5 Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of GigCapital5;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, in connection with the transactions contemplated by this Agreement, GigAcquisitions5, LLC, a Delaware limited liability company (the “Sponsor”) and GigCapital5 shall enter into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its shares of GigCapital5 Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, GigCapital5, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement substantially in the form attached hereto as Exhibit B (the “Stockholder Support Agreement”), providing that, among other things, Key Company Stockholders holding at least fifty and one tenth percent (50.1%) of the Company Common Stock will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, GigCapital5 and certain stockholders of the Company holding three percent (3%) or more of the Company Common Stock outstanding as of immediately prior to the Effective Time (as defined below) shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and a Lock-Up Agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and GigCapital5 are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Closing Merger Consideration” means a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i) the Aggregate Closing Merger Consideration Value, divided by (ii) $10.00; minus (b) the Aggregate Excess Company Transaction Expenses Shares.

“Aggregate Closing Merger Consideration Value” means: (a) the sum of (i) $151,000,000, plus (ii) the Aggregate Exercise Price, plus (iii) the Company Closing Cash; plus (iv) the Paid Company Transaction Expenses; minus (b) the Company Closing Debt, which shall not exceed $4,000,000.

“Aggregate Excess Company Transaction Expenses Shares” means a number of shares of GigCapital5 Common Stock equal to the quotient of (a) the amount of Company Transaction Expenses in excess of the Company Transaction Expenses Cap, if any, divided by (b) $10.00, and rounded up to the nearest whole share, and shall include all shares to be issued to Exit Strategy Partners, LLC and ARC Group Limited as partial payment of the Company Transaction Expenses for such entities.

“Aggregate Excess GigCapital5 Transaction Expenses Shares” means a number of shares of GigCapital5 Common Stock equal to the quotient of (a) the amount of GigCapital5 Transaction Expenses in excess of the GigCapital5 Transaction Expenses Cap, if any, divided by (b) $10.00, and rounded up to the nearest whole share.

“Aggregate Exercise Price” means the sum of the exercise prices of all In-the-Money Company Warrants outstanding immediately prior to the Effective Time.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and all other agreements, certificates and instruments executed and delivered by GigCapital5, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery laws and regulations.

“Available Cash” means, as of immediately prior the Closing, an amount of cash and cash equivalents equal to: (a) the sum of (i) the funds in the Trust Account following the exercise of any Redemption Rights by the stockholders of GigCapital5, plus (ii) cash and cash equivalents available to GigCapital5 from any other sources, including the proceeds of any equity or debt financing arrangement to be entered into by GigCapital5 following the date of this Agreement and consummated in connection with the Closing, plus (iii) Company Closing Cash; minus (b) the Unpaid Company Transaction Expenses (other than any such Unpaid Company Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock pursuant to the provisions of Section 3.04(d) and Section 3.04(g)) and the Unpaid GigCapital5 Transaction Expenses (other than any such Unpaid GigCapital5 Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock pursuant to the provisions of Section 3.04(e)).

“Bridge Financing” means a financing of the Company on terms and conditions previously approved in writing by GigCapital5, pursuant to which the Company would (a) obtain financing in an aggregate principal amount not to exceed $4,000,000, and (b) issue to the investors Company Warrants to purchase 1,000,000 shares of Company Common Stock for an exercise price of $4.00 per share, and which Company Warrants, to the extent outstanding immediately prior to the Effective Time, shall be subject to the provisions of Section 3.01(c) as In-the-Money Company Warrants.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which the electronic funds transfer systems, including for wire transfers, of commercial banks are not required or authorized to close in New York, NY, Delaware and California.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the date hereof.

“Company Closing Cash” means the aggregate sum of the consolidated cash and cash equivalents of the Company and the Company Subsidiaries as of immediately prior to the Effective Time.

“Company Closing Debt” means all Company Debt outstanding as of immediately prior to the Effective Time, and which shall not include the Converting Notes.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Convertible Notes” means: (a) the Convertible Promissory Note, dated June 23, 2021, issued by the Company with an aggregate principal amount of up to $10,000,000 to the holder thereof, which the Company shall convert into shares of Company Common Stock in accordance with the terms of such Convertible Promissory Note immediately prior to the Effective Time (the “Converting Notes”); and (b) the Reformed Convertible Promissory Notes (2020 Series Convertible Promissory Notes Due July 1, 2025), issued by the Company with an aggregate principal amount of up to $3,500,000 to the holders thereof (the “Surviving Notes”).

“Company Debt” means the following consolidated obligations and liabilities of the Company and the Company Subsidiaries: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities, including the Company Convertible Notes; (d) all guarantees of the debt of other persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing.

“Company Equity Securities” means the Company Common Stock, the In-the-Money Company Warrants, the In-the-Money Company Warrants Shares and Company Convertible Notes Shares.

“Company Equity Securityholder” means the holder, as of immediately prior to the Effective Time, of any Company Equity Securities.

“Company Fully Diluted Capital Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise of Company Options, the shares issued upon exercise of Company Warrants, and the shares issued pursuant to the conversion of the Company Convertible Notes (the “Company Convertible Notes Shares”), in each case immediately prior to the Effective Time, but excluding any shares to be cancelled pursuant to Section 3.01(a)(ii)), and (b) the aggregate number of In-the-Money Company Warrant Shares.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary, whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement , (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital5 has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plan” means the QT Imaging, Inc. 2021 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time, including such options granted under the Company Option Plan.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries and all Intellectual Property where applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company where such employee, contractor, consultant or other Person grants to the Company, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Products” means any and all products that are currently manufactured, distributed, sold, licensed, or otherwise offered or commercialized by the Company or any Company Subsidiary.

“Company Services” means all services, products and related software that are currently developed, delivered, provided, offered or commercialized by the Company or any Company Subsidiary, including, without limitation, broad-based medical imaging solutions for breast, infant body and orthopedics using FDA-cleared breast scanner with better sensitivity and specificity than mammography.

“Company Software” means Software that consists of Company-Owned IP.

“Company Transaction Expenses Cap” means an amount equal to $4,000,000.

“Company Warrant” means a warrant to purchase Company Common Stock.

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or GigCapital5 or its subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Domain Names” means any and all Internet domain names and numerical addresses.

“Environmental Laws” means any United States federal, state or local or non-United States laws, including common law, relating to: (a) the Release of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, packaging, registration, distribution, formulation, labelling, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“FDA” means the United States Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article IV of this Agreement; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness and only the persons who committed Fraud shall be responsible for such Fraud and only to the party established to have suffered from such Fraud.

“GigCapital5 Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GigCapital5 filed with the Secretary of the State of the State of Delaware on September 23, 2021, as such may have been amended, supplemented or modified from time to time.

“GigCapital5 Common Stock” means GigCapital5’s common stock, par value $0.0001 per share before the Effective Time and QTI Holdings Common Stock on and after the Effective Time.

“GigCapital5 Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of GigCapital5; or (b) would prevent, materially delay or materially impede the performance by GigCapital5 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital5 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital5 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by GigCapital5 as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction; or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that GigCapital5 is materially and disproportionately affected thereby as compared with other participants in the industry in which GigCapital5 operates.

“GigCapital5 Organizational Documents” means the GigCapital5 Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“GigCapital5 Transaction Expenses Cap” means an amount equal to $7,000,000.

“GigCapital5 Units” means one share of GigCapital5 Common Stock and one GigCapital5 Warrant.

“GigCapital5 Warrants” means warrants to purchase shares of GigCapital5 Common Stock, with each warrant exercisable for one share of GigCapital5 Common Stock at an exercise price of $11.50.

“Hazardous Substances” means: (a) any substances defined in, classified in or regulated under any Environmental Law, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) diesel fuel, natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, radioactive materials and radon; and (e) any substance, pollutant, contaminant, material or waste in any amount or concentration which are regulated by any Governmental Authority or for which liability may be imposed pursuant to any Environmental Law.

“Health Care Laws” means all applicable Laws and orders relating to health care providers’ and health care facilities’ participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, diagnostic testing, unprofessional conduct, fee-splitting, referrals, patient brokering, kickbacks, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE law (8 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Controlled Substances Act (21 U.S.C. § 801, et seq.), the Patient Protection and Affordable Care Act of 2010, the Physician Payment Sunshine Act (42 USC §1320a-7h). the Physician Ownership and Referral Act of 1993, the California Business and Professions Code, the California Welfare and Institutions Code, the Moscone-Knox Professional Corporation Act and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the rules and regulations promulgated under the foregoing statutes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Warrant Shares” means the maximum number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all In-the-Money Company Warrants outstanding as of immediately prior to the Effective Time and that will become an Assumed Warrant.

“In-the-Money Company Warrants” means (a) the Pre-Signing In-the-Money Company Warrants and (b) any additional Company Warrants issued pursuant to the Bridge Financing.

“Inbound IP Licenses” means all contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any person, or otherwise received from any person any immunity, authorization, release, covenant not to sue or other right with respect to any such Intellectual Property, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental Trademark and feedback licenses, (iii) contracts for Off-the-Shelf Software, and (iv) licenses for Open Source Materials.

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) all other rights with respect to Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to trade secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (j) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“IRS” means the United States Internal Revenue Service.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.01 after reasonable inquiry, and in the case of GigCapital5, the actual knowledge of Drs. Avi Katz and Raluca Dinu after reasonable inquiry.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty, including, without limitation, any Health Care Laws.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Consideration Earnout Share Pool” means 9,000,000 shares of GigCapital5 Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination.

“Merger Consideration Earnout Shares” means shares of GigCapital5 Common Stock issuable to the Company Equity Securityholders after the Closing pursuant to the terms of Section 3.07 hereof.

“Merger Sub Organizational Documents” means the certificate of incorporation and Bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed or otherwise made available on a non-exclusive basis under a “shrink-wrap” or “click-through” contract or other contract containing standard terms and Software or software-as-a-service for which the Company and Company Subsidiaries have paid a one-time license fee of less than $10,000 per license.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“order” means, if the context permits, any applicable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Outbound IP Licenses” means contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any material Company IP to any person, or granted to any person any immunity, authorization, release, covenant not to sue or other right with respect to any Company IP, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental feedback licenses, and (iii) non-exclusive licenses granted to the Company’s service providers or vendors solely for the purpose of providing services to the Company.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data relating to one or more individual(s), including patients and employees, that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device. This definition includes any “personally identifiable information,” “PII,” “personal information”, “protected health information” and “personal data” as defined by Privacy Laws.

“Processing” means any operation performed on Personal Information such as collection, recording, organization, sale, structuring, storage, adaptation or alteration, retrieval, consultation, use, access, security, disclosure, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“QTI Holdings Organizational Documents” means the Second Amended and Restated Certificate of Incorporation of QTI Holdings in the form set forth on Exhibit F, and the initial Bylaws of QTI Holdings with effect from and after the Effective Time.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the GigCapital5 Certificate of Incorporation.

“Registered Company IP” means Company-Owned IP for which registrations have been obtained or applications for registration have been filed with any Governmental Authority or Domain Name.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or migrating through, in, on, under, or into the environment (including, without limitation, indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Approval” means the affirmative vote of the holders of at least (i) a majority of the outstanding shares of the Company Common Stock, voting together as a single class.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by GigCapital5 and bound by the R&W Insurance Provider on the Closing Date in relation to the transactions contemplated by this Agreement.

“R&W Insurance Provider” means the provider(s) of the R&W Insurance Policy.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) documentation, product user manuals, and training materials used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, GigCapital5 or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means all federal, state, local, foreign, or other income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, escheat or unclaimed property, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, whether computed on a separate or combined, unitary, or consolidated basis or in any other manner, together with all interest, deficiencies, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Returns” means all returns, statements, claims for refund, and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of Applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GigCapital5, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of QTI Holdings at such time.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2023 Earnout Shares	§ 3.07(c)(i)
2024 Earnout Shares	§ 3.07(c)(ii)
2025 Earnout Shares	§ 3.07(c)(iii)
2023 Form 10-K	§ 3.07(c)(i)
2024 Form 10-K	§ 3.07(c)(ii)
2025 Form 10-K	§ 3.07(c)(ii)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Antitrust Laws	§ 7.13(a)
Assumed Warrant	§ 3.01(c)
Awards	§ 7.06
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Board	Recitals
Company Directors	§ 2.05(c)
Company Disclosure Schedule	Article IV
Company D&O Tail Insurance	§ 7.07(b)
Company Permits	§ 4.06
Company Preferred Stock	§ 4.03(a)
Company Share Awards	§ 4.03(a)
Company Stockholder Approval	§ 4.19
Company Subsidiary	§ 4.01(a)
Company Transaction Expenses	§ 3.04(a)
Confidentiality Agreement	§ 7.04(b)
Contingent Worker	§ 4.12(h)
Contribution	§ 4.14(e)
DGCL	Recitals

Defined Term	Location of Definition
Effect	§ 1.01
Effective Time	§ 2.02(a)
Environmental Permit	§ 4.15
Equity Plan	§ 7.06
ERISA	§ 4.11(a)
ERISA Affiliate	§ 4.11(c)
Estimated Closing Statement	§ 3.06(a)
Exchange Act	§ 4.22
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanges	§ 2.05(b)
Financial Statements	§ 4.07(b)
GAAP	§ 4.07(a)
GigCapital5	Preamble
GigCapital5 Board	Recitals
GigCapital5 Closing Statement	§ 3.06(b)
GigCapital5 Preferred Stock	§ 5.03(a)
GigCapital5 Proposals	§ 7.01(a)
GigCapital5 SEC Reports	§ 5.07(a)
GigCapital5 Stockholders’ Meeting	§ 7.01(a)
GigCapital5 Transaction Expenses	§ 3.04(b)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.11(k)
HITECH	§ 4.14(i)
Improvements	§ 1.01
Initial PCAOB Financial Statements	§ 7.14
Initial Post-Closing QTI Holdings Directors	§ 2.05(c)
Intended Tax Treatment	Recitals
Land	§ 1.01
Law(s)	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nasdaq	§ 2.05(b)
NYSE	§ 2.05(b)
OFAC	§ 4.17(b)
Outside Date	§ 9.01(b)
Paid Company Transaction Expenses	§ 3.04(a)
Paid GigCapital5 Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.14
Per Share Merger Consideration	§ 3.01(a)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Pre-Signing In-the-Money Company Warrants	§ 4.03(e)
Prior Financial Statements	§ 4.07(a)

Defined Term	Location of Definition
Privacy Requirements	§ 4.14(i)
Property	§ 4.14(k)
Pro Rata Share	§ 3.07(e)
Proxy Statement	§ 7.01(a)
Referral Recipient	§ 4.24(e)
QTI Holdings	Recitals
QTI Holdings Board	§ 2.05(a)
QTI Independent Directors	§ 2.05(b)
Referral Source	§ 4.24(e)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Release Notice	§ 3.07(b)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Security Incident	§ 4.14(m)
Sponsor	Recitals
Sponsor Directors	§ 2.05(b)
Sponsor Support Agreement	Recitals
Standards Organizations	§ 4.14(s)
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tail Policies	§ 7.07(e)
Terminating Company Breach	§ 9.01(f)
Terminating GigCapital5 Breach	§ 9.01(g)
Top Customer	4.14(z)
Top Supplier	4.14(z)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.17
Trust Agreement	§ 5.17
Trust Fund	§ 5.17
Trustee	§ 5.17
Unpaid Company Transaction Expenses	§ 3.04(a)
Unpaid GigCapital5 Transaction Expenses	§ 3.04(b)
WARN Act	§ 4.12(c)
Written Consent	§ 7.03

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned, privately-held subsidiary of GigCapital5 retaining the name QT Imaging, Inc. For the sake of clarity, all references to the Company for periods after the Effective Time shall include the term “Surviving Corporation.”

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held remotely by exchanging the closing deliverables and signatures via email, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, by virtue of filing of the Certificate of Merger pursuant to the provisions of Section 2.02(a), the certificate of incorporation of the Surviving Corporation shall contain the provisions set forth on Exhibit E.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, GigCapital5 shall amend and restate, effective as of the Effective Time, the GigCapital5 Certificate of Incorporation to be as set forth on Exhibit F, which shall among other things result in GigCapital5 being renamed as QT Imaging Holdings, Inc.

SECTION 2.05 Directors and Officers.

(a) Each of the parties hereto shall take all such action within its power as may be necessary or appropriate, including by causing certain directors of GigCapital5 to resign, such that, effective as of the Closing, (i) the “QTI Holdings Board” shall consist of seven (7) directors; (ii) the initial members of the QTI Holdings Board are the individuals determined in accordance with among other areas, the four key areas outlined in the signed letter of intent, Section 2.05(b), Section 2.05(c), and Section 2.05(d), as applicable; and (iii) the initial members of the compensation committee, audit committee and nominating and corporate governance committee of the QTI Holdings Board are the individuals determined in accordance with Section 2.05(d). In addition, the initial directors and officers of the Surviving Corporation shall be mutually agreed by GigCapital5 and the Company to be effective immediately after the Closing.

(b) Three (3) named individuals as set forth under the heading “Initial Post-Closing QTI Holdings Directors” and the subheading “Sponsor Directors” on Schedule 2.05 shall serve as Class I or Class III Directors (as each such term is defined in the QTI Holdings Organizational Documents following the Effective Time), as specified on Schedule 2.05, on the QTI Holdings Board effective as of the Closing (the “Sponsor Directors”). Each of such Sponsor Directors are qualified to serve as “independent directors” under the listing rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”), the New York Stock Exchange (the “NYSE”) or NYSE American (the “NYSE American,” and together with Nasdaq and NYSE, the “Exchanges”), applicable to service on committees of the QTI Holdings Board (“QTI Holdings Independent Directors”). GigCapital5 may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual on the QTI Holdings Board with any other individual prior to the filing of the Registration Statement and Proxy Statement with the SEC by amending such list to include such replacement individual, provided, that such replacement individuals meet all the requirements of this Agreement, including being qualified to serve as QTI Independent Directors under the listing rules and regulations of the Exchanges.

(c) Three (3) named individuals and one (1) individual to be identified prior to the initial filing of the Registration Statement as set forth under the heading “Initial Post-Closing QTI Holdings Directors” and the subheading “Company Directors” on Schedule 2.05 shall serve as Class I, Class II or Class III Directors, as specified on Schedule 2.05, on the QTI Holdings Board effective as of the Closing (the “Company Directors” and, collectively with the Sponsor Directors, the “Initial Post-Closing QTI Holdings Directors”). At least one (1) of the Company Directors shall be qualified to serve as a QTI Holdings Independent Director under the listing rules and regulations of the Exchanges. The Company Director to be identified prior to the initial filing of the Registration Statement shall be subject to the written approval of GigCapital5, not to be unreasonably withheld, conditioned or delayed. The Company may, with the prior written consent of GigCapital5 (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement and Proxy Statement with the SEC by amending such list to include such replacement individual, provided, that such replacement individuals meet all the requirements of this Agreement and at least one (1) of the individuals designated to the QTI Holdings Board pursuant to this Section 2.05(c) must be qualified to serve as a QTI Holdings Independent Director under the listing rules and regulations of the Exchanges. If for any individual who has been nominated to serve as a QTI Holdings Independent Director, such individual is not so qualified, then GigCapital5 shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by GigCapital5.

(d) The individual with “Chairman of the QTI Holdings Board” set forth opposite his or her name of Schedule 2.05 shall serve as the Chairman of the QTI Holdings Board effective as of the Closing. Each of the individuals with “Compensation Committee,” “Audit Committee,” and/or “Nominating and Corporate Governance Committee” set forth opposite his or her name on Schedule 2.05 shall serve as a member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of the QTI Holdings Board, respectively, effective as of the Closing. Notwithstanding the foregoing, each of such individuals must be QTI Holdings Independent Directors and must meet the rules and regulations of the Exchanges regarding committee membership, and if the requirement set forth in this sentence is not met, GigCapital5 shall omit from its proxy materials any such nominee for service on such committee of the QTI Holdings Board.

ARTICLE III.

EFFECTS OF THE MERGER

SECTION 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of GigCapital5, Merger Sub, the Company or the holders of any of the following securities or rights:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options, Company Warrants and Company Convertible Notes, in each case prior to the Effective Time, but excluding any shares to be cancelled pursuant to Section 3.01(a)(ii)) shall be canceled and converted into (A) the right to receive a number of shares of GigCapital5 Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (B) the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07;

(ii) each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(b) Prior to the Effective Time, the Company shall in a manner acceptable to GigCapital5 take such actions as are necessary to terminate each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, including by payment or in accordance with Section 16(c)(ii) of the Company Option Plan by providing fifteen (15) day notice to holders of the Company Options that if the business combination is consummated, based on the anticipated value of the Company Options, the Company Options shall be terminated without any conversion thereof and no payment or distribution shall be made, and the holder thereof shall cease to have any rights, with respect thereto. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to the provisions of this Section 3.01(b).

(c) Effective as of the Effective Time, each outstanding In-the-Money Company Warrant that is not exercised and exchanged prior to the Effective Time shall automatically, without any action on the part of the holder thereof, in accordance with the provisions thereof (for the avoidance of doubt, as may be amended following the date of this Agreement with the written approval of GigCapital5), be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding In-the-Money Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the

Transactions. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant shall be exercisable solely for shares of GigCapital5 Common Stock; (B) the number of shares of GigCapital5 Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to such In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting number down to the nearest whole number of shares of GigCapital5 Common Stock; (C) the per share exercise price for the GigCapital5 Common Stock issuable upon exercise of each Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the In-the-Money Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Merger Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) the holder of each In-the-Money Company Warrant outstanding as of immediately prior to the Effective Time shall be entitled to the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07. Effective as of the Effective Time, each Company Warrant (other than any In-the-Money Company Warrant) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, in accordance with the provisions thereof (for the avoidance of doubt, as may be amended following the date of this Agreement with the written approval of GigCapital5), be canceled without any conversion thereof and no payment or distribution shall be made, and the holder thereof shall cease to have any rights, with respect thereto. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants (including by causing or entering into any amendments thereto) pursuant to the provisions of this Section 3.01(c).

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a)(i) and Section 3.01(c) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock, and all In-the-Money Company Warrant Shares subject to In-the-Money Company Warrants, held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of GigCapital5 Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded up to a whole share of GigCapital5 Common Stock.

SECTION 3.02 Delivery of Shares.

(a) On the Closing Date, GigCapital5 shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GigCapital5 and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Equity Securityholders, for exchange in accordance with this Article III, the number of shares of GigCapital5 Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of GigCapital5 Common Stock, the Merger Consideration Earnout Shares and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). GigCapital5 shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) and Section 3.07, the Exchange Fund shall not be used for any other purpose.

(b) As promptly as practicable after the effectiveness of the Registration Statement, GigCapital5 shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to GigCapital5 and the Company prior to the Closing (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company, (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all

Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and QTI Holdings shall cause the Exchange Agent to deliver, the Per Share Merger Consideration with respect thereto in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a)(i) shall be deemed at all times after the Effective Time to represent only (A) the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a)(i) and (B) the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07.

(c) No dividends or other distributions declared or made after the Effective Time with respect to the GigCapital5 Common Stock with a record date after the Effective Time shall be paid from the Exchange Fund to the holder of any unsurrendered Certificate with respect to the shares of GigCapital5 Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, QTI Holdings shall pay or cause to be paid to the holder of the certificates representing shares of GigCapital5 Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of GigCapital5 Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of GigCapital5 Common Stock.

(d) The Per Share Merger Consideration and the Merger Consideration Earnout Shares payable upon conversion of the Company Equity Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities.

(e) The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GigCapital5 Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Except as set forth in Section 3.07 hereto, any portion of the Exchange Fund that remains undistributed to the Company Equity Securityholders for one year after the Effective Time shall be delivered to QTI Holdings, upon demand, and any Company Equity Securityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to QTI Holdings for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the applicable Company Equity Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of QTI Holdings free and clear of any claims or interest of any person previously entitled thereto.

(g) None of the Exchange Agent, QTI Holdings or the Surviving Corporation shall be liable to any Company Equity Securityholder for any such Company Equity Securities (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Each of the Surviving Corporation and QTI Holdings shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Surviving Corporation or QTI Holdings, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation or QTI Holdings, as the case may be. If the Surviving Corporation or QTI Holdings intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding) on amounts treated as compensation for applicable Tax purposes, QTI Holdings shall use reasonable best efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required. The Surviving Corporation, QTI Holdings and any Company Equity Securityholder, as applicable, shall reasonably cooperate to reduce or seek an exemption from any withholding, including providing the Person in respect of which such deduction and withholding was made with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a)(i).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or QTI Holdings for any reason shall be converted into (a) the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a)(i) and (b) the contingent right to receive a portion of the Merger Consideration Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

SECTION 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to GigCapital5 a written report setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with paid invoices or wire transfer confirmation receipts), including such fees and expenses that have been (x) paid or will be paid prior to the close of business on the Business Day immediately preceding the Closing (collectively, the “Paid Company Transaction Expenses”) or (y) incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (collectively, the “Unpaid Company Transaction Expenses” and, together with the Paid Company Transaction Expenses, the “Company Transaction Expenses”): (i) the amount of expenses paid by the Company pursuant to the provisions of Section 9.03; (ii) the fees and disbursements of outside legal counsel to the Company incurred in connection with the Transactions; (iii) the fees, costs and expenses associated with the Tail Policies; and (iv) the fees, costs, commissions and expenses of any other agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, the Company in connection with the Transactions. On the Closing Date following the Closing, QTI Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses (other than any such Unpaid Company Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock pursuant to the provisions of Section 3.04(d) and Section 3.04(g)). For the avoidance of doubt, the Company Transaction Expenses shall not include any fees and expenses incurred by the Company’s stockholders (except to the extent incurred on behalf, and for the account, of the Company).

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, GigCapital5 shall provide to the Company a written report setting forth: (i) the amount of expenses paid by GigCapital5 pursuant to the provisions of Section 9.03 (the “Paid GigCapital5 Transaction Expenses”); (ii) a list of all the fees and disbursements of outside legal counsel, agents, advisors, consultants, experts, financial advisors, lenders, brokers and other service providers engaged by or on behalf of, or otherwise entitled to payments or other compensation from, GigCapital5 or Merger Sub in connection with the Transactions or otherwise in connection with GigCapital5’s operations (together with written invoices and wire transfer instructions for the payment thereof); and (iii) a list of all costs and expenses payable to the R&W Insurance Provider in connection with the transactions contemplated herein (the fees, costs, expenses and disbursements described in the foregoing clauses (ii) and (iii), collectively, the “Unpaid GigCapital5 Transaction Expenses” and, together with the Paid GigCapital5 Transaction Expenses, the “GigCapital5 Transaction Expenses”). On the Closing Date following the Closing, QTI Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid GigCapital5 Transaction Expenses (other than any such Unpaid GigCapital5 Transaction Expenses to be satisfied by the issuance of shares of GigCapital5 Common Stock pursuant to the provisions of Section 3.04(e)).

(c) QTI Holdings shall not pay or cause to be paid any Unpaid GigCapital5 Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.04.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid Company Transaction Expenses would exceed the Company Transaction Expenses Cap, the Company shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid Company Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of GigCapital5 Common Stock, in lieu of cash, up to an aggregate number of shares of GigCapital5 Common Stock equal to the Aggregate Excess Company Transaction Expenses Shares, to be issued by GigCapital5 to such service providers of the Company at the Closing on terms and conditions approved in writing by GigCapital5 (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, GigCapital5 shall, at the Closing, issue such shares of GigCapital5 Common Stock to such service providers of the Company in accordance with such approved terms and conditions.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if the Unpaid GigCapital5 Transaction Expenses would exceed the GigCapital5 Transaction Expenses Cap, GigCapital5 shall use its reasonable best efforts to cause its agents, advisors, consultants, experts, financial advisors and other service providers (other than outside legal counsel, certified public accountants, insurance companies and brokers, trust and transfer agents and other similarly situated service providers) who are or will be owed Unpaid GigCapital5 Transaction Expenses to agree in writing to accept payment of such excess (or any applicable portion thereof) in the form of shares of GigCapital5 Common Stock, in lieu of cash, up to an aggregate number of shares of GigCapital5 Common Stock equal to the Aggregate Excess GigCapital5 Transaction Expenses Shares, to be issued by GigCapital5 to such service providers of GigCapital5 at the Closing on terms and conditions approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, GigCapital5 shall, at the Closing, issue such shares of GigCapital5 Common Stock to such service providers of GigCapital5 in accordance with such approved terms and conditions.

(f) If the Unpaid GigCapital5 Transaction Expenses exceed the Unpaid GigCapital5 Transaction Expenses Cap, GigCapital5 shall cause the Sponsor, at the Closing, to irrevocably forfeit and transfer to GigCapital5 a number of shares of GigCapital5 Common Stock equal to the Aggregate Excess GigCapital5 Transaction Expenses Shares, and thereafter the Sponsor shall have no further right or interest in such shares of GigCapital5 Common Stock, which shall remain in treasury at GigCapital5 until otherwise disposed of by GigCapital5 in its sole discretion.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the Unpaid Company Transaction Expenses set forth on Schedule 3.04(g) shall be settled in shares of GigCapital5 Common Stock issued to the applicable individual service providers of the Company at the Closing on the terms and conditions set forth in the written agreements between the Company and such service providers, together with any amendments thereto as may be reasonably required by GigCapital5. Subject to the foregoing, GigCapital5 shall, at the Closing, issue such shares of GigCapital5 Common Stock to such service providers of the Company in accordance with such terms and conditions, as may be amended. For the avoidance of doubt, each such share of GigCapital5 Common Stock issued pursuant to this Section 3.04(g) shall be treated as $10.00 of Unpaid Company Transaction Expenses.

SECTION 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration or the contingent right to receive any portion of the Merger Consideration Earnout Shares, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive (i) the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(a)(i), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock, and a portion of the Merger Consideration Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

(b) Prior to the Closing, the Company shall give GigCapital5 (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of GigCapital5 (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to GigCapital5 a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, (iii) the Aggregate Exercise Price, and (iv) the Company Fully Diluted Capital Stock; provided, that the Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to GigCapital5 at any time prior to 12:01 a.m. New York time on the Closing Date.

(b) No later than two (2) Business Days prior to the Closing Date, GigCapital5 shall deliver to the Company a statement certified by an executive officer of GigCapital5 (the “GigCapital5 Closing Statement”) setting forth (i) the Aggregate Closing Merger Consideration, (ii) the Aggregate Closing Merger Consideration Value, (iii) the Per Share Merger Consideration, and (iv) the number of Merger Consideration Earnout Shares that will comprise the Merger Consideration Earnout Share Pool. If the Company updates the Estimated Closing Statement following the delivery of the GigCapital5 Closing Statement, GigCapital5 shall update the GigCapital5 Closing Statement accordingly and deliver an updated GigCapital5 Closing Statement to the Company. Following the delivery of the GigCapital5 Closing Statement, if the Company has any objection to any amounts included in the GigCapital5 Closing Statement, GigCapital5 and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to GigCapital5 a statement certified by an executive officer of the Company setting forth the Aggregate Closing Merger Consideration that will be payable to each holder of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as GigCapital5 may reasonably request of the Company.

SECTION 3.07 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Equity Securityholders shall have the contingent right to receive additional shares of GigCapital5 Common Stock based on the performance of QTI Holdings if the requirements as set forth in this Section 3.07 are achieved. At the Closing and immediately prior to the Effective Time, GigCapital5 shall deliver to the Exchange Fund the Merger Consideration Earnout Share Pool. The Merger Consideration Earnout Shares shall be allocated among the Company Equity Securityholders in accordance with this Section 3.07.

(b) Promptly upon the occurrence of any triggering event described in Section 3.07(c) below, or as soon as practicable after QTI Holdings becomes aware of the occurrence of such triggering event or receives written notice of such triggering event, QTI Holdings shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Exchange Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Merger Consideration Earnout Shares to be released from the Exchange Fund and the identity of the person to whom they should be released). The Merger Consideration Earnout Shares that are to be released from the Exchange Fund and distributed to the Company Equity Securityholders shall be distributed to such Company Equity Securityholders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, any Merger Consideration Earnout Shares to be released and distributed pursuant to this Section 3.07 shall be distributed and released as shares of GigCapital5 Common Stock.

(c) The Merger Consideration Earnout Shares shall be released and delivered as follows:

(i) promptly following the date on which QTI Holdings files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2023 (the “2023 Form 10-K”) with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2023 Earnout Shares”) will be released from the Exchange Fund and distributed to the Company Equity Securityholders in accordance with their respective Pro Rata Shares if, and only if, on or prior to such filing date, the Company has obtained a formal FDA clearance for breast cancer screening with respect to its breast scanning systems, which remains in full force and effect as of such filing date; provided, that the 2023 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if, in addition, during calendar year 2023, the Company either (A) makes at least eight bona fide placements of its breast scanning systems globally or (B) achieves annual revenue of at least $4,400,000 as set forth in the financial statements included in the 2023 Form 10-K;

(ii) promptly following the date on which QTI Holdings files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2024 (the “2024 Form 10-K”) with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2024 Earnout Shares”) will be released from the Exchange Fund and distributed to the Company Equity Securityholders in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2024, (A) the Company achieves annual revenue of at least $17,100,000 as set forth in the financial statements included in the 2024 Form 10-K, and (B) the Company makes at least four placements of its breast scanning systems in the United States; provided, that the 2024 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved: (x) on or prior to such filing date, the Company has obtained a formal FDA clearance for a new indication for use of its breast scanning systems (other than any indication obtained prior to calendar year 2024), which remains in full force and effect as of such filing date; or (y) the Company achieves clinical-quality patient images with the Company’s open angle scanner during the 2024 calendar year, as reported in the 2024 Form 10 K;

(iii) promptly following the date on which QTI Holdings files its annual report on Form 10-K with respect to its fiscal year ended December 31, 2025 (the “2025 Form 10-K”), an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2025 Earnout Shares”) will be released from the Exchange Fund and distributed to the Company Equity Securityholders in accordance with their respective Pro Rata Shares if, and only if, during calendar year 2025, (A) the Company achieves annual revenue of at least $67,000,000 as set forth in the financial statements included in the 2025 Form 10-K, or (B) the VWAP of shares of GigCapital5 Common Stock equals or exceeds $15 per share for twenty (20) of any thirty (30) consecutive trading days on the Exchanges; provided, that the 2025 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved on or prior to such filing date: (x) the Company has obtained a formal FDA clearance of its open angle scanner, which remains in full force and effect as of such filing date; or (y) the Company receives net positive results in bona fide clinical trials, conducted in accordance with generally accepted industry standards, for its open angle scanner, as reported in the 2025 Form 10-K; and

(iv) if the conditions set forth in Section 3.07(c)(i), Section 3.07(c)(ii) or Section 3.07(c)(iii) for any Merger Consideration Earnout Shares to be released from the Exchange Fund and distributed to the Company Equity Securityholders have not been, and become incapable of being, satisfied, then promptly thereafter such Merger Consideration Earnout Shares shall be automatically released to QTI Holdings for cancellation and the Company Equity Securityholders shall not have any right to receive such Merger Consideration Earnout Shares or any benefit therefrom.

(d) The GigCapital5 Common Stock price targets set forth in Section 3.07(c) and the number of shares of GigCapital5 Common Stock to be issued and released pursuant to Section 3.07(c) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the GigCapital5 Common Stock after the date of this Agreement.

(e) As used in this Section 3.07, the term “Pro Rata Share” means, with respect to each Company Equity Securityholder, a ratio calculated by dividing (i) the sum of, without duplication, (A) the total number of shares of Company Common Stock held by such Company Equity Securityholder as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Company Warrant Shares subject to In-the-Money Company Warrants held by such Company Equity Securityholder as of immediately prior to the Effective Time (to the extent such In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time), by (ii) the sum of, without duplication, (A) the total number of shares of Company Common Stock held by all Company Equity Securityholders as of immediately prior to the Effective Time, plus (B) the total number of In-the-Money Warrant Shares (to the extent the applicable In-the-Money Company Warrants are not exercised or deemed exercised as of immediately prior to the Effective Time).

(f) Notwithstanding anything to the contrary set forth in this Agreement, any fractional Merger Consideration Earnout Share that would otherwise be issuable to any person pursuant to this Section 3.07 shall be rounded up to a whole share of GigCapital5 Common Stock.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to GigCapital5 and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock and ten million (10,000,000) shares of Preferred Stock of the Company (the “Company Preferred Stock”). As of the date hereof, (i) twenty-seven million four hundred forty-two thousand five hundred forty (27,442,540) shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock are outstanding, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) three million nine hundred forty thousand five hundred thirty-six (3,940,536) shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights granted pursuant to the Company Option Plan (the “Company Share Awards”), (v) Company Warrants to purchase seven hundred sixty-seven thousand nine hundred seventy (767,970) shares of Company Common Stock are issued and outstanding, (vi) seven hundred four thousand five hundred sixty-five (704,565) shares of Company Common Stock are reserved for future conversion pursuant to the Converting Notes and (vii) eight hundred five thousand nine hundred fifteen (805,915) shares of Company Common Stock are reserved for future conversion pursuant to the Surviving Notes.

(b) Other than the Company Options, the Company Warrants, and the Company Convertible Notes, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the Company identification with respect to each Company Share Award; (ii) the number of shares of the Company subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, (iv) the date on which such Company Share Award was granted; (v) the vesting schedule of such Company Share Award; and (vi) the date on which such Company Share Award expires. The Company has made available to GigCapital5 an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all award agreements evidencing such Company Share Awards.

(d) No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are subject to vesting as of the date hereof and no Company Options are “early exercisable” as of the date hereof. The treatment of Company Options under Section 3.01(b) hereof is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such Company Share Awards without obtaining the consent of any holder thereof. The Company has no outstanding commitments to grant Company Options.

(e) Schedule 4.03(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to GigCapital5 an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved seven hundred sixty-seven thousand nine hundred seventy (767,970) shares of Company Common Stock for future issuance pursuant to the Company Warrants. Each of the Company Warrants shall be exercised in full for shares of Company Common Stock prior to the Closing, cancelled, or is or will be capable of being assumed by GigCapital5 as contemplated by Section 3.01(b) without any further consent or action by the holder thereof. Schedule 4.03(e) of the Company Disclosure Schedule sets forth, under the heading “Pre-Signing In-the-Money Company Warrants,” each Company Warrant that, to the extent such Company Warrant remains outstanding immediately prior to the Closing, would constitute an “in-the-money” Company Warrant with respect to the transactions contemplated by this Agreement (collectively, the “Pre-Signing In-the-Money Company Warrants”).

(f) Schedule 4.03(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to GigCapital5 accurate and complete copies of the Company Convertible Notes. All shares of the Company subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved one million five hundred thousand ten four hundred eighty (1,510,480) shares of Company Common Stock for future issuance pursuant to the Company Convertible Notes.

(g) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company

Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(h) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, all outstanding Company Warrants, all outstanding Company Convertible Notes and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(i) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(j) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no other shares or other equity or voting interest of the Company are authorized or issued and outstanding, and no options, warrants or other rights to acquire any shares or other equity or voting interest, of the Company though authorized and reserved are issued and outstanding.

(k) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GigCapital5 and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.05(a) of the

Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, binding guidance, judgment, decree or other order, in each case, of any Governmental Authority or self-regulatory body (“Law(s)”) applicable to the Company or any Company Subsidiary, by which any property or asset of the Company or any Company Subsidiary is bound or affected or which the Company or any Company Subsidiary has agreed to comply with, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, provincial, county, municipal or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, ministry, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession, and have at all time in the past six (6) years possessed, of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals, clearances, exemptions, registrations, listings, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

SECTION 4.07 Regulatory Matters.

(a) All of the Company Products are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported and exported in material compliance with all applicable requirements under any applicable Law, including all Laws regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals.

(b) The Company has timely filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed by it under applicable Law, including all Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(c) Except as set forth on Schedule 4.07(c) of the Company Disclosure Schedule, the Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging potential or actual non-compliance with any Company Permits or Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Authority.

(d) No Company Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing and there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company Product are pending or, to the knowledge of the Company, threatened against the Company.

(e) The Company has not received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Authority, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that (i) alleged or asserted that the Company violated any applicable Laws, (ii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to withdraw a premarket clearance or investigational device exemption of any Company Product or product candidate, (iii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to enjoin manufacture or distribution of any Company Product or product candidate; or (iv) commenced, or threatened to initiate any action, suit, claim, investigation, proceeding or order to change the labeling or classification of any Company Product or product candidate.

(f) Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents (i) is or has been debarred under 21 USC § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under the Laws in any jurisdiction, (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 USC § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under the Laws in any jurisdiction, or (iii) has been convicted of, charged with or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation.

(g) To the knowledge of the Company, Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of any applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Government Entity pursuant to any similar Law.

SECTION 4.08 Financial Statements.

(a) The Company has made available to GigCapital5 true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the year ended December 31, 2020, and unaudited consolidated balance sheets and the related unaudited consolidated statements of operations of the Company and the Company Subsidiaries for the year ended December 31, 2021 (collectively, the “Prior Financial Statements”), which are attached as Schedule 4.08(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes.

(b) The Company has made available to GigCapital5 a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries for the nine month period ended September 30, 2022 (the “2022 Balance Sheet”), and the related Company CFO or equivalent person’s reviewed consolidated statements of operations, of the Company and the Company Subsidiaries for the nine month period then ended, which are attached as Schedule 4.08(b) of the Company Disclosure Schedule (such financial statements, including the 2022 Balance Sheet, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individual or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2022 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2022 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) Except as set forth in Schedule 4.08(g) of the Company Disclosure Schedule, all accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2022 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the 2022 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.09 Absence of Certain Changes or Events. Since the 2022 Balance Sheet, and prior to the date of this Agreement, except as otherwise reflected in the Prior Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.10 Absence of Litigation. There is no, and for the past four (4) years has been no, material litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof in their respective capacities as such, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.11 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or may have any obligation have been made available to GigCapital5. Schedule 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, consulting, fringe benefit, sick pay and vacation or paid time off plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant, or other eligible service provider, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to GigCapital5, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the filed IRS Form 5500 annual report and accompanying schedules for the last three years for each Plan, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years, (vi) nondiscrimination and other compliance testing reports for each Plan for the last three years, and (vii) any written reports constituting a valuation of the shares of Company Common Stock for purposes of Section 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company, a Company Subsidiary nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, and (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is or, pursuant to its current terms, will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement (or any related event, such as termination of employment, preceding or following this Agreement), nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual (or any related event, such as termination of employment, preceding or following this Agreement).

(e) None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical, life, disability or other health benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, any Company Subsidiary and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, any Company Subsidiary or ERISA Affiliate, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries. Neither the Company, any Company Subsidiary nor ERISA Affiliate maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company, any Company Subsidiary and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, any Company Subsidiary and each of its ERISA Affiliates, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any Company Subsidiary or any ERISA Affiliate or any Health Plan to any liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company does not have any agreements that provide for, nor has it made any promises to “gross up” any person for any taxes, including any taxes pursuant to Section 409A or Section 4999 of the Code.

(n) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan that has been adopted or maintained, whether formally or informally, for the benefit of service providers who primarily perform services outside of the United States of America.

SECTION 4.12 Labor and Employment Matters.

(a) Schedule 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) commission, transaction bonus, retention bonus, other bonus or other incentive based compensation; (vii) average weekly work hours, and (viii) accrued paid time off. All employees of the Company have acknowledged their status as employees at will. Except as set forth on Schedule 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have the Company or any Company Subsidiary been, for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) there is not now, nor, to the knowledge of the Company, has there been, in the past five (5) years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and, for the past four (4) years, have been in material compliance with all applicable Laws and contracts relating to employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”)), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, proper classification of employees and other service providers, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority. Neither the Company or any Company Subsidiary are liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing Laws. The Company and each of the Company Subsidiaries are in material compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws, and all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified and treated as such. Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have complied, and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19; and (ii) the Company and each Company Subsidiary have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to GigCapital5 accurate and complete copies of all Company policies implemented in relation to COVID-19.

(e) Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedule, there has been (i) no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act and (ii) no termination of employment (including by resignation or otherwise) of any key employees in the six-month period prior to Closing.

(f) No officer of the Company or the Company Subsidiaries has given written notice to the Company or the Company Subsidiaries as of the date of this Agreement that such employee intends to terminate his or her employment.

(g) In the past five (5) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(h) Schedule 4.12(h) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete anonymized list using Company identification instead of names of all of the independent contractors, consultants, temporary employees, leased employees and other agents employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary and for each, (a) such individual’s compensation arrangement (including whether paid on an hourly or project basis), (b) such individual’s initial date of engagement, (c) a description of services provided, (d) identification of the staffing company or agency through which they are engaged (if applicable), (e) location where services are provided, (f) average hours worked per week, or alternatively, the total hours worked by such Contingent Worker, and (g) whether engaged as an individual or through an entity. As of the date hereof, all compensation payable to all Contingent Workers of the Company and its Company Subsidiaries for services performed on or before the date of this Agreement has been paid in full and there are no outstanding agreements, understandings, or commitments of the Company regarding any compensation.

SECTION 4.13 Real Property; Title to Assets.

(a) There is no Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to GigCapital5. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, allow the landlord under such Lease to terminate such Lease or otherwise be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); and (ii) all material unregistered trademarks used as names for Company Products, owned by the Company or used by the Company in connection with the Company’s business. The Company has delivered to GigCapital5 correct and complete copies of all registrations and applications for Registered Company IP, as amended to date, with all correspondence and file wrapper materials related thereto.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and all Company Software. The consummation of the transactions contemplated hereby will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Company Software, all Company Products, and all Company Services, including the secrecy, confidentiality and value of its Trade Secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have presently and irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution and, to the extent applicable, waived moral rights without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the knowledge of the Company, no current or former officer, employee, or Contingent Worker of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, any other person is in material breach or in material default of any agreement required to be disclosed in Schedules 4.14(f) or 4.14(k) of the Company Disclosure Schedule.

(g) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software or other Company-Owned IP, or any portion thereof, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, to grant any Patent license or other Patent rights with respect to Company-Owned IP.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. In the past three (3) years, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain commercially reasonable business continuity and disaster recovery plans.

(i) The Company and each of the Company Subsidiaries currently have complied with (i) all applicable federal, state, local and foreign laws, rules and regulations pertaining to data protection, cyber security, recording, surveillance, biometrics, location, artificial intelligence, machine learning, automated decision marking, and e-commerce, including without limitation, the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation) and any European Union member state law implementing said regulation, and HIPAA, and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Fair Credit Reporting Act (including the Fair and Accurate Credit Transactions Act of 2003) and other similar laws, in each case, as amended and the rules or regulations implemented thereunder, and the Processing of Personal Data (“Privacy Laws”), (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiaries, respectively, required under HIPAA or other Privacy Laws, concerning the Processing of Personal Information and a comprehensive information security program that includes appropriate written information security policies, (iii) applicable industry standards, guidelines, and self-regulatory programs regarding Personal Information to which the Company or any Company Subsidiary is bound including the Payment Card Industry Data Security Standard, and (iv) all contractual commitments that the Company or any Company Subsidiaries have entered into or to which the Company or the Company Subsidiaries are bound with respect to the privacy, data protection, Processing and/or security of Personal Information (collectively, (i)-(iv) the “Privacy Requirements”). The Company has delivered to Merger Sub accurate and complete copies of all Privacy Requirements. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, nor the Company’s Processing of Personal Information will violate any of the Privacy Requirements.

(j) The Company and the Company Subsidiaries have licensed, obtained and/or purchased all Personal Information in accordance with Privacy Requirements and required any Persons providing Personal Information to the Company and the Company Subsidiaries to comply with applicable Privacy Requirements. The Company and the Company Subsidiaries have provided notifications to, obtained consent from, and honored any opt-out or other privacy request from persons regarding the Processing of Personal Information where such action is required by Privacy Requirements including in connection with (i) the use of cookies, devices or browsers, (ii) the use of session replay technology, cross-device tracking, cross context behavioral advertising, location, automated decision making, profiling, artificial intelligence or biometrics, or (iii) any user, device, account, or other tracking technology or similar technology. There has been no interception, disclosure of, recording of, improper transfer of, provision of access to, or other Processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.

(k) The Company and the Company Subsidiaries have not (i) received direct written communication from any site, application, device, or platform (“Property”) owner or operator that Company’s or Company Subsidiaries’ access to the Property is unauthorized; (ii) entered into an agreement with any owner or operator prohibiting scraping or other activity; (iii) accessed any information through circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a Property that prohibits such activity through terms or Laws.

(l) Except as provided in Schedule 4.14(l), the Company and the Company Subsidiaries do not sell, share, rent, or otherwise make available any Personal Information to a person for the persons’ own use, and do not collect biometric data, biometric information or location data

(m) The Company and the Company Subsidiaries have each implemented and maintained, and to the Company’s knowledge, have required third parties that process material Personal Information on their behalf to implement and maintain, a written information security program and commercially reasonable physical, technical and administrative security safeguards (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures) designed to protect in all material respects the security and integrity of its Personal Information, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices. The Company and the Company Subsidiaries have remediated all critical and high findings. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized Processing or unavailability of Personal Information including those that were required to be reported under applicable Privacy Requirements; (y) received a demand for or paid any ransomware or experienced a successful phishing, social engineering, or business email compromise incident ((x) or (y), a “Security Incident”). The Company has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any such Security Incident. Neither the Company nor any Company Subsidiaries has been subject to nor received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any written claims or complaints alleging the violation of any applicable Privacy Requirements. The Company has not been obligated to make any notification of a breach of Protected Health Information as defined under HIPAA or other Personal Information to individuals, the media, the Secretary of the U.S. Department of Health and Human Services, any state attorney general or any other governmental body pursuant to HIPAA, HITECH or any applicable Law.

(n) The Company is, and at all times has been in compliance with all U.S. federal and state laws and regulations pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(o) The Company is, and at all times has been in compliance with relevant requirements of HIPAA and HITECH.

(i) The Company has implemented reasonable administrative, physical and technical safeguards to ensure the confidentiality, integrity, and security of electronic Protected Health Information in compliance with the HIPAA Security Rule as set forth in 45 C.F.R. Part 160 and subparts A and C of 45 C.F.R. Part 164.

(ii) The Company has conducted risk assessments in accordance with 45 C.F.R. § 164.308(a)(1)(ii)(A) and has implemented safeguards to reduce all moderate to high-risk findings to a reasonable level.

(iii) The Company has current and valid Business Associate Agreements with each (i) Covered Entity for which the Company provides functions or activities that render the Company a Business Associate of such Covered Entity, and (ii) Business Associate and each Subcontractor of the Company that is a Business Associate of the Company. The Company has not breached any material terms of any Business Associate Agreement to which it is a party. To the Company’s knowledge, no Covered Entity, Business Associate or Subcontractor has breached any material term of any Business Associate Agreement to which the Company is a party. For purposes of this subsection, the terms “Covered Entity,” “Business Associate,” and “Subcontractor” shall have the meanings given such terms under HIPAA and HITECH.

(p) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) have all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(q) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the

Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(r) Neither this Agreement nor any transactions contemplated by this Agreement will result in the following under or pursuant to any contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code or other technology.

(s) Schedule 4.14(s) of the Company Disclosure Schedule sets forth a true, correct and complete list of all contracts pursuant to which any person (i) has been provided any Company Software in source code format, or (ii) has obtained or may obtain rights to receive any Company Software in source code form through or from the Company or any Company Subsidiary, any escrow agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software, and no person has any right to obtain access to or use any such source code.

(t) No Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP or has any rights to any Company-Owned IP.

(u) The Company has not received any opinion of counsel that a third party has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Company Software, Company Products, and/or Company Services.

(v) Neither the Company nor any Company Subsidiary has received any written notice or request to indemnify, defend or hold harmless any person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property.

(w) Schedule 4.14(w) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses.

(x) Schedule 4.14(x) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses. The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

(y) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations) that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

(z) Schedule 4.14(z) of the Company Disclosure Schedule sets forth a true and complete list of (i) all customers of the Company and of the Company Subsidiaries, on a consolidated basis, determined by Dollar volume of sales, for each of the years ended December 31, 2020 and 2021 and for the period from

January 1, 2022 to September 30, 2022 (each, a “Top Customer”) and (ii) the twenty (20) largest suppliers of or vendors to the Company, including, without limitation, any professional employer organization, on a consolidated basis determined by Dollar volume of expenditures, for each of the years ended December 31, 2020 and 2021 and for the period from January 1, 2022 to September 30, 2022 (each, a “Top Supplier”).

SECTION 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return, and will not, as of the Closing Date, exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No person holds shares of capital stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(g) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to taxes), or otherwise.

(i) Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(j) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each Company Subsidiary is, and has been at all times since its formation, properly classified either as a domestic corporation or a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(l) Neither the Company nor any Company Subsidiary has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(m) Each of the Company and each Company Subsidiary has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Company or any Company Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act except as contemplated by clause (i) above.

(n) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o) Neither the IRS nor any other Tax authority has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(p) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty)

or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q) Neither the Company nor any Company Subsidiary has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(r) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(s) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

SECTION 4.16 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of any Environmental Law or any permit, license or other authorization issued to each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material Environmental Permits required under applicable Environmental Law; (e) all material Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any material Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in any material future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; (i) none of the Company or any of the Company Subsidiaries has assumed, undertaken or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Laws; and (j) there neither are nor have been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Company’s currently or formerly owned, leased or operated properties; (k) the Company has made available to GigCapital5 correct and complete copies of all Phase I environmental reports and other environmental sampling and monitoring data, Phase II environmental reports, environmental health and safety audits or inspections, and material documents related to any proceeding or unresolved material liability arising under Environmental Laws relating to the Company or any of the Company Subsidiaries or any other current or former property, facility or operating location.

SECTION 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of currently active contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Schedule 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract with each Top Customer, and all other contracts with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $50,000, in the aggregate, over the past 12 months;

(ii) each contract with each Top Supplier, and all other contracts involving expenditures paid or payable by the Company or any Company Subsidiary of more than $50,000, in the aggregate, over the past 12 months;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that require annual payments of $25,000 or more by the Company or any Company Subsidiary;

(iv) all (x) management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and (y) contracts with Contingent Workers, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all collective bargaining agreements or other contracts with any labor union;

(vi) all contracts and agreements evidencing indebtedness for borrowed money with a principal amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(vii) all partnership agreements or other joint venture agreements, or any contract involving a distributor, reseller, sales representative, marketing, or advertising arrangement in an amount greater than $25,000;

(viii) all contracts relating to the settlement of any material internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries in an amount greater than $25,000;

(ix) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary non-solicitation and non-hire provisions, and customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xiii) each Outbound IP License;

(xiv) each Inbound IP License;

(xv) each Outbound IP License that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services.

(xvi) any contract with any Governmental Authority required to be disclosed in Schedule 4.14(t) of the Company Disclosure Schedule;

(xvii) any contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xviii) any contract providing for any minimum or guaranteed payments by the Company to any Person;

(xix) any contract that contains indemnification obligations of the Company in excess of $250,000 or pursuant to which the Company may reasonably incur liability in excess of $250,000;

(xx) any contract that requires a consent (including any assignment consent) to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement; and

(xxi) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to GigCapital5 true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.18 International Trade Laws.

(a) The Company and the Company Subsidiaries are, and have been for the past five years, in compliance in all material respects with all International Trade Laws applicable to them, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all material export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any applicable International Trade Laws, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or to the knowledge of the Company, threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to its knowledge,

(i) exported, re-exported, transferred, licensed, or brokered the sale or license of any goods, software, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data to, on behalf of, or for the benefit of any sanctioned person or entity, or person or entity identified on any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, military, military-intelligence or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, licensed, or imported any goods, software, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute, regulation or executive order;

(v) manufactured, exported or brokered any defense article or defense service as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article or defense service was subsequently exported, without the Company or Company Subsidiaries being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any governmental authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a governmental authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Except as would constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

SECTION 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy and bonds under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of such Insurance Policies have previously been made available to GigCapital5 or its Representatives.

(b) With respect to each such insurance of the Insurance Policies: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the

Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage, (v) all premiums and other charges due have been paid; and (vi) no coverage is on an audited, retrospective, or similar premium basis.

(c) All occurrences, circumstances, and claims have been noticed under applicable insurance policies or bonds that would cover such matters or losses arising from them. With regard to any noticed occurrence, circumstance, or claim that relates to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

SECTION 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval, or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.21 Compliance with Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries are, and for the last six (6) years have been, in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any officers, directors, executives, employees, shareholders, agents, or representatives or other party acting for or on behalf of any of the Company or any Company Subsidiary, has at any time (i) offered, authorized, promised, provided, or received any payments or anything else of value, whether directly or indirectly through a third party, in violation of the Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete, or misleading entries on any books or records for any purpose, (iii) used or is using, directly or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel, or other unlawful expenses, (iv) directly or indirectly through a third party, offered, authorized, promised, or provided anything else of value for the purpose of obtaining, retaining, and/or securing an improper advantage for the Company or any Company Subsidiary, or (v) has been or currently is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments.

(c) For the last six (6) years, the Company and all Company Subsidiaries have adopted and maintained adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have been and remain in compliance with all Anti-Corruption Laws.

(d) For the last six (6) years, the Company and all Company Subsidiaries have maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts for the Company and each of the Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and all Company Subsidiaries; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and each of the Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws or applicable laws that prohibit fraud, money laundering, or other improper payments. Neither the Company nor any Company Subsidiary has undergone and is not undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to compliance with Anti-Corruption Laws.

SECTION 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.24 Health Care Compliance.

(a) Each of the Company and applicable Company Subsidiaries is operating, and at all times during the past six (6) years has operated, in compliance in all material respects with all Health Care Laws. None of the Company, applicable Company Subsidiaries and their respective affiliates or their respective directors, officers, managers, and, to the knowledge of the Company, its employees and consultants is in violation of or being investigated for violation of any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for the Company (including services provided to other Persons but arranged by the Company) is subject. There are no material restrictions imposed by any Governmental Authority upon the business, activities or services of the Company, other than those generally applicable to companies that provide services similar to those provided by the Company. Each health care professional employed or otherwise retained by the Company (each, a “Provider”) has in good standing all permits required for such Person to perform such Person’s duties for the Company (including services provided to other Persons but arranged by the Company) and for the Company to obtain payment or reimbursement from patients.

(b) None of the Company and Company Subsidiaries is and has not during the past six (6) years participated in any Federal Health Care Programs.

(c) Exclusion of the Company from Federal Health Care Programs. None of the Company or Company Subsidiary is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d) None of the current directors, officers, managers, employees or independent contractors of the Company or applicable Company Subsidiary is or ever has been during such Person’s affiliation with the Company (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) The Company, Company Subsidiaries, and its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives are operating and for the past six (6) years operated in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and California equivalent statutes, and all other applicable Health Care Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, third-party payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business to such Person (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”). Schedule 4.24(e) of the Company Disclosure Schedule lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between a Referral Source or Referral Recipient on the one hand, and the Company or any of its directors, managers, officers, personnel (whether employed or engaged as independent contractors), and authorized representatives, on the other hand. None of the Company’s independent contractors currently provide or ever has provided, directly or indirectly, sales representative or marketing services to the Company’s Referral Recipients.

(f) None of the Company, Company Subsidiaries, and their facilities are accredited by The Joint Commission or any other third-party accreditation organization.

SECTION 4.25 Brokers. Except as set forth in Schedule 4.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GigCapital5, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GigCapital5, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GigCapital5, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF GIGCAPITAL5 AND MERGER SUB

Except as set forth in the GigCapital5 SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GigCapital5 SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a GigCapital5 SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), GigCapital5 hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) Each of GigCapital5 and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a GigCapital5 Material Adverse Effect.

(b) Merger Sub is the only subsidiary of GigCapital5. Except for Merger Sub, GigCapital5 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Certificate of Incorporation and Bylaws. Each of GigCapital5 and Merger Sub has heretofore furnished to the Company complete and correct copies of the GigCapital5 Organizational Documents and the Merger Sub Organizational Documents. The GigCapital5 Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither GigCapital5 nor Merger Sub is in violation of any of the provisions of the GigCapital5 Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of GigCapital5 consists of (i) one-hundred million (100,000,000) shares of GigCapital5 Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“GigCapital5 Preferred Stock”). As of the date of this Agreement (i) ten million five-hundred and fifty-nine thousand and fifty (10,559,050) shares of GigCapital5 Common Stock are issued and outstanding (which includes four million fourteen thousand and fifty (4,014,050) shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of GigCapital5 Common Stock are held in the treasury of GigCapital5, (iii) twenty-three million seven-hundred and ninety-five thousand (23,795,000) GigCapital5 Warrants are issued and outstanding, and (iv) twenty-three million seven-hundred and ninety-five thousand (23,795,000) shares of GigCapital5 Common Stock are reserved for future issuance pursuant to the GigCapital5 Warrants.

As of the date of this Agreement, there are no shares of GigCapital5 Preferred Stock issued and outstanding. Each GigCapital5 Warrant is exercisable for one share of GigCapital5 Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, of ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by GigCapital5 free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding GigCapital5 Units, shares of GigCapital5 Common Stock and GigCapital5 Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the GigCapital5 Organizational Documents.

(d) The Per Share Merger Consideration being delivered by GigCapital5 hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the GigCapital5 Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by GigCapital5 as permitted by this Agreement and the GigCapital5 Warrants, GigCapital5 has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GigCapital5 or obligating GigCapital5 to issue or sell any shares of capital stock of, or other equity interests in, GigCapital5. All shares of GigCapital5 Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GigCapital5 nor any subsidiary of GigCapital5 is a party to, or otherwise bound by, and neither GigCapital5 nor any subsidiary of GigCapital5 has granted, any equity appreciation rights, participations, phantom equity or similar rights. GigCapital5 is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GigCapital5 Common Stock or any of the equity interests or other securities of GigCapital5 or any of its subsidiaries. Except as provided for in the GigCapital5 Certificate of Incorporation, there are no outstanding contractual obligations of GigCapital5 to repurchase, redeem or otherwise acquire any shares of GigCapital5 Common Stock. There are no outstanding contractual obligations of GigCapital5 to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of GigCapital5 and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GigCapital5 and Merger Sub and the consummation by each of GigCapital5 and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GigCapital5 or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of GigCapital5 Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of GigCapital5 Common Stock and the amendment and restatement of the GigCapital5 Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of GigCapital5 Common Stock). This Agreement has been duly and validly executed and delivered by GigCapital5 and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GigCapital5 and Merger Sub, enforceable against GigCapital5 and Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GigCapital5 and Merger Sub do not, and the performance of this Agreement by each of GigCapital5 and Merger Sub will not, (i) conflict with or violate the GigCapital5 Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of GigCapital5 or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GigCapital5 or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GigCapital5 or Merger Sub is a party or by which each of GigCapital5 or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a GigCapital5 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GigCapital5 and Merger Sub do not, and the performance of this Agreement by each of GigCapital5 and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GigCapital5 or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither GigCapital5 nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GigCapital5 or Merger Sub or by which any property or asset of GigCapital5 or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GigCapital5 or Merger Sub is a party or by which GigCapital5 or Merger Sub or any property or asset of GigCapital5 or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a GigCapital5 Material Adverse Effect. Each of GigCapital5 and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for GigCapital5 or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GigCapital5 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “GigCapital5 SEC Reports”). GigCapital5 has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GigCapital5 with the SEC to all agreements, documents and other instruments that previously had been filed by GigCapital5 with the SEC and are currently in effect. As of their respective dates, the GigCapital5 SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GigCapital5 has filed with the SEC on a timely basis all documents required with respect to GigCapital5 by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GigCapital5 SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GigCapital5 as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GigCapital5 has no off-balance sheet arrangements that are not disclosed in the GigCapital5 SEC Reports. No financial statements other than those of GigCapital5 are required by GAAP to be included in the consolidated financial statements of GigCapital5.

(c) Except as and to the extent set forth in the GigCapital5 SEC Reports, neither GigCapital5 nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GigCapital5’s and Merger Sub’s business.

(d) GigCapital5 is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) GigCapital5 has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GigCapital5 and other material information required to be disclosed by GigCapital5 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GigCapital5’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GigCapital5’s principal executive officer and principal financial officer to material information required to be included in GigCapital5’s periodic reports required under the Exchange Act.

(f) GigCapital5 maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GigCapital5 maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GigCapital5 has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GigCapital5 to GigCapital5’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GigCapital5 to record, process, summarize and report financial data. GigCapital5 has no knowledge of any fraud or whistle-blower allegations, whether material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GigCapital5. Since September 23, 2021, there have been no material changes in GigCapital5 internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GigCapital5 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GigCapital5. GigCapital5 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither GigCapital5 (including any employee thereof) nor GigCapital5’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GigCapital5, (ii) any fraud, whether or not material, that involves GigCapital5’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GigCapital5, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GigCapital5 SEC Reports. To the knowledge of GigCapital5, none of the GigCapital5 SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since September 23, 2021, except as expressly contemplated by this Agreement, (a) GigCapital5 has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any GigCapital5 Material Adverse Effect.

SECTION 5.09 Business Activities.

(a) Since inception, GigCapital5 has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the GigCapital5 Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents, there is no agreement, commitment or order binding upon GigCapital5 or to which GigCapital5 is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GigCapital5 or any acquisition of property by GigCapital5 or the conduct of business by GigCapital5 as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not constitute a GigCapital5 Material Adverse Effect.

(b) None of GigCapital5 or Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, GigCapital5 has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby, GigCapital5 is not, and at no time has been, party to any contract with any other person that would require payments by GigCapital5 in excess of $50,000 monthly, $400,000 in the aggregate annually with respect to any individual contract or more than $1,000,000 in the aggregate annually when taken together with all other contracts (other than, this Agreement and the Transaction Documents expressly).

(d) Except as set forth in the Merger Sub Organizational Documents, there are no agreements, commitments, or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the Transaction Documents.

SECTION 5.10 Investment Company Act. Neither GigCapital5 nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.11 Affiliate Agreements. Neither GigCapital5 nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of GigCapital5 or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of GigCapital5 or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act).

SECTION 5.12 Sponsor Support Agreement. GigCapital5 has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by GigCapital5. The Sponsor Support Agreement is a legal, valid and binding obligation of GigCapital5 and, to the knowledge of GigCapital5, each other party thereto, subject to the Remedies Exception, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of GigCapital5 under any term or condition of the Sponsor Support Agreement.

SECTION 5.13 Absence of Litigation. There is no Action pending or, to the knowledge of GigCapital5, threatened against GigCapital5, or any property or asset of GigCapital5 before any Governmental Authority. Neither GigCapital5 nor any material property or asset of GigCapital5 is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GigCapital5, continuing investigation by, any Governmental Authority.

SECTION 5.14 Board Approval; Vote Required.

(a) The GigCapital5 Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital5 and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of GigCapital5 approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of GigCapital5 at the GigCapital5 Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GigCapital5 necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of GigCapital5 Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.15 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.16 Brokers. Except for Northlands Securities, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GigCapital5 or Merger Sub, except that with the prior written consent of the Company, not to be unreasonably conditioned, withheld or delayed, GigCapital5 may engage with other brokers, finders or investment bankers.

SECTION 5.17 GigCapital5 Trust Fund. As of the date of this Agreement, GigCapital5 has no less than $41,401,656.25 in the trust fund established by GigCapital5 for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Oppenheimer & Co. Inc. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 23, 2021, between GigCapital5 and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. GigCapital5 has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GigCapital5 or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between GigCapital5 and the Trustee that would cause the description of the Trust Agreement in the GigCapital5 SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GigCapital5, that would entitle any person (other than stockholders of GigCapital5 who shall have elected to redeem their shares of GigCapital5 Common Stock pursuant to the GigCapital5 Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GigCapital5 Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GigCapital5, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GigCapital5 shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GigCapital5 as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of GigCapital5 due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GigCapital5 who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to GigCapital5 in connection with its efforts to effect the Merger (including deferred fees owed by GigCapital5 to William Blair & Company L.L.C. and Wells Fargo Securities, LLC, pursuant to that certain Underwriting Agreement, dated September 23, 2021, among Wells Fargo Securities, LLC, William Blair & Company L.L.C. and GigCapital5). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GigCapital5 has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GigCapital5 at the Effective Time.

SECTION 5.18 Employees. Other than any officers as described in the GigCapital5 SEC Reports, GigCapital5 and Merger Sub have never employed any employees or retained any contractors or consultants. Other than reimbursement of any out-of-pocket expenses incurred by GigCapital5’s officers and directors in connection with activities on GigCapital5’s behalf in an aggregate amount not in excess of the amount of cash held by GigCapital5 outside of the Trust Account, GigCapital5 and Merger Sub have no unsatisfied material liability with respect to any employee, officer, or director. GigCapital5 and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any liability, actual or contingent, including through association with an ERISA Affiliate, under any employment agreement, or any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by GigCapital5 nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of GigCapital5 or Merger Sub, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by GigCapital5 or Merger Sub, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of GigCapital5 or Merger Sub for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

SECTION 5.19 Taxes.

(a) GigCapital5 and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GigCapital5, for any material Taxes of GigCapital5 that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither GigCapital5 nor Merger Sub is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither GigCapital5 nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Neither GigCapital5 nor Merger Sub has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which GigCapital5 was the common parent).

(e) Neither GigCapital5 nor Merger Sub has any material liability for the Taxes of any person (other than GigCapital5 or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to taxes), or otherwise.

(f) Neither GigCapital5 nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between GigCapital5 and/or Merger Sub, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(g) Neither GigCapital5 nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither GigCapital5 nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the IRS nor any other Tax authority has asserted in writing or, to the knowledge of GigCapital5, has threatened to assert against GigCapital5 or Merger Sub any deficiency or claim for any material Taxes.

(j) Neither GigCapital5 nor Merger Sub (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither GigCapital5 nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of GigCapital5, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

SECTION 5.20 Listing. The issued and outstanding GigCapital5 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GIA.U.” The issued and outstanding shares of GigCapital5 Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GIA.” The issued and outstanding GigCapital5 Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GIA.WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of GigCapital5, threatened in writing against GigCapital5 by the NYSE or the SEC with respect to any intention by such entity to deregister the GigCapital5 Units, the shares of GigCapital5 Common Stock or GigCapital5 Warrants or terminate the listing of GigCapital5 on the NYSE. None of GigCapital5 or any of its affiliates has taken any action in an attempt to terminate the registration of the GigCapital5 Units, the shares of GigCapital5 Common Stock or the GigCapital5 Warrants under the Exchange Act.

SECTION 5.21 GigCapital5’s and Merger Sub’s Investigation and Reliance. Each of GigCapital5 and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by GigCapital5 and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GigCapital5, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither GigCapital5 nor Merger Sub is relying on any statement, representation, or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to GigCapital5, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to GigCapital5 or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 attached hereto, or (3) as required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless GigCapital5 shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice (with any COVID-19 Action taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice); and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key Contingent Workers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 attached hereto, and (3) as required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GigCapital5 (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than (1) the exercise or settlement of any Company Options, (2) the exercise or settlement of any Company Warrants, (3) the conversion of Company Convertible Notes into Company Common Stock contemplated under the Company Convertible Notes, or (4) the issuance of shares of Company Common Stock or Company Warrants (or the exercise or settlement of such Company Warrants issued) pursuant to the Bridge Financing; or (B) any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $50,000; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(vi) (A) other than increases in base compensation of employees in the ordinary course of business that do not exceed 5% of base compensation, individually or in the aggregate, and increases required by the terms of a Plan or applicable Law, grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, other than in the ordinary course, consistent with past practice, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $200,000; or (E) hire any new employee whose individual compensation shall exceed $150,000;

(vii) take any action where such action could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(ix) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi) make, change or revoke any material Tax election, adopt or change any accounting method concerning Taxes, change any Tax accounting period, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, fail to pay any material Tax when due (including estimated Taxes), surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, or prepare any material Tax Return in a manner inconsistent in any material aspect with past practices;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a matter that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii) make any material alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, except in the ordinary course of business; or

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by GigCapital5 and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), GigCapital5 agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GigCapital5 and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), neither GigCapital5 nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the GigCapital5 Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GigCapital5 other than Merger Sub, except as contemplated herein or to extend the period to consummate an initial business combination of GigCapital5 set forth in the GigCapital5 Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GigCapital5 Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GigCapital5 Common Stock or GigCapital5 Warrants except for redemptions from the Trust Fund that are required pursuant to the GigCapital5 Organizational Documents;

(d) other than pursuant to the Sponsor Support Agreement, (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital5 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital5 or Merger Sub or (ii) amend any term of any GigCapital5 Warrants;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g) except for such indebtedness as is necessary to amend the GigCapital5 Certificate of Incorporation to extent the period to consummate an initial business combination of GigCapital5 set forth in the GigCapital5 Certificate of Incorporation and to provide working capital to GigCapital5 through such period, including for such payables as have been incurred but not paid by GigCapital5 as reported in the GigCapital5 SEC Reports, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital5, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital5 or Merger Sub;

(l) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against GigCapital5 or Merger Sub, (B) any stockholder litigation or dispute against GigCapital5 or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case, if the amount of such settlement, litigation, investigation, arbitration, dispute or other proceeding exceeds $1,000,000 individually or in the aggregate;

(m) amend the Trust Agreement or any other agreement related to the Trust Account;

(n) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and GigCapital5 on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against GigCapital5, Merger Sub or any other person for legal relief against monies or other assets of GigCapital5 or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, GigCapital5 shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event GigCapital5 prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the Initial PCAOB Financial Statements, (i) GigCapital5 (with the assistance and cooperation of the Company as reasonably requested by GigCapital5, including delivery of the PCAOB Financial Statements in accordance with Section 7.14) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of GigCapital5 and from which the Company may derive an information statement that it can send to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to GigCapital5’s stockholders, the meeting of GigCapital5’s stockholders (the “GigCapital5 Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the second amended and restated GigCapital5 Certificate of Incorporation as set forth on Exhibit F, (3) the Equity Plan (as defined below), (4) the classes of the members of the QTI Holdings Board as of immediately following the Effective Time, (5) the election of the Initial Post-Closing QTI Holdings Directors to serve as the members of the QTI Holdings Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified, and (6) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “GigCapital5 Proposals”) and (ii) GigCapital5 shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GigCapital5 Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. The Company shall furnish all information concerning the Company as GigCapital5 may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. GigCapital5 and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, GigCapital5 shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of GigCapital5 Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, each of the Company and GigCapital5 shall mail the Proxy Statement to their respective stockholders. Each of GigCapital5 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement, will be made by GigCapital5 or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned, or delayed). GigCapital5 and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the GigCapital5 Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GigCapital5 and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) GigCapital5 represents that the information supplied by GigCapital5 for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital5, (iii) the time of the GigCapital5 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to GigCapital5 or Merger Sub, or their respective officers or directors, should be discovered by GigCapital5 which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GigCapital5 shall promptly inform the Company. All documents that GigCapital5 is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital5, (iii) the time of the GigCapital5 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GigCapital5. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Without the prior written consent of the Company, the GigCapital5 Proposals shall be the only matters (other than procedural matters) which GigCapital5 shall propose to be acted on by GigCapital5 stockholders at the GigCapital5 Stockholders’ Meeting.

SECTION 7.02 GigCapital5 Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) GigCapital5 shall call and hold the GigCapital5 Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the GigCapital5 Proposals, and GigCapital5 shall use its reasonable best efforts to hold the GigCapital5 Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GigCapital5). GigCapital5 shall use its reasonable best efforts to obtain the approval of the GigCapital5 Proposals at the GigCapital5 Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the GigCapital5 Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The GigCapital5 Board shall recommend to its stockholders that they approve the GigCapital5 Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, GigCapital5 shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall deliver to the Company’s stockholders (a) an information statement derived from the Proxy Statement seeking the irrevocable written consent, in form and substance reasonably acceptable to GigCapital5, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”), together with (b) the Registration Statement, as soon as reasonably practicable after the Registration Statement becomes effective, but no later than ten (10) Business Days prior to the GigCapital5 Stockholders’ Meeting, provided, that the GigCapital Stockholders’ Meeting is not held less than ten (10) Business Days after the Registration Statement is declared effective. The Company shall not send the Registration Statement prior to it being declared effective by the SEC to the stockholders of the Company, other than Key Company Stockholders which may be provided drafts of the Registration Statement by the Company.

SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GigCapital5 shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor GigCapital5 shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated August 30, 2022 (the “Confidentiality Agreement”), between GigCapital5 and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide GigCapital5 with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, GigCapital5 shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. GigCapital5 shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

SECTION 7.06 Employee Benefits Matters. The parties shall cooperate to establish an equity incentive award plan for QTI Holdings with an award pool of GigCapital5 Common Stock equal to eleven percent (11%) of the fully diluted shares of GigCapital5 Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) (the “Initial Equity Plan Pool”), which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each January 1st that occurs within the ten year period following stockholder approval of such plan by an amount equal to five percent (5%) of the shares of GigCapital5 Common Stock outstanding as of 12:01 a.m. (Pacific Time) on such date, and which plan shall become effective upon, or as soon as practicable following, the Closing (the “Equity Plan”). The Equity Plan will provide that awards made pursuant to it by QTI Holdings may be in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (the “Awards”). The parties expect that up to twenty-five percent

(25%) of the Initial Equity Plan Pool would be reserved for issuance of Awards by QTI Holdings to individuals who were employees or other service providers of the Company as of the Closing, and remain continuously employed or engaged by QTI Holdings at the time of the issuance of such Awards following the Closing. GigCapital5 shall take all steps necessary to submit the Equity Plan for approval by the stockholders of GigCapital5 prior to Closing.

SECTION 7.07 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification, advancement of expenses or expense reimbursement existing in favor of the current or former directors and officers of Company than are set forth in the organizational documents of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by applicable Law; provided, the foregoing shall only apply with regard to pre-Closing Date acts or omissions or matters by reason of pre-Closing Date service of such Persons. GigCapital5 further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement of expenses or expense reimbursement existing in favor of the current or former directors and officers of the Company Subsidiaries and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company under any organizational documents, indemnification, employment or other similar agreements between any such Person and the Company, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, managers, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of such Company Subsidiary, unless such modification shall be required by applicable Law; provided, the foregoing shall only apply with regard to pre-Closing Date acts or omissions or matters by reason of pre-Closing Date service of such Persons.

(b) For the benefit of the Company and the Company Subsidiaries’ directors and officers, the Company may prior to the Closing Date obtain and fully pay the premium for a “tail” insurance policy that provides coverage with respect to such entities for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”).

(c) After the Closing Date, QTI Holdings shall maintain director and officer insurance policies on behalf of its then current directors and officers of QTI Holdings, the Surviving Corporation and the other Company Subsidiaries, and QTI Holdings shall timely pay or caused to be paid all premiums with respect to such director and officer insurance policies.

(d) On the Closing Date, QTI Holdings shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GigCapital5 with the post-Closing directors and officers of GigCapital5, the Company and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(e) On and after the Closing Date, for a period of no less than six years, QTI Holdings shall maintain public company directors’ and officers’ liability insurance with full, continuous prior acts coverage for pre-Closing acts, errors, omissions, or claims based on the status, of GigCapital5’s directors and officers (such insurance, together with the Company D&O Tail Insurance, the “Tail Policies”). Such coverage shall be at least the equivalent, including with respect to amount and coverage terms, as that provided under GigCapital5’s public company D&O insurance just prior to Closing; for clarity, this requirement is satisfied by the purchase and maintenance of the extended reporting period on such coverage.

(f) On and after the Closing Date, for a period of no less than six years, QTI Holdings shall, with regard to pre-Closing acts, errors, omissions of GigCapital5 and the Company’s directors and officers, respectively, maintain certificates of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificates of incorporation or bylaws of GigCapital5 and the Company, respectively, just prior to Closing.

(g) On and after the Closing Date, for a period of no less than six years, QTI Holdings agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreements, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Notwithstanding anything herein to the contrary, the parties expressly acknowledge and agree that Sponsor shall be an express third-party beneficiary of this Section 7.07(g).

SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to GigCapital5, and GigCapital5 shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

SECTION 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of GigCapital5 and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Exchanges, as applicable, each of GigCapital5 and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent GigCapital5 or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.11 Tax Matters.

(a) Each of GigCapital5, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of GigCapital5, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of GigCapital5 and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to GigCapital5 or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of GigCapital5 or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to GigCapital5 or any owners thereof, Tax advisors for GigCapital5 will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

(b) Tax Matters Cooperation. Each of the parties to this Agreement shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, relating to the matters contemplated by this Section 7.11. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 7.12 Stock Exchange Listing. GigCapital5 will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Exchanges, as applicable, at Closing; provided that GigCapital5 shall require the prior written consent of the Company to change the listing of the Per Share Merger Consideration issued in connection with the Transactions from Nasdaq to the NYSE or NYSE American, or from the NYSE or NYSE American to Nasdaq, as applicable. During the period from the date hereof until the Closing, GigCapital5 shall use its reasonable best efforts to keep the GigCapital5 Units, GigCapital5 Common Stock, and GigCapital5 Warrants listed for trading on any of the Exchanges.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take any other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside legal counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver: (a) not later than 45 days from the date hereof, true and complete copies of (i) the audited consolidated financial statements of the Company and the Company Subsidiaries for the twelve (12) month periods ended December 31, 2021, and (ii) the reviewed financial statements of the Company and the Company Subsidiaries for the nine (9) month period ended September 30, 2022 (collectively, the “Initial PCAOB Financial Statements”), and (b) as soon as possible but in any event not later than March 15, 2023, true and complete copies of the audited consolidated financial statements of the Company and the Company Subsidiaries for the twelve (12) month period ended December 31, 2022; each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively with the Initial PCAOB Financial Statements, the “PCAOB Financial Statements”).

SECTION 7.15 Trust Account. As of the Effective Time, the obligations of GigCapital5 to dissolve or liquidate within a specified time period as contained in GigCapital5’s Certificate of Incorporation will be terminated and GigCapital5 shall have no obligation whatsoever to dissolve and liquidate the assets of

GigCapital5 by reason of the consummation of the Merger or otherwise, and no stockholder of GigCapital5 shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GigCapital5 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GigCapital5 (to be held as available cash on the balance sheet of GigCapital5, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.16 Section 16 Matters. Prior to the Closing, GigCapital5 shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of GigCapital5 Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act. GigCapital5 shall provide such individuals with copies of any resolutions proposed to be adopted by the GigCapital5 Board in connection with the foregoing prior to such adoption.

SECTION 7.17 Company Warrants. Prior to the Closing, pursuant to GigCapital5 informing the Company that all out-of-the-money Company Warrants would not be assumed by QTI Holdings and should be canceled as a condition to the consummation of the business combination, the Company shall use reasonable best efforts pursuant to Sections 3(c) and (d) of the Company Warrant agreement to (a) comply with all notice and other provisions of the Company Warrants and (b) take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of Company Warrants, in order to cause (i) the Company Warrants (other than In-the-Money Company Warrants) to be cancelled without consideration upon the Closing pursuant to the provisions of Section 3.01(c), and (ii) the In-the-Money Company Warrants to be exercised for shares of Company Common Stock prior to the Closing, or assumed by GigCapital5 upon the Closing pursuant to the provisions of Section 3.01(c).

SECTION 7.18 Company Convertible Notes. Prior to the Closing, the Company shall use reasonable best efforts to comply with all notice and other provisions of the Company Convertible Notes. Furthermore, prior to the Closing, the Company shall take such actions as are necessary or advisable, including obtaining any elections, amendments, consents and waivers from the holders of Converting Notes, in order to cause (a) the Converting Notes to be converted into Company Common Stock and (b) for all liens and security interests granted in favor of the holders of such Converting Notes to be terminated, each immediately prior to the Effective Time. With respect to the Surviving Notes, at the Closing, Surviving Notes with an aggregate principal amount of up to $200,000 will be repaid by QTI Holdings, and the other Surviving Notes will be amended to provide that they will be notes of QTI Holdings that are repayable in cash at the maturity date stated in such Surviving Notes for the principal amounts stated in such Surviving Notes plus accruing interest at the interest rate stated in such Surviving Notes, but that are not convertible into shares or other securities of any entity, and are senior in right (subject to any debt financing obtained pursuant to Section 7.20 and after repayment at the Closing of the debts of GigCapital5 stated in the GigCapital5 SEC Reports) but are not subject to a lien or security interest, and that all liens and security interest currently granted in favor of the holders of such Surviving Notes will be terminated as of the Closing.

SECTION 7.19 Insurance.

(a) The parties acknowledge that GigCapital5 has obtained the R&W Insurance Policy subject to a conditional binder, and that GigCapital5 will pay the required fees, costs and expenses of the R&W Insurance Provider at such times as required by the R&W Insurance Policy and the conditional binder (and all such fees, costs, and expenses shall be considered Unpaid GigCapital5 Transaction Expenses). The Company shall, and shall cause its representatives to, cooperate with the R&W Insurance Provider and GigCapital5 and provide all information or take such other action as the R&W Insurance Provider or GigCapital5 may reasonably request in connection with finalizing, binding or issuing the R&W Insurance

Policy, including by participating in any due diligence bring down call requested by the R&W Insurance Provider.

(b) Pursuant to Section 7.07(b) and prior to the Closing Date, the Company will bind the Tail Policies (and all such fees, costs and expenses associated with such Tail Policies shall be considered Unpaid Company Transaction Expenses).

SECTION 7.20 Financing. From and after the execution and delivery of this Agreement through the Closing, GigCapital5 shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist GigCapital5 in arranging and obtaining, up to $26,000,000 of equity and/or debt financing for GigCapital5, including in the form of convertible promissory notes to be issued by GigCapital5 at the Closing, on terms and conditions mutually agreeable to GigCapital5 and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GigCapital5 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver (where permissible) by the Company and GigCapital5 at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to GigCapital5.

(b) GigCapital5 Stockholders’ Approval. The GigCapital5 Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital5 in accordance with the Proxy Statement, the DGCL, the GigCapital5 Organizational Documents and the rules and regulations of the Exchanges.

(c) No Order. No Governmental Authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of GigCapital5 Common Stock shall be listed on an Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, GigCapital5 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

SECTION 8.02 Conditions to the Obligations of GigCapital5 and Merger Sub. The obligations of GigCapital5 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by GigCapital5 (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to GigCapital5 a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b), and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors as per Section 2.05 hereof, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect on the Closing Date, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder.

(g) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than GigCapital5) shall have delivered, or cause to be delivered, to GigCapital5 copies of the Registration Rights Agreement duly executed by all such parties.

(h) Lock-Up Agreement. The Company has delivered, or has caused to be delivered, to GigCapital5 the Lock-Up Agreement duly executed by each holder of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, other than any such holder who, as of immediately prior to the Effective Time, owns (together with his, her or its Affiliates) an aggregate of less than three percent (3%) of all shares of Company Common Stock then outstanding.

(i) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to GigCapital5 a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by GigCapital5 with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(j) PCAOB Financial Statements. The Company shall have delivered to GigCapital5 the PCAOB Financial Statements.

(k) Company Warrants. The Company Warrants (other than In-the-Money Company Warrants) shall have been amended such that such Company Warrants shall be canceled without consideration upon the Closing pursuant to Section 3.01(c). The In-the-Money Company Warrants shall have been canceled, extinguished and exercised for shares of Company Common Stock in accordance with their terms, or shall be capable of being assumed by GigCapital5 in accordance with their terms and the provisions of Section 3.01(c).

(l) Company Convertible Notes. The Converting Notes shall have been converted into Company Common Shares immediately prior to the Effective Time and the Surviving Notes shall have been repaid or amended consistent with the provisions of Section 7.18 and otherwise in form and substance reasonably satisfactory to GigCapital5.

(m) Company Closing Debt. The Company Closing Debt shall be no more than $4,000,000.

(n) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the Company.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the Company (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GigCapital5 and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital5 Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of GigCapital5 and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital5 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital5 Material Adverse Effect.

(b) Agreements and Covenants. GigCapital5 and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Effective Time.

(c) Officer Certificate. GigCapital5 shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of GigCapital5, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d).

(d) Material Adverse Effect. No GigCapital5 Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date which is continuing and uncured.

(e) Minimum Proceeds. The Available Cash shall be equal or greater than $15,000,000.

(f) Board Composition. GigCapital5 shall have taken all such actions as reasonable required such that, immediately following the Closing, the QTI Holdings Board shall consist of the directors as indicated in Section 2.05.

(g) Current and Long-Term Liabilities. All current and long-term liabilities of GigCapital5 shall, immediately prior to the Closing, be capable of being satisfied as part of the Unpaid GigCapital5 Transaction Expenses.

(h) Stock Exchange Listing. A supplemental listing shall have been filed with an Exchange, as applicable, as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration.

(i) Registration Rights Agreement. GigCapital5 shall have delivered a copy of the Registration Rights Agreement duly executed by GigCapital5 and the Sponsor.

(j) Lock-Up Agreement. GigCapital5 shall have delivered a copy of the Lock-Up Agreement duly executed by GigCapital5 and the Sponsor.

(k) Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(l) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by GigCapital5 or Merger Sub.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GigCapital5, as follows:

(a) by mutual written consent of GigCapital5 and the Company; or

(b) by written notice by either GigCapital5 or the Company if the Effective Time shall not have occurred prior to the date that is nine (9) months following the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by written notice by either GigCapital5 or the Company if any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by written notice by either GigCapital5 or the Company to the other party, if any of the GigCapital5 Proposals shall fail to receive the requisite vote for approval at the GigCapital5 Stockholders’ Meeting; or

(e) by written notice by GigCapital5 to the Company, if the Company shall have failed to deliver the Written Consent to GigCapital5; or

(f) by written notice by GigCapital5 to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GigCapital5 has not waived such Terminating Company Breach and GigCapital5 and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, GigCapital5 may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GigCapital5 to the Company; or

(g) by written notice by the Company to GigCapital5 upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital5 or Merger Sub set forth in this Agreement, or if any representation or warranty of GigCapital5 or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GigCapital5 Breach”); provided that the Company has not waived such Terminating GigCapital5 Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GigCapital5 Breach is curable by GigCapital5 and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as GigCapital5 and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GigCapital5; or

(h) by written notice by either GigCapital5 or the Company to the other party, if the condition set forth in Section 8.01(h) has not been satisfied.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to written notice in Section 9.01 which shall set forth the basis of such termination including the provision of Section 9.01 under which such termination is made, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, and all rights and obligations of each party shall cease, except as set forth in Section 7.04, this Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that GigCapital5 and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act (and, for the avoidance of doubt, such expenses paid by GigCapital5 and the Company shall be Paid GigCapital5 Transaction Expenses and Paid Company Transaction Expenses, respectively).

SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (a) GigCapital5 may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of GigCapital5 or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of GigCapital5 or Merger Sub contained herein or in any document delivered by GigCapital5 and/or Merger pursuant hereto, and (iii) waive compliance with any agreement of GigCapital5 or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GigCapital5 or Merger Sub at or prior to the Closing, to:

GigCapital5, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:	Dr. Raluca Dinu, President and Chief Executive Officer
Dr. Avi S. Katz, Executive Chairman of the Board
Email:	***

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to the Company at or prior to the Closing, to:

QT Imaging, Inc.

3 Hamilton Landing

Suite 160

Novato, CA 94949

Attention: Dr. John C. Klock, Chief Executive Officer

Email: ***

with a copy (which will not constitute notice) to:

Seyfarth Shaw LLP

975 F. Street NW

Washington, DC 20004

Attention: Andrew J. Sherman

Facsimile No.: 202 828-5393

Telephone No.: 202 828 5381

E-mail: asherman@seyfarth.com

if to QTI Holdings or the Surviving Corporation post-Closing, to

QT Imaging Holdings, Inc.

3 Hamilton Landing

Suite 160

Novato, CA 94949

Attention: Dr. John C. Klock, Chief Executive Officer

Email: ***

with a copy (which will not constitute notice) to:

Seyfarth Shaw LLP

975 F. Street NW

Washington, DC 20004

Attention: Andrew J. Sherman

Facsimile No.: 202 828-5393

Telephone No.: 202 828 5381

E-mail: asherman@seyfarth.com

and

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

SECTION 10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) the sole purpose of recovery under the R&W Insurance Policy, (b) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (c) this Article X and any corresponding definitions set forth in Article I, and (d) any rights of GigCapital5 to seek and obtain recovery of damages arising out of or relating to Fraud, which rights shall in no event expire or be terminated, waived, or otherwise affected by operation of this Section 10.02.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Non-Recourse(i) . This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such party. Except to the extent a party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or Representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, GigCapital5, or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

SECTION 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, GigCapital5, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGCAPITAL5, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

QTI MERGER SUB, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

QT IMAGING, INC.

By	/s/ Dr. John Klock
Name:	Dr. John Klock
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 8, 2022, is entered into by and among GigAcquisitions5, LLC, a Delaware limited liability company (the “Sponsor”), GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QT Imaging, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, QTI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GigCapital5 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital5;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

WHEREAS, the Sponsor is currently the record owner of 6,530,000 shares of GigCapital5 Common Stock (the “Sponsor Shares”); and

WHEREAS, as a condition and inducement to the willingness of GigCapital5 and the Company to enter into the BCA, GigCapital5, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital5 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor agrees that, at the GigCapital5 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital5 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital5, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital5 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) in favor of each of the proposals and any other matters necessary or reasonably requested by GigCapital5 for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares. Without limiting the foregoing, and for the avoidance of doubt, the Sponsor agrees to comply, during the term of this Agreement, with the provisions of section 9 of that certain letter agreement, dated September 23, 2021, by and among GigCapital5, Sponsor, Wells Fargo Securities, LLC and William Blair & Company, L.L.C.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If the Sponsor receives any inquiry or proposal with respect to a Business Combination Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that GigCapital5 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital5 and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital5 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital5).

b. The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of GigCapital5 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

5. Further Assurances. From time to time, at either GigCapital5’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in GigCapital5’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

7. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital5 and the Company.

8. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 9):

if to GigCapital5, to:

GigCapital5, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:     Dr. Raluca Dinu, President and Chief Executive Officer

                         Dr. Avi S. Katz, Executive Chairman of the Board

Email:           ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention:     Jeffrey Selman; John Maselli

Email:           jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to:

GigAcquisitions5, LLC

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:     Dr. Avi S. Katz, Manager

Email:           ***

if to the Company, to:

QT Imaging, Inc.

3 Hamilton Landing, Suite 160

Novato, California 94949

Attention:     Dr. John Klock, Chief Executive Officer

Email:           ***

with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention:     Andrew J. Sherman

Email:           asherman@seyfarth.com

10. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital5 and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

12. Governing Law; Venue; WAIVER OF JURY TRIAL.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(C).

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

15. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

17. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of GigCapital5, the Company and the Sponsor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL5:

GIGCAPITAL5, INC.

By: Dr. Raluca Dinu, President and Chief Executive Officer

SPONSOR:

GIGACQUISITIONS5, LLC

By: Dr. Avi S. Katz, Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

THE COMPANY:

QT IMAGING, INC.

By:
Name: Dr. John Klock
Title: CEO and Chief Medical Officer

[Signature Page to Sponsor Support Agreement]

EXHIBIT B

Stockholder Support Agreement

STOCKHOLDER SUPPORT AGREEMENT, dated as of December 8, 2022 (this “Agreement”), by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and certain of the stockholders of QT Imaging, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, GigCapital5, QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital5; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the Stockholders of the Company, and in any action by written consent of the Stockholders of the Company (which written consent shall be delivered promptly, and in any event within forty eight (48) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the Stockholders of the Company, and to act by written consent of Company Stockholders, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected to prevent the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Rights. Subject to consummation of the Closing pursuant to the BCA, each Stockholder, severally and not jointly, hereby agrees that, if applicable to such Stockholder, any rights under Article VII (Transfer of Shares and Admission of New Stockholders) and Article VIII (Tag Along Rights) of the Company’s Bylaws, as amended, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or similar rights not generally available to Stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, shall terminate (and such Stockholder, without any further action, shall automatically and irrevocably release and waive any claim such Stockholder may have thereunder)

immediately prior to the Closing under the BCA, and prior thereto such Stockholder shall not exercise such rights in any manner inconsistent with the BCA or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger. For the avoidance of doubt, the Terminating Rights shall exclude any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the BCA or this Agreement; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to GigCapital5 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of incorporation and bylaws. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. No person not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is trust, the beneficiary(ies) thereof).

6. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by GigCapital5 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital5, to:

GigCapital5, Inc. 1731 Embarcadero Road, Suite 200 Palo Alto, CA 94303
Attention:	Dr. Raluca Dinu, President and Chief Executive Officer Dr. Avi S. Katz, Executive Chairman of the Board
Email:	***; ***

with a copy to:
DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 4.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital5, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital5, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) Notwithstanding anything to the contrary herein, this Agreement may be amended by adding additional Stockholders of the Company (“Additional Stockholders”) as parties hereto, upon such Additional Stockholders executing and delivering to GigCapital5, a Joinder to the Stockholder Support Agreement substantially in the form of Exhibit C hereto. Thereafter, each such Additional Stockholder shall, for all purposes, be a party hereto and all references to a “Stockholder” or the “Stockholders” herein shall thereafter also mean and refer to such Additional Stockholder, and such Additional Stockholder shall thereafter have the same rights, duties, liabilities and obligations as a Stockholder party hereto on the date hereof.

(k) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital5 and Merger Sub.

(l) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY

WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE OR IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(K).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL5, INC.

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[STOCKHOLDER NAME]

By:
Name:
Title:

Address:

Email:

Signature page to Stockholder Support Agreement

EXHIBIT A

Stockholders of Record – Number of Shares

Stockholder of Record	Number of Shares
John C. Klock, Jr. and Cynthis L. Klock Trust Dated 7/27/07	***
Biotex Pharma Investments, LLC	***
Biotex Pharma Investments II, LLC	***
Kenneth G. Hunderford Trust	***
B.D. Winston Family, Ltd.	***
Richard J. and Barbara Stanley	***
CVUS Ventures, LP	***
Jachirijo Holdings LLC	***
Mikel Ann Price	***
Nasser Pirshafiey	***
303 Development Corp.	***
Margaret Donigan	***

Exhibit A to Stockholder Support Agreement

EXHIBIT B

Business Combination Agreement

See Attached

Exhibit B to Stockholder Support Agreement

EXHIBIT C

JOINDER TO STOCKHOLDER SUPPORT AGREEMENT

This JOINDER TO STOCKHOLDER SUPPORT AGREEMENT (this “Joinder”) is made and entered into as of [●], by and among each of the stockholders of QT Imaging, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Joinder (each, a “Stockholder” and, collectively, the “Stockholders”), and GigCapital5, Inc., a Delaware corporation (“GigCapital5”).

RECITALS

A.    GigCapital5 and certain stockholders of the Company have entered into a Stockholder Support Agreement dated December 8, 2022 (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”) in regard to the support of the Merger and the other transactions contemplated by the BCA. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

B.    Pursuant to the Agreement, certain stockholders of the Company have agreed, among other things, to (i) vote in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, and (ii) terminate the Terminating Rights effective immediately prior to the Closing under the BCA.

C.    In order to induce GigCapital5 to consummate the Merger and other transactions contemplated by the BCA, [the] [each] Additional Stockholder is willing to become a party to the Agreement and be bound by all terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.    Agreement to be bound. [Each] [The] Additional Stockholder hereby: (a) acknowledges that he, she or it has received and reviewed a complete copy of the Agreement and understands its terms, (b) has had sufficient opportunity to review and to ask questions relating thereto and obtain the advice of his, her or its tax advisors, legal counsel and accountants and other professional advisors prior to executing this Agreement, and (c) agrees that upon execution of this Joinder, it shall become a “Stockholder” under the Agreement and shall be fully bound by, and subject to, all of the covenants, duties, obligations terms and conditions of the Agreement as though an original party thereto.

2.    Governing Law. This Joinder and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3.    Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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Exhibit C to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Stockholder Support Agreement as of the date first above written.

[STOCKHOLDER NAME]

By:
Name:
Title:

Address:

Email:

Securities beneficially owned on the date hereof:

                 shares of Common Stock

Exhibit C to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Joinder to Stockholder Support Agreement as of the date first written above.

GIGCAPITAL5, INC.

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Exhibit C to Stockholder Support Agreement

STOCKHOLDER SUPPORT AGREEMENT

SPOUSAL CONSENT

I                             , spouse of                             , have read and approve the foregoing Stockholder Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date

Signature of Spouse

Printed Name of Spouse

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 2023, by and among GigCapital5, Inc., a Delaware corporation (the “Company”), and each of the undersigned parties listed under “Holder” on the signature page hereto (each such party, a “Holder” and collectively the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, the Company, QTI Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and QT Imaging, Inc., a Delaware corporation (“QTI”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into QTI (the “Merger”), with QTI surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto and may in the future issue additional shares of Common Stock to such Holders (the “Earnout Shares”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Action” has the meaning set forth in Section 6.7.

“Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” shall have the meaning given in the Recitals. “Company” shall have the meaning given in the Preamble. “Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” has the meaning set forth in Section 2.3.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.2.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) all of the Earnout Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the

Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security has been sold pursuant to Rule 144.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such

Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”, provided, however, that such Pro Rata proportion shall not include any unvested Earnout Shares)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof), that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their

Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to

Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement for a reasonable period of time, not to exceed 90 calendar days in any 360-day period (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K for its first completed fiscal year.

3.4.2 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

RULE 144 and 145

Section 5.1 Rule 144 and 145. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holders holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (each, an “Action”) shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

Section 6.9 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL5, INC.

By:
Name:
Title:

Address for Notice:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

[NAME]

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights Agreement]

EXHIBIT D

Execution Copy

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [●], 2023, by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), QT Imaging, Inc., a Delaware corporation (the “Company”), and those equityholders of the Company listed on the signature pages hereto (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, GigCapital5, QTI Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of GigCapital5 (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of GigCapital5 upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or hereafter Beneficially Owns or owns of record;

WHEREAS, each of GigCapital5, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

WHEREAS, each Lock-Up Party understands and acknowledges that GigCapital5 and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article IX thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“GigCapital5 Common Stock” means GigCapital5’s common stock, par value $0.0001 per share.

“GigCapital5 Preferred Stock” means GigCapital5’s preferred stock, par value $0.0001 per share.

“GigCapital5 Securities” means (a) any shares of GigCapital5 Preferred Stock, (b) any shares of GigCapital5 Common Stock, (c) any shares of GigCapital5 Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such GigCapital5 Common Stock and (d) any equity securities of GigCapital5 that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any GigCapital5 Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date, other than (i) any security received pursuant to an incentive plan adopted by GigCapital5 on or after the Closing Date, or (ii) any GigCapital5 Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) any Affiliate of any Family Member of such Person or to a trust, the beneficiary of which is a Family Member or an Affiliate of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or GigCapital5 in connection with the repurchase of shares of GigCapital5 Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up.

2.1 Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with GigCapital5 not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital5 Common Stock quoted on The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American (or the exchange on which the shares of GigCapital5 Common Stock are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which GigCapital5 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital5’s stockholders having the right to exchange their GigCapital5 Securities for cash, securities or other property. “Trading Day” means a day on which shares of GigCapital5 Common Stock are actually traded on the principal securities exchange or securities market on which shares of GigCapital5 Common Stock are then traded; provided, however, that if the GigCapital5 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day. For the avoidance of any doubt, each Lock-Up Party shall retain all of his, her or its rights as a stockholder of GigCapital5 during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of GigCapital5, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to GigCapital5 or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of GigCapital5’s stockholders having the right to exchange their GigCapital5 Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to GigCapital5 or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information

(i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than GigCapital5 or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date hereof. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives GigCapital5 or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that GigCapital5 or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party hereby represents and warrants, severally and not jointly, to the Company and GigCapital5 as follows:

4.1 Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations hereunder. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

4.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

4.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

4.4 Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of GigCapital5 Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.1 of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

7. Miscellaneous.

7.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.2 Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

7.3 Assignment. Neither party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 7.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 7.3 shall be void ab initio.

7.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (a) GigCapital5, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party hereunder be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and GigCapital5 shall provide prompt notice thereof to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions hereunder (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and GigCapital5 shall provide prompt notice thereof to each Lock-Up Party.

7.5 Governing Law; WAIVER OF JURY TRIAL; Specific Performance.

(a) This Agreement and all Actions based upon, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

(d) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6:

(i) if to GigCapital5 prior to the Effective Time, to:

GigCapital5, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, President and Chief Executive Officer

                     Dr. Avi S. Katz, Executive Chairman of the Board

Email:       ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeff Selman; John Maselli

Email:       jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

(ii) if to the Company prior to the Effective Time, to:

QT Imaging, Inc.

3 Hamilton Landing, Suite 160

Novato, California 94949

Attention: Dr. John Klock, Chief Executive Officer

Email:       ***

with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention: Andrew J. Sherman

Email:       asherman@seyfarth.com

(iii) if to the Company or GigCapital5 following the Effective Time, to:

QT Imaging Holdings, Inc.

3 Hamilton Landing

Suite 160

Novato, CA 94949

Attention: Dr. John C. Klock, Chief Executive Officer

Email:       ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeff Selman; John Maselli

Email:       jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention: Andrew J. Sherman

Email:       asherman@seyfarth.com

(iv) if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

7.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9 Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Legal Representation. Each of the parties hereto agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party hereto and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Lock-Up Party acknowledges that DLA Piper LLP (US) is acting as counsel to GigCapital5 and Seyfarth Shaw LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the transactions contemplated thereby, and that neither of such firms is acting as counsel to any Lock-Up Party.

7.11 Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

7.12 Further Assurances. At the request of GigCapital5 or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of GigCapital5, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

7.13 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Several Liability. The liability of the Lock-Up Parties hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

7.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GIGCAPITAL5, INC., a Delaware corporation

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

QT IMAGING, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Lock-Up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCK-UP PARTIES:

By:
Name:
Title:

Address for Notice:

Signature Page to Lock-Up Agreement

EXHIBIT E

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QT IMAGING, INC.

I.

The name of this corporation is QT Imaging, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of [●], 2023.

QT IMAGING, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL5, INC.

[●], 2023

GigCapital5, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “GigCapital5, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 19, 2021, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 23, 2021 (as amended to date, the “Original Certificate”).

2.

This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is QT Imaging Holdings, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital5, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL5, INC.

By:
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer, President and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]

SCHEDULE 1.01

Company Knowledge Parties

Dr. John Klock - CEO

Margaret Donigan - COO

Ron LoVetri

Mikel Ann Price - CFO

Nasser Pirshfiey - Chief Product Officer

Schedule 1.01

SCHEDULE 2.05

Initial Post-Closing QTI Holdings Directors

Sponsor Directors:

1. Dr. Avi S. Katz – Independent Director, Class III, Chairman of the QTI Holdings Board, Nominating and Corporate Governance Committee (Chair), Compensation Committee

2. Dr. Raluca Dinu – Independent Director, Class III, Compensation Committee (Chair), Audit Committee

3. Dotty Hayes – Independent Director, Class I, Audit Committee (Chair), Nominating and Corporate Governance Committee

Company Directors:

1. Dr. John Klock – Non-independent Director, Class III

2. Dan Dickson, Independent Director, Class II, Compensation Committee

3. Gerald McMorrow – Independent Director, Class I, Audit Committee

4. TBD – Independent Director, Class II, Nominating and Corporate Governance Committee

Schedule 6.01

SCHEDULE 7.03

Key Company Stockholders

John C. Klock, Jr. and Cynthia L. Klock Trust Dated 7/27/07

Biotex Pharma Investments, LLC

Biotex Pharma Investments II, LLC

Kenneth G. Hungerford Trust

B.D. Winston Family, Ltd.

Richard J. and Barbara Stanley

CVUS Ventures, LP

Jachirijo Holdings LLC

Mikel Ann Price

Nasser Pirshafiey

303 Development Corp.

Margaret Donigan

Schedule 7.03

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL5, INC.

[●], 2023

GigCapital5, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “GigCapital5, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 19, 2021, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 23, 2021 (as amended to date, the “Original Certificate”).

2.

This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is QT Imaging Holdings, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital5, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL5, INC.

By:
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer, President and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

Execution Copy

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 8, 2022, is entered into by and among GigAcquisitions5, LLC, a Delaware limited liability company (the “Sponsor”), GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QT Imaging, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, QTI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GigCapital5 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital5;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

WHEREAS, the Sponsor is currently the record owner of 6,530,000 shares of GigCapital5 Common Stock (the “Sponsor Shares”); and

WHEREAS, as a condition and inducement to the willingness of GigCapital5 and the Company to enter into the BCA, GigCapital5, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital5 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor agrees that, at the GigCapital5 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital5 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital5, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital5 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) in favor of each of the proposals and any other matters necessary or reasonably requested by GigCapital5 for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares. Without limiting the foregoing, and for the avoidance of doubt, the Sponsor agrees to comply, during the term of this Agreement, with the provisions of section 9 of that certain letter agreement, dated September 23, 2021, by and among GigCapital5, Sponsor, Wells Fargo Securities, LLC and William Blair & Company, L.L.C.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If the Sponsor receives any inquiry or proposal with respect to a Business Combination Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that GigCapital5 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital5 and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital5 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital5).

b. The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of GigCapital5 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

5. Further Assurances. From time to time, at either GigCapital5’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in GigCapital5’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

7. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital5 and the Company.

8. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 9):

if to GigCapital5, to:

GigCapital5, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:     Dr. Raluca Dinu, President and Chief Executive Officer

                         Dr. Avi S. Katz, Executive Chairman of the Board

Email:           ***, ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention:     Jeffrey Selman; John Maselli

Email:           jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to:

GigAcquisitions5, LLC

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:     Dr. Avi S. Katz, Manager

Email:           ***

if to the Company, to:

QT Imaging, Inc.

3 Hamilton Landing, Suite 160

Novato, California 94949

Attention:     Dr. John Klock, Chief Executive Officer

Email:           ***

with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention:     Andrew J. Sherman

Email:           asherman@seyfarth.com

10. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital5 and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

12. Governing Law; Venue; WAIVER OF JURY TRIAL.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(C).

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

15. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

17. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of GigCapital5, the Company and the Sponsor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL5:

GIGCAPITAL5, INC.

/s/ Dr. Raluca Dinu
By: Dr. Raluca Dinu, President and Chief Executive Officer

SPONSOR:

GIGACQUISITIONS5, LLC

/s/ Dr. Avi S. Katz
By: Dr. Avi S. Katz, Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

THE COMPANY:

QT IMAGING, INC.

By: /s/ Dr. John Klock
Name: Dr. John Klock
Title: CEO and Chief Medical Officer

[Signature Page to Sponsor Support Agreement]

Annex D

Stockholder Support Agreement

Execution Copy

STOCKHOLDER SUPPORT AGREEMENT, dated as of December 8, 2022 (this “Agreement”), by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and certain of the stockholders of QT Imaging, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, GigCapital5, QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital5; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the Stockholders of the Company, and in any action by written consent of the Stockholders of the Company (which written consent shall be delivered promptly, and in any event within forty eight (48) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the Stockholders of the Company, and to act by written consent of Company Stockholders, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected to prevent the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Rights. Subject to consummation of the Closing pursuant to the BCA, each Stockholder, severally and not jointly, hereby agrees that, if applicable to such Stockholder, any rights under Article VII (Transfer of Shares and Admission of New Stockholders) and Article VIII (Tag Along Rights) of the Company’s Bylaws, as amended, and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or similar rights not generally available to Stockholders of the Company (the “Terminating

Rights”) between such Stockholder and the Company, shall terminate (and such Stockholder, without any further action, shall automatically and irrevocably release and waive any claim such Stockholder may have thereunder) immediately prior to the Closing under the BCA, and prior thereto such Stockholder shall not exercise such rights in any manner inconsistent with the BCA or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger. For the avoidance of doubt, the Terminating Rights shall exclude any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the BCA or this Agreement; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to GigCapital5 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of incorporation and bylaws. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. No person not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is trust, the beneficiary(ies) thereof).

6. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by GigCapital5 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital5, to:

GigCapital5, Inc. 1731 Embarcadero Road, Suite 200 Palo Alto, CA 94303
Attention:	Dr. Raluca Dinu, President and Chief Executive Officer Dr. Avi S. Katz, Executive Chairman of the Board
Email:	***; ***

with a copy to:
DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 4.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that he, she or it is not subject personally to the jurisdiction of the above-named courts, that his, her or its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital5, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital5, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) Notwithstanding anything to the contrary herein, this Agreement may be amended by adding additional Stockholders of the Company (“Additional Stockholders”) as parties hereto, upon such Additional Stockholders executing and delivering to GigCapital5, a Joinder to the Stockholder Support Agreement substantially in the form of Exhibit C hereto. Thereafter, each such Additional Stockholder shall, for all purposes, be a party hereto and all references to a “Stockholder” or the “Stockholders” herein shall thereafter also mean and refer to such Additional Stockholder, and such Additional Stockholder shall thereafter have the same rights, duties, liabilities and obligations as a Stockholder party hereto on the date hereof.

(k) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital5 and Merger Sub.

(l) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY

WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE OR IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(K).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL5, INC.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JOHN C. KLOCK, JR. AND CYNTHIA L. KLOCK TRUST DATED 7/27/07

By:	/s/ John C. Klock
Name:	John C. Klock
Title:	Trustee

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOTEX PHARMA INVESTMENTS, LLC

By:	/s/ Robert Kessler
Name:	Robert Kessler
Title:	Manager

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOTEX PHARMA INVESTMENTS II, LLC

By:	/s/ Robert Chmiel
Name:	Robert Chmiel
Title:	Manager

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KENNETH G. HUNGERFORD TRUST

By:	/s/ Kenneth G. Hungerford
Name:	Kenneth G. Hungerford
Title:	Trustee

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

B.D. WINSTON FAMILY, LTD.

By:	/s/ Benjamin D. Winston
Name:	Benjamin D. Winston
Title:	Managing Member of BD Winston Family Management, LLC (General Partner of B.D. Winston Family, LTD.)

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RICHARD J. AND BARBARA STANLEY

By:	/s/ Richard Stanley
Name:	Richard Stanley
Title:

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CVUS VENTURES, LP

By:	/s/ David Gentile
Name:	David Gentile
Title:	General Partner

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JACHIRIJO HOLDINGS LLC

By:	/s/ David Gentile
Name:	David Gentile
Title:	Manager

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIKEL ANN PRICE

By:	/s/ Mikel Ann Price
Name:	Mikel Ann Price
Title:

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NASSER PIRSHAFIEY

By:	/s/ Nasser Charles Pirshafiey
Name:	Nasser Charles Pirshafiey
Title:

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

303 DEVELOPMENT CORP.

By:	/s/ Richard Stanley
Name:	Richard Stanley
Title:	President

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARGARET DONIGAN

By:	/s/ Margaret Donigan
Name:	Margaret Donigan
Title:

Address:	***

Email:	***

Signature page to Stockholder Support Agreement

EXHIBIT A

Stockholders of Record – Number of Shares

Stockholder of Record	Number of Shares
John C. Klock, Jr. and Cynthis L. Klock Trust Dated 7/27/07	***
Biotex Pharma Investments, LLC	***
Biotex Pharma Investments II, LLC	***
Kenneth G. Hunderford Trust	***
B.D. Winston Family, Ltd.	***
Richard J. and Barbara Stanley	***
CVUS Ventures, LP	***
Jachirijo Holdings LLC	***
Mikel Ann Price	***
Nasser Pirshafiey	***
303 Development Corp.	***
Margaret Donigan	***

Exhibit A to Stockholder Support Agreement

EXHIBIT B

Business Combination Agreement

See Attached

Exhibit B to Stockholder Support Agreement

EXHIBIT C

JOINDER TO STOCKHOLDER SUPPORT AGREEMENT

This JOINDER TO STOCKHOLDER SUPPORT AGREEMENT (this “Joinder”) is made and entered into as of [●], by and among each of the stockholders of QT Imaging, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Joinder (each, a “Stockholder” and, collectively, the “Stockholders”), and GigCapital5, Inc., a Delaware corporation (“GigCapital5”).

RECITALS

A.    GigCapital5 and certain stockholders of the Company have entered into a Stockholder Support Agreement dated December 8, 2022 (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”) in regard to the support of the Merger and the other transactions contemplated by the BCA. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

B.    Pursuant to the Agreement, certain stockholders of the Company have agreed, among other things, to (i) vote in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, and (ii) terminate the Terminating Rights effective immediately prior to the Closing under the BCA.

C.    In order to induce GigCapital5 to consummate the Merger and other transactions contemplated by the BCA, [the] [each] Additional Stockholder is willing to become a party to the Agreement and be bound by all terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.    Agreement to be bound. [Each] [The] Additional Stockholder hereby: (a) acknowledges that he, she or it has received and reviewed a complete copy of the Agreement and understands its terms, (b) has had sufficient opportunity to review and to ask questions relating thereto and obtain the advice of his, her or its tax advisors, legal counsel and accountants and other professional advisors prior to executing this Agreement, and (c) agrees that upon execution of this Joinder, it shall become a “Stockholder” under the Agreement and shall be fully bound by, and subject to, all of the covenants, duties, obligations terms and conditions of the Agreement as though an original party thereto.

2.    Governing Law. This Joinder and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3.    Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit C to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Stockholder Support Agreement as of the date first above written.

[STOCKHOLDER NAME]

By:
Name:
Title:

Address:

Email:

Securities beneficially owned on the date hereof:

                 shares of Common Stock

Exhibit C to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Joinder to Stockholder Support Agreement as of the date first written above.

GIGCAPITAL5, INC.

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Exhibit C to Stockholder Support Agreement

STOCKHOLDER SUPPORT AGREEMENT

SPOUSAL CONSENT

I                             , spouse of                             , have read and approve the foregoing Stockholder Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date

Signature of Spouse

Printed Name of Spouse

Annex E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 2023, by and among GigCapital5, Inc., a Delaware corporation (the “Company”), and each of the undersigned parties listed under “Holder” on the signature page hereto (each such party, a “Holder” and collectively the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, the Company, QTI Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and QT Imaging, Inc., a Delaware corporation (“QTI”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into QTI (the “Merger”), with QTI surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto and may in the future issue additional shares of Common Stock to such Holders (the “Earnout Shares”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Action” has the meaning set forth in Section 6.7.

“Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” shall have the meaning given in the Recitals. “Company” shall have the meaning given in the Preamble. “Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” has the meaning set forth in Section 2.3.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.2.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) all of the Earnout Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security has been sold pursuant to Rule 144.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such

Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”, provided, however, that such Pro Rata proportion shall not include any unvested Earnout Shares)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof), that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their

Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to

Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 The Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement for a reasonable period of time, not to exceed 90 calendar days in any 360-day period (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form 10-K for its first completed fiscal year.

3.4.2 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

RULE 144 and 145

Section 5.1 Rule 144 and 145. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holders holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (each, an “Action”) shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

Section 6.9 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL5, INC.

By:
Name:
Title:

Address for Notice:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

[NAME]

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights Agreement]

Annex F

Execution Copy

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [●], 2023, by and among GigCapital5, Inc., a Delaware corporation (“GigCapital5”), QT Imaging, Inc., a Delaware corporation (the “Company”), and those equityholders of the Company listed on the signature pages hereto (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, GigCapital5, QTI Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of GigCapital5 (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of GigCapital5 upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or hereafter Beneficially Owns or owns of record;

WHEREAS, each of GigCapital5, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

WHEREAS, each Lock-Up Party understands and acknowledges that GigCapital5 and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article IX thereof, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

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“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“GigCapital5 Common Stock” means GigCapital5’s common stock, par value $0.0001 per share.

“GigCapital5 Preferred Stock” means GigCapital5’s preferred stock, par value $0.0001 per share.

“GigCapital5 Securities” means (a) any shares of GigCapital5 Preferred Stock, (b) any shares of GigCapital5 Common Stock, (c) any shares of GigCapital5 Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such GigCapital5 Common Stock and (d) any equity securities of GigCapital5 that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any GigCapital5 Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date, other than (i) any security received pursuant to an incentive plan adopted by GigCapital5 on or after the Closing Date, or (ii) any GigCapital5 Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) any Affiliate of any Family Member of such Person or to a trust, the beneficiary of which is a Family Member or an Affiliate of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or GigCapital5 in connection with the repurchase of shares of GigCapital5 Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

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2. Lock-Up.

2.1 Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with GigCapital5 not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is the earlier to occur of: (a) six (6) months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of GigCapital5 Common Stock quoted on The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American (or the exchange on which the shares of GigCapital5 Common Stock are then listed) equals or exceeds eleven dollars and fifty cents ($11.50) per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty (20) Trading Days (as defined below) within any thirty (30) consecutive Trading Day period commencing at least ninety (90) days after the Closing Date; and (c) subsequent to the Closing, the date on which GigCapital5 completes a liquidation, merger, stock exchange or other similar transaction that results in all of GigCapital5’s stockholders having the right to exchange their GigCapital5 Securities for cash, securities or other property. “Trading Day” means a day on which shares of GigCapital5 Common Stock are actually traded on the principal securities exchange or securities market on which shares of GigCapital5 Common Stock are then traded; provided, however, that if the GigCapital5 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day. For the avoidance of any doubt, each Lock-Up Party shall retain all of his, her or its rights as a stockholder of GigCapital5 during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of GigCapital5, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to GigCapital5 or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of GigCapital5’s stockholders having the right to exchange their GigCapital5 Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) the Company shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to GigCapital5 or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information

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(i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than GigCapital5 or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date hereof. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives GigCapital5 or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that GigCapital5 or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party hereby represents and warrants, severally and not jointly, to the Company and GigCapital5 as follows:

4.1 Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations hereunder. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

4.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

4.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

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4.4 Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of GigCapital5 Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.1 of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

7. Miscellaneous.

7.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.2 Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

7.3 Assignment. Neither party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 7.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 7.3 shall be void ab initio.

7.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (a) GigCapital5, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party hereunder be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and GigCapital5 shall

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provide prompt notice thereof to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions hereunder (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and GigCapital5 shall provide prompt notice thereof to each Lock-Up Party.

7.5 Governing Law; WAIVER OF JURY TRIAL; Specific Performance.

(a) This Agreement and all Actions based upon, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(b) All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT HE, SHE, IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

(d) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any

F-6

defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.6:

(i) if to GigCapital5 prior to the Effective Time, to:

GigCapital5, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, President and Chief Executive Officer

                     Dr. Avi S. Katz, Executive Chairman of the Board

Email:       ***; ***

with a copy to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeff Selman; John Maselli

Email:       jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

(ii) if to the Company prior to the Effective Time, to:

QT Imaging, Inc.

3 Hamilton Landing, Suite 160

Novato, California 94949

Attention: Dr. John Klock, Chief Executive Officer

Email:       ***

with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention: Andrew J. Sherman

Email:       asherman@seyfarth.com

(iii) if to the Company or GigCapital5 following the Effective Time, to:

QT Imaging Holdings, Inc.

3 Hamilton Landing

Suite 160

Novato, CA 94949

Attention: Dr. John C. Klock, Chief Executive Officer

Email:       ***

with a copy to:

DLA Piper LLP (US)

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555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeff Selman; John Maselli

Email:       jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com with a copy to:

Seyfarth Shaw LLP

975 F Street, NW

Washington, DC 20004

Attention: Andrew J. Sherman

Email:       asherman@seyfarth.com

(iv) if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

7.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.9 Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Legal Representation. Each of the parties hereto agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party hereto and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Lock-Up Party acknowledges that DLA Piper LLP (US) is acting as counsel to GigCapital5 and Seyfarth Shaw LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the transactions contemplated thereby, and that neither of such firms is acting as counsel to any Lock-Up Party.

7.11 Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

7.12 Further Assurances. At the request of GigCapital5 or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of GigCapital5, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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7.13 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Several Liability. The liability of the Lock-Up Parties hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

7.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

F-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GIGCAPITAL5, INC., a Delaware corporation

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Lock-Up Agreement

F-10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

QT IMAGING, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Lock-Up Agreement

F-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LOCK-UP PARTIES:

By:
Name:
Title:

Address for Notice:

Signature Page to Lock-Up Agreement

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification	of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, GigCapital5’s Existing Charter provides that a director will not be personally liable to GigCapital5’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to GigCapital5 or GigCapital5’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

GigCapital5’s Existing Charter provides that GigCapital5 will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

GigCapital5 has entered into indemnification agreements with each of its current directors and executive officers. These agreements require GigCapital5 to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to GigCapital5, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. GigCapital5 also intends to enter into indemnification agreements with future directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Index

Exhibit	Description

2.1†**	Business Combination Agreement, dated as of December 8, 2022, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (included as Annex A to this proxy statement/prospectus).

3.1**	Amended and Restated Certificate of Incorporation of GigCapital5, Inc. (incorporated by reference to Exhibit 3.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

3.2**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of GigCapital5, Inc. (incorporated by reference to Exhibit 3.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 23, 2022).

3.3**	Bylaws of GigCapital5, Inc. (incorporated by reference to Exhibit 3.3 to GigCapital5’s Registration Statement on Form S-1 filed with the SEC on March 9, 2021).

3.4**	Form of Certificate of Incorporation of QT Imaging Holdings, Inc. (included as Annex B to this proxy statement/prospectus).

3.5*	Form of Bylaws of QT Imaging Holdings, Inc. (included as Annex H to this proxy statement/prospectus).

3.6**	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of GigCapital5, Inc. (incorporated by reference to Exhibit 3.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 28, 2023).

4.1**	Specimen Unit Certificate of GigCapital5, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to GigCapital5’s Registration Statement on Form S-1/A filed with the SEC on September 20, 2021).

4.2**	Specimen Common Stock Certificate of GigCapital5, Inc. (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to GigCapital5’s Registration Statement on Form S-1/A filed with the SEC on September 20, 2021).

4.3**	Specimen Warrant Certificate of GigCapital5, Inc. (incorporated by reference to Exhibit 4.3 to Amendment No. 4 to GigCapital5’s Registration Statement on Form S-1/A filed with the SEC on September 20, 2021).

4.4**	Warrant Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

5.1*	Opinion of DLA Piper LLP (US) as to the validity of the securities being registered.

8.1**	Opinion of DLA Piper LLP (US) regarding certain tax matters.

10.1**	Sponsor Support Agreement, dated December 8, 2022, by and among GigCapital5, Inc., GigAcquisitions5, LLC, and QT Imaging, Inc. (included as Annex C to this proxy statement/prospectus).

Exhibit	Description

10.2†**	Stockholder Support Agreement, dated December 8, 2022, by and among GigCapital5, Inc., QT Imaging, Inc., and certain stockholders of QT Imaging, Inc. (included as Annex D to this proxy statement/prospectus).

10.3**	Letter Agreement, dated September 23, 2021, by and among GigCapital5, Inc., GigAcquisitions5, LLC and Underwriters (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.4**	Letter Agreement, dated September 23, 2021, by and among GigCapital5, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.5**	Insider Shares Grant Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Walter Bradford Weightman (incorporated by reference to Exhibit 10.3 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.6**	Insider Shares Grant Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Interest Solutions LLC (incorporated by reference to Exhibit 10.4 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.7**	Unit Purchase Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and GigAcquisitions5, LLC (incorporated by reference to Exhibit 10.5 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.8**	Registration Rights Agreement, dated September 23, 2021, by and among GigCapital5, Inc., GigAcquisitions5, LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.6 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.9**	Investment Management Trust Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.10**	Administrative Services Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and GigManagement, LLC (incorporated by reference to Exhibit 10.8 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.11**	Strategic Services Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Walter Bradford Weightman (incorporated by reference to Exhibit 10.9 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.12**	Indemnity Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Dr. Avi S. Katz (incorporated by reference to Exhibit 10.10 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.13**	Indemnity Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Dr. Raluca Dinu (incorporated by reference to Exhibit 10.11 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.14**	Indemnity Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Raanan I. Horowitz (incorporated by reference to Exhibit 10.12 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.15**	Indemnity Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Neil Miotto (incorporated by reference to Exhibit 10.13 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.16**	Indemnity Agreement, dated September 23, 2021, by and between GigCapital5, Inc. and Dorothy D. Hayes (incorporated by reference to Exhibit 10.14 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

Exhibit	Description

10.17**	Indemnity Agreement, dated September 23, 2021, between GigCapital5, Inc. and Brad Weightman (incorporated by reference to Exhibit 10.15 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

10.18**	Indemnity Agreement, dated February 13, 2023, by and between GigCapital5, Inc. and Karen Rogge.

10.19**	Form of Registration Rights Agreement (included as Annex E to this proxy statement/prospectus).

10.20**	Form of Lock-Up Agreement (included as Annex F to this proxy statement/prospectus).

10.21#*	QT Imaging Holdings, Inc. 2023 Equity Incentive Plan (included as Annex G to this proxy statement/prospectus).

10.22**	Business Associate Agreement, dated September 8, 2020, by and between QT Ultrasound LLC and Dr. John C. Klock, M.D.

10.23**	Management Services Agreement, dated September 1, 2020, by and between QT Ultrasound LLC and Dr. John C. Klock, M.D., as amended by First Amendment to Management Services Agreement, dated June 1, 2021, and Second Amendment to Management Services Agreement, dated October 1, 2021.

10.24	Distribution Agreement between QT Imaging, Inc. and Innovador Healthcare (Asia) Pte. Ltd. dated November 2, 2022.

10.25	Distribution Agreement between QT Imaging, Inc. and Freedom Ventures B.V., dated December 14, 2020.

10.26#*	Form of QT Imaging Holdings, Inc. Indemnification Agreement.

10.27**	Second Amendment to the Investment Management Trust Agreement, dated March 28, 2023 (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 28, 2023).

10.28**	Eighth Amended and Restated Promissory Note for Extension Payment issued by GigCapital5, Inc. and dated May 25, 2023 (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.29**	Seventh Amended and Restated Promissory Note for Working Capital issued by GigCapital5, Inc. and dated April 27, 2023 (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on April 27, 2023).

10.30**	Amendment to Insider Letter Agreement by and among GigCapital5, Inc. and each of its officers and directors, dated March 28, 2023 (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 30, 2023).

10.31**	Amendment to Sponsor Letter Agreement by and among GigCapital5, Inc., GigAcquisitions5, LLC and Underwriters, dated March 28, 2023 (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 30, 2023).

10.32*	Sales Agent Agreement between QT Imaging, Inc. and NXC Imaging, dated May 31, 2023.

21.1**	List of subsidiaries of GigCapital5, Inc.

23.1	Consent of BPM LLP, independent registered public accounting firm for GigCapital5, Inc.

23.2	Consent of BPM LLP, independent registered public accounting firm for QT Imaging, Inc.

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1*	Form of GigCapital5, Inc. Proxy Card.

99.2**	Consent Dr. John C. Klock, M.D. to be named as a director nominee of QT Imaging Holdings, Inc.

99.3**	Consent of Daniel H. Dickson to be named as a director nominee of QT Imaging Holdings, Inc.

Exhibit	Description

99.4**	Consent of Gerald McMorrow to be named as a director nominee of QT Imaging Holdings, Inc.

99.5*	Consent of [•] to be named as a director nominee of QT Imaging Holdings, Inc.

101.INS	XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107**	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
†

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

#	Indicate management contract or compensatory plan or arrangement.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 7th day of June, 2023.

GigCapital5, Inc.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Raluca Dinu	Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2023
Dr. Raluca Dinu

*	Chief Financial Officer (Principal Financial and Accounting Officer)	June 7, 2023
Brad Weightman

*	Executive Chairman	June 7, 2023
Dr. Avi S. Katz

*	Director	June 7, 2023
Dorothy D. Hayes

*	Director	June 7, 2023
Karen Rogge

*	Director	June 7, 2023
Raanan I. Horowitz

*By:	/s/ Dr. Raluca Dinu
Dr. Raluca Dinu
Attorney-in-Fact